As filed with the Securities and Exchange Commission on August 18, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

HEALTHCARE MERGER CORP.

(Exact Name of Registrant as Specified in Its Charter)

____________________________

Delaware	6770	83-1905538
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

____________________________

623 Fifth Avenue, 14th Floor
New York, New York 10022
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven J. Shulman
Chief Executive Officer
623 Fifth Avenue, 14th Floor
New York, NY 10022
Telephone: (646) 975-6581

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

____________________________

Copies to:

Douglas S. Ellenoff, Esq.
Stuart Neuhauser, Esq.
Benjamin Reichel, Esq.
Ari Edelman, Esq.
Ellenoff Grossman &
Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Tel: (212) 370-1300
Fax: (212) 370-7889

Michael J. Aiello, Esq. Weil, Gotshal & Manges LLP 767 5th Avenue New York, New York 10153 Tel: (212) 310-8000 Fax: (212) 310-8007

Peter M. Lamb, Esq.
Hari Raman, Esq.
William L. Hughes, Esq.
Orrick, Herrington &
Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco,
California 94105
Tel: (415) 773-5700
Fax: (415) 773-5759

Paul A. Ricci Interim Chief Executive Officer and Chairman of the Board Specialists On Call, Inc. 1768 Business Center Drive, Suite 100 Reston, Virginia 20190

_____________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Class A Common Stock, par value $0.0001 per share(1)	54,561,449	$10.08	$549,979,405.92	$71,387.33

____________

(1)    Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)    The offering price per share will be equal to the redemption price payable to holders of Class A common stock that elect to redeem their shares. As of August 11, 2020, the estimated per share redemption price would have been approximately $10.08.

(3)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act.

(4)    Calculated pursuant to Rule 457 under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/consent solicitation statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/consent solicitation statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT / CONSENT SOLICITATION STATEMENT / PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 18, 2020

HEALTHCARE MERGER CORP.

623 Fifth Avenue, 14th Floor

New York, NY 10022

Dear Healthcare Merger Corp. Stockholders:

On July 29, 2020, Healthcare Merger Corp. (“HCMC”), Sabre Merger Sub I, Inc. (“First Merger Sub”), a wholly owned subsidiary of HCMC, and Sabre Merger Sub II, LLC (“Second Merger Sub”), a wholly owned subsidiary of HCMC entered into an Agreement and Plan of Merger (as it may be amended and/or restated from time to time, the “Merger Agreement”) with Specialists On Call, Inc. (“SOC Telemed”). If the Merger Agreement is adopted by SOC Telemed’s stockholders, the Merger Agreement and the transactions contemplated thereby, including the issuance of HCMC Class A common stock to be issued as the merger consideration, is approved by HCMC’s stockholders, and the transactions contemplated by the Merger Agreement are subsequently completed, First Merger Sub will merge with and into SOC Telemed with SOC Telemed surviving the merger as a wholly owned subsidiary of HCMC, immediately followed by SOC Telemed merging with and into Second Merger Sub with Second Merger Sub surviving the merger as a wholly owned subsidiary of HCMC (the “Mergers”).

The aggregate merger consideration payable to the holders of SOC Telemed equity interests (and convertible securities) will be paid in a combination of stock and cash consideration equal to $650,000,000, minus SOC Telemed’s net indebtedness as of the closing of the Mergers (the “Closing”) (as defined herein) (including estimated tax liabilities in excess of $1,000,000) after deducting any cash and cash equivalents of SOC Telemed at the Closing. The cash consideration will be an amount equal to (a) HCMC’s cash and cash equivalents as of the Closing (including proceeds in connection with the PIPE Investment (as defined herein) and the funds in HCMC’s Trust Account (as defined herein)), plus (b) SOC Telemed’s cash and cash equivalents as of the Closing, minus (c) the amount of cash required to satisfy HCMC stockholder redemptions, minus (d) HCMC’s and SOC Telemed’s transaction costs, minus (e) SOC Telemed’s indebtedness as of the Closing, minus (f) $45,000,000. The remainder of the Merger Consideration will be paid in a number of shares of newly issued HCMC Class A common stock valued at the redemption amount payable to HCMC’s public stockholders that elect to redeem their shares of HCMC Class A common stock in connection with the Closing. In addition, HCMC will pay off, or cause to be paid off, on behalf of SOC Telemed and in connection with the Closing, SOC Telemed’s outstanding indebtedness for borrowed money.

In addition, pursuant to Subscription Agreement that HCMC entered into with certain investors substantially concurrently with the execution of the Merger Agreement, immediately prior to the consummation of the Mergers, such investors will purchase an aggregate of 16,500,000 shares of HCMC Class A common stock for $10.00 per share.

HCMC’s units, Class A common stock and public warrants are publicly traded on the Nasdaq Stock Market (“Nasdaq”) under the ticker symbols “HCCOU,” “HCCO” and “HCCOW,” respectively. We intend to apply to list HCMC Class A common stock issued in connection with the Mergers and HCMC’s public warrants on Nasdaq under the symbols “[•]” and “[•],” respectively, upon the Closing. HCMC will not have units traded following the Closing. Following the Closing, HCMC intends to change its name to SOC Telemed, Inc.

HCMC will hold a special meeting of stockholders (the “Special Meeting”) to consider matters relating to the proposed Mergers. HCMC and SOC Telemed cannot complete the Mergers unless (i) HCMC’s stockholders consent to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of HCMC Class A common stock to be issued as the merger consideration, and (ii) SOC Telemed’s stockholders consent to the adoption and approval of the Merger Agreement and the transactions contemplated thereby. HCMC and SOC Telemed are sending you this proxy statement/consent solicitation statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/consent solicitation statement/prospectus.

In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of HCMC stockholders and the community, the Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting https://www.cstproxy.com/healthcareacquisition/2020/ and entering your control number as further explained in the accompanying proxy statement/consent solicitation statement/prospectus.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF HCMC COMMON STOCK YOU OWN. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/consent solicitation statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting.

After careful consideration, the HCMC Board has approved the transactions contemplated by the Merger Agreement (the “Business Combination”) and recommends that stockholders vote “FOR” adoption of the Merger Agreement and approval of the Business Combination, and “FOR” all other proposals presented to HCMC’s stockholders in the accompanying proxy statement/consent solicitation statement/prospectus.

The SOC Telemed board of directors has also approved the Business Combination and recommends that SOC Telemed stockholders adopt the Merger Agreement and approve the Mergers and the other transactions contemplated by the Merger Agreement.

This proxy statement/consent solicitation statement/prospectus provides you with detailed information about the proposed Mergers. It also contains or references information about HCMC and SOC Telemed and certain related matters. You are encouraged to read this proxy statement/consent solicitation statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 38 for a discussion of the risks you should consider in evaluating the proposed Mergers and how it will affect you.

If you have any questions regarding the accompanying proxy statement/consent solicitation statement/prospectus, you may contact HCMC’s proxy solicitor, Advantage Proxy, Inc., at (877) 870-8565 (toll free) or banks and brokers can call collect at (206) 870-8565 or by email to ksmith@advantageproxy.com.

Sincerely,

Steven J. Shulman Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Mergers, the issuance of shares of HCMC Class A common stock in connection with the Mergers or the other transactions described in this proxy statement/consent solicitation statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/consent solicitation statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/consent solicitation statement/prospectus is dated [•], 2020, and is first being mailed to stockholders of HCMC on or about [•], 2020.

HEALTHCARE MERGER CORP.
623 Fifth Avenue, 14th Floor
New York, NY 10022

NOTICE OF SPECIAL MEETING TO BE HELD ON [•], 2020

To the Stockholders of Healthcare Merger Corp.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Healthcare Merger Corp., a Delaware corporation (“HCMC,” the “Company,” “we,” “us” or “our”), will be held on [•], 2020 at 9:00 a.m. Eastern Time (the “Special Meeting”). Online check-in will begin at [•] a.m. Eastern Time and you should allow ample time for the check-in procedures. In light of the on-going developments related to the COVID-19 pandemic and to protect the health of HCMC stockholders and the community, the Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting https://www.cstproxy.com/healthcareacquisition/2020/ and inserting the control number included in your proxy card. You will be able to vote your shares electronically over the Internet and submit questions online during the meeting by logging in to the website listed above and using the control number. The Special Meeting is being held to conduct the following items of business:

1.      The Business Combination Proposal — To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 29, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among Specialists On Call, Inc. (“SOC Telemed”), HCMC, Sabre Merger Sub I, Inc., a wholly owned subsidiary of HCMC (“First Merger Sub”), and Sabre Merger Sub II, LLC, a wholly owned subsidiary of HCMC (“Second Merger Sub”), pursuant to which First Merger Sub will merge with and into SOC Telemed (the “First Merger”), with SOC Telemed being the surviving corporation of the First Merger (the “surviving corporation”), and immediately following the First Merger, the surviving corporation will merge with and into Second Merger Sub (the “Second Merger” and, collectively with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Second Merger Sub being the surviving company of the Second Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement/consent solicitation statement/prospectus.

2.      The Charter Proposals — To consider and vote upon separate approvals to approve the following material differences between HCMC’s existing amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation that will be in effect upon the Closing, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B:

a.      to increase the total number of authorized shares of all classes of capital stock from 111,000,000 shares to [•], which would consist of (a) [•] shares of Class A common stock and (b) [•] shares of preferred stock;

b.      to require affirmative vote of either a majority of the board of directors then in office or the holders of two-thirds of the voting power of the outstanding shares of capital stock for the adoption, amendment, alteration or repeal of bylaws; provided that if two-thirds of the board of directors then in office has approved such adoption, amendment, alteration or repeal of any provisions of the bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock will be required for the adoption, amendment, alteration or repeal of any provision of the bylaws;

c.      to require the affirmative vote of either a majority of the board of directors or the holders of two-thirds of the voting power of the outstanding shares of capital stock for the adoption, amendment, alteration or repeal of certain provisions of the charter; provided that if two-thirds of the board of directors has approved such adoption, amendment, alteration or repeal, then only the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock will be required for the adoption, amendment, alteration or repeal of such provision;

d.      to provide that certain transactions would not be considered “competitive opportunities” and that each of Warburg Pincus Private Equity XI, L.P., Warburg Pincus Private Equity XI-B, L.P., Warburg Pincus XI Partners, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI-C, L.P. and WP XI Finance, LP and their respective affiliates, directors, principals, officers, employees and other representatives is not subject to the doctrine of corporate opportunity and does not have any duty to refrain from engaging directly or indirectly in an investment or corporate or business opportunity or offering a prospective economic or competitive advantage in which the company or any of its controlled affiliates, directly or indirectly, could have an interest or expectancy unless, in each case, such opportunity is expressly offered to such person solely in his or her capacity as a director of HCMC;

e.      to provide that, in addition to the indemnification provisions in the existing charter, to the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by persons or entities other than HCMC, (i) HCMC shall be the indemnitor of first resort, (ii) HCMC shall be required to advance the full amount of expenses incurred by indemnitees and shall be liable for the full amount of all claims to the extent legally permitted, and (iii) HCMC irrevocably waives, relinquishes and releases such persons from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof;

f.       to clarify that the exclusive jurisdiction of the Chancery Court shall not apply to suits brought to enforce any duty or liability under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive or concurrent jurisdiction. To the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of claims arising under the Securities Act; and

g.      to authorize all other proposed changes, including, among others, those (i) resulting from the Business Combination, including changing the post-business combination corporate name from “Healthcare Merger Corp.” to “SOC Telemed, Inc.” and removing certain provisions relating to HCMC’s prior status as a blank check company and HCMC Class B common stock that will no longer apply upon the Closing, or (ii) that are administrative or clarifying in nature, including the deletion of language without substantive effect.

3.      The Director Election Proposal — a proposal to elect, assuming the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are all approved and adopted, seven directors to the Combined Company’s board of directors.

4.      The Incentive Plan Proposal — To approve and adopt the [•] 2020 Equity Incentive Plan (the “Incentive Plan”) and material terms thereunder (the “Incentive Plan Proposal”). A copy of the Incentive Plan is attached to this proxy statement/consent solicitation statement/prospectus as Annex C.

5.      The Employee Stock Purchase Plan Proposal — To approve and adopt the [•] 2020 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and material terms thereunder (the “Employee Stock Purchase Plan Proposal”). A copy of the Employee Stock Purchase Plan is attached to this proxy statement/consent solicitation statement/prospectus as Annex D.

6.      The Nasdaq Proposal — a proposal to approve, assuming the Business Combination Proposal and the Charter Proposals are approved and adopted, for purposes of complying with applicable provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of HCMC’s issued and outstanding common stock in connection with the Business Combination and the PIPE Investment (defined below), and the related change in control (collectively, the “Nasdaq Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, the “Proposals”).

The above matters are more fully described in the accompanying proxy statement/consent solicitation statement/prospectus. We urge you to read carefully the accompanying proxy statement/consent solicitation statement/prospectus in its entirety, including the Annexes and the accompanying financial statements of HCMC and SOC Telemed.

The record date for the Special Meeting is [•], 2020. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of HCMC stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at HCMC’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting. The eligible stockholder list will also be available at the Special Meeting for examination by any stockholder of record present at such meeting.

We are providing the accompanying proxy statement/consent solicitation statement/prospectus and accompanying proxy card to HCMC’s stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments of the Special Meeting. Information about the Special Meeting, the Business Combination and other related business to be considered by HCMC’s stockholders at the Special Meeting is included in this proxy statement/consent solicitation statement/prospectus. Whether or not you plan to attend the Special Meeting, we urge all of HCMC’s stockholders to read the accompanying proxy statement/consent solicitation statement/prospectus, including the Annexes and the accompanying financial statements of HCMC and SOC Telemed, carefully and in their entirety.

After careful consideration, the HCMC Board has approved the Business Combination and recommends that HCMC’s stockholders vote “FOR” adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to HCMC’s stockholders in the accompanying proxy statement/consent solicitation statement/prospectus. When you consider the HCMC Board’s recommendation of these proposals, you should keep in mind that HCMC’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the sections entitled “The Business Combination and the Merger Agreement — Interests of Certain HCMC Persons in the Business Combination” and “HCMC Special Meeting of Stockholders — Recommendation to HCMC Stockholders” for additional information.

In connection with HCMC’s initial public offering (the “IPO”), the initial stockholders of HCMC agreed to vote all shares of HCMC Class B common stock and any shares of HCMC Class A common stock purchased during or after the IPO in favor of the Business Combination. Currently, the initial stockholders own approximately 21.8% of HCMC’s issued and outstanding common stock, including all of the outstanding shares of HCMC Class B common stock.

Pursuant to HCMC’s existing charter, a holder of HCMC’s public shares may request that HCMC redeem all or a portion of such stockholder’s public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed if, prior to 5:00 p.m. Eastern Time on [•], 2020 (two business days before the Special Meeting), you tender your shares physically or electronically and submit a request in writing that HCMC redeem your public shares for cash to HCMC’s transfer agent.

Holders of units issued in the IPO (“public units”) must elect to separate the underlying shares (“public shares”) and warrants (“public warrants”) prior to exercising redemption rights with respect to the public shares. If holders hold their public units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the public units into the underlying public shares and public warrants, or if a holder holds public units registered in its own name, the holder must contact the transfer agent directly and instruct it to separate the public units. Public stockholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, HCMC will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account established in connection with the IPO (the “Trust Account”), calculated as of two business days prior to the Closing, including interest not previously released to HCMC to pay its income taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of August 11, 2020, this would have amounted to approximately $10.08 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See the section entitled “HCMC Special Meeting of Stockholders — Redemption Rights” in the accompanying proxy statement/consent solicitation statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without HCMC’s prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash unless such stockholder first obtains HCMC’s prior consent.

The Merger Agreement provides that the obligation of SOC Telemed to consummate the Business Combination is conditioned on the amount in the Trust Account and the proceeds from the private placement of shares of Combined Company Class A common stock being issued at the time of the Business Combination (the “PIPE Investment”) equaling or exceeding $250,000,000 (after deducting the cash amounts required to satisfy our stockholder redemptions and our transaction costs). This condition to closing in the Merger Agreement is for the sole benefit of SOC Telemed and may be waived by it. If, as a result of redemptions of Class A common stock by HCMC public stockholders, this condition is not met (or waived), then SOC Telemed may elect not to consummate the Business Combination.

In no event will HCMC redeem public shares in an amount that would result in its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being less than $5,000,001. Holders of public warrants do not have redemption rights in connection with the Business Combination.

The initial stockholders have agreed to waive their redemption rights with respect to shares of Class B common stock and with respect to any public shares they may have held in connection with the Closing and to convert such shares of Class B common stock into shares of Class A common stock in connection with the Closing. The shares of Class B common stock will be excluded from the pro rata calculation used to determine the per-share redemption price at the time of the redemptions.

The approval of each of the Business Combination Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding HCMC shares of common stock represented in person or by proxy at the Special Meeting and entitled to vote thereon. The approval of the Charter Proposals requires the affirmative vote of the holders of a majority of HCMC’s shares of common stock entitled to vote thereon. Directors are elected by a plurality of all of the votes cast by holders of HCMC’s outstanding shares of common stock represented in person or by proxy at the Special Meeting and entitled to vote thereon.

Your vote is very important. Whether or not you plan to attend the Special Meeting via live audio webcast, please vote as soon as possible by following the instructions in this proxy statement/consent solicitation statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are approved at the Special Meeting. Each of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are cross-conditioned on the approval of each other. The Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting electronically, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote electronically at the Special Meeting, you may withdraw your proxy and vote electronically at the Special Meeting.

Your attention is directed to the proxy statement/consent solicitation statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. We encourage you to read the accompanying proxy statement/consent solicitation statement/prospectus carefully. If you have any questions or need assistance voting your common stock, please contact HCMC’s proxy solicitor, Advantage Proxy, Inc., at (877) 870-8565 (toll free) or banks and brokers can call collect at (206) 870-8565 or by email to ksmith@advantageproxy.com.

Thank you for your participation. We look forward to your continued support.

By Order of the HCMC Board,

Steven J. Shulman Chief Executive Officer and Director

Specialists On Call, Inc.
1768 Business Center Drive, Suite 100
Reston, Virginia 20190

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To the Stockholders of Specialists On Call, Inc.:

Pursuant to an Agreement and Plan of Merger, dated as of July 29, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among Specialists On Call, Inc. (“SOC Telemed”), Healthcare Merger Corp. (“HCMC”), Sabre Merger Sub I, Inc., a wholly owned subsidiary of HCMC (“First Merger Sub”), and Sabre Merger Sub II, LLC, a wholly owned subsidiary of HCMC (“Second Merger Sub”), First Merger Sub will merge with and into SOC Telemed (the “First Merger”), with SOC Telemed being the surviving corporation of the First Merger (the “surviving corporation”), and immediately following the First Merger, the surviving corporation will merge with and into Second Merger Sub (the “Second Merger” and, collectively with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Second Merger Sub being the surviving company of the Second Merger.

The enclosed proxy statement/consent solicitation statement/prospectus is being delivered to you on behalf of the SOC Telemed board of directors to request that holders of SOC Telemed common stock or Series H preferred stock as of the record date of July 28, 2020, execute and return written consents to adopt and approve the Merger Agreement and the Business Combination.

The proxy statement/consent solicitation statement/prospectus describes the proposed Business Combination and the actions to be taken in connection with the Business Combination and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Merger Agreement is attached as Annex A to the proxy statement/consent solicitation statement/prospectus.

A summary of the appraisal rights that may be available to you is described in the proxy statement/consent solicitation statement/prospectus in the section entitled “Additional Information — Appraisal Rights.” Please note that if you wish to exercise appraisal rights you must not sign and return a written consent adopting the Merger Agreement. However, so long as you do not return a consent form at all, it is not necessary to affirmatively vote against or disapprove the Business Combination. In addition, you must take all other steps necessary to perfect your appraisal rights.

The SOC Telemed board of directors has considered the Business Combination and the terms of the Merger Agreement and has unanimously determined that the Business Combination and the Merger Agreement are fair to and in the best interests of SOC Telemed and its stockholders and recommends that SOC Telemed stockholders adopt the Merger Agreement by submitting a written consent.

Please complete, date and sign the written consent furnished with the proxy statement/consent solicitation statement/prospectus and return it promptly to SOC Telemed by one of the means described in the section entitled “SOC Telemed Solicitation of Written Consents.”

If you have any questions concerning the Merger Agreement, the Business Combination, the consent solicitation or the accompanying proxy statement/consent solicitation statement/prospectus, or if you have any questions about how to deliver your written consent, please contact SOC Telemed’s agent in connection with the consent solicitation, Morrow Sodali LLC, toll-free at (800) 662-5200.

By Order of the Board of Directors,

Paul A. Ricci
Interim Chief Executive Officer and Chairman of the Board , 2020

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ABOUT THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Healthcare Merger Corp. (“HCMC”) (File No. 333-            ), constitutes a prospectus of HCMC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Class A common stock, par value $0.0001 per share, of HCMC to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting of HCMC stockholders (the “Special Meeting”) at which HCMC stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

This document also constitutes a consent solicitation statement because the board of directors of SOC Telemed is soliciting written consents using this proxy statement/consent solicitation statement/prospectus from its stockholders to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers.

FREQUENTLY USED TERMS

In this proxy statement/consent solicitation statement/prospectus, references to:

•        “Amended and Restated Registration Rights Agreement” are to that certain Amended and Restated Registration Rights Agreement to be entered into by and among HCMC, the Sponsor and SOC Holdings LLC, a form of which is attached hereto as Annex G;

•        “Business Combination” are to the transactions contemplated by the Merger Agreement, which include the Mergers and the other transactions contemplated thereby;

•        “Closing” are to the consummation of the Business Combination;

•        “Closing Date” are to the date the Closing takes place;

•        “Code” are to the U.S. Internal Revenue Code of 1986, as amended;

•        “Combined Company” are to HCMC following the Closing;

•        “Combined Company Amended and Restated Bylaws” are to the amended and restated bylaws of the Combined Company that will be in effect immediately following the Effective Time;

•        “Combined Company Amended and Restated Charter” are to the second amended and restated certificate of incorporation of the Combined Company that will be in effect immediately following the Effective Time, a form of which is attached hereto as Annex B;

•        “Combined Company Class A common stock” are to Combined Company’s Class A common stock, par value $0.0001 per share;

•        “Combined Company governing documents” are to the Combined Company Amended and Restated Charter and the Combined Company Amended and Restated Bylaws;

•        “DGCL” are to the Delaware General Corporation Law;

•        “Effective Time” are to the time at which the Mergers become effective pursuant to the Merger Agreement;

•        “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•        “existing charter” are to HCMC’s Amended and Restated Certificate of Incorporation;

•        “First Merger Sub” are to Sabre Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of HCMC;

•        “founder shares” are to the 6,250,000 shares of HCMC Class B common stock initially purchased by the Sponsor in a private placement prior to the IPO, and the shares of Combined Company Class A common stock issued upon the conversion thereof;

•        “HCMC” are to Healthcare Merger Acquisition Corp., a Delaware corporation, prior to the Closing;

•        “HCMC Board” are to the board of directors of HCMC prior to the Closing;

•        “HCMC Class A common stock” are to HCMC’s Class A common stock, par value $0.0001 per share;

•        “HCMC Class B common stock” are to HCMC’s Class B common stock, par value $0.0001 per share;

•        “HCMC common stock” are to HCMC Class A common stock and HCMC Class B common stock, collectively;

•        “HCMC Share Redemption” are to the election of an eligible (as determined in accordance with HCMC’s governing documents) holder of shares of HCMC Class A common stock to redeem all or a portion of the shares of HCMC Class A common stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount then on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with HCMC’s governing documents) in connection with the Business Combination Proposal;

•        “HCMC warrants” are to the public warrants and the private placement warrants;

•        “HCMC’s governing documents” are to the existing charter and bylaws of HCMC;

•        “initial stockholders” are to holders of HCMC’s founder shares prior to the IPO, including the Sponsor;

•        “Investor Rights Agreement” are to that certain Investor Rights Agreement to be entered into by and between the Combined Company and SOC Holdings LLC, a form of which is attached hereto as Annex I.”

•        “IPO” are to HCMC’s initial public offering of units, the base offering of which closed on December 17, 2019;

•        “Merger Agreement” are to the Agreement and Plan of Merger, dated as of July 29, 2020, by and among HCMC, Sabre Merger Sub I, Inc., Sabre Merger Sub II, LLC, and SOC Telemed, a copy of which is attached hereto as Annex A;

•        “Merger Consideration” are to the consideration given to the SOC Telemed stockholders and holders of certain convertible securities in connection with the Mergers, which will be paid in a combination of stock and cash consideration equal to $650,000,000, minus SOC Telemed’s net indebtedness as of the Closing (including estimated tax liabilities in excess of $1,000,000) after deducting any cash and cash equivalents of SOC Telemed at the Closing;

•        “Mergers” are to the mergers consummated pursuant to the Merger Agreement, whereby Sabre Merger Sub I, Inc. will merge with and into SOC Telemed, with SOC Telemed surviving the merger as a wholly owned subsidiary of HCMC, immediately followed by SOC Telemed merging with and into Sabre Merger Sub II, LLC, with Sabre Merger Sub II, LLC surviving the merger as a wholly owned subsidiary of the Combined Company;

•        “PIPE Investment” are to the issuance and sale of 16,500,000 shares of Combined Company Class A common stock to the PIPE Investors in a private placement that will close immediately prior to the Closing;

•        “PIPE Investors” are to the qualified institutional buyers and accredited investors that have agreed to purchase shares of Combined Company Class A common stock in the PIPE Investment;

•        “private placement shares” are to the shares sold as part of the private placement units;

•        “private placement units” are to the units of HCMC issued to the Sponsor in a private placement simultaneously with the closing of the IPO;

•        “private placement warrants” are to the warrants sold as part of the private placement units;

•        “proposed charter” are to the proposed form of the Combined Company Amended and Restated Charter, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B;

•        “public shares” are to shares of HCMC Class A common stock sold as part of the units in the IPO (whether purchased in the IPO or thereafter in the open market);

•        “public stockholders” are to the holders of HCMC’s public shares;

•        “public units” are to HCMC’s units sold in the IPO, each of which consists of one public share and one-half of one public warrant;

•        “public warrants” are to the warrants sold as part of the units in the IPO (whether purchased in the IPO or thereafter in the open market);

•        “Registration Statement” are to the Form S-4 (Registration No. 333-_____) of which this proxy statement/consent solicitation statement/prospectus forms a part;

•        “SEC” are to the U.S. Securities and Exchange Commission;

•        “Second Merger Sub” are to Sabre Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of HCMC;

•        “Securities Act” are to the Securities Act of 1933, as amended;

•        “SOC Telemed” are to Specialists On Call, Inc., a Delaware corporation, the target company in the Mergers;

•        “Special Meeting” are to the meeting of HCMC’s stockholders to be held on _____, 2020;

•        “Sponsor” are to HCMC Sponsor LLC, a Delaware limited liability company, which is the sponsor of HCMC and an affiliate of certain of our officers and directors;

•        “Sponsor Agreement” are to that certain Sponsor Agreement, dated as of July 29, 2020, by and among Healthcare Merger Corp. and Sponsor, a copy of which is attached hereto as Annex E;

•        “Sponsor Contingent Closing Shares” are to the up to 1,875,000 founder shares that may be surrendered to HCMC immediately prior to the Closing and for no consideration in accordance with the terms of the Sponsor Agreement;

•        “Sponsor Earnout Shares” are to the 1,875,000 shares of Combined Company Class A common stock issuable upon conversion of the founder shares that will become subject to potential forfeiture in accordance with the terms of the Merger Agreement and the Sponsor Agreement;

•        “Subscription Agreement” are to those certain Subscription Agreements, dated as of July 29, 2020, by and among HCMC and the PIPE Investors, a form of which is attached hereto as Annex G;

•        “Support Agreement” are to that certain Support Agreement, dated as of July 29, 2020, by and among Healthcare Merger Corp. and SOC Holdings LLC, a copy of which is attached hereto as Annex F;

•        “Transactions” are to (a) the Business Combination, (b) the other transactions contemplated by the Merger Agreement, including the PIPE Investment and (c) the redemption by HCMC of shares of HCMC Class A common stock held by any public stockholders in connection with the Business Combination;

•        “Trust Account” are to the Trust Account for the benefit of HCMC, certain of its public stockholders and the underwriter of the IPO;

•        “Trust Agreement” are to that certain Investment Management Trust Agreement, dated as of December 12, 2019, between HCMC and Continental Stock Transfer & Trust Company, as trustee; and

•        “Warrant Agreement” are to that certain Warrant Agreement, dated as of December 12, 2019, between Continental Stock Transfer & Trust Company, as warrant agent, and HCMC.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers highlight selected information from this proxy statement/consent solicitation statement/prospectus and briefly address certain questions that you may have regarding the Business Combination, the Special Meeting and the consent solicitation. We encourage you to carefully read this entire proxy statement/consent solicitation statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the financial statements and annexes attached hereto and other documents referred to herein.

Questions and Answers About the Special Meeting of HCMC Stockholders and the Related Proposals

In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of HCMC stockholders and the community, the Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast.

Q:     How do I attend a virtual meeting?

A:     As a registered shareholder, along with this proxy statement/consent solicitation statement/prospectus, you received a proxy card from Continental Stock Transfer & Trust Company, our transfer agent, which contains instructions on how to attend the virtual Special Meeting, including the URL address and your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at (917) 262-2373, or email at proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting on [ ], 2020 (5 business days prior to the meeting). Enter the following URL address into your browser (https://www.cstproxy.com/healthcareacquisition/2020/), then enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the Special Meeting, you will need to re-log in using the same control number and, if you want to vote during the meeting, you will be prompted to enter your control number again.

Beneficial owners who own their investments through a bank or broker, will need to contact Continental Stock Transfer & Trust Company to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote Continental can issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number, at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Special Meeting by dialing xxx-xxx-xxxx and when prompted enter the pin #xxxxxxxx. This is listen only, so you will not be able to vote or enter questions during the Special Meeting.

Q:     Why am I receiving this proxy statement/consent solicitation statement/prospectus?

A:     HCMC stockholders are being asked to consider and vote upon, among other things, a proposal to (a) approve and adopt the Merger Agreement, and (b) approve the Business Combination (such proposal, the “Business Combination Proposal”).

A copy of the Merger Agreement is attached to this proxy statement/consent solicitation statement/prospectus as Annex A. This proxy statement/consent solicitation statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/consent solicitation statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/consent solicitation statement/prospectus and its annexes.

Q:     What is being voted on at the Special Meeting?

A:     Below are the proposals on which HCMC stockholders will vote at the Special Meeting.

1.      Proposal No. 1 — The Business Combination Proposal — To approve and adopt the Merger Agreement and approve the Business Combination.

The Charter Proposals — To consider and vote upon seven separate proposals to approve, assuming the Business Combination Proposal and the Nasdaq Proposal are approved and adopted, the following material differences between HCMC’s existing charter and the proposed charter:

2.      Proposal No. 2 — To consider and vote upon an amendment to HCMC’s existing charter to increase the total number of authorized shares of all classes of capital stock from 111,000,000 shares to [•], which would consist of (a) [•] shares of Class A common stock and (b) [•] shares of preferred stock;

3.      Proposal No. 3 — To consider and vote upon an amendment to HCMC’s existing charter to require affirmative vote of either a majority of the board of directors then in office or the holders of two-thirds of the voting power of the outstanding shares of capital stock for the adoption, amendment, alteration or repeal of bylaws; provided that if two-thirds of the board of directors then in office has approved such adoption, amendment or repeal of any provisions of the bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock will be required for the adoption, amendment or repeal of any provision of the bylaws;

4.      Proposal No. 4 — To consider and vote upon an amendment to HCMC’s existing charter to require the affirmative vote of either a majority of the board of directors or the holders of two-thirds of the voting power of the outstanding shares of capital stock for the adoption, amendment, alteration or repeal of certain provisions of the charter; provided that if two-thirds of the board of directors has approved such amendment or repeal, then only the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock will be required for the amendment or repeal of such provision;

5.      Proposal No. 5 — To consider and vote upon an amendment to HCMC’s existing charter to provide that certain transactions would not be considered “competitive opportunities” and that each of Warburg Pincus Private Equity XI, L.P., Warburg Pincus Private Equity XI-B, L.P., Warburg Pincus XI Partners, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI-C, L.P. and WP XI Finance, LP and their respective affiliates, directors, principals, officers, employees and other representatives is not subject to the doctrine of corporate opportunity and does not have any duty to refrain from engaging directly or indirectly in an investment or corporate or business opportunity or offering a prospective economic or competitive advantage in which the company or any of its controlled affiliates, directly or indirectly, could have an interest or expectancy unless, in each case, such opportunity is expressly offered to such person solely in his or her capacity as a director of HCMC;

6.      Proposal No. 6 — To consider and vote upon an amendment to HCMC’s existing charter to provide that, in addition to the indemnification provisions in the existing charter, to the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by persons or entities other than HCMC, (i) HCMC shall be the indemnitor of first resort, (ii) HCMC shall be required to advance the full amount of expenses incurred by indemnitees and shall be liable for the full amount of all claims to the extent legally permitted, and (iii) HCMC irrevocably waives, relinquishes and releases such persons from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof;

7.      Proposal No. 7 — To consider and vote upon an amendment to HCMC’s existing charter to clarify that the exclusive jurisdiction of the Chancery Court shall not apply to suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive or concurrent jurisdiction. To the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of claims arising under the Securities Act; and

8.      Proposal No. 8 — To consider and vote upon an amendment to HCMC’s existing charter to authorize all other proposed changes, including, among others, those (i) resulting from the Business Combination, including changing the post-business combination corporate name from “Healthcare Merger Corp.” to “SOC Telemed, Inc.” and removing certain provisions relating to HCMC’s prior status as a blank check company and HCMC Class B common stock that will no longer apply upon the Closing, or (ii) that are administrative or clarifying in nature, including the deletion of language without substantive effect.

We refer to Proposals No. 2-8 collectively as the “Charter Proposals”;

9.      Proposal No. 9 — The Director Election Proposal — a proposal to elect, assuming the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are all approved and adopted, seven directors to the Combined Company’s board of directors (the “Director Election Proposal”).

10.    Proposal No. 10 — The Incentive Plan Proposal — To approve and adopt the [•] 2020 Equity Incentive Plan (the “Incentive Plan”) and material terms thereunder (the “Incentive Plan Proposal”). A copy of the Incentive Plan is attached to this proxy statement/consent solicitation statement/prospectus as Annex C.

11.    Proposal No. 11 — The Employee Stock Purchase Plan Proposal — To approve and adopt the [•] 2020 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and material terms thereunder (the “Employee Stock Purchase Plan Proposal”). A copy of the Employee Stock Purchase Plan is attached to this proxy statement/consent solicitation statement/prospectus as Annex D.

12.    Proposal No. 12 — The Nasdaq Proposal — a proposal to approve, assuming the Business Combination Proposal and the Charter Proposals are approved and adopted, for purposes of complying with applicable provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of HCMC’s issued and outstanding common stock in connection with the Business Combination and the PIPE Investment, and the related change in control (collectively, the “Nasdaq Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, the “Proposals”).

Q:     Are the proposals conditioned on one another?

A:     Yes. The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal at the Special Meeting. Each of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are cross-conditioned on the approval of each other. The Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal.

Q:     Why is HCMC providing stockholders with the opportunity to vote on the Business Combination?

A:     Under HCMC’s current charter, we must provide all holders of public shares with the opportunity to redeem their public shares upon the consummation of an initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate their HCMC Share Redemptions in connection with the Closing. The approval of our stockholders of the Business Combination Proposal is also a condition to the Closing in the Merger Agreement.

Q:     What will happen in the Business Combination?

A:     Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, HCMC will acquire SOC Telemed in a series of transactions we collectively refer to as the “Business Combination.” At the Closing, among other things, First Merger Sub will merge with and into SOC Telemed, with SOC Telemed continuing as the surviving corporation, and Second Merger Sub will merge with and into SOC Telemed, with Second Merger Sub continuing as the surviving company. As a result of the Mergers, at the Closing, HCMC will own 100% of the outstanding equity interests of Second Merger Sub and each share of capital stock, as well as securities convertible or exercisable for shares of capital stock, of SOC Telemed will have been cancelled and converted into the right to receive a portion of the Merger Consideration in accordance with the Merger Agreement.

A copy of the Merger Agreement is attached to this proxy statement/consent solicitation statement/prospectus as Annex A. For more information about the Merger Agreement and the Business Combination, see the section entitled “The Business Combination and the Merger Agreement.”

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Merger Agreement, including the approval by our stockholders of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal. For a summary of the conditions that must be satisfied or waived prior to the Closing, see the section entitled “The Business Combination and the Merger Agreement — The Merger Agreement — Conditions to the Completion of the Mergers.”

Q:     How will HCMC be managed and governed following the Business Combination?

Following the Closing, it is expected that the current senior management of SOC Telemed will comprise the senior management of the Combined Company, except that John Kalix will serve as the Combined Company’s Chief Executive Officer and Paul Ricci will serve as an advisor to the Combined Company under a consulting agreement, and, assuming the election of the nominees at the Special Meeting as set forth in the Director Election Proposal, the Combined Company’s board of directors will consist of Steven J. Shulman, John Kalix, Thomas J. Carella, Amr Kronfol,         ,          and         . Please see the section entitled “Management After the Business Combination.”

Q:     What equity stake will current HCMC stockholders, the PIPE Investors, the initial stockholders and SOC Telemed stockholders hold in HCMC following the consummation of the Transactions?

A:     It is anticipated that, upon completion of the Transactions, assuming no HCMC Share Redemptions (which we refer to as the “no redemption scenario”) and subject to the assumptions set forth below, the concentration of ownership of the Combined Company will be as follows:

Beneficial Owners	Ownership Percentage
HCMC’s existing public stockholders (collectively, but excluding any shares issued to such persons in connection with the PIPE Investment)	32.8%
Sponsor	6.7%
SOC Holdings LLC	25.3%
SOC Telemed’s existing securityholders (collectively, but excluding SOC Holdings LLC)	13.5%
PIPE Investors (collectively, but excluding any public shares held by such persons)	21.7%

Alternatively, it is anticipated that, upon completion of the Transactions, assuming no HCMC Share Redemptions in excess of the amount required to satisfy the minimum cash condition set forth in the Merger Agreement (which we refer to as the “maximum redemption scenario”) and subject to the assumptions set forth below, the concentration of ownership of the Combined Company will be as follows:

Beneficial Owners	Ownership Percentage
HCMC’s existing public stockholders (collectively, but excluding any shares issued to such persons in connection with the PIPE Investment)	12.7%
Sponsor	4.3%
SOC Holdings LLC	40.4%
SOC Telemed’s existing securityholders (collectively, but excluding SOC Holdings LLC)	20.4%
PIPE Investors (collectively, but excluding any public shares held by such persons)	22.2%

The ownership percentages of the Combined Company set forth in the foregoing tables (a) exclude (1) the shares of Combined Company Class A common stock issuable upon the exercise of warrants that will remain outstanding following the Business Combination, (2) the 1,875,000 shares of Combined Class A common stock representing the Sponsor Earnout Shares and (3) any shares of Combined Company Class A common stock issuable upon the conversion of equity awards that are issued to holders of outstanding unvested SOC Telemed equity awards in connection with the Business Combination, and (b) assume (1) (x) in the case of the no redemption scenario, no public shares are elected to be redeemed by HCMC stockholders and (y) in the case of the maximum redemption scenario, all but 9,424,250 public shares are elected to be redeemed by HCMC stockholders, (2) the issuance of 16,500,000 shares of Combined Company Class A common stock to the PIPE Investors in the PIPE Investment, for aggregate gross proceeds of $165,000,000, (3) that the amount of HCMC’s cash as of the Closing is equal to $0, (4) that the amount of HCMC’s transaction costs as of the Closing are equal to $10,000,000, (5) that the amount of SOC Telemed’s Cash as of the Closing is equal to $2,000,000, (6) that the amount of SOC’s transaction costs as of the Closing are equal to $10,000,000, (7) that the amount of SOC Telemed’s indebtedness (calculated as payoff amounts for indebtedness for borrowed money, plus estimated tax liabilities in excess of $1,000,000) as of the Closing is equal to $85,000,000, (8) the consummation of the transactions contemplated by the Sponsor Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the PIPE Investment, HCMC Share Redemptions and HCMC’s cash and transactions costs as of the Closing, resulting in the surrender (x) in the case of the no redemption scenario, of no shares of HCMC Class B common stock and (y) in the case of the maximum redemption scenario, of 1,875,000 shares of HCMC Class B common stock, (9) that the redemption price that would be payable to HCMC stockholders that elect to redeem their shares is equal to $10.08 and (10) that immediately after the Closing, the total number of shares of Combined Company Class A common stock outstanding will be equal to (x) in the case of the no redemption scenario, approximately 76,136,449 and (y) in the case of the maximum redemption scenario, approximately 74,261,449.

Please see the sections entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Ownership after the Closing; Impact of the Business Combination on the Combined Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Security Ownership of Certain Beneficial Owners and Management” for further information.

Q:     Why is HCMC proposing the amendments to the Charter set forth in the Charter Proposals?

A:     The proposed amendments to the Charter that HCMC is asking its stockholders to approve in connection with the Business Combination provide for, among other things, certain amendments to HCMC’s existing charter. Pursuant to Delaware law and the Merger Agreement, we are required to submit the Charter Proposals to HCMC’s stockholders for adoption.

See the section entitled “Proposals No. 2 through 8 — The Charter Proposals” for additional information.

Q:     Why is HCMC proposing the Nasdaq Proposal?

A:     HCMC is proposing the Nasdaq Proposal in order to comply with Nasdaq listing rules, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. In connection with the Transactions, we intend to issue (subject to customary terms and conditions, including the Closing) (i) approximately 29,561,449 shares of HCMC Class A common stock in the Business Combination (assuming the no redemption scenario) and (ii) 16,500,000 shares of HCMC Class A common stock in the PIPE Investment. Because HCMC will issue 20% or more of its outstanding voting power and outstanding common stock in connection with the Transactions, it is required to obtain stockholder approval of such issuances pursuant to Nasdaq listing rules. Stockholder approval of the Nasdaq Proposal is also a condition to the Closing in the Merger Agreement. See the section entitled “Proposal No. 12 — The Nasdaq Proposal” for additional information.

Q:     What happens if I sell my shares of Class A common stock before the Special Meeting?

A:     The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A common stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Class A common stock because you will no longer be able to deliver them for cancellation upon the Closing in accordance with the provisions described herein. If you transfer your shares of Class A common stock prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:     What vote is required to approve the Proposals presented at the Special Meeting?

A:     Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires the affirmative vote (in person or by proxy) of the holders of the majority of HCMC’s outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of HCMC’s outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the Special Meeting, voting as a single class. Directors are elected by a plurality of the votes cast by holders of HCMC’s outstanding shares of Class A common stock and Class B common stock represented in person or by proxy at the Special Meeting and entitled to vote thereon. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors.

Q:     May our Sponsor, directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:     In connection with the stockholder vote to approve the proposed Business Combination, our Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of our Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

Q:     How many votes do I have at the Special Meeting?

A:     HCMC’s stockholders are entitled to one vote at the Special Meeting for each share of Class A common stock or Class B common stock held of record as of                 , 2020, the record date for the Special Meeting. As of the close of business on the record date, there were a combined 31,950,000 outstanding shares of Class A common stock and Class B common stock.

Q:     What constitutes a quorum at the Special Meeting?

A:     Holders of a majority in voting power of Class A common stock and Class B common stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting, 15,975,001 shares of Class A common stock and Class B common stock, in the aggregate, would be required to achieve a quorum.

Q:     How will HCMC’s Sponsor, directors and officers vote?

A:     In connection with our IPO, we entered into an agreement with our Sponsor and each of HCMC’s directors and officers, pursuant to which each agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the Business Combination Proposal. Concurrently with the execution of the Merger Agreement, HCMC and Sponsor entered into the Sponsor Agreement pursuant to which, among other things, Sponsor agreed to support the transactions contemplated by the Merger Agreement, including agreeing to vote in favor of the adoption of the Merger Agreement at the Special Meeting. Currently, our Sponsor, directors and officers own approximately 21.8% of our issued and outstanding shares of Class A common stock and Class B common stock, in the aggregate, including all of the founder shares.

Q:     What interests do the current officers and directors have in the Business Combination?

A:     In considering the recommendation of our board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of HCMC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. HCMC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that our Sponsor holds 700,000 private placement units that would expire worthless if a business combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of the founder shares or shares of HCMC Class A common stock (including private placement shares) held by them in connection with a stockholder vote to approve the Business Combination;

•        the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $        , based on the closing price of HCMC Class A common stock on         , 2020;

•        if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the continuation of certain of our existing directors, [•] and [•], as directors of the Combined Company following the Closing;

•        the fact that HCMC’s officers may not become a director or officer of any other blank check company until we have entered into a definitive agreement regarding an initial business combination or fail to complete an initial business combination by December 17, 2021 (or if such date is extended at a duly called meeting of our stockholders, such later date);

•        the fact that HCMC will pay MTS Health Partners, L.P. a fee in an amount equal to $1.75 million for financial advisory services rendered in connection with HCMC’s identification, negotiation and Closing, the payment of which will be conditioned upon the Closing, and the fact that Charles Ditkoff, HCMC’s President and a member of the HCMC Board, is a senior advisor to MTS Health Partners, L.P., and Dennis Conroy, HCMC’s Chief Financial Officer, serves as Chief Operating and Financial Officer for MTS Health Partners, L.P.;

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed;

•        the fact that our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination; and

•        that we will enter into an amended and restated registration rights agreement with our Sponsor and SOC Holdings LLC, which provides for registration rights to such parties.

Q:     What happens if I vote against the Business Combination Proposal?

A:     Under HCMC’s existing charter, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by December 17, 2021, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest not previously released to HCMC to pay its taxes, by (b) the total number of then outstanding public shares; provided that HCMC will not redeem any public shares to the extent that such redemption would result in HCMC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being less than $5,000,001. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares (the “15% threshold”). Unlike some other blank check companies, other than the net tangible asset requirement and the 15% threshold described above, HCMC has no specified maximum redemption threshold and there is no other limit on the amount of public shares that you can redeem. Holders of HCMC’s outstanding public warrants do not have redemption rights in connection with the Business Combination. HCMC’s Sponsor, directors and officers have agreed to waive their redemption rights with respect to any shares of HCMC’s capital stock they may hold in connection with the Closing, and the founder shares and private placement shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of August 11, 2020 of approximately $252,009,434.37, the estimated per share redemption price would have been approximately $10.08. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of taxes payable) in connection with the liquidation of the Trust Account or if we subsequently complete a different business combination on or prior to December 17, 2021.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your shares of Class A common stock for or against or abstain from voting on the Business Combination Proposal or any other proposal described in this proxy statement/consent solicitation statement/prospectus. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must (i) if you hold your shares of Class A common stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares, (ii) check the box on the enclosed proxy card marked “Stockholder Certification,” and (iii) prior to 5:00 p.m., Eastern Daylight time, on         , 2020 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Class A common stock or Class B common stock. Notwithstanding the foregoing, a public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is HCMC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, HCMC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of outstanding units of HCMC must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using the Depository Trust Company’s (the “DTC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     We expect that a U.S. holder (as defined below) that exercises its redemption rights to receive cash from the Trust Account in exchange for its public shares will generally be treated as selling such public shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that a U.S. holder owns or is deemed to own (including through the ownership of public warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Certain United States Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. There are no appraisal rights available to holders of HCMC Class A common stock or HCMC Class B common stock in connection with the Business Combination.

Q:     What happens to the funds deposited in the Trust Account after the Closing?

A:     If the Business Combination Proposal is approved, HCMC intends to use a portion of the funds held in the Trust Account to pay (i) a portion of HCMC’s aggregate costs, fees and expenses in connection with the consummation of the Transactions, (ii) tax obligations and deferred underwriting commissions from the IPO, (iii) for any HCMC Share Redemptions and (iv) a portion of the Merger Consideration that is payable in cash. The remaining balance in the Trust Account, together with proceeds received from the PIPE Investment that are not used to satisfy HCMC’s obligations in connection with the Business Combination, will be used by the Combined Company for working capital purposes. See the section entitled “The Business Combination and the Merger Agreement” for additional information.

Q:     What happens if the Business Combination is not consummated or is terminated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Business Combination and the Merger Agreement — The Merger Agreement — Termination” for additional information regarding the parties’ specific termination rights. In accordance with the existing charter, if an initial business combination is not consummated by December 17, 2021, HCMC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to HCMC to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders as stockholders of HCMC (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

HCMC expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to HCMC’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. The initial stockholders have waived any right to any liquidating distributions with respect to the founder shares and private placement shares.

In the event of liquidation, there will be no distribution with respect to HCMC’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:     When is the Business Combination expected to be consummated?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting; provided that all the requisite stockholder approvals are obtained and other conditions to the Closing have been satisfied or waived. For a description of the conditions for the Closing, see the section entitled “The Business Combination and the Merger Agreement — The Merger Agreement — Conditions to the Completion of the Mergers.”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/consent solicitation statement/prospectus, including “Risk Factors” and the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/consent solicitation statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of Class A common stock or Class B common stock on                 , 2020, the record date for the Special Meeting, you may vote with respect to the proposals in person at the Special Meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, HCMC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal, but will have the same effect as a vote AGAINST each of the Charter Proposals.

Q:     What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by HCMC without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:     If I am not going to attend the Special Meeting in person, should I submit my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/consent solicitation statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. HCMC believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have submitted my executed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to HCMC’s secretary at the address listed below so that it is received by HCMC’s secretary prior to the Special Meeting or attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to HCMC’s secretary, which must be received prior to the Special Meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/consent solicitation statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of the proxy statement/consent solicitation statement/prospectus or the enclosed proxy card you should contact:

Healthcare Merger Corp.

623 Fifth Avenue, 14th Floor

New York, New York 10022

(646) 975-6581

Attention: Secretary

You may also contact our proxy solicitor at:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, Washington 98198

Attn: Karen Smith

Tel: (877) 870-8565 (toll free)

(Banks and brokers can call collect at (206) 870-8565)

Email: ksmith@advantageproxy.com

To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the Special Meeting.

You may also obtain additional information about HCMC from documents filed with the United States Securities and Exchange Commission (the “SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent at least two business days prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     HCMC will pay the cost of soliciting proxies for the Special Meeting. HCMC has engaged Advantage Proxy, Inc. (“Advantage Proxy”), to assist in the solicitation of proxies for the Special Meeting. HCMC has agreed to pay Advantage Proxy a fee of $7,500, plus costs and expenses. HCMC will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. HCMC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A common stock and Class B common stock for their expenses in forwarding soliciting materials to beneficial owners of Class A common stock and Class B common stock and in obtaining voting instructions from those owners. HCMC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Answers About the Consent Solicitation of SOC Telemed Stockholders

Q:     Why am I receiving this proxy statement/consent solicitation statement/prospectus?

A:     SOC Telemed stockholders are being asked to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers (the “SOC Telemed Proposal”), by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus. As a result of the Business Combination, HCMC will acquire SOC Telemed. Subject to the terms of the Merger Agreement, the aggregate Merger Consideration payable to the holders of SOC Telemed equity interests (and convertible securities) will be paid in a combination of stock and cash consideration equal to $650,000,000, minus SOC Telemed’s net indebtedness as of the closing (including estimated tax liabilities in excess of $1,000,000) after deducting any cash and cash equivalents of SOC Telemed at the closing. For more information about the consideration payable to the holders of SOC Telemed equity interests (and convertible securities), please see the section entitled “The Business Combination and the Merger Agreement — The Merger Agreement — Merger Consideration.”

A copy of the Merger Agreement is attached to this proxy statement/consent solicitation statement/prospectus as Annex A. This proxy statement/consent solicitation statement/prospectus and its annexes contain important information about the proposed business combination and the solicitation of written consents. You should read this proxy statement/consent solicitation statement/prospectus and its annexes carefully and in their entirety.

SOC Telemed stockholders are encouraged to return their written consent as soon as possible after carefully reviewing this proxy statement/consent solicitation statement/prospectus and its annexes.

Q:     What am I being asked to approve in the written consent?

A:     SOC Telemed stockholders are being asked to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Mergers.

Q:     Who is entitled to act by written consent?

A:     Only SOC Telemed stockholders of record holding shares of SOC Telemed common stock or SOC Telemed Series H preferred stock at the close of business on the record date of July 28, 2020 (the “SOC Telemed Record Date”), will be notified of and be entitled to execute and deliver a written consent with respect to the SOC Telemed Proposal.

Q:     How can I give my consent?

A:     Holders of SOC Telemed common stock and SOC Telemed Series H preferred stock may give their consent by completing, dating and signing the written consent enclosed with this proxy statement/consent solicitation statement/prospectus and returning it to SOC Telemed by emailing a .pdf copy to SOC Telemed’s consent solicitor, Morrow Sodali LLC, at SOC.info@investor.morrowsodali.com or by mailing it to Morrow Sodali LLC at 470 West Avenue, Suite 3000, Stamford, CT 06902.

Q:     What approval is required to adopt the Merger Agreement?

A:     Written consents from both (i) the holders of at least a majority of the outstanding voting power of the issued and outstanding shares of SOC Telemed common stock and SOC Telemed Series H preferred stock (voting as a single class and on an as-converted basis) and (ii) the holders of at least a majority of the issued and outstanding shares of SOC Telemed Series H preferred stock are required to adopt the SOC Telemed Proposal.

Following entry by the parties into the Merger Agreement, SOC Holdings LLC entered into the Support Agreement with HCMC. Under the Support Agreement, SOC Holdings LLC agreed, within three business days of the registration statement on Form S-4 of which this proxy statement/consent solicitation statement/prospectus is a part being declared effective by the SEC, to execute and deliver a written consent with respect to the outstanding shares of SOC Telemed common stock and SOC Telemed Series H preferred stock held by SOC Holdings LLC adopting the Merger agreement and approving the other transactions contemplated thereby, including the Mergers. As of the close of business on the SOC Telemed Record Date, the shares of SOC Telemed common stock and SOC Telemed Series H preferred stock that are owned by SOC Holdings LLC and subject to the Support Agreement represent approximately 73.6% of the aggregate outstanding voting power of the issued and outstanding shares of SOC Telemed common stock and SOC Telemed Series H preferred stock (voting as a single class and on an as-converted basis) and 74.2% of the shares of the issued and outstanding SOC Telemed Series H preferred stock. The delivery of the written consent by SOC Holdings LLC pursuant to the Support Agreement adopting the Merger Agreement with respect to the shares of SOC Telemed common stock and SOC Telemed Series H preferred stock then-owned by SOC Holdings LLC will be sufficient to adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement.

Q:     Do SOC Telemed stockholders have appraisal rights if they object to the Mergers?

A:     Yes. Pursuant to Section 262 of the DGCL, SOC Telemed stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of SOC Telemed stock, as determined by the Delaware Court of Chancery, if the Mergers are completed. The “fair value” of your shares of SOC Telemed stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the consideration that you are otherwise entitled to receive under the Merger Agreement. SOC Telemed stockholders who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise SOC Telemed by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from SOC Telemed or the Combined Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, SOC Telemed stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. For additional information on appraisal rights available to SOC Telemed stockholders, see the section entitled “Additional Information — Appraisal Rights” beginning on page 245 of this proxy statement/consent solicitation statement/prospectus.

Q:     What are the material U.S. federal income tax consequences of the Mergers to SOC Telemed stockholders that are United States Persons?

A:     SOC Telemed and HCMC intend for the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Mergers qualify as a reorganization, a SOC Telemed stockholder that receives Combined Company Class A common stock and cash in exchange for its SOC Telemed capital stock in the Mergers generally will recognize gain (but will not be permitted to recognize loss) for U.S. federal income tax purposes equal to the lesser of (i) the amount of cash received by such SOC Telemed stockholder, and (ii) the excess of (x) the amount of cash and the fair market value of Combined Company Class A common stock received by such SOC Telemed stockholder over (y) such SOC Telemed stockholder’s tax basis in the SOC Telemed capital stock surrendered. However, there are many requirements that must be satisfied in order for the Mergers to qualify as a reorganization, some of which are based upon factual determinations. Neither HCMC nor SOC Telemed has requested or received a ruling from the Internal Revenue Service or an opinion of counsel that the Mergers will qualify as a reorganization. If it is determined that the Mergers are not treated as a reorganization within the meaning of Section 368(a) of the Code, the exchange of SOC Telemed capital stock for Combined Company Class A common stock and cash in the Mergers will be a fully taxable transaction. In such case, each SOC Telemed stockholder would recognize gain or loss, generally measured by the difference between the fair market value of the shares of Combined Company Class A common stock plus any cash received in the Mergers by SOC Telemed stockholders and such stockholder’s tax basis in the SOC Telemed capital stock surrendered. A SOC Telemed stockholder that is receiving only cash on the exchange of their SOC Telemed capital stock in the First Merger will recognize gain or loss with respect to the disposition of its shares of SOC Telemed capital stock equal to the difference between (i) the SOC Telemed stockholder’s basis in its SOC Telemed capital stock, and (ii) the amount of cash received therefor in the First Merger. SOC Telemed stockholders should consult with their own tax advisors as to the tax consequences to them of the Mergers as well as review the more detailed description of the tax consequences of the Mergers entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Certain Material United States Federal Income Tax Consequences of the Mergers to United States Persons” beginning on page 27 of this proxy statement/consent solicitation statement/prospectus.

Q:     What is the deadline for returning my written consent?

A:     The SOC Telemed board has set 12:00 noon, New York City time, on         , 2020, as the target date for the receipt of written consents. SOC Telemed reserves the right to extend the final date for receipt of written consents beyond such date. Any such extension may be made without notice to SOC Telemed stockholders. Once a sufficient number of consents to adopt the Merger Agreement has been received, the consent solicitation will conclude.

Q:     Should SOC Telemed stockholders send in their stock certificates now?

A:     No. SOC Telemed stockholders SHOULD NOT send in any stock certificates now. If the Merger Agreement is adopted and the Mergers are consummated, transmittal materials, with instructions for their completion, will be provided under separate cover to SOC Telemed stockholders who hold physical stock certificates and the stock certificates should be sent at that time in accordance with such instructions.

Q:     Will a consent solicitor be used?

A:     Yes. SOC Telemed has engaged Morrow Sodali LLC to assist in the solicitation of consents and to provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $             .

Q:     Who can help answer my questions?

A:     If you have any questions about the Mergers or how to return your written consent, or if you need additional copies of this proxy statement/consent solicitation statement/prospectus or a replacement written consent, you should contact SOC Telemed’s consent solicitor, Morrow Sodali LLC, by phone toll-free at (800) 662-5200 or by email to SOC.info@investor.morrowsodali.com or by mailing your request to SOC Telemed’s consent solicitor, Morrow Sodali LLC, at 470 West Avenue, Suite 3000, Stamford, CT 06902.

SUMMARY OF THE PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents referred to herein before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless otherwise specified, all share calculations in relation to the Merger Agreement, (a) exclude (1) the shares of Combined Company Class A common stock issuable upon the exercise of warrants that will remain outstanding following the Business Combination, (2) the 1,875,000 shares of Combined Class A common stock representing the Sponsor Earnout Shares and (3) any shares of Combined Company Class A common stock issuable upon the conversion of equity awards that are issued to holders of outstanding unvested SOC Telemed equity awards in connection with the Business Combination, and (b) assume (1) no public shares are elected to be redeemed by HCMC stockholders, (2) the issuance of 16,500,000 shares of Combined Company Class A common stock to the PIPE Investors in the PIPE Investment, for aggregate gross proceeds of $165,000,000, (3) that the amount of HCMC’s cash as of the Closing is equal to $0, (4) that the amount of HCMC’s transaction costs as of the Closing are equal to $10,000,000, (5) that the amount of SOC Telemed’s Cash as of the Closing is equal to $2,000,000, (6) that the amount of SOC’s transaction costs as of the Closing are equal to $10,000,000, (7) that the amount of SOC Telemed’s indebtedness (calculated as payoff amounts for indebtedness for borrowed money, plus estimated tax liabilities in excess of $1,000,000) as of the Closing is equal to $85,000,000, (8) the consummation of the transactions contemplated by the Sponsor Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the PIPE Investment, HCMC Share Redemptions and HCMC’s cash and transactions costs as of the Closing, resulting in the surrender of no shares of HCMC Class B common stock, (9) that the redemption price that would be payable to HCMC stockholders that elect to redeem their shares is equal to $10.08 and (10) that immediately after the Closing, the total number of shares of Combined Company Class A common stock outstanding will be equal to approximately 76,136,449. We refer to the foregoing assumptions as the “no redemption scenario.”

Parties to the Business Combination

Healthcare Merger Corp.

HCMC is a blank check company incorporated on September 19, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

HCMC’s securities are traded on Nasdaq under the ticker symbols “HCCO,” “HCCOU” and “HCCOW.” The Combined Company intends to apply to continue the listing of its Class A common stock and public warrants on Nasdaq under the symbols “[•]” and “[•],” respectively, upon the Closing.

The mailing address of HCMC’s principal executive office is 623 Fifth Avenue, 14th Floor, New York, NY 10022. The phone number of HCMC is (646) 975-6581.

Upon the Closing, the mailing address of the Combined Company’s principal executive offices will be 1768 Business Center Drive, Suite 100, Reston, Virginia 20190.

First Merger Sub

First Merger Sub, a Delaware corporation, is a wholly owned subsidiary of HCMC, formed by HCMC on July 24, 2020 to consummate the Business Combination. In the Business Combination, First Merger Sub will merge with and into SOC Telemed, with SOC Telemed continuing as the surviving corporation. First Merger Sub does not own any material assets or operate any business.

The mailing address of First Merger Sub’s principal executive office is 623 Fifth Avenue, 14th Floor, New York, NY 10022. The phone number of First Merger Sub is (646) 975-6581.

Second Merger Sub

Second Merger Sub, a Delaware limited liability company, is a wholly owned subsidiary of HCMC, formed by HCMC on July 24, 2020 to consummate the Business Combination. In the Business Combination, SOC Telemed will merge with and into Second Merger Sub, with Second Merger Sub continuing as the surviving company. Second Merger Sub does not own any material assets or operate any business.

The mailing address of Second Merger Sub’s principal executive office is 623 Fifth Avenue, 14th Floor, New York, NY 10022. The phone number of Second Merger Sub is (646) 975-6581.

Specialists On Call, Inc.

SOC Telemed is a leading provider of acute care telemedicine services and technology to U.S. hospitals and healthcare systems. SOC Telemed provides technology enabled clinical solutions which include acute teleNeurology, telePsychiatry, and teleICU, and SOC Telemed believes that it has significant opportunities to expand into other specialties. SOC Telemed supports time-sensitive specialty care when patients are vulnerable and may not otherwise have access. SOC Telemed’s solution was developed to support complex workflows in the acute care setting by integrating its proprietary software platform, Telemed IQ, with a panel of consult coordination experts and a network of clinical specialists to create a seamless, acute telemedicine solution. As of June 30, 2020, SOC Telemed provided services to 847 facilities in 47 states, including 543 acute care hospitals. SOC Telemed works with 19 of the 25 largest U.S. health systems, including HCA Healthcare, Tenet Healthcare, Community Health Systems, Trinity Health, Prime Healthcare and Baylor Scott & White Health. Since inception, SOC Telemed has delivered over one million telemedicine consultations.

SOC Telemed was incorporated in Delaware in July 2004. The mailing address of SOC Telemed’s principal executive office is 1768 Business Center Drive, Suite 100, Reston, Virginia 20190. The phone number of SOC Telemed is (866) 483-9690. For more information about SOC Telemed, please see the sections entitled “Information About SOC Telemed,” “SOC Telemed Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Business Combination.”

The Business Combination and the Merger Agreement

On July 29, 2020, HCMC entered into the Merger Agreement, by and among HCMC, First Merger Sub, Second Merger Sub and SOC Telemed, pursuant to which: (a) First Merger Sub will merge with and into SOC Telemed, with SOC Telemed being the surviving corporation of the First Merger and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the SOC Telemed will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger. For more information about the transactions contemplated by the Merger Agreement, please see the section entitled “The Business Combination and the Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/consent solicitation/prospectus as Annex A.

Merger Consideration

The aggregate Merger Consideration payable to the holders of SOC Telemed equity interests (and convertible securities) will be paid in a combination of stock and cash consideration equal to $650,000,000, minus SOC Telemed’s net indebtedness as of the closing (including estimated tax liabilities in excess of $1,000,000) after deducting any cash and cash equivalents of SOC Telemed at the closing. The cash consideration will be an amount equal to (a) HCMC’s cash and cash equivalents as of the closing (including proceeds in connection with the PIPE Investment and the funds in HCMC’s Trust Account), plus (b) SOC Telemed’s cash and cash equivalents as of the closing, minus (c) the amount of cash required to satisfy HCMC stockholder redemptions, minus (d) HCMC’s and SOC Telemed’s transaction costs, minus (e) SOC Telemed’s indebtedness as of the closing, minus (f) $45,000,000. The remainder of the Merger Consideration will be paid in a number of shares of newly issued Combined Company Class A common stock valued at the redemption amount payable to HCMC’s public stockholders that elect to redeem their shares of HCMC Class A common stock in connection with the Closing. In addition, HCMC will pay off, or cause to be paid off, on behalf of SOC Telemed and in connection with the Closing, SOC Telemed’s outstanding indebtedness for borrowed money. For more information about the consideration to the holders of SOC Telemed equity interests (and convertible securities), please see the section entitled “The Business Combination and the Merger Agreement — The Merger Agreement — Merger Consideration.”

Certain Agreements Related to the Business Combination

Support Agreement

Concurrently with the execution of the Merger Agreement, HCMC and SOC Holdings LLC entered into the Support Agreement, pursuant to which, among other things, SOC Holdings LLC agreed to support the transactions contemplated by the Merger Agreement, including agreeing to execute the Stockholder Written Consent within three (3) days of the Registration Statement becoming effective. For more information regarding the Support Agreement, please see the section entitled “The Business Combination and the Merger Agreement — Certain Agreements Related to the Business Combination — Support Agreement.”

PIPE Investment Subscription Agreements

On July 29, 2020, HCMC entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase an aggregate of 16,500,000 shares of Combined Company Class A common stock in the PIPE Investment for $10.00 per share. For more information regarding the Subscription Agreements, please see the section entitled “The Business Combination and the Merger Agreement — Certain Agreements Related to the Business Combination — PIPE Investment Subscription Agreements.”

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, Sponsor and HCMC entered into the Sponsor Agreement, pursuant to which, among other things, Sponsor agreed to (a) waive certain anti-dilution rights set forth in HCMC’s existing charter that may result from the transactions contemplated by the Merger Agreement, (b) surrender to HCMC, immediately prior to the Closing and for no consideration, up to 1,875,000 shares of HCMC’s Class B common stock comprising the Sponsor Contingent Closing Shares, determined based on a sliding scale of HCMC’s available cash at the closing of the transactions between $250,000,000 and $285,000,000, (c) subject to potential forfeiture the 1,875,000 Sponsor Earnout Shares in accordance with the terms of the Merger Agreement, such that such shares will be forfeited if certain post-closing share price targets are not satisfied prior to the seventh (7th) anniversary of the Closing and (d) support the transactions contemplated by the Merger Agreement, including agreeing to vote in favor of the adoption of the Merger Agreement at the Special Meeting. For more information regarding the Sponsor Agreement, please see the section entitled “The Business Combination and the Merger Agreement — Certain Agreements Related to the Business Combination — Sponsor Agreement.”

Amended and Restated Registration Rights Agreement

At the Closing, the Combined Company, Sponsor and SOC Holdings LLC will enter into the Amended and Restated Registration Rights Agreement, pursuant to which the Combined Company will agree to provide to such stockholders and their permitted transferees with certain registration rights, including, among other things, customary “demand” and “piggyback” registration rights, with respect to their shares of Combined Company Class A common stock, subject to certain requirements and customary conditions. The Combined Company may be required to register up to approximately 57.8 million shares of Combined Company Class A common stock pursuant to the Amended and Restated Registration Rights Agreement. The Amended and Restated Registration Rights Agreement further provides that shares of Combined Company Class A common stock held by Sponsor or its permitted transferees will be locked-up for certain time periods ranging from between 30 days after the Closing for the private placement shares to one year after the Closing for the founder shares, subject to certain exceptions. For more information on the Amended and Restated Registration Rights Agreement, please see the section entitled “The Business Combination and the Merger Agreement — Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement.”

Investor Rights Agreement

At the Closing, the Combined Company and SOC Holdings LLC will enter into the Investor Rights Agreement, pursuant to which SOC Holdings LLC will have the right to designate a certain number of individuals for election to the HCMC board of directors, which number will be dependent upon the level of SOC Holdings LLC’s beneficial ownership of Combined Company Class A common stock. For more information on the Investor Rights Agreement, please see the section entitled “The Business Combination and the Merger Agreement — Certain Agreements Related to the Business Combination — Investor Rights Agreement.”

The Charter Proposals

HCMC’s stockholders will be asked to consider and vote upon seven separate proposals to approve, assuming the Business Combination Proposal and the Nasdaq Proposal are approved and adopted, the following material differences between HCMC’s existing charter and the proposed Combined Company’s Amended and Restated Charter.

1.      Proposal No. 2 — To consider and vote upon an amendment to HCMC’s existing charter to increase the total number of authorized shares of all classes of capital stock from 111,000,000 shares to [•], which would consist of (a) [•] shares of Class A common stock and (b) [•] shares of preferred stock;

2.      Proposal No. 3 — To consider and vote upon an amendment to HCMC’s existing charter to require affirmative vote of either a majority of the board of directors then in office or the holders of two-thirds of the voting power of the outstanding shares of capital stock for the adoption, amendment, alteration or repeal of bylaws; provided that if two-thirds of the board of directors then in office has approved such adoption, amendment or repeal of any provisions of the bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock will be required for the adoption, amendment or repeal of any provision of the bylaws;

3.      Proposal No. 4 — To consider and vote upon an amendment to HCMC’s existing charter to require the affirmative vote of either a majority of the board of directors or the holders of two-thirds of the voting power of the outstanding shares of capital stock for the adoption, amendment, alteration or repeal of certain provisions of the charter; provided that if two-thirds of the board of directors has approved such amendment or repeal, then only the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock will be required for the amendment or repeal of such provision;

4.      Proposal No. 5 — To consider and vote upon an amendment to HCMC’s existing charter to provide that certain transactions would not be considered “competitive opportunities” and that each of Warburg Pincus Private Equity XI, L.P., Warburg Pincus Private Equity XI-B, L.P., Warburg Pincus XI Partners, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI-C, L.P. and WP XI Finance, LP and their respective affiliates, directors, principals, officers, employees and other representatives is not subject to the doctrine of corporate opportunity and does not have any duty to refrain from engaging directly or indirectly in an investment or corporate or business opportunity or offering a prospective economic or competitive advantage in which the company or any of its controlled affiliates, directly or indirectly, could have an interest or expectancy unless, in each case, such opportunity is expressly offered to such person solely in his or her capacity as a director of HCMC;

5.      Proposal No. 6 — To consider and vote upon an amendment to HCMC’s existing charter to provide that, in addition to the indemnification provisions in the existing charter, to the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by persons or entities other than HCMC, (i) HCMC shall be the indemnitor of first resort, (ii) HCMC shall be required to advance the full amount of expenses incurred by indemnitees and shall be liable for the full amount of all claims to the extent legally permitted, and (iii) HCMC irrevocably waives, relinquishes and releases such persons from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof;

6.      Proposal No. 7 — To consider and vote upon an amendment to HCMC’s existing charter to clarify that the exclusive jurisdiction of the Chancery Court shall not apply to suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive or concurrent jurisdiction. To the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of claims arising under the Securities Act; and

7.      Proposal No. 8 — To consider and vote upon an amendment to HCMC’s existing charter to authorize all other proposed changes, including, among others, those (i) resulting from the Business Combination, including changing the post-business combination corporate name from “Healthcare Merger Corp.” to “SOC Telemed, Inc.” and removing certain provisions relating to HCMC’s prior status as a blank check company and HCMC Class B common stock that will no longer apply upon the Closing, or (ii) that are administrative or clarifying in nature, including the deletion of language without substantive effect.

We refer to Proposals No. 2-8 collectively as the “Charter Proposals.” Please see the section entitled “Proposals No. 2 through No. 8 — The Charter Proposals” for more information.

Other Proposals

In addition, HCMC’s stockholders will be asked to consider and vote upon the following proposals:

8.      Proposal No. 9 — The Director Election Proposal — a proposal to elect, assuming the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are all approved and adopted, seven directors to the Combined Company’s board of directors (the “Director Election Proposal”).

9.      Proposal No. 10 — The Incentive Plan Proposal — To approve and adopt the [•] 2020 Equity Incentive Plan (the “Incentive Plan”) and material terms thereunder (the “Incentive Plan Proposal”). A copy of the Incentive Plan is attached to this proxy statement/consent solicitation statement/prospectus as Annex C.

10.    Proposal No. 11 — The Employee Stock Purchase Plan Proposal — To approve and adopt the [•] 2020 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and material terms thereunder (the “Employee Stock Purchase Plan Proposal”). A copy of the Employee Stock Purchase Plan is attached to this proxy statement/consent solicitation statement/prospectus as Annex D.

11.    Proposal No. 12 — The Nasdaq Proposal — a proposal to approve, assuming the Business Combination Proposal and the Charter Proposals are approved and adopted, for purposes of complying with applicable provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of HCMC’s issued and outstanding common stock in connection with the Business Combination and the PIPE Investment, and the related change in control (collectively, the “Nasdaq Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, the “Proposals”).

Please see the sections entitled “Proposal No. 9 — The Director Election Proposal,” “Proposal No. 10 — Approval of the 2020 Equity Incentive Plan,” “Proposal No. 11 — Approval of the 2020 Employee Stock Purchase Plan” and “Proposal No. 12 — The Nasdaq Proposal” for more information.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of outstanding shares of HCMC common stock is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Class A common stock and Class B common stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires the affirmative vote of holders of a majority of HCMC’s shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. Approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of HCMC’s outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the Special Meeting, voting as a single class. Directors are elected by a plurality of the votes cast by holders of the outstanding shares of Class A common stock and Class B common stock, voting as a single class. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal at the Special Meeting. Each of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are cross-conditioned on the approval of each other. The Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal.

Recommendation of the HCMC Board of Directors

After careful consideration, the HCMC Board has unanimously determined (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of HCMC and its stockholders and (ii) to recommend that the HCMC stockholders adopt the Merger Agreement and approve the Business Combination and the Transactions. Accordingly, the HCMC Board recommends that HCMC’s stockholders vote “FOR” adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to HCMC’s stockholders in this proxy statement/consent solicitation statement/prospectus.

For a more complete description of HCMC’s reasons for the approval of the Business Combination and the recommendation of the HCMC board of directors, see the section entitled “The Business Combination and the Merger Agreement — HCMC Board of Directors’ Reasons for the Business Combination.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the HCMC Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of HCMC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. HCMC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. See the sections titled “The Business Combination and the Merger Agreement — Interests of Certain HCMC Persons in the Business Combination” and “HCMC Special Meeting of Stockholders — Recommendation to HCMC Stockholders” for more information.

Reasons for the Approval of the Business Combination

After careful consideration, the HCMC Board recommends that its stockholders vote “FOR” each proposal being submitted to a vote at the Special Meeting. For more information about HCMC’s board of directors decision-making process, please see the section entitled “The Business Combination and the Merger Agreement — HCMC Board of Directors’ Reasons for the Business Combination.”

Redemption Rights

Under HCMC’s existing charter, any holder of HCMC Class A common stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest but net of taxes payable, calculated as of two (2) business days prior to the Closing. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two (2) business days prior to the Closing, including interest but net of taxes payable). You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of HCMC following the Business Combination, if any. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of August 11, 2020 of approximately $252,009,434.37, the estimated per share redemption price would have been approximately $10.08.

In order to exercise redemption rights, holders of HCMC Class A common stock must follow specific procedures, some of which are time sensitive. See “HCMC Special Meeting of Stockholders — Redemption Rights”.

Prior to exercising redemption rights, stockholders should verify the market price of HCMC Class A common stock as they may receive higher proceeds from the sale of their HCMC Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. HCMC cannot assure you that you will be able to sell your shares of HCMC Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the HCMC Class A common stock when you wish to sell your shares.

Ownership after the Closing; Impact of the Business Combination on the Combined Company’s Public Float

It is anticipated that, upon completion of the Transactions, depending on the number of HCMC Share Redemptions and subject to the assumptions set forth below, the concentration of ownership of the Combined Company will be as follows:

Beneficial Owners	Ownership Percentage
	No Redemption Scenario	Maximum Redemption Scenario
HCMC’s existing public stockholders (collectively, but excluding any shares issued to such persons in connection with the PIPE Investment)	32.8%	12.7%
Sponsor	6.7%	4.3%
SOC Holdings LLC	25.3%	40.4%
SOC Telemed’s existing securityholders (collectively, but excluding SOC Holdings LLC)	13.5%	20.4%
PIPE Investors (collectively, but excluding any public shares held by such persons)	21.7%	22.2%

The foregoing illustrative ownership percentages of the Combined Company (a) exclude (1) the shares of Combined Company Class A common stock issuable upon the exercise of warrants that will remain outstanding following the Business Combination, (2) the 1,875,000 shares of Combined Class A common stock representing the Sponsor Earnout Shares and (3) any shares of Combined Company Class A common stock issuable upon the conversion of equity awards that are issued to holders of outstanding unvested SOC Telemed equity awards in connection with the Business Combination, and (b) assume (1) (x) in the case of the no redemption scenario, no public shares are elected to be redeemed by HCMC stockholders and (y) in the case of the maximum redemption scenario, all but 9,424,250 public shares are elected to be redeemed by HCMC stockholders, (2) the issuance of 16,500,000 shares of Combined Company Class A common stock to the PIPE Investors in the PIPE Investment, for aggregate gross proceeds of $165,000,000, (3) that the amount of HCMC’s cash as of the Closing is equal to $0, (4) that the amount of HCMC’s transaction costs as of the Closing are equal to $10,000,000, (5) that the amount of SOC Telemed’s Cash as of the Closing is equal to $2,000,000, (6) that the amount of SOC’s transaction costs as of the Closing are equal to $10,000,000, (7) that the amount of SOC Telemed’s indebtedness (calculated as payoff amounts for indebtedness for borrowed money, plus estimated tax liabilities in excess of $1,000,000) as of the Closing is equal to $85,000,000, (8) the consummation of the transactions contemplated by the Sponsor Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the PIPE Investment, HCMC Share Redemptions and HCMC’s cash and transactions costs as of the Closing, resulting in the surrender (x) in the case of the no redemption scenario, of no shares of HCMC Class B common stock and (y) in the case of the maximum redemption scenario, of 1,875,000 shares of HCMC Class B common stock, (9) that the redemption price that would be payable to HCMC stockholders that elect to redeem their shares is equal to $10.08 and (10) that immediately after the Closing, the total number of shares of Combined Company Class A common stock outstanding will be equal to (x) in the case of the no redemption scenario, approximately 76,136,449 and (y) in the case of the maximum redemption scenario, approximately 74,261,449. Please see the sections entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Ownership after the Closing; Impact of the Business Combination on the Combined Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Security Ownership of Certain Beneficial Owners and Management” for further information.

Board of Directors of the Combined Company Following the Business Combination

At the Closing, the Combined Company anticipates increasing the size of the board of directors from five directors to seven directors. Please see the sections entitled “Proposals No. 2 Through 8 — The Charter Proposals,” “Proposal No. 9 — The Director Election Proposal” and “Management After the Business Combination” for additional information.

Regulatory Approvals Required for the Mergers

The completion of the Mergers is subject to the requirements under the HSR Act. Each of HCMC and SOC Telemed will use their reasonable best efforts to obtain all necessary actions, waivers, consents, approvals, orders and authorizations from governmental entities and make all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any), including by requesting early termination of the HSR waiting period. On August 12, 2020, HCMC and SOC Telemed filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination of the HSR Act 30-day waiting period.

Appraisal Rights of HCMC Stockolders

Appraisal rights are not available to HCMC stockholders in connection with the Business Combination.

Appraisal Rights of SOC Telemed Stockholders

Pursuant to Section 262 of the DGCL, SOC Telemed stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of SOC Telemed stock, as determined by the Delaware Court of Chancery, if the Mergers are completed. The “fair value” of your shares of SOC Telemed stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the consideration that you are otherwise entitled to receive under the Merger Agreement. SOC Telemed stockholders who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise SOC Telemed by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from SOC Telemed or the Combined Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, SOC Telemed stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. For additional information on appraisal rights available to SOC Telemed stockholders, see the section entitled “Additional Information — Appraisal Rights” beginning on page 245 of this proxy statement/consent solicitation statement/prospectus.

Proxy Solicitation

Proxies may be solicited by mail. HCMC has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies for the Special Meeting.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “HCMC Special Meeting of Stockholders — Revoking Your Proxy.”

Certain Material U.S. Federal Income Tax Consequences of the Mergers to United States Persons

SOC Telemed and HCMC intend for the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the Mergers qualify as a reorganization, a SOC Telemed stockholder that receives Combined Company Class A common stock and cash in exchange for its SOC Telemed capital stock in the Mergers generally will recognize gain (but will not be permitted to recognize loss) for U.S. federal income tax purposes equal to the lesser of (i) the amount of cash received by such SOC Telemed stockholder, and (ii) the excess of (x) the amount of cash and the fair market value of Combined Company Class A common stock received by such SOC Telemed stockholder over (y) such SOC Telemed stockholder’s tax basis in the SOC Telemed capital stock surrendered. However, there are many requirements that must be satisfied in order for the Mergers to qualify as a reorganization, some of which are based upon factual determinations. A SOC Telemed stockholder that is receiving only cash on the exchange of their SOC Telemed capital stock in the First Merger will recognize gain or loss with respect to the disposition of its shares of SOC Telemed capital stock equal to the difference between (i) the SOC Telemed stockholder’s basis in its SOC Telemed capital stock, and (ii) the amount of cash received therefor in the First Merger.

The tax consequences of the transactions to each SOC Telemed stockholder may depend on such holder’s particular facts and circumstances. SOC Telemed stockholders should consult with their tax advisors regarding the tax consequences of the Mergers and the requirements that must be satisfied in order for the Mergers to qualify as a reorganization under Section 368(a) of the Code. For more information, see “Certain United States Federal Income Tax Considerations” beginning on page 138.

Conditions to the Completion of the Mergers

The obligations of HCMC and SOC Telemed to effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the following conditions:

•        SOC Telemed must have delivered to HCMC an executed written consent constituting the requisite SOC Telemed stockholder approval with respect to the Merger Agreement and the Transactions;

•        The approval by HCMC stockholders of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Director Election Proposal shall have been obtained;

•        HCMC must have at least $5,000,001 of net tangible assets following any redemptions by HCMC stockholders;

•        The applicable waiting periods under the HSR Act shall have expired or otherwise been terminated, and the parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of all governmental entities;

•        No law prohibiting, enjoining or making illegal the consummation of the transactions contemplated by the Merger Agreement, nor any order enjoining or making illegal the consummation of the transactions contemplated by the Merger Agreement, shall be in effect;

•        The shares of Combined Company Class A common stock to be issued in connection with the Closing shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Combined Closing Class A common stock; and

•        the Registration Statement must be effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

The obligation of SOC Telemed to complete the Mergers is further subject to the following conditions:

•        the accuracy of the representations and warranties of HCMC as of the date of the Merger Agreement and as of the Closing, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on HCMC;

•        HCMC, First Merger Sub and Second Merger Sub must have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the Closing Date;

•        the receipt of a certificate signed by an officer of HCMC certifying that the two preceding conditions have been satisfied;

•        HCMC must not have experienced a material adverse effect since the date of the Merger Agreement that is continuing;

•        certain individuals must have resigned from positions and offices with HCMC, First Merger Sub and Second Merger Sub;

•        HCMC must have delivered to SOC Telemed all of the executed certificates, instruments, contracts and other documents specified to be delivered by HCMC pursuant to the Merger Agreement, and there shall have been no material amendment, material modification or termination of the Sponsor Agreement (except as permitted pursuant to the Merger Agreement);

•        HCMC must have made appropriate arrangements to make available to HCMC the cash available in the Trust Account, less any amounts required to satisfy stockholder redemptions, for payment of the cash portion of the Merger Consideration, the SOC Telemed transaction costs and the HCMC transaction costs at the Closing; and

•        the amount of HCMC cash at the Closing, minus (x) the aggregate amount of cash proceeds that will be required to satisfy the HCMC Share Redemptions, if any, minus (y) the amount of the HCMC transaction costs, to the extent not paid prior to the Closing, shall equal or exceed $250,000,000.

The obligation of HCMC, First Merger Sub and Second Merger Sub to complete the Mergers is further subject to the following conditions:

•        the accuracy of the representations and warranties of SOC Telemed as of the date of the Merger Agreement and as of the Closing, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on SOC Telemed;

•        SOC Telemed must have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Closing Date;

•        the receipt of a certificate signed by an officer of SOC Telemed certifying that the two preceding conditions have been satisfied;

•        SOC Telemed must not have experienced a material adverse effect since the date of the Merger Agreement that is continuing;

•        certain individuals must have resigned from positions and offices with SOC Telemed and its subsidiaries;

•        SOC Telemed must have delivered to HCMC all of the executed certificates, instruments, contracts and other documents specified to be delivered by HCMC pursuant to the Merger Agreement; and

•        SOC Telemed must have delivered payoff letters to HCMC in respect of its existing indebtedness for borrowed money, and such payoff letters shall be in full force and effect.

Termination Rights

The Merger Agreement may be terminated at any time prior to the Closing:

•        by mutual written agreement of HCMC and SOC Telemed;

•        by either HCMC or SOC Telemed if the Transactions shall not have been consummated by January 29, 2021 (the “Outside Date”) (provided, that a breach of the Merger Agreement by action or failure to act of the party seeking termination must not be a principal cause of or result in the failure of the Transactions to occur on or before the Outside Date);

•        by either HCMC or SOC Telemed if a governmental entity shall have issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which order or other action is final and nonappealable;

•        by SOC Telemed, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of HCMC, First Merger Sub or Second Merger Sub, or if any representation or warranty of HCMC, First Merger Sub or Second Merger Sub shall have become untrue, in either case such that the conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by HCMC, First Merger Sub or Second Merger Sub is curable by HCMC, First Merger Sub or Second Merger Sub prior to the Closing, then SOC Telemed must first provide written notice of such breach and may not terminate the Merger Agreement until the earlier of: (i) thirty (30) days after delivery of written notice from SOC Telemed to HCMC of such breach; and (ii) the Outside Date; provided, further, that each of HCMC, First Merger Sub and Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that SOC Telemed may not terminate the Merger Agreement if: (A) it shall have materially breached the Merger Agreement and such breach has not been cured; or (B) if such breach by HCMC, First Merger Sub or Second Merger Sub is cured during such 30-day period);

•        by HCMC, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of SOC Telemed or if any representation or warranty of SOC Telemed shall have become untrue, in either case such that the conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by SOC Telemed prior to the Closing, then HCMC must first provide written notice of such breach and may not terminate the Merger Agreement until the earlier of: (i) thirty (30) days after delivery of written notice from HCMC to SOC Telemed of such breach; and (ii) the Outside Date; provided, further, that SOC Telemed continues to exercise commercially reasonable efforts to cure such breach (it being understood that HCMC may not terminate the Merger Agreement if: (A) it shall have materially breached the Merger Agreement and such breach has not been cured; or (B) if such breach by SOC Telemed is cured during such 30-day period);

•        by either HCMC or SOC Telemed, if, at the Special Meeting (including any adjournments thereof), the requisite HCMC stockholder approval shall not have been obtained; provided, that the right to terminate the Merger Agreement shall not be available to HCMC if, at the time of such termination, HCMC is in breach of its obligations with respect to the Special Meeting or the recommendation of the HCMC Board; and

•        by HCMC, in the event that (i) SOC Holdings LLC had not entered into the Support Agreement within twenty-four (24) hours of the date of the Merger Agreement, or (ii) SOC Holdings LLC fails to deliver an executed stockholder written consent constituting the requisite SOC Telemed stockholder approval within three (3) business days of the Registration Statement becoming effective.

Summary of the Transactions

Set forth below is a summary of the transactions that are contemplated to occur in connection with the Business Combination.

Treatment of SOC Telemed Equity Interests and Convertible Securities in the Mergers

Capital Stock

Each share of SOC Telemed’s capital stock (subject to limited exceptions) will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Merger Consideration in accordance with SOC Telemed’s organizational documents.

Vested Options

Each vested SOC Telemed option that is outstanding immediately prior to the Effective Time will be treated in accordance with its terms and cancelled as of the Effective Time in exchange for the right to receive a portion of the Merger Consideration in accordance with the terms of such vested SOC Telemed option and the SOC Telemed charter documents, net of the exercise price of such vested SOC Telemed option, in each case, without interest.

Unvested Options

Each unvested SOC Telemed option that is outstanding immediately prior to the Effective Time will be converted into an option to purchase a number of shares of Combined Company Class A common stock equal to the number of shares of SOC Telemed common stock subject to such SOC Telemed option immediately prior to the Effective Time, as equitably adjusted for the terms of the Mergers, and will otherwise continue to be governed by substantially the same terms and conditions as immediately prior to the Effective Time.

Warrants

Each SOC Telemed warrant that is outstanding immediately prior to the Effective Time will be treated in accordance with its terms and cancelled as of the Effective Time in exchange for the right to receive a portion of the Merger Consideration in accordance with the terms of such SOC Telemed warrant and the SOC Telemed charter documents, net of the exercise price of such SOC Telemed warrant, in each case, without interest.

Treatment of Founder Shares

Immediately prior to the Closing, Sponsor will surrender to HCMC the Sponsor Contingent Closing Shares. In connection with the Closing, immediately following the conversion of the Sponsor’s founder shares into shares of Combined Company Class A common stock, Sponsor shall subject the Sponsor Earnout Shares to potential forfeiture in accordance with the terms of the Merger Agreement and the Sponsor Agreement.

PIPE Investment

Immediately prior to the Closing, the PIPE Investors will subscribe for and purchase, and the Combined Company will issue to the PIPE Investors, an aggregate of 16.5 million shares of Combined Company Class A common stock in exchange for an aggregate amount of cash equal to $165 million.

Debt Repayment

At the Closing, HCMC will pay, or cause to be paid, on behalf of SOC Telemed, all amounts outstanding under SOC Telemed’s existing credit agreement.

Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 38 of this proxy statement/consent solicitation statement/prospectus.

The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of HCMC and SOC Telemed to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of the Combined Company following the Closing.

SELECTED HISTORICAL FINANCIAL DATA OF SOC TELEMED

The following table sets forth selected historical financial data of SOC Telemed for the periods and as of the dates indicated. The selected historical financial data of SOC Telemed as of and for the years ended December 31, 2019 and 2018 was derived from the audited historical consolidated financial statements of SOC Telemed included elsewhere in this proxy statement/consent solicitation statement/prospectus. The selected historical interim financial data of SOC Telemed as of June 30, 2020, and for the six months ended June 30, 2020 and 2019 was derived from the unaudited condensed consolidated financial statements of SOC Telemed included elsewhere in this proxy statement/consent solicitation statement/prospectus and have been prepared on a consistent basis as the audited consolidated financial statements. In the opinion of management, the interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information in those statements.

The following selected historical financial data should be read together with the consolidated financial statements and accompanying notes and “SOC Telemed Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/consent solicitation statement/prospectus. The selected historical financial data in this section is not intended to replace SOC Telemed’s consolidated financial statements and the related notes. SOC Telemed’s historical results are not necessarily indicative of the results that may be expected in the future, and SOC Telemed’s results as of and for the six months ended June 30, 2020, are not necessarily indicative of the results that may be expected for the year ending December 31, 2020, or any other period.

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands, except shares and per share amounts)
Consolidated Statement of Operations Data:
Revenues	$28,361	$32,563	$66,200	$53,712
Cost of revenues	19,743	20,398	40,213	30,829
Total operating expenses	18,274	16,217	34,076	35,045
Loss from operations	(9,656)	(4,052)	(8,089)	(12,162)
Other income (expense)	(105)	—	163	(55)
Interest expense	(5,616)	(4,845)	(10,308)	(7,607)
Loss before income taxes	(15,377)	(8,897)	(18,234)	(19,824)
Income tax (expense) benefit	(3)	(2)	(8)	1,760
Net loss	$(15,380)	$(8,899)	$(18,242)	$(18,064)
Net loss per share attributable to common stockholders – basic and diluted(1)	$(0.22)	$(0.14)	$(0.28)	$(0.26)
Weighted-average shares used to compute net loss per share attributable to common stockholders – basic and diluted(1)	84,874,870	84,578,370	84,599,554	84,387,780

____________

(1)      See Note 19 to SOC Telemed’s consolidated financial statements for an explanation of the method used to calculate basic and diluted net loss per share attributable to common stockholders.

	As of June 30, 2020	As of December 31,
		2019	2018
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$5,057	$4,541	$3,989
Total assets	50,034	49,994	47,729
Long-term debt, net of unamortized discount and debt issuance costs	79,376	77,140	60,184
Total liabilities	92,260	88,025	72,415
Total stockholders’ deficit	(118,589)	(99,938)	(77,281)

SELECTED HISTORICAL FINANCIAL DATA OF HCMC

The following table sets forth selected historical financial data of HCMC for the periods and as of the dates indicated. The selected historical financial data of HCMC as of December 31, 2019, and for the period from September 19, 2019 (inception) through December 31, 2019, was derived from the audited historical financial statements of HCMC included elsewhere in this proxy statement/consent solicitation statement/prospectus. The selected historical interim financial data of HCMC as of June 30, 2020, and for the six months ended June 30, 2020, was derived from the unaudited interim financial statements of HCMC included elsewhere in this proxy statement/consent solicitation statement/prospectus. You should read the following selected historical financial data in conjunction with “HCMC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes appearing elsewhere in this proxy statement/consent solicitation statement/prospectus.

	For the Six Months Ended June 30, 2020	For the Period from September 19, 2019 (inception) Through December 31, 2019
Income Statement Data:
Operating costs	$490,589	$96,257
Interest earned on marketable securities held in the Trust Account	$1,824,647	$137,528
Unrealized (loss) gain on marketable securities held in the Trust Account	$2,280	$(12,966)
Provision for income taxes	$(280,755)	$(6,033)
Net income	$1,055,583	$22,272
Basic and diluted net loss per share	$(0.03)	$(0.01)
Weighted average shares outstanding, basic and diluted	8,200,875	5,864,684
	June 30, 2020	December 31, 2019
Balance Sheet Data:
Total assets	$253,007,038	$251,534,700
Total liabilities	$9,258,916	$8,842,161
Common stock subject to possible redemption	$238,748,113	$237,692,534
Total stockholders’ equity	$5,000,009	$5,000,005

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information for the six months ended June 30, 2020 and the year ended December 31, 2019 combines the historical statement of operations of HCMC and the historical consolidated statement of operations of SOC Telemed, giving effect to the Business Combination as if it had occurred on January 1, 2019. The selected unaudited pro forma condensed combined balance sheet as of June 30, 2020 combines the historical balance sheet of HCMC and the historical consolidated balance sheet of SOC Telemed, giving effect to the Business Combination as if it had occurred on June 30, 2020. The selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/consent solicitation statement/prospectus under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the post-combination company. The pro forma adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give pro forma effect to the following events that are related and/or directly attributable to the Business Combination.

The unaudited condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of HCMC’s Class A Common Stock:

•        Assuming no redemption scenario:    This presentation assumes that no HCMC stockholders exercise redemption rights with respect to their public shares.

•        Assuming maximum redemption scenario:    This presentation assumes that approximately 62.3% of HCMC’s public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 15,573,582 public shares are redeemed for an aggregate redemption payment of approximately $156,951,489, including a pro rata portion of interest accrued on the Trust Account. This is presented as the maximum redemption scenario and is based on the minimum cash consideration of $118,529,121 to be paid to the shareholders of SOC Telemed.

	Historical		Pro Forma
	HCMC	SOC Telemed	No redemption scenario	Maximum redemption scenario
	(in thousands, except per share amounts)
Statement of Operations Data for the Six Months Ended June 30, 2020
Revenues	$—	$28,361	$28,361	$28,361
Cost of revenues	—	19,743	19,743	19,743
Operating expenses	490	18,274	17,624	17,624
Loss from operations	(490)	(9,656)	(9,006)	(9,006)
Net income (loss)	1,056	(15,380)	(9,290)	(9,290)
Basic and diluted net loss per share	(0.03)	(0.22)	(0.12)	(0.13)

	Historical		Pro Forma
	HCMC	SOC Telemed	No redemption scenario	Maximum redemption scenario
	(in thousands, except per share amounts)
Statement of Operations Data for the Year Ended December 31, 2019
Revenues	$—	$66,200	$66,200	$66,200
Cost of revenues	—	40,213	40,213	40,213
Operating expenses	97	34,076	34,173	34,173
Loss from operations	(97)	(8,089)	(8,186)	(8,186)
Net income (loss)	22	(18,242)	(8,200)	(8,200)
Basic and diluted net loss per share	(0.01)	(0.28)	(0.11)	(0.11)
	Historical		Pro Forma
	HCMC	SOC Telemed	No redemption scenario	Maximum redemption scenario
	(in thousands)
Balance Sheet Data as of June 30, 2020
Total current assets	$1,056	$14,893	$53,849	$53,849
Total assets	253,007	50,034	88,990	88,990
Total current liabilities	508	11,704	9,985	9,985
Total liabilities	9,258	92,260	11,059	11,059
Contingently redeemable preferred stock	—	76,363	—	—
Common stock subject to possible redemption	238,749	—	—	—
Total stockholders’ equity (deficit)	5,000	(118,589)	77,931	77,931

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/consent solicitation statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/consent solicitation statement/prospectus may include, for example, statements about:

•        HCMC’s ability to consummate the Business Combination;

•        the benefits of the Business Combination;

•        the Combined Company’s financial performance following the Business Combination;

•        changes in SOC Telemed’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        expansion plans and opportunities; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/consent solicitation statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/consent solicitation statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against HCMC or SOC Telemed following announcement of the proposed Business Combination and transactions contemplated thereby;

•        the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of HCMC or SOC Telemed or to satisfy other conditions to the Closing in the Merger Agreement;

•        the ability to obtain or maintain the listing of Combined Company Class A common stock on Nasdaq following the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations of SOC Telemed as a result of the announcement and consummation of the transactions described herein;

•        our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of SOC Telemed to manage its growth following the Business Combination;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the effects of the COVID-19 pandemic on SOC Telemed’s business;

•        the possibility that the Combined Company may be adversely affected by other economic, business, and/or competitive factors; and

•        other risks and uncertainties described in this proxy statement/consent solicitation statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

In addition to the other information contained in this proxy statement/consent solicitation statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/consent solicitation statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the Combined Company’s business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of Combined Company Class A common stock could decline, and you could lose part or all of your investment.

Risks Related to the Business and Industry of SOC Telemed

Unless otherwise indicated, references in this section and elsewhere in this proxy statement/consent solicitation statement/prospectus to the SOC Telemed business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, its business, reputation, financial condition, results of operations, revenue and future prospects following the Business Combination.

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of SOC Telemed prior to the Closing, which will be the business of the Combined Company and its subsidiaries following the Closing.

We operate in a competitive industry, and if we are not able to compete effectively, our business, financial condition, and results of operations will be harmed.

The telemedicine market is relatively new, rapidly evolving and highly competitive. We expect competition to intensify in the future as existing competitors and new entrants introduce new telemedicine services and software platforms or other technology to U.S. healthcare providers, particularly hospitals and healthcare systems. We currently face competition from a range of companies, including other incumbent providers of telemedicine consultation services and specialized software providers, that are continuing to grow and enhance their service offerings and develop more sophisticated and effective transaction and service platforms. In addition, large, well-financed healthcare providers have in some cases developed their own telemedicine services and technologies and may provide these solutions to their patients at discounted prices. Competition from specialized telemedicine services and software providers, healthcare providers and other parties will result in continued pricing pressures, which is likely to lead to price declines in certain of our services, which could negatively impact our sales, profitability and market share.

Some of our competitors may have greater name recognition, longer operating histories and significantly greater resources than we do. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or client requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances may emerge that have greater market share, a larger client base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources and larger sales forces than we have, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of the telemedicine market, which could create additional price pressure. In light of these factors, even if our solutions are more effective than those of our competitors, current or potential clients may accept competitive solutions in lieu of purchasing our solutions. If we are unable to successfully compete in the telemedicine industry, our business, financial condition and results of operations could be materially adversely affected.

Moreover, we expect that competition will continue to increase as a result of consolidation in the healthcare industry. Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, thus decreasing the number of market participants, competition to provide services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our telemedicine consultation and platform services. If we are forced to reduce our prices and are unable to achieve a corresponding reduction in our expenses, our revenue would decrease, which could harm our business.

The level of demand for and market utilization of our solutions are subject to a high degree of uncertainty.

The market for telemedicine services and related technology is in the early stages of development and characterized by rapid change. As telemedicine specialty consultation workflows and related business drivers continue to evolve, the level of demand for and market utilization of our telemedicine services and platform remain subject to a high degree of uncertainty. Our success will depend to a substantial extent on the willingness of healthcare organizations to use, and to increase the frequency and extent of their utilization of, our solutions and our ability to demonstrate the value of telemedicine to healthcare providers. If healthcare organizations do not recognize or acknowledge the benefits of our telemedicine services or software platform or if we are unable to reduce healthcare costs or generate positive health outcomes, then the market for our solutions might not develop at all, or it might develop more slowly than we expect. Similarly, negative publicity regarding patient confidentiality and privacy in the context of technology-enabled healthcare or concerns about our solutions or the telemedicine market as whole could limit market acceptance of our solutions. If our clients do not perceive the benefits of our solutions, then our market may not develop at all, or it may develop more slowly than we expect. Achieving and maintaining market acceptance of our solutions could be negatively affected by many factors, including:

•        the popularity, pricing and timing of telemedicine consultation services being launched and distributed by us and our competitors;

•        general economic conditions, particularly economic conditions adversely affecting discretionary and reimbursable healthcare spending;

•        federal and state policy initiatives impacting the need for and pricing of telemedicine services;

•        changes in client needs and preferences;

•        the development of specialty care practice standards or industry norms applicable to telemedicine consultation services;

•        the availability of other forms of medical and telemedicine assistance;

•        lack of additional evidence or peer-reviewed publication of clinical evidence supporting the safety, ease-of-use, cost-savings or other perceived benefits of our solutions over competitive products or other currently available methodologies;

•        perceived risks associated with the use of our solutions or similar products or technologies generally; and

•        critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

In addition, our solutions may be perceived by our clients or potential clients to be more complicated or less effective than traditional approaches, and may be unwilling to change their current healthcare practices. Healthcare providers are often slow to change their medical treatment practices for a variety of reasons, including perceived liability risks arising from the use of new products and services and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend our solutions until there is sufficient evidence to convince them to alter their current approach. Any of these factors could adversely affect the demand for and market utilization of our solutions, which would have a material adverse effect on our business, financial condition and results of operations.

We have a history of losses, and anticipate that we will continue to incur losses in the future. We may never achieve or sustain profitability.

We have incurred net losses on an annual basis since our inception. We incurred net losses of $15.4 million, $18.2 million and $18.1 million for the six months ended June 30, 2020, and the years ended December 31, 2019 and 2018, respectively. As of June 30, 2020, our accumulated deficit was approximately $201.8 million and our cash and cash equivalents were $5.1 million. We believe that our cash and cash equivalents as of June 30, 2020, together with our expected revenues and funding available under our support letter from Warburg Pincus, will be sufficient to meet our capital requirements and fund our operations for at least the next 12 months. See Note 2 of the notes to our consolidated financial statements included in this proxy statement/consent solicitation statement/prospectus. We expect our costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest significant additional funds towards enhancing our services and platform, growing our business and operating as a public company and as we continue to invest in increasing our hospital and healthcare system client base, expanding our operations, hiring additional employees, and developing future offerings. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. To date, we have financed our operations principally from the sale of our equity securities, revenue from sales of our telemedicine consultation services, and the incurrence of indebtedness. Our cash flow from operations was negative for the six months ended June 30, 2020, and for the years ended December 31, 2019 and 2018, and we may not generate positive cash flow from operations in any given period. If we are not able to achieve or maintain positive cash flow in the long term, we will require additional financing, which may not be available on favorable terms or at all or which would be dilutive to our stockholders. If we are unable to successfully address these risks and challenges as we encounter them, our business may be harmed. Our failure to achieve or maintain profitability or positive cash flow could negatively affect the value of our common stock.

The developing and rapidly evolving nature of our business and the markets in which we operate may make it difficult to evaluate our business.

We were incorporated in 2004 and since inception have been creating offerings for the developing and rapidly evolving market for telemedicine services. Our initial focus was on our neurology services and we have since expanded our services to include other specialties and offerings. For example, we have started offering our Telemed IQ telemedicine software platform to hospitals and healthcare systems independent of the utilization of our provider network, and our sales team has less experience marketing this service. Accordingly, we have a relatively limited operating history with our current solutions and business model, which makes it difficult to evaluate our business and prospects. In particular, because we depend in part on market acceptance of our newer services, including our Telemed IQ software platform, it is difficult to evaluate trends that may affect our business and whether our expansion will be profitable. You should consider our business and prospects in light of the risks and difficulties we encounter or may encounter. These risks and difficulties include those frequently experienced by growing companies in rapidly changing industries, such as determining appropriate investments of our limited resources, market adoption of our existing and future solutions, competition from other companies, acquiring and retaining clients, hiring, integrating, training and retaining skilled personnel, developing new solutions, determining prices for our solutions, unforeseen expenses, and challenges in forecasting accuracy. If we have difficulty launching new solutions, our reputation may be harmed and our business, financial condition and results of operations may be adversely affected. Additional risks include our ability to effectively manage growth and process, cross-license and privilege physicians, store, protect and use personal data in compliance with governmental regulation, contractual obligations and other legal obligations related to privacy and security. If our assumptions regarding these and other similar risks and uncertainties, which we use to plan our business, are incorrect or change as we gain more experience operating our business or due to changes in our industry, or if we do not address these challenges successfully, our business, financial condition and results of operations could differ materially from our expectations and our business could suffer.

Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

Our operating results have in the past and could in the future vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance, our projections or the expectations of securities analysts because of a variety of factors, many of which are outside of our control. In addition, an increasing percentage of our revenue is based upon variable fee provisions in our client service contracts for additional utilization of our consultation services. Those variable consultation fees fluctuate based on the degree to which clients are utilizing our services exceed the contracted amounts, which is difficult to predict in advance. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our operating results include:

•        the addition or loss of large hospital and healthcare system clients, including through acquisitions or consolidations of such clients;

•        seasonal and other variations in the timing of our sales and implementation cycles, especially in the case of our large clients;

•        the timing of recognition of revenue, including possible delays in the recognition of revenue due to sometimes unpredictable implementation timelines;

•        the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

•        our ability to effectively manage the size and composition of our proprietary network of healthcare professionals relative to the level of demand for services from our clients;

•        the timing and success of introductions of new products and services by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, hospital and healthcare system clients or strategic partners;

•        hospital and healthcare system client renewal rates and the timing and terms of such renewals;

•        the mix of services sold and utilization volume of our services during a period;

•        the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies;

•        technical difficulties or interruptions in our services;

•        breaches of information security or privacy;

•        our ability to hire and retain qualified personnel, including cross-licensing and privileging our physician network;

•        changes in the structure of healthcare provider and payment systems;

•        changes in the legislative or regulatory environment, including with respect to healthcare, privacy, or data protection, or enforcement by government regulators, including fines, orders, or consent decrees;

•        the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation;

•        travel restrictions, shelter-in-place orders and other social distancing measures implemented to combat the COVID-19 outbreak, and their impact on economic, industry and market conditions, client spending budgets and our ability to conduct business;

•        political, economic and social instability, including terrorist activities and health epidemics (including the COVID-19 pandemic), and any disruption these events may cause to the global economy; and

•        changes in business or macroeconomic conditions.

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter and year-to-year comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

Our business, financial condition and results of operations have been and may continue to be adversely impacted by the COVID-19 pandemic or similar epidemics in the future or other adverse public health developments, including government responses to such events.

The outbreak of COVID-19 has caused many governments to implement quarantines, shelter-in-place orders and significant restrictions on travel, and to instruct individuals to avoid crowds, which has led to an economic downturn and increased market volatility. It has also disrupted the normal operations of many businesses, including ours and the healthcare system generally. This outbreak, as well as intensified measures undertaken to contain the spread of COVID-19, could decrease healthcare industry spending and has and may continue to adversely impact demand for and utilization of our services if health care providers continue to prioritize treatment of COVID-19-related illnesses and patients are unable or unwilling to visit health care providers. The economic downturn and other adverse impacts resulting from COVID-19 or other similar epidemics or adverse public health developments may further negatively impact the utilization rates of our services by our clients and our ability to attract new clients and may increase the likelihood of clients not renewing their contracts with us or being unable to pay us in accordance with the terms of their agreements. In addition, the operations of several of our third-party service providers have been negatively impacted by the COVID-19 pandemic. As a result of the COVID-19 pandemic or other similar epidemics or adverse public health developments, our operations, and those of our providers, have experienced, and may in the future continue to experience, delays or disruptions, such as temporary suspension of operations. In particular, the COVID-19 pandemic had an impact on the utilization levels of our teleNeurology and telePsychiatry solutions when it was declared a global pandemic in March 2020, and, as a result, our financial condition and year-to-date results of operations have been negatively impacted. Our business, financial condition and results of operations may continue to be adversely impacted in the event that the economic downturn or measures undertaken to contain the spread of COVID-19 continue for a long period of time. In addition, as a result of the COVID-19 pandemic or other similar epidemics or adverse public health developments, we may be impacted by employee illness, shutdowns and other community response measures meant to prevent spread of the virus, all of which could negatively impact our business, financial condition and results of operations. Further, if we are regularly unable to meet our obligations to deliver our services, our clients may decide to terminate their contracts or we may be subject to other contractual penalties. The extent to which COVID-19 pandemic-related business disruption and economic uncertainty affects our results will depend on future developments, which are highly uncertain.

Our sales cycle can be long and unpredictable and requires considerable time and expense. As a result, our sales, revenue, and cash flows are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

The sales cycle for our solutions from initial contact with a potential lead to contract execution and implementation varies widely by client. Some of our clients undertake a significant and prolonged evaluation process, including to determine whether our solutions meet their unique telemedicine service needs, which frequently involves evaluation of not only our solutions but also an evaluation of those of our competitors, which has in the past resulted in extended sales cycles. Our sales efforts involve educating our clients about the use, technical capabilities and potential benefits of our solutions. Moreover, our large hospital and healthcare system clients often begin to deploy our solutions on a limited basis, but nevertheless demand extensive configuration, integration services and pricing concessions, which increase our upfront investment in the sales effort with no guarantee that these clients will deploy our solution widely enough across their organization to justify our substantial upfront investment. It is possible that in the future we may experience even longer sales cycles, more complex client needs, higher upfront sales costs and less predictability in completing some of our sales, including as a result of the COVID-19 pandemic, as we continue to expand our direct sales force, expand into new territories and market additional products and services. If our sales cycle lengthens or our substantial upfront sales and implementation investments do not result in sufficient sales to justify our investments, our business, financial condition and results of operations could be materially adversely affected.

Developments affecting spending by the healthcare industry could adversely affect our business.

The U.S. healthcare industry has changed significantly in recent years, and we expect that significant changes will continue to occur. General reductions in expenditures by healthcare industry participants could result from, among other things:

•        government regulations or private initiatives that affect the manner in which healthcare providers interact with patients, payors or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

•        consolidation of healthcare industry participants;

•        federal amendments to, lack of enforcement or development of applicable regulations for, or repeal of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (as amended, the “ACA”);

•        reductions in government funding for healthcare; and

•        adverse changes in business or economic conditions affecting healthcare payors or providers or other healthcare industry participants.

Any of these changes in healthcare spending could adversely affect our revenue. Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending in some or all of the specific market segments that we serve now or in the future. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot assure you that the demand for our products and services will continue to exist at current levels or that we will have adequate technical, financial, and marketing resources to react to changes in the healthcare industry.

Economic uncertainties or prolonged downturns in the general economy, or political changes, could disproportionately affect the demand for our solutions and adversely affect our results of operations.

Current or future economic uncertainties or prolonged downturns, including those caused by the ongoing COVID-19 pandemic, could adversely affect our business and results of operations. Negative conditions in the general economy in the United States, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, political deadlock, natural catastrophes, pandemics, social unrest, warfare and terrorist attacks, could cause a decrease in funds available to our clients and potential clients and negatively affect the growth rate of our business.

These economic conditions may make it difficult for our clients and us to forecast and plan future budgetary decisions or business activities accurately, and they could cause our clients to reevaluate their decisions to purchase our solutions, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times or as a result of political changes, our clients may tighten their budgets and face constraints in gaining timely access to sufficient funding or other credit, which could result in an impairment of their ability to make timely payments to us. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results.

To the extent our solutions are perceived by clients and potential clients to be discretionary, our revenue may be disproportionately affected by delays or reductions in general information technology and telemedicine spending. Also, clients may choose to develop in-house software as an alternative to using our Telemed IQ platform. Moreover, competitors may respond to market conditions by lowering prices and attempting to lure away our clients. In addition, the increased pace of consolidation in the healthcare industry may result in reduced overall spending on our solutions.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within the healthcare industry, or the effect of political changes. If the economic conditions of the general economy or the healthcare industry do not improve, or worsen from present levels, our business, financial condition and results of operations could be adversely affected.

If our existing clients do not continue or renew their contracts with us, renew at lower fee levels or decline to purchase additional services from us, our business, financial condition and results of operations may be adversely affected.

We expect to derive a significant portion of our revenue from renewal of existing client contracts and sales of additional services to existing clients. Factors that may affect our ability to sell additional products and services include, but are not limited to, the following:

•        the price, performance and functionality of our solutions;

•        the availability, price, performance and functionality of competing solutions;

•        our ability to develop and sell complementary products and services;

•        the stability, performance and security of our proprietary software platform;

•        changes in healthcare laws, regulations or trends; and

•        the business environment and strategic priorities of our clients.

We typically enter into multi-year contracts with our clients. These contracts generally have stated initial terms between one to three years. Most of our clients have no obligation to renew their subscriptions for our solutions after the initial term expires. In addition, our clients may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these clients. If our clients fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels or fail to purchase new products and services from us, our revenue may decline, or our future revenue growth may be constrained.

Our telemedicine business and growth strategy depend on our ability to maintain and expand a network of qualified physicians and other provider specialists. If we are unable to do so, our future growth would be limited and our business, financial condition and results of operations would be adversely affected.

Our success is dependent upon our continued ability to maintain a network of qualified physicians and other provider specialists. Fulfilling our clinical and client service obligations requires a robust supply of qualified specialist physicians who must be licensed across many states and privileged at a large number of our client hospitals. If we are unable to recruit and retain board-certified physicians and other healthcare professionals, it would have a material adverse effect on our business and ability to grow and would adversely affect our results of operations. In any particular market, these providers could demand higher payments or take other actions that could result in higher costs, less attractive service for our clients or difficulty meeting regulatory or accreditation requirements. Our ability to develop and maintain satisfactory relationships with these providers also may be negatively impacted by other factors not associated with us, such as changes in Medicare and/or Medicaid reimbursement levels and other pressures on healthcare providers and consolidation activity among hospitals, physician groups and healthcare providers. The failure to maintain or to secure new cost-effective provider contracts may result in a loss of or inability to grow our client base, higher costs, healthcare provider network disruptions, less attractive service for our clients and/or difficulty in meeting regulatory or accreditation requirements, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our telemedicine business is dependent on our relationships with affiliated professional entities, which we do not own, to provide physician services, and our business would be adversely affected if those relationships were disrupted.

There is a risk that U.S. state authorities in some jurisdictions may find that our contractual relationships with our physicians providing telehealth services violate laws prohibiting the corporate practice of medicine. These laws generally prohibit the practice of medicine by lay persons or entities and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing a physician’s professional judgment. The extent to which each state considers particular actions or contractual relationships to constitute improper influence of professional judgment varies across the states and is subject to change and to evolving interpretations by state boards of medicine and state attorneys general, among others. As such, we must monitor our compliance with laws in every jurisdiction in which we operate on an ongoing basis and we cannot guarantee that subsequent interpretation of the corporate practice of medicine laws will not circumscribe our business operations. State corporate practice of medicine doctrines also often impose penalties on physicians themselves for aiding the corporate practice of medicine, which could discourage physicians from participating in our network of providers.

The corporate practice of medicine prohibition exists in some form, by statute, regulation, board of medicine or attorney general guidance, or case law, in most states, though the broad variation between state application and enforcement of the doctrine makes an exact count difficult. Due to the prevalence of the corporate practice of medicine doctrine, including in the states where we predominantly conduct our business, we contract for provider services through administrative support services agreements with four 100% physician-owned, independent professional corporations in California, Georgia, New Jersey and Texas which employ or contract with physicians for the clinical and professional services provided to our clients. We do not own these physician organizations; instead, the physician organizations are owned by physicians licensed in their respective states. Although we expect that these relationships will continue, we cannot guarantee that they will. A material change in our relationship with any of these physician organizations, or among these physician organizations and their contracted physicians, whether resulting from a dispute among the parties, a change in government regulation or the loss of these affiliations, could impair our ability to provide services to our clients and could have a material adverse effect on our business, financial condition and results of operations. Any scrutiny, investigation or litigation with regard to our arrangement with these professional corporations could have a material adverse effect on our business, financial condition and results of operations.

We depend upon third-party service providers for certain technologies. If these third-party providers fail to fulfill their contractual obligations, fail to maintain or support those technologies or choose to discontinue their services, our business and operations could be disrupted and our results of operations may be adversely affected.

We depend upon third-party service providers for important functions of our solutions. Software, network applications and data, as well as the core video and audio system integral to our business, are hosted on third-party sites. These facilities may be vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, COVID-19 pandemic-related business disruptions, and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our providing our services. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. Redundancies and backup systems are in place to prevent operational disruptions and data loss, but if these technologies fail or are of poor quality, our business, reputation and results of operations could be materially adversely affected. Failures or disruption in the delivery of telemedicine services could result in client dissatisfaction, disrupt our operations, and materially adversely affect operating results. Additionally, we have significantly less control over the technologies third parties provide to us than if we maintained and operated them ourselves. In some cases, functions necessary to some of our solutions may be performed by these third-party technologies. If we need to find an alternative source for performing these functions, we may have to expend significant money, resources and time to develop the alternative, and if this development is not accomplished in a timely manner and without significant disruption to our business, we may be unable to fulfill our obligations to clients. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with clients and adversely affect our business and could expose us to third-party liabilities.

We depend on a limited number of third-party suppliers for our telemedicine equipment, and the loss of any of these suppliers, or their inability to provide us with an adequate supply of materials, could adversely affect our business.

We rely on a limited number of third-party suppliers to manufacture and transport our telemedicine carts and equipment. For our business strategy to be successful, our suppliers must be able to provide us with components in sufficient quantities, in compliance with regulatory requirements and quality control standards, in accordance with agreed-upon specifications, at acceptable costs and on a timely basis. Increases in our leasing of telemedicine equipment to clients, whether forecasted or unanticipated, could strain the ability of our suppliers to deliver an increased supply of components in a manner that meets these various requirements. Further, in the event of a component shortage or supply interruption from suppliers of these components, we may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Quality or performance failures of the components or changes in the suppliers’ financial or business condition could also disrupt our ability to supply telemedicine equipment to our clients and thereby have a material adverse effect on our business, financial condition and results of operations.

Moreover, volatile economic conditions, including as a result of the global COVID-19 pandemic, may make it more likely that our suppliers may be unable to timely deliver supplies, or at all, and there is no guarantee that we will be able to timely locate alternative suppliers of components of comparable quality at an acceptable price. Further, since the beginning of 2018, there has been increasing rhetoric, in some cases coupled with legislative or executive action, from several U.S. and foreign leaders regarding tariffs against foreign imports of certain materials. Several of the components that go into the manufacturing of our telemedicine equipment are sourced internationally, including from China, where the Office of the U.S. Trade Representative has imposed tariffs on imports of specified products. These tariffs have an impact on our component costs and have the potential to have an even greater impact depending on the outcome of the current trade negotiations, which have been protracted and have resulted in increases in U.S. tariff rates on specified products from China. Increases in our component costs could have a material effect on our gross margins. The loss of a significant supplier, an increase in component costs, or delays or disruptions in the delivery of components, could adversely affect our ability to generate future revenue and earnings and have an adverse effect on our business, financial condition and results of operations.

Any failure to offer high-quality technical support services may adversely affect our relationships with our clients and our financial results.

Our clients depend on our support organization to resolve any technical issues relating to our services. In addition, our sales process is highly dependent on the quality of our solutions, our business reputation and on strong recommendations from our existing clients. Any failure to maintain high-quality and highly-responsive technical support, or a market perception that we do not maintain high-quality and highly-responsive support, could harm our reputation, adversely affect our ability to sell our solutions to existing and prospective clients, and harm our business, operating results and financial condition.

We offer technical support services with our solutions and may be unable to respond quickly enough to accommodate short-term increases in demand for support services, particularly as we increase the size of our client base. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors. It is difficult to predict demand for technical support services and if demand increases significantly, we may be unable to provide satisfactory support services to our clients. Additionally, increased demand for these services, without corresponding revenue, could increase costs and adversely affect our results of operations.

Because competition for qualified personnel is intense, we may not be able to attract and retain the highly skilled employees we need to support our continued growth.

To continue to execute on our growth plan, we must attract and retain highly qualified personnel. The pool of qualified personnel with experience working in the healthcare market is limited overall and the competition to hire them is intense. As such, we may not be successful in continuing to attract and retain qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, our search for replacements for departed employees may cause uncertainty regarding the future of our business, impact employee hiring and retention, and adversely impact our revenue, financial condition and results of operations. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

We depend on our senior management team, and the loss of one or more of these employees or an inability to attract and retain qualified key personnel could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. These executive officers are “at-will” employees and therefore may terminate employment with us at any time with no advance notice. We also rely on our leadership team in the areas of research and development, marketing, services and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives. In addition, volatility or lack of performance in our stock price may affect our ability to attract and retain replacements should key personnel depart. If we are not able to retain any of our key personnel, our business could be harmed.

Our management team has limited experience managing a public company.

Following the Business Combination, we will be a publicly traded company and our management team has limited experience managing a publicly traded company. Our management team may not successfully or effectively manage the transition of the SOC Telemed business to a public company following the Business Combination, which will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience interacting with public company investors and securities analysts and complying with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of our business. These new obligations and constituents require significant attention from our management team and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations, and financial condition. In addition, we will need to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

If we are not able to develop and release new solutions, or successful enhancements, new features and modifications to our existing solutions, our business could be adversely affected.

To date, we have derived a substantial majority of our revenue from sales of our telemedicine consultation services, and our longer-term results of operations and continued growth will depend on our ability successfully to develop and market new solutions in a timely manner. In addition, we have invested, and will continue to invest, significant resources in research and development to enhance our existing solutions, particularly the features, functionality and performance of our Telemed IQ software platform. If existing clients are not willing to make additional payments for such new solutions, or if new clients do not value such new solutions or enhancements, it could have a material adverse effect on our business, financial condition and results of operations. If we are unable to predict client and user preferences or if our industry changes, or if we are unable to enhance or modify our solutions on a timely basis, we may lose clients. In addition, our results of operations would suffer if our innovations are not responsive to the needs of our, appropriately timed with market opportunity or effectively brought to market. Delays in launching new solutions may open windows of opportunity for new and existing competitors to erode our market share and may negatively impact our revenue and profitability.

We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders, and otherwise disrupt our operations, and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have an adverse effect on our business, financial condition and results of operations.

We have in the past and may in the future seek to acquire or invest in businesses, applications and services or technologies that we believe could complement or expand our solutions, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

In addition, if we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including, but not limited to:

•        inability to integrate or benefit from acquired technologies or services in a profitable manner;

•        unanticipated costs or liabilities, including legal liabilities, associated with the acquisition;

•        difficulty integrating the accounting systems, operations and personnel of the acquired business;

•        difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

•        difficulty converting the clients of the acquired business onto our platform and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

•        diversion of management’s attention from other business concerns;

•        adverse effects to our existing business relationships with business partners and clients as a result of the acquisition;

•        the potential loss of key employees or contractors;

•        use of resources that are needed in other parts of our business; and

•        use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of businesses we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition and results of operations may suffer.

If we are unable to grow, or if we fail to manage future growth effectively, our revenue may not increase and we may be unable to implement our business strategy.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our clients’ requirements, all of which could materially adversely affect our business, financial condition and results of operations. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our IT infrastructure, financial and accounting systems and controls. We must also attract, train and retain a significant number of qualified physicians, sales and marketing personnel, customer support personnel, professional services personnel, software engineers, technical personnel and management personnel, and the availability of such personnel, in particular physicians and software engineers, may be constrained.

Our growth depends on the acceptance of our solutions as a suitable supplement to traditional healthcare delivery systems and on our ability to overcome operational challenges. Our business model and solutions could lose their viability as a supplement to traditional healthcare delivery systems due to client dissatisfaction or new alternative solutions. If we are unable to address the needs of our clients, or our clients are dissatisfied with the quality of our solutions, our clients may not renew their contracts, seek to cancel or terminate their relationship with us or renew on less favorable terms, any of which could cause our annual net dollar retention rate to decrease.

As we continue to grow, including from the integration of employees and businesses acquired in connection with previous or future acquisitions, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our profitability and our ability to retain and recruit qualified personnel who are essential for our future success. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy client requirements or maintain high-quality solutions. Additionally, we may not be able to expand and upgrade our systems and infrastructure to accommodate future growth.

Failure to effectively manage our growth could also lead us to over-invest or under-invest in development and operations, result in weaknesses in our infrastructure, systems or controls, give rise to operational mistakes, financial losses, loss of productivity or business opportunities and result in loss of employees and reduced productivity of remaining employees. Our growth is expected to require significant capital expenditures and may divert financial resources from other projects such as the development of new products and services. If we are unable to effectively manage our growth, our expenses may increase more than expected, our revenue may not increase or may grow more slowly than expected and we may be unable to implement our business strategy. The quality of our services may also suffer, which could negatively affect our reputation and harm our ability to attract and retain clients.

We may be unable to successfully execute on our growth initiatives, business strategies or operating plans.

We are continually executing a number of growth initiatives, strategies and operating plans designed to enhance our business. For example, we recently entered into new specialist healthcare professional markets. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies and operating plans and realize all of the benefits, including growth targets and cost savings, that we expect to achieve, or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies and operating plans, increased difficulty and cost in implementing these efforts, including difficulties in complying with new regulatory requirements and the incurrence of other unexpected costs associated with operating the business. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realize these benefits. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our business, financial condition and results of operations may be materially adversely affected.

Our growth depends in part on the success of our strategic relationships with third parties.

To grow our business, we anticipate that we will continue to depend on relationships with third parties, such as channel partners. In addition to growing our indirect sales channels, we intend to pursue additional relationships with other third parties, such as physician groups, integrated delivery networks and government contractors. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors may be effective in causing third parties to favor their products or services over our solutions. In addition, acquisitions of such partners by our competitors could result in a decrease in the number of our current and potential clients, as these partners may no longer facilitate the adoption of our solutions. Further, some of our partners are or may become competitive with certain of our solutions and may elect to no longer integrate with our platform. If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired, and our results of operations may suffer. Even if we are successful, we cannot ensure that these relationships will result in increased client usage of our applications or increased revenue.

If the estimates and assumptions we use to determine the size of our total addressable market are inaccurate, our future growth rate may be affected and our business would be harmed.

Market estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all. The principal assumptions relating to our market opportunity include all hospitals in the United States adopting outsourced clinical resources via telemedicine and that we can successful add specialties to our solutions beyond those currently offered today. Our market opportunity is also based on the assumption that our existing and future offerings will be more attractive to our clients and potential clients than competing solutions. If these assumptions prove inaccurate, our business, financial condition, and results of operations could be adversely affected. For more information regarding our estimates of market opportunity and the forecasts of market growth included in this proxy statement/consent solicitation statement/prospectus, see the section titled “Market and Industry Data.”

We may not grow at the rates we historically have achieved or at all, even if our key metrics may indicate growth.

We have experienced significant growth in recent years. Future revenues may not grow at these same rates or may decline. Our future growth will depend, in part, on our ability to grow our revenue from existing clients, to complete sales to potential future clients, to expand our client base, to develop new products and services. We can provide no assurances that we will be successful in executing on these growth strategies or that, even if our key metrics would indicate future growth, we will continue to grow our revenue or to generate net income. Our ability to execute on our existing sales pipeline, create additional sales pipelines and expand our client base depends on, among other things, the attractiveness of our services relative to those offered by our competitors, our ability to demonstrate the value of our existing and future services and our ability to attract and retain a sufficient number of qualified sales and marketing leadership and support personnel. In addition, our existing clients may be slower to adopt our services than we currently anticipate, which could adversely affect our results of operations and growth prospects.

The estimates and assumptions on which SOC Telemed’s financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and market price of our Class A common stock.

SOC Telemed’s financial projections included in this proxy statement/consent solicitation statement/prospectus are dependent on certain estimates and assumptions related to, among other things, growth assumptions that are inherently subject to significant uncertainties and contingencies, as well as, among other things, matters related specifically to the recent operational performance and anticipated development of our business, and are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all, or within projected timeframes. The financial projections also reflect numerous assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond our control. The financial projections were not prepared with a view to public disclosure or complying with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. SOC Telemed’s independent auditor has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the financial projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The financial projections were based on historical experience and on various other estimates and assumptions that we believe to be reasonable under the circumstances and at the time they were made. There will be differences between actual and projected financial results, and actual results may be materially greater or materially less than those contained in the financial projections, especially in light of the increased difficulty in making such estimates and assumptions as a result of the COVID-19 pandemic. Any material variation between the SOC Telemed’s financial projections and its actual results may adversely affect our future profitability, cash flows and market price of our Class A common stock.

We have been and may in the future become subject to litigation, which could be costly and time-consuming to defend.

We have been and may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our clients in connection with commercial disputes or employment claims made by our current or former associates. Litigation may result in substantial costs and may divert management’s attention and resources, which may substantially harm our business, financial condition and results of operations. Insurance may not cover such claims, may not provide sufficient payments to cover all of the costs to resolve one or more such claims and may not continue to be available on terms acceptable to us. Resolution of some of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely affect our results of operations and cash flows, thereby harming our business and stock price. For example, fines or assessments could be levied against us under domestic or foreign data privacy laws (such as the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the General Data Protection Regulation (GDPR), or the California Consumer Privacy Act of 2018 (CCPA)) or under authority of privacy enforcing governmental entities (such as the Federal Trade Commission (FTC), or the U.S. Department of Health and Human Services (HHS)) or as a result of private actions, such as class actions based on data breaches or based on private rights of action (such as that contained in the CCPA). Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely affect our results of operations and cash flows, expose us to increased risks that would be uninsured and adversely affect our ability to attract directors and officers. In addition, such litigation could result in increased scrutiny by government authorities having authority over our business, such as the FTC, the HHS, Office for Civil Rights (OCR), and state attorneys general.

We may become subject to medical liability claims, which could cause us to incur significant expenses, may require us to pay significant damages if not covered by insurance, and could adversely affect our business, financial condition and results of operations.

We and our affiliated professional entities may be subject to professional liability claims and, if these claims are successful, substantial damage awards. Although we maintain insurance covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to our business, we cannot predict the outcomes of medical malpractice cases, the effect that any claims of this nature, regardless of their ultimate outcome, could have on our business or reputation or on our ability to attract and retain clients. Professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services. As a result, adequate professional liability insurance may not be available to our providers or to us in the future at acceptable costs or at all.

Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us and divert the attention of our management and our providers from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our reputation.

Failure to keep pace with advances in technology could cause our solutions to become obsolete, which could harm our business, financial condition and results of operations.

The telemedicine industry is characterized by rapid technological change, changing consumer requirements, short product lifecycles and evolving industry standards. The successful implementation of our business model depends on our ability to anticipate and adapt to evolving technologies and industry standards and introduce new solutions accordingly. For example, we recently started deploying our Telemed IQ software platform to hospital organizations as a stand-alone software-as-a-service solution independent of our clinical services to enable these providers to optimize and scale our platform across all of their care sites. These new solutions carry risks, such as cost overruns, delays in delivery, performance problems, and lack of acceptance by our clients. If we cannot anticipate or adapt to rapidly evolving industry standards, technology, and increasingly sophisticated clients and their employees, our existing technology could become undesirable, obsolete, or harm our reputation. Moreover, we may not be successful in developing, using, marketing, selling or maintaining new technologies effectively or adapting our solutions to evolving client requirements or emerging industry standards, and, as a result, our business, financial condition and results of operations could be materially adversely affected. In addition, we have limited insight into trends that might develop and affect our business, which could lead to errors in our predicting and reacting to relevant business, legal, and regulatory trends and healthcare reform. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future products and services becoming uncompetitive or obsolete. If any of these events occur, it could harm our business.

If the systems that we use to provide our services experience security breaches, we may incur significant liabilities, and our reputation and business may be adversely affected.

Our services involve the storage and transmission of our clients’ proprietary information, sensitive or confidential data, including valuable personal information of patients, clients and others, as well as the protected health information, or PHI, of our clients. Because of the extreme sensitivity of the information we store and transmit, the security features of our computer, network and communications systems infrastructure are critical to the success of our business. A breach or failure of our security measures could result from a variety of circumstances and events, including third-party action, employee negligence or error, malfeasance, computer viruses, cyber-attacks by computer hackers, failures during the process of upgrading or replacing software and databases, power outages, hardware failures, telecommunication failures, user errors or catastrophic events. Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. As cyber threats continue to evolve, we may be required to expend additional resources to further enhance our information security measures and/or to investigate and remediate any information security vulnerabilities. If our security measures fail or are breached, it could result in unauthorized persons accessing sensitive client or patient data (including PHI), a loss of or damage to our data, an inability to access data sources, or process data or provide our services to our clients. Such failures or breaches of our security measures, or our inability to effectively resolve such failures or breaches in a timely manner, could severely damage our reputation, adversely affect client or investor confidence in us, and reduce the demand for our services from existing and potential clients. In addition, we could face litigation, damages for contract breach, monetary penalties, or regulatory actions for violation of applicable laws or regulations, and incur significant costs for remedial measures to prevent future occurrences and mitigate past violations. Although we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and, in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We may experience cyber-security and other breach incidents that remain undetected for an extended period. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched, we may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual or perceived breach of our security occurs, or if we are unable to effectively resolve such breaches in a timely manner, the market perception of the effectiveness of our security measures could be harmed and we could lose sales and clients, which could have a material adverse effect on our business, financial condition and results of operations.

We rely on telecommunications and internet service providers for providing solutions to our clients, and any interruption or failure in the services provided by these third parties could adversely affect our reputation, business, financial condition and results of operations.

Our business is highly dependent on telecommunications and internet service providers. We serve our clients using third-party data centers and telecommunications solutions, including cloud infrastructure services. Our services are designed to operate 24-hours-a-day, seven-days-a-week, without interruption. However, we have experienced, and we expect that we will continue to experience, interruptions and delays in services and availability from time to time.

We may not maintain redundant systems or facilities for some of these services. While we control and have access to our servers, we do not control the operation of these facilities. The cloud vendors and the owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our cloud vendors or data center operators is acquired, we may be required to transfer our servers and other infrastructure to a new vendor or a new data center facility, and we may incur significant costs and possible service interruption in connection with doing so. Problems faced by our cloud vendors or third-party data center locations with the telecommunications network providers with whom we or they contract or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of our clients. Our cloud vendors or third-party data center operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy faced by our cloud vendors or third-party data centers operators or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict.

Additionally, if our cloud or data centers vendors are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could affect the service levels at our cloud vendors or data centers or cause such cloud systems or data centers and systems to fail. Any changes in third-party service levels at our cloud vendors or data centers or any disruptions or other performance problems with our solution could adversely affect our reputation and may damage our clients’ and clients’ stored files or result in lengthy interruptions in our services. Interruptions in our services may reduce our revenue, cause us to issue refunds to clients for prepaid and unused subscriptions, subject us to potential liability or adversely affect client renewal rates.

In the event of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could negatively impact our relationships with clients. To operate without interruption, both we and our service providers must guard against:

•        damage from fire, power loss, natural disasters and other force majeure events outside our control;

•        communications failures;

•        software and hardware errors, failures and crashes;

•        security breaches, computer viruses, hacking, denial-of-service attacks and similar disruptive problems; and

•        other potential interruptions.

Moreover, system failures may result in loss of data, including patient data, which is critical to the provision of our services. Any errors, failures, interruptions or delays experienced in connection with our or our third parties’ systems could negatively impact our relationships with clients, adversely affect our brand and expose us to liabilities to third parties, all of which could materially adversely affect our business, financial condition and results of operations.

Failure to protect or enforce our intellectual property rights could impair our ability to protect our proprietary technology and our brand and the costs involved in such enforcement could harm our business, financial condition and results of operations.

Our intellectual property includes our processes, methodologies, algorithms, applications, technology platform, software code, website content, user interfaces, graphics, registered and unregistered copyrights, trademarks, trade dress, databases and domain names. We believe that our intellectual property is an essential asset of our business. If we do not adequately protect our intellectual property, our brand and reputation could be harmed and competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our technology, and delay or render impossible our achievement of profitability. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete. We regard the protection of our trade secrets, copyrights, trademarks, trade dress, databases and domain names as critical to our success.

We strive to protect our intellectual property rights by relying on federal, state, and common law rights and other rights provided under foreign laws. However, the steps we take to protect our intellectual property rights may be inadequate. For example, other parties, including our competitors, may independently develop similar technology, duplicate our services, or design around our intellectual property and, in such cases, we may not be able to assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information, and we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.

We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. Even in cases where we seek patent protection, there is no assurance that the resulting patents will effectively protect every significant feature of our solutions, technology or proprietary information, or provide us with any competitive advantages, since intellectual property law, including statutory and case law, particularly in the United States, is constantly developing, and any changes in the law could make it harder for us to enforce our rights.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put any related pending patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Negative publicity related to a decision by us to initiate such enforcement actions against a client or former client, regardless of its accuracy, may adversely impact our other client relationships or prospective client relationships, harm our brand and business, and could cause the market price of our Class A common stock to decline. Our failure to secure, protect, and enforce our intellectual property rights could adversely affect our brand and our business.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

There is considerable patent and other intellectual property development activity in our industry. Our future success depends in part on not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, including so-called non-practicing entities (NPEs), may own or claim to own intellectual property relating to our solutions. From time to time, third parties may claim that we are infringing upon their intellectual property rights or that we have misappropriated their intellectual property. For example, in some cases, very broad patents are granted that may be interpreted as covering a wide field of machine learning and predictive modeling methods in healthcare. As competition in our market grows, the possibility of patent infringement, trademark infringement and other intellectual property claims against us increases. In the future, we expect others to claim that our solutions and underlying technology infringe or violate their intellectual property rights. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover one or more aspects of our technology and services. Any claims or litigation could cause us to incur significant expenses and, whether or not successfully asserted against us, could require that we pay substantial damages, ongoing royalty or license payments or settlement fees, prevent us from offering our solutions or using certain technologies, require us to re-engineer all or a portion of our platform, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our clients or business partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

Our use of open source software could adversely affect our ability to offer our solutions and subject us to possible litigation.

We use open source software in connection with our existing and future solutions. Some open source software licenses require those who distribute open source software as part of their own software product to make available the source code for any modifications or derivative works created based upon the open source software, and that such modifications or derivative works are licensed under the terms of a particular open source license or other license granting third parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses if we combine and/or distribute our proprietary software with open source software in certain manners. Although we monitor our use of open source software, we cannot be sure that all open source software is reviewed prior to use in our proprietary software, that our programmers have not incorporated open source software into our proprietary software or that they will not do so in the future. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our existing and future solutions to our clients. In addition, the terms of open source software licenses may require us to provide software that we develop using such open source software to others, including our competitors, on unfavorable license terms. As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer our technology, discontinue sales in the event re-engineering cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from our development efforts, any of which could have an adverse effect on our business, financial condition and results of operations.

Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base, business, financial condition and results of operations.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of personally identifiable information, or PII, including protected health information. These laws and regulations include the Health Insurance Portability and Accountability Act of 1996, or HIPAA. HIPAA establishes a set of basic national privacy and security standards for the protection of protected health information, or PHI, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services, which includes us.

HIPAA requires healthcare providers like us to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

HIPAA imposes mandatory penalties for certain violations. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts will be able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition, HIPAA mandates that the Secretary of Health and Human Services, or HHS, conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our clients and potentially exposing us to additional expense, adverse publicity and liability.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions.

Because of the extreme sensitivity of the PII we store and transmit, the security features of our technology platform are very important. If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive client and patient data, including HIPAA-regulated PHI. As a result, our reputation could be severely damaged, adversely affecting client or investor confidence. Clients may curtail their use of or stop using our services or our client base could decrease, which would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to client or other business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and, in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We outsource important aspects of the storage and transmission of client and patient information, and thus rely on third parties to manage functions that have material cyber-security risks. We attempt to address these risks by requiring outsourcing subcontractors who handle customer and patient information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard personal health data to the same extent that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third-party security examinations. However, we cannot assure you that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of such information on our behalf by our subcontractors.

We also publish statements to our clients that describe how we handle and protect personal information. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

Our proprietary software may not perform properly due to errors or similar problems, which could damage our reputation, give rise to claims against us, or divert application of our resources from other purposes, any of which could have an adverse effect on our business, financial condition and results of operations.

Telemed IQ, our proprietary software platform, provides our clients and providers with the ability to, among other things, complete, view and edit medical history; request a consult (either scheduled or on demand); conduct a consult (via video or phone); and initiate an expert medical service. Proprietary software development is time-consuming, expensive and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our proprietary software from operating properly. If our solutions do not function reliably or fail to achieve client expectations in terms of performance, clients could assert liability claims against us or attempt to cancel their contracts with us. This could damage our reputation and impair our ability to attract or maintain clients.

Moreover, complex software, such as ours, often contains defects and errors, some of which may remain undetected for a period of time. Material performance problems, defects or errors in our existing or new software and services may arise in the future and may result from interface of our solution with systems and data that we did not develop and the function of which is outside of our control or undetected in our testing. Such errors may be found after the introduction of new software or enhancements to existing software. If we detect any errors before we introduce a solution, we may have to delay deployment for an extended period of time while we address the problem. Any defects and errors, and any failure by us to identify and address them, could result in loss of revenue or market share, diversion of development resources, harm to our reputation and increased service and maintenance costs. Defects or errors may discourage existing or potential clients from purchasing our solutions from us. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors may be substantial and could have a material adverse effect on our business, financial condition and results of operations.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. We expect that we will undergo an “ownership change” as a result of the Business Combination. As of December 31, 2019, we had approximately $158.4 million of federal net operating loss carryforwards and $133.1 million of state net operating loss carryforwards. The federal net operating loss carryforwards created subsequent to the year ended December 31, 2017, of $37.4 million carry forward indefinitely, whereas the remaining federal net operating loss carryforwards of $121.0 million begin to expire in 2025. Our ability to utilize NOLs may be currently subject to limitations due to prior ownership changes. In addition to the ownership change expected to result from the Business Combination, future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code, further limiting our ability to utilize NOLs arising prior to such ownership change in the future. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. We have recorded a full valuation allowance against the deferred tax assets attributable to our NOLs that are not more likely than not expected to be utilized.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value-added, or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our results of operations.

We do not collect sales and use and similar taxes in any states for telemedicine services based on our belief that our services are not subject to such taxes in any state. Sales and use and similar tax laws and rates vary greatly from state to state. Certain states in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest with respect to past services, and we may be required to collect such taxes for services in the future. Such tax assessments, penalties and interest or future requirements may adversely affect our results of operations.

If the Mergers are not treated as a “reorganization” under Section 368(a) of the Code, it will result in adverse tax consequences to the SOC Telemed stockholders that are receiving Combined Company Class A common stock in the First Merger.

It is intended that the Mergers will qualify as a “reorganization” under the provisions of Section 368(a) of the Code, although, depending on the facts and circumstances, the Mergers may fail to so qualify. There are many requirements that must be satisfied in order for the Mergers to qualify as a reorganization under Section 368(a) of the Code, some of which are based upon factual determinations, and the reorganization treatment could be adversely affected by events or actions that occur or are taken after the Mergers. If the Mergers fail to qualify as a reorganization, holders of SOC Telemed capital stock would be treated as if they sold their SOC Telemed capital stock in a taxable transaction and would be taxable on the receipt of the cash and Combined Company Class A common stock in the First Merger. Holders of SOC Telemed capital stock should consult with their tax advisors regarding the tax consequences of the Mergers and the requirements that must be satisfied in order for the Mergers to qualify as a reorganization under Section 368(a) of the Code.

If our relationships with physicians and other provider specialists within our network are characterized as employees, we would be subject to employment and withholding liabilities.

Although we believe that some of our physicians and other provider specialists within our network are properly characterized as independent contractors, tax or other regulatory authorities may in the future challenge our characterization of these relationships. If such regulatory authorities or state, federal or foreign courts were to determine that our providers or experts are employees, and not independent contractors, we would be required to withhold income taxes, to withhold and pay social security, Medicare and similar taxes and to pay unemployment and other related payroll taxes. We would also be liable for unpaid past taxes and subject to penalties. As a result, any determination that our providers or experts are our employees could have a material adverse effect on our business, financial condition and results of operations.

We may require additional capital from equity or debt financing to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new solutions or enhance our existing solutions, enhance our operating infrastructure and acquire complementary businesses and technologies. In order to achieve these objectives, we may make future commitments of capital resources. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

The Combined Company will qualify as an emerging growth company as well as a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Following the Closing, the Combined Company will qualify an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Combined Company Class A common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Combined Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Combined Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of HCMC’s initial public offering. We cannot predict whether investors will find the Combined Company’s securities less attractive because it will rely on these exemptions. If some investors find the Combined Company’s securities less attractive as a result of its reliance on these exemptions, the trading prices of the Combined Company’s securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Combined Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Combined Company has elected not to opt out of such extended transition period and, therefore, the Combined Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, the Combined Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Combined Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Combined Company Class A common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of Combined Company Class A common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent the Combined Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

SOC Telemed has identified a material weakness in its internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

As a publicly traded company following the Closing, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Prior to the Business Combination, SOC Telemed has been a private company and has limited accounting and financial reporting personnel and other resources with which to address its internal controls and procedures. In connection with the audit of SOC Telemed’s consolidated financial statements for the year ended December 31, 2019, SOC Telemed and its independent registered public accounting firm identified a material weakness in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. SOC Telemed determined that it had a material weakness related to the design of its control environment because SOC Telemed did not (i) maintain a sufficient complement of personnel with an appropriate degree of knowledge, experience, and training, commensurate with its accounting and reporting requirements, (ii) did not maintain sufficient evidence of formal procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures nor were monitoring controls evidenced at a sufficient level to provide the appropriate level of oversight of activities related to its internal control over financial reporting and (iii) did not design and maintain effective controls over segregation of duties with respect to creating and posting manual journal entries. With the oversight of senior management and its audit committee, SOC Telemed is implementing a remediation plan which includes (i) the hiring of personnel with technical accounting and financial reporting experience to further bolster its ability to assess judgmental areas of accounting and provide an appropriate level of oversight of activities related to internal control over financial reporting, (ii) the implementation of improved accounting and financial reporting procedures and controls to improve the timeliness of its financial reporting cycle, (iii) the implementation of new accounting and financial reporting systems to improve the completeness and accuracy of its financial reporting and disclosures and (iv) the establishment of formalized internal controls to maintain segregation of duties between control operators. We believe the measures described above will remediate the material weakness identified and strengthen our internal control over financial reporting. We are committed to continuing to improve our internal control processes and will continue to diligently and vigorously review our financial reporting controls and procedures.

While we continue to implement our plan to remediate the material weakness described above, we cannot predict the success of such plan or the outcome of our assessment of these plans at this time. If our steps are insufficient to successfully remediate the material weakness and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of the Combined Company’s financial reporting, investor confidence in us, and the value of the Combined Company Class A common stock could be materially and adversely affected. We can give no assurance that this implementation will remediate these deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of the Combined Company’s financial statements, causing it to fail to meet its reporting obligations.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, the Combined Company’s ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a publicly traded company following the Closing, the Combined Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that the Combined Company maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by the Combined Company in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to the Combined Company’s principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, the Combined Company may experience material weaknesses in its controls. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future.

Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause the Combined Company to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of internal control over financial reporting that the Combined Company will eventually be required to include in its periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of the Combined Company’s common stock. In addition, if we are unable to continue to meet these requirements, the Combined Company may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of control over financial reporting for that purpose. As a public company, the Combined Company will be required to provide an annual management report on the effectiveness of its internal control over financial reporting commencing with its annual report on Form 10-K for the year ended December 31, 2021. Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act or a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. At such time, the Combined Company’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of the Combined Company’s common stock.

Changes in financial accounting standards may adversely affect our reported results of operations.

A change in accounting standards or practices, in particular with respect to revenue recognition, could adversely affect our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. For example, in May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, which supersedes nearly all existing revenue recognition guidance under accounting principles generally accepted in the United States of America. Although the new standard permits early adoption, as a private company, Topic 606 will be effective for SOC Telemed for annual periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. Accordingly, we will adopt Topic 606 for our annual reporting period beginning January 1, 2020, and interim reporting periods within the annual reporting period beginning January 1, 2021. We currently anticipate adopting the standard using the modified retrospective approach. We are in the process of evaluating the impact of the adoption of this new revenue standard on our consolidated financial statements. See Note 2 of the notes to our consolidated financial statements included in this proxy statement/consent solicitation statement/prospectus for additional information on the new standard. These and other changes to existing rules or the questioning of current practices may adversely affect our operating results. In addition, any difficulties in implementing this new revenue standard could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

Government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies.

The healthcare industry is highly regulated and is subject to changing political, legislative, regulatory, and other influences. Existing and new laws and regulations affecting the healthcare industry could create unexpected liabilities for us, could cause us to incur additional costs, and could restrict our operations. Many healthcare laws are complex, and their application to specific products and services may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the services that we provide. However, these laws and regulations may nonetheless be applied to our business. Our failure to accurately anticipate the application of these laws and regulations, or other failure to comply, could create liability for us, result in adverse publicity and materially affect its business, financial condition, and results of operations.

If we fail to comply with extensive laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

The health care industry is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•        licensure of health providers, certification of organizations and enrollment with government reimbursement programs;

•        necessity and adequacy of medical care;

•        relationships with physicians and other referral sources and referral recipients;

•        billing and coding for services;

•        properly handling overpayments;

•        quality of medical equipment and services;

•        qualifications of medical and support personnel;

•        confidentiality, maintenance, data breach, identity theft and security issues associated with health-related and personal information and medical records; and

•        communications with patients and consumers.

Among these laws are the federal Stark Law, the federal Anti-Kickback Statute, the False Claims Act, and similar state laws. If we fail to comply with applicable laws and regulations, we could suffer civil sanctions and criminal penalties, including the loss of our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs. While we endeavor to ensure that our financial relationships with referral sources such as hospitals and physicians comply with the applicable laws (including applicable safe harbors and exceptions), evolving interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our operations. A determination that we have violated these or other laws, or the public announcement that we are being investigated for possible violations of these or other laws, could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly. In addition, other legislation or regulations at the federal or state level may be adopted that adversely affect our business.

We have specific requirements to protect the privacy and security of personal health information we collect from or on behalf of our clients.

Privacy and security of personal health information, particularly personal health information stored and transmitted electronically, is a major issue in the United States. The Privacy Standards and Security Standards under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) establish a set of national privacy and security standards for the protection of individually identifiable health information by health plans, healthcare clearinghouses and healthcare providers (referred to as covered entities) and their business associates. We may be required to comply with the HIPAA Privacy and Security Standards for physical, technical, and administrative safeguards, among other requirements. We cannot assure you that it will adequately address the risks created by these requirements, and if it fails to do so we could potentially be subject to HIPAA’s criminal and civil penalties. The Health Information Technology for Economic and Clinical Health (or “HITECH”) Act, which was enacted as part of the American Recovery and Reinvestment Act of 2009, and amended HIPAA, increased civil penalty amounts for violations of HIPAA and significantly strengthened enforcement by requiring the United States Department of Health and Human Services to conduct periodic audits to confirm compliance and authorizing state attorneys general to bring civil actions seeking either injunctions or damages in response to violations of HIPAA Privacy and Security Standards that threaten the privacy of state residents.

Both federal and state governments continue to adopt and/or are considering a number of new regulations related to protection of personal information. Thus, we may incur costs to monitor, evaluate, and modify operational processes for compliance.

Federal healthcare reform legislation and its evolving regulation and enforcement could materially affect our business, financial condition and results of operations.

The Patient Protection and Affordable Care Act (“PPACA”) was signed into law in March 2010. The PPACA has made extensive changes to the system of healthcare insurance and benefits in the United States. The scope of the law, legislative amendments to certain provisions, and the continued changes to regulations and administrative policies implementing its many provisions make it difficult to predict how the law will continue to affect our clients and our business. Furthermore, states are making legislative and regulatory changes in response to the evolving status of the insurance markets in their states.

Accordingly, while we do not currently anticipate any adverse material adverse effects on its business as a direct result of application of the PPACA to its business, we are unable to predict what the indirect impacts of the PPACA will be on our business through its effects on other healthcare industry participants. Highly political and ongoing industry response to the PPACA, uncertainties created by the PPACA, and federal and state regulatory activity prompted by the PPACA could have a material adverse effect on our business, financial condition, and results of operations.

If we fail to comply with federal and state laws and policies governing claim submissions to government healthcare programs or commercial insurance programs, we or our clients may be subject to civil and criminal penalties or loss of eligibility to participate in government healthcare programs and contractual claims by commercial insurers.

We offer revenue cycle management services to our clients that include the preparation and submission of claims for professional service and billing agent collection processing with payers on behalf of our clients. Certain of these reimbursement claims are governed by federal and state laws with potential civil and criminal penalties for non-compliance. The HIPAA security, privacy and transaction standards also have a potentially significant effect on our claims preparation, transmission and submission services, because such services must be structured and provided in a way that supports our clients’ HIPAA compliance obligations. Errors by us or our systems with respect to entry, formatting, preparation or transmission of claim information may be determined or alleged to be in violation of these laws and regulations. If our revenue cycle management services fail to comply with these laws and regulations, we may be subjected to federal or state government investigations and possible penalties may be imposed upon us, false claims actions may have to be defended, private payers may file claims against us, and we may be excluded from Medicare, Medicaid or other government-funded healthcare programs. Further, our clients may seek contractual remedies and indemnification. Any investigation or proceeding related to these topics, even if unwarranted or without merit, could adversely affect demand for our services, could force us to expend significant capital, research and development and other resources to address the failure, and may have a material adverse effect on our business, results of operations and financial condition.

If we fail to comply with Medicare and Medicaid regulatory, guidance, or policy requirements, we may be subjected to reduced reimbursement, overpayment demands or loss of eligibility to participate in these programs.

Our affiliated professional entities enrolled and recently began participating in certain government health care programs covering certain of the professional services delivered by our affiliated professional entities. We expect a growing portion of our patient services to be reimbursed by government health care programs. The Medicare and Medicaid programs are highly regulated, and unique requirements governing the reimbursement of professional services delivered using telemedicine are evolving and complicated. In addition, changes in government health care programs may reduce the reimbursement we receive and could adversely affect our business and results of operations. In particular, there is uncertainty regarding whether temporary waivers of certain Medicare conditions of participation and payment for many virtual care services and temporary expansions of the types of Medicare-covered services that can be provided remotely will continue or be made permanent. If we fail to comply with applicable reimbursement laws and regulations, reimbursement under these programs and participation in these programs could be adversely affected. Federal or state governments may also impose other sanctions on us for failure to comply with the applicable reimbursement regulations, including but not limited to recovering an overpayment. Failure to comply with these or future laws and regulations could result in our or our affiliated provider network’s ability to provide telemedicine services to our clients.

Physician licensing and credentialing, a cost of providing professional services, can negatively impact our margins as we may incur increased expenses to utilize appropriately licensed and credentialed physicians for consult demands, especially when expanding to new jurisdictions and new hospital clients.

A physician’s ability to perform telemedicine consults is dictated by where the physician is licensed to practice and with whom the physician is privileged to provide services. State licensure and physician credentialing requirements take time to procure, often necessitating months of lead-time before a physician is able to take consults for a particular hospital facility. Our ability to manage and anticipate physician need and prioritize licensing and credentialing could impact profit margins and expense management. As consult demands increase in areas where only a limited number of physicians hold necessary licenses and credentials, those physicians with appropriate licensing and credentialing to meet client demands may assume additional overtime shifts or otherwise demand increased fees, thereby increasing our costs. Further, obtaining a license to practice medicine in a particular jurisdiction is at the discretion of the local state medical board, and, as such, timing to achieve licensure in certain jurisdictions may be outside our ability to accomplish within expected time frames.

Recent and frequent state legislative and regulatory changes specific to telemedicine may present us with additional requirements and state compliance costs, with potential operational impacts in certain jurisdictions.

In recent years, states have adopted an abundance of new legislation and regulations specific to telemedicine. In some cases, this legislation and regulation, typically targeting “direct to consumer” telehealth service offerings rather than specialty consultative services, such as our acute telemedicine solutions, incorporates informed consent, modality, medical record, and other requirements. Thus, where new legislation and regulations apply to our telemedicine solutions, we may incur costs to monitor, evaluate, and modify operational processes for compliance. All such activities increase our costs and could, in certain circumstances, impact our ability to make available telemedicine services in a particular state.

Risks Related to Ownership of Combined Company Class A Common Stock

There can be no assurance that Combined Company Class A common stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing, or that we will be able to comply with the continued listing standards of Nasdaq.

HCMC’s public units, Class A common stock and public warrants are currently listed on Nasdaq and, in connection with the Closing, we intend to list the Combined Company’s Class A common stock and warrants on Nasdaq under the symbols “[•]” and “[•],” respectively. The Combined Company’s continued eligibility for listing may depend on, among other things, the number of public shares that are redeemed. There can be no assurance that Combined Company will be able to comply with the continued listing standards of Nasdaq. If, after the Business Combination, Nasdaq delists Combined Company Class A common stock from trading on its exchange for failure to meet the listing standards, our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that Combined Company Class A common stock is a “penny stock” which will require brokers trading in Combined Company Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

An active trading market for Combined Company Class A common stock may never develop or be sustained, which may make it difficult to sell the shares of Combined Company Class A common stock you receive.

Following the Business Combination, the price of Combined Company Class A common stock may fluctuate significantly due to the market’s reaction to the Business Combination, general market and economic conditions and forecasts, our general business condition and the release of our financial reports. An active trading market for Combined Company Class A common stock may not develop or continue or, if developed, may not be sustained, which would make it difficult for you to sell your shares of Combined Company Class A common stock at an attractive price (or at all). The market price of Combined Company Class A common stock may decline below your deemed purchase price, and you may not be able to sell your shares of Combined Company Class A common stock at or above that price (or at all). Additionally, if Combined Company Class A common stock is delisted from Nasdaq for any reason, and is quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Combined Company Class A common stock may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your Combined Company Class A common stock unless a market can be established or sustained.

The market price of Combined Company Class A common stock and warrants may be volatile, which could cause the value of your investment to decline.

If an active market for Combined Company Class A common stock and warrants develops and continues, the trading price of Combined Company Class A common stock and warrants following the Business Combination could be volatile and subject to wide fluctuations. The trading price of Combined Company Class A common stock and warrants following the Business Combination will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. Accordingly, the valuation ascribed to the Combined Company in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. Any of the factors listed below could have a material adverse effect on your investment in Combined Company Class A common stock and warrants, and Combined Company Class A common stock and warrants may trade at prices significantly below the price you were deemed to have paid for them. In such circumstances, the trading price of Combined Company Class A common stock and warrants may not recover and may experience a further decline.

Factors affecting the trading price of Combined Company Class A common stock and warrants following the Business Combination may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•        speculation in the press or investment community;

•        actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to us;

•        our ability to market new and enhanced solutions on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving us;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of Combined Company Class A common stock available for public sale;

•        any major change in Combined Company board of directors or management;

•        sales of substantial amounts of Combined Company Class A common stock by directors, officers, significant stockholders or the PIPE Investors or the perception that such sales could occur;

•        general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), currency fluctuations and acts of war or terrorism; and

•        other risk factors listed under this “Risk Factors” section.

Broad market and industry factors may materially harm the market price of Combined Company Class A common stock and warrants, regardless of our actual operating performance. The stock market in general and Nasdaq have, from time to time, experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Combined Company Class A common stock and warrants, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of Combined Company Class A common stock or warrants also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

The Combined Company’s issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of Combined Company Class A common stock to decline.

Future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of Combined Company Class A common stock.

Sales of a substantial number of shares of Combined Company Class A common stock in the public market after the Closing, or the perception that such sales could occur, could adversely affect the market price of Combined Company Class A common stock and may make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate. After the Closing and assuming consummation of the sale of shares pursuant to the PIPE Investment, there will be approximately 76.1 million shares of Combined Company Class A common stock outstanding, assuming that none of HCMC’s existing public stockholders exercise their redemption rights, and the SOC Telemed stockholders, the Sponsor and the PIPE Investors will collectively own approximately 67.2% of the outstanding shares of Combined Company Class A common stock. Assuming redemptions of all but 9,424,250 public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the related minimum cash condition contained in the Merger Agreement) are redeemed in connection with the Business Combination, in the aggregate, the collective ownership of the SOC Telemed stockholders, the Sponsor and the PIPE Investors would rise to 87.3% of the outstanding shares of Combined Company Class A common stock. Following the Closing, and assuming the no redemption scenario, we expect that approximately 6.7% of the outstanding shares of Combined Company Class A common stock will be held by the Sponsor and other entities affiliated with us and our executive officers and directors. The Sponsor and HCMC’s executive officers and directors entered into a letter agreement with HCMC, pursuant to which they agreed not to transfer, assign or sell (except to certain permitted transferees) (a) any founder shares until one year after the Closing or earlier if subsequent to the Business Combination, (i) the last sale price of Combined Company Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) the Combined Company consummates a subsequent liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property and (b) any private placement units, private placement shares or private placement warrants (or shares of HCMC Class A common stock upon exercise thereof) until 30 days after the completion of HCMC’s initial business combination. However, following the expiration of such lock-ups, Sponsor will not be restricted from selling its shares of Combined Company Class A common stock, other than by applicable securities laws. Additionally, neither the SOC Telemed stockholders nor the PIPE Investors will be restricted from selling any of their shares of our Combined Company Class A common stock following the Closing, other than by applicable securities laws. Sales of substantial amounts of Combined Company Class A common stock in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of Combined Company Class A common stock and make it difficult for us to raise funds through securities offerings in the future.

In connection with, and as a condition to the Closing, the Merger Agreement provides that HCMC, the Sponsor and SOC Holdings LLC will enter into the Amended and Restated Registration Rights Agreement, pursuant to which we will be obligated to file a registration statement to register the resale of up to approximately 57.8 million shares of Combined Company Class A common stock held by the Sponsor and SOC Holdings LLC. In addition, pursuant to the terms of the Amended and Restated Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Sponsor and SOC Holdings LLC and their respective permitted transferees may demand at any time or from time to time, that the Combined Company file a registration statement on Form S-1, or any similar long-form registration statement, or, if available, on Form S-3, to register the shares of Combined Company Class A common stock held by such stockholders. The Amended and Restated Registration Rights Agreement will also provide “piggy-back” registration rights, subject to certain requirements and customary conditions. The Amended and Restated Registration Rights Agreement further provides that shares of Combined Company Class A common stock held by the Sponsor or its permitted transferees will be locked-up for certain time periods ranging from between 30 days after the Closing for the private placement shares to one year after the Closing for the founder shares, subject to certain exceptions. HCMC has also agreed to register the shares of Combined Company Class A common stock issued in connection with the PIPE Investment. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Combined Company Class A common stock.

Because we have no current plans to pay cash dividends on Combined Company Class A common stock, you may not receive any return on investment unless you sell your shares of for a price greater than that which you are deemed to have paid for it.

We have no current plans to pay cash dividends on Combined Company Class A common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of Combined Company board of directors. Combined Company board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders and such other factors as Combined Company board of directors may deem relevant. In addition, the terms of any future indebtedness would likely contain a number of restrictive covenants that impose significant operating and financial restrictions on us, including restricting or limiting our ability to pay cash dividends. Accordingly, the Combined Company may not pay any dividends on Combined Company Class A common stock in the foreseeable future.

If securities and industry analysts do not publish or cease publishing research or reports, or publish inaccurate or unfavorable research or reports, about our business or our market, our stock price and trading volume could decline.

The trading market for Combined Company Class A common stock and warrants will depend, in part, on the research and reports that securities and industry analysts publish about us, our business and our market. Securities and industry analysts do not currently, and may never, publish research on HCMC or the Combined Company. If securities and industry analysts do not commence coverage of the Combined Company, the Combined Company’s stock price and trading volume would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock, publish inaccurate or unfavorable research about our business or our market, or provide more favorable relative recommendations about our competitors, the Combined Company’s stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets and demand for the Combined Company’s stock could decrease, which might cause the Combined Company’s stock price and trading volume to decline.

Provisions in the Combined Company’s charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove Combined Company’s current management.

Assuming the passage of the Charter Proposals, certain provisions of the Combined Company Amended and Restated Charter and the Combined Company Amended and Restated Bylaws, as they will be in effect following the Closing, may have the effect of rendering more difficult, delaying, or preventing a change of control or changes in the Combined Company’s management. These provisions will provide for, among other things:

•        a classified board of directors whose members serve staggered three-year terms;

•        the authorization of “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our Class A common stock;

•        a limitation on the ability of, and providing indemnification to, our directors and officers;

•        a requirement that special meetings of our stockholders can be called only by our board of directors, the Chairperson of our board of directors, or our Chief Executive Officer;

•        a requirement of advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•        a prohibition on cumulative voting in the election of directors;

•        a requirement that our directors may be removed only for cause and by a majority vote of the stockholders;

•        a prohibition on stockholder action by written consent;

•        a requirement that vacancies on our board of directors may be filled only by a majority of directors then in office (subject to limited exceptions), even though less than a quorum; and

•        a requirement of the approval of the Combined Company board of directors or the holders of at least two-thirds of our outstanding shares of capital stock to amend the Combined Company Amended and Restated Bylaws and certain provisions of Combined Company Amended and Restated Charter.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove the Combined Company’s management by making it more difficult for stockholders to replace members of the Combined Company board of directors, which is responsible for appointing the members of our management. In addition, institutional stockholder representative groups, stockholder activists and others may disagree with our corporate governance provisions or other practices, including anti-takeover provisions, such as those listed above. We generally will consider recommendations of institutional stockholder representative groups, but we will make decisions based on what our board and management believe to be in the best long-term interests of our company and stockholders; however, these groups could make recommendations to our stockholders against our practices or our board members if they disagree with our positions.

Finally, upon the Closing, we will not opt out of the provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.

Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our common stock in an acquisition.

The Combined Company Amended and Restated Charter will provide that a state or federal court located within the state of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

HCMC’s current charter provides and, assuming the passage of the Charter Proposals, the Combined Company Amended and Restated Charter that will be effective following the Closing will provide, to the fullest extent permitted by law, that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•        any derivative action or proceeding brought on behalf of us;

•        any action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any of current or former director, officer, employee, agent or stockholder of the Combined Company to us or our stockholders;

•        any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

•        any action asserting a claim governed by the internal affairs doctrine;

except for, as to each of the above clauses, any action as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery of the State of Delaware (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery of the State of Delaware within ten (10) days following such determination), in which case the United States District Court for the District of Delaware or other state courts of the State of Delaware, as applicable, shall, to the fullest extent permitted by law, be the sole and exclusive forum for any such claims.

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any claim for which the U.S. federal courts have exclusive or concurrent jurisdiction. The Combined Company Amended and Restated Charter will further provide that, unless the Combined Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If any other court of competent jurisdiction were to find either exclusive-forum provision in Combined Company Amended and Restated Charter to be inapplicable or unenforceable, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could adversely affect our business, financial condition and results of operations. In addition, although the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum selection clause.

Risks Related to the Business Combination and HCMC

The Sponsor and each of HCMC’s officers and directors have agreed to vote in favor of the Business Combination and the other Proposals described herein to be presented at the Special Meeting, regardless of how our public stockholders vote.

The Sponsor and each of HCMC’s officers and directors have agreed to, among other things, vote in favor of the Business Combination Proposal and the other Proposals described herein to be presented at the Special Meeting. As of the date of this proxy statement/consent solicitation statement/prospectus, the initial stockholders own approximately 21.8% of the outstanding shares of HCMC common stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the initial stockholders agreed to vote their founder shares and private placement shares in accordance with the majority of the votes cast by our public stockholders.

Neither the HCMC Board nor any committee thereof obtained a third party valuation in determining whether or not to pursue the Business Combination.

Neither the HCMC Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that we are paying for SOC Telemed is fair to us from a financial point of view. Neither the HCMC Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the HCMC Board conducted due diligence on SOC Telemed. The HCMC Board also consulted with the Company’s management and its legal counsel, financial advisor and other advisors and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “The Business Combination and the Merger Agreement — HCMC Board of Directors’ Reasons for the Business Combination,” and concluded that the Business Combination was in the best interest of HCMC’s stockholders. Accordingly, investors will be relying solely on the judgment of the HCMC Board in valuing SOC Telemed, and the HCMC Board may not have properly valued such businesses. The lack of a third party valuation may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

Since the Sponsor and the members of HCMC’s management team have interests that are different, or in addition to (and which may conflict with), the interests of our stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our business combination is not completed.

When you consider the recommendation of the HCMC Board in favor of approval of the Business Combination Proposal and the other Proposals included herein, you should keep in mind that the Sponsor and HCMC’s directors have interests in such Proposal that are different from, or in addition to, those of our stockholders and warrant holders generally. The HCMC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Merger Agreement and in recommending to our stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. HCMC stockholders should take these interests into account in deciding whether to approve the Proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•        If we do not consummate a business combination by December 17, 2021 (or if such date is extended at a duly called meeting of our stockholders, such later date), we would (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,250,000 shares of Class B common stock owned by our Sponsor would be worthless because following the redemption of the public shares, we would likely have few, if any, net assets and because the Sponsor and each of HCMC’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 700,000 private placement units that the Sponsor paid $7.0 million for will expire worthless. All of HCMC’s officers and directors have a direct or indirect economic interest in such shares and private placement units. The 6,250,000 shares of Class A common stock that the initial stockholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of approximately $[____] million based upon the closing price of $[____] per share of Class A common stock on Nasdaq on [_____], 2020, the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus. Given such shares of Class A common stock will be subject to certain restrictions, we believe such shares have less value. The 700,000 private placement units that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[____] million based upon the closing price of $[____] per unit on Nasdaq on [____], 2020, the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus.

•        Our Sponsor holds 700,000 private placement units that would expire worthless if a business combination is not consummated.

•        Our Sponsor, officers and directors have agreed not to redeem any of the founder shares or shares of Class A common stock (including private placement shares) held by them in connection with a stockholder vote to approve the Business Combination.

•        Our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $              , based on the closing price of our Class A common stock on                , 2020.

•        If the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        the continuation of Steven J. Shulman, one of our existing directors, as a director of the Combined Company following the Closing;

•        Our officers may not become a director or officer of any other blank check company until we have entered into a definitive agreement regarding an initial business combination or fail to complete an initial business combination by December 17, 2021 (or if such date is extended at a duly called meeting of our stockholders, such later date).

•        HCMC will pay MTS Health Partners, L.P. a fee in an amount equal to $1.75 million for financial advisory services rendered in connection with HCMC’s identification, negotiation and Closing, the payment of which will be conditioned upon the Closing, and Charles Ditkoff, HCMC’s President and a member of the HCMC Board, is a senior advisor to MTS Health Partners, L.P., and Dennis Conroy, HCMC’s Chief Financial Officer, serves as Chief Operating and Financial Officer for MTS Health Partners, L.P.

•        Our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed.

•        Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination.

•        We will enter into the Amended and Restated Registration Rights Agreement with our Sponsor and SOC Holdings LLC, which provides for registration rights to such parties.

The existence of financial and personal interests of one or more of HCMC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of HCMC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. See the section entitled “The Business Combination and the Merger Agreement — Interests of Certain HCMC Persons in the Business Combination” for a further discussion of these considerations.

The financial and personal interests of the Sponsor as well as HCMC’s directors may have influenced their motivation in identifying and selecting SOC Telemed as a business combination target, completing an initial business combination with SOC Telemed and influencing the operation of the business following the initial business combination. In considering the recommendations of HCMC’s Board to vote for the Proposals, its stockholders should consider these interests.

The exercise of the HCMC management team’s discretion in agreeing to changes or waivers in the terms of the Merger Agreement, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in HCMC’s stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require HCMC to agree to amend the Merger Agreement, to consent to certain actions taken by SOC Telemed or to waive rights that HCMC is entitled to under the Merger Agreement, including those related to Closing conditions. Such events could arise because of changes in the course of SOC Telemed’s businesses or a request by SOC Telemed to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on SOC Telemed’s businesses and would entitle HCMC to terminate the Merger Agreement. In any of such circumstances, it would be at HCMC’s discretion, acting through its Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/consent solicitation statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for HCMC and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/consent solicitation statement/prospectus, HCMC does not believe there will be any changes or waivers that HCMC’s management team would be likely to make after the approval of the Business Combination Proposal by HCMC’s stockholders has been obtained. While certain changes could be made without further stockholder approval, HCMC will circulate a new or amended proxy statement/consent solicitation statement/prospectus and resolicit HCMC’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

HCMC and SOC Telemed will incur significant transaction and transition costs in connection with the Business Combination.

HCMC and SOC Telemed have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the Closing. We and SOC Telemed may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of, or paid by, the party incurring such fees, expenses and costs, or otherwise paid by the Combined Company following the Closing.

HCMC’s transaction expenses as a result of the Business Combination are currently estimated at approximately $10,000,000 in deferred underwriting discount and other advisory fees and transaction expenses. The amount of the deferred underwriting discount will not be adjusted for any shares that are redeemed in connection with the Business Combination. The per-share amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the deferred underwriting discount and after such redemptions, the per-share value of shares held by non-redeeming stockholders will reflect our obligation to pay the deferred underwriting discount.

Warburg Pincus will have significant influence over the Combined Company after the Closing.

Upon the Closing, assuming the no redemption scenario, SOC Holdings LLC, which is owned by Warburg Pincus and its affiliates, will beneficially own approximately 25.3% of the outstanding Combined Company Class A common stock. As long as Warburg Pincus owns or controls a significant percentage of our outstanding voting power, they will have the ability to significantly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of the Combined Company board of directors, any amendment to Combined Company Amended and Restated Charter or Bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. In addition, upon the Closing, we will enter into the Investor Rights Agreement with SOC Holdings LLC pursuant to which, among other things, SOC Holdings LLC will have the right to designate (i) up to five of nine directors for as long as it beneficially owns at least 50% of the issued and outstanding shares of Class A common stock, (ii) up to three of nine directors for so long as it beneficially owns at least 35% but less than 50% of the issued and outstanding shares of Class A common stock, (iii) up to two of seven directors for so long as it beneficially owns at least 15% but less than 35% of the issued and outstanding shares of Class A common stock and (iv) up to one of seven directors for so long as it beneficially owns at least 5% but less than 15% of the issued and outstanding shares of Class A common stock. See “The Business Combination and the Merger Agreement — Certain Agreements Related to the Business Combination — Investor Rights Agreement.”

Warburg Pincus’ influence over the Combined Company’s management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the Combined Company, which could cause the market price of Combined Company Class A common stock to decline or prevent stockholders from realizing a premium over the market price for Combined Company Class A common stock.

Warburg Pincus’ interests may not align with our interests as a company or the interests of our other stockholders. Accordingly, Warburg Pincus could cause the Combined Company to enter into transactions or agreements of which you would not approve or make decisions with which you would disagree. Further, Warburg Pincus is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Warburg Pincus may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In recognition that directors, principals, officers, employees and other representatives of Warburg Pincus and its affiliates and investment funds may serve as our or our affiliates’ directors, officers or agents, the Combined Company Amended and Restated Charter provides, among other things, that none of Warburg Pincus or any director, principal, officer, employee or other representatives of Warburg Pincus has any duty to refrain from engaging directly or indirectly in an investment or corporate or business opportunity or offering a prospective economic or competitive advantage in which we or any of our controlled affiliates, directly or indirectly, could have an interest or expectancy or otherwise competing with us or any of our controlled affiliates. In the event that any of these persons or entities acquires knowledge of a potential investment or corporate or business opportunity which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and these persons and entities will not have any duty to communicate or present such corporate opportunity to us and may pursue or acquire such corporate opportunity for themselves or direct such opportunity to another person. These potential conflicts of interest could have a material adverse effect on our business, financial condition and results of operations if, among other things, attractive corporate opportunities are allocated by Warburg Pincus to itself or its other affiliates.

The announcement of the proposed Business Combination could disrupt SOC Telemed’s relationships with its clients, suppliers, joint venture partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and Transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on SOC Telemed’s business include the following:

•        its employees may experience uncertainty about their future roles, which might adversely affect SOC Telemed’s ability to retain and hire key personnel and other employees;

•        clients, affiliated professional entities, suppliers, joint venture partners and other parties with which SOC Telemed maintains business relationships may experience uncertainty about its future and rescind their deposits, seek alternative relationships with third parties, seek to alter their business relationships with SOC Telemed. or fail to extend an existing relationship with SOC Telemed; and

•        SOC Telemed has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact SOC Telemed’s results of operations and cash available to fund its businesses.

Subsequent to the Closing, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to SOC Telemed has identified all material issues or risks associated with SOC Telemed, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of SOC Telemed’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or the Combined Company. Additionally, we have no indemnification rights against the SOC Telemed stockholders under the Merger Agreement and all of the purchase price consideration will be delivered to the SOC Telemed stockholders at the Closing. Accordingly, any stockholders or warrant holders of HCMC who choose to remain Combined Company stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such stockholders or warrant holders are unlikely to have a remedy for such reduction in value.

The historical financial results of SOC Telemed and unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.

The historical financial results of SOC Telemed included in this proxy statement/consent solicitation statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a public company during the periods presented or those we will achieve in the future. The Combined Company’s financial condition and future results of operations could be materially different from amounts reflected in SOC Telemed’s historical financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus, so it may be difficult for investors to compare the Combined Company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma condensed combined financial information included in this proxy statement/consent solicitation statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, HCMC being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of SOC Telemed on the date the Business Combination closes and the number of our public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the Combined Company’s future operating or financial performance and the Combined Company’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement/consent solicitation statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

We currently intend to only complete one Business Combination with the proceeds of our IPO and the sale of the private placement units, which will cause us to be solely dependent on SOC Telemed’s business. This lack of diversification may negatively impact our operations and profitability.

We currently intend to only complete one Business Combination with the proceeds of our IPO and the sale of the private placement units. By completing our Business Combination with only a single entity our lack of diversification may subject us to numerous economic, competitive and regulatory risks. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success will be solely dependent upon the business and financial performance of SOC Telemed.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to the Business Combination. See “— Risks Related to the Business and Industry of SOC Telemed” for risks we may face as a result of consummating the Business Combination with SOC Telemed.

We have a minimum cash requirement. This requirement may make it more difficult for us to complete the Business Combination as contemplated.

The Merger Agreement provides that SOC Telemed’s obligation to consummate the Business Combination is conditioned on, among other things, as of the Closing, HCMC having at least $250,000,000 in available cash (including proceeds in connection with the PIPE Investment and the funds in HCMC’s Trust Account) immediately prior to the effective time of the consummation of the Mergers (after taking into account (x) payments required to satisfy HCMC’s stockholder redemptions and (y) HCMC’s transaction costs).

In addition, pursuant to HCMC’s existing charter, in no event will we redeem public shares in an amount that would result in our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated, the cash held by the Combined Company and our subsidiaries (including SOC Telemed) in the aggregate, after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us or invest in us in the future after the Business Combination. The additional exercise of redemption rights with respect to a large number of our public stockholders may make us unable to take such actions as may be desirable in order to optimize our capital structure after the Closing and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

The Sponsor, SOC Telemed or our or their respective directors, officers, advisors or respective affiliates may elect to purchase shares from public stockholders prior to the Closing, which may influence the vote on the Business Combination and reduce the public “float” of our Class A common stock.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the SOC Telemed stockholders or our or their respective directors, officers, advisors or respective affiliates may (1) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the proposals to be voted upon at the Special Meeting, or elect to redeem, or indicate an intention to redeem, public shares, (2) execute agreements to purchase such shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the proposals to be voted upon at the Special Meeting or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of HCMC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the SOC Telemed stockholders or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of approving the proposals to be voted upon at the Special Meeting and (2) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.

Entering into any such arrangements may have a depressive effect on our common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the Special Meeting and would likely increase the chances that such Proposals would be approved. In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

We are not registering the shares of Combined Company Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a “cashless basis” and potentially causing such warrants to expire worthless.

We are not registering the shares of Combined Company Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our reasonable best efforts to file with the SEC, and within 60 business days following our initial business combination to have declared effective, a registration statement covering the issuance of the shares of Combined Company Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if Combined Company Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and may expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Class A common stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A common stock for sale under all applicable state securities laws.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per unit in our IPO).

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a Merger Agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. No member of our management team will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our public stockholders in connection with our liquidation would be reduced.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within the required time period may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible following the required time period in the event we do not complete our initial business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we do not intend to comply with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within the required time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company will make compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because SOC Telemed is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of SOC Telemed as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to us after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.

As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, the Combined Company will incur significant legal, accounting and other expenses that SOC Telemed did not previously incur. SOC Telemed’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in the Combined Company incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for the Combined Company to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for the Combined Company to attract and retain qualified people to serve on its Board of Directors, its board committees or as executive officers.

HCMC currently is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make Combined Company’s securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

HCMC currently is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. See also “— The Combined Company will qualify as an emerging growth company as well as a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.”

Our public stockholders will experience dilution as a consequence of, among other transactions, the issuance of Class A common stock as consideration in the Business Combination and the PIPE Investment. Having a minority share position may reduce the influence that our current stockholders have on the management of the Combined Company.

The issuance of a significant number of shares of Combined Company Class A common stock in the Business Combination and in the PIPE Investment will dilute the equity interest of our existing stockholders and may adversely affect prevailing market prices for our public shares and/or public warrants.

It is anticipated that, upon the Closing and assuming the no redemption scenario: (1) HCMC’s public stockholders will own approximately 32.8% of the outstanding shares of Combined Company Class A common stock; (2) the PIPE Investors will own approximately 21.7% of the outstanding shares of Combined Company Class A common stock; (3) the Sponsor and our other initial stockholders will own approximately 6.7% of the outstanding shares of Combined Company Class A common stock; and (4) the SOC Telemed stockholders (including SOC Holdings LLC) will own approximately 38.8% of the outstanding shares of Combined Company Class A common stock. These levels of ownership assume (a) that no shares are elected to be redeemed in connection with the Business Combination and

(b) that we issue 29,561,449 shares of common stock to the SOC Telemed stockholders (including SOC Holdings LLC) as part of the Merger Consideration in connection with the consummation of the Business Combination. The PIPE Investors have agreed to purchase in the aggregate 16.5 million shares of Combined Company Class A common stock for $165 million of gross proceeds in the PIPE Investment. In this proxy statement/consent solicitation statement/prospectus, we assume that approximately $374 million of the gross proceeds from the PIPE Investment and funds held in the Trust Account will be used to fund the portion of the Merger Consideration that will be payable in cash, the repayment of approximately $85,000,000 of SOC Telemed’s existing indebtedness and the payment of certain transaction expenses, with the remainder being used to capitalize the balance sheet of the Combined Company. The ownership percentage with respect to the Combined Company (a) does not take into account (1) warrants to purchase Class A common stock that will remain outstanding immediately following the Business Combination, (2) the issuance of any shares upon the Closing under the Incentive Plan or (3) the Sponsor Earnout Shares but (b) does include the founder shares that are not surrendered in connection with the Business Combination (other than any shares convertible into Sponsor Earnout Shares), which will automatically convert into shares of Combined Company Class A common stock on a one-for-one basis upon the Closing (such shares of Class A common stock will be subject to transfer restrictions). If the actual facts are different from these assumptions, the above levels of ownership will be different. Please see the sections entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Ownership after the Closing; Impact of the Business Combination on the Combined Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Security Ownership of Certain Beneficial Owners and Management” for further information.

The issuance of additional shares of Combined Company Class A common stock will significantly dilute the equity interests of existing holders of our securities and may adversely affect prevailing market prices for our public shares or public warrants.

Warrants will become exercisable for Combined Company Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of approximately 12.85 million shares of Combined Company Class A common stock will become exercisable in accordance with the terms of the warrant agreement. These warrants will become exercisable 30 days after the Closing. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Combined Company Class A common stock will be issued, which will result in dilution to the then existing holders of Combined Company Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Combined Company Class A common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, acting as warrant agent, and HCMC. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Combined Company Class A common stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Combined Company Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we may redeem your warrants after they become exercisable for a number of shares of Class A common stock determined based on the redemption date and the fair market value of Combined Company Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A common stock had your warrants remained outstanding.

None of the warrants underlying the private placement units will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

Following the Business Combination, the Combined Company will be a holding company and will depend on the ability of its subsidiaries to pay dividends.

The Combined Company will be a holding company without any direct operations and will have no significant assets other than its ownership interest in SOC Telemed. Accordingly, its ability to pay dividends will depend upon the financial condition, liquidity and results of operations of, and the Combined Company’s receipt of dividends, loans or other funds from, SOC Telemed and its subsidiaries. The Combined Company’s subsidiaries are separate and distinct legal entities and have no obligation to make funds available to the Combined Company. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which the Combined Company’s subsidiaries may pay dividends, make loans or otherwise provide funds to the Combined Company.

Risks Related to the Redemption

Public stockholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/consent solicitation statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public stockholder will be entitled to receive cash for any public shares to be redeemed only if such public stockholder: (1)(a) holds public shares, or (b) if the public stockholder holds public shares through units, the public stockholder elects to separate its units into the underlying public shares and warrants prior to exercising its redemption rights with respect to the public shares; (2) prior to 5:00 p.m. Eastern Time on [________], 2020 (two business days before the scheduled date of the Special Meeting) submits a written request to Continental Stock Transfer & Trust Company, our transfer agent, that we redeem all or a portion of your public shares for cash, affirmatively certifying in your request if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of our common stock; and (3) delivers its public shares to our transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a stockholder’s broker or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from our transfer agent. However, because we do not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public stockholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If a public stockholder fails to receive notice of our offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the proxy rules, a public stockholder fails to receive our proxy materials, such public stockholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that we are furnishing to holders of public shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public stockholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “HCMC Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, we will require each public stockholder seeking to exercise redemption rights to certify to us whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge our determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, our stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of us might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/consent solicitation statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Risks if the Business Combination is Not Consummated

If we are not able to complete the Business Combination with SOC Telemed by December 17, 2021 (or if such date is extended at a duly called meeting of stockholders, such later date) nor able to complete another initial business combination by such date, we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate, in which case our public stockholders may receive only $10.00 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

If we are not able to complete the Business Combination with SOC Telemed by December 17, 2021 (or if such date is extended at a duly called meeting of stockholders, such later date) nor able to complete another initial business combination by such date, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the HCMC Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may receive only $10.00 per share, or less than $10.00 per share, on the redemption of their shares, and our warrants will expire worthless.

If the Business Combination is not consummated, you will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (1) the completion of our initial business combination, and then only in connection with those shares of Class A common stock that such stockholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly tendered in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within the required time period; and (3) the redemption of all of our public shares if we are unable to complete our initial business combination by December 17, 2021 (or if such date is extended at a duly called meeting of stockholders, such later date), subject to applicable law and as further described herein. In addition, if we are unable to complete an initial business combination within the required time period for any reason, compliance with Delaware law may require that we submit a plan of dissolution to our then-existing stockholders for approval prior to the distribution of the proceeds held in our Trust Account. In that case, public stockholders may be forced to wait beyond the end of the required time period before they receive funds from our Trust Account. In no other circumstances will a public stockholder have any right or interest of any kind in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or public warrants, potentially at a loss.

If the funds not being held in the Trust Account are insufficient to allow us to operate until at least December 17, 2021 (or if such date is extended at a duly called meeting of our stockholders, such later date), we may be unable to complete our initial business combination.

The funds available to us outside of the Trust Account may not be sufficient to allow us to operate until December 17, 2021 (or if such date is extended at a duly called meeting of our stockholders, such later date), assuming that our initial business combination is not completed during that time. We expect to incur significant costs in pursuit of our acquisition plans. However, our affiliates are not obligated to make loans to us or invest in us in the future, and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

We could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent or merger agreements designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent or merger agreement where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business. If we are unable to complete our initial business combination, our public stockholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless. See “— If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per unit in our IPO)” and other risk factors herein.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of the Combined Company as of June 30, 2020 and the unaudited pro forma condensed combined statements of operations of the Combined Company for the six months ended June 30, 2020 and for the year ended December 31, 2019 present the combination of the financial information of HCMC and SOC Telemed after giving effect to the Business Combination and related adjustments described in the accompanying notes. HCMC and SOC Telemed are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the Combined Company.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 give pro forma effect to the Business Combination as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives pro forma effect to the Business Combination as if it were completed on June 30, 2020.

The unaudited pro forma condensed combined financial information was based on and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical unaudited interim financial statements of HCMC as of June 30, 2020, and for the six months ended June 30, 2020, and the historical audited financial statements of HCMC as of December 31, 2019, and for the period from September 19, 2019 (inception) through December 31, 2019, and the related notes, in each case, included elsewhere in this proxy statement/consent solicitation statement/prospectus;

•        the historical unaudited condensed consolidated financial statements of SOC Telemed as of June 30, 2020, and for the six months ended June 30, 2020, and the historical consolidated financial statements of SOC Telemed as of and for the year ended December 31, 2019, and the related notes, in each case, included elsewhere in this proxy statement/consent solicitation statement/prospectus; and

•        other information relating to HCMC and SOC Telemed contained in this proxy statement/consent solicitation statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under “The Business Combination and the Merger Agreement,” as well as the disclosures contained in the sections titled “HCMC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SOC Telemed Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On July 29, 2020, HCMC entered into the Merger Agreement, by and among HCMC, First Merger Sub, Second Merger Sub and SOC Telemed, pursuant to which: (a) First Merger Sub will merge with and into SOC Telemed, with SOC Telemed being the surviving corporation of the First Merger and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the SOC Telemed will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger. After giving effect to the Business Combination, the Combined Company will own, directly or indirectly, all of the issued and outstanding equity interests of SOC Telemed and its subsidiaries, and the SOC Telemed shareholders will hold a portion of the Combined Company Class A common stock.

The unaudited pro forma condensed combined information contained herein assumes that HCMC’s stockholders approve the proposed Business Combination. HCMC’s stockholders may elect to redeem their shares of HCMC Class A common stock for cash even if they approve the proposed Business Combination. HCMC cannot predict how many of its public stockholders will exercise their right to have their HCMC Class A common stock redeemed for cash. As a result, the Combined Company has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total Combined Company equity between holders of the Combined Company Class A common stock. As described in greater detail in Note 2 of the “Notes to the Unaudited Pro Forma Condensed Combined Financial Information”, the first scenario, or “no redemption scenario”, assumes that none of HCMC’s public stockholders will exercise their right to have their HCMC Class A common stock redeemed for cash, and the second scenario, or “maximum redemption scenario”, assumes that holders of the maximum number of shares of HCMC Class A common stock that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination, will exercise their right to have their HCMC Class A common stock redeemed for cash. The actual results will be within the parameters described by the two scenarios; however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, SOC Telemed is considered the accounting acquirer, as further discussed in Note 2 of the “Notes to the Unaudited Pro Forma Condensed Combined Financial Information”.

SOC Telemed, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
June 30, 2020
(in thousands)

	Healthcare Merger Corp. (Historical)	Specialists On Call, Inc. (Historical)	No redemption scenario			Maximum redemption scenario
			Pro Forma Adjustments	Note 3	Pro Forma	Pro Forma Adjustments	Note 3	Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$843	$5,057	$39,100	(a),(b)	$45,000	$39,100	(a),(b)	$45,000
Accounts receivable	—	7,521	—		7,521	—		7,521
Prepaid expenses and other current assets	213	2,315	(1,200)	(b)	1,328	(1,200)	(b)	1,328
Total current assets	1,056	14,893	37,900		53,849	37,900		53,849
Property and equipment, net	—	3,546	—		3,546	—		3,546
Capitalized software costs, net	—	8,295	—		8,295	—		8,295
Intangible assets, net	—	6,709	—		6,709	—		6,709
Marketable securities held in Trust Account	251,951	—	(251,951)	(c)	—	(251,951)	(c)	—
Goodwill	—	16,281	—		16,281	—		16,281
Deposits and other assets	—	310	—		310	—		310
Total assets	$253,007	$50,034	$(214,051)		$88,990	$(214,051)		$88,990

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$—	$2,589	$—		$2,589	$—		$2,589
Accrued expenses	233	8,695	(2,227)	(b)	6,701	(2,227)	(b)	6,701
Deferred revenues, current	—	392	—		392	—		392
Income taxes payable	275	—	—		275	—		275
Capital lease obligations	—	28	—		28	—		28
Total current liabilities	508	11,704	(2,227)		9,985	(2,227)		9,985
Puttable option liabilities, noncurrent	—	106	(106)	(d)	—	(106)	(d)	—
Deferred revenues, noncurrent	—	1,074	—		1,074	—		1,074
Long term debt, net of unamortized discount and debt issuance costs	—	79,376	(79,376)	(e)	—	(79,376)	(e)	—
Deferred underwriting fee payable	8,750	—	(8,750)	(b)	—	(8,750)	(b)	—
Total liabilities	9,258	92,260	(90,459)		11,059	(90,459)		11,059

Contingently redeemable preferred stock	—	76,363	(76,363)	(g)	—	(76,363)	(g)	—
Common stock subject to possible redemption	238,749	—	(238,749)	(g)	—	(238,749)	(g)	—
Common stock	1	84	(77)	(g)	8	(78)	(g)	7
Preferred stock	—	—	—		—	—		—
Treasury stock	—	(768)	768	(g)	—	768	(g)	—
Additional paid-in capital	3,921	83,847	195,068	(f),(g)	282,836	195,069	(f),(g)	282,837
Retained earnings (Accumulated deficit)	1,078	(201,752)	(4,239)	(f),(g)	(204,913)	(4,239)	(f),(g)	(204,913)
Total stockholders’ equity (deficit)	5,000	(118,589)	191,520		77,931	191,520		77,931

Total liabilities, contingently redeemable stock and stockholders’ equity (deficit)	$253,007	$50,034	$(214,051)		$88,990	$(214,051)		$88,990

See accompanying notes to unaudited pro forma condensed combined financial information.

SOC Telemed, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2020
(in thousands, except share and per share amounts)

	Healthcare Merger Corp. (Historical)	Specialists On Call, Inc. (Historical)	No redemption scenario			Maximum redemption scenario
			Pro Forma Adjustments	Note 3	Pro Forma	Pro Forma Adjustments	Note 3	Pro Forma
Revenues	$—	$28,361	$—		$28,361	$—		$28,361
Cost of revenues	—	19,743	—		19,743	—		19,743

Operating expenses
Selling, general and administrative	490	18,274	(1,140)	(h)	17,624	(1,140)	(h)	17,624
Total operating expenses	490	18,274	(1,140)		17,624	(1,140)		17,624
Loss from operations	(490)	(9,656)	1,140		(9,006)	1,140		(9,006)
Other income (expense)
Loss on puttable option liabilities	—	(105)	105	(i)	—	105	(i)	—
Interest earned on marketable securities held in Trust Account	1,825	—	(1,825)	(j)	—	(1,825)	(j)	—
Unrealized gain on marketable securities held in Trust Account	2	—	(2)	(j)	—	(2)	(j)	—
Interest expense	—	(5,616)	5,616	(k)	—	5,616	(k)	—
Income (loss) before income tax expense	1,337	(15,377)	5,034		(9,006)	5,034		(9,006)
Income tax expense	(281)	(3)	—		(284)	—		(284)
Net income (loss)	$1,056	$(15,380)	$5,034		$(9,290)	$5,034		$(9,290)

Loss per share
Weighted average shares outstanding, basic and diluted	8,200,875	84,874,870		(l)	76,065,367		(l)	74,190,367
Basic and diluted net loss per common share	(0.03)	(0.22)		(l)	(0.12)		(l)	(0.13)

See accompanying notes to unaudited pro forma condensed combined financial information.

SOC Telemed, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share amounts)

	Healthcare Merger Corp. (Historical)	Specialists On Call, Inc. (Historical)	No redemption scenario			Maximum redemption scenario
			Pro Forma Adjustments	Note 3	Pro Forma	Pro Forma Adjustments	Note 3	Pro Forma
Revenues	$—	$66,200	$—		$66,200	$—		$66,200
Cost of revenues	—	40,213	—		40,213	—		40,213

Operating expenses
Selling, general and administrative	97	35,931	—		36,028	—		36,028
Changes in the fair value of contingent consideration	—	(1,855)	—		(1,855)	—		(1,855)
Total operating expenses	97	34,076	—		34,173	—		34,173
Loss from operations	(97)	(8,089)	—		(8,186)	—		(8,186)
Other income (expense)
Gain on puttable option liabilities	—	163	(163)	(i)	—	(163)	(i)	—
Interest earned on marketable securities held in Trust Account	138	—	(138)	(j)	—	(138)	(j)	—
Unrealized loss on marketable securities held in Trust Account	(13)	—	13	(j)	—	13	(j)	—
Interest expense	—	(10,308)	10,308	(k)	—	10,308	(k)	—
Income (loss) before income tax expense	28	(18,234)	10,020		(8,186)	10,020		(8,186)
Income tax expense	(6)	(8)	—		(14)	—		(14)
Net income (loss)	$22	$(18,242)	$10,020		$(8,200)	$10,020		$(8,200)

Loss per share
Weighted average shares outstanding, basic and diluted	5,864,684	84,599,554		(l)	76,065,367		(l)	74,190,367
Basic and diluted net loss per common share	(0.01)	(0.28)		(l)	(0.11)		(l)	(0.11)

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Business Combination

On July 29, 2020, HCMC entered into the Merger Agreement, by and among HCMC, First Merger Sub, Second Merger Sub and SOC Telemed, pursuant to which: (a) First Merger Sub will merge with and into SOC Telemed, with SOC Telemed being the surviving corporation of the First Merger and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the SOC Telemed will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger. After giving effect to the Business Combination, the Combined Company will own, directly or indirectly, all of the issued and outstanding equity interests of SOC Telemed and its subsidiaries and SOC Telemed’s stockholders will hold a portion of the Combined Company Class A common stock.

Subject to the terms and conditions set forth in the Business Combination Agreement, and giving pro forma effect to the Business Combination as if it were completed on June 30, 2020 as it relates to the pro forma balance sheet, under the no redemption scenario, SOC Telemed’s stockholders will receive aggregate consideration with a value equal to $572,686,282, which consists of (i) $275,480,610 of cash at closing of the Business Combination and (ii) $297,205,672 in shares of Combined Company Class A common stock at closing of the Business Combination, or 29,490,367 shares based on an assumed stock price of $10.08 per share, and under the maximum redemption scenario, SOC Telemed’s shareholders will receive aggregate consideration with a value equal to $572,686,282, which consists of, (i) $118,529,121 in cash at closing of the Business Combination and (ii) $454,157,161 in shares of Combined Company Class A common stock at closing of the Business Combination, or 45,063,949 shares based on an assumed stock price of $10.08 per share.

In connection with the Business Combination, 1,875,000 shares of Combined Company Class A common stock previously issued to the Sponsor and its affiliates in exchange of the founder shares will be placed in a lock-up (“Sponsor Earnout Shares”) and will be released from a lock-up upon achieving certain market share price milestones within a period of seven years post-Closing. These shares will be forfeited if the set milestones are not reached. The Sponsor Earnout Shares will be immediately released from a lock-up in the event of a change of control.

In connection with the Closing, Sponsor will forfeit up to 1,875,000 shares, or 30%, of its HCMC Class B common stock that it owns as of the Closing (“Sponsor Contingent Closing Shares”) determined based on a sliding scale of HCMC’s available cash at the Closing between $250,000,000 and $285,000,000 being forfeited at the $250,000,000 level. The Closing cash and cash equivalents includes PIPE Investment proceeds and funds remaining in the Trust Account after redemptions of public stockholders, after the payment of HCMC’s transaction expenses and other liabilities due at the closing (“Closing Proceeds”).

The following summarizes the pro forma shares of Combined Company Class A common stock outstanding under the two scenarios as if the Business Combination were completed on June 30, 2020 as it relates to the pro forma balance sheet, excluding the potential dilutive effect of the Sponsor Earnout Shares and exercise of warrants:

	No redemption scenario		Maximum redemption scenario
	Shares	%	Shares	%
SOC Telemed’s existing shareholders	29,490,367	38.77%	45,063,949	60.74%
HCMC’s existing public stockholders	25,000,000	32.87%	9,426,418	12.71%
PIPE Investors	16,500,000	21.69%	16,500,000	22.24%
Sponsor	5,075,000	6.67%	3,200,000	4.31%
Closing shares	76,065,367	100%	74,190,367	100%

Note 2 — Basis of presentation

The historical financial information of HCMC and SOC Telemed has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination and certain other adjustments.

The Business Combination will be accounted for as a reverse recapitalization because SOC Telemed has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenarios:

•        Under most redemption scenarios, the pre-combination equityholders of SOC Telemed will hold the largest portion of voting rights in the Combined Company, except for a no redemption scenario, in which case the pre-combination equityholders of HCMC will hold the largest portion of the voting rights in the Combined Company (approximately 39.6%) by a relatively small margin over the pre-combination equityholders of SOC Telemed (approximately 38.7%);

•        The pre-combination equityholders of SOC Telemed will have the right to appoint 2 directors, while HCMC will have the right to appoint 1 director. The remaining 4 directors (which will include the expected CEO of the Combined Company) must be mutually acceptable to SOC Telemed and HCMC;

•        Senior management of SOC Telemed will comprise the senior management of the Combined Company; and

•        Operations of SOC Telemed will comprise the ongoing operations of the Combined Company.

Under the reverse recapitalization model, the Business Combination will be treated as SOC Telemed issuing equity for the net assets of HCMC, with no goodwill or intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of HCMC’s Class A common stock into cash:

•        Assuming No redemption scenario:    This presentation assumes that no HCMC stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum redemption scenario:    This presentation assumes that approximately 62.3% of HCMC’s public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 15,573,582 public shares are redeemed for an aggregate redemption payment of approximately $156,951,489, including a pro rata portion of interest accrued on the Trust Account. This is presented as the maximum redemption scenario and is based on the minimum cash consideration of $118,529,121 to be paid to the shareholders of SOC Telemed.

In addition, the unaudited pro forma condensed combined statements of operations does not include any incremental salary or incentive based compensation expense related to our president since July 2020 and who is expected to transition to CEO upon consummation of the Business Combination since his hiring is not directly attributable to the Business Combination.

Note 3 — Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2020

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:

a)      Cash.    Represents the impact of the Business Combination on the cash balance of the Combined Company.

The table below represents the sources and uses of funds as it relates to the Business Combination (in thousands):

	Note	No redemption scenario	Maximum redemption scenario
Cash balance of SOC Telemed prior to Business Combination		$5,057	$5,057
Cash balance of HCMC prior to Business Combination		843	843
HCMC cash held in Trust Account	(1)	251,951	251,951
PIPE Investment	(2)	165,000	165,000
Payment to redeeming HCMC public stockholders	(3)	—	(156,951)
Cash to existing SOC Telemed shareholders at the Business Combination	(4)	(275,480)	(118,529)
Payment of historical debt	(5)	(82,371)	(82,371)
Payment of deferred underwriting commissions	(6)	(8,750)	(8,750)
Payment of HCMC transaction costs	(7)	(9)	(9)
Payment of SOC Telemed transaction costs	(8)	(2,218)	(2,218)
Payment of other transaction costs	(9)	(9,023)	(9,023)
Excess cash to balance sheet from Business Combination		$45,000	$45,000

____________

(1)      Represents the amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination at closing.

(2)      Represents the issuance, in a private placement to be consummated concurrently with the Closing, to third-party PIPE Investors of up to 16,500,000 shares of common stock assuming stock price of $10 per share.

(3)      Represents the amount paid to HCMC public stockholders who are assumed to exercise redemption rights under the maximum redemption scenario, including payment of accrued interest.

(4)      Represents the amount of cash paid to the existing SOC Telemed shareholders at the Closing.

(5)      Represents payment of SOC Telemed’s term loan facility under the terms of the Merger Agreement in the amount of $81,388,742 (see Note 3(e)) and estimated associated prepayment fees in the amount of $981,976 (see Note 3(g)).

(6)      Represents the payment of underwriting costs incurred as part of the HCMC’s IPO committed to be paid upon the consummation of a business combination (see Note 3(b)(1)).

(7)      Represents payment of HCMC transaction costs (see Note 3(b)(2)).

(8)      Represents payment of SOC Telemed transaction costs (see Note 3(b)(3)).

(9)      Represents payment of other transaction costs (see Note 3(b)(4)).

b)      Transaction costs.

(1)    Payment of deferred underwriting commissions incurred by HCMC in the amount of $8,750,000 (see Note 3(a)(6)). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding decrease in deferred underwriting commissions.

(2)    Payment of transaction costs specific to HCMC related to the Business Combination in the amount of $9,452. The unaudited pro forma condensed combined balance sheet reflects these costs as a decrease in accrued expenses, with a corresponding decrease in cash (see Note 3(a)(7)).

(3)    Payment of transaction costs specific to SOC Telemed related to the Business Combination in the amount of $2,217,500. The unaudited pro forma condensed combined balance sheet reflects these costs as a decrease in accrued expenses, with a corresponding decrease in cash (see Note 3(a)(8)).

(4)    Payment of incremental expenses related to the Business Combination incurred through the Business Combination in the amount of $9,023,048 (see Note 3(a)(9)). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in additional paid-in capital (see Note 3(g)).

(5)    Recognition of SOC Telemed’s capitalized expenses related to the Business Combination in the amount of $1,200,000 as a reduction to equity proceeds. The unaudited pro forma condensed combined balance sheet reflects these costs as a decrease in prepaid expenses and other current assets, with a corresponding decrease in additional paid-in capital (see Note 3(g)).

c)      Trust Account.    Represents release of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination to fund the closing of the Business Combination (see Note 3(a)).

d)      Puttable option liabilities.    Represents the impact of the cancellation of puttable option liabilities as a result of the Business Combination.

e)      Long-Term Debt.    Represents funds from the Business Combination used to repay the SOC Telemed’s term loan facility under the terms of the Merger Agreement in amount of $81,388,742 (see Note 3(a)(5)) and write-off of unamortized discounts, fees and issue costs in amount of $2,012,744 (see Note 3(g)).

f)       Share-based compensation.    Represents the accelerated vesting of the awards associated with the historical share-based compensation plan of SOC Telemed in the amount of $1,147,704. These awards fully vest upon a qualifying event (i.e., a change in control of the Combined Company), which was recognized upon closing of the Business Combination. This accelerated vesting adjustment is considered to be a one-time charge and is not expected to have a continuing impact on the combined results, thus it is not reflected in the pro forma statements of operations.

g)      Impact on equity.    The following table represents the impact of the Business Combination on the number of shares of Class A common stock and represents the total equity section assuming no redemptions by HCMC stockholders (in thousands, except share amounts):

	Common stock				Stock	Additional paid-in capital	Retained earnings (Accumulated deficit)
	Number of Shares		Par Value
	Class A Stock	Class B Stock	Class A Stock	Class B Stock
HCMC equity as of June 30, 2020 – pre-Business Combination	1,976,913	6,250,000	$—	$1	$—	$3,921	$1,078
SOC Telemed equity as of June 30, 2020 – pre-Business Combination	—	—	—	—	75,679	83,847	(201,752)

Pro forma adjustments:
Reclassification of redeemable shares to Class A common stock	23,723,087	—	2	—	—	238,747	—
Founder Shares	6,250,000	(6,250,000)	1	(1)	—	—	—
Sponsor Earnout Shares	(1,875,000)	—	—	—	—	—	—
Private Placement	16,500,000	—	2	—	—	164,998	—
Shares issued to SOC Telemed shareholders as consideration	29,490,367	—	3	—	—	(3)	—
Cash to existing SOC Telemed shareholders at Business Combination	—	—	—	—	—	(275,480)	—
Estimated transaction costs	—	—	—	—	—	(9,023)	—
SOC Telemed’s capitalized expenses related to the Business Combination	—	—	—	—	—	(1,200)	—
Elimination of historical retained earnings of HCMC	—	—	—	—	—	1,078	(1,078)
Elimination of historical shareholder shares of SOC Telemed	—	—	—	—	(75,679)	75,679	—
Payment of fees related to payoff of historical debt of SOC Telemed and write-off of unamortized discounts, fees and issue costs	—	—	—	—	—	(982)	(2,013)
Cancellation of puttable option liabilities	—	—	—	—	—	106	—
Accelerated vesting of historical share-based compensation plan	—	—	—	—	—	1,148	(1,148)
Total pro forma adjustments	74,088,454	(6,250,000)	8	(1)	(75,679)	195,068	(4,239)

Post-Business Combination	76,065,367	—	$8	$—	$—	$282,836	$(204,913)

In case of maximum redemption by holders of HCMC Class A common stock, the following table represents the impact of the Business Combination on the number of shares of HCMC Class A common stock and represents the total equity section (in thousands, except share amounts):

	Common stock				Stock	Additional paid-in capital	Retained earnings (Accumulated deficit)
	Number of Shares		Par Value
	Class A Stock	Class B Stock	Class A Stock	Class B Stock
HCMC equity as of June 30, 2020 – pre-Business Combination	1,976,913	6,250,000	$—	$1	$—	$3,921	$1,078
SOC Telemed equity as of June 30, 2020 – pre-Business Combination	—	—	—		75,679	83,847	(201,752)
Pro forma adjustments:
Reclassification of redeemable shares to Class A common stock	23,723,087	—	2	—	—	238,747	—
Less: Redemption of redeemable stock	(15,573,582)	—	(2)	—	—	(156,949)	—
Founder Shares	6,250,000	(6,250,000)	1	(1)	—	—	—
Sponsor Earnout Shares	(1,875,000)	—	—	—	—	—	—
Forfeiture of contingent shares	(1,875,000)	—	—	—	—	—	—
Private Placement	16,500,000	—	2	—	—	164,998	—
Shares issued to SOC Telemed shareholders as consideration	45,063,949	—	4	—	—	(4)	—
Cash to existing SOC Telemed shareholders at Business Combination	—	—	—	—	—	(118,529)	—
Estimated transaction costs	—	—	—	—	—	(9,023)	—
SOC Telemed’s capitalized expenses related to Business Combination	—	—	—	—	—	(1,200)	—
Elimination of historical retained earnings of HCMC	—	—	—	—	—	1,078	(1,078)
Elimination of historical shareholder shares of SOC Telemed	—	—	—	—	(75,679)	75,679	—
Payment of fees related to payoff of historical debt of SOC Telemed and write-off of unamortized discounts, fees and issue costs	—	—	—	—	—	(982)	(2,013)
Cancellation of puttable option liabilities	—	—	—	—	—	106	—
Accelerated vesting of historical share-based compensation plan	—	—	—	—	—	1,148	(1,148)
Total pro forma adjustments	72,213,454	(6,250,000)	7	(1)	(75,679)	195,069	(4,239)
Post-Business Combination	74,190,367	—	$7	$—	$—	$282,837	$(204,913)

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2020 and year ended December 31, 2019

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019 are as follows:

h)      Exclusion of transaction expenses.    Reflects adjustments made to eliminate non-recurring direct and incremental transaction expenses specifically incurred by HCMC of $122,329 the for six months ended June 30, 2020, and specifically incurred by SOC Telemed of $1,017,500 for the six months ended June 30, 2020, as part of the Business Combination as these expenses meet the directly attributable and factually supportable criteria.

i)       Gain (loss) on puttable option liabilities.    Represents elimination of the gain on puttable option liabilities as a result of their cancellation in the Business Combination (see Note 3(d)).

j)       Exclusion of interest income.    Adjustment to eliminate historical interest income and the respective unrealized gain (loss) to reflect the use of cash in the Trust Account to close the Business Combination.

k)      Interest expense.    Represents elimination of historical interest expense following the repayment of historical debt in connection with the Business Combination (see Note 3(a)(5)).

l)       Net loss per share.    Represents pro forma net loss per share based on pro forma net loss and 76,065,367 and 74,190,367 total shares outstanding under the no redemption scenario and maximum redemption scenario, respectively, upon consummation of the Business Combination. For each period presented, there is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of Class A common stock of the Combined Company outstanding would have been anti-dilutive.

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•        historical per share information of HCMC for the six months ended June 30, 2020 and the period from September 19, 2019 (inception) through December 31, 2019;

•        historical per share information of SOC Telemed for the six months ended June 30, 2020 and for the year ended December 31, 2019; and

•        unaudited pro forma per share information of the combined company for the six months ended June 30, 2020 and for the year ended December 31, 2019 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•        Assuming no redemption scenario:    This presentation assumes that no HCMC stockholders exercise redemption rights with respect to their public shares.

•        Assuming maximum redemption scenario:    This presentation assumes that approximately 62.3% of HCMC’s public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 15,573,582 public shares are redeemed for an aggregate redemption payment of approximately $156,951,489, including a pro rata portion of interest accrued on the Trust Account. This is presented as the maximum redemption scenario and is based on the minimum cash consideration of $118,529,121 to be paid to the shareholders of SOC Telemed.

The following tables should be read in conjunction with the selected historical financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus, and the historical financial statements of HCMC and SOC Telemed and related notes that are included elsewhere in this proxy statement/consent solicitation statement/prospectus. The unaudited HCMC and SOC Telemed pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma combined net loss per share information below does not purport to represent the actual results of operations which would have occurred had the companies been combined during the periods presented, nor actual results of operations for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of HCMC and SOC Telemed would have been had the companies been combined during the periods presented.

	Historical		Pro Forma
	HCMC	SOC Telemed	No redemption scenario	Maximum redemption scenario
As of and for the Six Months Ended June 30, 2020
Book value per common share – basic and diluted(1)	$0.61	$(1.41)	$1.02	$1.05
Net loss per common share – basic and diluted(2)	(0.03)	(0.22)	(0.12)	(0.13)
	Historical		Pro Forma
	HCMC	SOC Telemed	No redemption scenario	Maximum redemption scenario
As of and for the Year Ended December 31, 2019
Net loss per common share – basic and diluted(2)	$(0.01)	$(0.28)	$(0.11)	$(0.11)

____________

(1)    Book value per common share is calculated as total equity divided by common shares outstanding at June 30, 2020 for HCMC, SOC Telemed and pro forma information.

(2)    Net income (loss) per common share is based on:

•        weighted average number of common shares outstanding for the six months ended June 30, 2020 and the period from September 19, 2019 (inception) through December 31, 2019 for HCMC; and

•        weighted average number of common shares outstanding for the six months ended June 30, 2020 and the year ended December 31, 2019 for SOC Telemed and pro forma information.

SOC TELEMED SOLICITATION OF WRITTEN CONSENTS

This section contains information for SOC Telemed stockholders regarding the solicitation of written consents to adopt the Merger Agreement by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

Purpose of the Consent Solicitation

SOC Telemed stockholders are being asked to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers (the “SOC Telemed Proposal”), by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

The SOC Telemed board of directors has determined that the Merger Agreement, the Mergers contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of SOC Telemed and its stockholders and adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Mergers. The SOC Telemed board of directors recommends that SOC Telemed stockholders consent to the SOC Telemed Proposal and thereby adopt the Merger Agreement and approve the Mergers and the other transactions contemplated by the Merger Agreement.

Record Date; Shares Entitled to Consent

Only SOC Telemed stockholders of record holding shares of SOC Telemed common stock or SOC Telemed Series H preferred stock at the close of business on the record date of July 28, 2020 (the “SOC Telemed Record Date”), will be notified of and be entitled to execute and deliver a written consent with respect to the SOC Telemed Proposal.

On the SOC Telemed Record Date, the outstanding securities of SOC Telemed eligible to consent with respect to the SOC Telemed Proposal consisted of 84,146,870 shares of SOC Telemed common stock and 21,781,134 shares of SOC Telemed Series H preferred stock.

Consents; Required Consents

Written consents from both (i) the holders of at least a majority of the outstanding voting power of the issued and outstanding shares of SOC Telemed common stock and SOC Telemed Series H preferred stock (voting as a single class and on an as-converted basis) and (ii) the holders of at least a majority of the issued and outstanding shares of SOC Telemed Series H preferred stock are required to adopt the SOC Telemed Proposal.

Following entry by the parties into the Merger Agreement, SOC Holdings LLC entered into the Support Agreement with HCMC. Under the Support Agreement, SOC Holdings LLC agreed, within three business days of the registration statement on Form S-4 of which this proxy statement/consent solicitation statement/prospectus is a part being declared effective by the SEC, to execute and deliver a written consent with respect to the outstanding shares of SOC Telemed common stock and SOC Telemed Series H preferred stock held by SOC Holdings LLC adopting the Merger agreement and approving the other transactions contemplated thereby, including the Mergers. As of the close of business on the SOC Telemed Record Date, the shares of SOC Telemed common stock and SOC Telemed Series H preferred stock that are owned by SOC Holdings LLC and subject to the Support Agreement represent approximately 73.6% of the aggregate outstanding voting power of the issued and outstanding shares of SOC Telemed common stock and SOC Telemed Series H preferred stock (voting as a single class and on an as-converted basis) and 74.2% of the shares of the issued and outstanding SOC Telemed Series H preferred stock. The delivery of the written consent by SOC Holdings LLC pursuant to the Support Agreement adopting the Merger Agreement with respect to the shares of SOC Telemed common stock and SOC Telemed Series H preferred stock then-owned by SOC Holdings LLC will be sufficient to adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement.

Interests of Certain Persons in the Business Combination

In considering whether to adopt the Merger Agreement by executing and delivering the written consent, SOC Telemed stockholders should be aware that aside from their interests as stockholders, the members of the SOC Telemed board of directors have interests in the Business Combination that are different from, or in addition to, those of other SOC Telemed stockholders generally. SOC Telemed stockholders should take these interests into account in deciding whether to approve the Business Combination.

Submission of Consents

If you hold shares of SOC Telemed common stock or SOC Telemed Series H preferred stock as of the SOC Telemed Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to SOC Telemed. Once you have completed, dated and signed the written consent, you may deliver it to SOC Telemed, by emailing a .pdf copy of your written consent to SOC Telemed’s consent solicitor, Morrow Sodali LLC, at SOC.info@investor.morrowsodali.com or by mailing your written consent to Morrow Sodali LLC at 470 West Avenue, Suite 3000, Stamford, CT 06902.

The SOC Telemed board has set 12:00 noon, New York City time, on             , 2020, as the target date for the receipt of written consents. SOC Telemed reserves the right to extend the final date for receipt of written consents beyond such date. Any such extension may be made without notice to SOC Telemed stockholders. Once a sufficient number of consents to adopt the Merger Agreement has been received, the consent solicitation will conclude. The delivery of the written consent by SOC Holdings LLC pursuant to the Support Agreement with respect to the shares of SOC Telemed common stock and SOC Telemed Series H preferred stock that are owned by SOC Holdings LLC adopting the Merger Agreement will be sufficient to adopt the SOC Telemed Proposal and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement. As noted in the section entitled “Additional Information — Appraisal Rights” beginning on page 245, the delivery of a signed and dated consent adopting the Merger Agreement, or delivery of a signed and dated consent without indicating a decision on the SOC Telemed Proposal, will result in a loss of appraisal rights under Section 262 of the DGCL.

Executing Consents; Revocation of Consents

You may execute a written consent to adopt the Merger Agreement, which is equivalent to a vote “FOR” the SOC Telemed Proposal. If you do not execute and return your written consent, or otherwise withhold your written consent, it will have the same effect as voting against the SOC Telemed Proposal.

If you are a record holder of shares of SOC Telemed common stock or SOC Telemed Series H preferred stock as of the close of business on the SOC Telemed Record Date, you may change or revoke your written consent (subject to any contractual obligations you may otherwise have) at any time prior to 12:00 noon, New York City time, on             , 2020 (or, if earlier, before the consents of a sufficient number of shares to adopt the Merger Agreement have been delivered to the Corporate Secretary of SOC Telemed). If you wish to change or revoke your consent before that time, you may do so by sending a notice of revocation by emailing a .pdf copy to SOC Telemed’s consent solicitor, Morrow Sodali LLC, at SOC.info@investor.morrowsodali.com or by mailing it to Morrow Sodali LLC at 470 West Avenue, Suite 3000, Stamford, CT 06902. However, pursuant to the Support Agreement, the written consent to be received by SOC Telemed from SOC Holdings LLC will be irrevocable.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by SOC Telemed. Officers and directors of SOC Telemed may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

SOC Telemed has engaged Morrow Sodali LLC to assist in the solicitation of consents and to provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $7,500.

Assistance

If you need assistance in completing your written consent or have questions regarding the consent solicitation, please contact:

Morrow Sodali LLC

470 West Avenue, Suite 3000

Stamford, CT 06902

Toll Free: (800) 662-5200

E-mail: SOC.info@morrowsodali.com

HCMC SPECIAL MEETING OF STOCKHOLDERS

General

HCMC is furnishing this proxy statement/consent solicitation statement/prospectus to its stockholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting of HCMC stockholders to be held on             , 2020, and at any adjournment or postponement thereof. This proxy statement/consent solicitation statement/prospectus is first being furnished to our stockholders on or about             , 2020. This proxy statement/consent solicitation statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at            , local time, on            , 2020, or such other date and time to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of HCMC stockholders and the community, the Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting https://www.cstproxy.com/healthcareacquisition/2020/ and entering your control number as further explained in the accompanying proxy statement/consent solicitation statement/prospectus.

Voting Power; Record Date

HCMC stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of HCMC Class A common stock or HCMC Class B common stock at the close of business on             , 2020, which is the record date for the Special Meeting. You are entitled to one vote for each share of HCMC Class A common stock or HCMC Class B common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 31,950,000 shares of Class A common stock and Class B common stock outstanding in the aggregate, of which 25,000,000 are public shares, 700,000 are private placement shares and 6,250,000 are founder shares held by the Sponsor and one of our independent directors.

Vote of the Sponsor, Directors and Officers of HCMC

In connection with our IPO, HCMC entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of HCMC Class A common stock or HCMC Class B common stock owned by them in favor of the Business Combination Proposal. Concurrently with the execution of the Merger Agreement, Sponsor and HCMC entered into the Sponsor Agreement, pursuant to which, among other things, Sponsor agreed to (a) waive certain anti-dilution rights set forth in HCMC’s charter that may result from the transactions contemplated by the Merger Agreement, (b) surrender to HCMC, immediately prior to the Closing and for no consideration, up to 1,875,000 shares of HCMC Class B common stock comprising the Sponsor Contingent Closing Shares, determined based on a sliding scale of HCMC’s available cash at the Closing between $250,000,000 and $285,000,000, (c) subject to potential forfeiture the 1,875,000 Sponsor Earnout Shares in accordance with the terms of the Merger Agreement, such that such shares will be forfeited if certain post-closing share price targets are not satisfied prior to the seventh (7th) anniversary of the Closing and (d) support the transactions contemplated by the Merger Agreement, including agreeing to vote in favor of the adoption of the Merger Agreement at the Special Meeting.

Our Sponsor, directors and officers have waived any redemption rights, including with respect to shares of HCMC Class A common stock purchased in our IPO or in the aftermarket, in connection with the Business Combination. The founder shares held by the Sponsor have no redemption rights upon HCMC’s liquidation and will be worthless if no business combination is effected by us by December 17, 2021 (or if such date is extended at a duly called meeting of our stockholders, such later date). However, our Sponsor, directors and officers are entitled to redemption rights upon our liquidation with respect to any shares of HCMC Class A common stock they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of HCMC stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the HCMC Class A common stock and HCMC Class B common stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires the affirmative vote of holders of a majority of HCMC’s shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. Approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of HCMC’s outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the Special Meeting, voting as a single class. Directors are elected by a plurality of the votes cast by holders of the outstanding shares of Class A common stock and Class B common stock, voting as a single class. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal at the Special Meeting. Each of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are cross-conditioned on the approval of each other. The Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal.

Recommendation to HCMC Stockholders

After careful consideration, the HCMC board of directors unanimously recommends that HCMC stockholders vote “FOR” each Proposal being submitted to a vote of the HCMC stockholders at the Special Meeting.

For a more complete description of HCMC’s reasons for the approval of the Business Combination and the recommendation of the HCMC board of directors, see the section entitled “The Business Combination and the Merger Agreement — HCMC Board of Directors’ Reasons for the Business Combination.”

Voting Your Shares

Each share of HCMC Class A common stock and each share of HCMC Class B common stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of HCMC Class A common stock and HCMC Class B common stock that you own. There are several ways to vote your shares of HCMC Class A common stock and HCMC Class B common stock:

•        You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of HCMC Class A common stock or HCMC Class B common stock will be voted as recommended by the board of directors. The board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Employee Stock Purchase Plan Proposal.

•        You can attend the Special Meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of HCMC stockholders and the community, the Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting https://www.cstproxy.com/healthcareacquisition/2020/ and entering your control number as further explained in the accompanying proxy statement/consent solicitation statement/prospectus. However, if your shares of HCMC Class A common stock or HCMC Class B common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of HCMC Class A common stock or HCMC Class B common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at such meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify HCMC’s secretary, in writing, before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal. Under the HCMC bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/consent solicitation statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of HCMC Class A common stock or HCMC Class B common stock, you may call Advantage Proxy, Inc., our proxy solicitor, at (877) 870-8565 (toll free) (banks and brokerage firms, please call collect: (206) 870-8565) or by email to ksmith@advantageproxy.com.

Redemption Rights

Under HCMC’s existing charter, any holder of HCMC Class A common stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest but net of taxes payable, calculated as of two (2) business days prior to the Closing. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two (2) business days prior to the Closing, including interest but net of taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of as of August 11, 2020 of approximately $252,009,434.37, the estimated per share redemption price would have been approximately $10.08.

In order to exercise your redemption rights, you must:

•        if you hold your shares of HCMC Class A common stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•        check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of HCMC Class A common stock;

•        prior to 5:00 p.m., Eastern Daylight time, on             , 2020 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind at 1 State Street Plaza, 30th Floor, New York, New York 10004, or by email at mzimkind@continentalstock.com; and

•        deliver your shares of HCMC Class A common stock either physically or electronically through DTC to the transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is HCMC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, HCMC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of HCMC Class A common stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the e-mail address or address listed above.

Holders of outstanding units of HCMC must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, stockholders should verify the market price of HCMC Class A common stock as they may receive higher proceeds from the sale of their HCMC Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. HCMC cannot assure you that you will be able to sell your shares of HCMC Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the HCMC Class A common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of HCMC Class A common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of HCMC following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate a “business combination” (as defined in HCMC’s existing charter) by December 17, 2021 (or if such date is extended at a duly called meeting of our stockholders, such later date), we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of HCMC Class A common stock or HCMC Class B common stock in connection with the Business Combination.

Proxy Solicitation Costs

HCMC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. HCMC and its directors, officers and employees may also solicit proxies in person. HCMC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. HCMC will bear the cost of the solicitation.

HCMC has hired Advantage Proxy to assist in the proxy solicitation process. HCMC will pay that firm a fee of $7,500, plus costs and expenses. HCMC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HCMC will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION AND THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement and the Business Combination. A copy of the Merger Agreement is attached as Annex A to this proxy statement/consent solicitation statement/prospectus and is incorporated by reference. The Merger Agreement has been attached to this proxy statement/consent solicitation statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about HCMC, SOC Telemed, First Merger Sub or Second Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Mergers and the terms and conditions of the Merger Agreement.

HCMC is asking its stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby (the “Business Combination”). HCMC stockholders should read carefully this proxy statement/consent solicitation statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the subsection entitled “— The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because HCMC is holding a Special Meeting of stockholders to vote on the Business Combination, HCMC may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of HCMC Class A common stock and HCMC Class B common stock that are voted at the Special Meeting, voting as a single class.

The Merger Agreement

The Merger Agreement contains representations and warranties that HCMC, First Merger Sub and Second Merger Sub, on the one hand, and SOC Telemed, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if such statements made in the representations and warranties prove to be incorrect. In addition, the assertions made in the representations and warranties are qualified by the information in confidential disclosure letters exchanged by the parties in connection with the execution of the Merger Agreement. While HCMC and SOC Telemed do not believe that these disclosure letters contain information required to be publicly disclosed under applicable securities laws, other than information that has already been so disclosed, the disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about HCMC, First Merger Sub, Second Merger Sub, SOC Telemed or any other matter, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between HCMC, First Merger Sub and Second Merger Sub on the one hand, and SOC Telemed on the other hand, and are modified by the disclosure letters.

Structure

Under the Merger Agreement: (a) First Merger Sub will merge with and into SOC Telemed (the “First Merger”), with SOC Telemed being the surviving corporation of the First Merger (such company, in its capacity as the surviving corporation of the First Merger, the “Surviving Corporation”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger. The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by HCMC’s existing charter.

Completion and Effectiveness of the Mergers

The Mergers will be completed as promptly as practicable (but no later than the third business day) after all of the conditions to the obligations of the parties to consummate the Mergers are satisfied or waived, including the requisite approval of the stockholders of HCMC and SOC Telemed, or at such other time as the parties agree, unless earlier terminated in accordance with the terms of the Merger Agreement. For a more complete description of the conditions that must be satisfied prior to the Closing, see the section entitled “The Business Combination and the Merger Agreement — The Merger Agreement — Conditions to the Completion of the Mergers” on page 107. For more information on termination rights, see the section entitled “The Business Combination and the Merger Agreement — The Merger Agreement — Termination” on page 118. The Mergers are anticipated to occur after the Special Meeting, which is further described on page 99. As of the date of this proxy statement/consent solicitation statement/prospectus, the parties expect that the Business Combination, including the Mergers, will be consummated during the fourth quarter of 2020. However, there can be no assurance as to when or if the Mergers will occur.

Merger Consideration

The aggregate merger consideration payable to the stockholders of SOC Telemed will be paid in a combination of stock and cash consideration equal to $650,000,000, minus SOC Telemed’s net indebtedness as of the Closing (including estimated tax liabilities in excess of $1,000,000) after deducting any cash and cash equivalents of SOC Telemed at the Closing (the “Merger Consideration”). The cash consideration will be an amount equal to (a) HCMC’s cash and cash equivalents as of the closing (including proceeds in connection with the PIPE Investment and the funds in HCMC’s Trust Account), plus (b) SOC Telemed’s cash and cash equivalents as of the closing, minus (c) the amount of cash required to satisfy HCMC stockholder redemptions, minus (d) HCMC’s and SOC Telemed’s transaction costs, minus (e) SOC Telemed’s indebtedness as of the closing, minus (f) $45,000,000. The remainder of the Merger Consideration will be paid in a number of shares of newly issued HCMC Class A common stock valued at the redemption amount payable to HCMC’s public stockholders that elect to redeem their shares of HCMC Class A common stock in connection with the closing. In addition, HCMC will pay off, or cause to be paid off, on behalf of SOC Telemed and in connection with the closing, SOC Telemed’s outstanding indebtedness for borrowed money.

No fractional shares of HCMC Class A common stock will be issued. In lieu of the issuance of any such fractional shares, HCMC has agreed to pay to each former holder of SOC Telemed equity interests eligible to receive a portion of the Merger Consideration who otherwise would be entitled to receive such fractional share: (i) one share of HCMC Class A common stock if the aggregate amount of fractional shares of HCMC Class A common stock such holder would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of HCMC Class A common stock if the aggregate amount of fractional shares of HCMC Class A common stock such holder would otherwise be entitled to is less than 0.50.

Treatment of SOC Telemed Equity Interests and Convertible Securities

Capital Stock

In connection with the Mergers, each share of SOC Telemed’s capital stock (subject to limited exceptions) will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Merger Consideration in accordance with SOC Telemed’s organizational documents.

Warrants

Under the terms of the Merger Agreement, each SOC Telemed warrant that is outstanding immediately prior to the Effective Time will be treated in accordance with its terms and cancelled as of the Effective Time in exchange for the right to receive a portion of the Merger Consideration in accordance with the terms of such SOC Telemed warrant and the SOC Telemed charter documents, net of the exercise price of such SOC Telemed warrant, in each case, without interest. For the avoidance of doubt, if the exercise price payable in respect of a share of SOC Telemed common stock under a SOC Telemed warrant exceeds the applicable portion of the Merger Consideration payable in respect of such share of SOC Telemed common stock, such SOC Telemed warrant will be automatically terminated for no consideration immediately prior to the Effective Time and shall be of no further force or effect, and the holder of such SOC Telemed warrant shall have no further rights to any portion of the Merger Consideration otherwise. As of the Effective Time, each holder of SOC Telemed warrants shall cease to have any other rights in and to SOC Telemed, the Surviving Corporation or the surviving company of the Second Merger, and each SOC Telemed warrant shall thereafter represent only the right to receive the applicable portion of the Merger Consideration.

Vested Options

Under the terms of the Merger Agreement, each vested SOC Telemed option that is outstanding immediately prior to the Effective Time will be treated in accordance with its terms and cancelled as of the Effective Time in exchange for the right to receive a portion of the Merger Consideration in accordance with the terms of such vested SOC Telemed option and the SOC Telemed charter documents, net of the exercise price of such vested SOC Telemed option, in each case, without interest. If the exercise price payable in respect of a share of SOC Telemed common stock under a vested SOC Telemed option exceeds the applicable portion of the Merger Consideration payable in respect of such share of SOC Telemed common stock, such vested SOC Telemed option shall be cancelled for no consideration immediately prior to the Effective Time, and the holder of such vested SOC Telemed option shall have no further rights to any portion of the Merger Consideration otherwise. As of the Effective Time, each holder of vested SOC Telemed options shall cease to have any other rights in and to SOC Telemed, the Surviving Corporation or the surviving company of the Second Merger.

Unvested Options

Under the terms of the Merger Agreement, each unvested SOC Telemed option that is outstanding immediately prior to the Effective Time will be treated in accordance with its terms and converted into an option to purchase a number of shares of HCMC Class A common stock (each such option, an “Exchanged Option”) equal to the number of shares of SOC Telemed common stock subject to such unvested SOC Telemed option immediately prior to the Effective Time, as equitably adjusted pursuant to a conversion ratio. Other than with respect to such equitable adjustment, following the Effective Time, each Exchanged Option shall continue to be governed by substantially the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former SOC Telemed option immediately prior to the Effective Time.

Ownership after the Closing; Impact of the Business Combination on the Combined Company’s Public Float

It is anticipated that, upon completion of the Transactions, depending on the number of HCMC Share Redemptions and subject to the assumptions set forth below, the concentration of ownership of the Combined Company will be as follows:

	Ownership Percentage
Beneficial Owners	No Redemption Scenario	Maximum Redemption Scenario
HCMC’s existing public stockholders (collectively, but excluding any shares issued to such persons in connection with the PIPE Investment)	32.8%	12.7%
Sponsor	6.7%	4.3%
SOC Holdings LLC	25.3%	40.4%
SOC Telemed’s existing securityholders (collectively, but excluding SOC Holdings LLC)	13.5%	20.4%
PIPE Investors (collectively, but excluding any public shares held by such persons)	21.7%	22.2%

The foregoing illustrative ownership percentages of the Combined Company (a) exclude (1) the shares of Combined Company Class A common stock issuable upon the exercise of warrants that will remain outstanding following the Business Combination, (2) the 1,875,000 shares of Combined Class A common stock representing the Sponsor Earnout Shares and (3) any shares of Combined Company Class A common stock issuable upon the conversion of equity awards that are issued to holders of outstanding unvested SOC Telemed equity awards in connection with the Business Combination, and (b) assume (1) (x) in the case of the no redemption scenario, no public shares are elected to be redeemed by HCMC stockholders and (y) in the case of the maximum redemption scenario, all but 9,424,250 public shares are elected to be redeemed by HCMC stockholders, (2) the issuance of 16,500,000 shares of Combined Company Class A common stock to the PIPE Investors in the PIPE Investment, for aggregate gross proceeds of $165,000,000, (3) that the amount of HCMC’s cash as of the Closing is equal to $0, (4) that the amount of HCMC’s transaction costs as of the Closing are equal to $10,000,000, (5) that the amount of SOC Telemed’s Cash as of the Closing is equal to $2,000,000, (6) that the amount of SOC’s transaction costs as of the Closing are equal to $10,000,000, (7) that the amount of SOC Telemed’s indebtedness (calculated as payoff amounts for indebtedness for borrowed money, plus estimated tax liabilities in excess of $1,000,000) as of the Closing is equal to $85,000,000, (8) the consummation of the transactions contemplated by the Sponsor Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the PIPE Investment, HCMC Share Redemptions and HCMC’s cash and transactions costs as of the Closing, resulting in the surrender (x) in the case of the no redemption scenario, of no shares of HCMC Class B common stock and (y) in the case of the maximum redemption scenario, of 1,875,000 shares of HCMC Class B common stock, (9) that the redemption price that would be payable to HCMC stockholders that elect to redeem their shares is equal to $10.08 and (10) that immediately after the Closing, the total number of shares of Combined Company Class A common stock outstanding will be equal to (x) in the case of the no redemption scenario, approximately 76,136,449 and (y) in the case of the maximum redemption scenario, approximately 74,261,449. In the event that all public shares are elected to be redeemed by HCMC stockholders and the parties consummate the Business Combination, HCMC estimates the number of shares of Combined Company Class A common stock potentially issuable as consideration to SOC Telemed’s securityholders to be equal to 54,561,449. Please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information and “Security Ownership of Certain Beneficial Owners and Management” for further information.

Conditions to the Completion of the Mergers

The obligations of each party to effect the Mergers and the other Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the Closing, of the following conditions:

•        SOC Telemed must have delivered to HCMC a stockholder action by written consent (the “Stockholder Written Consent”), executed by SOC Holdings LLC (representing (1) at least a majority of the outstanding voting power of SOC Telemed common stock issued and outstanding (voting as a single class and on an as-converted basis and excluding, for the avoidance of doubt, shares of SOC Telemed Series I preferred stock and SOC Telemed Series J preferred stock) and (2) at least a majority of the shares of SOC Telemed Series H preferred stock issued and outstanding), adopting and approving the Merger Agreement and the Transactions contemplated thereby and constituting the requisite approval under the DGCL and SOC Telemed’s charter documents with respect to the Merger Agreement and the Transactions contemplated thereby (the “Requisite SOC Telemed Stockholder Approval”);

•        at the Special Meeting, the HCMC stockholders must have approved: (1) the adoption of the Merger Agreement and approval of the Transactions; (2) the issuance of shares of a number of shares of HCMC Class A common stock that equals or exceeds twenty percent (20%) of the voting power or total number of HCMC shares outstanding, in either case, prior to such issuance; (3) an increase in the number of authorized shares of HCMC Class A common stock; (4) the amendment and restatement of HCMC’s charter documents to be effective from and after the Closing; (5) the adoption and approval of the Incentive Plan; (6) the election of the members of the HCMC Board; and (7) any other proposals the parties deem necessary or desirable to consummate the Transactions;

•        HCMC must have at least $5,000,001 of net tangible assets following the HCMC stockholder redemptions;

•        all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated, and the parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of all governmental entities;

•        no provision of any applicable law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent order enjoining or making illegal the consummation of the Transactions will be in effect;

•        the shares of HCMC Class A common stock to be issued in connection with the Closing shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the HCMC Class A common stock; and

•        the Registration Statement, of which this proxy statement/consent solicitation statement/prospectus forms a part, must be effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

In addition, the obligation of SOC Telemed to complete the Mergers is further subject to the satisfaction or waiver of the following conditions:

•        The fundamental representations and warranties of HCMC (i.e., representations related to organization and qualification, subsidiaries, capitalization authority relative to the Merger Agreement and business activities) must have been true and correct in all material respects (without giving effect to any limitation as to “materiality” or “HCMC Material Adverse Effect,” as defined below) as of the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date) and all other representations and warranties of HCMC set forth in Article V of the Merger Agreement must have been true and correct (without giving effect to any limitation as to “materiality” or “HCMC Material Adverse Effect”) as of the date of the Merger Agreement and on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date ), except where the failure of such representations and warranties of HCMC to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a HCMC Material Adverse Effect;

•        HCMC, First Merger Sub and Second Merger Sub must have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the Closing Date;

•        HCMC must have delivered to SOC Telemed a certificate signed by an executive officer of HCMC and dated as of the Closing Date, certifying the satisfaction of the conditions set forth in the two immediately preceding bullet points;

•        HCMC must not have experienced a HCMC Material Adverse Effect since the date of the Merger Agreement that is continuing;

•        certain individuals must have resigned from positions and offices with HCMC, First Merger Sub and Second Merger Sub;

•        HCMC must have delivered to SOC Telemed all of the certificates, instruments, contracts and other documents specified to be delivered by HCMC pursuant to the Merger Agreement, duly executed by HCMC, First Merger Sub and Second Merger Sub, as applicable, and there shall have been no material amendment, material modification or termination of the Sponsor Agreement (except as permitted pursuant to the Merger Agreement);

•        HCMC must have made appropriate arrangements to make available to HCMC the cash available in the Trust Account, less any amounts required to satisfy stockholder redemptions, for payment of the Closing Cash Payment Amount, the SOC Telemed transaction costs and the HCMC transaction costs at the Closing; and

•        the amount of HCMC cash at the Closing, minus (x) the aggregate amount of cash proceeds that will be required to satisfy the HCMC stockholder redemptions, if any, minus (y) the amount of the HCMC transaction costs, to the extent not paid prior to the Closing, shall equal or exceed $250,000,000.

In addition, the obligation of HCMC, First Merger Sub and Second Merger Sub to complete the Mergers is further subject to the satisfaction or waiver of the following conditions:

•        The fundamental representations and warranties of SOC Telemed (i.e., organization and qualification, capitalization, due authorization, and brokers and third party expenses) must have been true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SOC Telemed Material Adverse Effect”, as defined below) as of the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date); and all other representations and warranties of SOC Telemed set forth in Article IV of the Merger Agreement must have been true and correct (without giving effect to any limitation as to “materiality” or “SOC Telemed Material Adverse Effect”) on and as of the Closing Date as though made on and as of the date of the Merger Agreement and on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure of such representations and warranties of SOC Telemed to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a SOC Telemed Material Adverse Effect;

•        SOC Telemed will have performed or complied in all material respects with all of its agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Closing Date;

•        SOC Telemed must have delivered to HCMC a certificate signed by an executive officer of SOC Telemed and dated as of the Closing Date, certifying the satisfaction of the conditions set forth in the two immediately preceding bullet points;

•        SOC Telemed must not have experienced a SOC Telemed Material Adverse Effect since the date of the Merger Agreement that is continuing;

•        certain individuals must have resigned from positions and offices with SOC Telemed and its subsidiaries;

•        SOC Telemed must have delivered to SOC Telemed all of the certificates, instruments, contracts and other documents specified to be delivered by SOC Telemed pursuant to the Merger Agreement, duly executed by SOC Telemed; and

•        SOC Telemed shall have delivered payoff letters to HCMC in respect of its existing indebtedness for borrowed money, and such payoff letters shall be in full force and effect.

“HCMC Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, liabilities (contingent or otherwise), properties, condition (financial or otherwise) or results of operations of HCMC, First Merger Sub and Second Merger Sub, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of HCMC, First Merger Sub or Second Merger Sub to consummate the Transactions; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a HCMC Material Adverse Effect has occurred pursuant to clause (a): (i) changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by courts or any governmental entity after the date of the Merger Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of the Merger Agreement; or (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“SOC Telemed Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of SOC Telemed to consummate the Transactions; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a SOC Telemed Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19) or other natural or man-made disasters; (iii) the taking of any action required by the Merger Agreement or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or governmental entities); (iv) changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by courts or any governmental entity after the date of the Merger Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of the Merger Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which SOC Telemed operates including changes in interest rates; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a SOC Telemed Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of the Merger Agreement; provided, however, that if a change or effect related to clauses (i), (ii) and (iv) through (vii) disproportionately adversely affects the Group Companies, taken as a whole, compared to other persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a SOC Telemed Material Adverse Effect has occurred.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties. SOC Telemed represents and warrants to the following matters:

•        Organization and Qualification

•        SOC Telemed Subsidiaries

•        Capitalization

•        Due Authorization

•        No Conflict; Governmental Consents and Filings

•        Legal Compliance; Permits

•        Financial Statements

•        No Undisclosed Liabilities

•        Absence of Certain Changes or Events

•        Litigation

•        SOC Telemed Benefit Plans

•        Labor Relations

•        Real Property; Tangible Property

•        Taxes

•        Environmental Matters

•        Brokers; Third Party Expenses

•        Intellectual Property

•        Privacy

•        Agreements, Contracts and Commitments

•        Insurance

•        Affiliate Matters

•        Certain Provided Information

•        Indebtedness

•        Absence of Certain Business Practices

•        Healthcare Regulatory Compliance

•        Affiliated Professional Corporations

•        Disclaimer of Other Warranties

HCMC, First Merger Sub and Second Merger Sub represent and warrant to the following matters:

•        Organization and Qualification

•        HCMC Subsidiaries

•        Capitalization

•        Authority Relative to the Merger Agreement

•        No Conflict; Required Filings and Consents

•        Compliance; Permits

•        HCMC SEC Reports; Financial Statements; No Undisclosed Liabilities

•        Absence of Certain Changes or Events

•        Litigation

•        Business Activities

•        HCMC Material Contracts

•        HCMC Listing

•        PIPE Investment Amount

•        Trust Account

•        Taxes

•        Information Supplied

•        Board Approval; Stockholder Vote

•        Brokers

•        Indebtedness

•        Sponsor Agreement

•        Investment Company Act; JOBS Act

•        Disclaimer of Other Warranties

No Survival

The representations and warranties of HCMC, SOC Telemed, First Merger Sub and Second Merger Sub contained in the Merger Agreement or any certificate or instrument delivered pursuant to the Merger Agreement will terminate at the Effective Time, and only the covenants and agreements that by their terms survive the Effective Time and certain miscellaneous provisions of the Merger Agreement will survive the Effective Time.

Non-Solicitation

Both HCMC and SOC Telemed are prohibited by the terms of the Merger Agreement, from (i) soliciting, initiating or knowingly facilitating any inquiries regarding, or the submission or announcement by any person of, any proposal or offer that constitutes or would reasonably be expected to lead to any HCMC Acquisition Proposal or SOC Telemed Acquisition Proposal (as defined below), as applicable; (ii) furnishing any information regarding itself or any of its subsidiaries in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a HCMC Acquisition Proposal or SOC Telemed Acquisition Proposal, as applicable; (iii) engaging in or otherwise participating in any discussions or negotiations with any person with respect to any HCMC Acquisition Proposal or SOC Telemed Acquisition Proposal, as applicable, or any inquiry, proposal or offer that would reasonably be expected to lead to any HCMC Acquisition Proposal or SOC Telemed Acquisition Proposal, as applicable; or (iv) approving, adopting, recommending or entering into, or proposing to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any HCMC Acquisition Proposal or SOC Telemed Acquisition Proposal, as applicable.

Pursuant to the terms of the Merger Agreement, each of HCMC and SOC Telemed agreed to immediately cease any existing solicitation of, or discussions or negotiations with, any person relating to any HCMC Acquisition Proposal or SOC Telemed Acquisition Proposal, as applicable, as of the date of the Merger Agreement.

If HCMC or SOC Telemed, or any of their respective representatives, receives an acquisition proposal or any inquiry or request for information with respect to an acquisition proposal or that is reasonably likely to lead to an acquisition proposal, then such party will promptly (and in no event later than forty-eight (48) hours after its receipt of such acquisition proposal or request) notify the other party in writing of such acquisition proposal or request (including the identity of the person making or submitting such request or acquisition proposal and the material terms and conditions thereof). Each party will keep the other party reasonably informed on a current basis (and, in any event, within twenty four (24) hours) with respect to the status of any such acquisition proposal or request, including informing the other party of any material change to the terms of such acquisition proposal and any material change in such person’s intentions as previously notified.

“HCMC Acquisition Proposal” means any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of SOC Telemed or any of its subsidiaries) contemplating or otherwise relating to any transaction or series of related transactions (other than the Transactions) involving or relating to a Business Combination.

“SOC Telemed Acquisition Proposal” means any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of HCMC or any of its subsidiaries) contemplating or otherwise relating to any transaction or series of related transactions (other than the Transactions) involving:

•        any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving SOC Telemed;

•        any transaction (i) in which any person or “group” (as defined in the Exchange Act and the rules thereunder) of persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of SOC Telemed; or (ii) in which any Group Company issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of SOC Telemed (after giving effect to such transaction);

•        any sale, exchange, transfer, acquisition or disposition of 25% or more of the consolidated assets (including equity securities of subsidiaries of SOC Telemed) of the Group Companies, taken as a whole, or of any business or businesses (or the assets of any business or businesses, including equity securities of any subsidiaries of SOC Telemed) that constitute or account for 25% or more of the consolidated net revenues or net income of the Group Companies, taken as a whole;

•        any tender offer or exchange offer that if consummated would result in any person or “group” (as defined in the Exchange Act and the rules thereunder) of persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of SOC Telemed; or

•        any combination of the foregoing types of transaction if the sum of the percentage of the voting power of SOC Telemed or of the consolidated net revenues, net income or assets of the Group Companies, taken as a whole, involved is 25% or more.

Potential Reorganization

From the date of the Merger Agreement until two (2) business days prior to the Closing Date, SOC Telemed shall have the right, but not the obligation, to effect a series of transactions as further described in the Merger Agreement (the “Reorganization”). In the event that SOC Telemed elects to consummate the Reorganization prior to the Closing Date, the reorganized entity shall, immediately following the consummation of the Reorganization, become a party to the Merger Agreement pursuant to a joinder agreement to be mutually agreed among the parties and shall thereafter assume the rights and obligations set forth therein as a direct party thereto. Upon execution of such joinder agreement, (i) the reorganized entity shall be deemed to have made each of the representations and warranties set forth in the Merger Agreement on behalf of itself and, for the period of time prior to the Reorganization, SOC Telemed, and (ii) the reorganized entity shall be deemed to have agreed to the covenants set forth in the Merger Agreement applicable to SOC Telemed as if such covenants were applicable to the reorganized entity. If SOC Telemed elects to consummate the Reorganization prior to the Closing Date, references to SOC Telemed in the summary in the section entitled “The Business Combination and the Merger Agreement” would instead refer to the reorganized entity as set forth in the Merger Agreement.

HCMC Stockholder Meeting

Promptly after the Registration Statement, of which this proxy statement/consent solicitation statement/prospectus forms a part, has been declared effective (and in any event within two (2) business days thereafter), HCMC will cause a Special Meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of obtaining the requisite HCMC stockholder approval and HCMC will use its reasonable best efforts to obtain the requisite HCMC stockholder approval at the Special Meeting. HCMC will be entitled to postpone or adjourn the Special Meeting only: (i) to ensure that any supplement or amendment to this proxy statement/consent solicitation statement/prospectus that the HCMC Board has reasonably determined in good faith after consultation with HCMC’s outside legal counsel is required by applicable law is disclosed to HCMC’s stockholders and for such supplement or amendment to be promptly disseminated to HCMC’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in this proxy statement/consent solicitation statement/prospectus), there are insufficient HCMC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining the requisite HCMC stockholder approval; provided, that (A) in the event of a postponement or adjournment pursuant to clauses (i), (ii) or (iii) above, the Special Meeting shall be reconvened as promptly as practicable and in any event no later than five (5) business days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable law) and (B) in any event shall not be held later than three (3) business days prior to January 29, 2021.

HCMC has agreed that this proxy statement/consent solicitation statement/prospectus will include a statement to the effect that the HCMC Board unanimously recommends that HCMC’s stockholders vote to approve the HCMC Stockholder Matters (the recommendation of the HCMC Board with respect to the HCMC Stockholder Matters being referred to as the “HCMC Board Recommendation”). Neither the HCMC Board nor any committee thereof will change the HCMC Board Recommendation, and unless the Merger Agreement has been earlier validly terminated in accordance with its terms, the HCMC Stockholder Matters shall be submitted to HCMC’s stockholders at the Special Meeting for the purpose of obtaining the requisite HCMC stockholder approval and nothing contained in the Merger Agreement shall be deemed to relieve HCMC of such obligation.

SOC Telemed Stockholder Action by Written Consent

SOC Telemed has agreed that, as promptly as practicable after this Registration Statement becomes effective, SOC Telemed will solicit the Requisite SOC Telemed Stockholder Approval via written consent in accordance with Section 228 of the DGCL. SOC Telemed will use reasonable best efforts to cause SOC Holdings LLC to duly execute and deliver a stockholder written consent in accordance with Section 228 of the DGCL within three (3) business days of the Registration Statement becoming effective. As promptly as practicable following the execution and delivery of such stockholder written consent by SOC Holdings LLC to SOC Telemed, SOC Telemed shall deliver to HCMC a copy of such consent. SOC Telemed agreed that this proxy statement/consent solicitation statement/prospectus will include a statement to the effect that the SOC Telemed Board unanimously recommends that the Merger Agreement be adopted by the SOC Telemed stockholder (the “SOC Telemed Board Recommendation”). Neither the board of directors of SOC

Telemed nor any committee thereof will change the SOC Telemed Board Recommendation, and unless the Merger Agreement has been earlier validly terminated in accordance its terms, SOC Telemed shall solicit the Requisite SOC Telemed Stockholder Approval in accordance with the Merger Agreement, including using reasonable best efforts to cause SOC Holdings LLC to duly execute and deliver the Stockholder Written Consent, and nothing contained in the Merger Agreement shall be deemed to relieve SOC Telemed of such obligation.

SOC Telemed Dissenters’ Rights

SOC Telemed stockholders (other than holders of SOC Telemed Series I preferred stock and Series J preferred stock) are entitled to assert statutory appraisal/dissenters’ rights in connection with the Mergers pursuant to Section 262 of the DGCL with respect to their shares of SOC Telemed capital stock. HCMC stockholders are not entitled to appraisal rights in connection with the Mergers. For more information on these appraisal and dissenters’ rights, see the section entitled “Additional Information — Appraisal Rights” beginning on page 245 of this proxy statement/consent solicitation statement/prospectus.

Covenants

Operation of Business Pending the Merger

During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Closing, except as set forth in the Merger Agreement and in the HCMC disclosure letter, as required by applicable law or unless SOC Telemed consents in writing, HCMC has agreed to carry on its business in the ordinary course consistent with past practice, and will not:

•        declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

•        purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of HCMC or any of its subsidiaries;

•        other than the issuance of HCMC Class A common stock pursuant to the terms set forth in the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

•        amend its charter documents or form or establish any subsidiary;

•        (i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

•        incur any indebtedness or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of HCMC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that HCMC shall be permitted to incur indebtedness (which shall constitute HCMC transaction costs) from its affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of HCMC in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at the Closing and in any event in an aggregate amount not to exceed $2,000,000;

•        release, assign, compromise, settle or agree to settle any legal proceeding material to HCMC;

•        except as required by GAAP (or any interpretation thereof) or applicable law, make any change in accounting methods, principles or practices;

•        (i) make, change or rescind any material tax election (ii) settle or compromise any material tax claim; (iii) change (or request to change) any method of accounting for tax purposes; (iv) file any material amended tax return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return); (vi) knowingly surrender any claim for a refund of taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar law) with any governmental entity;

•        create any material liens on any material property or assets of HCMC, First Merger Sub or Second Merger Sub;

•        liquidate, dissolve, reorganize or otherwise wind up the business or operations of HCMC, First Merger Sub or Second Merger Sub;

•        commence, settle or compromise any legal proceeding;

•        enter into any new line of business;

•        amend the Trust Agreement or any other agreement related to the Trust Account;

•        enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other affiliates, other than payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to certain agreements; or

•        agree in writing or otherwise agree, commit or resolve to take any of the actions described above.

During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Closing, except as set forth in the Merger Agreement and in the SOC Telemed disclosure letter, as required by applicable law or unless HCMC consents in writing, SOC Telemed will carry on its business in the ordinary course consistent with past practice, and will not:

•        except as otherwise required by any existing SOC Telemed benefit plan, the Merger Agreement or applicable law: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, officer, director or independent contractor of SOC Telemed or any SOC Telemed subsidiary except for any such person with an annual base salary or wage rate of less than $150,000 in the ordinary course of business consistent with past practice; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, officer, director or independent contractor of SOC Telemed or any SOC Telemed subsidiary; (iii) enter into, materially amend or terminate any SOC Telemed benefit plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a SOC Telemed benefit plan if it had been in effect on the date of the Merger Agreement (other than annual renewal of welfare plans in the ordinary course of business consistent with past practice that does not result in a material increase in cost to SOC Telemed, its subsidiaries and certain other affiliated entities (the “Group Companies”); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any SOC Telemed benefit plan; (v) grant any equity or equity-based compensation awards; or (vi) hire any employee of the Group Companies or any other individual who is providing or will provide services to the Group Companies, other than any employee with an annual base salary of less than $300,000 in the ordinary course of business consistent with past practice;

•        transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of SOC Telemed in any intellectual property owned by or licensed to any of the Group Companies, in each case, other than in the ordinary course of business; provided, that SOC Telemed shall not license on an exclusive basis or sell any intellectual property owned by the Group Companies;

•        subject to certain exceptions, (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or otherwise or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company; (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

•        amend its charter documents, or form or establish any subsidiary;

•        (i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•        sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of assets or properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice;

•        (i) issue or sell any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another person; (ii) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any indebtedness of, any person other than SOC Telemed subsidiaries, except for loans, advances or capital contributions pursuant to and in accordance with the terms of certain agreements; (iii) except in the ordinary course of business consistent with past practice, create any material liens on any material property or assets of any of the Group Companies in connection with any indebtedness thereof (other than permitted liens); (iv) fail to comply with the terms of the Existing Credit Agreement or take any action, or omit to take any action, that would constitute or result in a default or event of default under the Existing Credit Agreement; (v) cancel or forgive any indebtedness owed to any of the Group Companies; or (vi) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice;

•        release, assign, compromise, settle or agree to settle any legal proceeding material to the Group Companies or their respective properties or assets;

•        (i) except in the ordinary course of business consistent with past practices: (A) modify, amend or terminate in a manner that is adverse to the applicable Group Companies, taken as a whole, any SOC Telemed material contract; (B) enter into any contract that would have been a SOC Telemed material contract had it been entered into prior to the date of the Merger Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any SOC Telemed material contract; or (D) incur or enter into a contract requiring SOC Telemed to pay in excess of $500,000 in any 12-month period; or (ii) modify or amend any material term under the Existing Credit Agreement or terminate or allow the termination of the Existing Credit Agreement or any commitments thereunder;

•        except as required by GAAP (or any interpretation thereof) or applicable law, make any material change in accounting methods, principles or practices;

•        (i) make, change or rescind any material tax election; (ii) settle or compromise any material tax claim; (iii) change (or request to change) any material method of accounting for tax purposes; (iv) file any material amended tax return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued; (vi) knowingly surrender any claim for a refund of taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar law) with any governmental entity;

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SOC Telemed or any SOC Telemed subsidiary;

•        enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other affiliates, other than payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to certain agreements;

•        enter into (i) a new line of business or (ii) any agreement that restricts, in any material respect, the ability of the Group Companies to engage or compete in, or enter into, any line of business;

•        implement any layoffs, furloughs or hours reduction with respect to any employee or individual service providers of the Group Companies, or plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Group Companies under WARN or any similar state or local “mass layoff” or “plant closing” law;

•        voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Group Companies and their assets and properties; or

•        agree in writing or otherwise agree, commit or resolve to take any of the actions described above.

Notwithstanding the foregoing, the Group Companies shall be permitted to take any action, including the establishment of any policy, procedure or protocol, in order to comply with any applicable quarantine, “shelter in place,” shut down and other directives and recommendations from governmental entities in connection with the COVID-19 pandemic.

Certain Other Covenants

The Merger Agreement contains certain other covenants, including but not limited to covenants related to:

•        HCMC and SOC Telemed creating a communications plan and providing access, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to HCMC and SOC Telemed’s (as applicable) and its subsidiary’s properties, books records, and personnel;

•        HCMC and SOC using reasonable best efforts to (i) cause the conditions in the Merger Agreement to be satisfied, (ii) obtain all necessary actions, waivers, consents approvals, orders and authorizations from governmental entities, (iii) obtaining all consents, approvals or waivers from third parties required as a result of the Transactions, (iv) terminating certain agreements, (v) defending any suits challenging the Merger Agreement and (vi) executing any additional instruments reasonably necessary to consummate the Transactions;

•        SOC Telemed, its subsidiaries and stockholders agreeing not to engage in transactions involving securities of HCMC prior to the announcement of the Transactions;

•        SOC Telemed waiving claims to the Trust Account;

•        HCMC taking reasonable steps to exempt the acquisition or disposition of HCMC Class A common stock and HCMC Class B common stock from Section 16(a) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•        HCMC agreeing to use commercially reasonable efforts to ensure certain individuals are elected and appointed to the board of HCMC;

•        SOC Telemed delivering to HCMC an executed copy of a payoff letter with respect to the Existing Credit Agreement;

•        HCMC on one hand, and SOC Telemed and the SOC Telemed stockholders on the other, along with their respective affiliates and representatives, releasing the other parties from disputes, claims and losses, except as otherwise contemplated by the Merger Agreement;

•        HCMC using reasonable efforts to take all actions and do all things necessary to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein;

•        HCMC agreeing to not make any material amendments or modifications to the Sponsor Agreement; and

•        SOC Telemed using reasonable best efforts to provide to HCMC, as promptly as practicable after the date of the Merger Agreement, audited and unaudited financial statements.

Termination

The Merger Agreement may be terminated at any time prior to the Closing:

•        by mutual written agreement of HCMC and SOC Telemed;

•        by either HCMC or SOC Telemed if the Transactions shall not have been consummated by January 29, 2021 (the “Outside Date”) (provided, that a breach of the Merger Agreement by action or failure to act of the party seeking termination must not be a principal cause of or result in the failure of the Transactions to occur on or before the Outside Date);

•        by either HCMC or SOC Telemed if a governmental entity shall have issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which order or other action is final and nonappealable;

•        by SOC Telemed, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of HCMC, First Merger Sub or Second Merger Sub, or if any representation or warranty of HCMC, First Merger Sub or Second Merger Sub shall have become untrue, in either case such that the conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by HCMC, First Merger Sub or Second Merger Sub is curable by HCMC, First Merger Sub or Second Merger Sub prior to the Closing, then SOC Telemed must first provide written notice of such breach and may not terminate the Merger Agreement until the earlier of: (i) thirty (30) days after delivery of written notice from SOC Telemed to HCMC of such breach; and (ii) the Outside Date; provided, further, that each of HCMC, First Merger Sub and Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that SOC Telemed may not terminate the Merger Agreement if: (A) it shall have materially breached the Merger Agreement and such breach has not been cured; or (B) if such breach by HCMC, First Merger Sub or Second Merger Sub is cured during such 30-day period);

•        by HCMC, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of SOC Telemed or if any representation or warranty of SOC Telemed shall have become untrue, in either case such that the conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by SOC Telemed prior to the Closing, then HCMC must first provide written notice of such breach and may not terminate the Merger Agreement until the earlier of: (i) thirty (30) days after delivery of written notice from HCMC to SOC Telemed of such breach; and (ii) the Outside Date; provided, further, that SOC Telemed continues to exercise commercially reasonable efforts to cure such breach (it being understood that HCMC may not terminate the Merger Agreement if: (A) it shall have materially breached the Merger Agreement and such breach has not been cured; or (B) if such breach by SOC Telemed is cured during such 30-day period);

•        by either HCMC or SOC Telemed, if, at the Special Meeting (including any adjournments thereof), the requisite HCMC stockholder approval shall not have been obtained; provided, that the right to terminate the Merger Agreement shall not be available to HCMC if, at the time of such termination, HCMC is in breach of its obligations with respect to the Special Meeting or the recommendation of the HCMC Board; and

•        by HCMC, in the event that (i) SOC Holdings LLC did not enter into the Support Agreement within twenty-four (24) hours of the date of the Merger Agreement, or (ii) SOC Holdings LLC fails to deliver the Stockholder Written Consent within three (3) business days of the Registration Statement becoming effective.

Termination of the Merger Agreement will be effective immediately upon the delivery of written notice of the terminating party to the other parties.

Other Agreements

Director Indemnification and Insurance

The Merger Agreement provides that, from the Effective Time, HCMC shall indemnify and hold harmless each current or former director or officer, as the case may be, of SOC Telemed and its subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding existing or occurring at or prior to the Effective Time, to the fullest extent that SOC Telemed, HCMC or their respective subsidiaries, as the case may be, would have been permitted under applicable law and its respective charter documents in effect on the date of the Merger Agreement to indemnify such indemnified parties.

The Merger Agreement also provides that for a period of six (6) years from the Closing Date, HCMC shall cause SOC Telemed and its subsidiaries to maintain in effect the exculpation, indemnification and advancement of expenses provisions of their respective charter documents as in effect immediately prior to the Closing Date or in any of their respective indemnification agreements with any indemnified party as in effect immediately prior to the Closing Date, and HCMC shall not, and shall cause SOC Telemed and its subsidiaries not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any indemnified party (provided that all rights to indemnification or advancement of expenses in respect of any legal proceedings pending or asserted or any claim made within such period shall continue until the disposition of such legal proceeding or resolution of such claim).

Prior to the Closing, SOC Telemed has agreed to purchase a six year “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time, covering SOC Telemed’s (and its subsidiaries’) existing directors’ and officers’ liability insurance policy on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement.

Listing

Pursuant to the Merger Agreement, HCMC has agreed to use its reasonable best efforts to cause the shares of HCMC Class A common stock issued in connection with the Transactions to be approved for listing on Nasdaq at the Closing. During the period from the date of the Merger Agreement until the Closing, HCMC shall use its reasonable best efforts to keep the HCMC Class A common stock and public warrants listed for trading on Nasdaq. After the Closing, HCMC shall use commercially reasonable efforts to continue the listing for trading of the HCMC Class A common stock and public warrants on Nasdaq.

Expenses

Pursuant to the Merger Agreement, whether or not the Transactions are consummated, each party will pay or caused to be paid its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of the Merger Agreement and the Transaction Agreements and the consummation of the Transactions.

HSR Act and Regulatory Approvals

As promptly as practicable, but in no event later than ten (10) days after the date of the Merger Agreement, HCMC and SOC Telemed agreed to each prepare and file the notification of it required under the HSR Act in connection with the Transactions. HCMC and SOC Telemed will promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other governmental entity in connection with such notifications and otherwise cooperate in good faith with each other and such governmental entities. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including by requesting early termination of the HSR waiting period.

HCMC and SOC Telemed will use their reasonable best efforts to obtain all necessary actions, waivers, consents, approvals, orders and authorizations from governmental entities and make all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any).

Specific Performance

The parties to the Merger Agreement agree that (i) it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties, (ii) the existence of any other remedy contemplated by the Merger Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief and (iii) in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. HCMC acknowledges and agrees that SOC Telemed shall be entitled to bring an action for specific enforcement to cause HCMC to seek enforcement of the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

Amendment of Merger Agreement

The Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties.

Certain Agreements Related to the Business Combination

Support Agreement

Concurrently with the execution of the Merger Agreement, HCMC and SOC Holdings LLC, which holds, (a) at least a majority of the outstanding voting power of SOC Telemed’s common stock and Series H preferred stock (voting as a single class and on an as-converted basis) and (b) at least a majority of the outstanding shares of SOC Telemed’s Series H preferred stock, entered into a Support Agreement (the “Support Agreement”), pursuant to which, among other things, SOC Holdings LLC agreed to support the transactions contemplated by the Merger Agreement, including agreeing to execute a written consent constituting the requisite SOC Telemed stockholder approval within three (3) days of the Registration Statement becoming effective. Additionally, until the termination of the Support Agreement, SOC Holdings LLC agreed to (i) refrain from transferring any SOC Telemed securities, subject to certain exceptions and (ii) at any meeting of the SOC stockholders, vote all SOC Telemed securities held by it against and withhold consent with respect to any merger, purchase of all or substantially all of SOC Telemed’s assets or other business combination transaction (other than the Merger Agreement and the transactions contemplated thereby). The Support Agreement will terminate upon the earlier to occur of: (i) the effective time of the Mergers, (ii) the date of the termination of the Merger Agreement in accordance with its terms, and (iii) the effective date of a written agreement of HCMC and SOC Holdings LLC terminating the Support Agreement.

PIPE Investment Subscription Agreements

On July 29, 2020, HCMC entered into Subscription Agreements with certain investors (the “Subscription Agreements”) pursuant to which the investors agreed to purchase an aggregate of 16,500,000 shares of Combined Company Class A common stock in a private placement for $10.00 per share (the “PIPE Investment”). The proceeds from the PIPE Investment will be used to partially fund the cash consideration to be paid to the stockholders of SOC Telemed at the closing of the transactions contemplated by the Merger Agreement and for general working capital purposes following the closing.

Each Subscription Agreement will terminate upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the mutual written agreement of the parties to such Subscription Agreement and (c) February 5, 2021. The shares of HCMC Class A common stock to be issued in connection with the Subscription Agreements have not been registered under the Securities Act. HCMC will, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a registration statement registering the resale of such shares of HCMC Class A common stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof.

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, Sponsor and HCMC entered into a letter agreement (the “Sponsor Agreement”), pursuant to which, among other things, Sponsor agreed to (a) waive certain anti-dilution rights set forth in HCMC’s existing charter that may result from the transactions contemplated by the Merger Agreement, (b) surrender to HCMC, immediately prior to the consummation of the Mergers and for no consideration, up to 1,875,000 shares of HCMC’s Class B common stock, par value $0.0001 per share, comprising the Sponsor Contingent Closing Shares, with such number of surrendered shares being equal to the product of (i) 1,875,000 and (ii) the difference between (A) 1, minus (B) a fraction (not greater than 1 nor less than 0), the numerator of which is an amount equal to (w) HCMC’s cash as of the Closing, minus (x) the aggregate amount of cash proceeds that will be required to satisfy any stockholder redemptions, minus (y) the amount of HCMC’s transaction costs that remain unpaid at the Closing, minus (z) $250,000,000, and the denominator of which is $35,000,000, (c) subject to potential forfeiture the 1,875,000 Sponsor Earnout Shares in accordance with the terms of the Merger Agreement, such that 50% of such shares will be forfeited if HCMC’s share price does not reach $12.50 for 20 out of 30 consecutive trading days, and 50% of such shares will be forfeited if HCMC’s share price does not reach $15.00 for 20 out of 30 consecutive trading days, in each case, prior to the seventh (7th) anniversary of the closing (subject to early vesting in the event of certain change of control transactions) and (d) support the transactions contemplated by the Merger Agreement, including agreeing to vote in favor of the adoption of the Merger Agreement at the Special Meeting.

Amended and Restated Registration Rights Agreement

At the Closing, HCMC, Sponsor and SOC Holdings LLC will enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”). Under the Amended and Restated Registration Rights Agreement, the Combined Company will be obligated to file a registration statement to register the resale of up to approximately 57.8 million shares of our Class A Common Stock held by the Sponsor and SOC Holdings LLC. In addition, pursuant to the terms of the Amended and Restated Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Sponsor and SOC Holdings LLC and their respective permitted transferees may demand at any time or from time to time, that we file a registration statement on Form S-1, or any similar long-form registration statement, or, if available, on Form S-3, to register the shares of HCMC Class A common stock held by such stockholders. The Amended and Restated Registration Rights Agreement will also provide “piggy-back” registration rights, subject to certain requirements and customary conditions. The Amended and Restated Registration Rights Agreement further provides that shares of HCMC Class A common stock held by the Sponsor or its permitted transferees will be locked-up for certain time periods ranging from between 30 days after the Closing for the private placement shares to one year after the Closing for the founder shares, subject to certain exceptions. We have also agreed to register the shares of HCMC Class A common stock issued in connection with the PIPE Investment. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Class A Common Stock.

Investor Rights Agreement

At the consummation of the Mergers, HCMC and SOC Holdings LLC will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, (a) for so long as SOC Holdings LLC holds at least fifty percent (50%) of the outstanding shares of HCMC Class A common stock, it will have the right to designate up to five (5) directors for election to the HCMC board of directors, and the size of the HCMC board of directors will be set at nine (9) directors, (b) for so long as SOC Holdings LLC holds at least thirty-five percent (35%) but less than fifty percent (50%) of the outstanding shares of HCMC Class A common stock, it will have the right to designate up to three (3) directors for election to the HCMC board of directors, and the size of the HCMC board of directors will be set at nine (9) directors, (c) for so long as SOC Holdings LLC holds at least fifteen percent (15%) but less than thirty-five percent (35%) of the outstanding shares of HCMC Class A common stock, it will have the right to designate up to two (2) directors for election to the HCMC board of directors, and the size of the HCMC board of directors will be set at seven (7) directors and (d) for so long as SOC Holdings LLC holds at least five percent (5%) but less than fifteen percent (15%) of the outstanding shares of HCMC Class A common stock, it will have the right to designate one (1) director for election to the HCMC board of directors, and the size of the HCMC board of directors will be set at seven (7) directors. Pursuant to the Investor Rights Agreement, HCMC will take all necessary and desirable actions within its control such that, as of the effective time of the consummation of the Mergers and from time to time, the size of the HCMC board of directors will be set at either seven (7) directors or nine (9) directors (in accordance with the terms above), unless the HCMC board of directors takes authorized action to increase the size of the HCMC board of directors and SOC Holdings LLC approves such action.

Background of the Business Combination

HCMC is a blank check company incorporated in Delaware on September 19, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The business combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team and board of directors. The terms of the business combination were the result of extensive due diligence and negotiations between representatives of HCMC and representatives of SOC Telemed over the course of five months. The following is a brief description of the background of these negotiations, the business combination and related transactions.

On December 17, 2019, HCMC completed its initial public offering. Prior to the effective date of the prospectus with respect to HCMC’s initial public offering, HCMC had not selected any specific business combination target, and HCMC had not, nor had anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.

After HCMC’s initial public offering, HCMC commenced an active search for prospective businesses and assets to acquire. Representatives of HCMC and Sponsor contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities.

In evaluating potential businesses and assets to acquire, HCMC, together with our Sponsor and its affiliates, generally surveys the landscape of potential acquisition opportunities based on its knowledge of, and familiarity with, the M&A marketplace generally and the healthcare industry in particular. In general, HCMC looks for acquisition targets that are (a) of a size relevant to the public marketplace and (b) positioned, operationally and financially, to be successful as a public company. HCMC further looks for those transactions that it believes that, if entered into, would be received well by the public markets. In particular, HCMC generally seeks to identify companies that (i) are positioned for future growth, (ii) have a predictable revenue model with a history of demonstrated growth, (iii) have a significant total addressable market (including growth expansion opportunities) and (iv) provide an opportunity for operational improvement. HCMC also seeks to identify companies that it believes would benefit from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. HCMC generally applies these criteria when evaluating potential targets.

During this process, our management and representatives of HCMC and Sponsor:

•        considered and conducted an analysis of over 150 potential acquisition targets (other than SOC Telemed);

•        entered into non-disclosure agreements with six of such potential acquisition targets (other than SOC Telemed); and

•        ultimately engaged in detailed discussions, due diligence and negotiations with two potential acquisition targets (other than SOC Telemed) (the “Other Potential Targets”).

The two Other Potential Targets included a division of a publicly listed company (“Target A”) and a portfolio company of a leading global private equity firm. With respect to Target A, representatives of HCMC commenced discussions with representatives of Target A in February, 2020 and sent an indication of interest to Target A with respect to a potential business combination on March 2, 2020. Ultimately, on March 10, 2020, representatives of Target A contacted representatives of HCMC to convey that Target A had determined to proceed with an alternative transaction. In the case of each Other Potential Target, HCMC did not execute definitive documentation with respect to a potential business transaction due to disagreements regarding the implied valuation of the applicable Other Potential Target between HCMC management and the owners of such Other Potential Target.

As part of its regular evaluation of potential acquisition targets, the management of HCMC, members of the HCMC Board and HCMC’s advisors generally discuss on a regular basis the status of management’s and its representatives’ discussions with various acquisition targets. These updates generally address the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets. These updates continued throughout the period of time when HCMC was evaluating various acquisition targets.

SOC Telemed, together with Warburg Pincus LLC (“Warburg Pincus”), from time to time reviews and evaluates the spectrum of available business opportunities with strategic partners. As part of such ongoing efforts, SOC Telemed and its financial advisor commenced a process in early 2019 to evaluate potential strategic opportunities, including a potential sale of SOC Telemed. SOC Telemed and Warburg Pincus also began in early 2020 evaluating a potential business combination transaction with a blank check company as an alternative to a sale or other strategic alternative.

Representatives of HCMC reached out to representatives of Warburg Pincus on December 13, 2019. On February 20, 2020, representatives of HCMC and Warburg Pincus initially discussed and reviewed Warburg Pincus’ portfolio of healthcare-related investments to determine if any such businesses would satisfy HCMC’s criteria for potential business combination targets. During such discussion, SOC Telemed was raised as a potential business combination target.

On March 18, 2020, representatives of Warburg Pincus contacted HCMC to further discuss a potential business combination between HCMC and SOC Telemed. On March 19, 2020, HCMC provided a draft confidentiality agreement (the “Confidentiality Agreement”) to Warburg Pincus, which HCMC and SOC Telemed entered into on March 26, 2020.

On March 24, 2020, representatives of each of HCMC and SOC Telemed met telephonically to discuss SOC Telemed’s business and explore the viability of, and desire to engage in, a potential business combination transaction.

Following the execution of the Confidentiality Agreement, SOC Telemed provided HCMC certain confidential information concerning SOC Telemed pursuant to the terms of the Confidentiality Agreement. Thereafter, HCMC’s management team and its representatives, led by Mr. Steven Shulman, Chief Executive Officer and Director of HCMC, and Mr. Charles Ditkoff, President and Director of HCMC, commenced business and financial diligence efforts based on the information provided by SOC Telemed and conducted research on SOC Telemed, the industry in which SOC Telemed operates and comparable companies in the same sector as SOC Telemed. This diligence review continued up through the execution of the Merger Agreement on July 29, 2020.

During the period between the execution of the Confidentiality Agreement and the execution of the Merger Agreement on July 29, 2020, HCMC and its advisors conducted extensive due diligence with respect to SOC Telemed’s financial model, customer base, total addressable market and technology solution. Representatives of HCMC also had multiple discussions with representatives of Warburg Pincus to review the mechanics of a potential business combination transaction and discuss such issues as the level of conditionality with respect to a transaction, pro forma capitalization and the operating and other standards required of a publicly listed company.

Representatives of each of HCMC and SOC Telemed met telephonically several times throughout April and May 2020 to discuss disclosure requests and responses in connection with HCMC’s diligence review.

On May 6, 2020, the board of directors of SOC Telemed held a meeting telephonically during which SOC Telemed management presented information regarding the potential business combination.

On May 8, 2020, representatives of HCMC sent an initial draft of a non-binding letter of intent with respect to a potential business combination between HCMC and SOC Telemed (the “Letter of Intent”) to SOC Telemed. The parties continued to negotiate the terms of the Letter of Intent during the period between May 8, 2020 and the execution of the Letter of Intent on June 10, 2020.

On May 8, 2020, representatives of HCMC’s management provided an update to the members of the HCMC board of directors as to the status of the discussions with respect to a potential business combination with SOC Telemed, including the status of HCMC’s diligence to date and the then-current contemplated transaction structure and terms. At the conclusion of such updates, Mr. Shulman conveyed that HCMC’s management and representatives would continue to explore the potential business combination with SOC Telemed and update the members of the HCMC Board as the discussions progressed. Ultimately, the HCMC management team determined that SOC Telemed was an appropriate target for a potential business combination due to SOC Telemed’s unique positioning and differentiated technology offering, scarce physician resources and the compelling valuation negotiated by the parties, which reflected a meaningful discount to SOC Telemed’s publicly listed industry peers.

On May 19, 2020, HCMC contacted West Monroe Partners to conduct a full review of SOC Telemed’s technology platform and infrastructure. HCMC also contacted FTI Consulting, Inc. to conduct a quality of earnings analysis and to analyze in detail SOC Telemed’s financial model. Ellenoff Grossman & Schole LLP (“Ellenoff”) was engaged to conduct legal due diligence.

On May 28, 2020, the board of directors of SOC Telemed held a meeting telephonically during which SOC Telemed management provided an update regarding the potential business combination.

On June 10, 2020, HCMC and SOC Telemed executed the Letter of Intent, which included a term sheet outlining the material terms to a potential business combination transaction, including, among other terms: (a) total consideration based on an enterprise value of $650 million for SOC Telemed, which would be paid in a mix of cash and shares of HCMC Class A common stock valued at the redemption price payable to HCMC’s public stockholders, (b) a cash reserve of $100 million to be used, in part, to repay outstanding funded debt of SOC Telemed, (c) a purchase price adjustment at closing in respect of net debt (but no other adjustments to the purchase price at or following the closing), (d) the surrender of up to 30% of the founder shares by the Sponsor depending on the amount of HCMC’s cash at closing, (e) the Sponsor subjecting an additional 30% of the founder shares to potential forfeiture if certain share price targets were not satisfied during the 7-year period following the closing, (f) a private investment in an amount of at least $125 million and (g) a minimum cash condition for HCMC’s closing proceeds equal to $250 million, which would be solely waivable by SOC Telemed.

On June 17, 2020, HCMC management provided a further update to the HCMC board of directors to review additional materials on the business of SOC Telemed, due diligence findings to date, the structure of a potential business combination transaction and the terms thereof.

On April 29, 2020, Credit Suisse Securities (USA) LLC (“Credit Suisse”) pitched to SOC Telemed and Warburg Pincus regarding engaging their services to raise additional equity capital from private investors in connection with the potential business combination between HCMC and SOC Telemed via a private investment. Credit Suisse, SOC Telemed and Warburg Pincus participated in a follow-up conversation on May 6, 2020, following which Credit Suisse began working with Warburg Pincus and SOC Telemed. HCMC and Credit Suisse subsequently entered into an engagement letter on July 8, 2020 whereby Credit Suisse was engaged to act as HCMC’s placement agent in connection with the private investment. Simultaneously with the execution of such engagement letter, SOC Telemed engaged Credit Suisse to act as a financial advisor in connection with the potential business combination.

On June 12, 2020, representatives of Weil, Gotshal & Manges LLP (“Weil”), counsel to HCMC, and representatives of Orrick, Herrington & Sutcliffe LLP (“Orrick”), counsel to SOC Telemed, discussed various matters, including potential transaction structures, preliminary legal work streams and transaction documentation.

On June 26, 2020, representatives of HCMC sent a legal due diligence request list to representatives of SOC Telemed. Also on June 26, 2020, representatives of Orrick sent representatives of Weil a draft of documentation reflecting the potential transaction structure and timeline as well as background materials on SOC Telemed, including its organizational documentation and most recent audited financial statements.

Also on June 26, 2020, the board of directors of SOC Telemed held a meeting telephonically during which SOC Telemed management provided a further update regarding the potential business combination.

On June 30, 2020, representatives of Orrick sent representatives of Weil a high-level summary of the allocation of proceeds among the various series of capital stock of SOC Telemed and the holders of convertible securities of SOC Telemed, based on certain assumptions regarding proceeds to be raised in the private investment, SOC Telemed’s outstanding debt at closing and the parties’ transaction costs.

Also on June 30, 2020, representatives of Weil sent representatives of Orrick an initial draft of the form of Subscription Agreement to be entered into by the PIPE Investors. Following such date and through July 8, 2020, representatives of Weil and representatives of Orrick continued to negotiate and revise the form of Subscription Agreement, including discussions of material terms such as termination rights, conditionality of the private investment in relation to the broader potential business combination, the scope of registration rights for the potential investors in the private investment in connection with the potential business combination and whether such investors would be subject to contractual lock-ups with respect to the shares of HCMC Class A common stock issued in the private investment. On July 12, 2020, the form of Subscription Agreement was provided to potential investors in the private investment in connection with the business combination.

On July 8, 2020, representatives of each of Weil, Orrick and Credit Suisse held a telephonic meeting to discuss process and timing for the private investment, including investor outreach and legal documentation workstreams. Also on July 8, 2020, representatives of Orrick sent representatives of Weil a draft investor presentation to be used during meetings between members of management of SOC Telemed and HCMC and potential investors in the private investment in connection with the business combination. Drafts of the investor presentation continued to be refined until the presentation was posted to the dataroom for potential investors in the private investment in connection with the business combination on July 13, 2020.

On July 9, 2020, representatives of each of Weil, Ellenoff, Orrick, Jones Day, counsel to SOC Telemed, Warburg Pincus and SOC Telemed participated in a legal due diligence call. Also on July 9, 2020, representatives of Weil and Ellenoff were granted access to an electronic dataroom for purposes of reviewing legal due diligence information regarding SOC Telemed.

On July 12, 2020, representatives of Weil sent representatives of Orrick an initial draft of the Merger Agreement. From July 12, 2020 through July 29, 2020, the parties and their advisors negotiated the Merger Agreement and related transaction documents. Significant areas of discussion and negotiation included: (a) the calculation of the Merger Consideration, including adjustments to be made at the closing and the portion of the Merger Consideration that would consist of cash, (b) the terms of vesting for the founder shares that Sponsor would subject to future potential forfeiture if certain share price targets were not satisfied during the 7-year period following the closing, (c) the size of the private investment, (d) the level of conditionality in the Merger Agreement, including whether the closing would be conditioned on the combined entity having a minimum amount of cash following the closing, which condition would be solely waivable by HCMC, (e) the scope of the non-solicitation covenant of both parties and the effect of termination rights in the Merger Agreement, including whether a termination fee would become payable under certain circumstances, (f) the post-closing governance structure of the combined company and (g) the scope of the representations and warranties and covenants of the parties. In the course of such negotiations, including the drafts exchanged and the telephonic meetings set forth below, the parties agreed that (i) the calculation of the Merger Consideration would include a deduction for estimated tax liabilities of SOC Telemed in excess of $1,000,000, (ii) in the event of a change of control transaction in which (x) a majority of the consideration consisted of equity securities and (y) shares of HCMC Class A common stock were valued at at least $10.00 but less than $12.50 per share, the portion of the fifty percent (50%) of Sponsor Earnout Shares that would vest in connection with such transaction would be in proportion to the ratio of equity consideration to aggregate consideration in such transaction, (iii) the size of the private investment would be $165,000,000, (iv) there would not be a closing condition in favor of HCMC with respect to minimum post-closing cash of the combined entity, (v) both parties would be subject to a non-solicitation covenant, and that a termination fee would not be payable pursuant to the terms of the Merger Agreement in any circumstance, (vi) the post-closing governance structure of the combined company would be as set forth in the Investor Rights Agreement with respect to board designation rights and (vii) the scope of the representations and warranties and covenants of the parties would be customary for a business combination transaction of the nature contemplated by the Merger Agreement.

During the period from July 14, 2020 through July 23, 2020, Messrs. Shulman, Ricci, Kalix and Tran met virtually with potential investors to discuss their interest in making an equity investment pursuant to the private investment in connection with the potential business combination. Each potential investor was informed in advance that the information that would be shared may constitute material non-public information, and each potential investor agreed to be bound by certain confidentiality obligations as well as a prohibition on trading the securities of HCMC and using the information for purposes other than such potential investor’s investment in connection with the potential business combination. During the meetings, Messrs. Shulman, Ricci, Kalix and Tran reviewed with the potential investors certain information regarding SOC Telemed, HCMC and the post-combination company, including certain financial projections regarding SOC Telemed’s business. The feedback and responses received from the potential investors regarding a potential business combination between the HCMC and SOC Telemed were generally positive.

On July 20, 2020, representatives of each of Weil, Orrick and Jones Day held a legal due diligence call to discuss items related to healthcare regulatory diligence. Also on July 20, 2020, representatives of Weil sent representatives of Orrick drafts of (a) the Sponsor Agreement, pursuant to which Sponsor would agree to (i) waive certain anti-dilution rights set forth in HCMC’s charter, (ii) surrender to HCMC up to 1,875,000 founder shares of determined based on a sliding scale of HCMC’s available cash at the closing of the potential business combination and (iii) subject to potential forfeiture 1,875,000 shares of HCMC Class A common stock if certain post-closing share price targets were not satisfied during the 7-year period following the closing, and (b) the Support Agreement, pursuant to which SOC Holdings LLC would, among other things, agree to support the transactions contemplated by the Merger Agreement, including agreeing to execute a written consent constituting the requisite Company stockholder approval after the Registration Statement becomes effective. Representatives of Weil also sent representatives of Orrick drafts of the form of Investor Rights Agreement, form of Amended and Restated Registration Rights Agreement and form of Combined Company Amended and Restated Charter. From July 20, 2020 through July 29, 2020, representatives of each of Weil and Orrick continued to exchange drafts of the foregoing agreements and met telephonically to substantially finalize the foregoing documents.

On July 21, 2020, the HCMC Board met telephonically to discuss the potential business combination with SOC Telemed. Mr. Shulman and representatives of MTS Health Partners, L.P. provided updates to the HCMC Board, including the progress made with respect to HCMC’s management and its representatives’ due diligence review of SOC Telemed, the strategic rationale for the proposed business combination, the proposed timeline of the proposed business combination and the status of negotiations and discussions with SOC Telemed and the potential investors in the private investment in connection with the potential business combination. Representatives of Weil also provided an overview of the directors’ fiduciary duties and a summary of the legal workstreams associated with the execution of definitive documentation with respect to the potential business combination, and the timeline associated therewith. A question and answer session followed, during which the members of the board of directors asked questions of Mr. Shulman and representatives of MTS Health Partners, L.P. and Weil. Following such discussion, the board of directors determined that HCMC’s management and representatives should continue discussions and negotiations with SOC Telemed regarding a potential business combination.

Also on July 21, 2020, representatives of each of Weil and Orrick met telephonically to discuss open issues in the Merger Agreement, including the possibility of SOC Telemed undergoing a series of reorganization transactions during the period prior to the closing of the potential business combination. Representatives of Ellenoff also sent representatives of Orrick a supplemental legal due diligence request list.

Later on July 21, 2020, representatives of Orrick sent representatives of Weil an issues list with respect to certain open commercial and legal issues in the definitive documentation with respect to the potential business combination, including (a) the calculation of the Merger Consideration, including adjustments to be made at the closing and the portion of the Merger Consideration that would consist of cash, (b) the terms of vesting for the founder shares that Sponsor would subject to future potential forfeiture if certain share price targets were not satisfied during the 7-year period following the closing, (c) the level of conditionality in the Merger Agreement, including whether the closing would be conditioned on the combined entity having a minimum amount of cash following the closing, which condition would be solely waivable by HCMC and (d) the scope of the representations and warranties and covenants of the parties.

On July 23, 2020, representatives of each of Weil, Orrick and Ellenoff met telephonically to discuss open legal due diligence items. Also on July 23, 2020, representatives of Orrick sent representatives of each of Weil and Ellenoff an initial draft of the SOC Telemed disclosure letter, and representatives of Weil sent representatives of Orrick a draft of the Form of Stockholder Written Consent. From July 23, 2020 through July 28, 2020, representatives of each of Weil, Orrick and Ellenoff continued to exchange drafts of the SOC Telemed disclosure letter and met telephonically to negotiate the scope of the disclosures set forth therein.

On July 24, 2020, the parties agreed upon a form of Merger Agreement, which was subject to further discussion and negotiation among the parties, to be provided to potential investors in the private investment. Later on July 24, 2020, representatives of Weil sent a draft of the HCMC disclosure letter to representatives of Orrick. From July 24, 2020 through July 28, 2020, representatives of each of Weil and Orrick continued to exchange drafts of the HCMC disclosure letter and finalized such document.

On July 25, 2020, in response to feedback regarding the Subscription Agreement from potential investors in the private investment, representatives of each of Weil and Orrick met telephonically and agreed upon a revised form of Subscription Agreement to distribute to potential investors in the private investment. From July 25, 2020 through July 28, 2020, representatives of each of Weil and Orrick met telephonically with counsel to certain potential investors in the private investment in order to discuss further potential changes to the form of Subscription Agreement.

On July 27, 2020, the parties and their advisors held several telephonic meetings to align on the process for the private investment, the negotiation of substantially uniform terms amongst the potential investors in the private investment and the strategy and timing for the announcement of the potential business combination.

Also on July 27, 2020 representatives of each of Weil, Ellenoff and Orrick met telephonically to discuss certain items related to employee benefits and the treatment of unvested equity awards in the potential business combination, including certain equity awards that may be granted during the period between the execution of the Merger Agreement and the consummation of the potential business combination.

Also on July 27, 2020, Credit Suisse and Orrick attended a telephonic meeting of the board of directors of SOC Telemed. The details of the merger terms, transaction structure and legal documentation were presented. Credit Suisse also summarized the private investment process and timeline for the transaction. A question and answer session followed, during which members of the board of directors asked questions of representatives of Credit Suisse and Orrick.

Later on July 27, 2020, the HCMC Board met telephonically to discuss the potential business combination. Mr. Shulman and representatives of MTS Health Partners, L.P. updated the directors with respect to the proposed timeline of the transaction and the status of the ongoing negotiations. Representatives of Weil discussed the directors’ fiduciary duties and provided a detailed summary of the terms of the potential business combination and the approvals that would be required of the directors if they determined to move forward with the potential business combination. A question and answer session followed, during which the members of the board of directors asked questions of Mr. Shulman and representatives of MTS Health Partners, L.P. and Weil. Following such discussion, the board of directors determined that HCMC’s management and representatives should continue discussions and negotiations with SOC Telemed regarding a potential business combination and that Weil should continue to negotiate with Orrick to resolve the open issues in the Merger Agreement and the other transaction documents in the manner discussed, with the understanding that the HCMC Board would meet again the following day to further discuss the terms of the potential business combination and receive an update from HCMC’s management and representatives.

Following the meeting and until July 29, 2020, representatives of each of Weil and Orrick continued to exchange drafts of the Merger Agreement and related transaction documents and met telephonically to resolve the remaining open points in the transaction documentation.

On July 28, 2020, in response to additional feedback regarding the Subscription Agreement from potential investors in the private investment, representatives of each of Weil and Orrick met telephonically and agreed upon a further revised form of Subscription Agreement to distribute to potential investors in the private investment.

Later on July 28, 2020, the HCMC Board met telephonically to discuss and evaluate the potential business combination with SOC Telemed. Representatives of Weil provided the directors with an update of the progress that had been made in the prior 24 hours since the directors had last met, including substantially finalizing the documentation and summarizing the changes in material terms of the potential business combination. A discussion ensued regarding the potential business combination and certain related party transaction matters arising in connection with the potential business combination (see “The Business Combination and the Merger Agreement — Interests of Certain HCMC Persons in the Business Combination”). Following such discussion, including asking questions of HCMC’s management and representatives, the HCMC Board determined that, based upon the financial and legal terms of the potential business combination, including the materials provided to the directors, the business combination was advisable and in the best interests of HCMC and its stockholders. Upon a motion duly made and seconded, the HCMC Board unanimously (a) determined that it is in the best interests of HCMC and its stockholders, and declared it advisable, to enter into the Merger Agreement, (b) approved the Merger Agreement and the business combination, including the Mergers, on the terms and subject to the conditions of the Merger Agreement and (c) adopted a resolution recommending the plan of merger set forth in the Merger Agreement be adopted by HCMC’s stockholders.

Also on July 28, 2020, the board of directors of SOC Telemed met telephonically to discuss and evaluate the potential business combination with HCMC. Representatives of Credit Suisse and Orrick provided the directors with an update of the status of the documentation pertaining to the potential business combination and summarized the material terms of the potential business combination. A discussion ensued regarding the potential business combination and certain related party transaction matters arising in connection with the potential business combination. Following such discussion, including asking questions of SOC Telemed’s management and representatives, the board of directors of SOC Telemed determined that, based upon the financial and legal terms of the potential business combination, including the materials provided to the directors, the business combination was advisable and in the best interests of SOC Telemed and its stockholders. Upon a motion duly made and seconded, the board of directors of SOC Telemed unanimously (a) determined that it is in the best interests of SOC Telemed and its stockholders, and declared it advisable, to enter into the Merger Agreement, (b) approved the Merger Agreement and the business combination, including the Mergers, on the terms and subject to the conditions of the Merger Agreement and (c) adopted a resolution recommending the plan of merger set forth in the Merger Agreement be adopted by SOC Telemed’s stockholders.

On the morning of July 29, 2020, the parties executed the Merger Agreement and the related agreements and the PIPE Investors executed their respective subscription agreements and other documentation related thereto. Promptly following the execution of such agreements, HCMC and SOC Telemed announced the execution of the Merger Agreement and the business combination.

HCMC Board of Directors’ Reasons for the Business Combination

HCMC’s board of directors, in evaluating the Business Combination, consulted with HCMC’s management and its legal counsel, financial advisors and other advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of HCMC and its stockholders and (ii) to recommend that the stockholders adopt the Merger Agreement and approve the Business Combination and the transactions contemplated thereby, HCMC’s board of directors considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, HCMC’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. HCMC’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of HCMC’s reasons for the Business Combination and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, HCMC’s board of directors determined not to obtain a fairness opinion. The officers and directors of HCMC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, including their sector experience in healthcare companies, enabled them to make the necessary analyses and determinations regarding the Business Combination. In additional, HCMC’s officers and directors and HCMC’s advisors have substantial experience with mergers and acquisitions.

HCMC’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Growth Prospects.    SOC Telemed is a leading provider of acute telemedicine solutions with strong growth prospects within its core industry and adjacent markets. The COVID-19 crisis has highlighted existing industry struggles with acute capacity management, physician scarcity and cost optimization, and SOC Telemed is positioned to help deliver better care to patients through its platform.

•        Recurring Revenue Model.    SOC Telemed maintains a highly visible and predictable revenue model with a history of demonstrated growth.

•        Compelling Valuation.    The aggregate Merger Consideration payable in the Mergers reflects a meaningful discount to SOC Telemed’s publicly listed industry peers, which, together with SOC Telemed’s higher projected growth rate, presented a compelling acquisition opportunity for HCMC and its stockholders.

•        Target Industry.    HCMC’s board of directors and management possess deep knowledge of the healthcare industry, and the fact that SOC Telemed’s business falls squarely within this particular area of expertise provides HCMC with an opportunity to leverage such expertise in order to realize the investment potential from the Business Combination.

•        Platform Supports Further Growth Initiatives.    SOC Telemed’s existing platform supports the further penetration within its existing markets and customers, the addition of new customers and the entry into adjacent markets.

•        Due Diligence.    HCMC conducted a due diligence review of SOC Telemed and its business, including review of relevant documentation and discussions with SOC Telemed’s management and HCMC’s financial, legal and other advisors.

•        Business and Financial Condition.    HCMC’s board of directors and management had knowledge of, and were familiar with, SOC Telemed’s business and financial condition, including its historical financial results, financial plan, outstanding indebtedness and growth prospects. HCMC’s management also considered the financial profiles of publicly traded companies in the same and adjacent sectors. In considering these factors, HCMC’s board of directors reviewed SOC Telemd’s recent growth in, among other things, teleNeurology, telePsychiatry, teleICU and Telemed IQ, and SOC Telemed’s current prospects for growth if it achieved its business plans and certain of its historical and current balance sheet items.

•        Other Alternatives.    Having thoroughly reviewed the other potential business combination opportunities available to HCMC, HCMC’s board of directors believes that the Business Combination presents the most attractive business combination opportunity based on the process it utilized to evaluate such other potential business combination opportunities and the belief that such process has not yielded more attractive alternatives, taking into account the potential risks, rewards and uncertainties associated with potential alternatives.

•        Negotiated Transaction.    The financial and other terms and conditions of the Merger Agreement and the transactions contemplated thereby, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions, were the product of arm’s length negotiations between HCMC and SOC Telemed, and the HCMC board of directors believes that such terms are reasonable.

HCMC’s board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Macroeconomic Risks.    The current COVID-19 crisis, as well as general macroeconomic uncertainty, could have an adverse effect on the combined company’s revenues.

•        Redemption Risk.    A significant number of HCMC’s stockholders could elect to redeem their shares prior to the Closing and pursuant to HCMC’s existing charter, which would potentially make the Business Combination more difficult to complete.

•        HCMC Stockholder Vote.    HCMC’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•        SOC Telemed Stockholder Vote.    SOC Holdings LLC may breach its obligations under the Support Agreement and fail to deliver a written consent constituting the requisite SOC Telemed stockholder approval.

•        Diverted Resources.    The attention of SOC Telemed’s management and employees may be diverted during the period prior to the Closing, which could have potential negative effects on the operation or performance of SOC Telemed’s business.

•        Management Transition.    SOC Telemed’s current Interim Chief Executive Officer, Paul Ricci, plans to step down, at which point current President, John Kalix, will be appointed Chief Executive Officer. Such transition during this time period could have negative effects on the operation or performance of SOC Telemed’s business.

•        Closing Conditions.    The Closing is conditioned on the satisfaction of certain closing conditions that are not within HCMC’s control.

•        Litigation.    There is a possibility that litigation may be brought that challenges the Business Combination, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin Closing.

•        Listing Risks.    There may challenges in connection with preparing SOC Telemed, a private entity, for the applicable disclosure and listing requirements to which HCMC will be subject as a publicly traded company on the Nasdaq.

•        Benefits May Not Be Realized.    The potential benefits of the Business Combination, may not be fully realized or may not be realized within the expected timeframe.

•        Liquidation of HCMC.    There are significant risks and costs to HCMC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Mosaic being unable to effect a business combination by December 17, 2021 and the warrants expiring worthless.

•        Exclusivity.    The Merger Agreement includes an exclusivity provision that prohibits HCMC from soliciting other business combination proposals, which restricts HCMC’s ability to consider other potential business combinations until the Merger Agreement is terminated in accordance with its terms.

•        Growth Initiatives May Not be Realized.    SOC Telemed’s growth initiatives may not be fully realized or may not be realized within the expected timeframe.

•        No Third-Party Valuation.    HCMC did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•        The Rights of SOC Holdings LLC Pursuant to the Investor Rights Agreement.    Pursuant to the Investor Rights Agreement, SOC Holdings LLC will have the right to designate for nomination to the Combined Company board of directors a certain number of persons, which, depending on the level of SOC Holdings LLC’s ownership of HCMC Class A common stock, could result in its right to designate more than 50% of the members of the Combined Company board of directors following the Closing.

•        HCMC Stockholders Will Receive a Minority Position in the Combined Company.    Existing HCMC stockholders will retain a minority position in the Combined Company following the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination may be significant.

In addition to considering the factors described above, HCMC’s board of directors also considered other factors including, without limitation:

•        Interests of Certain Persons.    Some officers and directors of HCMC may have interests in the Business Combination. (see — “Interests of Certain HCMC Persons in the Business Combination”); and

•        Other Risks Factors.    There are various other risk factors associated with the Business Combination and the business of SOC Telemed, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/consent solicitation statement/prospectus.

HCMC’s board of directors concluded that the potential benefits that it expected HCMC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. Accordingly, HCMC’s board of directors unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement, were advisable and in the best interests of HCMC and its stockholders.

Satisfaction of the 80% Test

It is a requirement under the existing charter and Nasdaq listing requirements that the target business acquired in HCMC’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for HCMC’s initial business combination. As of July 29, 2020, the date of the execution of the Merger Agreement, the fair value of marketable securities held in the Trust Account was at least $251,990,000, and 80% thereof represents approximately $201,592,000. The HCMC Board considered all of the factors described above and the fact that the aggregate consideration for SOC Telemed was the result of arm’s length negotiations with SOC Telemed. As a result, the HCMC Board concluded that the fair market value of the business acquired was in excess of 80% of the assets held in the Trust Account (excluding any taxes payable on the interest earned on the Trust Account). In light of the financial background and experience of the members of HCMC’s management team and the HCMC Board, the HCMC Board believes that the members of the management team and the HCMC Board are qualified to determine whether the Business Combination meets the 80% test.

Recommendation of the SOC Telemed Board of Directors and Reasons for the Merger

After consideration, the SOC Telemed board of directors adopted resolutions determining that the Merger Agreement, the Mergers contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of SOC Telemed and its stockholders, adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Mergers, directing that the Merger Agreement be submitted to the SOC Telemed stockholders for their consideration. The SOC Telemed board of directors recommends that the SOC Telemed stockholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Mergers, by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement and resolving to recommend that SOC Telemed stockholders adopt and approve the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement, the SOC Telemed board of directors consulted with SOC Telemed’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of SOC Telemed’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets. Among the various factors that the SOC Telemed board of directors considered in favor of its decision are:

•        Other Alternatives.    It is the belief of the SOC Telemed board of directors, after review of alternative strategic opportunities from time to time, including strategic transactions with other partners and the possibility of continuing to operate SOC Telemed as an independent, stand-alone entity, that the proposed Business Combination represents the best potential transaction for SOC Telemed to create greater value for SOC Telemed’s stockholders, while also providing greater liquidity by owning stock in a public company.

•        Terms of the Merger Agreement.    The SOC Telemed board of directors considered the terms and conditions of the Merger Agreement, including but not limited to the nature and scope of the closing conditions and the likelihood of obtaining any necessary regulatory approvals, in addition to the transactions contemplated thereby, including the Mergers.

•        Size of Post-Combination Company.    The SOC Telemed board of directors considered the implied enterprise value of approximately $0.7 billion for SOC Telemed at the Closing, providing SOC Telemed’s stockholders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

•        Access to Capital.    The SOC Telemed board of directors expects that the Business Combination would be a more time- and cost-effective means to access capital, repay a portion of its existing indebtedness and reduce leverage than other options considered.

•        Benefit from Being a Public Company.    The SOC Telemed board of directors believes that under new public ownership it will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenue and stockholder value and will benefit from being publicly traded, and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

•        Sponsor Agreement and Letter Agreement.    The SOC Telemed board of directors considered that, pursuant to the Sponsor Agreement and a Letter Agreement, dated as of December 12, 2019 and entered into in connection with HCMC’s initial public offering, each entered into with HCMC, the Sponsor and the officers and directors of HCMC agreed to vote their founder shares and private placement shares representing approximately 21.8% of the aggregate voting power of the HCMC common stock in favor of the proposals required to effect the Business Combination.

•        Support Agreement.    The SOC Telemed board of directors considered that SOC Holdings LLC was expected to enter into the Support Agreement with HCMC. Under the Support Agreement, SOC Holdings LLC would agree, within three business days of the registration statement on Form S-4 of which this proxy statement/consent solicitation statement/prospectus is a part being declared effective by the SEC, to execute and deliver a written consent with respect to the outstanding shares of SOC Telemed common stock and SOC Telemed Series H preferred stock held by SOC Holdings LLC adopting the Merger agreement and approving the other transactions contemplated thereby, including the Mergers, which, as of the close of business on the SOC Telemed Record Date, represent approximately 73.6% of the aggregate outstanding voting power of the issued and outstanding shares of SOC Telemed common stock and SOC Telemed Series H preferred stock (voting as a single class and on an as-converted basis) and 74.2% of the shares of the issued and outstanding SOC Telemed Series H preferred stock. For a more detailed description of the Support Agreement, see the section titled “The Business Combination and the Merger Agreement — Certain Agreements Related to the Business Combination — Support Agreement” beginning on page 121 of this proxy statement/consent solicitation statement/prospectus.

•        Investor Rights Agreement.    The SOC Telemed board of directors considered that the Combined Company will enter into an Investor Rights Agreement with SOC Holdings LLC at the Closing to provide that, following the Closing, the Combined Company’s board of directors will be composed of a certain number of directors designated for election by SOC Holdings LLC. For a more detailed description of the Investor Rights Agreement, see the section titled “The Business Combination and the Merger Agreement — Certain Agreements Related to the Business Combination — Investor Rights Agreement” beginning on page 122 of this proxy statement/consent solicitation statement/prospectus.

•        Amended and Restated Registration Rights Agreement.    The SOC Telemed board of directors also considered that the Combined Company will enter into the Amended and Restated Registration Rights Agreement with SOC Holdings LLC and the Sponsor at the Closing. Under the Amended and Restated Registration Rights Agreement, the Combined Company will agree to provide to such stockholders and their permitted transferees with certain registration rights, including, among other things, customary “demand” and “piggyback” registration rights, with respect to their shares of HCMC Class A common stock, subject to certain requirements and customary conditions. The Amended and Restated Registration Rights Agreement will also provide that the Combined Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. For a more detailed description of the Amended and Restated Registration Rights Agreement, see the section titled “The Business Combination and the Merger Agreement — Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement” beginning on page 122 of this proxy statement/consent solicitation statement/prospectus.

The SOC Telemed board of directors also considered the following negative factors:

•        Risk that the Business Combination may not be completed.    The SOC Telemed board of directors considered the risk that the Business Combination might not be consummated in a timely manner or at all, due to a lack of stockholder approval or failure to satisfy various conditions to the Closing.

•        Effects on reputation and business if the Business Combination is not completed.    The SOC Telemed board of directors considered the possibility that the Business Combination might not be completed and that there may be an adverse effect of the public announcement of the agreement to enter into the Merger Agreement on SOC Telemed’s reputation and business in the event the Business Combination is not completed.

•        Expenses and challenges.    The SOC Telemed board of directors considered the expenses to be incurred in connection with the Business Combination and related administrative challenges associated with combining the companies.

•        Costs of being a public company.    The SOC Telemed board of directors considered the additional public company expenses and obligations that SOC Telemed’s business will be subject to following the Closing that it has not previously been subject to as a private company.

•        Restrictions on operation of SOC Telemed’s business.    The SOC Telemed board of directors considered the fact that, although SOC Telemed will continue to exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over its operations prior to the Closing, the Merger Agreement generally obligates SOC Telemed, subject to HCMC’s prior consent (which consent may not be unreasonably withheld, conditioned or delayed), to conduct its business in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent SOC Telemed from undertaking certain business opportunities that might arise pending the Closing.

•        Interests of SOC Telemed executive officers and directors.    The SOC Telemed board of directors considered the fact that certain executive officers and directors of SOC Telemed have interests in the Business Combination that may be different from, or in addition to, the interests of SOC Telemed stockholders generally, including the manner in which they would be affected by the Business Combination.

•        Other risks.    The SOC Telemed board of directors considered various other risks associated with the Business Combination, including the risks described in the section titled “Risk Factors.”

The foregoing discussion of the factors considered by the SOC Telemed board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the SOC Telemed board of directors. In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, the SOC Telemed board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The SOC Telemed board of directors considered all these factors as a whole, including discussions with, and questioning of, SOC Telemed’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.

The SOC Telemed board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expected SOC Telemed stockholders would receive as a result of the Business Combination, including the belief of the SOC Telemed board of directors that the Business Combination would maximize the immediate value of shares of SOC Telemed common stock and preferred stock and eliminate the risk and uncertainty affecting the future prospects of SOC Telemed. Accordingly, the SOC Telemed board of directors determined that the Mergers and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, SOC Telemed and its stockholders, and adopted and approved, and declared advisable, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. The SOC Telemed board of directors recommends that SOC Telemed stockholders consent to the SOC Telemed Proposal described in the section titled “SOC Telemed Solicitation of Written Consents — Purpose of the Consent Solicitation” beginning on page 97 of this proxy statement/consent solicitation statement/prospectus.

Interests of Certain HCMC Persons in the Business Combination

When you consider the recommendation of the HCMC Board in favor of approval of the Business Combination Proposal and the other Proposals included herein, you should keep in mind that the Sponsor and HCMC’s directors have interests in such Proposal that are different from, or in addition to, those of our stockholders and warrant holders generally. The HCMC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Merger Agreement and in recommending to our stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. HCMC stockholders should take these interests into account in deciding whether to approve the Proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•        If we do not consummate a business combination by December 17, 2021 (or if such date is extended at a duly called meeting of our stockholders, such later date), we would (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,250,000 shares of Class B common stock owned by our Sponsor would be worthless because following the redemption of the public shares, we would likely have few, if any, net assets and because the Sponsor and each of HCMC’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 700,000 private placement units that the Sponsor paid $7.0 million for will expire worthless. All of HCMC’s officers and directors have a direct or indirect economic interest in such shares and private placement units. The 6,250,000 shares of Class A common stock that the initial stockholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of approximately $[____] million based upon the closing price of $[____] per share of Class A common stock on Nasdaq on [_____], 2020, the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus. Given such shares of Class A common stock will be subject to certain restrictions, we believe such shares have less value. The 700,000 private placement units that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[____] million based upon the closing price of $[____] per unit on Nasdaq on [____], 2020, the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus.

•        Our Sponsor holds 700,000 private placement units that would expire worthless if a business combination is not consummated.

•        Our Sponsor, officers and directors have agreed not to redeem any of the founder shares or shares of Class A common stock (including private placement shares) held by them in connection with a stockholder vote to approve the Business Combination.

•        Our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $              , based on the closing price of our Class A common stock on                , 2020.

•        If the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        the continuation of Steven J. Shulman, one of our existing directors, as a director of the Combined Company following the Closing;

•        Our officers may not become a director or officer of any other blank check company until we have entered into a definitive agreement regarding an initial business combination or fail to complete an initial business combination by December 17, 2021 (or if such date is extended at a duly called meeting of our stockholders, such later date).

•        HCMC will pay MTS Health Partners, L.P. a fee in an amount equal to $1.75 million for financial advisory services rendered in connection with HCMC’s identification, negotiation and Closing, the payment of which will be conditioned upon the Closing, and Charles Ditkoff, HCMC’s President and a member of the HCMC Board, is a senior advisor to MTS Health Partners, L.P., and Dennis Conroy, HCMC’s Chief Financial Officer, serves as Chief Operating and Financial Officer for MTS Health Partners, L.P.

•        Our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed.

•        Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination.

•        We will enter into the Amended and Restated Registration Rights Agreement with our Sponsor and SOC Holdings LLC, which provides for registration rights to such parties.

The existence of financial and personal interests of one or more of HCMC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of HCMC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals.

The financial and personal interests of the Sponsor as well as HCMC’s directors may have influenced their motivation in identifying and selecting SOC Telemed as a business combination target, completing an initial business combination with SOC Telemed and influencing the operation of the business following the initial business combination. In considering the recommendations of HCMC’s Board to vote for the Proposals, its stockholders should consider these interests.

Certain SOC Telemed Projected Financial Information

SOC Telemed provided HCMC with its internally prepared projections for the years ended December 31, 2020 through 2022. The prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared solely for internal use, capital budgeting and other management purposes, and are therefore subjective in many respects and susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third party use, including by investors or holders. The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding SOC Telemed and HCMC included in this proxy statement/consent solicitation statement/prospectus and in HCMC’s other filings with the SEC. You are cautioned not to place undue reliance on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results.

The projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond SOC Telemed’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The projections reflect the consistent application of accounting policies of SOC Telemed and should be read in conjunction with the accounting policies included in Note 2 accompanying the historical audited consolidated financial statements of SOC Telemed included in this proxy statement/consent solicitation statement/prospectus.

The projections are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, as well as, among other things, matters related specifically to the recent operational performance and anticipated development of SOC Telemed’s business, many of which are beyond SOC Telemed’s control. See “Cautionary Note Regarding Forward-Looking Statements.” While all projections are necessarily speculative, because the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year and should be read in that context. There will be differences between actual and projected financial results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/consent solicitation statement/prospectus should not be regarded as an indication that SOC Telemed, HCMC or any of their representatives considered or consider the projections to be a reliable prediction of future events.

The projections were requested by, and disclosed to, HCMC for use as a component in its overall evaluation of SOC Telemed, and are included in this proxy statement/consent solicitation statement/prospectus on that account. SOC Telemed has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including HCMC. Neither SOC Telemed’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of SOC Telemed compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect the circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked at as “guidance” of any sort. SOC Telemed will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The prospective financial information included in this proxy statement/consent solicitation statement/prospectus has been prepared by, and is the responsibility of, SOC Telemed’s management. PricewaterhouseCoopers LLP, SOC Telemed’s independent auditor, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement/consent solicitation statement/prospectus relates to SOC Telemed’s previously issued financial statements. It does not extend to the projections and should not be read to do so.

Certain of the measures included in the financial projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by SOC Telemed may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, SOC Telemed has not provided a reconciliation of the financial measures included in the financial projections to the relevant GAAP financial measures.

The key elements of the projections provided to HCMC regarding SOC Telemed for 2020, 2021 and 2022 are summarized in the tables below:

	Year ended December 31,
($ in millions)	2020E	2021E	2022E
Bookings	$10.9	$21.8	$36.3
Total Revenues	57.3	80.4	113.5
Gross Profit	25.4	44.1	64.9
Adjusted EBITDA(1)	(8.9)	0.3	16.5

____________

(1)      Adjusted EBITDA is defined as net income (loss) before interest, taxes, stock-based compensation, gain or loss on puttable options, depreciation and amortization and integration, acquisition, transaction and executive severance costs.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization because SOC Telemed has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenarios:

•        Under most redemption scenarios, the pre-combination equityholders of SOC Telemed will hold the largest portion of voting rights in the Combined Company, except for a no redemption scenario, in which case the pre-combination equityholders of HCMC will hold the largest portion of the voting rights in the Combined Company (approximately 39.6%) by a relatively small margin over the pre-combination equityholders of SOC Telemed (approximately 38.7%);

•        The pre-combination equityholders of SOC Telemed will have the right to appoint 2 directors, while HCMC will have the right to appoint 1 director. The remaining 4 directors (which will include the expected CEO of the Combined Company) must be mutually acceptable to SOC Telemed and HCMC;

•        Senior management of SOC Telemed will comprise the senior management of the Combined Company; and

•        Operations of SOC Telemed will comprise the ongoing operations of the Combined Company.

Under the reverse recapitalization model, the Business Combination will be treated as SOC Telemed issuing equity for the net assets of HCMC, with no goodwill or intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On August 12, 2020, HCMC and SOC Telemed filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination of the HSR Act 30-day waiting period.

At any time before or after the Closing, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the Closing. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. HCMC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, HCMC cannot assure you as to its result. Neither HCMC nor SOC Telemed is aware of any material regulatory approvals or actions that are required for the Closing other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations of the Redemption

The following is a discussion of certain material U.S. federal income tax considerations for holders of our shares of Class A common stock that elect to have their Class A common stock redeemed for cash if the Business Combination is completed. This discussion applies only to Class A common stock that is held as a capital asset for U.S. federal income tax purposes. This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        banks and financial institutions or financial services entities;

•        broker dealers;

•        insurance companies;

•        dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A common stock;

•        persons holding Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof and qualified foreign pension funds;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        persons subject to the alternative minimum tax provisions of the Code;

•        persons who received their shares of Class A common stock as compensation;

•        partnerships or other pass-through entities for U.S. federal income tax purposes;

•        persons holding founder shares;

•        persons required to accelerate the recognition of any item of gross income with respect to Class A common stock as a result of such income being recognized on an applicable financial statement; and

•        tax-exempt entities.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them of electing to have their Class A common stock redeemed for cash if the Business Combination is completed.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/consent solicitation statement/prospectus may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this discussion. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Redemption of Class A Common Stock

In the event that a holder’s shares of Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement/consent solicitation statement/prospectus under the section entitled “HCMC Special Meeting of Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A common stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Distributions.”

Whether a redemption of shares of Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder including as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE Investment) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale of Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A common stock which could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A common stock must, among other requirements, be less than 80 percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A common stock and the Class A common stock to be issued pursuant to the Business Combination or the PIPE Investment). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.

The redemption of Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, possibly to the holder’s adjusted tax basis in its warrants or in other stock constructively owned by it. A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A common stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•        an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions.    If our redemption of a U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described below under the section entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” SOC Telemed and HCMC have each tentatively determined that they do not anticipate having any material earnings and profits.

Dividends we pay to a U.S. holder that is a taxable corporation (i) generally will be eligible for a dividends-received deduction (subject to certain holding period, at risk and other requirements and limitations) and (ii) generally may be subject to the “extraordinary dividend” provisions of the Code (which could cause a reduction in the tax basis of such U.S. Holder’s Shares and cause such U.S. Holder to recognize capital gain). Corporate U.S. holders are urged to consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “- Redemption of Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. It is unclear whether the redemption rights with respect to the Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period for this purpose. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Class A common stock (shares of Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A common stock who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Distributions.    If our redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described below under the section entitled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If our redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “— Redemption of Class A Common Stock,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock and, in the circumstance in which shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, unless our Class A common stock is regularly traded on an established securities market, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A common stock and proceeds from the sale, taxable exchange or taxable redemption of our Class A common stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30 percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on our Class A common stock. Previously, withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest was scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed U.S. Treasury regulations, which can be relied on until final regulations become effective. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A common stock.

Certain Material U.S. Federal Income Tax Consequences of the Mergers to Holders of SOC Telemed Capital Stock that are United States Persons

The following is a summary of certain U.S. federal income tax consequences of the Mergers to holders of SOC Telemed capital stock that are United States Persons (as defined below). The summary is based on current provisions of the Code, applicable Treasury regulations issued thereunder, judicial authority and Internal Revenue Service (“IRS”) administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect, or different interpretations. Any such change or different interpretation could alter the tax consequences to the holders of SOC Telemed capital stock as described herein. This summary is for general informational purposes only and does not purport to address all U.S. federal income tax matters that may be relevant to a particular holder of SOC Telemed capital stock.

The discussion applies only to holders of SOC Telemed capital stock that are “United States Persons” (as defined below) and that hold the SOC Telemed capital stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of SOC Telemed capital stock that are subject to special tax rules, such as insurance companies, tax-exempt entities or organizations (including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code), banks, broker-dealers, financial institutions, traders in securities that elect to mark to market, certain former citizens or long-term residents of the United States, partnerships or other pass-through entities for U.S. federal income tax purposes, holders who hold the SOC Telemed capital stock as part of a hedge, straddle, constructive sale or conversion transaction (or who may have acquired the SOC Telemed capital stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code) or as “qualified small business stock”, holders who are subject to the alternative minimum tax or the Medicare tax on net investment income provisions of the Code, holders whose functional currency is not the U.S. dollar, or holders who acquired the SOC Telemed capital stock pursuant to the exercise of employee incentive stock options or otherwise as compensation, all of which may be subject to tax rules that differ significantly from those summarized below. Further, the following discussion assumes that the entire Merger Consideration is being received in consideration for the SOC Telemed capital stock in the First Merger and not as compensation for services or for some other reason, and with respect to holders of SOC Telemed capital stock whose shares were subject to vesting restrictions at the time such shares were acquired, the discussion assumes that a valid Code Section 83(b) election was made with respect to such shares. Finally, the following discussion does not address (i) the tax consequences under U.S. federal estate and gift tax laws, or state, local or non-U.S. tax laws, (ii) the tax consequences of transactions occurring prior to, concurrently with or after the Mergers (whether or not such transactions are in connection with the Mergers) including, without limitation, the conversion or exercise of warrants, options or rights to purchase SOC Telemed capital stock in anticipation of or in connection with the Mergers, (iii) the tax consequences to holders of notes, convertible notes, options or warrants, convertible equity securities, or other rights to acquire equity interest in SOC Telemed, (iv) the tax consequences regarding any compensatory payments made to the holders of SOC Telemed capital stock in connection with the Mergers, or (v) the tax consequences with respect to holders of SOC Telemed capital stock who exercise appraisal or dissenter rights.

For purposes of this discussion, “United States Person” is a beneficial owner of SOC Telemed capital stock that for U.S. federal income tax purposes is:

•        An individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•        A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

•        A trust, the substantial decisions of which are controlled by one or more United States Persons and which is subject to the primary supervision of a United States court, or a trust that has validly elected under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes; or

•        An estate that is subject to U.S. federal income tax on its income regardless of source.

The following discussion does not apply to holders of SOC Telemed capital stock that are not United States Persons. Holders of SOC Telemed capital stock that are not United States Persons will need to consult with their own tax advisors regarding the U.S. federal income tax consequences of the Mergers.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the SOC Telemed capital stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of SOC Telemed capital stock that is a partnership, and partners in such a partnership, should consult their tax advisors regarding the U.S. federal income tax consequences of the Mergers.

Neither SOC Telemed nor HCMC has requested a ruling from the IRS in connection with the Mergers or related transactions. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, no opinion of counsel has been or will be rendered with respect to the tax consequences of the Mergers or related transactions. The obligation of the parties to consummate the Mergers are not conditioned upon the receipt of such a ruling or opinion. No assurance can be given that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In general.

It is intended that the Mergers together will qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and the Merger Agreement provides that HCMC and SOC Telemed will report the Mergers for all income tax purposes in accordance with the foregoing, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by (i) a change in law after the date of the Merger Agreement, or (ii) a governmental entity as a result of a “determination” within the meaning of Section 1313(a) of the Code. However, there are many requirements that must be satisfied in order for the Mergers to qualify as a “reorganization” under Section 368(a) of the Code, some of which are based upon factual determinations, and the reorganization treatment could be adversely affected by events or actions that occur or are taken after the Mergers. Holders of SOC Telemed capital stock should consult with their tax advisors regarding the tax consequences of the Mergers and the requirements that must be satisfied in order for the Mergers to qualify as a “reorganization” under Section 368(a) of the Code.

Amounts received in a reorganization transaction with respect to accrued and unpaid dividends, where there has been no declaration to pay the dividends, are generally treated for U.S. federal income tax purposes as part of the merger consideration and not a payment of the accrued dividend. SOC Telemed has not previously declared a dividend with respect to the accrued and unpaid dividends on the SOC Telemed preferred stock. Holders of SOC Telemed preferred stock with accrued and unpaid dividends should consult with their own tax advisors regarding whether any special U.S. federal income tax consequences would result to such stockholders on receipt of the Merger Consideration. The following discussion assumes that no part of the Merger Consideration is treated as a payment of the accrued dividend.

Tax Consequences to SOC Telemed stockholders that are receiving only cash and no Combined Company Class A common stock in the First Merger.

Holders of SOC Telemed capital stock that are receiving only cash on the exchange of their SOC Telemed capital stock in the First Merger will recognize gain or loss with respect to the disposition of their shares of SOC Telemed capital stock equal to the difference between (i) the SOC Telemed stockholder’s basis in its SOC Telemed capital stock, and (ii) the amount of cash received therefor in the First Merger. The amount and character of such gain or loss generally will be determined with respect to each block of stock that was separately acquired by a holder of SOC Telemed capital stock. Such capital gain or loss will be long-term capital gain or loss if the SOC Telemed capital stock has been held for more than one year as of the date of the First Merger.

Tax Consequences if the Mergers Qualify as a Reorganization to SOC Telemed stockholders that are receiving Combined Company Class A common stock in the First Merger.

In the event that the Mergers qualify as a reorganization, the following tax consequences would result:

•        SOC Telemed stockholders will recognize gain, but not loss, on the exchange of their SOC Telemed capital stock for Combined Company Class A common stock and cash in the First Merger. The gain, if any, recognized will equal the lesser of: (i) the amount of cash received in the exchange, and (ii) the amount of gain realized in the exchange, as described in the following bullet point. Such recognized gain will be long-term capital gain if the SOC Telemed capital stock has been held for more than one year as of the date of the First Merger, unless the cash received in the exchange has the effect of a dividend under the provisions of Sections 356 and 302 of the Code (as discussed below), in which case the gain will be treated as dividend income to the extent of the holder’s ratable share of any earnings and profits, as calculated for U.S. federal income tax purposes, and any excess will be capital gain.

•        The amount of gain that is realized in the exchange occurring in the First Merger will equal the excess of: (i) the sum of the cash plus the fair market value of the Combined Company Class A common stock received in the First Merger, over (ii) the tax basis of the shares of SOC Telemed capital stock surrendered in such exchange.

•        The aggregate tax basis in the Combined Company Class A common stock received in the First Merger will be equal to the aggregate tax basis of the SOC Telemed capital stock exchanged in the First Merger, decreased by the amount of cash received and increased by the amount of gain, if any, recognized.

•        The holding period of the Combined Company Class A common stock received in the First Merger by a SOC Telemed stockholder will include the holding period of the SOC Telemed capital stock that it surrendered in exchange therefor.

A SOC Telemed stockholder’s receipt of cash in the exchange of their SOC Telemed capital stock in the First Merger generally will not have the effect of a dividend if the holder can satisfy one of the tests set forth in Section 302(b) of the Code determined by comparing the Combined Company Class A common stock that such holder actually received in the First Merger with the Combined Company Class A common stock that such holder would have received if only Combined Company Class A common stock was received in the First Merger. In determining whether any of these tests have been met, a SOC Telemed stockholder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of Section 318 of the Code. It is not clear whether the relevant earnings and profits are only those of SOC Telemed or also include the earnings and profits of HCMC, and SOC Telemed and HCMC have each tentatively determined that they do not anticipate having any material earnings and profits. Holders of SOC Telemed capital stock should consult with their own tax advisors regarding whether any portion of the cash received in the exchange of their SOC Telemed capital stock in the First Merger is treated as a dividend and the U.S. federal income tax consequences that would result to such stockholders on receipt of such a dividend.

A SOC Telemed stockholder must calculate gain or loss separately for each identifiable block of shares of SOC Telemed capital stock exchanged by such stockholder, and a SOC Telemed stockholder cannot offset a loss recognized on one block of such shares against a gain recognized on another block of such shares (or other gains). In addition, Treasury Regulations under Section 358 of the Code provide that where a stockholder surrenders shares of target stock in an exchange and receives cash and shares of acquirer stock, then, to the extent the terms of the exchange specify that shares of acquirer stock or cash are received in exchange for a particular share or a particular class of shares of target stock surrendered, the terms of the exchange shall control for the purpose of determining the gain to the extent the terms of the exchange are economically reasonable. The Merger Agreement provides that a SOC Telemed stockholder may make an express designation in its letter of transmittal, in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), to allocate the consideration among its SOC Telemed capital stock, in which case a SOC stockholder might be permitted to calculate the amount of taxable gain separately for each share of SOC Telemed capital stock surrendered in the First Merger based on the designation of specific consideration received for such share. However, it is unclear whether the designation described in this paragraph is permitted under the Treasury Regulations or will be treated as satisfying the requirements of the Treasury Regulations, and therefore there can be no assurance that the IRS would not successfully challenge a SOC Telemed stockholder that reports taxable gain on the basis of such a designation. SOC Telemed stockholders therefore should consult with their tax advisors with respect to the availability or advisability, including any benefits or risks, of making an express designation in their letter of transmittal.

Tax Consequences if the Mergers Fail to Qualify as a Reorganization to SOC Telemed Stockholders that are receiving Combined Company Class A common stock in the First Merger.

If the Mergers fail to qualify as a reorganization, holders of SOC Telemed capital stock would be treated as if they sold their SOC Telemed capital stock in a fully taxable transaction. In the case of a taxable transaction, each SOC Telemed stockholder would recognize gain or loss with respect to the disposition of its shares of SOC Telemed capital stock equal to the difference between (i) the SOC Telemed stockholder’s basis in its SOC Telemed capital stock, and (ii) the amount of cash received therefor in the First Merger. The amount and character of such gain or loss generally will be determined with respect to each block of stock that was separately acquired by a holder of SOC Telemed capital stock. Such capital gain or loss will be long-term capital gain or loss if the SOC Telemed capital stock has been held for more than one year as of the date of the First Merger. A SOC Telemed stockholder’s aggregate tax basis in the Combined Company Class A common stock so received would equal its fair market value, and a SOC Telemed stockholder’s holding period for such Combined Company Class A common stock would begin the day after the First Merger.

Information reporting and backup withholding.

Holders of SOC Telemed capital stock that hold one percent (1%) or more (by vote or value) of the outstanding SOC Telemed capital stock or hold SOC Telemed “securities” (as specially defined for U.S. federal income tax purposes) the aggregate U.S. federal income tax basis of which was at least $1 million, will be required to attach a statement to their federal income tax returns that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the fair market value of SOC Telemed capital stock or securities surrendered by the holder in the First Merger and the holder’s tax basis in such stock or securities, in both cases determined immediately prior to the First Merger. In addition, SOC Telemed stockholders who are subject to information reporting and who do not provide (generally, on IRS Form W-9) appropriate information when requested may also be subject to backup withholding at a rate of 24%. Any amount withheld with respect to a holder of SOC Telemed capital stock under such rules is not an additional tax and may be refunded or credited against such holder’s federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGERS’ POTENTIAL TAX EFFECTS. TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGERS TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGERS TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

HCMC PROPOSALS

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

HCMC is asking its stockholders to adopt the Merger Agreement and approve the transactions contemplated thereby. HCMC stockholders should read carefully this proxy statement/consent solicitation statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached to this proxy statement/consent solicitation statement/prospectus as Annex A.

Please see the subsection entitled “The Business Combination and the Merger Agreement” beginning at page 104 of this proxy statement/consent solicitation statement /prospectus for additional information and a summary of certain terms of the Business Combination, including the Merger Agreement and related agreements. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Vote Required for Approval

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are approved at the Special Meeting. Each of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are cross-conditioned on the approval of each other. The Director Election Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal.

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby) will be adopted and approved only if a majority of the votes cast by holders of HCMC’s outstanding shares of common stock represented in person or by proxy at the Special Meeting and entitled to vote thereon vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the vote. An abstention from voting will have no effect on the vote with respect to the Business Combination Proposal.

As of the date of this proxy statement/consent solicitation statement/prospectus, the initial stockholders have agreed to vote their founder shares and any public shares they may hold in favor of the Business Combination Proposal. Currently, the initial stockholders own approximately 21.8% of HCMC’s issued and outstanding common stock, including all of the outstanding founder shares.

Recommendation of the Board of Directors

THE HCMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE BUSINESS COMBINATION PROPOSAL.

PROPOSALS NO. 2 THROUGH 8 — THE CHARTER PROPOSALS

If the Business Combination is to be consummated, HCMC will replace its existing charter with the Combined Company Amended and Restated Charter in the form attached to this proxy statement/consent solicitation statement/prospectus as Annex B, which, in the judgment of the HCMC Board, is necessary to adequately address the needs of the Combined Company.

HCMC’s stockholders are asked to consider and vote to approve seven separate proposals in connection with the replacement of the existing charter with the proposed charter. The Charter Proposals are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. Accordingly, if the Business Combination Proposal or the Nasdaq Proposal is not approved, the Charter Proposals will have no effect, even if approved by holders of HCMC common stock.

The following table summarizes the principal proposed changes and the differences between the existing charter and the proposed charter. This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Number of Authorized Shares (Proposal No. 2)

The existing charter provides that the total number of authorized shares of all classes of capital stock is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A common stock and (ii) 10,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock. See Section 4.1 of the existing charter.

The proposed charter increases the total number of authorized shares of all classes of capital stock to [•], consisting of (a) [•] shares of Class A common stock and (b) [•] shares of preferred stock. The Combined Company will not have Class B common stock. See Section 4.1 of the proposed charter.

Required Vote to Amend the Bylaws (Proposal No. 3)

The existing charter requires an affirmative vote of either a majority of the board of directors or the holders of at least a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, for the adoption, amendment, alteration or repeal of bylaws. See Article VI of the existing charter.

The proposed charter requires an affirmative vote of either a majority of the board of directors then in office or the holders of at least two-thirds (2/3) of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, for the adoption, amendment, alteration or repeal of bylaws; provided that if two-thirds (2/3) of the board of directors then in office has approved such adoption, amendment or repeal of any provisions of the bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for the stockholders to adopt, amend or repeal any provision of the bylaws. See Article VI of the proposed charter.

	Existing Charter	Proposed Charter
Required Vote to Amend the Charter (Proposal No. 4)

The existing charter requires an affirmative vote of holders of the majority of the voting power of the outstanding shares of capital stock for the amendment, alteration, change or repeal of any provision in the charter. See Article XI of the existing charter.

The proposed charter requires an affirmative vote of either a majority of the board of directors then in office or the holders of at least two-thirds (2/3) of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, for the adoption, amendment, alteration or repeal of certain Specified Provisions (as defined below) of the charter; provided that if two-thirds (2/3) of the board of directors then in office has approved such amendment or repeal, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for the amendment or repeal of such provision. See Article IX of the proposed charter.

Corporate Opportunities (Proposal No. 5)

The existing charter provides that the “corporate opportunities” doctrine shall apply to any of the directors or officers, but only with respect to an opportunity that was offered to a director or officer solely in his or her capacity as a director or officer of the company and (i) such opportunity is one the company is legally and contractually permitted to undertake and would otherwise be reasonable for the company to pursue and (ii) the director or officer is permitted to refer that opportunity to the company without violating any legal obligation. See Article X of the existing charter.

The proposed charter provides that certain transactions would not be considered “competitive opportunities” and that each “Identified Person” (which shall include Warburg Pincus Private Equity XI, L.P., Warburg Pincus Private Equity XI-B, L.P., Warburg Pincus XI Partners, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI-C, L.P. and WP XI Finance, LP and their respective affiliates, directors, principals, officers, employees and other representatives, and any of such persons that may serve as directors, officers or agents of the Combined Company, and each of their affiliates) is not subject to the doctrine of corporate opportunity and does not have any duty to refrain from directly or indirectly (a) engaging in any transaction or matter that may be an investment or corporate or business opportunity or offering a prospective economic or competitive advantage in which the company or any of its controlled affiliates, directly or indirectly, could have an interest or expectancy unless, in each case, such opportunity is expressly offered to

	Existing Charter	Proposed Charter
such person solely in his or her capacity as a director of the company, or (b) otherwise competing with the company or any of its controlled affiliates. See Article XII of the proposed charter.
Indemnification (Proposal No. 6)

The existing charter provides that, to the fullest extent permitted by law, HCMC shall indemnify its directors and officers against all liability and loss suffered and expenses reasonably incurred by such indemnitees, who are involved in any proceedings in such capacities. See Article VIII of the existing charter.

The proposed charter provides that, in addition to the indemnification provisions in the existing charter, to the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by persons or entities other than the Combined Company, (i) the Combined Company shall be the indemnitor of first resort, (ii) the Combined Company shall be required to advance the full amount of expenses incurred by indemnitees and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses to the extent legally permitted and as required by the terms of the proposed charter, the proposed bylaws and the agreements to which the Combined Company is a party, without regard to any rights an indemnitee may have against such other indemnitors, and (iii) the Combined Company irrevocably waives, relinquishes and releases such other indemnitors from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. See Article VIII of the proposed charter.

Limitation of Exclusive Forum Provision (Proposal No.7)

The existing charter adopts the Court of Chancery of the State of Delaware (the “Chancery Court”) as the sole and exclusive forum for certain stockholder litigation, except for any action as to which the Chancery Court determines that there is an indispensable party not subject to the jurisdiction of such court and to which jurisdiction such party does not consent, which is vested in the exclusive jurisdiction of another court or forum, or for which the Chancery Court does not have subject matter jurisdiction, or any action arising under the Securities Act as to which the Chancery Court and the federal district court for the District of Delaware shall have

The proposed charter modifies the current exclusive forum provision to clarify that the exclusive jurisdiction of the Chancery Court shall not apply to suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive or concurrent jurisdiction. In addition, the proposed charter adopts, unless the Combined Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America as the sole and exclusive forum for the resolution of

	Existing Charter	Proposed Charter

concurrent jurisdiction. The existing charter further provides that such exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. See Article XII of the existing charter.

claims arising under the Securities Act, or the rules and regulations promulgated thereunder. See Article XI of the proposed charter.
Other Changes, Including Removal of Blank Check Company Provisions (Proposal No.8)	The existing charter contains various provisions applicable only to blank check companies.

The proposed charter provides for certain additional changes, including, among others, those (i) resulting from the Business Combination, including changing the post-business combination corporate name from “Healthcare Merger Corp.” to “SOC Telemed, Inc.” and removing certain provisions relating to HCMC’s prior status as a blank check company and HCMC Class B common stock that will no longer apply upon the Closing, or (ii) that are administrative or clarifying in nature, including the deletion of language without substantive effect.

VOTE REQUIRED FOR APPROVAL OF EACH OF THE CHARTER PROPOSALS

The approval of each of Proposal No. 2 through Proposal No. 8 below requires the affirmative vote of holders of a majority of HCMC’s outstanding shares of common stock entitled to vote at the Special Meeting.

PROPOSAL NO. 2: NUMBER OF AUTHORIZED SHARES

The [•] authorized shares of capital stock in the proposed charter, consisting of [•] shares of Class A common stock and [•] shares of preferred stock, represents an increase from the existing authorization of 111,000,000 shares of capital stock, consisting of 110,000,000 shares of common stock (of which 100,000,000 are authorized shares of Class A common stock and 10,000,000 are authorized shares of Class B common stock) and 1,000,000 shares of preferred stock in the existing charter. It is anticipated that there will be approximately [•] shares issued in connection with the Business Combination and the PIPE Investment, resulting in approximately [•] shares of Class A common stock outstanding immediately following the Business Combination (assuming the no redemption scenario). The [•] (the “Incentive Plan”) will reserve for issuance a number of shares equal to [•]% of the issued and outstanding shares of Class A common stock immediately following the Business Combination (giving effect to the redemptions of HCMC’s public shares), which is estimated to be approximately [•] shares, also assuming the no redemption scenario. An additional 12,850,000 shares will be reserved for issuance in connection with the public warrants and the private placement warrants, which will remain outstanding following the Closing.

Although HCMC has a sufficient number of authorized but unissued shares of common stock to complete the Business Combination and the other issuances described in this proxy statement/consent solicitation statement/prospectus, the HCMC Board has determined that the increase in the number of shares of authorized Class A common stock is desirable and in the best interests of stockholders because it will enhance the Combined Company’s flexibility to consider and respond to future business needs and opportunities as they arise from time to time following the Closing, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the Merger Agreement or the PIPE Investment, or otherwise in the ordinary course of business, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. The Combined Company’s authorized but unissued shares of Class A common stock and preferred stock will be available for future issuances without stockholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

Since stockholders of the Combined Company will have no preemptive rights, the Combined Company board of directors may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or Nasdaq rules. The terms upon which any such securities may be issued will be determined by the Combined Company board of directors.

If approved, the additional shares of Class A common stock will have rights as described in “Description of Securities” beginning on page 230. Incidental effects of the increase in the outstanding number of shares of Class A common stock may include dilution of ownership and voting power of existing holders of Class A common stock. The Combined Company could also use the increased number of shares of Class A common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of common stock of the Combined Company.

The determination to increase the number of authorized shares of Class A common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, stockholders should be aware that, while not the current intention, approval of this Proposal No. 2 could facilitate future efforts by the Combined Company to deter or prevent changes in control of the Combined Company, including transactions the Combined Company board of directors determines are not in the best interests of the Combined Company or its stockholders. For example, without further stockholder approval, the Combined Company board of directors could sell shares of Class A common stock in a private transaction to purchasers who would oppose a takeover or favor the Combined Company board of directors. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

Recommendation of the Board of Directors

THE HCMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3: REQUIRED VOTE TO AMEND THE BYLAWS

At present, the existing charter provides that HCMC’s bylaws may only be adopted, amended, altered or repealed with the approval of a majority of the HCMC Board or the holders of at least a majority of the voting power of all then-outstanding shares of HCMC’s capital stock entitled to vote generally in the election of directors, voting together as a single class. Proposal No. 3 provides that an affirmative vote by either a majority of the board of directors then in office or by the holders of at least two-thirds (2/3) of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend, alter or repeal the bylaws; provided, that if two-thirds (2/3) of the members of the Combined Company board of directors then in office have approved such adoption, amendment or repeal of any provisions of the bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the bylaws. The ability of the majority of the HCMC Board to amend the bylaws remains unchanged, except that any such amendment now requires a majority of the board of directors then in office, whether or not there exist any vacancies in previously authorized directorships. HCMC believes that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the HCMC Board was cognizant of the potential for certain stockholders to hold substantial beneficial ownership of our common stock following the Business Combination. HCMC further believes that going forward, a supermajority voting requirement encourages any person seeking control of the Combined Company to negotiate with the Combined Company board of directors to reach terms that are appropriate for all stockholders.

Recommendation of the Board of Directors

THE HCMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4: REQUIRED VOTE TO AMEND THE CHARTER

At present, the existing charter may only be amended, altered, changed or repealed with the approval of a majority of the HCMC Board and the holders of at least a majority of the voting power of all then-outstanding shares of HCMC’s capital stock entitled to vote generally in the election of directors, voting together as a single class. Proposal No. 4 provides that, notwithstanding any other provision of the proposed charter (including any preferred stock designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the Combined Company’s capital stock required by law or by the proposed charter (including any preferred stock designation), and subject to Sections 4.1 (Authorized Capital Stock), 4.2 (Preferred Stock) and 4.5 (No Class Vote on Changes in Authorized Number of Shares of Stock) of Article IV (Capitalization) of the proposed charter, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the Combined Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend, alter or repeal any provision inconsistent with Article IX (Amendment of Second Amended and Restated Certificate of Incorporation), Sections 4.2 (Preferred Stock), 4.3 (Common Stock), 4.4 (Rights and Options) and 4.5 (No Class Vote on Changes in Authorized Number of Shares of Stock) of Article IV (Capitalization), or Article V (Board of Directors), Article VI (Bylaws), Article VII (Meetings of Stockholders; Action by Written Consent), Article VIII (Limited Liability; Indemnification), Article X (Severability) or Article XI (Exclusive Forum for Certain Lawsuits) of the proposed charter (the “Specified Provisions”); provided, however, that if at least two-thirds (2/3) of the members of the Combined Company board of directors then in office have approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Combined Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions. HCMC believes that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the HCMC Board was cognizant of the potential for certain stockholders to hold substantial beneficial ownership of our common stock following the Business Combination. HCMC further believes that going forward, a supermajority voting requirement encourages any person seeking control of the Combined Company to negotiate with the Combined Company board of directors to reach terms that are appropriate for all stockholders.

Recommendation of the Board of Directors

THE HCMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5: CORPORATE OPPORTUNITIES

At present, the existing charter provides that the doctrine of corporate opportunity would not apply to HCMC or its officers or directors, with certain exceptions. The amendment to Article X (Corporate Opportunity) of the existing charter provides that certain transactions are not “corporate opportunities” and that each “Identified Person” (meaning each of Warburg Pincus Private Equity XI, L.P., Warburg Pincus Private Equity XI-B, L.P., Warburg Pincus XI Partners, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI-C, L.P. and WP XI Finance, LP and their respective affiliates, and any of their directors, principals, officers, employees and/or other representatives that may serve as directors, officers or agents of the Combined Company, and each of their affiliates is not subject to the doctrine of corporate opportunity and does not have any duty to refrain from directly or indirectly (a) engaging in any transaction or matter that may be an investment or corporate or business opportunity or offering a prospective economic or competitive advantage in which the Combined Company or any of its controlled affiliates, directly or indirectly, could have an interest or expectancy or (b) otherwise competing with the Combined Company or any of its controlled affiliates.

In connection with the direct or indirect holdings of HCMC by Warburg Pincus Private Equity XI, L.P., Warburg Pincus Private Equity XI-B, L.P., Warburg Pincus XI Partners, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI-C, L.P. and WP XI Finance, LP, and in recognition of the benefits derived from HCMC’s relationships with Warburg Pincus Private Equity XI, L.P., Warburg Pincus Private Equity XI-B, L.P., Warburg Pincus XI Partners, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI-C, L.P. and WP XI Finance, LP and the difficulties attendant to any directors to satisfy his or her fiduciary duties to HCMC, the HCMC Board recommends the approval of the proposed corporate opportunities amendment that permits the Identified Persons to engage in an investment or corporate or business opportunity or offer a prospective economic or competitive advantage in which HCMC or any of its controlled affiliates, directly or indirectly, could have an interest or expectancy or otherwise compete with the Combined Company or any of its controlled affiliates and for the Combined Company to renounce its respective interest or expectancy in any competitive opportunity offered to such directors, unless such opportunity is expressly offered to such director solely in his or her capacity as a director of the Combined Company.

Recommendation of the Board of Directors

THE HCMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5.

PROPOSAL NO. 6: SUPPLEMENTS TO INDEMNIFICATION

The amendment of Article VIII (Indemnification) expands the Combined Company’s indemnification obligations to its indemnitees by requiring that, to the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by persons or entities other than the Combined Company, (i) the Combined Company shall be the indemnitor of first resort, (ii) the Combined Company shall be required to advance the full amount of expenses incurred by an indemnitee and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) to the extent legally permitted and as required by the terms of the proposed charter, the proposed bylaws and the agreements to which the Combined Company is a party, without regard to any rights an indemnitee may have against such other indemnitors, and (iii) the Combined Company irrevocably waives, relinquishes and releases other indemnitors from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. The HCMC Board believes that this amendment will provide greater clarity to the Combined Company’s directors and officers with respect to the scope of the Combined Company’s indemnification obligations.

Recommendation of the Board of Directors

THE HCMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 6.

PROPOSAL NO. 7: LIMITATION ON EXCLUSIVE FORUM PROVISION

The existing charter adopts the Court of Chancery of the State of Delaware (the “Chancery Court”) as the sole and exclusive forum for certain stockholder litigation, except for any action as to which the Chancery Court determines that there is an indispensable party not subject to the jurisdiction of such court and to which jurisdiction such party does not consent, which is vested in the exclusive jurisdiction of another court or forum, for which the Chancery Court does not have subject matter jurisdiction, or any action arising under the Securities Act as to which the Chancery Court and the federal district court for the District of Delaware shall have concurrent jurisdiction. The existing charter further provides that such exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The proposed charter seeks to clarify that the current exclusive forum provision adopting the Chancery Court as the exclusive forum for certain stockholder litigation is also not applicable to any suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive or concurrent jurisdiction. In addition, the proposed charter adopts, unless the Combined Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America as the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, or the rules and regulations promulgated thereunder.

The HCMC Board believes that clarifying in the proposed charter that the current exclusive forum provision does not apply to actions asserted to enforce any duty or liability created by the Securities Act or the Exchange Act, or, in each case, the rules or regulations promulgated thereunder, will permit the Combined Company to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to the Combined Company’s stockholders, in conformity with recent SEC guidance regarding such limitations. In addition, the HCMC Board believes that adopting the federal district courts of the United States as the exclusive forum for certain stockholder litigation under the Securities Act is intended to assist the Combined Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.

Recommendation of the Board of Directors

THE HCMC BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 7.

PROPOSAL NO. 8: UPDATE OF OTHER PROVISIONS

Approval of each of the Charter Proposals, assuming the approval of each of the other condition precedent proposals, will result, upon the Closing, in the wholesale replacement of the existing charter with the proposed charter. While certain material changes between the existing charter and the proposed charter have been unbundled into distinct proposals, there are other differences between the existing charter and the proposed charter arising from, among other things, (i) the Closing, including (a) changing the post-business combination corporate name from “Healthcare Merger Corp.” to “SOC Telemed, Inc.” and (b) removing certain obsolete provisions relating to HCMC’s status as a blank check company, such as its purpose of effecting a business combination and the establishment of a Trust Account and stockholder redemption rights, and HCMC’s Class B Common Stock, such as conversion and voting rights related thereto, that will no longer apply upon the Closing, or (ii) administrative or clarifying revisions, including (a) providing that a majority of the votes cast may increase or decrease (but not below the current number) the number of shares of any class or classes of stock, (b) providing a definition of “cause” pursuant to which directors may be removed from office, (c) providing that the business to be transacted at Special Meetings of stockholders shall be limited to the purpose or purposes stated in the notices of such meeting and (d) the removal of language without substantive effect. The HCMC Board believes that all such changes are necessary to adequately address the needs of the Combined Company after the Business Combination and are appropriate for a public operating company.

These changes will be implemented (subject to the approval of the aforementioned related proposals and Closing) if the HCMC stockholders approve this Proposal No. 8. We encourage stockholders to carefully review the terms of the proposed Combined Company Amended and Restated Charter, attached hereto as Annex B.

Recommendation of the Board of Directors

THE HCMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 8.

PROPOSAL NO. 9 — THE DIRECTOR ELECTION PROPOSAL

Overview

The HCMC Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to HCMC’s first annual meeting of stockholders) serving a three-year term. In Proposal No. 9, we are requesting that stockholders approve and adopt a proposal to elect seven directors to the HCMC Board, effective immediately upon the Closing, with each Class I director having a term that expires at the post-combination company’s 2021 annual meeting of stockholders, each Class II director having a term that expires at the post-combination company’s 2022 annual meeting of stockholders, and each Class III director having a term that expires at the post-combination company’s 2023 annual meeting of stockholders, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. For more information on the experience of [•], please see the section entitled “Management After the Business Combination” commencing on page 222 of this proxy statement/consent solicitation statement/prospectus.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the seven nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. Failure to vote by proxy or to vote in person at the Special Meeting, abstentions and broker non-votes will have no effect on the vote for the Director Election Proposal. This proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal. If the Business Combination Proposal, the Charter Proposals or the Nasdaq Proposal is not approved, this proposal will have no effect, even if approved by HCMC’s stockholders.

Recommendation of the Board of Directors

THE HCMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 10 — APPROVAL OF THE 2020 EQUITY INCENTIVE PLAN PROPOSAL

In this Proposal No. 10, we are asking our stockholders to approve the Specialists on Call, Inc. 2020 Equity Incentive Plan (referred to elsewhere in this proxy statement/consent solicitation statement/prospectus as the “2020 Plan”). If the 2020 Plan is approved by our stockholders, the 2020 Plan will become effective on the Closing Date. If the 2020 Plan is not approved by our stockholders, it will not become effective and no stock awards will be granted thereunder. The 2020 Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2020 Plan, a copy of which is attached hereto as Annex C.

The 2020 Plan is intended to be a successor to our 2014 Equity Incentive Plan (the “2014 Plan”), which we assumed in the Business Combination. If the 2020 Plan becomes effective, then no additional stock awards will be granted under the 2014 Plan as in effect immediately prior to the Closing Date, although all outstanding stock awards granted under the 2014 Plan as in effect immediately prior to the Closing Date will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the applicable plan.

The material terms of the 2020 Plan are summarized below. The key differences between the terms of the 2020 Plan and the terms of the 2014 Plan are as follows:

•        Subject to capitalization adjustments and the share counting provisions described below, a total of [__] shares will initially be authorized for stock awards granted under the 2020 Plan (which amount is equal to [__] new shares plus [__] shares that are available for issuance under the 2014 Plan) as of [__].

•        The 2020 Plan provides for an automatic share reserve increase on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the lesser of (i) [__] shares, (ii) [__] of the outstanding shares on the last day of the immediately preceding fiscal year, and (iii) such number of shares determined by the Board.

•        Under the 2020 Plan, no outside director may receive awards under the 2020 Plan with a total grant date fair value that, when combined with cash compensation received for service as an outside director, exceeds $[__] in a calendar year, increased to $[__] in the calendar year of their initial service as an outside director.

•        The 2020 Plan provides that all stock awards granted thereunder will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as otherwise required by applicable law or imposed by the Board.

Reasons to Approve the 2020 Plan

As of [__], a total of [__] shares of our Common Stock remained available for future grants under the 2014 Plan. We believe that the current share reserve of the 2014 Plan is insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees, independent contractors, and non-employee directors in a competitive market for talent. We believe that approval of the 2020 Plan will enable us to grant stock awards for approximately the next [__] years, based on historical grant and forfeiture levels, the recent market prices of our Common Stock, and anticipated use of equity awards as an incentive and retention tool as we shift the company to a public operation and compete for talent and drive expansion in the public space.

The table below shows the stock awards that were outstanding under the 2014 Plan as of [__], each of which were granted in the form of stock options. As of [__], the closing price of our Common Stock as reported on the Nasdaq Stock Market was $[__] per share.

Equity Grant History

Shares underlying outstanding stock options (#)	Weighted avg. exercise price of per share		Weighted avg. remaining term
[__]	$	[__]	[__]

The table below shows net annual dilution and other metrics relating to equity grants under the 2014 Plan for the last three fiscal years.

Metric	2019		2018		2017		Average
Annual Dilution(1)	[__]	%	[__]	%	[__]	%	[__]	%
Annual Burn Rate(2)	[__]	%	[__]	%	[__]	%	[__]	%
Year-End Overhang(3)	[__]	%	[__]	%	[__]	%	[__]	%

____________

(1)      Calculated by dividing (i) the number of shares underlying awards granted to all recipients during the year, minus award cancellations and forfeitures during the year, by (ii) the number of shares outstanding at year-end.

(2)      Calculated by dividing (i) the number of shares underlying awards granted during the year to all recipients by (ii) the number of shares outstanding at year-end.

(3)      Calculated by dividing the sum of (i) the number of shares underlying outstanding awards and (ii) shares available for future awards, by (iii) the number of shares outstanding, in each case at year-end.

Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth in this Proposal No. 10 include embedded assumptions which are highly dependent on the public trading price of our Common Stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. These forecasts reflect various assumptions regarding our future operations. The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such.

The 2020 Plan Combines Compensation and Corporate Governance Best Practices

The 2020 Plan includes provisions that are designed to protect our stockholders’ interests and reflect corporate governance best practices.

•        No Discounted Stock Options or SARs.    All stock options and stock appreciation rights (“SARs”) granted under the 2020 Plan must have an exercise or strike price equal to or greater than the fair market value of our Common Stock on the date the stock option or SAR is granted, except in connection with certain exchange programs or corporate transactions, as discussed below.

•        No Reload Stock Options or SARs or Tax Gross-ups.    The 2020 Plan does not provide for reload stock options or SARs or tax gross-ups in any circumstance.

•        Limit on Non-Employee Director Awards.    As described above, no outside director may receive awards under the 2020 Plan with a total grant date fair value that, when combined with cash compensation received for service as an outside director, exceeds $[__] in a calendar year, increased to $[__] in the calendar year of their initial service as an outside director.

•        Awards Subject to Clawback.    As described above, the 2020 Plan provides that all stock awards granted thereunder will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as otherwise required by applicable law or imposed by the Board.

Description of the 2020 Plan

Set forth below is a summary of the material features of the 2020 Plan. The 2020 Plan is set forth in its entirety as Annex C to this proxy statement/consent solicitation statement/prospectus, and all descriptions of the 2020 Plan contained in this Proposal No. 10 are qualified by reference to Annex C.

Purpose

The 2020 Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders, and (iii) promote the success of our business.

Types of Stock Awards

The 2020 Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), performance units and performance shares (all such types of awards, collectively, “stock awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2020 Plan, the maximum aggregate number of shares that may be issued under the 2020 Plan is [__] shares. The shares may be authorized, but unissued, or reacquired Common Stock. Furthermore, subject to adjustments as set forth in the 2020 Plan, in no event shall the maximum aggregate number of shares that may be issued under the 2020 Plan pursuant to Incentive Stock Options exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the 2020 Plan.

The number of shares available for issuance under the 2020 Plan will be increased on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the lesser of (i) [___] shares, (ii) [___] of the outstanding shares on the last day of the immediately preceding fiscal year and (iii) such number of shares determined by the Board.

Lapsed Awards

To the extent a stock award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program (as set forth in the 2020 Plan), the unissued shares that were subject thereto shall continue to be available under the 2020 Plan for issuance pursuant to future stock awards. In addition, any shares which we retain upon exercise of a stock award in order to satisfy the exercise or purchase price for such stock award or any withholding taxes due with respect to such stock award shall be treated as issued and shall not be available under the 2020 Plan for issuance pursuant to future stock awards. Shares issued under the 2020 Plan and later forfeited to us due to the failure to vest or repurchased by us at the original purchase price paid to us for the shares (including without limitation upon forfeiture to or repurchase by us in connection with a participant ceasing to be a service provider) shall again be available for future grant under the 2020 Plan. To the extent a stock award under the 2020 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2020 Plan.

Eligibility

Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2020 Plan. Incentive Stock Options may only be granted to employees. As of [___], for equity plan purposes we had a total of approximately [___] employees, approximately [___] consultants and [___] non-employee directors who would be eligible to be granted stock awards from the 2020 Plan.

Administration

The 2020 Plan will be administered by the Board or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Administrator”). To the extent desirable to qualify transactions under the 2020 Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the 2020 Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.

Subject to the terms of the 2020 Plan, the Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the 2020 Plan; (ii) select the service providers to whom stock awards may be granted under the 2020 Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2020 Plan; (iv) approve forms of stock award agreements for use under the 2020 Plan; (v) determine the terms and conditions, not inconsistent with the terms of the 2020 Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2020 Plan (subject to stockholder approval); (vii) construe and interpret the terms of the 2020 Plan and stock awards granted pursuant to the 2020 Plan; (viii) prescribe, amend and rescind rules and regulations relating to the 2020 Plan; (ix) modify or amend each stock award (subject to the terms of the 2020 Plan); (x) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2020 Plan; (xi) authorize any person to execute on our behalf any instrument required to effect the grant of a stock award previously granted by the Administrator; (xii) subject to the requirements of applicable law, allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xiii) make all other determinations deemed necessary or advisable for administering the 2020 Plan.

To the extent permitted by applicable law, the Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the 2020 Plan to one or more of our directors or officers.

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value determined on the date of grant of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to our or our subsidiaries’ employees.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any subsidiary, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any subsidiary, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in Internal Revenue Code Section 424(a).

At the time a stock option is granted, the Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.

If a participant ceases to be a service provider other than for “Cause,” as defined in the 2020 Plan, the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability, and three months following a termination for any other reason other than Cause. Any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.

Stock Appreciation Rights (SARs)

The Administrator will determine the terms and conditions of each SAR, except that the exercise price for each SAR cannot be less than 100% of the fair market value of the underlying shares of our Common Stock on the date of grant. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of our Common Stock, as determined by the Administrator. SARs are exercisable at the times and on the terms established by the Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of our Common Stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions, as set forth in the award agreement. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of our Common Stock.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Administrator may impose whatever conditions on vesting as it determines to be appropriate. For example, the Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Administrator are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Administrator. Please refer to the discussion below under “— Performance Goals” for more information.

During the period of restriction, participants holding restricted stock may exercise full voting rights with respect to such shares unless the Administrator determines otherwise. Any dividends or distributions paid with respect to such shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid.

During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.

Performance Units and Performance Shares

Performance units and performance shares are stock awards that will result in a payment to a participant only if the performance goals that the Administrator establishes are satisfied. The Administrator will determine the applicable performance goals. Please refer to the discussion below under “— Performance Goals” for more information. After the applicable performance period has ended, the participant will be entitled to receive a payout of the number of performance units or shares earned during the performance period, depending upon the extent to which the applicable performance objectives have been achieved.

Performance Goals

The Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Administrator’s discretion, one or more of the following performance goals may apply: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets, return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share; (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects; and (27) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).

Outside Director Limitations

No non-employee director (“Outside Director”) may receive awards under the 2020 Plan with a total grant date fair value that, when combined with cash compensation received for service as an Outside Director, exceeds $[___] in a calendar year, increased to [___] in the calendar year of his or her initial services as an Outside Director. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an Outside Director will not count for purposes of these limitations.

Leaves of Absence / Transfer Between Locations

The Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards shall be suspended during any leave of absence. A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between our locations or between us and any subsidiary. If an employee holds an incentive stock option and such leave exceeds three months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such three month period and the incentive stock option shall thereafter automatically treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

Nontransferability of Stock Awards

Unless determined otherwise by the Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Administrator deems appropriate.

Recoupment Policy

All stock awards granted under the 2020 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in a stock award agreement as the Board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with us.

Corporate Transaction

Except as set forth in a stock award agreement, in the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, or (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then outstanding capital stock, each outstanding stock award (vested or unvested) will be treated as the Administrator determines, which may include (a) our continuation of such outstanding stock awards (if we are the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); or (e) the opportunity for participants to exercise the stock options prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto.

Change in Control

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a “Change in Control” (as defined in the 2020 Plan) as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will occur.

Amendment, Termination and Duration of the 2020 Plan

If approved by our stockholders, the 2020 Plan will continue in effect for a term of 10 years measured from [__], unless terminated earlier under the terms of the 2020 Plan. The Administrator may at any time amend, alter, suspend or terminate the 2020 Plan pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as otherwise required by applicable law.

U.S. Federal Tax Aspects

A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For stock options, other than incentive stock options, and SARs the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price — the appreciation value — on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

The exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the stock option price.

A participant who receives restricted stock will not recognize taxable income upon grant unless the participant elects to be taxed at the time of grant of restricted stock. Absent such an election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting.

A participant who receives RSUs, performance units or performance shares will not have taxable income upon grant of the award; instead the participant will generally be taxed upon settlement of the award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Internal Revenue Code Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Internal Revenue Code.

The Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy tax withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or delivering to us already-owned shares; provided that, unless the Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. Except as otherwise determined by the Administrator, the fair market value of the shares to be withheld or delivered will be determined as of the date that the amounts are required to be withheld or deducted.

We will be entitled to a tax deduction in connection with a stock award under the 2020 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefits

The 2020 Plan does not provide for set benefits or amounts of awards and we have not approved any stock awards that are conditioned on stockholder approval of the 2020 Plan.

Equity Compensation Plan Information

The following table provides information as of [___] with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	[___]	(1)	$	[___]	[___]
Equity compensation plans not approved by security holders	—			—	—

Total	[___]		$	[___]	[___]

____________

(2)      Consists of stock options granted under the 2014 Plan.

Vote Required for Approval

This Incentive Plan Proposal will be adopted and approved only if a majority of the votes cast by holders of HCMC’s outstanding shares of common stock represented in person or by proxy at the Special Meeting and entitled to vote thereon vote “FOR” the Incentive Plan Proposal. Failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the vote. An abstention from voting will have no effect on the vote with respect to the Incentive Plan Proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal. If the Business Combination Proposal, the Charter Proposals or the Nasdaq Proposal is not approved, this proposal will have no effect, even if approved by HCMC’s stockholders.

Recommendation of the Board of Directors

THE HCMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 11 — APPROVAL OF THE 2020 EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

In this Proposal No. 11, we are asking our stockholders to approve the Specialists on Call, Inc. 2020 Employee Stock Purchase Plan (referred to elsewhere in this proxy statement/consent solicitation statement/prospectus as the “ESPP”). On [__], the Board adopted the ESPP, subject to stockholder approval. If the ESPP is approved by our stockholders, the ESPP will become effective on the Closing Date. If the ESPP is not approved by our stockholders, it will not become effective and no shares will be granted thereunder. The ESPP is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex D.

Description of the ESPP

Purpose

The ESPP provides a means by which eligible employees and/or eligible service providers of either our company or an affiliate may be given an opportunity to purchase shares of Common Stock. The ESPP permits us to grant a series of purchase rights to eligible employees and/or eligible service providers. By means of the ESPP, we seek to retain and assist our affiliates in retaining the services of such eligible employees and eligible service providers, to secure and retain the services of new eligible employees and eligible service providers and to provide incentives for such persons to exert maximum efforts for our success and that of our affiliates. As of [__], approximately [__] employees of our company and approximately [__] other service providers of our company are eligible to participate in the ESPP.

The ESPP includes two components: a “423 Component” and a “Non-423 Component.” We intend the 423 Component to qualify as an employee stock purchase plan pursuant to Section 423 of the Internal Revenue Code (the “Code”). The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation to extend and limit ESPP participation in a uniform and non-discriminating basis. In addition, the ESPP authorizes grants of purchase rights under the Non-423 Component that do not meet the requirements of an employee stock purchase plan under Section 423 of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or Non-423 Component of the ESPP. Eligible service providers (who may or may not be eligible employees) will only be able to participate in the Non-423 Component of the ESPP.

Administration

The Board administers the ESPP and has the final power to construe and interpret both the ESPP and the rights granted under it. Further, the Board has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase Common Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the ESPP.

The Board has the power to delegate administration of the ESPP to a committee composed of one or more members of the Board. As used herein with respect to the ESPP, the term “Board” refers to any committee the Board appoints, and to the Board. Whether or not the Board has delegated administration of the ESPP to a committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the ESPP.

Stock Subject to ESPP

Subject to adjustments as provided in the ESPP, the maximum number of shares of Common Stock that may be issued under the ESPP will not exceed [__] shares of Common Stock, plus the number of shares of Common Stock that are automatically added on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2032 fiscal year in an amount equal to the lesser of (i) [__]% of the total number of shares of Common Stock outstanding on the last day of the calendar month prior to the date of such automatic increase, and (ii) [__] shares of Common Stock, unless the Board determines prior to the first day of any fiscal year that there will be no increase in the share reserve for such fiscal year or that the increase in the share reserve for such fiscal year will be a lesser number of shares of Common Stock. If any purchase right granted under the ESPP terminates without having been exercised in full, the shares of Common Stock not purchased under such purchase right will again become available for issuance under the ESPP.

Offerings

The ESPP is implemented by offerings of rights to all eligible employees and eligible service providers from time to time. Offerings may comprise one or more purchase periods. The maximum length for an offering under the ESPP is 27 months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of Common Stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of Common Stock, subject to certain limitations.

Eligibility

Purchase rights may be granted only to our employees, employees of qualifying related corporations or, solely with respect to the Non-423 Component, employees of an affiliate (other than a qualifying related corporation) or eligible service providers. The Board may provide that employees will not be eligible to be granted purchase rights under the ESPP if, on the offering date, the employee (i) has not completed at least two years of service since the employee’s last hire date (or such lesser period as the Board may determine), (ii) customarily works not more than 20 hours per week (or such lesser period as the Board may determine), (iii) customarily works not more than five months per calendar year (or such lesser period as the Board may determine), (iv) is an officer within the meaning of Section 16 of the Exchange Act, (v) is a highly compensated employee within the meaning of the Code, or (vi) has not satisfied such other criteria as the Board may determine is consistent with Section 423 of the Code. Unless otherwise determined by the Board for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee customarily works more than 20 hours per week and more than five months per calendar year.

No employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any related corporation. An eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all our and any related corporations’ employee stock purchase plans, do not permit such eligible employee’s rights to purchase stock in excess of $25,000 worth of stock in any calendar year.

Participation in the ESPP

On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board; provided however, that in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed [__] of such employee’s earnings during the period that begins on the offering date (or such later date as the Board determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.

Purchase Price

The purchase price of shares of Common Stock acquired pursuant to purchase rights will be not less than the lesser of (i) 85% of the fair market value of the shares of Common Stock on the offering date; or (ii) 85% of the fair market value of the shares of Common Stock on the applicable purchase date (i.e., the last day of the applicable purchase period).

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with our general funds. No interest will accrue on such payroll deductions. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or regulations or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, or wire transfer prior to a purchase date, in a manner we direct.

Purchase of Stock

The Board will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of Common Stock will be purchased in accordance with such offering. In connection with each offering, the Board may specify a maximum number of shares of Common Stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of Common Stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

Withdrawal

During an offering, a participant may cease making contributions and withdraw from the offering by delivering a withdrawal form. We may impose a deadline before a purchase date for withdrawing. On such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest and such participant’s purchase right in that offering will then terminate. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the ESPP, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.

Termination of Employment

Purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (i) is no longer an eligible employee or eligible service provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. We shall have the exclusive discretion to determine when a participant is no longer actively providing services and the date of the termination of employment or service for purposes of the ESPP. As soon as practicable, we will distribute to such individual all of his or her accumulated but unused contributions without interest.

Restrictions on Transfer

During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if we so permit, by a beneficiary designation.

Exercise of Purchase Rights

On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the ESPP and the applicable offering, at the purchase price specified in the ESPP. Unless otherwise specified in the offering, no fractional shares will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of Common Stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.

No purchase rights may be exercised to any extent unless and until the shares of Common Stock to be issued on such exercise under the ESPP are covered by an effective registration statement pursuant to the Securities Act, and the ESPP is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control, and other laws applicable to the ESPP. If, on the purchase date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the ESPP is not in material compliance with all applicable laws or regulations, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest.

Capitalization Adjustments

In the event of a capitalization adjustment, the Board will appropriately and proportionately adjust: (i) the classes and maximum number of securities subject to the ESPP, (ii) the classes and maximum number of securities by which the share reserve is to increase automatically each year pursuant to the ESPP, (iii) the classes and number of securities subject to, and the purchase price applicable to outstanding offerings and purchase rights, and (iv) the classes and number of securities that are the subject of the purchase limits under each ongoing offering.

Dissolution or Liquidation

In the event of our company’s dissolution or liquidation, the Board will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.

Effect of Certain Corporate Transactions

In the event of:

•        a transfer of all or substantially all of our company’s assets;

•        a merger, consolidation or other capital reorganization or business combination transaction of our company with or into another corporation, entity or person; or

•        the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding capital stock;

any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or, if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of Common Stock prior to the corporate transaction under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The Board will notify each participant in writing prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.

Amendment, Termination or Suspension of the ESPP

The Board may amend the ESPP at any time in any respect the Board deems necessary or advisable. However, except with respect to capitalization adjustments described above, stockholder approval will be required for any amendment of the ESPP for which stockholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (i) increases the number of shares of Common Stock available for issuance under the ESPP, (ii) expands the class of individuals eligible to become participants and receive purchase rights, (iii) materially increases the benefits accruing to participants under the ESPP or reduces the price at which shares of Common Stock may be purchased under the ESPP, (iv) extends the term of the ESPP, or (v) expands the types of awards available for issuance under the ESPP, but in each case only to the extent stockholder approval is required by applicable laws, regulations, or listing requirements.

The Board may suspend or terminate the ESPP at any time. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated.

Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the ESPP will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment.

Federal Income Tax Information

The following generally summarizes the U.S. federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of Common Stock acquired under the ESPP, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning the tax consequences of participating in the ESPP. Nothing in this proxy statement/consent solicitation statement/prospectus is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below. This summary also assumes that the 423 Component complies with Code Section 423 and is based on the tax laws in effect as of the date of this proxy statement/consent solicitation statement/prospectus. Changes to these laws could alter the tax consequences described below.

As described above, the ESPP has a 423 Component and a Non-423 Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the 423 Component or the Non-423 Component.

423 Component

Rights granted under the 423 Component are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code. Under this component, a participant will be taxed on amounts withheld for the purchase of Common Stock as if such amounts are actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until disposition of the acquired shares. The taxation upon disposition will depend upon the holding period of the acquired shares:

•        If the stock is disposed of more than two years after the beginning of the offering and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price, or (ii) the excess of the fair market value of the stock as of the beginning of the offering over the purchase price (determined as of the beginning of the offering) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss.

•        If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date.

Any compensation income that a participant receives upon sale of the Common Stock that he or she purchased under the 423 Component is not subject to withholding for income, Medicare or social security taxes. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

Non-423 Component

Rights granted under the Non-423 Component are not intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code. Under the Non-423 Component, a participant will have compensation income equal to the value of the Common Stock on the day he or she purchases the Common Stock, less the purchase price. When a participant sells the Common Stock purchased under the ESPP, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the Common Stock on the day he or she purchased the stock. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

Any compensation income that a participant receives upon sale of the Common Stock that he or she purchased under the Non-423 Component is subject to withholding for income, Medicare and social security taxes, as applicable.

Tax Consequences to Specialists on Call

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the ESPP. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the ESPP.

Vote Required for Approval

This Employee Stock Purchase Plan Proposal will be adopted and approved only if a majority of the votes cast by holders of HCMC’s outstanding shares of common stock represented in person or by proxy at the Special Meeting and entitled to vote thereon vote “FOR” the Employee Stock Purchase Plan Proposal. Failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the vote. An abstention from voting will have no effect on the vote with respect to the Employee Stock Purchase Plan Proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal. If the Business Combination Proposal, the Charter Proposals or the Nasdaq Proposal is not approved, this proposal will have no effect, even if approved by HCMC’s stockholders.

Recommendation of the Board of Directors

THE HCMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 12 — THE NASDAQ PROPOSAL

APPROVAL OF THE ISSUANCE OF COMMON STOCK CONSIDERATION IN CONNECTION WITH THE BUSINESS COMBINATION AND THE PIPE INVESTMENT

Overview

Assuming the Business Combination Proposal is approved, a portion of the consideration payable in connection with the Closing will be paid to SOC Telemed’s securityholders pursuant to the Merger Agreement through stock consideration consisting of newly issued shares of Combined Company Class A common stock valued at the redemption price payable to holders of public shares who elect to redeem such public shares for cash in connection with the Business Combination. Based on the assumptions set forth in this proxy statement/consent solicitation statement/prospectus, HCMC expects the number of shares of Combined Company Class A common stock to be issued as consideration to SOC Telemed’s securityholders to be equal to 29,561,449 (assuming the no redemption scenario) or 45,137,199 (assuming the maximum redemption scenario).

HCMC has also entered into Subscription Agreements with the PIPE Investors pursuant to which HCMC will issue and sell to the PIPE Investors 16,500,000 shares of HCMC Class A common stock for an aggregate purchase price of $165,000,000.

At the Closing, HCMC, Sponsor and SOC Holdings LLC will enter into the Amended and Restated Registration Rights Agreement. Under the Amended and Restated Registration Rights Agreement, the Combined Company will agree to provide to such stockholders and their permitted transferees with certain registration rights, including, among other things, customary “demand” and “piggyback” registration rights, with respect to their shares of HCMC Class A common stock, subject to certain requirements and customary conditions. HCMC may be required to register up to approximately 57.8 million shares of HCMC Class A common stock pursuant to the Amended and Restated Registration Rights Agreement. The Amended and Restated Registration Rights Agreement further provides that shares of HCMC Class A common stock held by the Sponsor or its permitted transferees will be locked-up for certain time periods ranging from between 30 days after the Closing for the private placement shares to one year after the Closing for the founder shares, subject to certain exceptions.

As contemplated by the Incentive Plan Proposal, HCMC intends to reserve a number of shares equal to [•]% of the issued and outstanding shares of HCMC Class A common stock immediately following the Business Combination (after giving effect to the redemptions) for issuance under the Incentive Plan.

The terms of the stock consideration in the Business Combination and the PIPE Investment are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement, which is attached as Annex A hereto, the form of Subscription Agreement, which is attached as Annex G hereto, the form of the Amended and Restated Registration Rights Agreement, which is attached as Annex H hereto and the form of the Incentive Plan, which is attached as Annex C hereto. The discussion herein is qualified in its entirety by reference to such documents.

Why HCMC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock or other securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company, if such securities are not issued in a public offering and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities, or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such securities. Collectively, HCMC may issue 20% or more of our outstanding common stock or securities representing 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock in connection with the Business Combination and the PIPE Investment. In addition, HCMC intends to reserve for issuance shares of Class A common stock for potential future issuances of Class A common stock under the Incentive Plan.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required where the issuance of securities will result in a change of control. Because the issuances to SOC Telemed stockholders in the Business Combination and to the investors in connection with the PIPE Investment, in each case as described above, may result in certain of such investors owning more than 20% of HCMC’s common stock outstanding before the issuance, such issuances may be deemed a change of control. Therefore, we are seeking the approval of our stockholders.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted and the Business Combination are consummated, it is estimated that up to 29,561,449 shares of Combined Company Class A common stock could be issued pursuant to the terms of the Merger Agreement as stock consideration in the Business Combination (assuming the no redemption scenario), which collectively represents approximately 92.5% of the 31,950,000 shares outstanding on the date hereof. Additionally, in connection with the PIPE Investment, HCMC will issue 16,500,000 shares of HCMC Class A common stock. HCMC will also reserve a number of shares equal to [•]% of the issued and outstanding shares of HCMC Class A common stock immediately following the Business Combination under the Incentive Plan and an additional 12,850,000 shares in connection with the public warrants and the private placement warrants. The issuance of such shares would result in significant dilution to HCMC’s stockholders, and would afford HCMC’s stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of HCMC.

Vote Required for Approval

The approval of the Nasdaq Proposal requires that a majority of the votes cast by holders of HCMC’s outstanding shares of common stock represented in person or by proxy and entitled to vote at the Special Meeting vote “FOR” the Nasdaq Proposal. Failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the vote. Abstentions will have no effect on the vote for this proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal and the Charter Proposals. If the Business Combination Proposal or the Charter Proposals are not approved, this proposal will have no effect, even if approved by HCMC’s stockholders.

Recommendation of the Board of Directors

THE HCMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ISSUANCE OF COMMON STOCK CONSIDERATION TO BE ISSUED IN CONNECTION WITH THE BUSINESS COMBINATION AND THE PIPE INVESTMENT

INFORMATION ABOUT SOC TELEMED

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “SOC Telemed” refer to SOC Telemed and its consolidated subsidiaries prior to the consummation of the Business Combination.

Our Mission

Our mission is to connect patients to the highest quality clinicians at the right time, regardless of proximity.

Overview

We are a leading provider of acute care telemedicine services and technology to U.S. hospitals and healthcare systems. We provide technology enabled clinical solutions which include acute teleNeurology, telePsychiatry, and teleICU, and we believe that we have significant opportunities to expand into other specialties. We support time-sensitive specialty care when patients are vulnerable and may not otherwise have access. Our solution was developed to support complex workflows in the acute care setting by integrating our proprietary software platform, Telemed IQ, with a panel of consult coordination experts and a network of clinical specialists to create a seamless, acute telemedicine solution. As of June 30, 2020, we provided services to 847 facilities in 47 states, including 543 acute care hospitals. We work with 19 of the 25 largest U.S. health systems, including HCA Healthcare, Tenet Healthcare, Community Health Systems, Trinity Health, Prime Healthcare and Baylor Scott & White Health. Since inception, we have delivered over one million telemedicine consultations.

Hospitals and health systems today face many challenges. Over the next decade, the U.S. is expected to face a shortage of primary and specialist physicians in both urban and rural communities, which will adversely impact access to care and clinical outcomes. In addition, hospitals and health systems have difficulty efficiently staffing with unknown and unpredictable patient demand, leading to increased costs or delays in patient care. These challenges, combined with increased financial pressure, are driving hospitals and healthcare systems to seek solutions that can deliver cost-effective access to qualified clinicians and high-quality care.

We focus on the acute telemedicine industry. Access to timely care is essential to improved health outcomes, but the complexity in the operating environment for acute telemedicine creates significant barriers to entry. Technology enablers and network reliability are critical to connect remote specialists to patients and bedside providers within minutes. Additionally, predictive analytics, actionable data, a flexible decision engine and workflow assurance facilitate rapid clinician deployment and intelligent support in prioritizing critical patient needs. An effective telemedicine platform also must be integrated across hospitals and health systems yet work within the local system hardware and software infrastructure in order to optimize workflow and enhance clinical outcomes.

Our mission is to connect patients and bedside providers to the highest quality specialty clinicians at the right time, regardless of proximity. Our proprietary, cloud-based Telemed IQ technology platform and deployment engine optimizes workflows and supports both scheduled and on-demand telemedicine evaluations via any web-enabled device, at any care location, across the care continuum. Our platform is a fully integrated and configurable technology solution that seamlessly combines voice, video, imaging, electronic medical record (EMR) integration, clinical workflow optimization, clinical resource management, analytics, predictive modeling and other reporting tools. As an enterprise offering, Telemed IQ allows hospitals, health systems and other healthcare organizations the ability to provide telemedicine programs either with their own clinical team or in conjunction with our affiliated network of qualified physicians and other provider specialists. Our affiliated national provider network is comprised of more than 170 board certified neurologists, psychiatrists and intensivists, representing a critical mass of scarce clinical resources ready for deployment and collaboration at health facilities nationwide. Telemedicine has been growing rapidly over the last several years and this growth has accelerated as a result of the COVID-19 pandemic, leading to unprecedented change in the way healthcare is delivered both in the United States and around the world. According to recent market studies, health system spending on acute care telemedicine is expected to increase over the next 12 to 18 months and hospital usage of telemedicine services is expected to remain above pre-COVID-19 levels.

We have experienced significant growth since our inception in 2004. We derive our revenues primarily from hospitals and health systems, physician groups and government clients. Our clients generally enter into multi-year agreements where they pay us a fixed monthly fee for the availability to perform a pre-determined number of consults. If our clients exceed that fixed monthly allotment, we charge a per consult rate for any subsequent consultations during that period. In 2019, approximately 60% of our revenues were from fixed monthly fees. Clients may also choose to license the Telemed IQ platform as a stand-alone software-as-a-service (SaaS) solution for virtualizing their own clinician networks. In these instances, we receive a subscription license fee for each clinician that uses our platform. Recently, our affiliated provider network began enrolling with and seeking payment from certain payers where professional services delivered are eligible for reimbursement under payer programs.

Our revenues were $28.4 million and $32.6 million for the six months ended June 30, 2020 and 2019, respectively, representing a period-over-period decrease of 13%, primarily resulting from decreased utilization of our teleNeurology and telePsychiatry services due to the COVID-19 pandemic. In recent periods, we have seen an improvement in our utilization rates for these services and expect this trend to continue, although it may take several quarters before there is a recovery to pre-COVID-19 levels. Our revenues were $66.2 million and $53.7 million for the years ended December 31, 2019 and 2018, respectively, representing a year-over-year growth rate of 23%. We incurred net losses of $15.4 million, $18.2 million and $18.1 million for the six months ended June 30, 2020, and the years ended December 31, 2019 and 2018, respectively, primarily due to our investments in growth.

Our Industry

The U.S. telemedicine industry is a large and growing market. Telemedicine involves providing medical care using technology in clinical settings that enable providers to deliver care remotely to patients. Telemedicine has multiple applications and can be used for different services and segmented across many sub-sectors, including consumer telehealth and acute telemedicine. Consumer telehealth increases access to care, improves quality of care, reduces healthcare costs and can provide individuals with the convenience of accessing a physician on-demand or at a predetermined time and place of their convenience. Purchasers of consumer telehealth services are individuals, payors and employers, among others. Acute telemedicine is purchased by hospitals, health systems, and other providers, and shares similarities with consumer telehealth, including increasing access to care, improving quality of care and reducing costs, but focuses on clinical patient outcomes and clinical workflows.

We focus on the acute telemedicine industry. Within acute telemedicine, the operating environment in hospitals and health systems is complex, creating significant barriers to entry. Better outcomes are often driven by access to timely care. In order to connect remote specialists with patients in minutes, technology enablement and reliability are critical. Predictive analytics, actionable data, a flexible decision engine and workflow assurance facilitate efficient clinician deployment, giving priority to the sickest patients. The telemedicine platform also needs to be integrated across hospitals and health systems, and work with the local system hardware and software infrastructure, in order to optimize workflow and enhance clinical outcomes.

Hospitals and health systems today face significant operating challenges, including:

•        Shortage of specialists, as demand from patients outpaces the supply of local specialists;

•        Inability to efficiently staff physicians to support what may be unknown and unpredictable patient demand, leading to a potential increase in costs or delays in patient care; and

•        Increasing financial pressure.

Shortage of Specialists

The Association of American Medical Colleges projects that the U.S. will face a physician shortage of between 54,100 and 139,000 by 2033. This shortage in primary and specialist care is expected to impact both urban and rural communities. Additionally, many acute care facilities, struggle to recruit full-time neurologists as demand for neurology services continues to increase. At the same time, transferring a patient from a local hospital to a neurologist-staffed medical facility increases costs and often consumes the optimal time to treat the patient and reduce complications. As treatment for acute conditions such as stroke care advance, access to more neurologists will be needed to meet the requirement of decreased response times to deliver better clinical outcomes. By 2025, the American Academy of Neurology estimates in a 2013 study that demand for neurologists will exceed supply by 19%.

Similarly, according to a 2017 Institute for Health Metrics and Evaluation study, more than 18% of adults in the United States struggle with a mental, behavioral or emotional disorder. Over the last 10 years, there has been a 77% reduction in inpatient psychiatric capacity and more than 60% of U.S. counties currently face a psychiatrist shortage according to a 2017 report. As a result, patients are turning to emergency departments for treatment. The Centers for Disease Control and Prevention estimates that 10% of all emergency department patients present with a psychiatric illness and can experience wait times of up to 2.5 days before being admitted, discharged or transferred. Without a proper psychiatric evaluation, these patients are kept in the emergency department, which can result in overcrowding, unnecessary risk to patients and inefficient use of emergency department services. Acute care telemedicine can address these specialist shortages by fractionalizing specialists to serve a wider population across facilities and states, addressing staffing issues for hospitals, reducing overcrowding in the emergency department and improving patient outcomes.

Total Addressable Market

We currently operate in 543 acute care hospitals out of a total of approximately 6,000 hospitals in the United States that we believe can benefit from our solutions. If we were to fully penetrate this market opportunity, we believe the addressable market for our current core specialties in neurology, psychiatry, and intensive care represents a $2.8 billion market opportunity. If we extend our market opportunity to include adjacent specialties like cardiology, infectious disease, hospitalists, emergency medicine, maternal-fetal medicine, palliative care and oncology, all of which are high targets for telemedicine delivery in acute settings, we believe the combination of our existing and adjacent specialties represents an $8.9 billion opportunity.

COVID-19 Impact on Telemedicine

In January 2020, the United States Department of Health and Human Services (“HHS”) declared the Novel Coronavirus Disease 2019 (“COVID-19)” a public health emergency. HHS renewed this determination in April 2020, and more recently again in July 2020. In March 2020, the World Health Organization also declared COVID-19 a pandemic. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of global financial markets. In response, many countries, including the United States, have implemented business closures and restrictions, stay-at-home and social distancing ordinances and similar measures to combat the pandemic.

The COVID-19 pandemic has had a significant impact on the telemedicine market by increasing utilization, awareness and acceptance among patients and providers. In the current environment, telemedicine has been promoted at the highest levels of government as a key tool for on-going healthcare delivery while infection control and government orders require individuals to shelter in-place. Telemedicine provides access to care when access to healthcare facilities are limited due to state-mandated stay-at-home orders. Moreover, as the clinicians themselves were quarantined or otherwise relegated to their homes due to safety issues, telemedicine provided a solution for remote providers to continue care for patients and for hospitals to access additional specialists to augment remaining staff. During the COVID-19 public health emergency, the U.S. Congress and the Centers for Medicare and Medicaid Services (“CMS”) significantly reduced regulatory and reimbursement barriers for telemedicine. As a result, we believe telemedicine spending increased in the second quarter of 2020, and we expect this trend to continue after the public health emergency. In addition to Medicare and Medicaid, many states have issued executive orders or even permanent legislation removing or reducing the regulatory and reimbursement barriers for telemedicine. According to an EY-Parthenon study in June 2020, approximately 90% of health systems expect to increase spend on clinician-to-clinician acute care telemedicine in the next 12 to 18 months. Additionally, approximately 90% of hospitals expect increased telehealth usage to persist in comparison to pre-COVID-19 levels according to an L.E.K. Consulting study in April 2020.

Our Stakeholders

We deliver value to all our stakeholders — the hospital, physician and patient.

•        Hospitals:    We provide hospitals with efficient, collaborative high-quality care at a lower cost. We enable hospitals to retain high-value capabilities benefiting their communities, such as stroke care, to avoid costly backlogs for psychiatric evaluations in emergency departments, and to improve patient quality of care, through timely access to specialized resources.

•        Physician Groups:    We enable physician groups to more effectively deploy clinical capital. By doing so, physician groups can better optimize scarce and expensive clinical resources to better match clinician supply to patient demand and improve their productivity and profitability.

•        Patients:    We provide patients with access to quality care when and where it is needed. We ensure patients have access to scarce clinical specialists and rapid intervention to address acute procedures for better outcomes.

Our Telemed IQ SaaS Platform

Adapting the acute care workflow to telemedicine involves a complex orchestration between patient, remote physician, bedside health provider and the consult coordination experts. All of these participants are mediated by a low-code, highly configurable software platform, which features an artificial intelligence (AI)-based decision engine, matching patients and physicians and coordinating the various stages of the procedure and follow-up.

Telemed iQ
PATIENT / HOSPITAL
Patient arrives at hospital
HOSPITAL
Hospital requests consult
Telemed iQ REQUEST
Telemed iQ EMR PLUGIN
Telemed iQ PARTNERS
SOC COORDINATION CENTER
Client-configurable decision engine matches patient and clinician. SOC queues, assigns, & dispatches request
Telemed iQ COORDINATE
TELECLINICAN
teleClinican engages with patient and / or care team and documents consult
Telemed iQ ENGAGE
Telemed iQ IMAGING
Telemed iQ VIDEO
Telemed iQ DOCUMENT
Telemed IQ sends consult note seamlessly into patient medical record in hospital EMR
Telemed iQ INTEGRATE
Telemed iQ INSIGHTS

Illustrative example:

•        Patient presents in the emergency room with stroke symptoms.

•        Onsite clinician initiates a consult request to a teleNeurologist using our Telemed IQ platform.

•        Our configurable AI-based decision engine prioritizes the consult given clinically based acuity and required response time data points.

•        Simultaneously, the platform scores and ranks the physicians who are eligible to handle this consult.

•        After the most appropriate and available teleNeurologist is selected, contacted and engaged on our Telemed IQ platform, the physician evaluates the patient over an automated video connection. Through our platform, the physician views the same images that are available in the hospital and collaborates with the onsite clinicians for the patient’s care. Upon completion of the consultation, evaluation notes are seamlessly transferred via the Telemed IQ into the patient record of the hospital’s electronic medical record.

Our Solution

CLINICAL WORKFLOWS
On-Demand
Scheduled
Rounds
Care Coordination Task Management
Store & Forward
ANY SPECIALTY / CLINICAL SERVICE LINE
Neurology
Psychiatry
Critical Care
Hospitalist
Cardiology
Emergency Medicine
Infectious Disease
ANY MIX OF PROVIDER NETWORKS
Health System Clinicians
Contracted Physician Groups
SOC Clinicians
Hybrid
ANY DEVICE, ANY LOCATION
Client Equipment
SOC Carts
SOC
Hybrid
SOC
TelemediQ

Acute care is a complex and heterogeneous environment where every department within a single hospital and every hospital within a larger integrated delivery network can have its own unique workflows. To operate in this environment, we need to be flexible, adapting to these workflows and the technology infrastructure. We built our platform technology and solutions around this premise and have successfully addressed this complexity. As a result, we can enable varying provider-to-patient and provider-to-provider interactions across different specialties, provider groups, locations and technology infrastructure. Our solution supports both scheduled and on-demand telemedicine evaluations, can be deployed across our network of qualified physicians and other provider specialists, third-party clinicians or both, and can run on any telemedicine endpoint at any location. All of these capabilities have been built into our proprietary Telemed IQ technology platform. We leverage this platform across three different configurations that we sell to the market.

•        Core Services:    We integrate the Telemed IQ SaaS platform with our own consult coordination center and provider network of neurologists, psychiatrists and intensivists to provide a complete, turnkey acute telemedicine solution.

•        Managed Services:    We provide the combination of our Telemed IQ SaaS platform with our consult coordination center and the client integrates these services with its own or other third-party clinicians.

•        Telemed IQ SaaS Platform:    We provide our platform by itself to health systems and other provider groups that want to incorporate their own consult coordination center and clinician networks.

Our Competitive Strengths

Flexible Enterprise Telemedicine Solution: Telemed IQ was initially designed to optimize our own acute care services business, which was built and continuously enhanced based on experience from more than 1 million telemedicine consultations. Our platform was designed to be flexible, aligned and client configurable and has been architected using a low-code development platform for rapid implementations. Telemed IQ is flexible because it incorporates the discrete modules of clinical workflows which we believe can be configured to capture the unique workflows of any clinical specialty. Telemed IQ is also interoperative, allowing results to be delivered directly into our client’s electronic medical records. Our solution can be deployed with our network providers or with the client’s own or other third-party clinicians and we believe can run on any telemedicine endpoint at any location. For example, we recently deployed our platform for a government agency across 15 physician specialties, several of which were unique to the client, connected to approximately 200 locations, incorporating complex and unique consult protocols.

National Provider Network of On-Demand Specialists:    We utilize a national provider network comprised of more than 170 board certified neurologists, psychiatrists and intensivists, who provide telemedicine services in coordination with us, and represent a critical mass of scarce clinical resources. We believe the scale of our acute neurology and psychiatry networks provides a significant barrier to entry based on the substantial costs, resources and lead time required to recruit, license and credential a critical mass of scarce specialists.

Panel of Consultation Experts:    We utilize a panel of consult coordination experts that facilitate a seamless, just-in-time tele-interaction that is either provider-to-patient or provider-to-provider. In addition to qualified physicians and other provider specialists within our network, we deploy consultation experts to help ensure hospital and physician readiness to quickly prioritize and assign consults, and provide workflow assurance in support of the rapid response needed to care for the acute needs of the patients. Our consultation experts are all highly trained in telemedicine, emergency medical protocols and workflow procedures. Our scaled and turnkey consult coordination center allows our clients to avoid the cost and risks of building out this capability in-house.

Diversified and Growing Client Base:    As of June 30, 2020, we provided services to 847 facilities in 47 states, including 543 acute care hospitals. Our clients represent urban, suburban and rural facilities in addition to large healthcare systems. We service many of the most well-known hospital systems in the United States, including 19 of the largest 25 health systems. We also provide services to 2 of the top 5 physician groups. Our clients generally enter into multi-year agreements and we have maintained longstanding client relationships with a current average tenure of 48 months and increasing. No client represents over 10% of our revenues as of June 30, 2020, with our top 10 clients accounting for less than 25% of our revenues.

Data Analytics Provides Insights for Clients:    Our scale and access to relevant data allow us to provide actionable insights and relevant benchmarking information to our clients which is unique in acute telemedicine. Our analytic tools enable clients to compare through various user-selected criteria their clinical and operational metrics with other sites within their health system and across our client base on a blinded basis. Using analytics and tools, our benchmarking identifies opportunities to improve specific workflows, improve clinical outcomes and share best practices using our data. As we continue to expand our client base and our platform ingests more data, our actionable insights improve, contributing to a powerful network effect for the benefit of our clients.

Our Growth Strategy

Drive New Bookings:    We will continue to make significant investments expanding our sales organization and investing in digital marketing to drive new bookings. In 2020, we doubled the size of our sales organization to ten sales representatives and we expect to meaningfully increase our investments in all of our go-to-market functions to take advantage of the accelerated adoption of telemedicine and the increased interest of the associated benefits for healthcare organizations.

Cross-Sell and Up-Sell Existing Clients:    We seek to sell additional acute care services to existing clients who already use one or more of our services today to further increase the number of consultations and facility utilization of our solution. Since 2015, we have increased the number of services per facility from 1.38 to 1.72 in 2019. We also seek to expand our services to additional facilities within our existing clients. In some cases, our expansion to additional facilities has benefited from the consolidation of healthcare systems and we expect this trend to continue. We believe the addressable white space opportunity to expand services to our existing clients is approximately $860 million.

Invest in Software Platform Channels:    We intend to accelerate the sale of subscriptions for our Telemed IQ SaaS platform as a standalone solution to clients seeking to use our telemedicine platform with their own clinicians, which will provide us with additional sources of recurring revenues. We currently provide this service to several multi-site integrated delivery networks. In addition, our Telemed IQ platform is used by other physician networks and enables us to leverage channel partners, including physician groups and government system integrators. By doing so, we can expand our addressable market, offering adjacent clinical specialties where we do not have specialist staffing services such as hospitalists and emergency medicine. Sales of our Telemed IQ SaaS platform generate attractive gross margins, contributing to cash flow from operations, and align with our long-term profitability goals.

Expand Through Strategic Acquisitions:    We intend to augment our organic growth strategy with select acquisitions to increase our market share in existing specialties, accelerate our entry into new specialties and expand our services into new channels and markets. We will continue to evaluate and, where strategically appropriate, pursue acquisition opportunities that are complementary to our business following the consummation of the Business Combination.

Our Offerings

Core Services:    We integrate our Telemed IQ SaaS platform, consult coordination center and physician network of neurologists, psychiatrists and intensivists to provide a turnkey acute telemedicine solution that addresses the clinical provisioning and financial needs of our clients. The benefits of our core services are to rapidly provide access to scarce physicians and other provider specialists to help our hospital partners increase access to specialist care, improve outcomes for their patients, retain high-value capabilities, reduce costs and enable clients to care for more clinically complex cases.

Managed Services:    We provide the combination of our Telemed IQ SaaS platform with our consult coordination center and the client integrates these services with its own or other third-party physicians. This flexible approach enables our clients to optimize the provisioning of their valuable clinical resources across a broad geography utilizing a proven and scaled telemedicine platform that is configurable for their needs on a multi-specialty basis.

Telemed IQ SaaS Platform:    We provide our Telemed IQ platform on a standalone basis as a Saas solution to health systems and other provider groups that want to incorporate their own consult coordination center and physician resources. This subscription-based model allows clients to fully leverage their investments in transfer, call and coordination centers to manage and facilitate telemedicine interactions across their enterprise, using a technology platform that was purpose-built to support the complex and unique needs of an acute patient care setting.

Technology

Our Telemed IQ SaaS platform was purpose-built to run our acute care services business. We developed a scaled, configurable platform with sophisticated functionality to meet our clinical, financial and operational needs. Our clients benefit from our experience, data analysis, continuous enhancements and best practices. Our Telemed IQ platform helps our clients achieve their clinical, financial and operational goals by facilitating the efficient deployment of clinical resources to where it is needed most. Our platform can be extended to other specialties and service lines, based on the client’s needs, and has been utilized across more than fifteen specialties with a high degree of customization. Clients can deploy the platform with their own network of clinicians, our network of qualified physicians and other provider specialists, third-party clinicians, or any combination thereof.

Our low-code development platform provides us with a significant competitive advantage. We can conceptualize, configure, and deploy new workflows and clinical service lines rapidly, adding value to our clients and facilitating growth. Our browser-based platform lets clinicians conduct telemedicine evaluations using a laptop, table or phone application on iOS and Android platforms. We offer two-way integration with electronic medical record systems and have received formal certification from both Epic and Cerner.

To optimize the assignment of clinicians to the telemedicine consult, our platform uses multiple automated decision support engines that sort incoming consults according to client-guided custom priority rules. The decision support engines determine the most appropriate clinician who can and should take the consult based on each client’s predetermined rules. Our platform also manages the structured communication between the clinician initiating the consult and the clinician accepting the consult assigned action.

Our Telemed IQ platform captures a significant volume of clinical, financial and operational data that is utilized on a de-identified basis to provide our clients with actionable data analytics and insights. We also enable our clients to run analyses and benchmark their performance against similar or geographically proximate organizations. We believe our data analytic tools and transparency fosters trust among our clients and helps optimize their workflow while improving quality of care, throughput, response time, and productivity.

Scalability and Security

We host our applications and serve our customers from several cloud-based data centers, including those operated by AWS, which are designed to support high levels of availability and have redundant subsystems and compartmentalized security zones. Our data center facilities employ advanced measures to ensure physical integrity, including redundant power and cooling systems and advanced fire and flood prevention. We have implemented telehealth industry-standard processes, policies and tools across our software development and network administration, including regularly scheduled vulnerability scanning and third-party penetration testing in order to reduce the risk of vulnerabilities in our system. We also have achieved HITRUST CSF security certification, a recommended framework trusted by many health systems and hospitals to manage risk.

We have achieved over 99.99% uptime over the 12 months ended June 30, 2020. We monitor our systems for any signs of trouble and take precautions as necessary. Systems transmit encrypted backup files and logs over secure connections to multiple storage devices.

Operations

Our implementation, training, clinical provisioning, credentialing, client service and technical teams work collaboratively to onboard new clients and efficiently execute acute care telemedicine consultation requests.

Implementation and Training

We can deploy our solution rapidly, in less than 72 hours, as we demonstrated during the COVID-19 pandemic. In the ordinary course, a typical installation requires approximately 90 to 120 days, depending on client availability. We provide training for our clients to ensure a seamless transition to our telemedicine services. Prior to any implementation, we analyze our clients’ workflow and develop an implementation plan that meets their objectives and incorporates industry best practices.

Clinical Provisioning

Our clinical provisioning team matches clinical supply to demand by focusing on both our client’s long-term and short-term staffing needs. We analyze historical data and use our proprietary and predictive analytics and tools to evaluate each clinical service line to project consult demand in order to assess the number of specialists needed for each hour of the day and for each day of the week. We continuously monitor and analyze utilization data from across the country to identify patterns, surges and spikes and adjust coverage as necessary. We also use a variety of data sources and analytics to strategically drive our long-term staffing strategy and scale our practice in advance of demand.

Credentialing, Licensing, and Privileging

Acute telemedicine is different from consumer telehealth offerings because physicians must be both licensed in the state where the patient is located and be credentialed at the healthcare facility where the patient is being treated. These requirements create a highly complex compliance environment, because there is significant variability in the licensing and privileging requirements and procedures mandated by individual state licensing boards and related lead times. At the facility level, the administrative burden associated with credentialing and privileging is a resource-intensive process. We ensure that our network of qualified physicians and other provider specialists acquire and maintain the qualifications required for their specialty and receive the licenses and privileges necessary to practice across multiple states and facilities in a timely manner. We have established rigorous processes and policies that allow us to meet the expectations of our clients and comply with applicable federal, state and accreditation standards. Every physician who applies for privileges is reviewed by a group of peers in accordance with applicable regulatory and accreditation requirements. We currently manage approximately 2,500 licenses and 13,500 privileges on behalf of our network physicians.

Consult Coordination Center

The critical nature of our work often requires making life-saving decisions shortly after interacting with a health facility or patient. Every inbound request and consultation is monitored by a team of highly trained consult coordination experts. These experts are responsible for monitoring and managing the efficient execution of our services from the initial consult request through preparation, physician assignment, and post evaluation documentation on a 24-hour,

7-days-a-week, 365-days-a-year basis. Our technology solution empowers the team managing this capability with tools to manage consult flow, prioritize by consult severity and ensure that the technology, physician, bedside provider and patient are ready for clinical interaction. All of our communications take place in real-time providing physicians and other provider specialists with immediate updates around patient status. Appropriate metrices are captured regarding telemedicine consults for quality assurance purposes and evaluation in quality care and client satisfaction.

Quality

We are focused on providing the highest level of clinical and operational quality. We have developed a comprehensive quality management program that supports evidence-based practices, tracks client satisfaction levels and encourages continuous improvement of telemedicine services. Our clinical leaders regularly review industry accepted standards and when appropriate, make changes to our protocols. As new practice standards are introduced, our network of qualified physicians and other provider specialists review these standards and adapt them for national telemedicine practice. Our network physicians and other specialists are continuously trained and evaluated to appropriately integrate and utilize these updated practice standards.

In 2006, we were the first telemedicine organization to earn The Joint Commission’s Gold Seal of Approval for Ambulatory Health Care Accreditation, a status we have retained since that time. Similar to our hospital clients, we are evaluated for compliance with ambulatory care standards, including coordination of care, physician credentialing, management of medications, monitoring of clinical quality, operational infrastructure, security and emergency procedures. In 2019, we earned the ClearHealth Quality Institute (CHQI) accreditation for telemedicine, an accreditation program acquired by URAC in early 2020. Our processes undergo regular review by The Joint Commission and URAC as part of their ongoing accreditation processes.

Sales and Marketing

We have a team of experienced sales executives who are primarily responsible for selling our core solutions and services directly to hospitals and health systems. Our team is organized into geographic territories and supported by clinical experts, technical experts, business development and lead-generation managers. In addition, we have developed channel clients who incorporate our platform as part of a model that combines on-site staffing solutions with telemedicine.

Our marketing program supports our growth and lead generation though content development, brand awareness, search engine optimization, field marketing events, integrated campaigns, industry relations and public media.

Research and Development

Our ability to continue to differentiate and enhance our platform depends on our capacity to continue to introduce new services, technologies and functionality. Our product development team, which as of June 30, 2020, consisted of 36 employees, is responsible for the design, development, testing and certification of our solution. We are a client-led organization that has invested heavily in our strategic product management team, low-code development platform, network of industry relationships and innovative infrastructure. We focus our research and development spend on delivering new products and further enhancing the functionality, performance and flexibility of our solution.

Competition

The telemedicine market is relatively new, rapidly evolving and highly competitive. We expect competition to intensify in the future as existing competitors and new entrants introduce new telemedicine services and software platforms or other technology to U.S. healthcare providers, particularly hospitals and healthcare systems. We currently face competition from a range of companies, including other incumbent providers of acute care telemedicine consultation services and specialized software providers that are continuing to grow and enhance their service offerings and develop more sophisticated and effective transaction and service platforms. In addition, large, well-financed healthcare providers have in some cases developed their own telemedicine services and technologies and may provide these solutions to their patients at discounted prices.

While there are many competitors in our industry, many began from a hardware-centric focus, with the goal of extending and integrating their devices into hospitals. We approached the development of our Telemed IQ SaaS platform differently by focusing on optimizing a large network of qualified physicians and other provider specialists across numerous complex workflows. As a result, configurability, modularity and AI-based optimization became imperative and we subsequently made these capabilities available on a low-code development platform to address the configurability needs of our clients.

We believe we compete favorably based on the following key competitive factors for our industry:

•        access to broad network of qualified physicians and other provider specialists;

•        demonstrated scalability;

•        clinical and service quality;

•        client and end customer satisfaction;

•        value;

•        reporting, analytics and benchmarking;

•        experience; and

•        flexibility.

Tele-Physicians Practices

We support and coordinate the services of our affiliated clinician network through administrative support services agreements (“Administrative Agreements”) with four independent professional entities: Tele-Physicians, P.C. (d/b/a California Tele-Physicians), Tele-Physicians, P.C. (d/b/a Georgia Tele-Physicians), Tele-Physicians, P.C. (d/b/a New Jersey Tele-Physicians) and Tele-Physicians, P.A. (d/b/a Texas Tele-Physicians) (collectively, the “Tele-Physicians Practices”). The Tele-Physician Practices are 100% physician-owned and employ or contract with physicians for the clinical and professional services provided to clients of ours and the Tele-Physicians Practices. Under the Administrative Agreements, we have agreed to serve as the sole and exclusive administrator of all non-clinical, day-to-day operations and business functions required for the administrative operation of each Tele-Physicians Practice, including business support services, contracting support, accounting, billing and payables support and technology support, so that each Tele-Physicians Practice may provide to its customers professional medical diagnosis, evaluation and therapeutic intervention services in certain specialty areas through telemedicine consultations. The Administrative Agreements require the Tele-Physicians Practices to maintain the state licensure and other credentialing requirements of its physicians and professional liability insurance covering each of its physicians. We separately carry a medical professional liability insurance policy. Under each of the Administrative Agreements, the applicable Tele-Physicians Practice pays us a monthly administrative fee of a fixed dollar amount multiplied by the average number of client facilities then under contract with the Tele-Physicians Practice, plus certain direct costs incurred by us on behalf of the Tele-Physicians Practice. Each of the Administrative Agreements has an initial five-year term and expires in January 2022. Unless earlier terminated upon mutual agreement of the parties or unilaterally by a party following the commencement of bankruptcy or liquidation proceedings by the non-terminating party, a material breach of the applicable Administrative Agreement by the non-terminating party or otherwise pursuant to the terms thereof, each of the Administrative Agreements automatically renews for a one-year term, unless either party to the applicable services agreement delivers written notice of its intent not to renew at least 90 days prior to the expiration of the preceding term. The Tele-Physicians Practices are considered variable interest entities and their financial results are included in our consolidated financial statements. See Note 2 of our audited consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Intellectual Property

We believe that our intellectual property rights are valuable and important to our business. We rely on trademarks, copyrights, trade secrets, intellectual property assignment agreements, confidentially procedures, nondisclosure agreements and employee nondisclosure and invention assignment agreements to establish and protect our proprietary rights. These intellectual property rights and procedures may not prevent others from creating a competitive technology platform or otherwise competing with us. We may be unable to obtain, maintain and enforce the intellectual property rights on which our business depends, and assertions by third parties that we violate their intellectual property rights could have a material adverse effect on our business, financial position and results of operations.

Regulatory Environment

Our operations are subject to comprehensive United States federal, state and local regulation in the jurisdictions in which we do business. The laws and rules governing our business and interpretations of those laws and rules continue to expand and become more restrictive each year and are subject to frequent change, especially health regulatory requirements. Our ability to operate profitably will depend in part upon our ability, and that of our affiliated provider network, to operate in compliance with applicable laws and rules. Those laws and rules continue to evolve, and we therefore devote significant resources to monitoring developments in healthcare regulation. As the applicable laws and rules change, we are likely to make conforming modifications in our business processes from time to time. We cannot be assured that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that restricts our operations.

Provider Licensing, Medical Practice, Telemedicine Standards and Related Laws and Guidelines

The practice of medicine is subject to various federal, state and local laws, regulations and approvals, relating to, among other things, the health provider licensure, adequacy and continuity of medical care, medical practice standards (including specific requirements when providing healthcare utilizing telemedicine technologies and consulting services among providers), medical records maintenance, personnel supervision, and prerequisites for the prescription of medication. The application of some of these laws to telemedicine is unclear and subject to differing interpretation. Further, laws and regulations specific to delivering medical services utilizing telemedicine technologies continues to evolve with some states incorporating modality and consent requirements for certain telemedicine encounters.

U.S. Corporate Practice of Medicine; Fee-Splitting

We contract with physician-owned professional associations and professional corporations to make available coordinated telemedicine services on our platform. In connection with these arrangements, we administer all non-clinical aspects of the telemedicine services to support the independent professional associations, professional corporations, and their health providers, including billing, scheduling and a wide range of other administrative and support services, and they pay us a pre-determined amount for those services. These contractual relationships are subject to various state laws that prohibit fee-splitting (sharing of professional services income with nonprofessionals) or the practice of medicine by lay entities or unlicensed persons.

State corporate practice of medicine and fee-splitting laws vary from state to state and are not always consistent among states. In addition, these requirements are subject to broad powers of interpretation, enforcement discretion by state regulators, and, in some cases, dated, yet still valid case law. Some of these requirements may apply to us or our affiliated provider network even if we do not have a physical presence in the state, based solely on the engagement of a provider licensed in the state or the provision of telemedicine to a resident of the state. However, regulatory authorities or other parties, including providers in our affiliated provider network, may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee-splitting. In this event, failure to comply could lead to adverse judicial or administrative action against us and/or our providers, civil or criminal penalties, receipt of cease-and-desist orders from state regulators, loss of provider licenses, or the need to make changes to the arrangements with our affiliated provider network; each of which could interfere with our business or prompt other materially adverse consequences.

U.S. Federal and State Fraud and Abuse Laws

Federal Stark Law

Our affiliated provider network may be subject to the federal self-referral prohibitions, commonly known as the Stark Law. Where applicable, this law prohibits a physician from referring beneficiaries of certain government programs to an entity providing “designated health services” if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. The penalties for violating the Stark Law include the denial of payment for services ordered in violation of the statute, mandatory refunds of any sums paid for such services, civil penalties for each violation, and possible exclusion from future participation in the federally funded healthcare programs. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined for each applicable arrangement or scheme. The Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required. In addition, the government and some courts have taken the position that claims presented in violation of the various statutes, including the Stark Law can be considered a violation of the federal False Claims Act (described below) based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. A determination of liability under the Stark Law could have a material adverse effect on our business, financial condition and results of operations.

Federal Anti-Kickback Statute

We are also subject to the federal Anti-Kickback Statute. The Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, as discussed below. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, including fines per violation and damages of up to three times the amount of the unlawful remuneration, and imprisonment of up to ten years. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations. In addition to a few statutory exceptions, the U.S. Department of Health and Human Services Office of Inspector General, or OIG, has published safe-harbor regulations that outline categories of activities deemed protected from prosecution under the Anti-Kickback Statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

False Claims Act

Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. These “qui tam” whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or has made a false statement or used a false record to get a claim approved. In addition, the improper retention of an overpayment for 60 days or more is also a basis for a False Claim Act action. Penalties for False Claims Act violations include fines for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from the federally funded healthcare programs. In addition, some states have adopted similar fraud, whistleblower and false claims provisions.

State Fraud and Abuse Laws

Most states in which we operate have also adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any payor, including patients and commercial insurers, not just those reimbursed by a federally funded healthcare program. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Other Healthcare Laws

The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which we collectively refer to as HIPAA, established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payors of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. These criminal statutes punish certain conduct resulting in the submission of claims to private payors that may also implicate the federal False Claims Act if resulting in claims to governmental health programs.

In addition, the Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts, that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $20,000 for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries without appropriate justification can also be held liable under the federal Anti-Kickback Statute and False Claims Act, which can impose additional penalties. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The OIG emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payers may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud.

U.S. Federal and State Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personally identifiable information, or PII, including health information. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of protected health information, or PHI, and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Our affiliated network providers and our hospital, health system and other provider clients are all regulated as covered entities under HIPAA. Since the effective date of the HIPAA Omnibus Final Rule on September 23, 2013, HIPAA’s requirements are also directly applicable to the independent contractors, agents and other “business associates” of covered entities that create, receive, maintain or transmit PHI in connection with providing services to covered entities. SOC Telemed is a business associate under HIPAA when we are working on behalf of our affiliated medical groups and hospital, health system, and other provider clients.

Violations of HIPAA may result in civil and criminal penalties. The civil penalties range from $114 to $57,051 per violation, with a cap of $1.7 million per year for violations of the same standard during the same calendar year. However, a single breach incident can result in violations of multiple standards. We must also comply with HIPAA’s breach notification rule. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to the HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.

HIPAA also required HHS to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically.

Many states in which we operate and in which patients of our clients reside also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California, in which we operate, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but also some, unlike HIPAA, may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject.

In addition to HIPAA, state health information privacy and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting.

In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. In addition, under HIPAA and pursuant to the related contracts that we enter into with our business associates, we must report breaches of unsecured PHI to our contractual partners following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

Reimbursement

Medicare

The Medicare program offers beneficiaries different ways to obtain medical benefits: (i) Medicare Part A, which covers, among other things, in-patient hospital, SNFs, home healthcare, and certain other types of healthcare services; (ii) Medicare Part B, which covers physicians’ services, outpatient services, durable medical equipment, and certain other types of items and healthcare services; (iii) Medicare Part C, also known as Medicare Advantage, which is a managed care option for beneficiaries who are entitled to Medicare Part A and enrolled in Medicare Part B; and (iv) Medicare Part D, which provides coverage for prescription drugs that are not otherwise covered under Medicare Part A or Part B for those beneficiaries that enroll.

Our affiliated provider network is reimbursed by the Part B and Part C programs for certain of the telemedicine services it provides to Medicare beneficiaries. Medicare coverage for telemedicine services is treated distinctly from other types of professional medical services and is limited by federal statute and subject to specific conditions of participation and payment pursuant to Medicare regulations, policies and guidelines, including the location of the patient, the type of service, and the modality for delivering the telemedicine service, among others.

Medicaid

Medicaid programs are funded jointly by the federal government and the states and are administered by states (or the state’s designated managed care or other similar organizations) under approved plans. Our affiliated provider network is reimbursed by certain state Medicaid programs for certain of the telemedicine services it provides to Medicaid beneficiaries. Medicaid coverage for telemedicine services varies by state and is subject to specific conditions of participation and payment.

Participation in Medicare/Medicaid Programs

Participation in the Medicare, including Medicare Advantage, and Medicaid programs is heavily regulated by federal and state (in the case of Medicaid) statute, regulation, policy, and guidance protocols. If a provider fails to comply substantially with the requirements for participating in the programs, the provider’s participation may be terminated and/or civil or criminal penalties may be imposed. Our affiliated network providers are enrolled with Medicare and certain Medicaid programs, and they also participate in arrangements administered by commercial payers under the Medicare Advantage program. In the ordinary course of business, we may from time to time be subject to inquiries, investigations and audits by federal and state agencies that oversee applicable government program participation. In addition to auditing compliance with program requirements, these audits can trigger, particularly when issues are identified, investigations, repayments, and requirements under certain of the U.S. Federal and State Fraud and Abuse Laws described above.

COVID-19 Waivers and Limited Statutory Changes

As a result of the COVID-19 pandemic, federal and state governments have enacted legislation, promulgated regulations, and taken other administrative actions intended to assist healthcare providers seeking to utilize telemedicine methods in providing care to patients during the public health emergency. These measures include temporary relief from Medicare conditions of participation requirements for healthcare providers, temporary relaxation of licensure requirements for healthcare professionals, temporary relaxation of privacy restrictions for telemedicine remote communications, promoting use of telemedicine by temporarily expanding the scope of services for which Medicare and Medicaid reimbursement is available, and limited waivers of fraud and abuse laws for activities related to COVID-19 during the emergency period. These changes have temporarily increased reimbursement available to our affiliated provider network for telemedicine services provided.

Employees

As of June 30, 2020, we had 272 employees, including 29 in research and development and 17 in sales and marketing. We consider our relationship with our employees to be good. None of our employees are represented by a labor union.

Facilities

Our principal executive offices are located in Reston, Virginia, where we occupy facilities totaling approximately 97,000 square feet under a lease that expires on December 31, 2020. We also lease offices in Miami, Florida and Houston, Texas. We believe that our properties are generally suitable to meet our needs for the foreseeable future. In addition, to the extent we require additional space in the future, we believe that it would be readily available on commercially reasonable terms.

Legal Proceedings

We are from time to time subject to, and are presently involved in, litigation and other legal proceedings. We believe that there are no pending lawsuits or claims that, individually or in the aggregate, may have a material effect on our business, financial position, results of operations or cash flows.

Market and Industry Data

This proxy statement/consent solicitation statement/prospectus contains estimates and information concerning SOC Telemed’s industry, including market position and the size and growth rates of the markets in which SOC Telemed participates, that are based on industry publications and reports and other information from SOC Telemed’s internal sources. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. SOC Telemed has not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which SOC Telemed operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

Certain information in the text of this proxy statement/consent solicitation statement/prospectus is contained in independent industry publications. The sources of these independent industry publications are provided below:

•        EY-Parthenon, Clinician-to-clinician telemedicine in acute care settings: better connecting for better health, June 2020.

•        L.E.K. Consulting, The new future of U.S. telehealth: lasting impacts of COVID-19, April 23, 2020.

Certain information included in this proxy statement/consent solicitation statement/prospectus concerning SOC Telemed’s industry and the markets served by SOC Telemed, including SOC Telemed’s market share, is also based on SOC Telemed’s good-faith estimates derived from management’s knowledge of the industry and other information currently available to SOC Telemed.

SOC TELEMED MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and the related notes and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/consent solicitation statement/prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, references in this “SOC Telemed Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our”, “us”, the “Company” or “SOC Telemed” is intended to mean the business and operations of Specialists On Call, Inc. and its consolidated subsidiaries.

Overview

We are a leading provider of acute care telemedicine services and technology to U.S. hospitals and healthcare systems, which include acute teleNeurology, telePsychiatry, and teleICU, and we believe that we have significant opportunities to expand into other specialties. We provide time-sensitive specialty care when patients are vulnerable. Our solution was developed to support complex workflows in the acute care setting by integrating our proprietary software platform, Telemed IQ, with our network of qualified physicians and other provider specialists to create a seamless, acute telemedicine solution. As of June 30, 2020, we provided services to 847 facilities in 47 states, including 543 acute care hospitals, and work with 19 of the 25 largest U.S. health systems. We were founded in 2004 and, since inception, we have delivered over one million telemedicine consultations.

Founded in 2004, we initially focused on acute teleNeurology services. We expanded our service offering to telePsychiatry and teleICU in 2011 and 2014, respectively, and expanded further through the acquisition of JSA Health Corporation (“JSA”), a provider of physician-based psychiatric telemedicine services, in August 2018.

We derive a substantial portion of our revenues from consultation fees generated under contracts with facilities that access our proprietary platform and clinical provider network. In general, our contracts are non-cancellable and typically have an initial one-to-three-year term, with an automatic renewal provision. They provide for a predetermined number of consultations for a fixed monthly fee and consultations in excess of the monthly allotment generate additional consultation fees, which we characterize as variable fee revenue. Revenues are driven primarily by the number of facilities, the consultations from our facilities, the number of services contracted for by a facility, the contractually negotiated prices of our services, and the negotiated pricing that is specific to that particular facility.

Our revenues were $28.4 million and $32.6 million for the six months ended June 30, 2020 and 2019, respectively, representing a period-over-period decrease of 13%, primarily resulting from decreased utilization of our teleNeurology and telePsychiatry solutions due to the COVID-19 pandemic. In addition, our revenues were $66.2 million and $53.7 million for the years ended December 31, 2019 and 2018, respectively, representing a year-over-year growth rate of 23%. We incurred net losses of $15.4 million, $18.2 million and $18.1 million for the six months ended June 30, 2020, and the years ended December 31, 2019 and 2018, respectively, primarily due to our investments in growth given what we believe is a large market opportunity for our solution.

COVID-19 Update

In March 2020, the World Health Organization declared the 2019 novel coronavirus, or COVID-19, a global pandemic. We are closely monitoring the impact of COVID-19 on all aspects of our business. We have taken measures in response to the COVID-19 pandemic, including temporarily closing our offices and implementing a work-from- home policy for our workforce; suspending employee travel and in-person meetings; modifying our clinician provisioning protocols; and adjusting our supply chain and equipment levels. We may take further actions that alter our business operations as may be required by federal, state or local authorities or that we determine are in the best interests of our employees, clients, and stockholders. The effects of these operational modifications are unknown and may not be realized until further reporting periods.

The COVID-19 pandemic had an impact on the utilization levels of our teleNeurology and telePsychiatry solutions when it was declared a global pandemic in March 2020, and as a result our financial condition and year-to-date results of operations have been negatively impacted. However, we have seen improvement in the utilization rates of these solutions in recent periods and expect this trend to continue. The future impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on our clients and our sales cycles, impact on our marketing efforts, and effect on our suppliers, all of which are uncertain and cannot be predicted. Public and private sector policies and initiatives to reduce the transmission of COVID-19 and disruptions to our and our clients’ operations and the operations of our third-party suppliers, along with the related global slowdown in economic activity, may result in decreased revenues and increased costs, and we expect such impacts on our revenues and costs to continue through the duration of the pandemic. Further, the economic effects of COVID-19 have financially constrained some of our prospective and existing clients’ healthcare spending, offset by the increasing awareness that telemedicine can be a more cost-efficient model for hospitals and health systems to provide access to critical, clinical specialists and mitigate business disruption by assuring continuity of access to those providers. The net impact of these dynamics may negatively impact our ability to acquire new clients, complete implementations, and renew contracts with or sell additional solutions to our existing clients. The extent to which the coronavirus outbreak may materially impact our financial condition, liquidity or results of operations is uncertain. It is possible that the COVID-19 pandemic, the measures taken by the U.S. government, as well as state and local governments in response to the pandemic, and the resulting economic impact may materially and adversely affect our results of operations, cash flows and financial positions as well as our clients.

We believe our business is well-positioned to benefit from the trends that are accelerating digital transformation of the health care industry as a result from the COVID-19 pandemic. In recent periods, the disruptions caused by the pandemic have had a significant impact on the telemedicine market by increasing awareness and acceptance among patients and providers. Telemedicine provided access to care when access to healthcare facilities was limited due to state-mandated stay-at-home orders. Moreover, as the clinicians themselves were quarantined or otherwise relegated to their homes due to safety issues, telemedicine provided a solution for those remote providers to continue to provide care to patients or for hospitals to access additional specialists to augment their remaining staff. In addition, the Centers for Medicare and Medicaid Services have significantly reduced regulatory and reimbursement barriers for telehealth during the pandemic.

Key Factors Affecting SOC Telemed’s Performance

The following factors have been important to our business and we expect them to impact our business, results of operations and financial condition in future periods:

Attracting new facilities

Sustaining our growth requires continued adoption of our clinical solutions and platform by new and existing facilities. We will continue to invest in building brand awareness as we further penetrate our addressable markets. Our revenue growth rate and long-term profitability are affected by our ability to increase our number of facilities because we derive a substantial portion of our revenues from fixed and variable consultation fees. Our financial performance will depend on our ability to attract, retain and cross-sell additional solutions to facilities under favorable contractual terms. We believe that increasing our facilities is an integral objective that will provide us with the ability to continually innovate our services and support initiatives that will enhance experiences and lead to increasing or maintaining our existing recurring revenue streams.

Expanding number of consultations on the SOC Telemed platform

Our revenues are generated from consultations performed on our platform. We also realize variable revenue from facilities in connection with the completion of consultations that are in excess of their contracted number of monthly consultations. Accordingly, our consultation fee revenue generally increases as the number of visits increase. Consultation fee revenue is driven primarily by the number of consultations and facility utilization of our network of providers and the contractually negotiated prices of our services. Our success in driving increased utilization within the facilities under contract depends in part on the expansion of service lines with existing clients and the effectiveness of our client success organization which we deploy on-site and through targeted engagement programs. We believe that increasing our current facility utilization rate is a key objective in order for our clients to realize tangible clinical and financial benefits with our solutions.

Continued investment in growth

We plan to continue investing in our business so we can capitalize on our market opportunity and increasing awareness of the clinical and financial value that can be realized with telemedicine. We intend to grow marketing, client success and sales expenses to target expansion of our business and to attract new facilities. We expect to continue to make focused investments in marketing to drive brand awareness, increase the number of opportunities and expand our digital footprint. We also intend to continue to add headcount to sales, client success and marketing functions, as well as in general and administrative functions as we scale to meet our reporting, compliance and other obligations as a public company. Although these investments may adversely affect our operating results in the near term, we believe that they will contribute to our long-term growth.

Key Performance Measures

We review several key performance measures, discussed below, to evaluate business and results, measure performance, identify trends, formulate plans and make strategic decisions. We believe that the presentation of such metrics is useful to its investors because they are used to measure and model the performance of companies such as ours, with recurring revenue streams.

Number of facilities

We believe that the number of facilities using our platform are indicators of future revenue growth and our progress on our path to long-term profitability because we derive a substantial portion of our revenues from consultation fees under contracts with facilities that provide access to our professional provider network and platform. A facility represents a distinct physical location of a medical care site.

	As of June 30,		As of December 31,
	2020	2019	2019	2018
Facilities	847	589	585	570

Bookings

We believe that new bookings are an indicator of future revenue growth and provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance. Bookings represents the minimum contractual value for the initial 12 months of a contract as of the contract execution date. The minimum fixed consultation revenue, upfront implementation fees and technology and support fees are included in bookings. Estimates of variable revenue for utilization in excess of the contracted amounts of consultations is not included in the value of bookings. The minimum fixed consultation fee as well as the technology and support fees are invoiced and recognized as revenues on a monthly basis. The upfront implementation fees are invoiced upon contract signing and accounted for as deferred revenues over our average client relationship period.

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018
	(dollars in thousands)
Bookings	$5,700	$2,424	$6,110	$11,136

Number of implementations

An implementation is the process by which we enable a new service offering at a facility. We determine a new service offering has been enabled when facilities are fully able to access our platform which typically involves designing the solution, credentialing and privileging physicians, testing and installing telemedicine technologies, and training facility staff. Implementations result in new clients utilizing our services or delivery of new services to existing clients and are an indicator of revenue growth.

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018
Implementations	156	63	175	97

Number of consultations

Because our consultation fee revenue generally increases as the number of visits increase, we believe the number of consultations provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance. We experienced higher consultation volume for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019 due to the growth in implementations and access to our platform by clients using their own provider networks offset by the impact of COVID-19 on the utilization of our teleNeurology and telePsychiatry solutions. We experienced growth in consultation volume for the year ended December 31, 2019 as compared to the year ended December 31, 2018 due to bookings in 2018, growth in implementations in 2019 and increased utilization of our services.

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018
Consultations	132,686	116,940	253,283	146,679

Components of Results of Operations

Revenues

We enter into contracts with hospitals or hospital systems, physician practice groups, and other users. Under the contracts, the clients pay a fixed monthly fee for access to our proprietary platform and our clinical provider network. The fixed monthly fee provides for a predetermined number of monthly consultations. Should the number of consultations exceed the contracted amount, the client also pays a variable consultation fee for the additional utilization. To facilitate the delivery of the consultation services, facilities use telemedicine equipment which is either provided and installed by the Company or procured by the client from external vendors. We also provide the facilities with user training as well as technology and support services, which include monitoring and maintenance of our telemedicine equipment and access to our reporting portal. Prior to the start of a contract, clients make upfront nonrefundable payments when contracting for implementation services. Consideration received from these upfront fees is recognized ratably over our average client relationship period. Revenue is driven primarily by the number of facilities, the number of services contracted for by the facilities, the utilization of our services and the contractually negotiated prices of our services. We recognize revenue when the following criteria are met: (i) there is an executed contract, (ii) service is available to be accessed, (iii) collection of the fees is reasonably assured and (iv) the amount of fees to be paid is fixed and determinable. Our agreements typically have a term of one to three years with an auto renewal provision. We generally invoice our facilities in advance on a monthly basis. Variable consult fees are recognized as incurred and billed in arrears.

See “— Critical Accounting Policies and Estimates — Revenue Recognition” for a more detailed discussion of our revenue recognition policy.

Cost of Revenues

Cost of revenues primarily consists of fees paid to our physicians, costs incurred in connection with licensing our physicians, equipment leasing, maintenance and depreciation, and costs related to medical malpractice insurance. Cost of revenues is driven primarily by the number of consultations completed in each period. Our business and operational models are designed to be highly scalable and leverage variable costs to support revenue-generating activities. We will continue to invest additional resources in our platform, providers, and clinical resources to expand the capability of our platform and ensure that clients are realizing the full benefit of our offerings. The level and timing of investment in these areas could affect our cost of revenues in the future.

Gross Profit and Gross Margin

Our gross profit is our total revenues minus our total cost of revenues, and our gross margin is our gross profit expressed as a percentage of our total revenues. Our gross margin has been and will continue to be affected by a number of factors, most significantly the fees we charge and the number of consultations we complete. We expect our annual gross margin to improve over the near term as we invest in technology enabled solutions to optimize deployment and utilization of our physicians.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses consist of sales and marketing, research and development, operations, and general and administrative expenses. Personnel costs are the most significant component of selling, general and administrative expenses and consist of salaries, benefits, bonuses, stock-based compensation expense, and payroll taxes. Selling, general and administrative expenses also include overhead costs for facilities, professional fees, and shared IT related expenses, including depreciation expense.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel and related expenses for our sales, client success, and marketing staff, including costs of communications materials that are produced to generate greater awareness and utilization among our facilities. Marketing costs also include third-party independent research, trade shows and brand messages, public relations costs and stock-based compensation for our sales and marketing employees. Our sales and marketing expenses exclude any allocation of occupancy expense and depreciation and amortization.

We expect our sales and marketing expenses to increase for the foreseeable future as we continue to increase the size of our sales, client success and marketing investments and expand into new products and markets. Our sales and marketing expenses will increase in the near term as we increase brand awareness, expand market presence and strategically invest to expand our business. We will continue to invest in sales and marketing by hiring additional personnel and promoting our brand through a variety of marketing and public relations activities. As we scale our sales and related client success and sales support personnel in the short- to medium-term, we expect these expenses to increase in both absolute dollars and as a percentage of revenue.

Research and development

Research and development, or R&D expense, consists primarily of engineering, product development, support and other costs associated with products and technologies that are in development. These expenses include employee compensation, including stock-based compensation. We expect R&D expenses as a percentage of revenues to vary over time depending on the level and timing of our new product development efforts, as well as the development of our clinical solutions and other related activities.

Operations

Operations expenses consist primarily of personnel and related expenses for our physician licensing, credentialing and privileging, project management, implementation, consult coordination center, and clinical provisioning functions.

We expect our operations expenses to increase as we continue to increase the size of our staff and expand into new products and markets.

General and Administrative

General and administrative expenses include personnel and related expenses of, and professional fees incurred by, our executive, finance, legal, information technology infrastructure, and human resources departments. They also include stock-based compensation, all facilities costs including utilities, communications and facilities maintenance, professional fees (including legal, tax, and accounting). We expect our general and administrative expenses to increase for the foreseeable future following the completion of the Business Combination due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company, as well as other costs associated with continuing to grow our business.

Depreciation and amortization

Depreciation and amortization consists primarily of depreciation of fixed assets, amortization of capitalized software development costs and amortization of acquisition-related intangible assets.

Changes in Fair Value of Contingent Consideration

Changes in fair value of contingent consideration consists of the change in fair value of contingent consideration associated with the JSA acquisition in August 2018.

Interest Expense

Interest expense consists primarily of interest incurred on our outstanding indebtedness and non-cash interest related to the amortization of debt discount and issuance costs associated with our term loan agreement.

Gain (Loss) on Puttable Option Liabilities

Gain (loss) on puttable option liabilities consists of changes in the fair value of puttable option liabilities. These puttable option liabilities are considered to expire between 2020 and 2024.

Results of Operations

The following table sets forth our consolidated statements of operations data for the periods indicated (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Consolidated Statement of Operations data:
Revenues	$28,361	$32,563	$66,200	$53,712
Cost of revenues	19,743	20,398	40,213	30,829
Operating expenses
Selling, general and administrative	18,274	17,671	35,931	34,800
Changes in fair value of contingent consideration	—	(1,454)	(1,855)	245
Total costs and expenses	38,017	36,615	74,289	65,874
Loss from operations	(9,656)	(4,052)	(8,089)	(12,162)
Other income (expense)	(105)	—	163	(55)
Interest expense	(5,616)	(4,845)	(10,308)	(7,607)
Loss before income taxes	(15,377)	(8,897)	(18,233)	(19,825)
Income tax (expense) benefit	(3)	(2)	(8)	1,760
Net loss	$(15,380)	$(8,899)	$(18,242)	$(18,063)

Comparison of the Six Months Ended June 30, 2020 and 2019

Revenues

	Six Months Ended June 30,
	2020	2019	Change	% Change
	(dollars in thousands)
Revenues	$28,361	$32,563	$(4,202)	(13)%

Revenues decreased by $4.2 million, or 13%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. This decrease was primarily driven by lower volume of teleNeurology and telePsychiatry consultations over the same period due to the COVID-19 pandemic.

Cost of Revenues and Gross Margin

	Six Months Ended June 30,
	2020	2019	Change	% Change
	(dollars in thousands)
Cost of revenues	$19,743	$20,398	$(655)	(3)%
Gross margin	30%	37%

Cost of revenues decreased by $0.7 million, or 3%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. This decrease was due to $1.5 million lower clinician fees due to lower volume of teleNeurology and telePsychiatry consultations and $0.1 million decrease in equipment maintenance costs over the same period, offset by $0.6 million increase in depreciation and amortization of telemedicine equipment and internal use software and $0.3 million increase in malpractice and licensing costs.

Gross margin was 30% for the six months ended June 30, 2020 compared to 37% for the six months ended June ended June 30, 2019. The decrease in gross margin was due to the lower volume of teleNeurology and telePsychiatry consultations over the same period due to the COVID-19 pandemic offset by a decrease of $0.7 million in cost of revenues over the same period. Utilization has begun to recover since the initial impact.

Selling, General and Administrative Expenses

	Six Months Ended June 30,
	2020	2019	Change	% Change
	(dollars in thousands)
Selling, general and administrative expenses	$18,274	$17,671	$603	3%

Sales and marketing	2,985	3,759	(774)	(21)%
Research and development	541	556	(15)	(3)%
Operations	4,182	3,925	257	7%
General and administrative	10,566	9,431	1,135	12%
	$18,274	$17,671	$603	3%

Sales and marketing expenses decreased by $0.8 million, or 21%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. This decrease was primarily due to COVID-19 related reduction in travel, cancellation of trade shows, events, and discretionary marketing spend.

Research and development expenses were consistent for the six months ended June 30, 2020 compared to the six months ended June 30, 2019 as we managed our level of investment in product development.

Operations expenses increased by $0.3 million, or 7%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. This increase is due to salaries and benefits for additional staff for our operations team including credentialing, licensing and privileging personnel.

General and administrative expenses increased by $1.1 million, or 12%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. This increase was due to additional accounting, finance and legal costs as part of preparing to become a public company.

Changes in Fair Value of Contingent Consideration

	Six Months Ended June 30,
	2020	2019	Change	% Change
	(dollars in thousands)
Changes in fair value of contingent consideration	$—	$(1,454)	$1,454	*

____________

*        Percentage not meaningful

Changes in fair value of contingent consideration increased by $1.5 million for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. This increase was due to the revaluation of the previously recorded contingent consideration associated with the JSA acquisition to reflect that thresholds requiring payment under the earn-out would not be met.

Interest Expense

	Six Months Ended June 30,
	2020	2019	Change	% Change
	(dollars in thousands)
Interest expense	$5,616	$4,845	$771	16%

Interest expense increased by $0.8 million, or 16%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. This increase was due to an additional $4.0 million in borrowings under the Term Loan Agreement in April 2019.

Income Tax Expense

	Six Months Ended June 30,
	2020	2019	Change	% Change
	(dollars in thousands)
Income tax expense	$3	$2	$1	*

____________

*        Percentage not meaningful

Income tax expense was consistent for the six months ended June 30, 2020 compared to the six months ended June 30, 2019.

Comparison of the Years Ended December 31, 2019 and 2018

Revenues

	Year Ended December 31,
	2019	2018	Change	% Change
	(dollars in thousands)
Revenues	$66,200	$53,712	$12,488	23%

Revenues increased by $12.5 million, or 23%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was primarily driven by an increase in the volume of consultations over the same period and the $4.2 million related to the full year impact of our August 2018 acquisition of JSA.

Cost of Revenues and Gross Margin

	Year Ended December 31,
	2019	2018	Change	% Change
	(dollars in thousands)
Cost of revenues	$40,213	$30,829	$9,384	30%
Gross margin	39%	43%

Cost of revenue increased by $9.4 million, or 30%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was primarily driven by an increase in the volume of consultations over the same period and the full year impact of our August 2018 acquisition of JSA. The reduction in gross margin was due to an increase of $1.5 million in the depreciation and amortization of telemedicine equipment and internal use software.

Selling, General and Administrative Expenses

	Year Ended December 31,
	2019	2018	Change	% Change
	(dollars in thousands)
Selling, general and administrative expenses	$35,931	$34,800	$1,131	3%

Sales and marketing	6,789	6,495	294	5%
Research and development	1,099	1,778	(679)	(38)%
Operations	7,905	7,378	527	7%
General and administrative	20,138	19,149	989	5%
	$35,931	$34,800	$1,131	3%

Sales and marketing expenses increased by $0.3 million, or 5%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was primarily due to timing of travel and marketing spending.

Research and development expenses decreased by $0.7 million, or 38%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 as we managed our level of investment in product development.

Operations expenses increased by $0.5 million, or 7%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase is due to salaries and benefits for additional staff for in our operations team including credentialing, licensing and privileging personnel.

General and administrative expenses increased by $1.0 million, or 5%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 as a result of timing of integration, acquisition, transaction and severance costs.

Changes in Fair Value of Contingent Consideration

	Year Ended December 31,
	2019	2018	Change	% Change
	(dollars in thousands)
Changes in fair value of contingent consideration	$(1,855)	$245	$(2,100)	*

____________

*        Percentage not meaningful

Changes in fair value of contingent consideration decreased by $2.1 million for the year ended December 31, 2019 as compared to the year ended December 31, 2018. This decrease was due to the revaluation of the previously recorded contingent consideration associated with the JSA acquisition to reflect that thresholds requiring payment under the earn-out would not be met.

Interest Expense

	Year Ended December 31,
	2019	2018	Change	% Change
	(dollars in thousands)
Interest expense	$10,308	$7,607	$2,701	36%

Interest expense increased by $2.7 million, or 36%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 as a result of an additional $8.0 million in borrowings under the Term Loan Agreement in two separate tranches, in April and in August 2019.

Income Tax (Benefit) Expense

	Year Ended December 31,
	2019	2018	Change	% Change
	(dollars in thousands)
Income tax expense (benefit)	$8	$(1,760)	$1,768	*

____________

*        Percentage not meaningful

Income tax expense increased $1.8 million for the year ended December 31, 2019 compared to the year ended December 31, 2018 as a result of the release of a valuation allowance upon recording a deferred tax liability in connection with the JSA acquisition.

Certain Non-GAAP Financial Measures

We believe that, in addition to our financial results determined in accordance with GAAP, adjusted gross profit, adjusted gross margin, and adjusted EBITDA, all of which are non-GAAP financial measures, are useful in evaluating our business, results of operations, and financial condition.

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018
	(dollars in thousands)
Adjusted gross profit	$10,463	$13,491	$28,878	$24,915
Adjusted gross margin	37%	41%	44%	46%
Adjusted EBITDA	$(4,299)	$(1,604)	$(967)	$(4,930)

However, our use of the terms adjusted gross profit, adjusted gross margin and adjusted EBITDA may vary from that of others in our industry. Adjusted gross profit, adjusted gross margin and adjusted EBITDA should not be considered as an alternative to gross profit, net loss, net loss per share or any other performance measures derived in accordance with GAAP as measures of performance. Adjusted gross profit, adjusted gross margin and adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•        Adjusted EBITDA does not reflect the significant interest expense on our debt;

•        although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any expenditures for such replacements; and

•        other companies in our industry may calculate these financial measures differently than we do, limiting their usefulness as comparative measures.

We compensate for these limitations by using these non-GAAP financial measures along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include gross profit, net loss, net loss per share and other performance measures. In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. When evaluating our performance, you should consider these non-GAAP financial measures alongside other financial performance measures, including the most directly comparable GAAP measures set forth in the reconciliation tables below and our other GAAP results.

Adjusted Gross Profit and Adjusted Gross Margin

Adjusted gross profit and adjusted gross margin are non-GAAP financial measures that our management uses to assess our overall performance. We define adjusted gross profit as GAAP gross profit, plus depreciation and amortization and equipment leasing costs. Our practice of procuring equipment through lease financing ceased in the second quarter of 2017. We define adjusted gross margin as our adjusted gross profit divided by our revenues. We believe adjusted gross profit and adjusted gross margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics eliminate the effects of depreciation and amortization and equipment lease costs. The following table presents a reconciliation of adjusted gross profit from the most comparable GAAP measure, gross profit, for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2020	2019	2019	2018
					Change	% Change	Change	% Change
	(dollars in thousands)
Revenues	$28,361	$32,563	$66,200	$53,712	$(4,202)	(13)%	$12,488	23%
Cost of revenues	19,743	20,398	40,213	30,829	(655)	(3)%	9,384	30%
Gross profit	8,618	12,165	25,987	22,883	(3,547)	(29)%	3,104	14%
Add:
Depreciation and amortization	1,803	1,179	2,647	1,487	624	53%	1,160	78%
Equipment leasing costs	42	147	244	545	(105)	(71)%	(301)	(55)%
Adjusted gross profit	$10,463	$13,491	$28,878	$24,915	(3,028)	(22)%	3,963	16%
Adjusted gross margin (as a percentage revenues)	37%	41%	44%	46%

Adjusted gross profit decreased by $3.0 million, or 22%, for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. This decrease was primarily due to lower revenues as a result of lower volume of teleNeurology and telePsychiatry consultations over the same period, primarily due to the initial impact of the COVID-19 pandemic. Utilization has begun to recover since the initial impacts.

Adjusted gross profit increased by $4.0 million, or 16%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was primarily driven by an increase in the volume of consultations over the same period and the full year impact of our August 2018 acquisition of JSA.

Adjusted EBTIDA

We believe that adjusted EBTIDA enhances an investor’s understanding of our financial performance as it is useful in assessing our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business. Adjusted EBITDA consists of net loss before interest, taxes, stock-based compensation, gain or loss on puttable options, depreciation and amortization and integration, acquisition, transaction and executive severance costs. We believe adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. The following table reconciles net loss to adjusted EBITDA:

	Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2020	2019	2019	2018
					Change	% Change	Change	% Change
	(dollars in thousands)
Net loss	$(15,380)	$(8,899)	$(18,242)	$(18,064)	$(6,481)	73%	$(178)	1%
Add:
Interest expense	5,616	4,845	10,308	7,607	771	16%	2,701	35%
Income tax expense (benefit)	3	2	8	(1,760)	1	*	1,768	*
Depreciation and amortization	2,607	2,020	4,311	2,652	587	29%	1,659	63%
Stock-based compensation	247	863	1,079	1,338	(616)	(71)%	(259)	(19)%
Gain/(Loss) on puttable option revaluation	105	—	(163)	55	105	*	(218)	*
Changes in fair value of contingent consideration	—	(1,454)	(1,855)	245	1,454	(100)%	(2,100)	*
Integration, acquisition, transaction, and severance costs	2,503	1,019	3,587	2,997	1,484	146%	590	20%
Adjusted EBITDA	$(4,299)	$(1,604)	$(967)	$(4,390)	(2,695)	168%	3,963	(80)%

____________

*        Percentage not meaningful

Adjusted EBITDA decreased by $2.7 million for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. This change is driven by lower adjusted gross profit over the same period, primarily due to the initial impact from the COVID-19 pandemic.

Adjusted EBITDA increased by $4.0 million, or 80%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase is driven by an increase in adjusted gross profit.

Liquidity and Capital Resources

Since inception, we have financed operations primarily through the net proceeds received from private placements of convertible preferred stock, borrowings on our senior loan facilities, and revenue from the sale of our services. As of June 30, 2020, our principal source of liquidity was cash and cash equivalents totaling $5.1 million. Additionally, two entities affiliated with Warburg Pincus (“WP”), our controlling shareholder, have committed to fund up to $15.0 million available from August 2020 through December 31, 2021, subject to ongoing evaluation between the parties following the closing of the Business Combination, under a support letter dated August 14, 2020. See the section entitled “Certain SOC Telemed Relationships and Related Person Transactions” for further information. We believe that our cash and cash equivalents as of June 30, 2020, together with our expected revenues and funding available under our support letter from WP, will be sufficient to meet our capital requirements and fund our operations for at least the next 12 months. Our future capital requirements will depend on many factors, including investments in growth and technology. We may, in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies which may require us to seek additional equity or debt financing.

Indebtedness

We entered into a Term Loan Agreement with CRG Servicing LLC (“CRG”) on June 17, 2016, which was most recently amended on June 4, 2020, that established a secured term loan facility of up to $68.0 million. Interest-only payments on the outstanding balance is payable quarterly in arrears at a rate of 13.0% per annum, payable, at our election, as 9.0% cash interest and 4.0% paid-in-kind interest during the paid-in-kind interest period, which continues until March 31, 2022. If we deliver financial statements to CRG evidencing EBITDA (as defined in the Term Loan Agreement) greater than or equal to zero for any consecutive six-month period, the interest rate will be reduced permanently to 12.5% (payable, at our election, as 9.0% cash interest and 3.5% paid-in-kind interest). We have elected to make the paid-in-kind interest payments and accrue and capitalize the paid-in-kind interest of 4% each quarter as an addition to the principal debt balance. The outstanding principal balance is repayable in four equal quarterly installments commencing June 30, 2022. The term loan matures on March 31, 2023. As of June 30, 2020, the principal amount outstanding under the term loan was $68.0 million. The term loan also has a final payoff fee of 6% of the principal balance payable at maturity or upon prepayment. We intend to repay the term loan with cash on hand following the consummation of the Business Combination.

The term loan is guaranteed by certain of our subsidiaries and secured by substantially all of our assets and certain of our subsidiaries. The Term Loan Agreement includes several affirmative and negative covenants, including a requirement that we maintain minimum liquidity, minimum revenue and observe restrictions on dispositions of property, changes in our business, mergers or acquisitions, incurring indebtedness, and distributions or investments. Additionally, the Term Loan Agreement requires us to provide audited financial statements within 180 days after our year-end. We obtained a waiver to this reporting covenant for the year ended December 31, 2019 to extend the requirement to 270 days after year-end. We were in compliance with all such applicable covenants as of December 31, 2019, and June 30, 2020.

Cash Flows

The following table shows a summary of our cash flows for the periods presented:

	Six Months Ended June,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Net cash (used in) provided by:
Operating activities	$(7,065)	$(6,261)	$(10,766)	$(13,702)
Investing activities	(3,312)	(2,917)	(5,233)	(14,495)
Financing activities	10,893	8,790	16,551	22,815
Net increase (decrease) in cash, cash equivalents and restricted cash	$516	$(388)	$552	$(5,382)

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2020 was $7.1 million, consisting primarily of a net loss of $15.4 million offset by changes in working capital of $3.1 million and non-cash charges of $5.2 million. The changes in working capital was primarily due to a decrease in accounts receivable and increase in accounts payable and accrued liabilities due to timing of payments. The non-cash charges primarily consisted of depreciation, amortization, stock-based compensation, provision for accounts receivable allowances, and non-cash interest expense.

Net cash used in operating activities for the six months ended June 30, 2019 was $6.3 million, consisting primarily of a net loss of $8.9 million and changes in working capital of $0.8 million offset by non-cash charges of $3.4 million. The changes in working capital was primarily due to an increase in accounts receivable due to growth of our operations. The non-cash charges primarily consisted of depreciation, amortization, stock-based compensation, provision for accounts receivable allowances, and non-cash interest expense offset by changes in fair value of contingent consideration.

Net cash used in operating activities for the year ended December 31, 2019 was $10.8 million, consisting primarily of a net loss of $18.2 million and changes in working capital of $0.2 million offset by net non-cash charges of $7.6 million. The changes in working capital was primarily due to an increase in accounts receivable and decrease in accounts payable and accrued liabilities due to timing of payments and growth of our operations. The non-cash charges primarily consisted of depreciation, amortization, stock-based compensation, provision for accounts receivable allowances, and non-cash interest expense offset by a gain on the changes in fair value of contingent consideration.

Net cash used in operating activities for the year ended December 31, 2018 was $13.7 million, consisting primarily of a net loss of $18.1 million and changes in working capital of $1.2 million offset by net non-cash charges of $5.6 million. The changes in working capital was primarily due to an increase in accounts receivable due to growth of our operations offset by decrease in accounts payable and accrued liabilities due to timing of payments. The non-cash charges primarily consisted of depreciation, amortization, stock-based compensation, provision for accounts receivable allowances, and non-cash interest expense offset by changes in fair value of contingent consideration.

Investing Activities

Net cash used in investing activities in the six months ended June 30, 2020 was $3.3 million consisting of $2.1 million capitalized labor of software development costs and $1.2 million in purchases of property and equipment.

Net cash used in investing activities in the six months ended June 30, 2019 was $2.9 million consisting of $2.0 million capitalized labor and $0.9 million in purchases of property and equipment.

Net cash used in investing activities in the year ended December 31, 2019 was $5.2 million consisting of $3.8 million capitalized labor and $1.4 million in purchases of property and equipment.

Net cash used in investing activities in the year ended December 31, 2018 was $14.5 million consisting of acquisition of JSA Health for $10.5 million, $0.6 million in capitalized labor and $3.4 million in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities in the six months ended June 30, 2020 was $10.9 million consisting of net proceeds from the issuance of our Series J preferred stock.

Net cash provided by financing activities in the six months ended June 30, 2019 was $8.8 million consisting of net proceeds from additional borrowings under the Term Loan Agreement.

Net cash provided by financing activities in the year ended December 31, 2019 was $16.6 million consisting of net proceeds of $3.8 million from the issuance of our Series J preferred stock and $12.9 million net proceeds from additional borrowings under the Term Loan Agreement offset by principal payments on capital lease obligations of $0.1 million.

Net cash provided by financing activities in the year ended December 31, 2018 was $22.8 million consisting of $13.3 million net proceeds from the issuance of our Series J preferred stock and $9.7 million from additional borrowings under the Term Loan Agreement offset by principal payments on capital lease obligations of $0.2 million.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and currently do not have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Contractual Obligations and Commitments

Our principal obligations consist of the operating lease for our principal executive offices and our Term Loan Agreement. The following table sets out, as of December 31, 2019, our contractual obligations due by period:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Operating lease obligations	$769	$735	$34	$—	$—
Term Loan Agreement with CRG	94,164	6,979	87,185	—	—
	$94,933	$7,714	$87,219	$—	$—

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While our significant accounting policies are more fully described in Note 2 “Summary of Significant Accounting Policies” of our audited consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus, we believe the following discussion addresses our most critical accounting policies, which are those that are most important to our financial condition and results of operations and require our most difficult, subjective and complex judgments.

Revenue Recognition

Our revenues are generated from service contracts with client hospitals or physician practice groups. We have determined that separate deliverables under contracts include the fixed and variable medical consultation services, as well as the monthly maintenance and support services. We allocate contract consideration to each of the elements based on their relative selling price, using the best estimate of selling price (“BESP”), because vendor specific objective evidence (“VSOE”) and third-party evidence (“TPE”) are not available. BESP is estimated as if the elements were sold regularly on a stand-alone basis considering internal factors such as historical pricing practices, gross margin objectives, customer demands, and geography.

Stock-Based Compensation

We maintain an equity incentive plan to provide long-term incentive for employees, consultants and members of our board of directors. The plan allows for the issuance of non-statutory and incentive stock options to employees and non-statutory stock options to consultants and directors.

We recognize compensation costs related to stock options granted to employees based on the estimated fair value of the awards on the date of grant. We estimate the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option pricing model. The grant date fair value of stock-based awards is expensed on a straight-line basis over the period during which the employee is required to provide service in exchange for the award, which is typically the vesting period. We estimate forfeitures based on historical experience.

We estimate the fair value of our stock-based awards using the Black-Scholes option-pricing model, which requires the input of highly subjective assumptions. Our assumptions are as follows:

Fair value — Because our common stock is not publicly traded, we must estimate the fair value of common stock. Our board of directors considers numerous objective and subjective factors to determine the fair value of our common stock at each meeting in which awards are approved.

Expected volatility — As our common stock has never been publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within our industry that we consider to be comparable to our business over a period approximately equal to the expected term for employees’ options and the remaining contractual life for nonemployees’ options. In evaluating similarity, we considered factors such as stage of development, risk profile, enterprise value and position within the life sciences industry.

Expected term — We determine the expected term based on the average period the stock options are expected to remain outstanding using the simplified method, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-free rate — The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for zero-coupon U.S. Treasury notes with remaining terms similar to the expected term of the options.

Expected dividend yield — We utilize a dividend yield of zero, as we do not currently issue dividends, nor do we expect to do so in the future.

The following assumptions were used to calculate the fair value of stock options granted to employees:

	Six Months Ended June,		Year Ended December 31,
	2020	2019	2019	2018
Expected dividend	0.0%	0.0%	0.0%	0.0%
Weighted average volatility	80.0%	55.0%	55.0%	55.0%
Expected term	5 – 10 years	5 – 10 years	5 – 10 years	5 – 10 years
Risk-free interest rate	2.50% – 3.00%	1.98% – 2.64%	1.98% – 2.64%	2.64% – 2.86%

We will continue to use judgment in evaluating the assumptions related to stock-based compensation on a prospective basis. As we continue to accumulate additional data related to common stock, we may have refinements to estimates, which could materially impact future stock-based compensation expense.

Common Stock Valuations

The fair value of the common stock underlying our stock-based awards has historically been determined by our board of directors, with input from management and contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of its common stock. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified

Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of its common stock at each grant date. These factors include:

•        contemporaneous valuations of our common stock performed by independent third-party specialists;

•        the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of its common stock;

•        lack of marketability of our common stock;

•        our actual operating and financial performance;

•        current business conditions and projections;

•        hiring of key personnel and the experience of management;

•        the history of our introduction of new services;

•        likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or a merger or acquisition given prevailing market conditions;

•        the market performance of comparable publicly traded companies; and

•        the U.S. and global capital market conditions.

In valuing its common stock, our board of directors determined the equity value of our business using various valuation methods including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

Business Combinations

We account for our business combinations using the acquisition method of accounting. The cost of an acquisition is measured as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed by us to the sellers. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date. The excess of (i) the total costs of acquisition over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill.

When required, a contingent consideration liability is recognized, measured at fair value, and classified as a Level 3 fair value liability. The fair value of the contingent consideration is estimated as the present value of the expected contingent payments, determined using valuation techniques such as probability-weighted average payout, option pricing model and/or discounted cash flow methods, as appropriate.

Impairment of Goodwill and Long-lived Assets

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually on December 31 or more frequently if events or changes in circumstances indicate that the asset may be impaired. An impairment charge is recognized for the excess of the carrying value of goodwill over its implied fair value. The Company compares the estimated fair value of a reporting unit to its book value, including goodwill. If the fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the book value of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit Our annual goodwill impairment test resulted in no impairment charges in any of the periods presented in the consolidated financial statements.

Intangible assets resulted from business acquisitions and include Hospital contract relationships, Non-compete agreements, and Trade names. Hospital contract relationships are amortized over a period of 6 to 10 years, Non-compete agreements are amortized over a period of 4 to 5 years, and Trade names are amortized over 4 to 5 years. All intangible assets are amortized using the straight-line method.

Long-lived assets (property and equipment and capitalized software costs) used in operations are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. Upon indication of possible impairment of long-lived assets held for use, the Company evaluates the recoverability of such assets by measuring the carrying amount of the long-lived asset group against the related estimated undiscounted future cash flows of the long-lived asset group. For long-lived assets to be held and used, we recognize an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. There were no impairment losses through June 30, 2020.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We had cash and cash equivalents totaling $5.1 million, $4.5 million and $4.0 million as of June 30, 2020, and December 31, 2019 and 2018, respectively. Our cash is held in non-interest-bearing accounts at high-credit quality financial institutions and are not subject to interest rate risk. At times, such amounts may exceed federally insured limits.

Recently Adopted Accounting Pronouncements

See the sections titled “Summary of Significant Accounting Policies — Accounting pronouncements issued and adopted” and “Summary of Significant Accounting Policies — Accounting pronouncements issued but not yet adopted” in Note 2 to our consolidated financial statements for more information.

Emerging Growth Company

Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

We also intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Prior to the completion of the Business Combination, we were a private company and had limited accounting and financial reporting personnel and other resources with which to address our internal control over financial reporting. In connection with the audit of our consolidated financial statements for the year ended December 31, 2019, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We determined that we had a material weakness related to the design of our control environment because we (i) did not maintain a sufficient complement of personnel with an appropriate degree of knowledge, experience, and training, commensurate with our accounting and reporting requirements, (ii) did not maintain sufficient evidence of formal procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures nor were monitoring controls evidenced at a sufficient level to provide the appropriate level of oversight of activities related to our internal control over financial reporting, and (iii) did not design and maintain effective controls over segregation of duties with respect to creating and posting manual journal entries

With the oversight of senior management and our audit committee, we are implementing a remediation plan which includes (i) the hiring of personnel with technical accounting and financial reporting experience to further bolster our ability to assess judgmental areas of accounting and provide an appropriate level of oversight of activities related to internal control over financial reporting, (ii) the implementation of improved accounting and financial reporting procedures and controls to improve the timeliness of our financial reporting cycle, (iii) the implementation of new accounting and financial reporting systems to improve the completeness, and accuracy of our financial reporting and disclosures, and (iv) the establishment of formalized internal controls to maintain segregation of duties between control operators. We believe the measures described above will remediate the material weakness identified and strengthen our internal control over financial reporting. We are committed to continuing to improve our internal control processes and will continue to diligently and vigorously review our financial reporting controls and procedures.

CERTAIN SOC TELEMED RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation arrangements for SOC Telemed’s directors and executive officers, which are described elsewhere in this proxy statement/consent solicitation statement/prospectus, the following describes transactions since January 1, 2017, and each currently proposed transaction in which:

•        SOC Telemed has been or is to be a participant;

•        the amount involved exceeded or will exceed $120,000; and

•        any of SOC Telemed’s directors or executive officers that are expected to continue as directors or executive officers following the Business Combination or holders of more than 5% of SOC Telemed’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or material interest.

Equity Financings

Series I Financing

In multiple closings during November 2017, December 2017, April 2018 and August 2018, SOC Telemed sold an aggregate of 20,000 units, each unit consisting of one share of Series I preferred stock and a warrant to purchase 23 shares of common stock at an exercise price of $0.01 per share, at a purchase price of $1,000 per unit, for an aggregate purchase price of $20.0 million. The following table summarizes purchases of shares of Series I preferred stock and common stock warrants comprising these units by related persons:

Purchaser	Shares of Series I Preferred Stock	Warrants to Purchase Common Stock	Aggregate Purchase Price
SOC Holdings LLC(1)	16,481	379,063	$16,481,000

____________

(1)      SOC Holdings LLC is controlled by Warburg Pincus and its affiliates and held over 5% of SOC Telemed capital stock as of the date of this proxy statement/consent solicitation statement/prospectus. Thomas J. Carella and Amr Kronfol, each a Managing Director of Warburg Pincus, are members of the SOC Telemed board of directors and will be named directors of the Combined Company.

Series J Financing

In multiple closings during December 2019, January 2020, March 2020 and June 2020, SOC Telemed sold an aggregate of 15,000 units, each unit consisting of one share of Series J preferred stock and a warrant to purchase 67 shares of common stock at an exercise price of $0.01 per share, at a purchase price of $1,000 per unit, for an aggregate purchase price of $15.0 million. The following table summarizes the purchases of shares of Series J preferred stock and common stock warrants comprising these units by related persons:

Purchaser	Shares of Series J Preferred Stock	Warrants to Purchase Common Stock	Aggregate Purchase Price
SOC Holdings LLC(1)	13,609	911,803	$13,609,000

____________

(1)      SOC Holdings LLC is controlled by Warburg Pincus and its affiliates and held over 5% of SOC Telemed capital stock as of the date of this proxy statement/consent solicitation statement/prospectus. Thomas J. Carella and Amr Kronfol, each a Managing Director of Warburg Pincus, are members of the SOC Telemed board of directors and will be named directors of the Combined Company.

Investor Rights Agreement

SOC Telemed entered into a tenth amended and restated investor rights agreement with certain holders of its capital stock, including SOC Holdings LLC and other entities affiliated with certain of SOC Telemed’s directors. The agreement provides these holders with registration rights and certain of these holders with preemptive rights with regard to certain issuances of our capital stock, none of which rights will apply to the Closing. To the extent this agreement does not terminate in accordance with its terms, SOC Telemed intends to amend the agreement and terminate it at the Closing.

Stock Restriction and Right of First Refusal Agreement

SOC Telemed entered into an eighth amended and restated stock restriction and right of first refusal agreement with certain holders of its capital stock, including SOC Holdings LLC and other entities affiliated with certain of SOC Telemed’s directors. The agreement provides for customary rights of first refusal and co-sale in respect of certain sales of SOC Telemed capital stock, which will not apply to the Closing. All of these rights and this agreement will terminate upon the Closing.

Voting Agreement

SOC Telemed entered into an eleventh amended and restated voting agreement with certain holders of its capital stock, including SOC Holdings LLC and other entities affiliated with certain of SOC Telemed’s directors. The parties to this agreement have agreed to vote in a certain way on certain matters, including with respect to the election of directors of SOC Telemed. The agreement also provides for certain drag-along rights in connection with a sale of the company and grants SOC Holdings LLC a right of first negotiation in the event of a sale, which rights have been waived in connection with the entry into the Merger Agreement. All of these rights and this agreement will terminate upon the Closing.

Support Letter from Warburg Pincus

On August 14, 2020, WPXI Finance, LP and Warburg Pincus XI Partners, L.P., affiliates of Warburg Pincus and SOC Holdings LLC, SOC Telemed’s controlling stockholder, issued a support letter to SOC Telemed for up to $15.0 million of funding to the extent needed so that SOC Telemed can meet its financial obligations through December 31, 2021. Following the Closing, it is anticipated that the Combined Company will have adequate funding to meet these obligations. Assuming the Combined Company has such adequate funding, the Combined Company and Warburg Pincus expect to discuss, and may agree to, the termination of the support letter.

Related Person Transactions Policy

Although SOC Telemed has not had a written policy for the review and approval of transactions with related persons, its board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the board of directors.

Related Person Transactions Policy Following the Business Combination

Upon the Closing, it is anticipated that the board of directors of the Combined Company will adopt a written related person transactions policy that sets forth the Combined Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Combined Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, and in which any “related person” has a direct or indirect material interest. Transactions involving compensation for services provided to the Combined Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Combined Company’s voting securities (including the Combined Company’s Class A common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Combined Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Combined Company’s audit committee (or, where review by the Combined Company’s audit committee would be inappropriate, to another independent body of the Combined Company’s board of directors) for review. To identify related person transactions in advance, the Combined Company will rely on information supplied by the Combined Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Combined Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to, the risks, costs, and benefits to the Combined Company; the effect on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated; the terms of the transaction; the availability of other sources for comparable services or products; and the terms available to or from, as the case may be, unrelated third parties. The Combined Company’s audit committee will approve only those transactions that it determines are fair to the Combined Company and in its best interests. All of the transactions described above were entered into prior to the adoption of such policy.

INFORMATION ABOUT HCMC

General

HCMC is an early stage blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While HCMC may pursue an acquisition opportunity in any business industry or sector, HCMC intends to capitalize on its management team’s differentiated ability to source, acquire and manage a business in the healthcare industry. HCMC’s management team has an extensive track record of creating value for shareholders by acquiring strong businesses at disciplined valuations, investing in growth while fostering financial discipline and ultimately improving financial results.

Members of the Sponsor include the partners and employees of MTS Health Partners, L.P., or MTS, an Investment Banking firm focused exclusively on the healthcare sector. Founded in 1999, MTS provides strategic and financial advisory services to healthcare companies of all sizes, from global corporations to venture-backed businesses. MTS has extensive experience across a broad range of client and transaction types with partners who average over 20 years of healthcare experience. Currently, MTS has 51 investment bankers focused exclusively on healthcare clients. HCMC utilizes the MTS platform to provide access to its team, deal prospects, and network, along with any necessary resources to aid in the identification, diligence, and operational support of a target for the initial business combination. HCMC believes that it benefits from MTS’ experience across the healthcare sector. The MTS partners and employees maintain an extensive network of relationships that has provided HCMC with a distinct advantage for sourcing opportunities and ultimately creating value for shareholders.

In December 2019, HCMC closed the IPO for the sale of an aggregate of 25,000,000 units at a price of $10.00 per unit, yielding gross proceeds of $250,000,000. Simultaneous with the closing of such offering, HCMC consummated the sale of 700,000 private placement units at a price of $10.00 per unit ($7,000,000 in the aggregate) in a private placement. Such proceeds have been deposited in the Trust Account.

Initial Business Combination

Nasdaq rules require that HCMC must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of HCMC’s signing a definitive agreement in connection with its initial business combination. HCMC’s board of directors will make the determination as to the fair market value of our initial business combination. If HCMC’s board of directors is not able to independently determine the fair market value of our initial business combination, HCMC will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While HCMC considers it unlikely that its board of directors will not be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects.

Redemption of Public Shares and Liquidation if no Initial Business Combination

HCMC’s amended and restated certificate of incorporation provides that HCMC will have until December 17, 2021 to complete its initial business combination. If HCMC is unable to complete its initial business combination by December 17, 2021, HCMC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to HCMC to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HCMC’s remaining stockholders and HCMC’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to HCMC’s warrants, which will expire worthless if HCMC fails to complete its initial business combination by December 17, 2021.

The Sponsor and HCMC’s officers and directors have entered into a letter agreement, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares and private placement shares held by them if HCMC fails to complete its initial business combination by December 17, 2021. However, if the Sponsor or HCMC’s officers or directors acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if HCMC fails to complete its initial business combination by such date.

The Sponsor and HCMC’s officers and directors have agreed, pursuant to a written agreement, that they will not propose any amendment to HCMC’s amended and restated certificate of incorporation (i) to modify the substance or timing of HCMC’s obligation to allow redemption in connection with HCMC’s initial business combination or to redeem 100% of HCMC’s public shares if HCMC does not complete its initial business combination by December 17, 2021 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless HCMC provides its public stockholders with the opportunity to redeem their shares of Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to HCMC to pay its taxes divided by the number of then outstanding public shares. However, HCMC will only redeem our public shares so long as (after such redemption) its net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of HCMC’s initial business combination and after payment of underwriters’ fees and commissions (so that HCMC is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that HCMC cannot satisfy the net tangible asset requirement (described above), HCMC would not proceed with the amendment or the related redemption of its public shares at such time.

HCMC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $842,839 of proceeds held outside the Trust Account (as of June 30, 2020), although HCMC cannot assure you that there will be sufficient funds for such purpose. HCMC will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations HCMC may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing HCMC’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, HCMC may request the trustee to release to HCMC an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If HCMC were to expend all of the net proceeds of the IPO and the sale of the private placement units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon HCMC’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of HCMC’s creditors which would have higher priority than the claims of HCMC’s public stockholders. HCMC cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, HCMC’s plan of dissolution must provide for all claims against HCMC to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before HCMC makes any distribution of its remaining assets to its stockholders. While HCMC intends to pay such amounts, if any, HCMC cannot assure you that HCMC will have funds sufficient to pay or provide for all creditors’ claims.

Although HCMC has sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which HCMC does business execute agreements with HCMC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against HCMC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, HCMC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to HCMC than any alternative. Examples of possible instances where HCMC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. HCMC’s independent registered public accounting firm, and the underwriters of the IPO, will not execute agreements with HCMC waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with HCMC and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to HCMC if and to the extent any claims by a third party for services rendered or products sold to HCMC, or a prospective target business with which HCMC has entered into a written letter of intent, confidentiality or similar agreement or Merger Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, HCMC has not asked the Sponsor to reserve for such indemnification obligations, nor has HCMC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of HCMC. Therefore, HCMC cannot assure you that the Sponsor would be able to satisfy those obligations. None of HCMC’s officers or directors will indemnify HCMC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, HCMC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While HCMC currently expects that its independent directors would take legal action on HCMC’s behalf against the Sponsor to enforce its indemnification obligations to HCMC, it is possible that HCMC’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. HCMC has not asked our sponsor to reserve for such indemnification obligations and HCMC cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, HCMC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

HCMC seeks to reduce the possibility that the Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which HCMC does business execute agreements with HCMC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. HCMC has access to up to approximately $842,839 from the proceeds held outside the Trust Account (as of June 30, 2020) with which to pay any such potential claims (including costs and expenses incurred in connection with HCMC’s liquidation, currently estimated to be no more than approximately $100,000). In the event that HCMC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to public stockholders upon the redemption of HCMC’s public shares in the event HCMC does not complete its initial business combination by December 17, 2021 may be considered a liquidating distribution under Delaware law. Delaware law provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

HCMC’s public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of its initial business combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend any provisions of HCMC’s amended and restated certificate of incorporation (A) to modify the substance or timing of HCMC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of HCMC’s public shares if HCMC does not complete its initial business combination by December 17, 2021 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of HCMC’s public shares if HCMC is unable to complete its business combination by December 17, 2021, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event HCMC seeks stockholder approval in connection with its initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to HCMC for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of HCMC’s amended and restated certificate of incorporation, like all provisions of such amended and restated certificate of incorporation, may be amended with a stockholder vote.

Competition

In identifying, evaluating and selecting a target business for its initial business combination, HCMC has encountered, and may continue to encounter, intense competition from other entities having a business objective similar to HCMC’s, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic business combinations. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than HCMC does. HCMC’s ability to acquire larger target businesses is limited by its available financial resources. This inherent limitation gives others an advantage in pursuing the initial business combination of a target business. Furthermore, HCMC’s obligation to pay cash in connection with its public stockholders who exercise their redemption rights may reduce the resources available to HCMC for its initial business combination and its outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place HCMC at a competitive disadvantage in successfully negotiating an initial business combination.

Employees

HCMC currently has two officers. These individuals are not obligated to devote any specific number of hours to HCMC’s matters but they devote as much of their time as they deem necessary and intend to continue doing so, in the exercise of their respective business judgement, to HCMC’s affairs until HCMC has completed its initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for HCMC’s initial business combination and the stage of the initial business combination process HCMC is in. HCMC does not intend to have any full time employees prior to the completion of its initial business combination. HCMC does not have an employment agreement with any member of its management team.

Facilities

HCMC does not own any real estate or other physical properties materially important to HCMC’s operation. HCMC currently maintains its principal executive offices at 623 Fifth Avenue, 14th Floor, New York, NY 10022. The cost for this space is included in the $10,000 per-month aggregate fee an affiliate of the Sponsor charges HCMC for general and administrative services. HCMC considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

HCMC MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

HCMC is a blank check company formed under the laws of the State of Delaware on September 19, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. HCMC intends to effectuate our business combination using cash from the proceeds of the IPO and the sale of the private placement units, HCMC’s capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares of HCMC’s stock in a business combination:

•        may significantly dilute the equity interest of investors in the IPO, which dilution would increase if the anti-dilution provisions in the Class B common stock resulted in the issuance of Class A shares on a greater than one-to-one basis upon conversion of the Class B common stock;

•        may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to those afforded HCMC’s common stock;

•        could cause a change in control if a substantial number of shares of HCMC’s common stock is issued, which may affect, among other things, HCMC’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of HCMC’s present officers and directors;

•        may have the effect of delaying or preventing a change of control of HCMC by diluting the stock ownership or voting rights of a person seeking to obtain control of HCMC; and

•        may adversely affect prevailing market prices for HCMC’s Class A common stock and/or warrants.

Similarly, if HCMC issues debt securities or otherwise incurs significant indebtedness, it could result in:

•        default and foreclosure on HCMC’s assets if HCMC’s operating revenues after an initial business combination are insufficient to repay HCMC’s debt obligations;

•        acceleration of HCMC’s obligations to repay the indebtedness even if HCMC makes all principal and interest payments when due if HCMC breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        HCMC’s immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        HCMC’s inability to obtain necessary additional financing if the debt security contains covenants restricting HCMC’s ability to obtain such financing while the debt security is outstanding;

•        HCMC’s inability to pay dividends on its common stock;

•        using a substantial portion of HCMC’s cash flow to pay principal and interest on HCMC’s debt, which will reduce the funds available for dividends on HCMC’s common stock if declared, HCMC’s ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•        limitations on HCMC’s flexibility in planning for and reacting to changes in HCMC’s business and in the industry in which HCMC operates;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•        limitations on HCMC’s ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of HCMC’s strategy; and

•        other purposes and other disadvantages compared to HCMC’s competitors who have less debt.

Results of Operations

HCMC has neither engaged in any operations nor generated any revenues to date. HCMC’s only activities from September 19, 2019 (inception) through June 30, 2020 were organizational activities, those necessary to prepare for the IPO and identifying a target company for an initial business combination. HCMC does not expect to generate any operating revenues until after the completion of its initial business combination. HCMC generates non-operating income in the form of interest income on marketable securities held in the Trust Account. HCMC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2020, HCMC had a net loss of $179,478, which consists of operating costs of $293,008 and an unrealized loss on marketable securities held in the Trust Account of $783,082, offset by interest income on marketable securities held in the Trust Account of $848,983 and a benefit from income taxes of $47,629.

For the six months ended June 30, 2020, HCMC had net income of $1,055,583, which consists of interest income on marketable securities held in the Trust Account of $1,824,647 and an unrealized gain on marketable securities held in the Trust Account of $2,280, offset by operating costs of $490,589 and a provision for income taxes of $280,755.

Liquidity and Capital Resources

On December 17, 2019, HCMC consummated the IPO of 25,000,000 units at a price of $10.00 per unit, which includes the partial exercise by the underwriters of the over-allotment option to purchase an additional 3,000,000 units, at $10.00 per unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of the IPO, HCMC consummated the sale of 700,000 private placement units to the Sponsor at a price of $10.00 per unit, generating gross proceeds of $7,000,000.

Following the IPO, including the partial exercise of the over-allotment option, and the sale of the private placement units, a total of $250,000,000 was placed in the Trust Account. HCMC incurred $14,354,733 in transaction costs, including $5,000,000 of underwriting fees, $8,750,000 of deferred underwriting fees and $604,733 of other costs.

As of June 30, 2020, HCMC had marketable securities held in the Trust Account of $251,951,489 (including approximately $1,951,000 of interest income and unrealized gains) consisting of U.S. Treasury Bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through June 30, 2020, we have not withdrawn any interest earned on the Trust Account.

For the six months ended June 30, 2020, cash used in operating activities was $306,172. Net income of $1,055,583 was affected by interest earned on marketable securities held in the Trust Account of $1,824,647, an unrealized gain on marketable securities held in our Trust Account of $2,280 and a deferred tax provision of $3,202. Changes in operating assets and liabilities provided $461,970 of cash for operating activities.

HCMC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and income taxes payable), to complete its initial business combination. To the extent that HCMC’s capital stock or debt is used, in whole or in part, as consideration to complete its initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2020, HCMC had cash of $842,839. HCMC intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete its initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with HCMC’s initial business combination, the initial stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If HCMC completes its initial business combination, HCMC will repay such loaned amounts. In the event that HCMC’s initial business combination does not close, HCMC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units identical to the private placement units, at a price of $10.00 per unit at the option of the lender.

HCMC does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if HCMC’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating its initial business combination are less than the actual amount necessary to do so, HCMC may have insufficient funds available to operate its business prior to its initial business combination. Moreover, HCMC may need to obtain additional financing either to complete its initial business combination or because HCMC becomes obligated to redeem a significant number of public shares upon consummation of HCMC’s initial business combination, in which case we may issue additional securities or incur debt in connection with such our initial Business Combination. Subject to compliance with applicable securities laws, HCMC would only complete such financing simultaneously with the completion of its initial business combination. If HCMC is unable to complete its initial business combination because HCMC does not have sufficient funds available to it, HCMC will be forced to cease operations and liquidate the Trust Account. In addition, following its initial business combination, if cash on hand is insufficient, HCMC may need to obtain additional financing in order to meet its obligations.

Off-Balance Sheet Arrangements

HCMC did not have any off-balance sheet arrangements as of June 30, 2020.

Contractual obligations

HCMC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support services to HCMC. HCMC began incurring these fees on December 13, 2019 and will continue to incur these fees monthly until the earlier of the completion of its initial business combination and HCMC’s liquidation.

The underwriters are entitled to a deferred fee of $0.35 per unit of the gross proceeds from the units sold in the IPO, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that HCMC completes its initial business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. HCMC has identified the following critical accounting policies:

Common stock subject to possible redemption

HCMC accounts for its common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. HCMC’s common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheet.

Net loss per common share

HCMC applies the two-class method in calculating earnings per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. HCMC’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not HCMC’s income or losses.

Recent accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on HCMC’s condensed financial statements.

CERTAIN HCMC RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In October 2019, HCMC issued an aggregate of 5,750,000 founder shares to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.004 per share. On December 12, 2019, HCMC effected a 1.1 for 1 stock dividend for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 6,325,000 founder shares. Because the underwriters of the IPO did not exercise their over-allotment opinion in full, 75,000 of such shares were forfeited in December 2019, resulting in 6,250,000 founder shares outstanding. The founder shares (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor purchased an aggregate of 700,000 private placement units at a price of $10.00 per unit, for an aggregate purchase price of $7,000,000. There are no redemption rights or liquidating distributions from the Trust Account with respect to the founder shares, private placement shares or private placement warrants, which will expire worthless if HCMC does not consummate a business combination by December 17, 2021.

HCMC will pay MTS Health Partners, L.P. a fee in an amount equal to $1.75 million for financial advisory services rendered in connection with HCMC’s identification, negotiation and consummation of the Business Combination, the payment of which will be conditioned upon the consummation of the Business Combination. As such, MTS Health Partners, L.P. has a financial interest in the consummation of the Business Combination in addition to the financial interest of the Sponsor. In addition, Charles Ditkoff, HCMC’s President and a member of the HCMC Board, is a senior advisor to MTS Health Partners, L.P., and Dennis Conroy, HCMC’s Chief Financial Officer, serves as Chief Operating and Financial Officer for MTS Health Partners, L.P. The engagement of MTS Health Partners, L.P. and the payment of the fee described above have been reviewed and approved by HCMC’s audit committee in accordance with HCMC’s policies and procedures relating to transactions that may present conflicts of interest.

HCMC pay MTS Health Partners, L.P., an affiliate of members of the Sponsor, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of HCMC’s initial business combination or our liquidation, HCMC will cease paying these monthly fees.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by HCMC to the Sponsor, any officers or directors of HCMC, or any affiliate of the Sponsor or of any HCMC officers or directors prior to, or in connection with, any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on HCMC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. HCMC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, any officers, directors, advisors of HCMC or HCMC’s or their affiliates, and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on HCMC’s behalf.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of HCMC’s officers and directors may, but are not obligated to, loan funds to HCMC as may be required. If HCMC completes an initial business combination, HCMC would repay such loaned amounts. In the event that the initial business combination does not close, HCMC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the private placement units. HCMC does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as HCMC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

The holders of the founder shares, private placement units, and units that may be issued upon conversion of working capital loans (and in each case holders of their component securities, as applicable) have registration rights to require HCMC to register a sale of any of such securities held by them pursuant to a registration rights agreement. These holders are entitled to make up to three demands, excluding short form registration demands, that HCMC registers such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by HCMC.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following table sets forth certain information, including ages as of June 30, 2020, regarding the persons who are expected to serve as executive officers and directors of the Combined Company upon the Closing and assuming the election of the nominees at the Special Meeting as set forth in the “Director Election Proposal.”

Name	Age	Position(s)
Executive Officers
John W. Kalix	47	Chief Executive Officer and Director
Hai Tran	51	Chief Financial Officer and Chief Operating Officer
R. Jason Hallock	48	Chief Medical Officer
Sean Banerjee	51	Chief Technology Officer

Non-Employee Directors
Steven J. Shulman	68	Chairman of the Board
Thomas J. Carella	45	Director
Amr Kronfol	40	Director

____________

(1)    Member of the audit committee, effective upon the Closing.

(2)    Member of the compensation committee, effective upon the Closing.

(3)    Member of the nominating and corporate governance committee, effective upon the Closing.

Information about Anticipated Executive Officers and Directors upon the Closing

Executive Officers

John W. Kalix has served as SOC Telemed’s President since July 2020. Upon the Closing, Mr. Kalix will serve as the Combined Company’s Chief Executive Officer and as a member of the board of directors. Prior to joining SOC Telemed, Mr. Kalix served as Executive Vice President and Chief Operating Officer of North American Partners in Anesthesia, a single-specialty anesthesia and pain management company, from March 2017 to July 2020. From July 2010 to March 2017, he held various positions at GE Healthcare, a subsidiary of General Electric Company that provides technologies and solutions to the global healthcare industry, including President of the Life Sciences Core Imaging Division for the U.S. and Canada (May 2015 to March 2017) and General Manager, Magnetic Resonance Imaging for the U.S. and Canada (March 2012 to May 2015). Mr. Kalix holds a B.A. in zoology from Miami University. Mr. Kalix is well-qualified to serve as a director due to his extensive leadership and business experience in the healthcare industry.

Hai Tran has served as SOC Telemed’s Chief Financial Officer since March 2015 and also serves as SOC Telemed’s Chief Operating Officer. Prior to joining SOC Telemed, from May 2012 to March 2015, he served as the Chief Financial Officer of BioScrip, Inc., a provider of infusion and home care management solutions (now part of Option Care Health Care, Inc.). From July 2011 to May 2012, Mr. Tran served as Chief Financial Officer and Vice President International of Harris Healthcare Solutions, the healthcare subsidiary of Harris Corporation, a diversified technology company. From May 2008 to July 2011, he served as Chief Financial Officer of Catalyst Health Solutions, Inc., a pharmacy benefits management company (now part of UnitedHealth Group’s OptumRX division). Mr. Tran holds a B.S. in electrical engineering from the University of Virginia and an M.B.A. from the University of Richmond.

R. Jason Hallock has served as SOC Telemed’s Chief Medical Officer since December 2019. Prior to joining SOC Telemed, from July 2013 to November 2019, Dr. Hallock held various positions at US Acute Care Solutions (“USACS”), a provider of physician-owned emergency medicine, hospitalist and observation services, including System Chief of Lifebridge Health Emergency Services (July 2017 to January 2019) and Chief of Emergency Services of Union Hospital of Cecil (July 2014 to February 2018). Dr. Hallock holds a B.A. in human biology and anthropology from the University of Pennsylvania, an M.D. from the University of Connecticut and an M.M.M. from the University of Southern California.

Sean Banerjee has served as SOC Telemed’s Chief Technology Officer since August 2015. Prior to joining SOC Telemed, he served as Vice President of Engineering at Evolent Health, a healthcare company that delivers value-based care solutions to payers and providers, from July 2012 to July 2015. Prior to Evolent Health, Mr. Banerjee served as Director at Anthem, Inc., a health insurance provider, from July 2005 to July 2012. Mr. Banerjee holds a B.E. in metallurgical engineering from Jadavpur University, an M.Tech. in materials engineering from the Indian Institute of Technology, Kanpur, India and an M.S. in materials science and engineering from the University of Cincinnati.

Non-Employee Directors

Upon the Closing, we anticipate increasing the size of the board of directors from five directors to seven directors, each of whom will be voted upon by HCMC’s stockholders at the Special Meeting. If all director nominees are elected and the Business Combination is consummated, the board of directors will initially consist of seven directors. The board of directors has determined that each of Messrs.          ,          and          will be “independent directors” under the Nasdaq listing standards.

Steven J. Shulman has served as HCMC’s Chief Executive Officer and one of its directors since inception and has over 45 years of experience leading and acquiring businesses in the healthcare industry. Mr Shulman is currently the Chairman of Magellan Health, Inc. (“Magellan”) where he previously served as Chief Executive Officer from 2002 to 2008 and spearheaded its turnaround and restructuring following bankruptcy. Magellan is now a leader in managing what HCMC believes are among the fastest growing, most complex areas of health, including special populations and other specific areas of healthcare. Mr. Shulman also currently serves as Chairman of Quartet Health, Inc., a healthcare technology company which connects primary care and mental health providers, a position he has held since 2014, CareCentrix, Inc., a post-acute managed care company, a position he has held since 2008 and Co-Chairman of Healthmap Solutions Inc., a health management company focused on progressive diseases, since 2018. He is also the Managing Partner at Shulman Family Ventures, Inc., a healthcare-focused private equity firm, a position he has held since 2008. In the last five years, he has served as a Director of several other privately-held companies, including VillageMD, a primary care medical management company, MedImpact, the largest privately held prescription drug benefits management company, Healthmarkets, a healthcare distribution and specialty insurance company, Pager, a digital health company and Facet Technologies, an OEM of lancets and lancing devices for diabetics. Previously, from 2013 to 2018, Mr. Shulman served as Chairman of the Board of R1 RCM Inc., a technology-enabled revenue cycle management service for healthcare providers and from 2013 to 2014 as Chairman of Health Management Associates, Inc., a hospital company. He served as an Operating Partner at Water Street Healthcare Partners, LLC from 2008 until 2015 and Tower Three Partners LLC from 2008 until 2013. He also served as Chairman and Chief Executive Officer of Internet Healthcare Group, LLC from 2000 to 2002 and as Chairman, President and Chief Executive Officer of Prudential Healthcare, Inc. from 1997 to 1999. Prior to that, Mr. Shulman served in senior executive positions at Value Health, Inc., a specialty managed care company he founded and took public, including as a Director and as President of the Pharmacy and Disease Management Group. He also previously held senior executive positions at each of Cigna Corporation, including as President of the East Central Division, and Kaiser Permanente, an integrated managed-care company, including as Director, Medical Economics. He received his Bachelor’s degree in Economics and Master’s degree in Health Services Administration from the State University of New York at Stony Brook. Mr. Shulman is well-qualified to serve as a Director due to his extensive operational, investment and board experience in the healthcare industry.

Thomas J. Carella has served on SOC Telemed’s board of directors since February 2017. Mr. Carella has served as a Managing Director at Warburg Pincus, a private equity firm, since September 2016. Prior to joining Warburg Pincus, Mr. Carella was a Partner in the Merchant Banking Division of Goldman Sachs where he was global head of the division’s private equity activities in the healthcare sector. In addition to his board role at SOC Telemed, Mr. Carella serves on the board of directors of Alignment Healthcare, CityMD/Summit Medical Group, Outset Medical, Polyplus Transfection SA, Vertice Pharma and WebPT. Mr. Carella has previously served on numerous boards, including T2 Biosystems, Inc., a diagnostics company, from March 2013 to March 2016. Mr. Carella holds a B.A. from Harvard College and an M.B.A. from Harvard Business School. Mr. Carella is well-qualified to serve as a Director due to his extensive investment and board experience in the healthcare industry.

Amr Kronfol has served on SOC Telemed’s board of directors since June 2015. Mr. Kronfol joined Warburg Pincus, a private equity firm, in July 2009 and has been a Managing Director since 2018, focusing on investment activities at the intersection of healthcare and technology. Mr. Kronfol has served on numerous boards, including Silk Road Medical, AmRest, Modernizing Medicine, Qualifacts, WebPT and Helix. Mr. Kronfol holds an A.B. in computer science from Princeton University and an M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Kronfol is well-qualified to serve as a Director due to his extensive investment and board experience in the healthcare industry.

Board Composition

Our business and affairs will be organized under the direction of the board of directors of the Combined Company. As described above, we anticipate that the board of directors will consist of seven members upon the Closing; provided, that the size of the board of directors of the Combined Company will be increased to nine members if (and for so long as) SOC Holdings LLC beneficially owns at least 35% of the issued and outstanding shares of Class A common stock. Subject to the terms of the Investor Rights Agreement and the Proposed Certificate of Incorporation and the proposed bylaws, the number of directors will be fixed by the board of directors.

Upon the Closing, we will enter into the Investor Rights Agreement with SOC Holdings LLC pursuant to which, among other things, SOC Holdings LLC will have the right to designate (i) up to five of nine directors for as long as it beneficially owns at least 50% of the issued and outstanding shares of Class A common stock, (ii) up to three of nine directors for so long as it beneficially owns at least 35% but less than 50% of the issued and outstanding shares of Class A common stock, (iii) up to two of seven directors for so long as it beneficially owns at least 15% but less than 35% of the issued and outstanding shares of Class A common stock and (iv) up to one of seven directors for so long as it beneficially owns at least 5% but less than 15% of the issued and outstanding shares of Class A common stock. SOC Holdings LLC has been deemed to have designated Messrs. Carella and Kronfol for election to the board of directors. See “The Business Combination and the Merger Agreement — Certain Agreements Related to the Business Combination — Investor Rights Agreement.”

In accordance with the Proposed Certificate of Incorporation that will be in effect upon the Closing, immediately after the Closing, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

•        the Class I directors will be          ,          and          , and their terms will expire at our first annual meeting of stockholders to be held after the Closing;

•        the Class II directors will be          and          , and their terms will expire at our second annual meeting of stockholders to be held after the Closing; and

•        the Class III directors will be          and          , and their terms will expire at our third annual meeting of stockholders to be held after the Closing.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Upon the Closing, the board of directors is expected to determine that          ,          , and          will qualify as independent directors, as defined under the listing standards of Nasdaq, and the board of directors will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.

Committees of the Board of Directors

Effective upon the Closing, the board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Following the Closing, our audit committee will consist of          ,          and          , each of whom will meet the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. The chair of the audit committee will be          , who will be an “audit committee financial expert” within the meaning of SEC regulations. Following the Closing, our audit committee will be responsible for, among other things:

•        managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•        helping to ensure the independence and overseeing performance of the independent registered public accounting firm;

•        reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•        reviewing our financial statements and our critical accounting policies and estimates;

•        reviewing the adequacy and effectiveness of our internal controls;

•        developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;

•        overseeing our policies on risk assessment and risk management;

•        overseeing compliance with our code of business conduct and ethics;

•        reviewing related-party transactions; and

•        pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective upon the Closing, that satisfies the applicable listing standards of Nasdaq and will be available on the investor relations portion of our website.

Compensation Committee

Following the Closing, our compensation committee will consist of          ,          and          , each of whom will meet the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. In addition, each member of our compensation committee will also be a non-employee director, as defined pursuant to Rule 16b-3 of the Exchange Act. The chair of the compensation committee will be          . Following the Closing, the compensation committee will be responsible for, among other things:

•        reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our Chief Executive Officer;

•        administering our equity compensation plans and agreements with our executive officers;

•        reviewing, approving and administering incentive compensation and equity compensation plans;

•        reviewing and approving our overall compensation philosophy; and

•        making recommendations regarding non-employee director compensation to our full board of directors.

Our compensation committee will operate under a written charter, to be effective upon the Closing, that satisfies the applicable listing standards of Nasdaq and will be available on the investor relations portion of our website.

Nominating and Corporate Governance Committee

Following the Closing, our nominating and corporate governance committee will consist of          ,          and          , each of whom will meet the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. The chair of our nominating and corporate governance committee will be          . Following the Closing, the nominating and corporate governance committee will be responsible for, among other things:

•        identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•        overseeing the evaluation and the performance of our board of directors and of individual directors;

•        considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•        overseeing our corporate governance practices;

•        contributing to succession planning; and

•        developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee will operate under a written charter, to be effective upon the Closing, which will satisfy the applicable listing standards of Nasdaq and will be available on the investor relations portion of our website.

Code of Business Conduct

We will adopt a code of business conduct that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the Closing, our code of business conduct will be available on the investor relations portion of our website. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

None of the anticipated members of the compensation committee has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that will serve as a member of our board of directors or compensation committee.

Post-Business Combination Executive Officer and Director Compensation

The following disclosure concerns the compensation of individuals who will serve as the Combined Company’s named executive officers and directors following the Closing. As an emerging growth company, HCMC provides the disclosures required for “smaller reporting companies,” as such term is defined under the Exchange Act.

2019 Summary Compensation Table

The following table provides information regarding the total compensation awarded to, earned by and paid to the named executive officers by SOC Telemed during the year ended December 31, 2019. Mr. Kalix, who will become the Chief Executive Officer of the Combined Company is not included in this table because he was hired by SOC Telemed after December 31, 2019, and Dr. Hallock, our Chief Medical Officer, is not included in this table because his total compensation did not exceed $100,000 during the year ended December 31, 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Hai Tran	2019	365,798	—	—	137,891	11,000	514,689
Chief Operating Officer & Chief Financial Officer
Sean Banerjee	2019	277,205	—	—	56,448	11,000	344,653
Chief Technology Officer

____________

(1)      Represents the annual performance-based cash bonuses earned by the named executive officers based on the achievement of certain corporate performance objectives in 2019. These amounts were paid to the named executive officers in March 2020.

(2)      Represents matching 401(k) contributions provided to the named executive officers on the same terms as provided to all of SOC Telemed’s regular full-time employees.

Employment Agreements and Change in Control Arrangements

SOC Telemed has entered into employment agreements with its executive officers. The agreements generally provide for at-will employment and set forth the executive officer’s initial base salary, bonus opportunities and eligibility for employee benefits. In addition, each of the executive officers is subject to confidentiality obligations and has agreed to assign to SOC Telemed any inventions developed during the term of their employment.

Agreement with John W. Kalix

On June 24, 2020, Mr. Kalix entered into an employment agreement with SOC Telemed to initially serve as President of SOC Telemed and then transition to the position of Chief Executive Officer within six months of his start date, which was July 27, 2020. The agreement has no specific term, provides for at-will employment and sets forth Mr. Kalix’s initial annual base salary of $450,000, an annual target cash incentive bonus of 50% of his annual base salary upon the achievement of certain objective and/or subjective criteria determined by the SOC Telemed board of directors or compensation committee, a guaranteed bonus of at least 50% of the target bonus with respect to the calendar 2020 cash bonus period and a cash bonus payment in the event of a change of control of SOC Telemed (other than in connection with the Business Combination). The agreement also provides that Mr. Kalix is eligible to participate in employee benefit plans maintained by SOC Telemed. In addition, upon the Closing, Mr. Kalix will be granted restricted stock or restricted stock units equal to (i) three percent of the fully diluted ownership of the Combined Company, subject to vesting as to 25% of the award on the 12-month anniversary of his start date, and as to 1/16th of the award on the corresponding day of each third month thereafter, so that the award will be fully vested four years from his start date, plus (ii) fifteen percent of the Sponsor Earnout Shares, if any, that vest in accordance with the terms of the Merger Agreement and pursuant to the Sponsor Agreement. If Mr. Kalix’s employment is terminated by SOC Telemed without “cause,” if his employment is terminated as a result of disability or death or if he resigns for “good reason,” subject to certain obligations, including signing and not revoking a separation agreement and release of claims, he or his estate, as the case may be, is entitled to receive termination benefits, including (a) severance pay comprising 12-months’ continuation of his annual base salary (24-months’ continuation in the event of termination for “good reason” due to SOC Telemed’s failure to transition him to Chief Executive Officer), (b) reimbursement of premiums for COBRA coverage during the applicable period of severance pay, (c) payment of the guaranteed bonus (if then unpaid), (d) full participation in the Sponsor Earnout Share-based award described above (if the Sponsor earns such award within 6 months thereafter) and (e) in the event of termination for “good reason” due to SOC Telemed’s failure to transition him to Chief Executive Officer, deemed employment through July 27, 2021, for purposes of the restricted stock or restricted stock awards described in clause (i) above.

Agreement with Hai Tran

On January 27, 2015, Mr. Tran entered into an employment agreement with SOC Telemed to serve as Chief Financial Officer commencing in March 2015. The agreement has no specific term, provides for at-will employment and sets forth Mr. Tran’s initial annual base salary of $350,000 and an annual target cash incentive bonus of 50% of his annual base salary upon the achievement of certain operational performance objectives determined by the SOC Telemed board of directors or compensation committee. Mr. Tran also received incentive stock options pursuant to the 2014 Plan. The agreement also provides that Mr. Tran is eligible to participate in employee benefit plans maintained by SOC Telemed. If Mr. Tran’s employment is terminated by SOC Telemed without “cause” (and other than due to death or disability) or if Mr. Tran resigns for “good reason,” subject to certain obligations, including delivery of a general release of claims in favor of SOC Telemed, Mr. Tran is entitled to receive, as severance benefits, 12-months’ continuation of his annual base salary and a pro-rated, cash lump-sum payment in an amount equal to the bonus he would have earned in respect of the fiscal year in which termination occurs.

Agreement with R. Jason Hallock

On October 28, 2019, Dr. Hallock entered into an employment agreement with SOC Telemed to serve as Chief Medical Officer commencing in December 2019. The agreement has no specific term, provides for at-will employment and sets forth Dr. Hallock’s initial annual base salary of $320,000 and an annual target cash incentive bonus of 40% of his annual base salary upon the achievement of certain operational performance objectives determined by the SOC Telemed board of directors. Dr. Hallock is also entitled to receive incentive stock options pursuant to the 2014 Plan. The agreement also provides that Dr. Hallock is eligible to participate in employee benefit plans maintained by SOC Telemed. If Dr. Hallock’s employment is terminated by SOC Telemed without “cause” (and other than due to death or disability) or if Dr. Hallock resigns for “good reason,” subject to certain obligations, including delivery of a general release of claims in favor of SOC Telemed, Dr. Hallock is entitled to receive, as severance benefits, 6-months’ continuation of his annual base salary and six months of COBRA coverage.

Agreement with Sean Banerjee

On July 15, 2015, Mr. Banerjee entered into an employment agreement with SOC Telemed to serve as Chief Technology Officer commencing in August 2015. The agreement has no specific term, provides for at-will employment and sets forth Mr. Banerjee’s initial annual base salary of $260,000 and an annual target cash incentive bonus of 40% of his annual base salary upon the achievement of certain operational performance objectives determined by the SOC Telemed board of directors or compensation committee. Mr. Banerjee also received incentive stock options pursuant to the 2014 Plan. The agreement also provides that Mr. Banerjee is eligible to participate in employee benefit plans maintained by SOC Telemed. If Mr. Banerjee’s employment is terminated by SOC Telemed without “cause” (and other than due to death or disability) or if Mr. Banerjee resigns for “good reason,” subject to certain obligations, including delivery of a general release of claims in favor of SOC Telemed, Mr. Banerjee is entitled to receive, as severance benefits, 12-months’ continuation of his annual base salary and a pro-rated, cash lump-sum payment in an amount equal to the bonus he would have earned in respect of the fiscal year in which termination occurs.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information regarding outstanding stock options held by the named executive officers as of December 31, 2019.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Hai Tran	1,955,129	—		$1.00	3/30/2025
	837,913	—		$1.50	8/15/2026
	—	977,565	(2)	$1.00	6/7/2028
	—	418,956	(2)	$1.50	6/7/2028
Sean Banerjee	454,682	—		$1.00	3/30/2025
	194,864	—		$1.50	8/15/2026
	85,200	141,998	(3)	$1.00	6/7/2028
	36,514	60,856	(3)	$1.50	6/7/2028

____________

(1)      All of the option awards were granted under the 2014 Plan, the terms of which are described in Note 17 to the audited consolidated financial statements of SOC Telemed included in this proxy statement/consent solicitation statement/prospectus. All of the option awards were granted with a per share exercise price equal to the fair market value of one share of SOC Telemed common stock on the date of grant, as determined in good faith by the SOC Telemed board of directors.

(2)      The unvested option awards will vest in full upon a “Change in Control” (including in connection with the Business Combination) as defined in the 2014 Plan.

(3)      The unvested option awards are scheduled to vest over a four-year period commencing June 7, 2018, with 1/48th of the shares vesting each month, subject to continued service with SOC Telemed through each relevant vesting date. In addition, the unvested option awards will vest in full if a “Change in Control” as defined in the 2014 Plan occurs and Mr. Banerjee’s employment is terminated other than by SOC Telemed for “cause” or by Mr. Banerjee without “good reason.”

Non-Employee Director Compensation

In 2019, no director received cash, equity or other non-equity compensation for service on SOC Telemed’s board of directors.

The board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. Following the Closing, we intend to develop a board of directors’ compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to the long-term success of the company.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Combined Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed Combined Company’s Amended and Restated Charter is attached as Annex B to this proxy statement/consent solicitation statement/prospectus. We urge you to read the proposed charter in its entirety for a complete description of the rights and preferences of the Combined Company’s securities following the Business Combination.

Authorized and Outstanding Stock

The proposed charter authorizes the issuance of Combined Company shares of capital stock, each with a par value of $0.0001, consisting of (a) [•] shares of Class A common stock and (b) [•] shares of preferred stock. The outstanding shares of HCMC common stock are, and the shares of common stock issuable in connection with the Business Combination and the PIPE Investment will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the Special Meeting, there were (i) 25,700,000 shares of HCMC Class A common stock outstanding, held of record by [•] holders (which amount is inclusive of the number of shares of HCMC Class A common stock underlying the public units set forth in clause (vi) below), (ii) 6,250,000 shares of HCMC Class B common stock outstanding, held of record by [•] holders, (iii) no shares of preferred stock outstanding, (iv) 350,000 private placement warrants outstanding, held of record by [•] holders, (v) 12,500,000 public warrants outstanding, held of record by [___] holders (which amount is inclusive of the number of public warrants underlying the public units set forth in clause (vi) below) and (vi) [•] public units outstanding, held of record by [___] holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Pursuant to the terms of HCMC’s existing charter, issued and outstanding shares of HCMC Class B common stock will automatically convert into an equal number of shares of Combined Company Class A common stock upon the Closing. The initial stockholders have waived any adjustment to the exchange ratio upon conversion of the HCMC Class B common stock into Combined Company Class A common stock.

Combined Company Class A common stock

The proposed Combined Company Amended and Restated Charter provides that the Combined Company Class A common stock will have identical rights, powers, preferences and privileges to current HCMC Class A common stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the existing charter and the proposed charter, the holders of common stock possess or will possess, as applicable, all voting power for the election of directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. The holders of Combined Company Class A common stock will at all times vote together as one class on all matters submitted to a vote of the common stock under both the existing charter and the proposed charter.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under both the existing charter and the proposed charter, holders of common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the board of directors of the Combined Company in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of Combined Company, the holders of Combined Company Class A common stock will be entitled to receive all the remaining assets of the Combined Company available for distribution to stockholders, ratably in proportion to the number of shares of common stock held by them, after the rights of creditors of the Combined Company and the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

The holders of Combined Company Class A common stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Combined Company Class A common stock.

Election of Directors

The HCMC Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to HCMC’s first annual meeting of stockholders) serving a three-year term. The term of office of the Class I director will expire at the first annual meeting of stockholders. The term of office of the Class II directors will expire at the second annual meeting of stockholders. The term of office of the Class III directors will expire at the third annual meeting of stockholders.

Following the Closing, the structure of the board of directors of the Combined Company will change, as discussed in greater detail in “Proposal No. 9 — The Director Election Proposal.” Under the terms of the proposed charter, upon the effectiveness thereof, (i) the term of office of the Class I directors will expire at the first annual meeting of stockholders following the effectiveness of the proposed charter; (ii) the term of office of the Class II directors will expire at the second annual meeting of stockholders following the effectiveness of the proposed charter; and (iii) the term of office of the Class III directors will expire at the third annual meeting of stockholders following the effectiveness of the proposed charter.

Under both the existing charter and the proposed charter, there is no cumulative voting with respect to the election of directors, with the result that directions will be elected by a plurality of the votes cast at a meeting of stockholders by holders of common stock.

Capital Stock Prior to the Business Combination

Pursuant to HCMC’s amended and restated certificate of incorporation, HCMC’s authorized capital stock consists of 100,000,000 shares of Class A common stock, $0.0001 par value, 10,000,000 shares of Class B common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of HCMC’s capital stock. Because it is only a summary, it may not contain all the information that is important to you.

HCMC Units

Each unit has an offering price of $10.00 and consists of one share of Class A common stock and one half of one redeemable warrant. Only whole warrants are exercisable. Each whole warrant entitles the holder to purchase one share of common stock. Pursuant to the warrant agreement, a warrantholder may exercise his, her or its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant.

HCMC Founder Shares

The founder shares and private placement shares are identical to the shares of Class A common stock included in the units, and holders of founder shares and private placement shares have the same stockholder rights as public stockholders, except that (i) the founder shares and private placement shares are subject to certain transfer restrictions, as described in more detail below, (ii) HCMC’s sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and private placement shares and any public shares held by them in connection with the completion of HCMC’s initial business combination, (B) to waive their redemption rights with respect to their founder shares and private placement shares and any public shares in connection with a stockholder vote to approve an amendment to HCMC’s amended and restated certificate of incorporation (x) to modify the substance or timing of HCMC’s obligation to allow redemption in connection with HCMC’s initial business combination or to redeem 100% of HCMC’s public shares if we do not complete HCMC’s initial business combination within 24 months from the closing of the IPO or (y) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete HCMC’s initial business combination within 24 months from the closing of the IPO, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete HCMC’s initial business combination within such time period, (iii) the founder shares are shares of HCMC’s Class B common stock that will automatically convert into shares of HCMC’s Class A common stock at the time of HCMC’s initial business combination, on a one-for-one basis, subject to adjustment as described herein, and (iv) are entitled to registration rights. If we submit HCMC’s initial business combination to HCMC’s public stockholders for a vote, HCMC’s sponsor, officers and directors have agreed pursuant to the letter agreement to vote any founder shares and private placement shares held by them and any public shares in favor of HCMC’s initial business combination.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to HCMC’s officers and directors and other persons or entities affiliated with HCMC’s sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of HCMC’s initial business combination or (B) subsequent to HCMC’s initial business combination, (x) if the last sale price of HCMC’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after HCMC’s initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of HCMC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Shares

Both the existing charter and the proposed charter provide that shares of preferred stock may be issued from time to time in one or more series. HCMC’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. HCMC’s board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of HCMC’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock have been issued or registered.

SOC Telemed Assumed Equity Awards

At the Closing, each unvested SOC Telemed option will be assumed by the Combined Company and automatically converted into an option to purchase shares of Combined Company Class A common stock. The Exchanged Options will be subject to the terms and conditions set forth in SOC Telemed’s 2014 Plan and the applicable award agreement. Each Exchanged Option will: (i) have the right to acquire a number of shares of Combined Company Class A common stock equal to the number of shares of SOC Telemed common stock the applicable SOC Telemed option entitled the holder thereof to acquire immediately prior to the Effective Time, as equitably adjusted for the terms of the Mergers; (ii) have an exercise price per share equal to the exercise price per share of the applicable SOC Telemed option immediately prior to the Effective Time, as equitably adjusted for the terms of the Mergers and rounded up to the nearest whole cent; (iii) be subject to the same vesting schedule as the applicable SOC Telemed option; and (iv) be administered by the Combined Company board of directors or a committee thereof.

Warrants

HCMC Public Warrants

Each whole warrant entitles the registered holder to purchase one share of HCMC’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of HCMC’s initial business combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant.

The warrants will expire five years after the completion of HCMC’s initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

HCMC will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to HCMC’s satisfying its obligations described below with respect to registration. No warrant will be exercisable and HCMC will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will HCMC be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

HCMC has not registered the shares of Class A common stock issuable upon exercise of the warrants. However, HCMC has agreed that as soon as practicable, but in no event later than 15 business days after the closing of HCMC’s initial business combination, HCMC will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of HCMC’s initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when HCMC will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of HCMC’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when HCMC shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, HCMC may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrantholder; and

•        if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before HCMC sends the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, HCMC may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or HCMC is unable to effect such registration or qualification. HCMC will use its best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO.

HCMC has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and HCMC issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If HCMC calls the warrants for redemption as described above, HCMC’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” HCMC’s management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on HCMC’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of HCMC’s warrants. If HCMC’s management takes advantage of this option, all holders of warrants would surrender their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If HCMC’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. HCMC believes this feature is an attractive option to us if HCMC does not need the cash from the exercise of the warrants after HCMC’s initial business combination. If HCMC calls its warrants for redemption and HCMC’s management does not take advantage of this option, HCMC’s sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if HCMC, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of HCMC’s capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend HCMC’s amended and restated certificate of incorporation (i) to modify the substance or timing of HCMC’s obligation to allow redemption in connection with HCMC’s initial business combination or to redeem 100% of HCMC’s Class A common stock if HCMC does not complete its initial business combination within 24 months from the closing of the IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of HCMC’s public shares upon its failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of HCMC’s Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which HCMC is the continuing corporation and that does not result in any reclassification or reorganization of HCMC’s outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which HCMC is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of HCMC’s Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

In addition, if (x) HCMC issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of HCMC’s initial business combination at a Newly Issued Price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by HCMC’s board of directors and, in the case of any such issuance to HCMC’s sponsor or its affiliates, without taking into account any founder shares held by HCMC’s sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of HCMC’s initial business combination on the date of the consummation of HCMC’s initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, HCMC will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrantholder.

HCMC Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of HCMC’s initial business combination (except, among other limited exceptions, to HCMC’s officers and directors and other persons or entities affiliated with HCMC’s sponsor). They will also be exercisable on a cashless basis and will not be redeemable by us so long as they are held by HCMC’s sponsor or its permitted transferees. HCMC’s sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would surrender their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell HCMC’s securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling HCMC’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell HCMC’s securities, an insider cannot trade in HCMC’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, HCMC’s sponsor or an affiliate of HCMC’s sponsor or certain of HCMC’s officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of HCMC’s initial business combination. The units would be identical to the private placement units. However, as the units would not be issued until consummation of HCMC’s initial business combination, any warrants underlying such units would not be able to be voted on an amendment to the warrant agreement in connection with such business combination.

HCMC’s sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete HCMC’s initial business combination, except that, among other limited exceptions, made to HCMC’s officers and directors and other persons or entities affiliated with HCMC’s sponsor.

Dividends

HCMC has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon HCMC’s revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of HCMC’s board of directors at such time. If HCMC incurs any indebtedness, HCMC’s ability to declare dividends may be limited by restrictive covenants HCMC may agree to in connection therewith.

Transfer Agent and Warrant Agent

The transfer agent for HCMC’s common stock and warrant agent for HCMC’s warrants is Continental Stock Transfer & Trust Company. HCMC has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, HCMC’s Certificate of Incorporation and Bylaws

Provisions of the DGCL and HCMC’s existing charter and bylaws as well as provisions of the proposed charter and proposed bylaws could make it more difficult to acquire HCMC (or the Combined Company, as applicable) by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the post-combination company to first negotiate with the board of directors. HCMC believes that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the HCMC Class A common stock.

Pursuant to the existing charter and the proposed charter, HCMC is subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        A stockholder who owns fifteen percent (15%) or more of HCMC’s outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of HCMC’s assets.

However, the above provisions of Section 203 do not apply if:

•        the HCMC Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of HCMC’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the Business Combination is approved by the HCMC Board and authorized at a meeting of HCMC stockholder, and not by written consent, by an affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder.

In addition, both HCMC’s existing charter and the proposed charter provide for certain other provisions that may have an anti-takeover effect:

•        a classified board of directors whose members serve staggered three-year terms;

•        the authorization of “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our Class A Common Stock;

•        a limitation on the ability of, and providing indemnification to, our directors and officers;

•        a requirement that Special Meetings of our stockholders can be called only by our board of directors, the Chairperson of our board of directors, or our Chief Executive Officer, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        a requirement of advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Company;

•        a prohibition on cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        a requirement that our directors may be removed only for cause and by a majority vote of the stockholders;

•        a prohibition on stockholder action by written consent

•        a requirement that vacancies on our board of directors may be filled only by a majority of directors then in office (subject to limited exceptions), even though less than a quorum, which prevents stockholders from being able to fill vacancies on our board of directors; and

•        a requirement of the approval of our board of directors or the holders of at least two-thirds of our outstanding shares of capital stock to amend our amended and restated bylaws and certain provisions of our amended and restated certificate of incorporation.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock or warrants of the Combined Company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A common stock or warrants of the Combined Company for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Combined Company Class A common stock then outstanding; or

•        the average weekly reported trading volume of Combined Company Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/consent solicitation statement/prospectus, HCMC had 25,700,000 shares of Class A common stock outstanding and 6,250,000 shares of Class B common stock outstanding. All of the 6,250,000 founder shares and 700,000 private placement shares owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Business Combination is approved, the Combined Company Class A common stock we issue to the investors in connection with the PIPE will be restricted securities for purposes of Rule 144 and the Combined Company Class A common stock that stockholders of SOC Telemed receive in connection with the Business Combination will be freely tradable without restriction or further registration under the Securities Act, except for any shares issued to one of our affiliates within the meaning of Rule 144.

As of the date of this proxy statement/consent solicitation statement/prospectus, there are 12,850,000 warrants of HCMC outstanding, consisting of 12,500,000 public warrants originally sold as part of the units issued in the IPO, inclusive of the partial exercise of the underwriters’ over-allotment option, and 350,000 private placement warrants that were sold in a private sale to the Sponsor in connection with the IPO, including in connection with the partial exercise of the over-allotment option. Each warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, in accordance with the terms of the warrant agreements governing the warrants. 12,500,000 of these warrants are public warrants and are freely tradable. In addition, we will be obligated to file no later than 15 business days after the Closing a registration statement under the Securities Act covering the 12,500,000 shares of Combined Company Class A common stock that may be issued upon the exercise of the public warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the public warrants.

HCMC anticipates that following the Closing, the Combined Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Registration Rights

At the Closing, HCMC, Sponsor and SOC Holdings LLC will enter into the Amended and Restated Registration Rights Agreement. Under the Amended and Restated Registration Rights Agreement, the Combined Company will agree to provide to such stockholders and their permitted transferees with certain registration rights, including, among other things, customary “demand” and “piggyback” registration rights, with respect to their shares of HCMC Class A common stock, subject to certain requirements and customary conditions. HCMC may be required to register up to approximately 57.8 million shares of HCMC Class A common stock pursuant to the Amended and Restated Registration Rights Agreement. The Amended and Restated Registration Rights Agreement further provides that shares of HCMC Class A common stock held by the Sponsor or its permitted transferees will be locked-up for certain time periods ranging from between 30 days after the Closing for the private placement shares to one year after the Closing for the founder shares, subject to certain exceptions. For more information on the Amended and Restated Registration Rights Agreement, please see the section entitled “The Business Combination and the Merger Agreement — Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement.”

Listing of Securities

Upon the Closing, HCMC intends to apply to continue the listing of its publicly traded Combined Company Class A common stock and warrants on Nasdaq under the symbols “[•]” and “[•],” respectively, upon the Closing. As a result, our publicly traded units will separate into the component securities upon the Closing and, as a result, will no longer trade as a separate security.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of HCMC Class A common stock and Class B common stock as of [__________], 2020, and (ii) expected beneficial ownership of Combined Company Class A common stock immediately following the Closing of the below-listed individuals and/or entities, assuming, alternatively, (x) no HCMC Share Redemptions (i.e., in the no redemption scenario) and (y) all but 9,424,250 public shares are elected to be redeemed by HCMC stockholders, which would equal the maximum number of HCMC Share Redemptions that could occur without a failure to satisfy the minimum cash condition set forth in the Merger Agreement (i.e., in the maximum redemption scenario):

•        each person who is, or is expected to be, the beneficial owner of more than five percent (5%) of the outstanding shares of HCMC common stock or Combined Company Class A common stock;

•        each of HCMC’s current executive officers and directors;

•        each person who will become an executive officer or director of the Combined Company upon the Closing; and

•        all current executive officers and directors of HCMC, as a group, and all executive officers and directors of the Combined Company following the Closing, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of HCMC common stock pre-Business Combination is based on 31,950,000 shares of HCMC common stock (including 25,000,000 Public Shares, 6,250,000 founder shares and 700,000 private placement shares) issued and outstanding as of [__________], 2020.

The expected beneficial ownership of shares of Combined Company Class A common stock post-Business Combination assuming each of the no redemption scenario and the maximum redemption scenario (a) exclude (1) the 1,875,000 shares of Combined Class A common stock representing the Sponsor Earnout Shares and (2) any shares of Combined Company Class A common stock issuable upon the conversion of equity awards that are issued to holders of outstanding unvested SOC Telemed equity awards in connection with the Business Combination, and (b) assume (1) (x) in the case of the no redemption scenario, no public shares are elected to be redeemed by HCMC stockholders and (y) in the case of the maximum redemption scenario, all but 9,424,250 public shares are elected to be redeemed by HCMC stockholders, (2) the issuance of 16,500,000 shares of Combined Company Class A common stock to the PIPE Investors in the PIPE Investment, for aggregate gross proceeds of $165,000,000, (3) that the amount of HCMC’s cash as of the Closing is equal to $0, (4) that the amount of HCMC’s transaction costs as of the Closing are equal to $10,000,000, (5) that the amount of SOC Telemed’s Cash as of the Closing is equal to $2,000,000, (6) that the amount of SOC’s transaction costs as of the Closing are equal to $10,000,000, (7) that the amount of SOC Telemed’s indebtedness (calculated as payoff amounts for indebtedness for borrowed money, plus estimated tax liabilities in excess of $1,000,000) as of the Closing is equal to $85,000,000, (8) the consummation of the transactions contemplated by the Sponsor Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the PIPE Investment, HCMC Share Redemptions and HCMC’s cash and transactions costs as of the Closing, resulting in the surrender (x) in the case of the no redemption scenario, of no shares of HCMC Class B common stock and (y) in the case of the maximum redemption scenario, of 1,875,000 shares of HCMC Class B common stock, (9) that the redemption price that would be payable to HCMC stockholders that elect to redeem their shares is equal to $10.08 and (10) that immediately after the Closing, the total number of shares of Combined Company Class A common stock outstanding will be equal to (x) in the case of the no redemption scenario, approximately 76,136,449 and (y) in the case of each of the maximum redemption scenario, approximately 74,261,449. In the event that all public shares are elected to be redeemed by HCMC stockholders and the parties consummate the Business Combination, HCMC estimates the number of shares of Combined Company Class A common stock potentially issuable as consideration to SOC Telemed’s securityholders to be equal to 54,561,449.

If the actual facts are different from the foregoing assumptions, ownership figures in the Combined Company and the columns under Post-Business Combination in the following table will be different.

The following table does not reflect record of beneficial ownership of any shares of Combined Company Class A common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of [__________], 2020.

	Pre-Business Combination		Post-Business Combination
			No Redemption Scenario			Maximum Redemption Scenario
Name and Address of Beneficial Owner	Number	%	Number		%	Number		%
Current Executive Officers and Directors of HCMC:
HCMC Sponsor LLC(1)(2)	6,950,000	21.8%	5,075,000		6.7%	3,200,000		4.3%
Steven J. Shulman(1)(2)	6,950,000	21.8%	5,075,000		6.7%	3,200,000		4.3%
Charles J. Ditkoff(1)(2)	6,950,000	21.8%	5,075,000		6.7%	3,200,000		4.3%
Dennis M. Conroy(1)	—	—	—		—	—		—
James C. Cowles(1)	—	—	—		—	—		—
David H. Glaser(1)	—	—	—		—	—		—
Rick Matros(1)	—	—	—		—	—		—
All executive officers and directors of HCMC as a group (6 individuals)	6,950,000	21.8%	5,075,000		6.7%	3,200,000		4.3%
Executive Officers and Directors of the Combined Company After the Closing:
John W. Kalix(3)(4)	—	—	2,353,307		3.1%	2,295,353		3.0%
Hai Tran(3)(5)	—	—	893,059		1.2%	1,186,990		1.6%
R. Jason Hallock(3)	—	—	—		—	—		—
Sean Banerjee(3)(6)	—	—	181,674		*	241,490		*
Steven J. Shulman(1)(2)	6,950,000	21.8%	5,075,000		6.7%	3,200,000		4.3%
Thomas J. Carella(3)(5)	—	—	52,475		*	69,746		*
Amr Kronfol(3)(5)	—	—	52,475		*	69,746		*
All executive officers and directors of the Combined Company as a group (7 individuals)	6,950,000	21.8%	8,607,990		11.3%	7,063,325		9.3%
5% and Greater Holders:
HGC Investment Management Inc.(7)	1,764,600	5.5%	1,764,600		2.3%	1,764,000	(12)	2.4%
Linden Advisors LP(8)	1,706,000	5.3%	1,706,000		2.2%	1,706,000	(12)	2.3%
UBS O’Connor LLC(9)	1,600,000	5.0%	2,600,000	(11)	3.4%	2,600,000	(11)(12)	3.5%
SOC Holdings LLC(10)	—	—	19,292,094		25.3%	29,981,795		40.4%

____________

*        Represents beneficial ownership of less than one percent.

(1)      The business address of each of these entities and individuals is c/o Healthcare Merger Corp., 623 Fifth Avenue, 14th Floor, New York, New York 10022.

(2)      Interests shown include 6,250,000 founder shares, which will be exchanged for shares of Combined Company Class A common stock on a one-for-one basis upon the Closing, and 700,000 private placement shares. Mr. Shulman, the Chief Executive Officer and a director of HCMC, and Mr. Ditkoff, the President and a director of HCMC, are the managing members of Sponsor with voting and investment discretion of the securities held by Sponsor and accordingly may deemed to have beneficial ownership of securities held by Sponsor.

(3)      The business address of each of these individuals is c/o Specialists On Call, Inc., 1768 Business Center Drive, Suite 100, Reston, Virginia 20190.

(4)      Upon the Closing, Mr. Kalix will be granted a restricted stock award or restricted stock units for the number of shares of Combined Company Class A common stock equal to three percent of the fully diluted ownership of the Combined Company, subject to vesting over a four-year period. The number of shares shown assume that Mr. Kalix will receive a restricted stock award rather than restricted stock units and therefore, will be deemed to beneficially own 100% of his shares of Combined Company Class A common stock immediately following the Closing as he will have the right to vote all such shares. If Mr. Kalix is granted restricted stock units, he will not be deemed to beneficially own any shares upon the Closing as none of his restricted stock units will vest within 60 days following the Closing. Interests shown exclude any restricted stock or restricted stock units with vesting terms consistent with the Sponsor Earnout Shares, which Mr. Kalix will be eligible to receive under the terms of his employment agreement as such shares are earned upon the satisfaction of certain post-Business Combination share price targets.

(5)      Represents the shares of Combined Company Class A common stock, which each officer or director will receive upon the Closing in consideration for their vested SOC Telemed options.

(6)      Represents (i) 178,818 shares of Combined Company Class A common stock under the no redemption scenario and 237,672 shares of Combined Company Class A common stock under the maximum redemption scenario, which Mr. Banerjee will receive upon the Closing in consideration for his vested SOC Telemed options and (ii) 2,856 shares under the no redemption scenario and 3,818 shares under the maximum redemption scenario underlying unvested SOC Telemed options, which will convert into options to purchase Combined Company Class A common stock that will vest and become exercisable 60 days after the Closing.

(7)      According to a Schedule 13G filed with the SEC on February 14, 2020, by HGC Investment Management Inc. (“HGCIM”), HGCIM serves as the investment manager to HGC Arbitrage Fund LP (“HGCAF”) with respect to the shares held by HGCIM on behalf of HGCAF. The business address for HGCIM is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada.

(8)      According to a Schedule 13G/A filed with the SEC on January 14, 2020, by Linden Capital L.P. (“LCLP”), Linden GP LLC (“LGP”), Linden Advisors LP (“LALP”) and Mr. Siu Min (Joe) Wong, LGP is the general partner of LCLP and, in such capacity, may be deemed to beneficially own the 1,523,171 shares held by LCLP. LALP is the investment manager of LCLP and trading advisor or investment advisor for the LCLP separately managed accounts (the “LC Managed Accounts”). Mr. Wong is the principal owner and controlling person of LALP and LGP. In such capacities, LALP and Mr. Wong may each be deemed to beneficially own the shares held by LCLP and the 182,829 Shares held by the LC Managed Accounts. The business address of LCLP is 31 Victoria Street, Hamilton HM10, Bermuda. The business address for each of LGP, LALP and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(9)      According to a Schedule 13G filed with the SEC on February 13, 2020, by UBS O’Connor LLC (“O’Connor”), O’Connor serves as the investment manager to (i) Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”) and (ii) Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”). In such capacity, O’Connor exercises voting and investment power over the 800,000 shares held by GLEA and the 800,000 shares held by OGMA. O’Connor is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. As a result, O’Connor may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held for the account of GLEA and OGMA. The business address of O’Connor is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606.

(10)    SOC Holdings LLC is controlled by WPXI Finance, LP (“WPXIF”) and Warburg Pincus XI Partners, L.P. (“WPXI Partners”). WPXIF is a subsidiary of Warburg Pincus Private Equity XI, L.P. (“WPXI”). WPXI Partners and WPXI are collectively referred to as the “WPXI Funds.” WPXI GP, L.P. (“WPXIF GP”) is the managing general partner of WPXIF. WPXI is the general partner of WPXIF GP. Warburg Pincus XI, L.P. (“WP XI GP”) is the general partner of each of WPXI and WPXI Partners. WP Global LLC (“WP Global”) is the general partner of WP XI GP. Warburg Pincus Partners II, L.P. (“WPP II”) is the managing member of WP Global. Warburg Pincus Partners GP LLC (“WPP GP LLC”) is the general partner of WPP II. Warburg Pincus & Co. (“WP”) is the managing member of WPP GP LLC. Warburg Pincus LLC (“WP LLC”) is the manager of the WPXI Funds. Investment and voting decisions with respect to the shares held by SOC Holdings LLC are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the shares. The business address of SOC Holdings and the Warburg Pincus entities is c/o 450 Lexington Avenue, New York, New York 10017. Thomas J. Carella and Amr Kronfol, each a Managing Director of Warburg Pincus, are members of the SOC Telemed board of directors and will be named directors of the Combined Company, and neither has voting or dispositive power with respect to any of the shares held by SOC Holdings LLC and each disclaims beneficial ownership of such shares except to the extent of his respective pecuniary interest therein. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein.

(11)    Includes 1,000,000 shares of Combined Company Class A common stock issued to such person(s) or its affiliates in the PIPE Investment.

(12)    Assumes that such person(s) do not exercise their redemption rights in respect of public shares held by such person(s).

MARKET INFORMATION AND DIVIDEND POLICY

HCMC

Market Information

HCMC’s units, Class A common stock and public warrants are currently listed on Nasdaq under the symbols “HCCOU,” “HCCO” and “HCCOW,” respectively.

Holders

As of August 7, 2020, there were two holders of record of HCMC’s units, one holder of record of HCMC Class A common stock, one holder of record of HCMC Class B common stock and one holder of record of HCMC’s public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, HCMC Class A common stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

HCMC has not paid any cash dividends on HCMC Class A common stock to date and does not intend to pay any cash dividends prior to the Closing. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the Closing. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of our board of directors at such time.

SOC Telemed

Market Information

There is no public market for SOC Telemed’s common stock.

Dividend Policy

SOC Telemed has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the Closing.

ADDITIONAL INFORMATION

Appraisal Rights

HCMC’s stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

SOC Telemed’s stockholders will have appraisal rights in connection with the Business Combination under Delaware law. No SOC Telemed stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its SOC Telemed stock (such shares, “Dissenting Shares”) will be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder will have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder will be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. SOC Telemed will give HCMC and its sponsor, HCMC Sponsor LLC, (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable laws that are received by SOC Telemed relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. SOC Telemed will not, except with the prior written consent of HCMC and its sponsor, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in the Merger Agreement, the Dissenting Stockholders will have no rights to any portion of the Merger Consideration with respect to any Dissenting Shares.

Legal Matters

Ellenoff Grossman & Schole LLP, legal counsel to HCMC, has provided a legal opinion regarding the validity of the securities being offered by this document.

Experts

The financial statements of Specialists On Call, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, included in this proxy statement/consent solicitation statement/prospectus have been so included in reliance on the report (which contains an emphasis of matter relating to SOC Telemed’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

In connection with the Transactions, PricewaterhouseCoopers LLP (“PwC”) completed an independence assessment to evaluate the services and relationships with Specialists On Call, Inc. and its affiliates that may bear on PwC’s independence under the SEC and PCAOB independence rules for an audit period commencing January 1, 2018. PwC informed Specialists On Call, Inc. that certain of its member firms within PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity (each, a “PwC member firm”), had performed non-audit services for certain entities that were affiliates of Specialists On Call, Inc. The performance of employee activities, deemed a management function pursuant to Rule 2-01(c)(4)(vi) of Regulation S-X under the SEC’s auditor independence rules, and the provision of legal services in violation of Rule 2-01(c)(4)(ix) of Regulation S-X identified at certain controlled portfolio companies of investment funds controlled by Warburg Pincus LLC, which currently are the majority equity holders of Specialists On Call, Inc.’s immediate parent company, are described below:

•        From July 2018 to September 2019, a PwC member firm prepared and filed documents with a regulator/government authority (other than a taxing authority) on behalf of an entity under common control with Specialists On Call, Inc. The fees for these services were approximately $3,600.

•        From June 2018 to May 2019, a PwC member firm provided legal due diligence services to an entity under common control with Specialists On Call, Inc., which included the provision of legal advice and interpretations and the preparation of related legal documents. The fees for these services were approximately $65,000, of which approximately $40,000 was invoiced and collected.

•        From May 2020 to June 2020, a PwC member firm provided legal services, which included the preparation of legal documents in connection with a real estate acquisition, to an entity under common control with Specialists On Call, Inc. The fees for these services were approximately $19,000.

PwC noted, among other things, the non-audit services entered into by PwC member firms with sister entities under common control with Specialists On Call, Inc., the non-audit services have no impact on the consolidated financial statements of Specialists On Call, Inc. and were not subject to PwC’s audits, and the fees relating to the non-audit services were immaterial to Specialists On Call, Inc., PwC, the respective PwC member firms, and the sister entities under common control with Specialists On Call, Inc.

After consideration of the relevant facts and circumstances, management and the Audit Committee of Specialists On Call, Inc. concurred with PwC’s conclusion that, for the reasons described above, the impermissible services did not impair PwC’s objectivity and impartiality with respect to the planning and execution of the audits of Specialists On Call, Inc.’s financial statements as of and for each of the years ended December 31, 2019 and 2018 as well as the quarterly review of the six month period ended June 30, 2020 that are included elsewhere in this registration statement and that no reasonable investor would conclude otherwise.

The financial statements of Healthcare Merger Corp. as of December 31, 2019, and for the period from September 19, 2019 (inception) through December 31, 2019, included in this proxy statement/consent solicitation statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/consent solicitation statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

Transfer Agent and Registrar

The transfer agent for HCMC’s securities is Continental Stock Transfer & Trust Company.

Delivery of Documents to Stockholders

Unless HCMC has received contrary instructions, HCMC may send a single copy of this proxy statement/consent solicitation statement/prospectus to any household at which two or more stockholders reside if HCMC believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce HCMC’s expenses. However, if stockholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of HCMC’s disclosure documents, the stockholders should follow these instructions:

•        If the shares are registered in the name of the stockholder, the stockholder may notify HCMC of their request by calling or writing HCMC at its principal executive offices at (646) 975-6581 or 623 Fifth Avenue, 14th Floor, New York, New York 10022; or

•        If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Submission of Stockholder Proposals

The HCMC Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

Future Stockholder Proposals

If the Business Combination is completed, you will be entitled to attend and participate in the Combined Company’s annual meetings of stockholders. If we hold a 2020 annual meeting of stockholders, we will provide notice of or otherwise publicly disclose the date on which the 2020 annual meeting will be held. If the 2020 annual meeting is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the 2020 annual meeting in accordance with Rule 14a-8 under the Exchange Act.

Stockholders and interested parties may communicate with HCMC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Healthcare Merger Corp., 623 Fifth Avenue, 14th Floor, New York, New York 10022. Following the Business Combination, such communications should be sent to Specialists On Call, Inc., 1768 Business Center Drive, Suite 100, Reston, Virginia 20190. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

HCMC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read HCMC’s SEC filings, including this proxy statement/consent solicitation statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/consent solicitation statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact HCMC at the following address and telephone number:

Healthcare Merger Corp.
623 Fifth Avenue, 14th Floor
New York, New York 10022
(646) 975-6581
Attention: Secretary

You may also obtain these documents without charge by requesting them in writing or by telephone from HCMC’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, Washington 98198
Attn: Karen Smith
(877) 870-8565 (toll free)
(banks and brokers can call collect at (206) 870-8565)
Email: ksmith@advantageproxy.com

If you are a stockholder of HCMC and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you, without charge, by first class mail, or another equally prompt means.

All information contained in this proxy statement/consent solicitation statement/prospectus relating to HCMC has been supplied by HCMC, and all such information relating to SOC Telemed has been supplied by SOC Telemed. Information provided by either HCMC or SOC Telemed does not constitute any representation, estimate or projection of any other party.

Neither HCMC or SOC Telemed has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/consent solicitation statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/consent solicitation statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/consent solicitation statement/prospectus does not extend to you. The information contained in this proxy statement/consent solicitation statement/prospectus speaks only as of the date of this proxy statement/consent solicitation statement/prospectus unless the information specifically indicates that another date applies.

Specialists On Call, Inc. and Subsidiaries and Affiliates
Condensed CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share amounts)
(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,057	$4,541
Accounts receivable, net of allowance for doubtful accounts of $581 and $538	7,521	10,545
Prepaid expenses and other current assets	2,315	843
Total current assets	$14,893	15,929

Property and equipment, net	3,546	2,387
Capitalized software costs, net	8,295	7,647
Intangible assets, net	6,709	7,429
Goodwill	16,281	16,281
Deposits and other assets	310	321
Total assets	$50,034	$49,994

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$2,589	$3,435
Accrued expenses	8,695	6,078
Deferred revenues	392	516
Capital lease obligations	28	48
Total current liabilities	11,704	10,077

Puttable option liabilities	106	1
Deferred revenues	1,074	807
Long term debt, net of unamortized discount and debt issuance costs	79,376	77,140
Total liabilities	$92,260	$88,025
COMMITMENTS AND CONTINGENCIES (Note 11)

CONTINGENTLY REDEEMABLE PREFERRED STOCK (Redeemable convertible preferred stock, $0.001 par value; 21,816,134 and 21,805,134 shares authorized as of June 30, 2020 and December 31, 2019, respectively; 21,816,134 and 21,805,134 shares issued and outstanding as of June 30, 2020 and December 31, 2019 respectively; aggregate liquidation preference of $76,957 and, $62,466 as of June 30, 2020 and December 31, 2019 respectively).	76,363	61,907

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 132,034,637 and 132,034,637 shares authorized as of June 30, 2020 and December 31, 2019; 84,370,027 and 84,370,027 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively.	84	84
Treasury stock 223,157 shares, at cost, as of June 30, 2020 and December 31, 2019	(768)	(768)
Additional paid-in capital	83,847	87,118
Accumulated deficit	(201,752)	(186,372)
Total stockholders’ deficit	(118,589)	(99,938)
Total liabilities, contingently redeemable preferred stock and stockholders’ deficit	$50,034	$49,994

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Specialists On Call, Inc. and Subsidiaries and Affiliates
Condensed CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Revenues	$28,361	$32,563
Cost of revenues	19,743	20,398

Operating expenses
Selling, general and administrative	18,274	17,671
Changes in fair value of contingent consideration	—	(1,454)
Total operating expenses	18,274	16,217

Loss from operations	(9,656)	(4,052)

Other income (expense)
Gain (Loss) on puttable option liabilities	(105)	—
Interest expense	(5,616)	(4,845)

Total other expense	(5,721)	(4,845)

Loss before income taxes	(15,377)	(8,897)

Income tax expense	(3)	(2)

Net loss and comprehensive loss	$(15,380)	$(8,899)
Accretion of redeemable convertible preferred stock	(3,518)	(2,642)
Net loss attributable to common stockholders	$(18,898)	$(11,541)
Net loss per share attributable to common stockholders
Basic	$(0.22)	$(0.14)
Diluted	$(0.22)	$(0.14)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	84,874,870	84,578,370
Diluted	84,874,870	84,578,370

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Specialists On Call, Inc. and Subsidiaries and Affiliates
Condensed CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(In thousands, except share amounts)
(Unaudited)

	Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2018	84,341,527	$84	223,157	$(768)	$91,533	$(168,130)	$(77,281)
Stock-based compensation	—	—	—	—	863	—	863
Accretion of stock issuance costs and dividends on Series H and Series I contingently redeemable preferred stock	—	—	—	—	(2,642)	—	(2,642)
Net loss	—	—	—	—	—	(8,899)	(8,899)
Balance, June 30, 2019	84,341,527	$84	223,157	$(768)	$89,754	$(177,029)	$(87,959)

Balance, December 31, 2019	84,370,027	$84	223,157	$(768)	$87,118	$(186,372)	$(99,938)
Stock-based compensation	—	—	—	—	247	—	247
Accretion of stock issuance costs and dividends on Series H, I and J contingently redeemable preferred stock	—	—	—	—	(3,518)	—	(3,518)
Net loss	—	—	—	—	—	(15,380)	(15,380)
Balance, June 30, 2020	84,370,027	$84	223,157	$(768)	$83,847	$(201,752)	$(118,589)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Specialists On Call, Inc. and Subsidiaries and Affiliates
Condensed CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(15,380)	$(8,899)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,607	2,020
Stock-based compensation	247	863
Loss on puttable option liabilities	105	—
Change in fair value of contingent consideration	—	(1,454)
Bad debt expense	43	98
Paid-in kind interest on senior debt	1,527	1,329
Amortization of debt issuance costs and accretion of original issuance discount	710	583
Change in assets and liabilities, net of acquisitions
Accounts receivable, net of allowance	2,981	443
Prepaid expense and other current assets	(1,472)	57
Deposits and other assets	11	—
Accounts payable	(921)	818
Accrued expenses and other liabilities	2,334	(1,992)
Deferred revenues	143	(127)
Net cash used in operating activities	(7,065)	(6,261)

Cash flows from investing activities:
Capitalization of software development costs	(2,090)	(1,985)
Purchase of property and equipment	(1,222)	(931)
Acquisition of business, net of cash acquired	—	(1)
Net cash used in investing activities	(3,312)	(2,917)

Cash flows from financing activities:
Principal payments under capital lease obligations	(45)	(77)
Proceeds from the issuance of debt, net of discount	—	8,867
Issuance of contingently redeemable preferred stock, net of offering costs	10,938	—
Net cash provided by financing activities	10,893	8,790

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	516	(388)
Cash and cash equivalents at beginning of the period	4,541	3,989
Cash and cash equivalents at end of the period	$5,057	$3,601

Supplemental disclosure of cash flow information:
Cash paid during the period for taxes	$8	$15
Cash paid during the period for interest	3,435	2,990

Supplemental schedule of non-cash investing and financing transactions:
Accretion of contingently redeemable preferred stock	$3,518	$2,642
Assets acquired under capital lease arrangements	24	59
Purchase of property and equipment reflected in accounts payable and accruals at the period end	358	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Specialists On Call, Inc.
Notes to Condensed Consolidated Financial Statements

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Specialists On Call, Inc. was formed on July 14, 2004 as a Delaware C-Corporation. Specialists On Call, Inc. and Subsidiaries and Affiliates (collectively, the “Company”, “Specialists On Call”, “SOC”) is committed to improving patient care by providing advanced, real-time telemedicine and the highest quality critical consultation services by connecting emergency physicians with critical care experts 24 hours a day, every day of the year. The Company is a health services management company that is responding to the need for rapid, effective treatment of emergency patients and the shortage of critical care experts. The Company operates as a single operating and reportable segment.

As discussed in Note 14, on July 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Healthcare Merger Corp. Pursuant to the Agreement, HCMC will acquire the Company with consideration of a combination of cash and shares.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Specialists On Call, Inc. and its Subsidiaries and Affiliates and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

The accompanying interim unaudited condensed consolidated financial statements include the accounts of the Company. All intercompany balances and transactions are eliminated upon consolidation. In the opinion of the Company, the accompanying unaudited condensed financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of June 30, 2020, and its results of operations for the six months ended June 30, 2020, and 2019, and cash flows for the six months ended June 30, 2020, and 2019. The condensed balance sheet at December 31, 2019, was derived from the Company’s audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes of the Company included elsewhere in this Form S-4.

As discussed in Note 3, Variable Interest Entities, Specialists On Call, Inc. holds a variable interest in the Tele-Physician Practices which contract with physicians in order to provide services to the customers. The Tele-Physician Practices are considered variable interest entities (“VIE” or “VIEs”) which are denominated Affiliates for consolidation purposes.

COVID — 19 Outbreak

The recent outbreak of the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization on March 11, 2020 and declared a National Emergency by the President of the United States on March 13, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on the Company’s operating results, financial condition and cash flows. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including expenses and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impacts.

While not currently known, the full impact of COVID-19 could have a material impact on the operations of our business. For the six months ended June 30, 2020 our variable revenues decreased as a result of the lower volume of consultations due to the COVID-19 pandemic with corresponding impacts on our cost of sales due to declined demand for physicians. For more details, see Going Concern Consideration below.

The Company continues to closely monitor the current macro environment related to monetary and fiscal policies, as well as pandemics or epidemics, such as the recent COVID-19 outbreak.

Specialists On Call, Inc.
Notes to Condensed Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Going Concern Consideration

As of June 30, 2020, the Company has experienced negative cash flows from operations each year since inception and has an accumulated deficit of $201.8 million. The Company incurred net losses of $15.4 million and $8.9 million for the six months ended June 30, 2020 and 2019, respectively and cash outflows from operations of $7.1 million and $6.3 million for the six months ended June 30, 2020 and 2019, respectively. In March 2020, the World Health Organization declared the 2019 novel coronavirus, or COVID-19, a global pandemic. The Company experienced a reduction in service utilization in and around the same time and consequently experienced a decrease in revenue and margin. The Company immediately adjusted variable costs, including physician fees, travel expenses, and other discretionary spending to preserve margins. The Company is closely monitoring the impact of COVID-19 on all aspects of the business and continuously modifying operational protocols, cost structure, and discretionary spending to evolving business conditions.

The Company has historically funded its operations through the issuance of preferred stock and long-term debt. Given the historical operating and cash flow losses from the Company’s result of operations and expected cash needs, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. This evaluation does not consider the potential mitigating effect of management’s plans that have not been fully implemented. When substantial doubt is deemed to exist, management may evaluate the mitigating effect of its plans to determine if it is probable that (1) the plans will be effectively implemented within one year after the date the financial statements are issued, and (2) when implemented, the plans will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

In December 2019, the Company raised additional capital through the issuance of Series J preferred stock to Warburg Pincus (“WP”), SOC’s controlling shareholder, for $4 million. The Series J purchase agreement further provided additional closings with call dates to be determined in 2020 based on the Company’s needs for $11.0 million. The total available amount was called and funded in cash on January 28, 2020 for $3.7 million, on March 27, 2020 for $3.7 million, and on June 12, 2020 for $3.6 million. These proceeds were utilized to fund the operations of the Company through the issuance of these financial statements, with $3.6 million in cash remaining on July 31, 2020. Additionally, on August 14, 2020, WP, signed a support letter committing funds (the “Warburg Commitment Letter”) up to $15.0 million available to the Company from August 2020 through December 31, 2021 to enable the Company to meet all obligations as they come due.

The Company rapidly adapted to the impacts of COVID-19 and modified its variable cost structure effectively to preserve margins which included real time assessment of physician coverage needs to appropriately align with changes in utilization experienced as a result of COVID-19. The Company’s financial forecasts have been revised to incorporate these changes and our assessment of the financial impact of COVID-19. The Company’s financial forecasts, combined with existing cash and cash equivalents and the Warburg Commitment Letter, indicate sufficient liquidity for at least the next twelve months. Accordingly, the Company believes its liquidity plans described above have alleviated the substantial doubt raised. Accordingly, the Company’s unaudited consolidated financial statements have been prepared on the basis that it will continue as a going concern for a period of one year from the financial statement issuance date.

Concentration of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits.

During the six months ended June 30, 2020 and 2019, no customer accounts for more than 10% of the Company’s total revenues. As of June 30, 2020 and December 31, 2019, no customer accounts for more than 10% of the Company’s total accounts receivable.

Specialists On Call, Inc.
Notes to Condensed Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of Goodwill

Goodwill is tested for impairment on an annual basis as of December 31st or between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company operates as one operating segment, which the Company has determined to be one reporting unit for the purposes of impairment testing. The Company compares the estimated fair value of a reporting unit to its book value, including goodwill. If the fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the book value of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

The fair value of the reporting unit is determined using various techniques, including multiple of earnings and discounted cash flow valuation methodologies. Determining the fair value of the reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include changes in revenue and operating margins used to project future cash flows, discount rates, valuation multiples of entities engaged in the same or similar lines of business, and future economic and market conditions.

No impairments were recorded during the six months ended June 30, 2020 and 2019.

Impairment of Long-Lived Assets

The Company determines whether long-lived assets are to be held for use or disposal. The Company monitors its long-lived assets for events or changes in circumstances that indicate that their carrying values may not be recoverable. Upon indication of possible impairment of long-lived assets held for use, the Company evaluates the recoverability of such assets by measuring the carrying amount of the long-lived asset group against the related estimated undiscounted future cash flows of the long-lived asset group. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is adjusted to its estimated fair value. No impairments were recorded during the six months ended June 30, 2020 and 2019.

Revenue Recognition

The Company recognizes revenue from contracts when all of the following criteria are met:

•        Persuasive evidence of an arrangement exists

•        The price is fixed or determinable

•        Services have been rendered, and

•        Collectability is reasonably assured

The Company enters into service contracts with hospitals or hospital systems, physician practice groups, and other users. Under the contracts, the clients pay a fixed monthly fee for physician consultation services. The fixed monthly fee provides for a predetermined number of monthly consultations. Should the number of consultations exceed the contracted amount, the clients also pay a variable consultation fee for the additional service. To facilitate the delivery of the consultation services, the facilities use telemedicine equipment, which can be provided and installed by the Company. The Company also provides the hospitals with user training, maintenance and support services for the telemedicine equipment used to perform the consultation services. Prior to the start of a contract, clients generally make upfront nonrefundable payments to the Company when contracting for Company training, maintenance, equipment, and implementation services. Consideration received from these upfront fees is recognized ratably over the client relationship period.

The Company has determined that the separate deliverables under its contracts include the fixed and variable medical consultation services, as well as the monthly maintenance and support services. The Company allocates contract consideration to each of the elements based on their relative selling price, using the best estimate of selling

Specialists On Call, Inc.
Notes to Condensed Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

price (“BESP”), because vendor specific objective evidence (“VSOE”) and third-party evidence (“TPE”) are not available. BESP is estimated as if the elements were sold regularly on a stand-alone basis considering internal factors such as historical pricing practices, gross margin objectives, customer demands, and geography.

Consideration allocated to fixed and variable medical consultation services is recognized in the period in which the physician consultation service is provided. Consideration allocated to the maintenance and support services is recognized ratably over the life of the service contract. Deferred revenue consists of the unamortized balance of nonrefundable upfront fees and maintenance fees which are classified as current and non-current based on the timing of when the Company expects to recognize revenue.

Use of estimates and judgements

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions about future events that affect the amounts reported in its condensed consolidated financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. On an ongoing basis, management evaluates these estimates, judgments and assumptions. Significant estimates and assumptions are included within, but not limited to: (1) revenue recognition, including the determination of the customer relationship period, (2) accounts receivable and allowance for doubtful accounts, (3) long-lived asset recoverability, (4) useful lives of long-lived and intangible assets, (5) stock-based compensation, option, and warrant liabilities, (6) fair value of identifiable purchased tangible and intangible assets in a business combination, (7) determination of the cash flows for goodwill impairment testing, (8) fair value measurements, and (9) the provision for income taxes and related deferred tax accounts. The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates, and any such differences may be material to the Company’s condensed consolidated financial statements.

The Company is unable to predict the full impact that COVID-19 will have on its financial position, operating results, and cash flows due to numerous uncertainties. The extent to which COVID-19 impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain the virus or treat its impact, among others. The Company’s condensed consolidated financial statements presented herein reflect the latest estimates and assumptions made by management that affect the reported amounts of assets and liabilities and related disclosures as of the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting periods presented. Actual results may differ significantly from these estimates and assumptions.

Emerging Growth Company

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use the extended transition period under the JOBS Act until such time the Company is not considered to be an EGC. The adoption dates are discussed below to reflect this election.

Recently Issued Accounting Pronouncements

Accounting pronouncements issued and adopted

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (“Topic 820”), which modifies, removes and adds certain disclosure requirements on fair value measurements. The new guidance was required for the Company for the annual reporting period beginning January 1, 2020 and interim periods within that fiscal year. The Company adopted this guidance starting from January 1, 2020, however, there was no material impact resulting from the adoption of this pronouncement.

Specialists On Call, Inc.
Notes to Condensed Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounting pronouncements issued but not yet adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”) and Other Assets and Deferred Costs (“Topic 340”), which updates numerous requirements in U.S. GAAP, including industry-specific requirements, and provides companies with a single revenue recognition model for recognizing revenue from contracts with customers. This standard, as amended, contains principles with respect to the measurement and timing of recognition of revenue. The Company will recognize revenue to reflect the transfer of goods or services to customers at an amount that it expects to be entitled to receive in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). Subsequent to the issuance of ASU 2014-09, the FASB also issued several updates related to ASU 2014-09 including deferring its adoption date. As per the latest ASU 2020-05, issued by the FASB, the entities who have not yet issued or made available for issuance the financial statements as of June 3, 2020 can defer the new guidance for one year. The Company will be adopting this guidance for the annual reporting period beginning January 1, 2020, and interim reporting periods within the annual reporting period beginning January 1, 2021. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective method). The Company plans on applying the modified retrospective method of adoption for this guidance. The Company is in the process of evaluating the impact that the pronouncement will have on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”) which outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize almost all of their leases on the balance sheet by recording a lease liability and corresponding right-of-use assets for all leases with lease terms greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. As per the latest ASU 2020-05 issued by FASB, the entities who have not yet issued or made available for issuance the financial statements as of June 3, 2020 can defer the new guidance for one year. The Company will be adopting this guidance for the annual reporting period beginning January 1, 2022, and interim reporting periods within annual reporting period beginning January 1, 2023. This will require application of the new accounting guidance at the beginning of the earliest comparative period presented in the year of adoption. The Company is in the process of evaluating the impact that the pronouncement will have on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments — Credit Losses (“Topic 326”) Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. As per the latest ASU 2020-02, the FASB deferred the timelines for certain small public and private entities. The new guidance will be adopted by the Company for the annual reporting period beginning January 1, 2023, including interim periods within that annual reporting period. The standard will apply as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is in the process of evaluating the impact of the adoption of ASU 2016-13 on the Company’s consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify various aspects related to accounting for income taxes. The Company is expecting to adopt the guidance from annual periods beginning after December 15, 2021 and interim periods beginning December 15, 2022. The Company is currently evaluating the impact that the pronouncement will have on the consolidated financial statements.

Specialists On Call, Inc.
Notes to Condensed Consolidated Financial Statements

3. VARIABLE INTEREST ENTITIES

Specialists On Call, Inc. holds a variable interest in the Tele-Physician Practices which contract with physicians in order to provide services to the customers. The Tele-Physician Practices are considered variable interest entities (“VIE” or “VIEs”) since they do not have sufficient equity to finance their activities without additional subordinated financial support. An enterprise having a controlling financial interest in a VIE must consolidate the VIE if it has both power and benefits — that is, it has (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits). Specialists On Call, Inc. has the power and rights to direct all activities of the professional corporations and funds and absorbs all losses of the VIEs. Therefore, each of the Tele-Physician Practices are consolidated with Specialists On Call, Inc.

NeuroCall and JSA Health are wholly owned subsidiaries and as such consolidated by Specialists On Call, Inc. JSA Health comprises four entities: JSA Health Corporation (“Corporate”), JSA Health California LLC (“LLC”), JSA California PC (“CAPC”), and JSA Texas PLLC (“PLLC”). CAPC and PLLC are medical practices (the “Medical Practices”) and Corporate and LLC provide management services to the Medical Practices (the “Management Companies”). More specifically, Corporate and PLLC have entered into a management services agreement with each other, and LLC and CAPC have entered into a management services agreement with each other. As a result, Corporate and LLC hold variable interests in their respective Medical Practices which contract with physicians in order to provide services to Corporate and LLC. The Medical Practices are considered VIEs since they do not have sufficient equity to finance their activities without additional subordinated financial support. These relationships are similar to the relationship between Specialists On Call, Inc. and the Tele-Physician Practices. Therefore, each of the Medical Practices are consolidated with JSA Health.

Specialists On Call, Inc. consolidates certain VIEs for which it was determined to be the primary beneficiary. The assets of the consolidated VIEs may only be used to settle obligations of the consolidated VIEs, if any. In addition, there is no recourse to the Company for the consolidated VIEs’ liabilities.

The information below represents the VIEs’ assets and liabilities as of June 30, 2020 and December 31, 2019 (in thousands).

	June 30, 2020	December 31, 2019
Current assets	$11,102	$14,172
Current liabilities	2,145	3,108

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. The Company has no assets or liabilities valued with Level 2 inputs.

Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Specialists On Call, Inc.
Notes to Condensed Consolidated Financial Statements

4. FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

Liabilities historically valued with Level 3 inputs on a recurring basis are warrants and puttable stock options. As of June 30, 2020 and December 31, 2019, the Company’s outstanding liability consisted of only puttable stock options. Puttable option liabilities’ fair value is computed using the Black-Scholes model.

As a result of the JSA Health acquisition in 2018, the Company measured its contingent consideration at fair value determined at Level 3. The Company estimated the fair value of contingent consideration as the present value of the expected contingent payments, determined using an Option Pricing Model and Discounted Cash Flow methods. As of June 30, 2020, December 31, 2019 and June 30, 2019 the Company had contingent consideration liabilities of $0 million, $0 million, and $0.4 million, respectively. The change in fair value of the Company’s contingent liability was recorded in other expenses as “Change in fair value of contingent consideration” in the consolidated statements of operations. For the six months ended June 30, 2019, the Company recognized a gain of $1.5 million in changes in fair value of contingent consideration on the unaudited consolidated statement of operations

The carrying value of Cash and Cash Equivalents approximate their fair value because of the short-term or on demand nature of these instruments.

There were no transfers between fair value measurement levels during the six months ended June 30, 2020.

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	Carrying Value	Fair Value Measurements as of June 30, 2020 Using:
		Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$5,057	$5,057	—	—	$5,057
Total	$5,057	$5,057	—	—	$5,057

Liabilities
Puttable option liabilities	$106	$—	—	$106	$106
Total	$106	$—	$—	$106	$106
	Carrying Value	Fair Value Measurements as of December 31, 2019 Using:
		Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$4,541	$4,541	—	—	$4,541
Total	$4,541	$4,541	—	—	$4,541

Liabilities
Puttable option liabilities	$1	$—	$—	$1	$1
Total	$1	$—	$—	$1	$1

Specialists On Call, Inc.
Notes to Condensed Consolidated Financial Statements

4. FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

The following table represents a reconciliation of Puttable option liabilities fair value measurements using the significant unobservable inputs (Level 3) (in thousands):

	Puttable Option Liabilities
	Shares	Fair Value (in thousands)
Balance, December 31, 2018	382,417	$164
Shares expired unexercised	(80,000)	(22)
Change in fair value	—	(141)
Balance, December 31, 2019	302,417	$1
Shares expired unexercised	(30,000)	(4)
Change in fair value	—	109
Balance, June 30, 2020	272,417	$106

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

At June 30, 2020 and December 31, 2019 prepaid expenses and other currents assets consisted of the following (in thousands):

	June 30, 2020	December 31, 2019
Prepaid expenses	$1,058	$789
Deferred transaction related costs	1,200	—
Other current assets	57	54
	$2,315	$843

Prepaid expenses include prepayments related to information technology, insurance, tradeshows and conferences.

Deferred transaction related costs primarily includes attorney and consulting fees in support of the Company’s anticipated reverse merger. Upon completion, these costs will be offset against the gross proceeds of the reverse merger.

6. INTANGIBLE ASSETS

The carrying amount of the Intangible Assets as of June 30, 2020 and December 31, 2019 consisted of the following (in thousands):

June 30, 2020	Useful Life	Gross Value	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life (in years)
Hospital contracts relationships	6 to 10 years	$8,480	$(2,575)	$5,905	7.0
Non-compete agreements	4 to 5 years	45	(26)	19	2.7
Trade names	4 to 5 years	1,810	(1,025)	785	1.9
Intangible assets, net		$10,335	$(3,626)	$6,709	6.4

Specialists On Call, Inc.
Notes to Condensed Consolidated Financial Statements

6. INTANGIBLE ASSETS (cont.)

December 31, 2019	Useful Life	Gross Value	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life (in years)
Hospital contracts relationships	6 to 10 years	$8,480	$(2,066)	$6,414	7.5
Non-compete agreements	4 to 5 years	45	(21)	24	3.0
Trade names	4 to 5 years	1,810	(819)	991	2.4
Intangible assets, net		$10,335	$(2,906)	$7,429	6.8

Periodic amortization that will be charged to expense over the remaining life of the intangible assets as of June 30, 2020 is as follows (in thousands):

Years ending December 31,	Amortization Expense
Remainder of 2020	$721
2021	1,437
2022	1,193
2023	629
2024	590
Thereafter	2,139
$6,709

7. DEBT

The table below represents the components of outstanding debt (in thousands):

	June 30, 2020	December 31, 2019
Term Loan Agreement with an effective interest rate of 14.7%, due 2023	$81,389	$79,862
Less: Unamortized discounts, fees and issue costs	(2,013)	(2,722)
Balance at	$79,376	$77,140

The Company will also be liable for a final payoff fee of 6% of the principal balance payable at maturity or upon prepayment. The Company estimated the payoff fee to be $4.7 million, which is included as a debt discount offset against the Company’s outstanding debt balance on the consolidated balance sheets and amortized as a component of interest expense over the term of the loan.

Interest expense related to the long-term debt agreements, including amortization of debt issuance costs and discount, for the six months ended June 30, 2020 and 2019 was $5.6 million and $4.8 million, respectively.

On April 15, 2020, the Term Loan Agreement with CRG was amended (“the Fourth Amendment”) to incorporate the following modifications: (i) extend the interest-only period until March 31, 2022; (ii) extend the PIK period until March 31, 2022; and (iii) change the stated maturity date of all tranches to March 31, 2023.

Specialists On Call, Inc.
Notes to Condensed Consolidated Financial Statements

7. DEBT (cont.)

The following reflects the contractually required payments under the term loan agreement as amended by the Fourth Amendment (in thousands):

Years ending December 31,	Amount
Remainder of 2020	$—
2021	—
2022	61,694
2023	25,500
2024 and thereafter	—

The Term Loan Agreement includes two financial covenants: (i) minimum liquidity of $2.0 million at all times while the principal is outstanding under the term loan and (ii) minimum revenue of at least $37.5 million in 2018, $42.5 million in 2019, $47.5 million in 2020 and $52.5 million in 2021. The Company was in compliance with all financial covenants at December 31, 2019 and 2018. The Term Loan Agreement contains affirmative covenants which include the delivery of audited financial statements within 180 days of year end and an audit opinion not subject to any “going-concern” or like qualification. As discussed in Note 14, as a result of the merger transaction with Healthcare Merger Corp., on June 4, 2020, the Term Loan Agreement with CRG was amended (“the Fifth Amendment”) to allow the Company to provide the lender with audited consolidated financial statements for the year ending December 31, 2019 within 270 days after the end of such fiscal year. Therefore, the Company was in compliance with this covenant for 2019. The Term Loan Agreement also contains negative covenants which, in certain circumstances, would limit the Company’s ability to engage in acquisitions. The Company obtained waivers for this covenant in 2018 and 2017 in order to consummate the acquisitions of JSA Health and NeuroCall, respectively. Also, the Company’s obligations under the term loan are senior to the Series H, I and J contingently redeemable preferred stock, meaning that all such obligations must be paid before the holders of the Series H, I and J contingently redeemable preferred stock receive any return.

The Company determines the fair value of long-term debt using discounted cash flows, applying current interest rates and current credit spreads, based on its own credit risk. Such instruments are classified as Level 2. The fair value amounts were approximately $77.8 million and $76.9 million as of June 30, 2020 and December 31 2019, respectively.

The Term Loan Agreement contains a material adverse change provision which permits the lender to accelerate the scheduled maturities of the obligations under the loan. The conditions which would permit this acceleration are not objectively determinable or defined within the agreement. A potential condition which could qualify as a material adverse change would be substantial doubt about the Company’s ability to continue as a going concern. As disclosed in Note 2, as a result of the support letter provided by WP, Specialists On Call, Inc.’s controlling shareholder, committing funds up to $15.0 million available to Specialists On Call, Inc. from August 2020 through December 31, 2021, the Company’s plans have alleviated substantial doubt with respect to going concern and acceleration of the Term Loan is not deemed probable. Therefore, the Company classified the term loan as a non-current liability on the consolidated balance sheets as of June 30, 2020 and December 31, 2019.

Both amendments were accounted for as modifications of debt.

8. ACCRUED EXPENSES

At June 30, 2020 and December 31, 2019 accrued expenses consisted of the following (in thousands):

	June 30, 2020	December 31, 2019
Accrued compensation	$2,958	$2,473
Accrued bonuses	861	1,082
Accrued professional and service fees	4,338	2,228
Accrued interest and other expenses	538	295
	$8,695	$6,078

Specialists On Call, Inc.
Notes to Condensed Consolidated Financial Statements

9. CONTINGENTLY REDEEMABLE PREFERRED STOCK

The Company has three outstanding series of redeemable preferred stock. The authorized, issued and outstanding shares, issue price, and carrying value are as follows:

	As of June 30, 2020 (in thousands, except share and per share amounts)
	Shares Authorized	Shares Issued and Outstanding	Issue Price	Carrying Amount
Series H	21,781,134	21,781,134	$1.14	$33,690
Series I	20,000	20,000	1,000.00	27,216
Series J	15,000	15,000	1,000.00	15,457
	21,816,134	21,816,134		$76,363
	As of December 31, 2019 (in thousands, except share and per share amounts)
	Shares Authorized	Shares Issued and Outstanding	Issue Price	Carrying Amount
Series H	21,781,134	21,781,134	$1.14	$32,675
Series I	20,000	20,000	1,000.00	25,412
Series J	4,000	4,000	1,000.00	3,820
	21,805,134	21,805,134		$61,907

Based on the Series J Preferred Stock Purchase Agreement the Company conducted three subsequent closings totaling $11.0 million, fully funded in cash for $3.7 million on January 28, 2020, $3.7 million on March 27, 2020, and $3.6 million on June 12, 2020.

10. NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock of the Company, including outstanding stock options, warrants, contingently redeemable preferred stock and convertible notes, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock of the Company outstanding would have been anti-dilutive.

The following table presents the calculation of basic and diluted net loss per share for the Company’s common stock (in thousands, except shares and per share amounts):

	Six Months Ended June 30,
	2020	2019
Numerator:
Net loss	$(15,380)	$(8,899)
Preferred stock dividends	(3,518)	(2,642)
Numerator for Basic and Dilutive EPS – Loss available to common stockholders	$(18,898)	$(11,541)
Denominator:
Common stock	84,146,870	84,118,370
Series I and Series J common warrants	728,000	460,000
Denominator for Basic and Dilutive EPS – Weighted-average common stock outstanding	84,874,870	84,578,370
Basic net loss per share	$(0.22)	$(0.14)
Dilutive net loss per share	$(0.22)	$(0.14)

Specialists On Call, Inc.
Notes to Condensed Consolidated Financial Statements

10. NET LOSS PER SHARE (cont.)

The following potential Common stock was excluded from diluted net loss per share for the period ended June 30, 2020 and 2019, as the Company had a net loss for the year: 2,104,566 and 2,109,566, respectively, related to the Common Warrants outstanding, and 19,402,067 and 21,982,567 , respectively, related to the Company’s Stock-Based Compensation awards outstanding.

Under the Series I and Series J preferred stock agreement, upon an Initial Public Offering, the Series I and Series J Preferred Stock will automatically convert into shares of the Company’s common stock in an amount equal to the total carrying amount of the Series I and Series J preferred stock divided by the fair value of the Company’s common stock at that time. The additional 32,574,809 and 16,045,578 shares of potential common stock are not included in the computation of diluted EPS for the period ending June 30, 2020 or 2019, respectively, because an Initial Public Offering event has not occurred at the end of the respective periods.

11. COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases three separate facilities under non-cancelable operating agreements expiring on September 30, 2020, October 31, 2020 and December 31, 2020, respectively. Rent expense is recognized on the straight-line method over the life of the lease and was approximately $0.3 million and $0.3 million for the six months ended June 30, 2020 and 2019, respectively. Rent expense is included in selling, general and administrative expenses on the statements of operations.

The Company also leases telemedicine and office equipment under various non-cancelable operating leases through July 2021. Rent expense under these leases was less than $0.1 million and $0.1 million for the six months ended June 30, 2020 and 2019, respectively, and included in cost of revenues on the statements of operations. The Company also leases office equipment under various non-cancelable operating leases through December 2019. Rent expense under these leases was $0 million and less than $0.1 million for the six months ended June 30, 2020 and 2019, respectively, and included in selling, general and administrative expenses on the statements of operations.

There was no sublease income for the six months ended June 30, 2020 and 2019. There were no future minimum sublease payments to be received under non-cancelable subleases as of June 30, 2020.

The following reflects the future minimum non-cancelable lease payments required under the above operating leases (in thousands):

Years ending December 31,	Amount
Remainder of 2020	$351
2021	41
2022 and thereafter	—

Contingencies

The Company is involved in litigation and legal matters which have arisen in the normal course of business, including but not limited to medical malpractice matters. Although the ultimate results of these matters are not currently determinable, management does not expect that they will have a material adverse effect on the Company’s consolidated statements of financial position, results of operations, or cash flows.

Specialists On Call, Inc.
Notes to Condensed Consolidated Financial Statements

12. INCOME TAXES

Income tax expense equals the current tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities during the year.

The realizability of the deferred tax assets, generated primarily from net operating loss carryforwards, is dependent upon future taxable income generated during the periods in which net operating loss carryforwards are available. Management considers projected future taxable income and tax planning strategies, which can be implemented by the Company in making this assessment. Since the history of cumulative losses provides strong evidence that it is unlikely that future taxable income will be generated in the periods net operating losses are available, management has established a valuation allowance equal to the net deferred tax assets.

The Company’s effective tax rate was not material for the six months ended June 30, 2020 and 2019. The income tax expense for the three and six months ended June 30, 2020 and 2019 is attributable to U.S. state income tax.

Income tax expense during interim periods is based on the Company’s estimated annual effective income tax rate plus any discrete items that are recorded in the period in which they occur. The Company’s tax rate is affected by discrete items that may occur in any given year but may not be consistent from year to year.

There are no unrecognized income tax benefits for the six-month periods ended June 30, 2020 and 2019 and the Company does not anticipate any material changes in its unrecognized tax benefits in the next twelve months.

13. RELATED-PARTY TRANSACTIONS

During the six months ended June 30, 2020 and 2019, respectively, the Company issued 11,000 and 4,000 shares of Series J contingently redeemable preferred stock to certain previous Company stockholders in exchange for cash consideration (See Note 9).

As discussed in Note 2, Going Concern Consideration, on August 14, 2020, WP, Specialists On Call, Inc.’s controlling shareholder, signed a support letter committing funds up to $15.0 million available to Specialists On Call, Inc. from August 2020 through December 31, 2021.

14. SUBSEQUENT EVENTS

The Company evaluated its financial statements for subsequent events through August 17, 2020, the date the financial statements were available to be issued. The Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements except as discussed below.

On July 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Healthcare Merger Corp., a Delaware corporation (“HCMC”). Pursuant to the Agreement, HCMC will acquire the Company with consideration of a combination of cash and shares. The terms of the Agreement contain customary representations, warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Specialists On Call, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Specialists On Call, Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, of changes in stockholders’ deficit, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the Company has experienced negative cash flows from operations and has historically funded its operations through the issuance of preferred stock and long-term debt. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 2.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

August 17, 2020

We have served as the Company’s auditor since 2015.

Specialists On Call, Inc. and Subsidiaries and Affiliates
CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share amounts)
As of December 31, 2019 and 2018

	2019	2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,541	$3,989
Accounts receivable, net of allowance for doubtful accounts of $538 and $373	10,545	9,822
Prepaid expenses and other current assets	843	858
Total current assets	15,929	14,669

Property and equipment, net	2,387	1,625
Capitalized software costs, net	7,647	5,919
Intangible assets, net	7,429	8,871
Goodwill	16,281	16,281
Deposits and other assets	321	364
Total assets	$49,994	$47,729

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$3,435	$2,625
Accrued expenses	6,078	6,042
Deferred revenues	516	754
Capital lease obligations	48	72
Puttable option liabilities	—	3
Total current liabilities	10,077	9,496

Puttable option liabilities	1	161
Deferred revenues	807	674
Long term debt, net of unamortized discount and debt issuance costs	77,140	60,184
Contingent Consideration	—	1,855
Other long-term liabilities	—	45
Total liabilities	$88,025	$72,415

COMMITMENTS AND CONTINGENCIES (Note 20)

CONTINGENTLY REDEEMABLE PREFERRED STOCK (Redeemable convertible preferred stock, $0.001 par value; 21,805,134 and 21,801,134 shares authorized as of December 31, 2019 and 2018, respectively; 21,805,134 and 21,801,134 shares issued and outstanding as of December 31, 2019 and 2018, respectively; aggregate liquidation preference of $62,466 and, $53,009 as of December 31, 2019 and 2018, respectively)	61,907	52,595

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 132,034,637 and 130,393,926 shares authorized as of December 31, 2019 and 2018; 84,370,027 and 84,341,527 shares issued and outstanding at December 31, 2019 and 2018, respectively	84	84
Treasury stock 223,157 shares, at cost, as of December 31, 2019 and 2018	(768)	(768)
Additional paid-in capital	87,118	91,533
Accumulated deficit	(186,372)	(168,130)
Total stockholders’ deficit	(99,938)	(77,281)
Total liabilities, contingently redeemable preferred stock and stockholders’ deficit	$49,994	$47,729

The accompanying notes are an integral part of these consolidated financial statements.

Specialists On Call, Inc. and Subsidiaries and Affiliates
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per share amounts)
Years ended December 31, 2019 and 2018

	2019	2018
Revenues	$66,200	$53,712
Cost of revenues	40,213	30,829

Operating expenses
Selling, general and administrative	35,931	34,800
Changes in fair value of contingent consideration	(1,855)	245
Total operating expenses	34,076	35,045

Loss from operations	(8,089)	(12,162)

Other income (expense)
Gain (Loss) on puttable option liabilities	163	(55)
Interest expense	(10,308)	(7,607)

Total other expense	(10,145)	(7,662)

Loss before income taxes	(18,234)	(19,824)

Income tax (expense) benefit	(8)	1,760

Net loss and comprehensive loss	$(18,242)	$(18,064)
Accretion of redeemable convertible preferred stock	(5,514)	(4,133)
Net loss attributable to common stockholders	$(23,756)	$(22,197)

Net loss per share attributable to common stockholders
Basic	(0.28)	(0.26)
Diluted	(0.28)	(0.26)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	84,599,554	84,387,780
Diluted	84,599,554	84,387,780

The accompanying notes are an integral part of these consolidated financial statements.

Specialists On Call, Inc. and Subsidiaries and Affiliates

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

Years ended December 31, 2019 and 2018

	Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2017	84,214,153	$84	223,157	$(768)	$94,277	$(150,066)	$(56,473)

Exercise of stock options	127,374	—	—	—	51	—	51
Stock-based compensation	—	—	—	—	1,338	—	1,338
Accretion of stock issuance costs and dividends on Series H and Series I contingently redeemable preferred stock	—	—	—	—	(4,133)	—	(4,133)
Net loss	—	—	—	—	—	(18,064)	(18,064)

Balance, December 31, 2018	84,341,527	84	223,157	(768)	91,533	(168,130)	(77,281)

Exercise of stock options	28,500	—	—	—	20	—	20
Stock-based compensation	—	—	—	—	1,079	—	1,079
Accretion of stock issuance costs and dividends on Series H, I and J contingently redeemable preferred stock	—	—	—	—	(5,514)	—	(5,514)
Net loss	—	—	—	—	—	(18,242)	(18,242)

Balance, December 31, 2019	84,370,027	$84	223,157	$(768)	$87,118	$(186,372)	$(99,938)

The accompanying notes are an integral part of these consolidated financial statements.

Specialists On Call, Inc. and Subsidiaries and Affiliates
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Years ended December 31, 2019 and 2018

	2019	2018
Cash flows from operating activities:
Net loss	$(18,242)	$(18,064)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	4,311	2,652
Stock-based compensation	1,079	1,338
(Gain) Loss on puttable option liabilities	(163)	55
Change in fair value of contingent consideration	(1,855)	245
Bad debt expense	200	135
Paid-in kind interest on senior debt	2,815	2,099
Amortization of debt issuance costs and accretion of original issuance discount	1,273	870
Income tax benefit	—	(1,786)
Change in assets and liabilities, net of acquisitions
Accounts receivable, net of allowance	(923)	(2,763)
Prepaid expense and other current assets	15	146
Deposits and other assets	43	51
Accounts payable	795	291
Accrued expenses and other liabilities	(9)	1,527
Deferred revenues	(105)	(498)
Net cash used in operating activities	(10,766)	(13,702)

Cash flows from investing activities:
Capitalization of software development costs	(3,880)	(3,423)
Purchase of property and equipment	(1,353)	(582)
Acquisition of business, net of cash acquired	—	(10,490)
Net cash used in investing activities	(5,233)	(14,495)

Cash flows from financing activities:
Principal payments under capital lease obligations	(134)	(214)
Proceeds from the issuance of debt, net of discount	12,867	9,725
Exercise of stock options and warrants	20	51
Issuance of contingently redeemable preferred stock, net of offering costs	3,798	13,253
Net cash provided by financing activities	16,551	22,815

Net increase (decrease) in Cash and cash equivalents	552	(5,382)
Cash and cash equivalents at beginning of year	3,989	9,371
Cash and cash equivalents at end of year	$4,541	$3,989

Supplemental disclosure of cash flow information:
Cash paid during the year for taxes	$15	$9
Cash paid during the year for interest	6,335	4,743

Supplemental schedule of non-cash investing and financing transactions:
Accretion of contingently redeemable preferred stock	$5,514	$4,133
Contingent consideration on the acquisition of JSA Health	—	1,610
Assets acquired under capital lease arrangements	110	173
Purchase of property and equipment reflected in accounts payable at year end	15	110

The accompanying notes are an integral part of these consolidated financial statements.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Specialists On Call, Inc. was formed on July 14, 2004 as a Delaware C-Corporation. Specialists On Call, Inc. and Subsidiaries and Affiliates (collectively, the “Company”, “Specialists On Call”, “SOC”) is committed to improving patient care by providing advanced, real-time telemedicine and the highest quality critical consultation services by connecting emergency physicians with critical care experts 24 hours a day, every day of the year. The Company is a health services management company that is responding to the need for rapid, effective treatment of emergency patients and the shortage of critical care experts. The Company operates as a single operating and reportable segment.

On August 14, 2018, Specialists On Call, Inc. acquired 100% of JSA Health Corporation (“JSA Health” or “JSA”). JSA is a specialty provider of physician based psychiatric telemedicine services. JSA contracts with various types of institutions, including: hospitals, mental health emergency centers, community health clinics, learning institutions, and correctional facilities to provide psychiatric services to their patients. Services are provided to patients via real-time telemedicine communication (e.g., video conferencing). JSA is headquartered in Houston, Texas, and provides services to clients located in Texas, California, and Louisiana.

As discussed in Note 24, on July 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Healthcare Merger Corp. Pursuant to the Agreement, HCMC will acquire the Company with consideration of a combination of cash and shares.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Specialists On Call, Inc. and its Subsidiaries and Affiliates and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

As of December 31, 2019, Specialists On Call, Inc. is party to four Services Agreements in Georgia, California, Texas and New Jersey by and among it and the professional corporations (the “Tele-Physicians Practices”) pursuant to which each professional corporation provides services to Specialists On Call, Inc. Each Tele-Physician Practice is established pursuant to the requirements of its respective domestic jurisdiction governing the corporate practice of medicine. As discussed in Note 5, Variable Interest Entities, Specialists On Call, Inc. holds a variable interest in the Tele-Physician Practices and, accordingly, the Tele-Physician Practices are considered variable interest entities (“VIE” or “VIEs”) which are denominated Affiliates for consolidation purposes.

The accompanying consolidated financial statements include the accounts of the Company. All intercompany balances and transactions are eliminated upon consolidation.

Going Concern Consideration

As of December 31, 2019, the Company has experienced negative cash flows and losses from operations each year since inception and has an accumulated deficit of $186.4 million. The Company incurred net losses of $18.2 million and $18.1 million for the years ended December 31, 2019 and 2018, respectively, and cash outflows from operations of $10.8 million and $13.7 million for the years ended December 31, 2019 and 2018, respectively. In March 2020, the World Health Organization declared the 2019 novel coronavirus, or COVID-19, a global pandemic. The Company experienced a reduction in service utilization in and around the same time and consequently experienced a decrease in revenue and margin. The Company immediately adjusted variable costs, including physician fees, travel expenses, and other discretionary spending to preserve margins. The Company is closely monitoring the impact of COVID-19 on all aspects of the business and continuously modifying operational protocols, cost structure, and discretionary spending to evolving business conditions.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has historically funded its operations through the issuance of preferred stock and long-term debt. Given the historical operating and cash flow losses from the Company’s results of operations and expected cash needs, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. This evaluation does not consider the potential mitigating effect of management’s plans that have not been fully implemented. When substantial doubt is deemed to exist, management may evaluate the mitigating effect of its plans to determine if it is probable that (1) the plans will be effectively implemented within one year after the date the financial statements are issued, and (2) when implemented, the plans will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

In December 2019, the Company raised additional capital through the issuance of Series J preferred stock to Warburg Pincus (“WP”), SOC’s controlling shareholder, for $4 million. The Series J purchase agreement further provided additional closings with call dates to be determined in 2020 based on the Company’s needs for $11.0 million. The total available amount was called and funded in cash on January 28, 2020 for $3.7 million, on March 27, 2020 for $3.7 million, and on June 12, 2020 for $3.6 million. These proceeds were utilized to fund the operations of the Company through the issuance of these financial statements, with $3.6 million in cash remaining on July 31, 2020. Additionally, on August 14, 2020, WP, signed a support letter committing funds (the “Warburg Commitment Letter”) up to $15.0 million available to the Company from August 2020 through December 31, 2021 to enable the Company to meet all obligations as they come due.

The Company rapidly adapted to the impacts of COVID-19 and modified its variable cost structure effectively to preserve margins which included real time assessment of physician coverage needs to appropriately align with changes in utilization experienced as a result of COVID-19. The Company’s financial forecasts have been revised to incorporate these changes and our assessment of the financial impact of COVID-19. The Company’s financial forecasts, combined with existing cash and cash equivalents and the Warburg Commitment Letter, indicate sufficient liquidity for at least the next twelve months. Accordingly, the Company believes its liquidity plans described above have alleviated the substantial doubt raised. As such, the Company’s financial statements have been prepared on the basis that it will continue as a going concern for a period of one year from the financial statement issuance date.

Concentration of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits.

For the years ended December 31, 2019 and 2018 no customer accounts for more than 10% of the Company’s accounts receivable or total revenues.

Business Combination

The Company applies the acquisition method of accounting for business acquisitions. The results of operations of the businesses acquired by the Company are included as of the respective acquisition date. The Company allocates the fair value of purchase consideration to the assets acquired and liabilities assumed, based on their estimated fair values. The excess of the fair value of purchase consideration over the value of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to fair value of acquired intangible assets. The Company may adjust the preliminary purchase price allocation, as necessary, for up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed. Acquisition-related expenses are recognized separately from the business combination and are expensed as incurred.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity at the date of purchase of three months or less to be cash equivalents.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable

The Company carries its accounts receivable at net realizable value. The Company maintains an allowance for doubtful accounts for the estimated losses resulting from the inability of the Company’s customers to pay their invoices. The allowance for doubtful accounts is calculated based on a specific reserve for identified at risk balances considering the Company’s history of write-offs and collections as well as current credit conditions. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The cost of property and equipment acquired under capital lease arrangements represents the lesser of the present value of the minimum lease payments or the fair value of the leased asset as of the inception of the lease. Depreciation expense is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Software	3 years
Computer Equipment	3 years
Furniture and Fixtures	3 years
Telemedicine Equipment	2 to 5 years
Leasehold Improvements	Shorter of remaining lease term or the economic life

Depreciation of leasehold improvements is computed using the shorter of the remaining lease term or the economic life. Telemedicine equipment consists of computer equipment and monitors, optical equipment, and accessories that allow doctors and others in separate locations to communicate and collaborate with each other. Depreciation expense for telemedicine equipment and software is included within cost of revenues, while depreciation for all other assets is included within selling, general and administrative expenses in the statements of operations. Upon installation of the telemedicine equipment at the customer’s location, the Company retains title to the equipment, which is held and used by the customer and thus is retained on the Company’s books or financed through operating and capital leases with third parties. Telemedicine equipment that has not yet been installed is not depreciated. At December 31, 2019 and 2018 the Company has $0.2 million and $0.3 million of uninstalled telemedicine equipment classified as work in progress within Property and equipment, net on the consolidated balance sheets.

Expenditures for major renewals and improvements are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred and included within selling, general and administrative expenses in the statements of operations.

Capitalized Software Costs

The Company capitalizes the cost of developing internal-use software, consisting primarily of personnel and related expenses (including stock-based compensation and employee taxes and benefits) for employees and third parties who devote time to their respective projects. The Company also capitalizes avoidable interest costs as the amount of interest that could have been avoided if funds were used to pay off the debt instead of developing the asset. Capitalized interest costs were $0.1 million for each of the years ended December 31, 2019 and 2018. Capitalization of software costs occurs during the application development stage. Software costs incurred during the preliminary project and post implementation stages are expensed as incurred. The application development stage occurs when the research stage is complete and management has committed to a project to develop software that will be used for its intended purpose. Any costs incurred during subsequent efforts to significantly upgrade and enhance the functionality of the software are also capitalized. Depreciation of capitalized software costs are recorded as a component of telemedicine equipment and software depreciation within cost of revenues on the statements of operations on a straight-line basis over their estimated useful life of four years and begins once the project is substantially complete and the software is ready for its intended purpose.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Intangibles Assets

All intangible assets were acquired in connection with the acquisitions of NeuroCall Holdings, LLC and its subsidiaries (“NeuroCall”) on January 31, 2017, and JSA Health and are amortized over their estimated useful lives based on the pattern of economic benefit derived from each asset. Intangible assets resulting from these acquisitions include hospital contracts relationships, non-compete agreements and trade names. Hospital contracts relationships are amortized over a period of 6 to 10 years using a straight-line method. Non-compete agreements are amortized over a period of 4 to 5 years using the straight-line method. The trade names represented by NeuroCall and JSA Health are amortized over 5 and 4 years, respectively, using the straight-line method.

Impairment of Goodwill

Goodwill is tested for impairment on an annual basis as of December 31 or between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company operates as one operating segment, which the Company has determined to be one reporting unit for the purposes of impairment testing. The Company compares the estimated fair value of a reporting unit to its book value, including goodwill. If the fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the book value of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

The fair value of the reporting unit is determined using various techniques, including multiple of earnings and discounted cash flow valuation methodologies. Determining the fair value of the reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include changes in revenue and operating margins used to project future cash flows, discount rates, valuation multiples of entities engaged in the same or similar lines of business, and future economic and market conditions.

The Company’s annual goodwill impairment tests performed on December 31, 2019 and 2018 resulted in no impairment charges for the years ended December 31, 2019 and 2018.

Impairment of Long-Lived Assets

The Company determines whether long-lived assets are to be held for use or disposal. The Company monitors its long-lived assets for events or changes in circumstances that indicate that their carrying values may not be recoverable. Upon indication of possible impairment of long-lived assets held for use, the Company evaluates the recoverability of such assets by measuring the carrying amount of the long-lived asset group against the related estimated undiscounted future cash flows of the long-lived asset group. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is adjusted to its estimated fair value. No impairments were recorded during the years ended December 31, 2019 and 2018.

Stock-Based Compensation

The Company accounts for all employee share-based payments in accordance with the provisions of Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation. This model requires companies to measure the cost of share-based awards to employees based on the grant-date fair value of the award using an option pricing model, and to recognize that cost over the period during which an employee is required to provide service in exchange for the award. An award’s value is expensed over the award’s requisite service period, which is generally the vesting period, on a straight-line basis or on a graded basis as determined by the underlying award, net of estimated pre-vesting forfeitures. The Company has estimated forfeitures based on historical experience and revises the rates, as necessary, if actual forfeitures differ from initial estimates.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company estimates the grant-date fair value of each award using the Black-Scholes model. Assumptions used when valuing options using the Black-Scholes model are: the underlying stock price, expected stock volatility, expected option term, expected dividend yield, and the risk-free interest rate. The Company utilizes a third party valuation firm to assist them in determining the fair value of its common stock. The basis of assessment is a discounted cash flow model of projected earnings. Expected stock volatility is determined using weekly average historical stock prices of comparable public companies’ common stock for a period generally equal to the expected term of the options. Expected option term is determined by computing the weighted average of an award’s contractual and vesting terms, also known as the simplified method. The Company does not have a history of declaring dividends on common stock and does not expect to in the near term, therefore, the dividend yield is 0%. The risk-free interest rate is equal to interest rates paid on U.S. treasuries for periods equal to the expected term.

Vesting for certain options granted during 2019 are subject to satisfying certain performance conditions. The Company accrues stock-based compensation cost if it is probable that the performance condition will be achieved.

Long Term Debt

The Company has entered into a term loan facility, which is divided into tranches. The Company capitalizes costs related to the issuance of debt under the provisions of ASC Subtopic 835-30, Interest — Imputation of Interest. Debt issuance costs and discounts related to a recognized debt liability are presented in the consolidated balance sheets as a direct deduction from the carrying amount of that debt liability and are subsequently amortized to interest expense at an effective interest rate over the life of the related loan. Debt issuance costs related to line-of-credit arrangements are presented in the consolidated balance sheets as an asset and are subsequently amortized ratably over the term of the line-of-credit arrangement. Amortization of debt issuance costs is included as a component of interest expense in the Company’s consolidated statements of operations. Cash interest payments are due quarterly on March 31, June 30, September 30, and December 31 each year. Interest is expensed monthly. Paid in-kind interest (“PIK”) is accrued monthly at the contracted rate over the period of the loan and included in the principal balance.

Puttable Option Liabilities

The Company recognizes derivatives as either an asset or liability measured at fair value in accordance with ASC 815, Derivatives and Hedging. The puttable options are the Company’s derivative financial instruments and are recorded in the consolidated balance sheets at fair value. The Company does not enter into derivative transactions for speculative or trading purposes.

Contingently Redeemable Preferred Stock

The redemption provisions of the Company’s Series H, I and J preferred stock are outside the Company’s control, and as such the Company has recorded its contingently redeemable preferred stock outside of stockholders’ deficit. The Company’s outstanding contingently redeemable preferred stock was issued at a discount to its redemption price. The discount reflects stock issuance costs which were recorded as a reduction of the preferred share balance as well as cumulative dividends on the Series H, I and J preferred stock. The Company is accreting its contingently redeemable preferred stock to the stock’s redemption value over the period from issuance to the earliest redemption date, such that the carrying amount of the securities will equal the redemption value inclusive of accrued but unpaid dividends at the earliest redemption date. The accretion to redemption value for the Company’s Series H, I and J preferred stock are recorded as a charge to additional paid-in capital, in the absence of retained earnings, with a corresponding increase to contingently redeemable preferred stock.

Revenue Recognition

The Company recognizes revenue from contracts when all of the following criteria are met:

•        Persuasive evidence of an arrangement exists

•        The price is fixed or determinable

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Services have been rendered, and

•        Collectability is reasonably assured

The Company enters into service contracts with hospitals or hospital systems, physician practice groups, and other users. Under the contracts, the clients pay a fixed monthly fee for physician consultation services. The fixed monthly fee provides for a predetermined number of monthly consultations. Should the number of consultations exceed the contracted amount, the clients also pay a variable consultation fee for the additional service. To facilitate the delivery of the consultation services, the facilities use telemedicine equipment, which can be provided and installed by the Company. The Company also provides the hospitals with user training, maintenance and support services for the telemedicine equipment used to perform the consultation services. Prior to the start of a contract, clients generally make upfront nonrefundable payments to the Company when contracting for Company training, maintenance, equipment, and implementation services. Consideration received from these upfront fees is recognized ratably over the client relationship period.

The Company has determined that the separate deliverables under its contracts include the fixed and variable medical consultation services, as well as the monthly maintenance and support services. The Company allocates contract consideration to each of the elements based on their relative selling price, using the best estimate of selling price (“BESP”), because vendor specific objective evidence (“VSOE”) and third-party evidence (“TPE”) are not available. BESP is estimated as if the elements were sold regularly on a stand-alone basis considering internal factors such as historical pricing practices, gross margin objectives, customer demands, and geography.

Consideration allocated to fixed and variable medical consultation services is recognized in the period in which the physician consultation service is provided. Consideration allocated to the maintenance and support services is recognized ratably over the life of the service contract. Deferred revenue consists of the unamortized balance of nonrefundable upfront fees and maintenance fees which are classified as current and non-current based on the timing of when the Company expects to recognize revenue.

Advertising

Advertising costs include public relations, trade shows, market research, and general promotional items and are expensed as incurred. The Company has recorded advertising expenses of $0.7 million and $0.8 million within selling, general and administrative expenses in the statements of operations for the years ended December 31, 2019 and 2018.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes interest and penalties associated with tax matters as part of income tax expenses and includes accrued interest and penalties with the related tax liability in the consolidated balance sheets.

Significant judgement is required to evaluate uncertain tax positions. The Company evaluates its uncertain tax positions on a regular basis. Its evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audits, and effective settlement of audit issues. The Company accounts for uncertain tax positions by recognizing a tax benefit or liability at the largest amount that, in its judgement, is more than 50% likely to be realized or paid based upon technical merits of the position.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contingencies

In accordance with ASC 450, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgement is required to determine both the probability and the estimated amount. The Company reviews contingencies at least quarterly and adjusts accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. At this time, the Company has no accrual related to lawsuits, claims, investigations and proceedings.

Use of estimates and judgements

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions about future events that affect the amounts reported in its consolidated financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. On an ongoing basis, management evaluates these estimates, judgments and assumptions. Significant estimates and assumptions are included within, but not limited to: (1) revenue recognition, including the determination of the customer relationship period, (2) accounts receivable and allowance for doubtful accounts, (3) long-lived asset recoverability, (4) useful lives of long-lived and intangible assets, (5) stock-based compensation, option and warrant liabilities, (6) fair value of identifiable purchased tangible and intangible assets in a business combination, (7) determination of the cash flows for goodwill impairment testing, (8) fair value measurements, and (9) the provision for income taxes and related deferred tax accounts. The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates, and any such differences may be material to the Company’s consolidated financial statements.

The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including expenses, clinical trials, and research and development costs, will depend on future developments that are highly uncertain. This includes results of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impact on local, regional, national, and international markets. The Company has made estimates of the impact of COVID-19 within its financial statements, and there may be changes to those estimates in future periods. Actual results could differ from the Company’s estimates.

Emerging Growth Company

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use the extended transition period under the JOBS Act until such time the Company is not considered to be an EGC. The adoption dates are discussed below to reflect this election.

Recently Issued Accounting Pronouncements

Accounting pronouncements issued and adopted

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-04 to simplify the accounting for goodwill impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the new standard, goodwill impairment will now be measured by the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. The Company has adopted this guidance effective January 1, 2019, however, and there was no impact on its consolidated financial statements.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounting pronouncements issued but not yet adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”) and ASU 340-40, Other Assets and Deferred Costs, which updates numerous requirements in U.S. GAAP, including industry-specific requirements, and provides companies with a single revenue recognition model for recognizing revenue from contracts with customers. This standard, as amended, contains principles with respect to the measurement and timing of recognition of revenue. The Company will recognize revenue to reflect the transfer of goods or services to customers at an amount that it expects to be entitled to receive in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). Subsequent to the issuance of ASU 2014-09, the FASB also issued several updates related to ASU 2014-09 including deferring its adoption date. As per the latest ASU 2020-05, issued by the FASB, the entities who have not yet issued or made available for issuance the financial statements as of June 3, 2020 can defer the new guidance for one year. The Company will be adopting this guidance for the annual reporting period beginning January 1, 2020, and interim reporting periods within the annual reporting period beginning January 1, 2021. The Company is in the process of evaluating the impact that the pronouncement will have on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”) which outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize almost all of their leases on the balance sheet by recording a lease liability and corresponding right-of-use assets for all leases with lease terms greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. As per the latest ASU 2020-05 issued by FASB, the entities who have not yet issued or made available for issuance the financial statements as of June 3, 2020 can defer the new guidance for one year. The Company will be adopting this guidance for the annual reporting period beginning January 1, 2022, and interim reporting periods within annual reporting period beginning January 1, 2023. This will require application of the new accounting guidance at the beginning of the earliest comparative period presented in the year of adoption. The Company is in the process of evaluating the impact that the pronouncement will have on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments — Credit Losses (“Topic 326”) Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. As per the latest ASU 2020-02, the FASB deferred the timelines for certain small public and private entities. The new guidance will be adopted by the Company for the annual reporting period beginning January 1, 2023, including interim periods within that annual reporting period. The standard will apply as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is in the process of evaluating the impact of the adoption of ASU 2016-13 on the Company’s consolidated financial statements and disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“Topic 820”), which modifies, removes and adds certain disclosure requirements on fair value measurements. The new guidance will be required for the Company for the annual reporting period beginning January 1, 2020 and interim periods within that fiscal year. The Company will adopt this guidance starting from January 1, 2020. The Company does not anticipate the impact resulting from the adoption of this pronouncement to be material.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify various aspects related to accounting for income taxes. The Company is expecting to adopt the guidance from annual periods beginning after December 15, 2021 and interim periods beginning December 15, 2022. The Company is currently evaluating the impact that the pronouncement will have on the consolidated financial statements.

3. SEGMENT INFORMATION

The Company’s Chief Operating Decision Maker (“CODM”), its Chief Executive Officer (“CEO”), reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating its financial performance. Accordingly, the Company has determined that it operates in a single reportable segment: health services management. All of the Company’s operations and assets are located in the United States, and all of its revenues are attributable to United States customers.

4. BUSINESS COMBINATIONS

JSA Health Acquisition in 2018

On August 14, 2018, Specialists On Call, Inc. completed the acquisition of 100% of JSA Health. JSA Health is a specialty provider of physician based psychiatric telemedicine services. JSA Health contracts with various types of institutions, including hospitals, mental health emergency centers, community health clinics, learning institutions, and correctional facilities, to provide psychiatric services to their patients. Services are provided to patients via real-time telemedicine communication (e.g., video conferencing). As a result of the acquisition, the Company expects to expand relationships with those institutions and, consequently, the sales of services in the United States.

The total purchase price for this transaction approximated $12.3 million, comprised of $11.0 million in cash, reduced by a negative net working capital adjustment of less than $0.4 million, and an estimated $1.6 million of contingent consideration. The contingent consideration was based on the achievement of certain financial targets after the transaction.

On December 31, 2018, the Company reassessed the fair value of the contingent consideration liability and recognized $0.2 million in changes in fair value of contingent consideration on the consolidated statements of operations.

Given that none of the financial targets were achieved as of December 31, 2019, the contingent consideration liability was removed and a gain of $1.9 million was recognized in changes in fair value of contingent consideration on the consolidated statements of operations for the year ended December 31, 2019.

Transaction costs for the acquisition approximated $0.5 million and were expensed as incurred and included within selling, general and administrative expenses on the statements of operations.

The following table summarizes the consideration transferred to acquire JSA Health and the amounts of identified assets acquired and liabilities assumed at the acquisition date (in thousands):

Fair value of consideration transferred
Cash	$11,035
Contingent consideration	1,610
Net working capital adjustment	(370)
Total	$12,275

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

4. BUSINESS COMBINATIONS (cont.)

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$175
Accounts receivable	1,056
Prepaid expenses and other current assets	89
Property and equipment, net	33
Intangible assets, net	6,915
Deposits and other assets	329
Accounts payable	(166)
Accrued expenses	(541)
Deferred tax liability	(1,786)
Identifiable assets acquired and liabilities assumed	$6,104
Goodwill	$6,171

The amount allocated to goodwill is primarily attributed to the expected synergies and other benefits arising from the transaction. The transaction was determined to be a stock deal for tax purposes. Therefore, the goodwill recognized is not expected to be tax deductible.

The valuation techniques used for measuring the fair value of separately identified intangible assets acquired were as follows (in thousands):

Intangible assets acquired	Fair value	Valuation Technique
Trade name	$990	Relief from royalty method
Hospital contracts relationships	$5,900	Multi-period excess earnings method
Non-compete agreements	$25	With and without method

The acquired business contributed Revenues of $3.4 million and Net loss of $0.6 million to Specialists On Call, Inc. for the period from August 14, 2018 to December 31, 2018. The following unaudited pro forma financial summary presents consolidated information of Specialists On Call, Inc. as if the business combination had taken place on January 1, 2018 (in thousands):

Pro forma year ended December 31, 2018 (unaudited)
Revenues	$59,512
Net loss	(19,162)

The unaudited pro forma financial information above is not necessarily indicative of what the Company’s consolidated results actually would have been if the acquisition had been completed at the beginning of the respective periods. In addition, the unaudited pro forma information above does not attempt to project the Company’s future results.

5. VARIABLE INTEREST ENTITIES

Specialists On Call, Inc. holds a variable interest in the Tele-Physician Practices which contract with physicians in order to provide services to the customers. The Tele-Physician Practices are considered VIEs since they do not have sufficient equity to finance their activities without additional subordinated financial support. An enterprise having a controlling financial interest in a VIE must consolidate the VIE if it has both power and benefits — that is, it has (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

5. VARIABLE INTEREST ENTITIES (cont.)

benefits from the VIE that potentially could be significant to the VIE (benefits). Specialists On Call, Inc. has the power and rights to direct all activities of the professional corporations and funds and absorbs all losses of the VIEs. Therefore, each of the Tele-Physician Practices are consolidated with Specialists On Call, Inc.

NeuroCall and JSA Health are wholly owned subsidiaries and as such consolidated by Specialists On Call, Inc. JSA Health comprises four entities: JSA Health Corporation (“Corporate”), JSA Health California LLC (“LLC”), JSA California PC (“CAPC”), and JSA Texas PLLC (“PLLC”). CAPC and PLLC are medical practices (the “Medical Practices”) and Corporate and LLC provide management services to the Medical Practices (the “Management Companies”). More specifically, Corporate and PLLC have entered into a management services agreement with each other, and LLC and CAPC have entered into a management services agreement with each other. As a result, Corporate and LLC hold variable interests in their respective Medical Practices which contract with physicians in order to provide services to Corporate and LLC. The Medical Practices are considered VIEs since they do not have sufficient equity to finance their activities without additional subordinated financial support. These relationships are similar to the relationship between Specialists On Call, Inc. and the Tele-Physician Practices. Therefore, each of the Medical Practices are consolidated with JSA Health.

Specialists On Call, Inc. consolidates certain variable interest entities for which it was determined to be the primary beneficiary. The assets of the consolidated VIEs may only be used to settle obligations of the consolidated VIEs, if any. In addition, there is no recourse to the Company for the consolidated VIEs’ liabilities.

The information below represents the VIEs’ assets and liabilities as of December 31, 2019 and 2018 (in thousands).

	2019	2018
Current assets	$14,172	$11,814
Current liabilities	3,108	2,676

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. The Company has no assets or liabilities valued with Level 2 inputs.

Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Liabilities historically valued with Level 3 inputs on a recurring basis are warrants and puttable stock options. As of December 31, 2019 and 2018 the Company’s outstanding liability consisted of only puttable stock options. Puttable option liabilities’ fair value are computed using the Black-Scholes model. Refer to “Note 14, Puttable Option Liabilities” for further details, including details of the Company’s Level 3 rollforward of these instruments.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

6. FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

As a result of the JSA Health acquisition in 2018, the Company measured its contingent consideration at fair value determined at Level 3. The Company estimates the fair value of contingent consideration as the present value of the expected contingent payments, determined using an Option Pricing Model and Discounted Cash Flow methods.

The carrying value of Cash and Cash Equivalents approximate their fair value because of the short-term or on demand nature of these instruments.

There were no transfers between fair value measurement levels during the years ended December 31, 2019 and 2018.

The following tables presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis (in thousands):

		Fair Value Measurements as of December 31, 2019 Using:
	Carrying Value	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$4,541	$4,541	—	—	$4,541
Total	$4,541	$4,541	—	—	$4,541

Liabilities
Puttable options liabilities	$1	$—	$—	$1	$1
Contingent consideration	—	—	—	—	—
Total	$1	$—	$—	$1	$1
	Carrying Value	Fair Value Measurements as of December 31, 2018 Using:
		Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$3,989	$3,989	—	—	$3,989
Total	$3,989	$3,989	—	—	$3,989

Liabilities
Puttable options liabilities	$164	$—	$—	$164	$164
Contingent consideration	1,855	—	—	1,855	1,855
Total	$2,019	$—	$—	$2,019	$2,019

The following table represents a rollforward of Contingent consideration fair value measurements using the significant unobservable inputs (Level 3) (in thousands):

Contingent Consideration
Balance as of August 14, 2018 (JSA Acquisition)	$1,610
(Gain) Loss recognized in statements of operations	245
Payments	—
Balance as of December 31, 2018	$1,855

(Gain) Loss recognized in statements of operations	(1,855)
Payments	—
Balance as of December 31, 2019	$—

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

7. PROPERTY AND EQUIPMENT

At December 31, 2019 and 2018 property and equipment consisted of the following (in thousands):

	2019	2018
Telemedicine equipment	$6,435	$4,986
Software	1,358	1,301
Work in progress	234	290
Computer equipment	757	752
Furniture and fixtures	328	304
Leasehold improvements	568	568
	$9,680	8,201
Less accumulated depreciation	(7,293)	(6,576)
Total	$2,387	$1,625

Telemedicine equipment includes $0.5 million and $0.4 million at December 31, 2019 and 2018 of equipment acquired under capital lease agreements.

For the years ended December 31, 2019 and 2018 depreciation expense for all assets except telemedicine equipment was $0.2 million and $0.3 million, respectively and included in selling, general and administrative expenses on the statements of operations. Depreciation expense for telemedicine equipment is included within in cost of revenues on the statements of operations and was $0.5 million and $0.3 million for the years ended December 31, 2019 and 2018, respectively.

8. CAPITALIZED SOFTWARE COSTS

At December 31, 2019 and 2018 capitalized software costs consisted of the following (in thousands):

December 31, 2019	Useful Life	Gross Value	Accumulated Depreciation	Net Carrying Value
Capitalized software development costs	4 years	$11,535	$(3,888)	$7,647
December 31, 2018	Useful Life	Gross Value	Accumulated Depreciation	Net Carrying Value
Capitalized software development costs	4 years	$7,655	$(1,736)	$5,919

The software development costs capitalized were $3.9 million and $3.4 million for the years ended December 31, 2019 and 2018, respectively. Depreciation expense for capitalized software costs included within cost of revenues on the statements of operations was $2.2 million and $1.2 million for the years ended December 31, 2019 and 2018, respectively.

9. GOODWILL

At December 31, 2019 and 2018 goodwill consisted of the following (in thousands):

	2019	2018
Balance at January 1	$16,281	$10,110
Business combination – Note 4	—	6,171
Balance at December 31	$16,281	$16,281

The Company performed its annual impairment test in December and when circumstances indicated that the carrying value may be impaired. There were no indications of impairment as of and for the years ended December 31, 2019 and 2018.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

10. INTANGIBLE ASSETS

At December 31, 2019 and 2018 intangible assets consisted of the following (in thousands):

December 31, 2019	Useful Life	Gross Value	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life (in years)
Hospital contracts relationships	6 to 10 years	$8,480	$(2,066)	$6,414	7.5
Non-compete agreements	4 to 5 years	45	(21)	24	3.0
Trade names	4 to 5 years	1,810	(819)	991	2.4
Intangible assets, net		$10,335	$(2,906)	$7,429	6.8
December 31, 2018	Useful Life	Gross Value	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Useful Life (in years)
Hospital contracts relationships	6 to 10 years	$8,480	$(1,046)	$7,434	8.3
Non-compete agreements	4 to 5 years	45	(11)	34	3.8
Trade names	4 to 5 years	1,810	(407)	1,403	3.4
Intangible assets, net		$10,335	$(1,464)	$8,871	7.5

The amortization expense for intangible assets was $1.4 million and $0.9 million for each of the years ended December 31, 2019 and 2018, respectively, which are included within the selling, general and administrative expenses on the statements of operations.

Periodic amortization that will be charged to expense over the remaining life of the intangible assets as of December 31, 2019 is as follows (in thousands):

Years ending December 31,	Amortization Expense
2020	$1,442
2021	1,437
2022	1,193
2023	629
2024	590
Thereafter	2,138
$7,429

11. DEBT

In June 2016, the Company entered into a Term Loan Agreement with CRG Servicing LLC (“CRG”) that provided a $45.0 million term loan facility. Under the loan facility $25.0 million was immediately available and borrowed in June 2016. The Company subsequently drew the additional $10.0 million tranches in January 2017 and June 2017, respectively. The interest rate on the loan consists of 9% cash interest and 4% paid-in kind interest. The effective interest rate of the loan is 14.7%.

In August 2018, the Term Loan Agreement with CRG was amended (“the Second Amendment”) to add $15.0 million to the term loan facility divided into two tranches with availability conditioned upon the acquisition of JSA Health as discussed in Note 4. Under this amendment, and along with the JSA acquisition on August 14, 2018, the fourth tranche of $10.0 million was available and borrowed in August 2018. The fifth tranche of $5.0 million,

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

11. DEBT (cont.)

became available to the Company upon achieving the $15.0 million revenue milestone in the fourth quarter of 2018. The Company borrowed the fifth tranche of $5.0 million in January 2019. The additional two tranches were provided to the Company under the same terms set in the original Term Loan Agreement.

In March 2019, the Term Loan Agreement with CRG was amended again (“the Third Amendment”) to add $8.0 million to the term loan facility divided into two tranches. Under this amendment, the sixth tranche of $4.0 million was immediately available and borrowed in April 2019. The Company borrowed the seventh tranche of $4.0 million in August 2019. The additional two tranches were provided to the Company under the same terms set in the original Term Loan Agreement, except for an additional clause to assure to the lender a minimum return on investment of 20%, named in the amendment as a “Top-Up Facility Fee”, in case the due dates of the sixth and seventh tranches are accelerated and become due and payable for any reason.

As discussed in Note 24, in April 2020, the Term Loan Agreement with CRG was amended (“the Fourth Amendment”) to incorporate the following modifications: (i) extend the interest-only period until March 31, 2022; (ii) extend the PIK period until March 31, 2022; and (iii) change the stated maturity date of all tranches to March 31, 2023.

The following reflects the contractually required payments under the Term Loan Agreement as amended by the Fourth Amendment (in thousands):

Years ending December 31,	Amount
2020	$—
2021	—
2022	61,694
2023	25,500
2024 and thereafter	—

As of December 31, 2019 and 2018 $7.1 million and $4.3 million of paid-in kind interest has been incurred and included within the principal debt balance on the consolidated balance sheets. The Company accrues and capitalizes the paid-in-kind interest each quarter as an addition to the principal debt balance. Cash interest payments are also made at the end of each calendar quarter, therefore there was no accrued interest on the consolidated balance sheets as of December 31, 2019 and 2018 related to the term loan.

The Term Loan Agreement includes two financial covenants: (i) minimum liquidity of $2.0 million at all times while the principal is outstanding under the term loan and (ii) minimum revenue of at least $37.5 million in 2018, $42.5 million in 2019, $47.5 million in 2020 and $52.5 million in 2021. The Company was in compliance with all financial covenants at December 31, 2019 and 2018. The Term Loan Agreement contains affirmative covenants which include the delivery of audited financial statements within 180 days of year end and an audit opinion not subject to any “going-concern” or like qualification. As discussed in Note 24, as a result of the merger transaction with Healthcare Merger Corp., on June 4, 2020, the Term Loan Agreement with CRG was amended (“the Fifth Amendment”) to allow the Company to provide the lender with audited consolidated financial statements for the year ending December 31, 2019 within 270 days after the end of such fiscal year. Therefore, the Company was in compliance with this covenant for 2019. The Term Loan Agreement also contains negative covenants which, in certain circumstances, would limit the Company’s ability to engage in acquisitions. The Company obtained waivers for this covenant in 2018 and 2017 in order to consummate the acquisitions of JSA Health and NeuroCall, respectively. Also, the Company’s obligations under the Term Loan Agreement are senior to the Series H, I and J contingently redeemable preferred stock, meaning that all such obligations must be paid before the holders of the Series H, I and J Contingently Redeemable Preferred Stock receive any return (see Note 15).

The Company incurred approximately $0.3 million in 2018, and $0.1 million in 2019 of loan origination costs in connection with the CRG term loan and amortized approximately $0.2 million and $0.2 million of these costs as interest expense during the years ended December 31, 2019 and 2018, respectively. The Company will also be liable

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

11. DEBT (cont.)

for a final payoff fee of 6% of the principal balance payable at maturity or upon prepayment. The Company estimated the payoff fee to be $4.7 million, which is included as a debt discount offset against the Company’s outstanding debt balance on the consolidated balance sheets and amortized as a component of interest expense over the term of the loan. The Company amortized approximately $1.1 million and $0.7 million of the discount for the years ended December 31, 2019 and 2018, respectively.

The table below represents the components of outstanding debt (in thousands).

	2019	2018
Total debt	$79,862	$63,202
Less: Unamortized discounts, fees, and issue costs	(2,722)	(3,018)
Balance, December 31	$77,140	$60,184

The Company determines the fair value of long-term debt using discounted cash flows, applying current interest rates and current credit spreads, based on its own credit risk. Such instruments are classified as Level 2. The fair value amounts were approximately $76.9 million and $58.9 million as of December 31 2019 and 2018, respectively.

The Term Loan Agreement contains a material adverse change provision which permits the lender to accelerate the scheduled maturities of the obligations under the loan. The conditions which would permit this acceleration are not objectively determinable or defined within the agreement. A potential condition which could qualify as a material adverse change would be substantial doubt about the Company’s ability to continue as a going concern. As disclosed in Note 2, as a result of the support letter provided by WP, Specialists On Call, Inc.’s controlling shareholder, committing funds up to $15.0 million available to Specialists On Call, Inc. from August 2020 through December 31, 2021, the Company’s plans have alleviated substantial doubt with respect to going concern and acceleration of the term loan is not deemed probable. Therefore, the Company classified the term loan as a non-current liability on the consolidated balance sheets as of December 31, 2019 and 2018.

12. ACCRUED EXPENSES

At December 31, 2019 and 2018 accrued expenses consisted of the following (in thousands):

	2019	2018
Accrued compensation	$2,473	$2,081
Accrued bonuses	1,082	2,519
Accrued professional and service fees	2,228	1,109
Accrued interest and other expenses	295	333
	$6,078	$6,042

13. CAPITAL LEASES

The Company is obligated under certain capital leases for telemedicine equipment which expire in 2020 (Note 7). The implicit interest rates on these leases are approximately 20.0%. These leases are secured by the related equipment. As of December 31, 2019 and 2018, the remaining lease payments under capital leases which reflect the present value of future minimum lease payments were less than $0.1 million and less than $0.1 million, respectively. The remaining lease payments as of December 31, 2019 have maturity dates in 2020 and, therefore, are presented as current liabilities.

14. PUTTABLE OPTION LIABILITIES

The changes in fair value for contracts related to puttable options were recorded in the statements of operations. The Company does not offset derivative assets and derivative liabilities in its consolidated balance sheets.

In connection with the Series G financing in 2014 the Company amended the terms of 492,041 fully vested stock options previously granted to certain tendering shareholders with strike prices ranging from $0.40 to $3.90 (the

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

14. PUTTABLE OPTION LIABILITIES (cont.)

“Puttable Options”). These puttable options are considered to expire from 2020 to 2024. The amendment extended the exercise period and granted a limited right for the holder to require the Company to repurchase some or all of the shares received upon future exercise of the Puttable Options. At the election of the holder, the Company is obligated to repurchase the shares at the then-current fair value as determined by the third-party valuation firm. As a result of the modification, the Puttable Options are considered to be derivative financial liabilities and were, therefore, reclassified at the modification date fair value from stockholders’ deficit to non-current liabilities on the consolidated balance sheets and are subsequently being carried at fair value. As of December 31, 2019 and 2018, the Puttable Options have a fair value of less than $0.1 million and $0.2 million, respectively, included within puttable option liabilities on the consolidated balance sheets.

(in thousands)	2019	2018
Puttable option liabilities – Current	$—	$3
Puttable option liabilities – Non-current	1	161

The following table presents a reconciliation of the Puttable Option liabilities measured at fair value as of December 31, 2019 and 2018 using significant unobservable inputs, and the amount of gain or loss recorded in the Company’s statements of operations as a result of changes in fair value.

	Puttable Option Liabilities
	Shares	Fair Value (in thousands)
Balance, December 31, 2017	492,041	$109
Shares exercised	(109,624)	(44)
Change in fair value	—	99
Balance, December 31, 2018	382,417	$164
Shares expired unexercised	(80,000)	(22)
Change in fair value	—	(141)
Balance, December 31, 2019	302,417	$1

15. CONTINGENTLY REDEEMABLE PREFERRED STOCK

The Company has three outstanding series of redeemable preferred stock. The authorized, issued and outstanding shares, issue price, and carrying value are as follows:

	As of December 31, 2019 (in thousands, except share and per share amounts)
	Shares Authorized	Shares Issued and Outstanding	Issue Price	Carrying Amount
Series H	21,781,134	21,781,134	$1.14	$32,675
Series I	20,000	20,000	1,000.00	25,412
Series J	4,000	4,000	1,000.00	3,820
	21,805,134	21,805,134		$61,907
	As of December 31, 2018 (in thousands, except share and per share amounts)
	Shares Authorized	Shares Issued and Outstanding	Issue Price	Carrying Amount
Series H	21,781,134	21,781,134	$1.14	$30,640
Series I	20,000	20,000	1,000.00	21,955
	21,801,134	21,801,134		$52,595

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

15. CONTINGENTLY REDEEMABLE PREFERRED STOCK (cont.)

Series H Preferred Stock

During 2016, the Company issued 8,584,105 shares of Series H contingently redeemable preferred stock in exchange for $9.7 million of cash consideration. The Company incurred offering costs of $0.1 million in 2016. Offering costs are recorded against proceeds received and are accreted over the redemption term of the preferred stock which can be first redeemed on September 30, 2022. Pursuant to the Company’s Twelfth Amended and Restated Articles of Incorporation, the Company has authorized the issuance of up to 21,781,134 shares of Series H contingently redeemable preferred stock.

The rights and privileges of the Series H redeemable preferred stock are as follows:

•        Voting — The preferred stockholders are entitled to vote together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to a number of votes equal to the number of shares of common stock into which each share of preferred stock is convertible at the time of such vote.

•        Dividends — The preferred stockholders shall be entitled to receive cumulative dividends at 8% per annum of the initial purchase price of $1.14 per share for Series H. Dividends are prior and in preference to any declaration or payment of any dividend to the common stock of the Company. The dividends accrue daily on each share from the date of issue, and accrue whether or not earned or declared. Any accumulation of dividends on the preferred stock shall not bear interest.

No dividends on any other series of preferred stock or common stock shall be declared or paid unless all holders of the Series H preferred stock participate on an as-converted basis. As of December 31, 2019, there have been no declared dividends. Cumulative dividends have been accreted and recorded as an increase to the contingently redeemable preferred stock. As of December 31, 2019 and 2018, total unpaid accumulated dividends due the Series H preferred stockholders was $8.1 million and $6.1 million ($0.37 and $0.28 per share), respectively and are included as a component of the Series H contingently redeemable preferred shares carrying value as of December 31, 2019 and 2018.

•        Liquidation — In the event of any liquidation, dissolution or winding-up of the Company, the Series H preferred stockholders are entitled to distributions equal to the greater of (a) their initial purchase price per share plus accrued and unpaid dividends (all amounts are prior and in preference to any distribution of any assets to the holders of common stock) plus, upon liquidation, the Series H preferred stockholders are also entitled to participate in the distribution of assets to the common stockholders on an as-converted basis; or (b) the Series H Minimum Value defined as the Series H initial purchase price accreted from the date of issuance at an annual rate of 25%, compounded annually. As of December 31, 2019 and 2018, the Series H liquidation preference was $32.8 million and $30.8 million, respectively.

A liquidation, dissolution or winding-up of the Company is defined to include (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including without limitation, any reorganization, merger or consolidation, or sale of stock); or (b) a sale of all or substantially all the assets of the Company; unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale, hold at least 50% of the fully diluted equity (including at least 50% of the voting power) of the surviving or acquired entity.

•        Conversion — Each share of Series H preferred stock is convertible at any time, at the option of the holder, into common stock. The preferred stock is convertible on a one-to-one basis into common stock, subject to certain anti-dilution adjustments including reset provisions that take effect when subsequent shares are issued at per-share prices lower than the then-current conversion rate, as defined in the terms of the preferred stock agreements and restated Articles of Incorporation. In addition, the preferred stock will automatically convert to common stock upon the closing of an initial public offering of the Company’s

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

15. CONTINGENTLY REDEEMABLE PREFERRED STOCK (cont.)

common stock in which the pre-money valuation of the corporation equals or exceeds $50.0 million and the price at which such shares are sold to the public equals or exceeds $2.84 per share, as defined in the terms of the preferred stock agreements.

•        Redemption — The preferred stock is subject to redemption, at the election of at least a majority of the holders, any time after September 30, 2022 at their initial purchase price, plus accrued but unpaid dividends. The redemption date was deferred in conjunction with the Term Loan Agreement (see Note 11). Upon request, the Company will redeem all issued and outstanding shares of the preferred stock in two equal installments, one 90 days and the other 455 days following receipt by the Company of notice of the request by the stockholders.

Series I Preferred Stock

During 2018 and 2017, the Company issued 13,333 and 6,667 shares, respectively, of Series I preferred stock in exchange for $13.3 million and $6.7 million of cash consideration, respectively. The Company incurred offering costs of less than $0.1 million and $0.1 million in 2018 and 2017, respectively. Offering costs are recorded against proceeds received and accreted over the redemption term of the award, as applicable. Pursuant to the Company’s Twelfth Amended and Restated Certificate of Incorporation, the Company has authorized the issuance of up to 20,000 shares of Series I contingently redeemable preferred stock.

The rights and privileges of the Series I redeemable preferred stock are as follows:

•        Voting — Series I preferred stockholders shall not vote in any actions to be taken by the stockholders of the Corporation, including any action with respect to the election of directors to the Board of Directors of the Corporation.

•        Dividends — The preferred stockholders shall be entitled to receive cumulative dividends at the per annum rate of 15.0%, compounding annually, of the initial purchase price of $1,000 per share for Series I. Dividends are prior and in preference to any declaration or payment of any dividend to the Series H shareholders or the common stockholders of the Company. The dividends accrue daily on each share from the date of issue, and accrue whether or not earned or declared.

As of December 31, 2019, there have been no declared dividends. Cumulative dividends have been accreted and recorded as an increase to the contingently redeemable preferred stock. As of December 31, 2019 and 2018, total unpaid accumulated dividends due the Series I preferred stockholders was $5.6 million and $2.2 million ($280.77 and $107.88 per share), respectively, and are included as a component of the Series I contingently redeemable preferred shares carrying value as of December 31, 2019 and 2018.

•        Liquidation — In the event of any liquidation, dissolution or winding-up of the Company, the Series I preferred stockholders are entitled to distributions equal to their initial purchase price per share plus accrued and unpaid dividends (all amounts are prior and in preference to any distribution of any assets to the holders of the other series of preferred stock and common stock). Upon liquidation, the Series I preferred stockholders are not entitled to participate in the distribution of assets to the common stockholder. As of December 31, 2019 and 2018 the Series I liquidation preference was $25.7 million and $22.2 million, respectively.

A liquidation, dissolution or winding-up of the Company is defined to include (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including without limitation, any reorganization, merger or consolidation, or sale of stock); or (b) a sale of all or substantially all the assets of the Company; unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale, hold at least 50% of the fully diluted equity (including at least 50% of the voting power) of the surviving or acquired entity.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

15. CONTINGENTLY REDEEMABLE PREFERRED STOCK (cont.)

•        Conversion — Series I preferred stock is non-convertible into common stock except for mandatory conversion upon an initial public offering. Upon initial public offering of the common stock, all shares of Series I Preferred Stock will be converted automatically into a number of shares of common stock as determined by multiplying the number of shares of Series I Preferred Stock to be so converted by the Series I Original Issue Price plus the value of any unpaid Series I Preferred Stock accrued dividends, and dividing the result by the price per share offered to the public in a Qualified Public Offering.

•        Redemption — The preferred stock is not redeemable except that the Company shall have the option to redeem all or any portion of the Series I preferred stock on any date or dates following the issuances of Series I preferred stock. The Series I preferred stock to be redeemed on the redemption date shall be redeemed by paying for each share in cash an amount equal to the original issue prices plus the value of the accrued dividends as of the redemption date. The majority investor in the Series I transaction also controls the Board of Directors. Therefore, the redemption provisions are outside of the Company’s control. As a result, the Company classified the Series I preferred stock as contingently redeemable preferred stock on the consolidated balance sheets.

Series J Preferred Stock

During 2019, the Company issued 4,000 shares of Series J preferred stock in exchange for $4.0 million of cash consideration. The Company incurred offering costs of $0.1 million. Offering costs are recorded against proceeds received and accreted over the redemption term of the award, as applicable. Pursuant to the Company’s Twelfth Amended and Restated Certificate of Incorporation, the Company has authorized the issuance of up to 15,000 shares of Series J contingently redeemable preferred stock. As disclosed in Note 24, the Series J preferred stock purchase agreement contains firm commitments for two additional subsequent closings during 2020 for the remaining authorized shares of 11,000 in exchange for $11.0 million of cash consideration. The Completion Closings were fully funded in cash totaling $3.7 million on January 28, 2020, $3.7 million on March 27, 2020, and $3.6 million on June 12, 2020.

The rights and privileges of the Series J redeemable preferred stock are as follows:

•        Voting — Series J preferred stockholders shall not vote in any actions to be taken by the stockholders of the Corporation, including any action with respect to the election of directors to the Board of Directors of the Corporation.

•        Dividends — The preferred stockholders shall be entitled to receive cumulative dividends at the per annum rate of 15.0%, compounding annually, of the initial purchase price of $1,000 per share for Series J. Dividends are prior and in preference to any declaration or payment of any dividend to the Series H and I shareholders or the common stockholders of the Company. The dividends accrue daily on each share from the date of issue, and accrue whether or not earned or declared.

As of December 31, 2019, there have been no declared dividends. Cumulative dividends have been accreted and recorded as an increase to the contingently redeemable preferred stock. As of December 31, 2019, total unpaid accumulated dividends due the Series J preferred stockholders was less than $0.1 million ($5.55 per share) and are included as a component of the Series J contingently redeemable preferred shares carrying value as of December 31, 2019.

•        Liquidation — In the event of any liquidation, dissolution or winding-up of the Company, the Series J preferred stockholders are entitled to distributions equal to their initial purchase price per share plus accrued and unpaid dividends (all amounts are prior and in preference to any distribution of any assets to the holders of the other series of preferred stock and common stock). Upon liquidation, the Series J preferred stockholders are not entitled to participate in the distribution of assets to the common stockholder. As of December 31, 2019, the Series J liquidation preference was $4.0 million.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

15. CONTINGENTLY REDEEMABLE PREFERRED STOCK (cont.)

A liquidation, dissolution or winding-up of the Company is defined to include (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including without limitation, any reorganization, merger or consolidation, or sale of stock); or (b) a sale of all or substantially all the assets of the Company; unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale, hold at least 50% of the fully diluted equity (including at least 50% of the voting power) of the surviving or acquired entity.

•        Conversion — Series J preferred stock is non-convertible into common stock except for mandatory conversion upon an initial public offering. Upon initial public offering of the common stock, all shares of Series J Preferred stock will be converted automatically into a number of shares of common stock as determined by multiplying the number of shares of Series J Preferred Stock to be so converted by the Series J Original Issue Price plus the value of any unpaid Series J Preferred Stock accrued dividends, and dividing the result by the price per share offered to the public in a Qualified Public Offering.

•        Redemption — The preferred stock is not redeemable except that the Company shall have the option to redeem all or any portion of the Series J preferred stock on any date or dates following the issuances of Series J preferred stock. The Series J preferred stock to be redeemed on the redemption date shall be redeemed by paying for each share in cash an amount equal to the original issue prices plus the value of the accrued dividends as of the redemption date. The majority investor in the Series J transaction also controls the Board of Directors. Therefore, the redemption provisions are outside of the Company’s control. As a result, the Company classified the Series J preferred stock as contingently redeemable preferred stock on the consolidated balance sheets.

16. STOCKHOLDERS’ DEFICIT

Common Stock

Under a tender offer that expired February 14, 2015 the Company repurchased 223,157 common shares at cost for $0.8 million. These shares are held as treasury stock as of December 31, 2019 and 2018.

Pursuant to the Company’s restated Articles of Incorporation, the Company has authorized the issuance of 132,034,637 shares of common stock with par value of $0.001 per share. The Company has 84,370,027 and 84,341,527 shares issued and outstanding at December 31, 2019 and 2018, respectively. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors. The Company’s Board of Directors has declared no common stock dividends since inception.

Warrants to Acquire Common Stock

Warrants to acquire a maximum of 2,832,566 and 2,661,349 shares of the Company’s common stock are outstanding as of December 31, 2019 and 2018, respectively. The key provisions of the warrant agreements and related impacts to the Company’s consolidated financial statements are summarized as follows:

2014 Common Warrants

During 2014, the Company issued warrants to acquire a maximum 250,000 shares of the Company’s common stock. The warrants were exercisable at $8.00 per share from the date of issuance through November 2018 and November 2019. Upon a Qualifying Change of Control, as defined within the warrant agreement, the warrants were exercisable at a price of $5.79 per share. These options expired unexercised in November 2019.

In lieu of delivering the exercise price in cash to the Company upon exercise, the holder may elect to net-settle the warrants in the Company’s common shares. If net-settlement is elected, the quantity of shares issued is calculated as (1) the spread between the fair market value of 1 underlying warrant share at the exercise date, as defined within

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

16. STOCKHOLDERS’ DEFICIT (cont.)

the warrant agreement, and the exercise price; divided by (2) the fair market value of 1 underlying warrant share at the exercise date; multiplied by (3) the stated number of shares purchasable under the warrant agreement. As a result, the maximum number of shares issuable upon net-settlement is fixed.

If the warrants are exercised upon a Qualifying Change of Control, the holder may elect to redeem the warrants in exchange for consideration equal to the hypothetical intrinsic value of the warrant at the change of control date. The amount payable to the holder upon redemption is equal to (1) the consideration that would have been paid to the holder in conjunction with the Qualifying Change of Control had such holder owned the underlying warrant shares on the change of control date; minus (2) the aggregate exercise price for which the warrant was exercisable immediately prior to the consummation of such Qualifying Change of Control. The consideration is to be paid in the same form as the consideration paid to common shareholders in the Qualifying Change of Control. Therefore, warrant holders’ rights to cash are equal to common shareholders. If unexercised following such Qualifying Change of Control, the warrants will expire without further obligation to the Company.

The 2014 common warrants are considered indexed to the Company’s stock based on their economic characteristics and risks embodied within the warrant agreement. Therefore, the warrants are classified within permanent equity as a component of additional paid-in capital on the consolidated balance sheets.

Warrants to acquire 158,217 shares of common stock expired unexercised in 2018. The remaining warrants to acquire 91,783 shares of common stock expired unexercised in November 2019. As of December 31, 2019 and 2018 warrants to acquire 0 and 91,783 shares of the Company’s common stock remain outstanding, respectively.

2015 Common Warrants

During 2015 in connection with the Series H financing, the Company converted 304,996 Series G warrants into 2,104,566 common warrants. Each warrant gives the holder the right to purchase 1 share of the Company’s common stock at an exercise price of $1.16 per share. The warrants are exercisable through November 2022.

Without respect to the exercise price, the settlement provisions of the 2015 common warrants are identical to the 2014 common warrants. Therefore, the 2015 warrants are classified within permanent equity as a component of additional paid-in capital on the consolidated balance sheets.

As of December 31, 2019 and 2018, 2,104,566 and 2,104,566 of the 2015 common warrants remain outstanding, respectively.

2016 Common Warrants

During 2016 the Company issued 5,000 common warrants. Each warrant gives the holder the right to purchase 1 share of the Company’s common stock at an exercise price of $0.20 per share. The warrants are exercisable from the date of issuance through December 2019.

Without respect to the exercise price, the settlement provisions of the 2016 common warrants are identical to the 2015 common warrants. Therefore, the 2016 warrants are classified within permanent equity as a component of additional paid-in capital on the consolidated balance sheets.

All 5,000 warrants were exercised during 2019. As of December 31, 2019 and 2018, 0 and 5,000 of the 2016 common warrants remain outstanding, respectively.

2017 and 2018 Series I Common Warrants

During 2017, in conjunction with the Series I financing, the Company issued 153,341 common warrants. Each warrant gives the holder the right to purchase 23 shares of the Company’s common stock at an exercise price of $0.01. The warrants are exercisable from the date of issuance through November and December 2022.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

16. STOCKHOLDERS’ DEFICIT (cont.)

During 2018, the Company issued an additional 306,659 Series I common warrants under the same terms, exercisable through April and August 2023.

Without respect to the exercise price, the settlement provisions for both Series I tranches are identical to the 2015 common warrants.

The Series I common warrants constitute embedded features inseparable from the Series I preferred stock (see Note 15) and, therefore, are classified within temporary equity as a component of the Series I contingently redeemable preferred stock.

As of December 31, 2019 and 2018, 460,000 and 460,000 of the Series I common warrants remain outstanding, respectively.

2019 Series J Common Warrants

During 2019 in conjunction with the Series J financing, the Company issued 268,000 common warrants. Each warrant gives the holder the right to purchase 67 shares of the Company’s common stock for $0.01 per share. The warrants are exercisable from the date of issuance through December 2024.

The settlement provisions are identical to the Series I common warrants.

The Series J common warrants constitute embedded features inseparable from the Series J preferred stock (see Note 15) and, therefore, are classified within temporary equity as a component of the Series J contingently redeemable preferred stock.

As of December 31, 2019, all 268,000 Series J common warrants remain outstanding.

17. STOCK-BASED COMPENSATION

Under the Company’s 2014 Equity Incentive Plan and the 2004 Stock Option and Incentive Plan (the “Plan”), officers, employees and consultants may be granted options to purchase shares of the Company’s authorized but unissued common stock. Options granted under the Plan may be qualified as incentive stock options or non-qualified stock options. Qualified incentive stock options may only be granted to employees. The maximum number of common shares of the Company available for issuance under the Plan is 22,798,185 shares. The maximum number of common shares available for future grants under the Plan is 1,827,500 as of December 31, 2019.

The Company’s Board of Directors establishes the options’ exercise prices, or the methodology used in determining the options’ exercise prices. The Company’s Board of Directors also establishes the vesting, expiration, and restrictions related to the options granted. Each option has an individual vesting period which varies per option. Options with service vesting conditions range from immediate vesting to vesting ratably over five years from the date of grant. Generally, options expire after ten years or earlier if the optionee terminates their business relationship with the Company.

The Company issued options to acquire 3,154,500 and 7,496,312 shares of common stock in 2019 and 2018, in exchange for past and future services. A portion of these options were issued with specific performance vesting conditions as described in the subsequent paragraph. The weighted-average grant-date fair value of options granted in 2019 and 2018 was $1.47 and $1.34 per share. The fair value of each grant was estimated on the grant-date using a Black-Scholes Option Pricing model with the following assumptions:

	2019	2018
Weighted-average volatility	55.0%	55.0%
Expected dividends	0.0%	0.0%
Expected term (in years)	5 – 10	5 – 10
Risk-free interest rate	1.98% – 2.64%	2.64% – 2.86%

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

17. STOCK-BASED COMPENSATION (cont.)

During the years ended December 31, 2019 and 2018, the Company also granted options that vest upon satisfying certain performance conditions. The specific performance condition is a liquidity event defined as a change in control. The Company granted 238,625 and 2,779,258 options in 2019 and 2018 respectively, subject to this performance condition, of which 219,875 and 2,757,958 remained outstanding as of December 31, 2019 and 2018 respectively. These performance-based awards are included within the stock option activity rollforward below. The Company accrues stock-based compensation cost if it is probable that the performance condition will be achieved. No compensation expense for these awards have been recognized to date.

The Company recognized $1.1 million and $1.3 million in stock-based compensation expense which is included selling, general and administrative expenses on the statements of operations for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, the Company has $1.4 million of total unrecognized compensation cost, which is expected to be recognized as stock-based compensation expense over the remaining weighted-average vesting period of approximately 4 years. The Company received less than $0.1 million in each of the years ended December 31, 2019 and 2018 and for stock options exercised during each period. The intrinsic value of the options exercised is less than $0.1 million for each of the years ended December 31, 2019 and December 31, 2018.

In June 2018, the Company modified the option exercise price from $2.00 per share to $1.50 per share for 3,466,252 granted options awarded to 33 employees. As a result, $0.7 million out of the total stock-based compensation expense recognized in 2018 of $1.3 million, as disclosed above, relates to this change in the exercise price of the options.

The following table summarizes stock option activity of the Plan for the period from January 1, 2018 through December 31, 2019:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)
Outstanding at December 31, 2017	15,807,199	$1.37	8.35
Granted	7,496,312	1.34
Exercised	(127,374)	0.40
Forfeited or expired	(4,178,070)	1.88

Outstanding at December 31, 2018	18,998,067	$1.25	7.39
Granted	3,154,500	1.47
Exercised	(23,500)	0.81
Forfeited or expired	(1,704,500)	1.56

Outstanding at December 31, 2019	20,424,567	1.26	6.15
Vested or expected to vest at December 31, 2019	18,239,649	$1.27	5.92
Exercisable at December 31, 2019	14,840,808	$1.27	6.53

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

18. EMPLOYEE RETIREMENT PLANS

The Company sponsors a 401(k) defined contribution retirement plan for the benefit of its employees, substantially all of whom are eligible to participate after meeting minimum qualifying requirements. Contributions to the plan are at the discretion of the Company. For the years ended December 31, 2019 and 2018, the Company contributed $1.0 million and $0.7 million to the plan, respectively.

19. NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock of the Company, including outstanding stock options, warrants, contingently redeemable preferred stock and convertible notes, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock of the Company outstanding would have been anti-dilutive.

The following table presents the calculation of basic and diluted net loss per share for the Company’s common stock (in thousands, except shares and per share amounts):

	Year Ended December 31,
	2019	2018
Numerator:
Net loss	$(18,242)	$(18,064)
Preferred stock dividends	(5,514)	(4,133)
Numerator for Basic and Dilutive EPS –Loss available to common stockholders	$(23,756)	$(22,197)

Denominator:
Common stock	84,127,071	84,066,402
Series I and Series J Common Warrants	472,483	321,378
Denominator for Basic and Dilutive EPS – Weighted-average common stock outstanding	84,599,554	84,387,780

Basic net loss per share	$(0.28)	$(0.26)
Diluted net loss per share	$(0.28)	$(0.26)

The following potential common stock was excluded from diluted net loss per share in 2019 and 2018, as the Company had a net loss for the year: 2,104,566 and 2,201,349, respectively, related to the Common Warrants outstanding, and 20,424,567 and 18,998,067, respectively, related to the Company’s Stock-Based Compensation awards outstanding.

Under the Series I and Series J preferred stock agreements, upon an Initial Public Offering, the Series I and Series J preferred stock will automatically convert into shares of the Company’s common stock at an amount equal to the total carrying amount of the Series I and Series J preferred stock divided by the fair value of the Company’s common stock at that time. The additional 25,755,066 and 26,856,269 shares of potential common stock are not included in the computation of diluted EPS in 2019 or 2018, respectively, because an Initial Public Offering event has not occurred at the end of the respective periods.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

20. COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases three separate facilities under non-cancelable operating agreements expiring on September 30, 2020, October 31, 2020 and December 31, 2020, respectively. Rent expense is recognized on the straight-line method over the life of the lease and was approximately $0.7 million and $0.6 million for the years ended December 31, 2019 and 2018, respectively. Rent expense is included in selling, general and administrative expenses on the statements of operations.

The Company also leases telemedicine and office equipment under various non-cancelable operating leases through February 2021. Rent expense under these leases was $0.2 million and $0.5 million for the years ended December 31, 2019 and 2018, respectively, and included in cost of revenues on the statements of operations. The Company also leases office equipment under various non-cancelable operating leases through December 2019. Rent expense under these leases was less than $0.1 million and $0.1 million for the years ended December 31, 2019 and 2018, respectively, and included in selling, general and administrative expenses on the statements of operations.

The following reflects the future minimum non-cancelable lease payments required under the above operating leases (in thousands):

Years ending December 31,	Amount
2020	$735
2021	34
2022 and thereafter	—

Contingencies

The Company is involved in litigation and legal matters which have arisen in the normal course of business, including but not limited to medical malpractice matters. Although the ultimate results of these matters are not currently determinable, management does not expect that they will have a material adverse effect on the Company’s consolidated statements of financial position, results of operations, or cash flows.

21. INCOME TAXES

Income tax expense equals the current tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities during the year.

The provision for income taxes for the years ended December 31, 2019 and 2018 is as follows (in thousands):

	2019	2018
Current:
Federal	$—	$(6)
State	(8)	(20)
	$(8)	$(26)
Deferred:
Federal	$—	$1,451
State	—	335
	$—	$1,786
Income tax (expense) benefit	$(8)	$1,760

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

21. INCOME TAXES (cont.)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statements purposes and the amounts used for income tax purposes.

Components of the Company’s net deferred tax asset balance are as follows at December 31 (in thousands):

	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$40,110	$35,846
Deferred revenue	69	167
Deferred rent	14	23
Stock options and warrants	298	396
Property and equipment	—	27
Other	654	527
Total deferred tax assets	41,145	36,986
Less: valuation allowance	(37,280)	(33,097)
Net deferred tax assets before deferred tax liabilities	3,865	3,889

Deferred tax liabilities:
Intangible assets	(1,882)	(2,293)
Property and equipment	(17)	—
Capitalized software costs and other	(1,966)	(1,596)
Total deferred tax liabilities	(3,865)	(3,889)
Net deferred tax assets	$—	$—

The Company’s tax rate reconciliation for the years ended December 31 is as follows:

	2019	2018
Statutory US federal rate	21.0%	21.0%
Stock compensation	(1.0)%	(1.3)%
State and local income taxes	0.9%	5.6%
Change in valuation allowance	(22.9)%	(15.5)%
Other	2%	(0.9)%
Effective tax rate	0.0%	8.9%

At December 31, 2019 the Company has approximately $158.4 million gross U.S. federal and $133.1 million gross state net operating loss carryforwards available to offset future taxable income. The U.S. federal net operating loss carryforwards generated prior to 2018 will expire in 2025 through 2037, and the 2018 and 2019 losses will carryforward indefinitely. The realizability of the deferred tax assets, generated primarily from net operating loss carryforwards, is dependent upon future taxable income generated during the periods in which net operating loss carryforwards are available. Management considers projected future taxable income and tax planning strategies, which can be implemented by the Company in making this assessment. Since the history of cumulative losses provides strong evidence that it is not more likely than not that future taxable income will be generated in the periods net operating losses are available, management has established a valuation allowance equal to the net deferred tax assets.

In general, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. A Section 382 “ownership change” generally occurs if one or more

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

21. INCOME TAXES (cont.)

stockholders or groups of stockholders who own at least 5% of the corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. As of December 31, 2019, the Company had approximately $158.4 million of federal net operating loss carryforwards. The federal net operating loss carryforwards of $37.4 million created subsequent to the year ended December 31, 2017 carry forward indefinitely, while the remaining federal net operating loss carryforwards of $121 million begin to expire in 2025. The Company’s ability to utilize NOLs may be currently subject to limitations due to prior ownership changes. In addition, future changes in the Company’s stock ownership, some of which are outside of its control, could result in an ownership change under Section 382 of the Code, further limiting the Company’s ability to utilize NOLs arising prior to such ownership change in the future. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, the Company’s existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. The Company has recorded a full valuation allowance against the deferred tax assets attributable to its NOLs that are not more likely than not expected to be utilized. The Company has not completed an analysis under Section 382 and will complete such analysis prior to utilizing any of the affected tax attributes in future periods.

The Company has performed a tax analysis for the years ended December 31, 2019 and 2018 and believes there are no material uncertain tax positions. There is no unrecognized income tax benefit for the years ended December 31, 2019 and 2018, and the Company does not anticipate any material changes in its unrecognized tax benefits in the next twelve months.

The Company is subject to taxation in the U.S. and various state and local jurisdictions. Due to its net operating loss carryforwards, the Company’s income tax returns generally remain subject to examination by federal and most state tax and local tax authorities from tax year 2005 forward.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (CARES Act). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID 19 pandemic, some of the more significant provisions which are expected to impact the Company’s financial statements include removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cut and JOBS Act. Due to the Company’s valuation allowance position, the CARES Act has no impact on the Company’s accounting for income taxes.

22. RELATED-PARTY TRANSACTIONS

In 2019 the Company issued 4,000 shares of Series J contingently redeemable preferred stock to certain previous Company stockholders in exchange for cash consideration (see Note 15).

The Company issued 6,667 shares and 13,333 shares in 2017 and 2018, respectively, totaling 20,000 shares of Series I contingently redeemable preferred stock to certain previous Company stockholders in exchange for cash consideration (see Note 15).

In 2016 the Company issued 8,584,105 shares of Series H contingently redeemable preferred stock to certain previous Company stockholders in exchange for cash consideration (see Note 15).

As discussed in Note 2, Going Concern Consideration, on August 14, 2020, Warburg Pincus (“WP”), Specialists On Call, Inc.’s controlling shareholder, signed a support letter committing funds up to $15.0 million available to Specialists On Call, Inc. from August 2020 through December 31, 2021.

Specialists On Call, Inc.
Notes to Consolidated Financial Statements
Year ended December 31, 2019 and 2018

23. VALUATION AND QUALIFYING ACCOUNTS

The table below details the activity of the allowance for doubtful accounts and deferred tax asset valuation allowance for the years ended December 31, 2019 and 2018 (in thousands):

	Balance at the beginning of the period	Additions	Deductions	Balance at the end of the period
Year ended December 31, 2018
Allowance for doubtful accounts	$336	135	(98)	$373
Deferred tax asset valuation allowance	30,040	5,343	(2,286)	33,097
Year ended December 31, 2019
Allowance for doubtful accounts	$373	200	(35)	$538
Deferred tax asset valuation allowance	33,097	4,802	(619)	37,280

24. SUBSEQUENT EVENTS

The Company evaluated its financial statements for subsequent events through August 17, 2020, the date the financial statements were available to be issued. The Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements except as discussed below.

Under the Series J Preferred Stock Purchase Agreement, dated as of December 9, 2019 the Company was obligated to two subsequent closings totaling $11.0 million (“the Completion Closings”) on March 2, 2020 and September 1, 2020, or other dates as may be mutually agreed to by the Company and WP. During 2020, the Company and WP agreed to change the dates of the subsequent tranches. The Completion Closings were fully funded in cash totaling $3.7 million on January 28, 2020, $3.7 million on March 27, 2020, and $3.6 million on June 12, 2020.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) a pandemic. The outbreak of the COVID-19 pandemic is significantly affecting the Company’s employees, patients, communities, and business operations, as well as the U.S. economy and financial markets. The full extent to which the COVID-19 outbreak will impact the Company’s business, results of operations, financial condition, and cash flows will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impacts. As the COVID-19 pandemic continues, the Company’s results of operations, financial condition, and cash flows are likely to be materially adversely affected, particularly if the pandemic persists for a significant amount of time.

On April 15, 2020, the Term Loan Agreement with CRG was amended (“the Fourth Amendment”) to incorporate the following modifications: (i) extend the interest-only period until March 31, 2022; (ii) extend the PIK period until March 31, 2022; and (iii) change the stated maturity date of all tranches to March 31, 2023.

On June 4, 2020, the Term Loan Agreement with CRG was amended (“the Fifth Amendment”) to allow Specialists On Call, Inc. to provide audited consolidated financial statements for the fiscal year ending December 31, 2019 within 270 days after the end of such fiscal year. Originally, the affirmative covenant stated in the Term Loan Agreement had established 180 days after the end of each fiscal year as the due date for provision of the audited consolidated financial statements.

On June 24, 2020, the Company entered into an employment agreement with a new President who will transition to Chief Executive Officer. In the event the Company enters into an acquisition transaction with Healthcare Merger Corp., the executive will be granted a full value equity award, in the form of restricted stock or restricted stock units, in the surviving corporation.

On July 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Healthcare Merger Corp., a Delaware corporation (“HCMC”). Pursuant to the Agreement, HCMC will acquire the Company with consideration of a combination of cash and shares. The terms of the Agreement contain customary representations, warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated.

HEALTHCARE MERGER CORP.

CONDENSED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$842,839	$1,149,011
Prepaid expenses	212,710	258,404
Total Current Assets	1,055,549	1,407,415

Deferred tax asset	—	2,723
Marketable securities held in Trust Account	251,951,489	250,124,562
Total Assets	$253,007,038	$251,534,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$233,063	$83,405
Income taxes payable	275,374	8,756
Total Current Liabilities	508,437	92,161

Deferred tax liability	479	—
Deferred underwriting fee payable	8,750,000	8,750,000
Total Liabilities	9,258,916	8,842,161

Commitments

Common stock subject to possible redemption, 23,723,087 and 23,763,667 shares at redemption value at June 30, 2020 and December 31, 2019, respectively	238,748,113	237,692,534

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,976,913 and 1,936,333 issued and outstanding (excluding 23,723,087 and 23,763,667 shares subject to possible redemption) at June 30, 2020 and December 31, 2019, respectively	198	194
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,250,000 shares issued and outstanding at June 30, 2020 and December 31, 2019	625	625
Additional paid-in capital	3,921,331	4,976,914
Retained earnings	1,077,855	22,272
Total Stockholders’ Equity	5,000,009	5,000,005
Total Liabilities and Stockholders’ Equity	$253,007,038	$251,534,700

The accompanying notes are an integral part of the unaudited condensed financial statements.

HEALTHCARE MERGER CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Operating costs	$293,008	$490,589
Loss from operations	(293,008)	(490,589)

Other income:
Interest earned on marketable securities held in Trust Account	848,983	1,824,647
Unrealized (loss) gain on marketable securities held in Trust Account	(783,082)	2,280
Other income, net	65,901	1,826,927

(Loss) income before provision for income taxes	(227,107)	1,336,338
Benefit (provision) from income taxes	47,629	(280,755)
Net (loss) income	$(179,478)	$1,055,583

Weighted average shares outstanding, basic and diluted(1)	8,215,417	8,200,875

Basic and diluted net loss per common share(2)	$(0.03)	$(0.03)

____________

(1)      Excludes an aggregate of up to 23,723,087 shares subject to possible redemption.

(2)      Excludes interest income and unrealized losses of $58,645 and $1,334,961 attributable to shares subject to possible redemption for the three and six months ended June 30, 2020 (see Note 2).

The accompanying notes are an integral part of the unaudited condensed financial statements.

HEALTHCARE MERGER CORP.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE AND SIX MONTHS ENDED JUNE 30, 2020

(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	1,936,333	$194	6,250,000	$625	$4,976,914	$22,272	$5,000,005
Change in value of common stock subject to possible redemption	29,084	3	—	—	(1,235,064)	—	(1,235,061)
Net income	—	—	—	—	—	1,235,061	1,235,061
Balance – March 31, 2020	1,965,417	197	6,250,000	625	3,741,850	1,257,333	5,000,005
Change in value of common stock subject to possible redemption	11,496	1	—	—	179,481	—	179,482
Net loss	—	—	—	—	—	(179,478)	(179,478)
Balance – June 30, 2020	1,976,913	$198	6,250,000	$625	$3,921,331	$1,077,855	$5,000,009

The accompanying notes are an integral part of the unaudited condensed financial statements.

HEALTHCARE MERGER CORP.

CONDENSED STATEMENT OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2020

(UNAUDITED)

Cash Flows from Operating Activities:
Net income	$1,055,583
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,824,647)
Unrealized gain on marketable securities held in Trust Account	(2,280)
Deferred tax provision	3,202
Changes in operating assets and liabilities:
Prepaid expenses	45,694
Accrued expenses	149,658
Income taxes payable	266,618
Net cash used in operating activities	(306,172)

Net Change in Cash	(306,172)
Cash – Beginning of period	1,149,011
Cash – End of period	$842,839

Supplementary cash flow information:
Cash paid for income taxes	$10,935

Non-Cash investing and financing activities:
Change in value of common stock subject to possible redemption	$1,055,579

The accompanying notes are an integral part of the unaudited condensed financial statements.

HEALTHCARE MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Healthcare Merger Corp. (the “Company”) was incorporated in Delaware on September 19, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the healthcare industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2020, the Company had not yet commenced any operations. All activity through June 30, 2020 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination and the proposed acquisition of Specialists on Call, Inc., a Delaware corporation (“Specialists on Call”), as discussed in Note 9. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on December 12, 2019. On December 17, 2019, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of the over-allotment option to purchase an additional 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 700,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to HCMC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $7,000,000, which is described in Note 4.

Transaction costs amounted to $14,354,733 consisting of $5,000,000 of underwriting fees, $8,750,000 of deferred underwriting fees and $604,733 of other offering costs. In addition, at June 30, 2020, cash of $842,839 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on December 17, 2019, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, and the sale of the Placement Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

HEALTHCARE MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by December 17, 2021 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will

HEALTHCARE MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

HEALTHCARE MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 25, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2020 and December 31, 2019.

HEALTHCARE MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Marketable Securities Held in Trust Account

At June 30, 2020 and December 31, 2019, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by federal, New York and New York City taxing authorities since inception.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions.

Net Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at June 30, 2020, which are not currently redeemable and are not

HEALTHCARE MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 12,850,000 shares of common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net income per common share is the same as basic net income per common share for the period presented.

Reconciliation of Net Loss per Common Share

The Company’s net (loss) income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Net (loss) income	$(179,478)	$1,055,583
Less: Income attributable to common stock subject to possible redemption	(58,645)	(1,334,961)
Adjusted net loss available to common shares	$(238,123)	$(279,378)

Weighted average shares outstanding, basic and diluted	8,215,417	8,200,875

Basic and diluted net loss per common share	$(0.03)	$(0.03)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units, at $10.00 per Unit, which includes the partial exercise by the underwriters of their option to purchase an additional 3,000,000 Units. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

HEALTHCARE MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 700,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $7,000,000. Each Placement Unit consists of one share of Class A common stock (“Placement Share”) and one-half of one redeemable warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In October 2019, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On December 12, 2019, the Company effected a 1.1 for 1 stock dividend for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 6,325,000 Founder Shares. All share and per-share information has been retroactively restated to reflect the stock dividend. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.

The Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Placement Shares underlying the Placement Units). As a result of the underwriter’s election to partially exercise their over-allotment option, 75,000 Founder Shares were forfeited and 750,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On September 19, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of March 31, 2020 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $273,436 was repaid on December 23, 2019.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company

HEALTHCARE MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on December 13, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three and six months ended June 30, 2020, the Company incurred $30,000 and $60,000, respectively, of such fees, of which $65,000 and $5,000 are included in accrued expenses in the accompanying condensed balance sheets as of June 30, 2020 and December 31, 2019, respectively.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on December 12, 2019, the holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any shares of Class A common stock issuable upon the exercise of the Placement Warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of units issued as part of the Working Capital Loans and Class A common stock issuable upon conversion of the Founder Shares, are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter is entitled to a deferred fee of $0.35 per Unit of the gross proceeds from the Units sold in the Initial Public Offering, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

HEALTHCARE MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 1,976,913 and 1,936,333 shares of Class A common stock issued and outstanding, excluding 23,723,087 and 23,763,667 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 6,250,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless

HEALTHCARE MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable; and

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

HEALTHCARE MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$251,951,489	$250,124,562

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

HEALTHCARE MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 9. SUBSEQUENT EVENTS (cont.)

Merger Agreement

On July 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Sabre Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), Sabre Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), and Specialists on Call, by which: (a) First Merger Sub will merge with and into Specialists on Call (the “First Merger”), with Specialists on Call being the surviving corporation of the First Merger (such company, in its capacity as the surviving corporation of the First Merger, the “Surviving Corporation”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger.

Pursuant to the Merger Agreement, the aggregate merger consideration payable to the stockholders of Specialists on Call will be paid in a combination of stock and cash consideration equal to $650,000,000, minus Specialists on Call’s net indebtedness as of the closing (including estimated tax liabilities in excess of $1,000,000) after deducting any cash and cash equivalents of Specialists on Call at the closing (the “Merger Consideration”). The cash consideration will be an amount equal to (a) the Company’s cash and cash equivalents as of the closing (including proceeds in connection with the Private Placement (as defined in the Merger Agreement) and the funds in the Company’s trust account), plus (b) Specialists on Call’s cash and cash equivalents as of the closing, minus (c) the amount of cash required to satisfy the Company’s stockholder redemptions, minus (d) the Company’s and Specialists on Call’s transaction costs, minus (e) Specialists on Call’s indebtedness as of the closing, minus (f) $45,000,000. The remainder of the Merger Consideration will be paid in a number of shares of newly-issued Company Class A common stock valued at the redemption amount payable to the Company’s public stockholders that elect to redeem their shares of Company Class A common stock in connection with the closing. In addition, the Company will pay off, or cause to be paid off, on behalf of Specialists on Call and in connection with the closing, Specialists on Call’s outstanding indebtedness for borrowed money.

On July 29, 2020, the Company entered into subscription agreements with certain investors (the “Subscription Agreements”) pursuant to which the investors have agreed to purchase an aggregate of 16,500,000 shares of Company Class A common stock in a private placement for $10.00 per share (the “Private Placement”). The proceeds from the Private Placement will be used to partially fund the cash consideration to be paid to the stockholders of Specialists on Call at the closing of the transactions contemplated by the Merger Agreement and for general working capital purposes following the closing.

Concurrently with the execution of the Merger Agreement, the Sponsor and the Company entered into a letter agreement (the “Sponsor Agreement”), pursuant to which, among other things, Sponsor agreed to (a) waive certain anti-dilution rights set forth in Section 4.3(b)(ii) of the Company’s Amended and Restated Certificate of Incorporation that may result from the transactions contemplated by the Merger Agreement, (b) surrender to the Company, immediately prior to the consummation of the Mergers and for no consideration, up to 1,875,000 shares of the Company’s Class B common stock, par value $0.0001 per share, determined based on a sliding scale of the Company’s available cash at the closing of the transactions between $250,000,000 and $285,000,000, (c) subject to potential forfeiture 1,875,000 shares of the Company’s Class A common stock in accordance with the terms of the Merger Agreement, such that such shares will be forfeited if certain post-closing share price targets are not satisfied prior to the seventh (7th) anniversary of the closing and (d) support the transactions contemplated by the Merger Agreement, including agreeing to vote in favor of the adoption of the Merger Agreement.

The Mergers will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

HEALTHCARE MERGER CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 9. SUBSEQUENT EVENTS (cont.)

MTS Agreement

The Company has agreed to pay MTS Health Partners, L.P., an affiliate of the Sponsor, a fee in an amount equal to $1.75 million for financial advisory services rendered in connection with the Company’s identification, negotiation and consummation of the Mergers, the payment of which will be conditioned upon the consummation of the Mergers. As such, MTS Health Partners, L.P. has a financial interest in the closing of the Mergers in addition to the financial interest of the Sponsor. In addition, Charles Ditkoff, the Company’s president and a member of the board of directors of the Company, is a senior advisor to MTS Health Partners, L.P., and Dennis Conroy, the Company’s Chief Financial Officer, serves as Chief Operating and Financial Officer for MTS Health Partners, L.P..

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Healthcare Merger Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Healthcare Merger Corp. (the “Company”) as of December 31, 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the period from September 19, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from September 19, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2019.
New York, NY March 25, 2020

HEALTHCARE MERGER CORP.
BALANCE SHEET
DECEMBER 31, 2019

ASSETS
Current assets
Cash	$1,149,011
Prepaid expenses	258,404
Total Current Assets	1,407,415

Deferred tax asset	2,723
Marketable securities held in Trust Account	250,124,562
Total Assets	$251,534,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$83,405
Income taxes payable	8,756
Total Current Liabilities	92,161

Deferred underwriting fee payable	8,750,000
Total Liabilities	8,842,161

Commitments
Common stock subject to possible redemption, 23,763,667 shares at redemption value	237,692,534

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,936,333 issued and outstanding (excluding 23,763,667 shares subject to possible redemption)	194
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,250,000 shares issued and outstanding	625
Additional paid-in capital	4,976,914
Retained earnings	22,272
Total Stockholders’ Equity	5,000,005
Total Liabilities and Stockholders’ Equity	$251,534,700

The accompanying notes are an integral part of the financial statements.

HEALTHCARE MERGER CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 19, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Formation and operating costs	$96,257
Loss from operations	(96,257)

Other income:
Interest earned on marketable securities held in Trust Account	137,528
Unrealized loss on marketable securities held in Trust Account	(12,966)
Other income, net	124,562
Income before provision for income taxes	28,305
Provision for income taxes	(6,033)
Net income	$22,272
Weighted average shares outstanding, basic and diluted(1)	5,864,684
Basic and diluted net loss per common share(2)	$(0.01)

____________

(1)      Excludes an aggregate of up to 23,763,667 shares subject to possible redemption.

(2)      Excludes interest income and unrealized losses of $56,863 attributable to shares subject to possible redemption for the period from September 19, 2019 (inception) through December 31, 2019 (see Note 2).

The accompanying notes are an integral part of the financial statements.

HEALTHCARE MERGER CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM SEPTEMBER 19, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – September 19, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Founder Shares to Sponsor	—	—	6,325,000	633	24,367	—	25,000
Sale of 25,000,000 Units, net of underwriting discount and offering expenses	25,000,000	2,500	—	—	235,642,767	—	235,645,267
Sale of 700,000 Placement Units	700,000	70	—	—	6,999,930	—	7,000,000
Forfeiture of Class B common stock	—	—	(75,000)	(8)	8	—	—
Common stock subject to possible redemption	(23,763,667)	(2,376)	—	—	(237,690,158)	—	(237,692,534)
Net income	—	—	—	—	—	22,272	22,272
Balance – December 31, 2019	1,936,333	$194	6,250,000	$625	$4,976,914	$22,272	$5,000,005

The accompanying notes are an integral part of the financial statements.

HEALTHCARE MERGER CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 19, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Cash Flows from Operating Activities:
Net income	$22,272
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(137,528)
Unrealized loss on marketable securities held in Trust Account	12,966
Changes in operating assets and liabilities:
Prepaid expenses	(258,404)
Accrued expenses	83,405
Deferred tax provision	(2,723)
Income taxes payable	8,756
Net cash used in operating activities	(271,256)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(250,000,000)
Net cash used in investing activities	(250,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	245,000,000
Proceeds from sale of Placement Units	7,000,000
Proceeds from promissory note – related party	273,436
Repayment of promissory note – related party	(273,436)
Payment of offering costs	(604,733)
Net cash provided by financing activities	251,420,267

Net Change in Cash	1,149,011
Cash – Beginning September 19, 2019 (inception)	—
Cash – End of period	$1,149,011

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$237,669,710
Change in value of common stock subject to possible redemption	$22,824
Deferred underwriting fee payable	$8,750,000

The accompanying notes are an integral part of the financial statements.

HEALTHCARE MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Healthcare Merger Corp. (the “Company”) was incorporated in Delaware on September 19, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the healthcare industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2019, the Company had not yet commenced any operations. All activity for the period September 19, 2019 (inception) through December 31, 2019 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on December 12, 2019. On December 17, 2019, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of the over-allotment option to purchase an additional 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 700,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to HCMC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $7,000,000, which is described in Note 4.

Transaction costs amounted to $14,354,733 consisting of $5,000,000 of underwriting fees, $8,750,000 of deferred underwriting fees and $604,733 of other offering costs. In addition, $1,707,027 of cash was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Following the closing of the Initial Public Offering on December 17, 2019, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, and the sale of the Placement Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

HEALTHCARE MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by December 17, 2021 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption,

HEALTHCARE MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

HEALTHCARE MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019.

Marketable securities held in Trust Account

At December 31, 2019, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in

HEALTHCARE MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by federal, New York and New York City taxing authorities since inception.

Net loss per common share

Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 12,850,000 shares of common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net income per common share is the same as basic net income per common share for the periods presented.

Reconciliation of net income per common share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted income per common share is calculated as follows:

For the Period from September 19, 2019 (Inception) Through December 31, 2019
Net income	$22,272
Less: Income attributable to common stock subject to possible redemption	(56,863)
Adjusted net loss available to common shares	$(34,591)
Weighted average shares outstanding, basic and diluted	5,864,684
Basic and diluted net loss per share	$(0.01)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

HEALTHCARE MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units, at $10.00 per Unit, which includes the partial exercise by the underwriters of their option to purchase an additional 3,000,000 Units. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 700,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $7,000,000. Each Placement Unit consists of one share of Class A common stock (“Placement Share”) and one-half of one redeemable warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In October 2019, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On December 12, 2019, the Company effected a 1.1 for 1 stock dividend for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 6,325,000 Founder Shares. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.

The Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Placement Shares underlying the Placement Units). As a result of the underwriter’s election to partially exercise their over-allotment option, 75,000 Founder Shares were forfeited and 750,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within

HEALTHCARE MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On September 19, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of March 31, 2020 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $273,436 was repaid on December 23, 2019.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on December 13, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the period from September 19, 2019 (inception) through December 31, 2019, the Company incurred $5,000 of such fees, of which such fees are included in accrued expenses in the accompanying balance sheet as of December 31, 2019.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on December 12, 2019, the holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any shares of Class A common stock issuable upon the exercise of the Placement Warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of units issued as part of the Working Capital Loans and Class A common stock issuable upon conversion of the Founder Shares, are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

HEALTHCARE MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 6. COMMITMENTS (cont.)

Underwriter’s Agreement

The underwriter is entitled to a deferred fee of $0.35 per Unit of the gross proceeds from the Units sold in the Initial Public Offering, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019, there were 1,936,333 shares of Class A common stock issued and outstanding, excluding 23,763,667 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2019, there were 6,250,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

HEALTHCARE MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable; and

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances

HEALTHCARE MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. INCOME TAX

The Company’s net deferred tax asset at December 31, 2019 is as follows:

Deferred tax asset
Unrealized loss on securities	$2,723
Total deferred tax asset	2,723
Valuation allowance	—
Deferred tax asset, net of allowance	$2,723

The income tax provision for the year ended December 31, 2019 consists of the following:

Federal
Current	$8,756
Deferred	(2,723)

State
Current	$—
Deferred	—
Change in valuation allowance	—
Income tax provision	$6,033

As of December 31, 2019, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

HEALTHCARE MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019

NOTE 8. INCOME TAX (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Meals & entertainment	0.3%
Income tax provision	21.3%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$250,124,562

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HEALTHCARE MERGER CORP.,

SABRE MERGER SUB I, INC.,

SABRE MERGER SUB II, LLC

and

SPECIALISTS ON CALL, INC.

DATED AS OF JULY 29, 2020

Annex A-i

Annex A-ii

EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Form of Parent A&R Charter
Exhibit C	Form of A&R Registration Rights Agreement
Exhibit D	Form of Investor Rights Agreement
Exhibit E	Form of Stockholder Written Consent

SCHEDULES

Schedule A	Defined Terms

Annex A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of July 29, 2020, by and among Healthcare Merger Corp., a Delaware corporation (“Parent”), Sabre Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“First Merger Sub”), Sabre Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“Second Merger Sub”), and Specialists On Call, Inc., a Delaware corporation (the “Company”). Each of the Company, Parent, First Merger Sub and Second Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

Recitals

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the General Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Law, the Parties intend to enter into a business combination transaction by which: (a) First Merger Sub will merge with and into the Company (or after the Reorganization, Newco) (the “First Merger”), with the Company (or, if applicable, Newco) being the surviving corporation of the First Merger (such company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Surviving Entity”).

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the Company Stockholders in accordance with the Company’s Charter Documents.

WHEREAS, it is anticipated that, within twenty-four (24) hours after the execution and delivery of this Agreement, SOC Holdings LLC, a Delaware limited liability company (the “Written Consent Party”), in its capacity as the Company Stockholder holding (a) at least a majority of the outstanding voting power of the Company Stock issued and outstanding as of the date hereof (voting as a single class and on an as-converted basis and excluding, for the avoidance of doubt, shares of Company Series I Preferred Stock and Company Series J Preferred Stock) and (b) at least a majority of the shares of the Company Series H Preferred Stock issued and outstanding as of the date hereof, will enter into a support agreement with Parent in substantially the form attached hereto as Exhibit A (the “Support Agreement”).

WHEREAS, the board of directors of Parent has unanimously: (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Parent (the “Parent Recommendation”).

Annex A-1

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and Parent have entered into a letter agreement (the “Sponsor Agreement”), pursuant to which, among other things, (a) immediately prior to the Closing, Sponsor shall surrender to Parent the Sponsor Contingent Closing Shares, if any and (b) in connection with the Closing, Sponsor shall subject the Sponsor Earnout Shares to potential forfeiture in the event that certain milestones are not achieved by Parent following the Closing, in each case, upon the terms and subject to the conditions set forth therein.

WHEREAS, on or about the date hereof, Parent has obtained commitments from certain investors (the “PIPE Investors”) for a private placement of Parent Class A Common Stock (the “PIPE Investment”), such private placement to be consummated immediately prior to the consummation of the Transactions.

WHEREAS, in connection with the Closing, Parent shall, subject to obtaining the Requisite Parent Stockholder Approval, adopt the Second Amended and Restated Certificate of Incorporation of Parent (the “Parent A&R Charter”) in substantially the form attached hereto as Exhibit B.

WHEREAS, in connection with the consummation of the First Merger, Parent, Sponsor and the Written Consent Party will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in substantially the form attached hereto as Exhibit C, and Parent and the Written Consent Party will enter into an Investor Rights Agreement (the “Investor Rights Agreement”) in substantially the form attached hereto as Exhibit D.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
THE CLOSING TRANSACTIONS

Section 1.1 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificates of Merger (as defined below), shall take place at the offices of Weil Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 at a time and date to be specified in writing by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by email pdf files.

Section 1.2 Closing Statements.

(a) No later than two (2) Business Days prior to the Closing, Parent shall deliver to the Company (or after the Reorganization, Newco) written notice (the “Parent Closing Statement”) setting forth: (i) the amount of Parent Cash as of the Closing (for the avoidance of doubt, prior to giving effect to the Parent Stockholder Redemptions, if any, and the payment of any Parent Transaction Costs) and all relevant supporting documentation used by Parent in calculating such amounts reasonably requested by the Company (or after the Reorganization, Newco), (ii) the aggregate amount of cash proceeds that will be required to satisfy the Parent Stockholder Redemptions, if any, (iii) the amount of Parent Transaction Costs as of the Closing and all relevant supporting documentation used by Parent in calculating such amounts reasonably requested by the Company (or after the Reorganization, Newco); and (iv) the number of shares of Parent Class A Common Stock to be outstanding as of the Closing after giving effect to the Parent Stockholder Redemptions, if any, the issuance of shares of Parent Class A Common Stock pursuant to the Subscription Agreements and the surrender of the Sponsor Contingent Closing Shares, if any (for the avoidance of doubt, excluding the Sponsor Earnout Shares).

(b) No later than two (2) Business Days prior to the Closing Date, the Company (or after the Reorganization, Newco) shall deliver to Parent written notice (the “Company Closing Statement”) setting forth: (i) the Closing Indebtedness Amount as of the Closing (including the Payoff Amount) and all relevant supporting documentation used by the Company (and after the Reorganization, Newco) in calculating such amounts reasonably

Annex A-2

requested by Parent, (ii) the amount of Company Transactions Costs as of the Closing, together with instructions that list the applicable bank accounts designated to facilitate payment by Parent of the Company Transaction Costs and all relevant supporting documentation used by the Company (and after the Reorganization, Newco) in calculating such amounts reasonably requested by Parent, (iii) the amount of Company Cash as of the Closing and all relevant supporting documentation used by the Company (and after the Reorganization, Newco) in calculating such amounts reasonably requested by Parent, (iv) a calculation of the Closing Cash Payment Amount and the Closing Number of Securities, in each case, based upon the foregoing and the amounts contained in the Parent Closing Statement and (v) a capitalization table schedule, setting forth, for each holder of Company Interests, (A) the name and email address of such holder, (B) the number and class or series of Company Interests held by such holder, (C) the portion of the Closing Cash Payment Amount payable to such holder in respect of the Company Interests held by such holder (in the case of Company Warrants and Company Options, taking into account the exercise price in respect thereof) and (D) the portion of the Closing Number of Securities payable to such holder in respect of the Company Interests held by such holder (in the case of Company Warrants and Company Options, taking into account the exercise price in respect thereof) and (E) the other information set forth in Section 4.3(b). The Company (and after the Reorganization, Newco) shall not permit the exercise of any Company Option or Company Warrant from and after the delivery of the Company Closing Statement.

(c) Parent will consider in good faith the Company’s (or after the Reorganization, Newco’s) comments to the Parent Closing Statement, and if any adjustments are made to the Parent Closing Statement by Parent prior to the Closing, such adjusted Parent Closing Statement shall thereafter become the Parent Closing Statement for all purposes of this Agreement. The Parent Closing Statement and the calculations and determinations contained therein shall be prepared in accordance with the Parent’s Charter Documents, the DGCL and the applicable definitions contained in this Agreement. The Company (or after the Reorganization, Newco) will consider in good faith Parent’s comments to the Company Closing Statement, and if any adjustments are made to the Company Closing Statement by the Company (or after the Reorganization, Newco) prior to the Closing, such adjusted Company Closing Statement shall thereafter become the Company Closing Statement for all purposes of this Agreement. The Company Closing Statement and the calculations and determinations contained therein shall be prepared in accordance with the Applicable Charter Documents, the DGCL and the applicable definitions contained in this Agreement. Each of Parent, First Merger Sub and Second Merger Sub shall be entitled to rely (without any duty of inquiry) upon the Company Closing Statement, and the Letter of Transmittal and Warrant Surrender Agreement that shall be required to be delivered by the applicable holders of Company Interests as a condition to receipt of any Merger Consideration shall include a waiver of, among other things, any and all claims (x) that the Company Closing Statement did not accurately reflect the terms of the Applicable Charter Documents, and (y) in connection with the issuance of any Company Interests (including any rights to indemnities from the Company (or after the Reorganization, Newco) or any of its Affiliates pursuant to any Contract entered into by such holder in connection with such issuance).

Section 1.3 Closing Documents.

(a) At the Closing, Parent, First Merger Sub or Second Merger Sub, as applicable, shall deliver to the Company (or after the Reorganization, Newco):

(i) a certified copy of the Parent A&R Charter;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by Parent;

(iii) a copy of the Second Certificate of Merger, duly executed by the Second Merger Sub;

(iv) copies of resolutions and actions taken by Parent’s, First Merger Sub’s and Second Merger Sub’s board of directors and stockholders (or managers and members, as applicable) in connection with the approval of this Agreement and the Transactions;

(v) a copy of the Investor Rights Agreement, duly executed by Parent; and

(vi) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.2.

Annex A-3

(b) At the Closing, the Company (or after the Reorganization, Newco) shall deliver, or cause to be delivered, as applicable, to Parent:

(i) a copy of the First Certificate of Merger, duly executed by the Company (or after the Reorganization, Newco);

(ii) a copy of the A&R Registration Rights Agreement, duly executed by the Written Consent Party;

(iii) a copy of the Investor Rights Agreement, duly executed by the Written Consent Party;

(iv) copies of resolutions and actions taken by the Company’s board of directors (or after the Reorganization, Newco’s board of directors) and the Company Stockholders in connection with the approval of this Agreement and the Transactions;

(v) a certificate in such form as reasonably requested by Parent conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and evidence in form and substance satisfactory to Parent that the Company (or after the Reorganization, Newco) has delivered to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the Treasury Regulations; and

(vi) all other documents, instruments or certificates required to be delivered by the Company (and after the Reorganization, Newco) at or prior to the Closing pursuant to Section 8.3.

Section 1.4 Closing Transactions. At the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) Parent shall direct the Trustee to make any payments required to be made by Parent in connection with the Parent Stockholder Redemptions.

(b) Parent shall pay, or cause to be paid, all Parent Transaction Costs to the applicable payees, to the extent not paid prior to the Closing.

(c) The certificate of merger with respect to the First Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and filed with the Secretary of State of the State of Delaware.

(d) The certificate of merger with respect to the Second Merger shall be prepared and executed in accordance with the relevant provisions of the DLLCA (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) and filed with the Secretary of State of the State of Delaware.

(e) Parent shall deposit (or cause to be deposited) with the Exchange Agent the Closing Cash Payment Amount and the Closing Number of Securities.

(f) Parent shall (on behalf of the Company (or after the Reorganization, Newco)) pay, or cause to be paid, the Payoff Amount to the applicable payee(s) set forth in the Payoff Letter.

(g) Parent shall (on behalf of the Company (or after the Reorganization, Newco)) pay, or, cause to be paid, all amounts included in the Company Transaction Costs, to the extent not paid by the Group Companies prior to the Closing, to the applicable payees as set forth on the Company Closing Statement, by wire of immediately available funds; provided, that: (i) the amounts included in the Company Transaction Costs (other than transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses payable in connection with or anticipation of the consummation of the Transactions to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers) may be paid promptly after the Closing Date and in any event no later than 5 Business Days after the Closing Date; and (ii) Parent shall (on behalf of the Company (or after the Reorganization, Newco)) pay, or cause to be paid, any amounts included in the Company Transaction Costs that represent compensation to employees to the Company (or after the Reorganization, Newco) for payment to the applicable service provider at the time required by applicable arrangement through the Company’s (or after the Reorganization, Newco’s) payroll.

Annex A-4

ARTICLE II.
THE MERGERS

Section 2.1 Effective Times. Upon the terms and subject to the conditions of this Agreement, on the Closing Date the Company (or after the Reorganization, Newco) and First Merger Sub shall cause the First Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company (or after the Reorganization, Newco) and Parent and specified in the First Certificate of Merger, being the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company (or after the Reorganization, Newco) and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.2 The Mergers.

(a) At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company (or after the Reorganization, Newco) shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company (or after the Reorganization, Newco), following which the separate corporate existence of First Merger Sub shall cease and the Company (or after the Reorganization, Newco) shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned Subsidiary of Parent (provided, that references to the Company (or after the Reorganization, Newco) for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DLLCA, the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned Subsidiary of Parent (provided, that references to the Company (or after the Reorganization, Newco) or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.3 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company (or after the Reorganization, Newco) shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company (or after the Reorganization, Newco) set forth in this Agreement to be performed after the Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Surviving Entity and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.4 Governing Documents. Subject to Section 7.15, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Specialists on Call, Inc.” Subject to Section 7.15, at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate

Annex A-5

of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Entity shall be “SOC Telemed Holdco, LLC.”

Section 2.5 Directors and Officers of the Surviving Corporation and the Surviving Entity. Immediately after the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of First Merger Sub immediately prior to the Effective Time. Immediately after the Second Effective Time, the executive officers and managers of the Surviving Entity shall be the executive officers and managers as set forth in the operating agreement of the Surviving Entity.

Section 2.6 Merger Consideration.

(a) Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the holders of Company Interests pursuant to Section 2.7(a)-(d) shall be the Merger Consideration.

(b) The Merger Consideration shall be paid in the form of: (i) an amount in cash equal to the Closing Cash Payment Amount and (ii) the Closing Number of Securities. Each holder of Company Interests shall be entitled to receive a portion of the Closing Cash Payment Amount and the Closing Number of Securities in accordance with the terms of the Applicable Charter Documents (as reflected in the Company Closing Statement).

Section 2.7 Effect of the First Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, First Merger Sub, the Company (and after the Reorganization, Newco), the holders of Company Interests or the holders of any of the securities of Parent, the following shall occur:

(a) Each share of Company Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Merger Consideration, with each Company Stockholder being entitled to receive a portion of the Closing Cash Payment Amount and the Closing Number of Securities in accordance with the terms of the Applicable Charter Documents (as reflected in the Company Closing Statement), in each case, without interest, upon surrender of stock certificates representing all of such Company Stockholder’s Company Stock (each, a “Certificate”) and delivery of the other documents required pursuant to Section 2.9. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company (and after the Reorganization, Newco), the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Stock (other than Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Merger Consideration.

(b) Each Company Warrant that is outstanding immediately prior to the Effective Time will be treated in accordance with its terms and cancelled as of the Effective Time in exchange for the right to receive a portion of the Merger Consideration, with each holder of Company Warrants being entitled to receive a portion of the Closing Cash Payment Amount and the Closing Number of Securities in accordance with the terms of such Company Warrant and the Applicable Charter Documents (as reflected in the Company Closing Statement), net of the exercise price of such Company Warrant, in each case, without interest, upon delivery of the documents required pursuant to Section 2.9. For the avoidance of doubt, if the exercise price payable in respect of a share of Company Common Stock under a Company Warrant exceeds the applicable portion of the Merger Consideration payable in respect of such share of Company Common Stock, such Company Warrant shall be automatically terminated for no consideration immediately prior to the Effective Time and shall be of no further force or effect, and the holder of such Company Warrant shall have no further rights to any portion of the Merger Consideration otherwise. As of the Effective Time, each holder of Company Warrants shall cease to have any other rights in and to the Company (and after the Reorganization, Newco), the Surviving Corporation or the Surviving Entity, and each Company Warrant shall thereafter represent only the right to receive the applicable portion of the Merger Consideration.

(c) Each vested Company Option that is outstanding immediately prior to the Effective Time will be treated in accordance with its terms and cancelled as of the Effective Time in exchange for the right to receive a portion of the Merger Consideration, with each holder of vested Company Options being entitled to receive a portion of the Closing Cash Payment Amount and the Closing Number of Securities in accordance with the terms of such vested Company Option and the Applicable Charter Documents (as reflected in the Company Closing Statement), net of the exercise price of such vested Company Option, in each case, without interest, upon delivery of the documents

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required pursuant to Section 2.9. For the avoidance of doubt, if the exercise price payable in respect of a share of Company Common Stock under a vested Company Option exceeds the applicable portion of the Merger Consideration payable in respect of such share of Company Common Stock, such vested Company Option shall be cancelled for no consideration immediately prior to the Effective Time, and the holder of vested Company Options shall have no further rights to any portion of the Merger Consideration otherwise. As of the Effective Time, each holder of vested Company Options shall cease to have any other rights in and to the Company (and after the Reorganization, Newco), the Surviving Corporation or the Surviving Entity. Payments of the Closing Cash Payment Amount in respect of this Section 2.7(c) shall be remitted through the payroll system of the Surviving Entity upon delivery of an Option Termination Agreement in accordance with Section 2.9 and subject to applicable deduction or withholding pursuant to Section 2.10.

(d) Each unvested Company Option that is outstanding immediately prior to the Effective Time will be converted into an option to purchase a number of shares of Parent Class A Common Stock (each such option, an “Exchanged Option”) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, as equitably adjusted pursuant to a conversion ratio applied in, and subject the terms and conditions of, the Company Closing Statement or as otherwise agreed upon by the Parties (the “Exchange Ratio”) and rounded down to the nearest whole number, with an exercise price per share equal to the exercise price per share of such Company Option immediately prior to the Effective Time, as equitably adjusted pursuant to the Exchange Ratio and rounded up to the nearest whole cent; provided, however, that the number of shares and exercise price of Parent Class A Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by substantially the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time. As promptly as practicable following the Effective Time and, in any event, in accordance with applicable Law, Parent shall file an appropriate registration statement or registration statements with respect to the shares of Parent Class A Common Stock underlying such Exchanged Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(e) No fraction of a share of Parent Class A Common Stock will be issued by virtue of the First Merger, and each holder of Company Interests who would otherwise be entitled to a fraction of a share of Parent Class A Common Stock (after aggregating all fractional shares of Parent Class A Common Stock that otherwise would be received by such holder of Company Interests) shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Interests would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Interests would otherwise be entitled to is less than 0.50.

(f) Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(g) Each share of Company Stock held in the Company’s (or after the Reorganization, Newco’s) treasury or owned by Parent, First Merger Sub, Second Merger Sub or the Company (or after the Reorganization, Newco) immediately prior to the Effective Time (together with the Dissenting Shares, the “Excluded Shares”), shall be cancelled and no consideration shall be paid or payable with respect thereto.

(h) The number of shares of Parent Class A Common Stock that the holders of Company Interests are entitled to receive as a result of the First Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including

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any dividend or distribution of securities convertible into Parent Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Common Stock occurring on or after the date hereof and prior to the Closing.

Section 2.8 Effect of the Second Merger. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any holder of Company Interests or the holders of any shares of capital stock of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interest of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interest of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the membership interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 2.9 Surrender of Company Certificates and Disbursement of Merger Consideration.

(a) Subject to this Section 2.9, promptly following the Effective Time, Parent shall deliver, or cause to be delivered to each holder of Company Interests a portion of the Closing Cash Payment Amount and the Closing Number of Securities in accordance with the terms of Section 2.7 and the Applicable Charter Documents (as reflected in the Company Closing Statement).

(b) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purposes of exchanging (i) Certificates and Company Warrants for the portion of the Merger Consideration payable to each Company Stockholder and holder of Company Warrants, respectively and (ii) Company Options for the Closing Number of Securities payable to each holder of Company Options.

(c) At the Effective Time, Parent shall deposit with the Exchange Agent to be held in trust the aggregate amount of the cash portion of the Merger Consideration (other than payments of the Closing Cash Payment Amount in respect of Section 2.7(c), which shall be paid in accordance with the terms thereof) and make available the aggregate amount of the equity portion of the Merger Consideration, in each case, required pursuant to the Company Closing Statement to fund the payments set forth in Section 2.7(a), Section 2.7(b) and Section 2.7(c). Such cash and equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, Parent shall deliver irrevocable instructions to the Exchange Agent to deliver the Merger Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this ARTICLE II.

(d) Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Exchange Agent shall deliver to each Company Stockholder (other than holders of Excluded Shares): (i) a letter of transmittal (the “Letter of Transmittal”) in customary form mutually agreed between Parent and the Company (or after the Reorganization, Newco) prior to the Closing specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.9(h)) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company (or after the Reorganization, Newco) may reasonably agree; and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.9(h)) to the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any Company Stockholder that has delivered its Surrender Documentation with respect to such Company Stockholder’s Certificates to the Exchange Agent at least two Business Days prior to the Closing Date. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.9(h)) to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Merger Consideration in accordance with Section 2.9(a) hereof, with: (A) any cash portion of the Merger Consideration being delivered via wire transfer of immediately available funds in accordance with instructions provided by such Company Stockholder in the Letter of Transmittal; and (B) the equity portion of the Merger Consideration being delivered via book-entry issuance, in each case, less any required Tax withholdings as provided in Section 2.10; provided, however, that if the holder of such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such Company Stockholder’s Certificates at least two Business Days

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prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Merger Consideration covered by such Surrender Documentation in accordance with clauses (A) and (B) of this sentence on the Closing Date or as promptly as practicable thereafter. The Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Merger Consideration attributable to such Certificate. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company (or after the Reorganization, Newco), the applicable portion of the Merger Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(e) Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Exchange Agent shall deliver to (i) to each holder of vested Company Options an option termination agreement in a customary form mutually agreed between Parent and the Company (or after the Reorganization, Newco) prior to the Closing (the “Option Termination Agreement”) and to each holder of Company Warrants a warrant surrender agreement (the “Warrant Surrender Agreement”) in a customary form mutually agreed between Parent and the Company (or after the Reorganization, Newco) prior to the Closing; provided, however, that the Exchange Agent shall not be required to deliver the Option Termination Agreement or Warrant Surrender Agreement to any holder of vested Company Options or Company Warrants that has delivered its Option Termination Agreement or Warrant Surrender Agreement with respect to such holder of vested Company Options or Company Warrants to the Exchange Agent at least two Business Days prior to the Closing Date. Upon delivery of an Option Termination Agreement or Warrant Termination Agreement to the Exchange Agent, the Exchange Agent will deliver to the holder of such vested Company Options or Company Warrants in exchange therefor such holder’s portion of the Merger Consideration in accordance with Section 2.9(a) hereof, with: (A) any cash portion of the Merger Consideration being delivered via wire transfer of immediately available funds in accordance with instructions provided by such holder; and (B) the equity portion of the Merger Consideration being delivered via book-entry issuance, in each case, less any required Tax withholdings as provided in Section 2.10; provided, however, that if such holder of vested Company Options or Company Warrants delivers to the Exchange Agent the Option Termination Agreement or Warrant Surrender Agreement with respect to such holder’s vested Company Options or Company Warrants at least two Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such certificate in exchange therefor such holder’s portion of the Merger Consideration covered by such Option Termination Agreement or Warrant Surrender Agreement in accordance with clauses (A) and (B) of this sentence on the Closing Date or as promptly as practicable thereafter. Each vested Company Option and Company Warrant shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Merger Consideration attributable to such vested Company Option and Company Warrants and no interest will be paid or accrued on any amount payable upon delivery of an Option Termination Agreement or Warrant Surrender Agreement.

(f) From and after the Effective Time, there shall be no transfers on the transfer books of the Company (or after the Reorganization, Newco) of any shares of Company Stock or any Company Warrants that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, the Surviving Entity, Parent or the Exchange Agent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.10) the portion of the Merger Consideration represented by such Certificate, as applicable.

(g) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Company Stockholders or holders of Company Warrants or vested Company Options for one hundred and eighty (180) days after the Effective Time shall be delivered to the Surviving Entity. Any Company Stockholder or holder of Company Warrants or vested Company Options who has not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of their respective portion of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.10) upon due surrender of its Certificates (or affidavits of loss in lieu of such certificates as provided in Section 2.9(h) or other applicable documentation), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Surviving Entity, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Interests for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

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(h) In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed; and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Surviving Entity with respect to such certificate, the Exchange Agent will issue the portion of the Merger Consideration attributable to such certificate (after giving effect to any required Tax withholdings as provided in Section 2.10).

Section 2.10 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, First Merger Sub, Second Merger Sub, the Company (or after the Reorganization, Newco), the Surviving Corporation, the Surviving Entity, the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from any portion of the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. Prior to the deduction or withholding from the consideration otherwise payable pursuant to this Agreement in accordance with this Section 2.10, the Parties will reasonably cooperate in good faith and use commercially reasonable efforts to minimize any such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.11 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock (excluding, for the avoidance of doubt, shares of Company Series I Preferred Stock and Company Series J Preferred Stock) that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the First Merger nor consented thereto in writing in respect of such Company Stock and who shall have demanded properly in writing appraisal for such Company Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into, and such Company Stockholders shall have no right to receive, the portion of the Merger Consideration that would otherwise be attributable to such Company Stock in accordance with the terms of the Applicable Charter Documents (as reflected in the Company Closing Statement) unless and until such Company Stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the portion of the Merger Consideration attributable to such Company Stock in accordance with the terms of the Applicable Charter Documents (as reflected in the Company Closing Statement), without any interest thereon, upon surrender, in the manner provided in Section 2.9, of the Certificate or Certificates that formerly evidenced such shares of Company Stock.

(b) Prior to the Closing, the Company (and after the Reorganization, Newco) shall give Parent (i) prompt notice of any demands for appraisal received by the Company (or after the Reorganization, Newco) and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company (and after the Reorganization, Newco) shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.12 Taking of Necessary Action; Further Actions. If, at any time after the Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company (and after the Reorganization, Newco), First Merger Sub and Second Merger Sub, the officers and directors or members, as applicable, (or their designees) of the Company (and after the Reorganization, Newco), First Merger Sub and Second Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.13 Tax Treatment of the Mergers. The Parties intend that, for United States federal income tax purposes, the Mergers, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of

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Parent and the Company (or after the Reorganization, Newco) are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Following the Mergers, Parent intends to cause the Surviving Entity to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulation Section 1.368-1(d). The Mergers, taken together, shall be reported by the Parties for all income Tax purposes in accordance with the foregoing, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by (a) a change in Law after the date of this Agreement, or (b) a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code. Each Company Stockholder and holder of Company Warrants may make an express designation in its Letter of Transmittal provided by such Company Stockholder or in its Warrant Surrender Agreement provided by such holder of Company Warrants, in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), that specifies the Closing Cash Payment Amount that the Company Stockholder is entitled to receive pursuant to Section 2.7(a) or the holder of Company Warrants is entitled to receive pursuant to Section 2.7(b) is received in exchange for a particular share of Common Stock or received in exchange for a particular Company Warrant.

ARTICLE III.
Sponsor Earnout Shares

Section 3.1 Potential Forfeiture. In accordance with the Sponsor Agreement, Sponsor has agreed that, effective upon the Closing, the Sponsor will subject 1,875,000 shares of Parent Class A Common Stock owned by Sponsor (the “Sponsor Earnout Shares”) to potential forfeiture if the Triggering Events do not occur during the Earnout Period, with such Sponsor Earnout Shares vesting (and therefore no longer subject to forfeiture) pursuant to the terms of this ARTICLE III. Certificates representing the Sponsor Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent for Parent Class A Common Stock will be given appropriate stop transfer orders that will be applicable until the Sponsor Earnout Shares are vested (subject to the ability of Sponsor to distribute the Sponsor Earnout Shares to its members promptly following the Closing in accordance with its Charter Documents and the A&R Registration Rights Agreement); provided, however, that upon the vesting of any Sponsor Earnout Shares in accordance with the terms herein, Parent shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable.

Section 3.2 Vesting. Until the earlier of all of the Sponsor Earnout Shares having become fully vested or the expiry of the Earnout Period, (a) fifty percent (50%) of the Sponsor Earnout Shares shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event I during the Earnout Period, and (b) fifty percent (50%) of the Sponsor Earnout Shares shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event II during the Earnout Period; provided, however, that each Triggering Event shall only occur once, if at all.

Section 3.3 Rollover. If, during the Earnout Period, there is a Change of Control pursuant to which (a) Parent or its stockholders have the right to receive consideration attributing a value of at least $10.00 but less than $12.50 to each share of Parent Class A Common Stock (as agreed in good faith by Sponsor and the board of directors of Parent) and (b) greater than fifty (50%) of the aggregate amount of such consideration is in the form of equity securities, then (x) fifty percent (50%) of the Sponsor Earnout Shares shall be forfeited, (y) the portion of the remaining fifty percent (50%) of the Sponsor Earnout Shares determined by multiplying (i) fifty percent (50%) of the Sponsor Earnout Shares by (ii) the ratio that the aggregate consideration in the form of equity securities in such transaction bears to the aggregate amount of all consideration in such transaction (including cash and equity securities) shall, in connection with the consummation of such Change of Control, be converted into such equity securities and shall remain subject to vesting upon the occurrence of Triggering Event I during the Earnout Period (as equitably adjusted for the conversion ratio applied in, and the terms and conditions of, the Change of Control transaction, as agreed in good faith by Sponsor and the board of directors of Parent) and (z) the portion of the remaining fifty percent (50%) of the Sponsor Earnout Shares determined by multiplying (i) fifty percent (50%) of the Sponsor Earnout Shares by (ii) the ratio that the aggregate consideration not in the form of equity securities in such transaction bears to the aggregate amount of all consideration in such transaction (including cash and equity securities), if any, shall be forfeited. If, during the Earnout Period, there is a Change of Control pursuant to which Parent’s stockholders have the right to receive consideration attributing a value of less than $10.00 to each share of Parent Class A Common Stock, then the Sponsor Earnout Shares shall be forfeited.

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ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to Parent, First Merger Sub and Second Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company (and after the Reorganization, Newco) hereby represents and warrants to Parent, First Merger Sub and Second Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization and Qualification. The Company is (and after the Reorganization, Newco will be prior to the Closing Date) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. The Company is (and after the Reorganization, Newco will be prior to the Closing Date) duly licensed or qualified to do business in each jurisdiction in which the ownership of its property or the character of its activities requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as the “Charter Documents”) of the Company as amended and currently in effect, have been made available to Parent, and immediately following the consummation of the Reorganization, the Charter Documents of Newco as amended and then in effect will have been made available to Parent.

Section 4.2 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (including the Company following the Reorganization, the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Laws of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company (or after the Reorganization, Newco) has previously provided to Parent or its representatives true and complete copies of the Charter Documents of the Company Subsidiaries, as amended and currently in effect.

(b) Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 132,034,637 shares of Company Common Stock, of which 84,146,870 shares are issued and outstanding as of the date of this Agreement; (ii) 21,781,134 shares of Company Series H Preferred Stock, of which 21,781,134 shares are issued and outstanding as of the date of this Agreement; (iii) 20,000 shares of Company Series I Preferred Stock, of which 20,000 shares are issued and outstanding as of the date of this Agreement; and (iv) 15,000 shares of Company Series J Preferred Stock, of which 15,000 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Each share of Company Stock has been issued in compliance in all material respects with: (A) applicable Law and (B) the Company’s Charter Documents. Schedule 4.3(a) of the Company Disclosure Letter sets forth a capitalization table of the Company as of the date hereof including, for each holder of Company Stock the number and class or series of Company Stock held by such holder. Following the Reorganization, the capitalization table set forth on Schedule 4.3(a) of the Company Disclosure Letter, together with any changes to such information in accordance with the terms hereof, including Section 6.1, since the date of this Agreement, shall accurately reflect the capitalization of Newco, including with respect to all of the information contained therein.

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(b) Schedule 4.3(b) of the Company Disclosure Letter sets forth, as of the date hereof, (i) with respect to each Company Option, the name of the holder of such Company Option, the number of vested and unvested shares of Company Common Stock covered by such Company Option as of the date of this Agreement and the extent to which such Company Option will vest upon the Transactions, the date of grant, the cash exercise price per share of such Company Option, the vesting schedule of such Company Option, whether such Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, and the applicable expiration date thereof and (ii) with respect to each Company Warrant, the name of the holder of such Company Warrant, the number of shares of Company Common Stock or other Company Interests covered by such Company Warrant, the date of issuance, the cash exercise price per share of such Company Warrant, and the applicable expiration date thereof. Other than the Company Options and Company Warrants set forth on Schedule 4.3(b) of the Company Disclosure Letter, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b) of the Company Disclosure Letter, the Company has not (and after the Reorganization, Newco will not have prior to the Closing Date) granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Stock, and there are no agreements of any kind which may obligate the Company (and after the Reorganization, Newco) to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except for this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the shares of Company Stock. Each Company Option (A) was issued, in all material respects, in accordance with the terms of the applicable incentive equity plan of the Company (and after the Reorganization, Newco) and all other applicable Law and (B) was granted with a per share exercise price not less than the fair market value of a share of Company Common Stock on the applicable grant date (determined in accordance with Section 409A of the Code) and is otherwise exempt from the application of Section 409A of the Code. Following the Reorganization, the information set forth on Schedule 4.3(b) of the Company Disclosure Letter, together with any changes to such information in accordance with the terms hereof, including Section 6.1, since the date of this Agreement, shall accurately reflect the outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Stock, in each case, with respect to Newco, including with respect to all of the information contained therein.

(c) The outstanding shares of capital stock (or other equity interests) of each of the Company Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and nonassessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. The Company (and after the Reorganization, Newco) or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock (or other equity interests) of such Company Subsidiaries free and clear of any Liens other than (i) as may be set forth on Schedule 4.3(c); (ii) for any restrictions on sales of securities under applicable securities Laws; and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other equity interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). Except for the equity interests of the Company Subsidiaries set forth on Schedule 4.2(a) of the Company Disclosure Letter, neither the Company (nor after the Reorganization, Newco) nor any of the Company Subsidiaries (x) owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person, (y) have any agreement or commitment to purchase any such interest, or (z) has agreed nor is obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(d) Except as provided for in this Agreement or accounted for pursuant to the terms hereof, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company (or after the Reorganization, Newco) are issuable and no rights in connection with any shares, warrants, options or other securities of the Company (or after the Reorganization, Newco) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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Section 4.4 Due Authorization.

(a) The Company has (and after the Reorganization, Newco will have) all requisite corporate power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and (ii) carry out the Company’s (and after the Reorganization, Newco’s) obligations hereunder and thereunder and to consummate the Transactions (including the Mergers), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.5. The execution and delivery by the Company (and after the Reorganization, Newco) of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company (and after the Reorganization, Newco) of the Transactions (including the Mergers) have been duly and validly authorized by all requisite action, including approval by the board of directors of the Company (and after the Reorganization, Newco) and, following receipt of the Requisite Company Stockholder Approval, the Company Stockholders as required by the DGCL, and no other corporate proceeding on the part of the Company is (and after the Reorganization, Newco will be) necessary to authorize this Agreement. This Agreement has been and, upon execution by the Company, such other Transaction Agreements to which it is a party will be duly and validly executed and delivered by the Company (and after the Reorganization, Newco) and (assuming any such agreement constitutes a legal, valid and binding obligation of the counterparties thereto) constitute the legal, valid and binding obligation of the Company (and after the Reorganization, Newco), enforceable against the Company (and after the Reorganization, Newco) in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

(b) At a meeting duly called and held, the board of directors of the Company has (and after the Reorganization, Newco will have prior to the solicitation of Company Stockholders pursuant to Section 7.4) unanimously: (a) determined that it is in the best interests of the Company (and after the Reorganization, Newco) and Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the Company Stockholders in accordance with the Applicable Charter Documents (the “Company Recommendation”).

Section 4.5 No Conflict; Governmental Consents and Filings.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by the Company (and after the Reorganization, Newco) of the Transactions) and the other Transaction Agreements to which the Company (or after the Reorganization, Newco) is a party by the Company (or after the Reorganization, Newco) do not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Charter Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a notice or consent under, any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien under a Company Material Contract; or (iv) result in a violation or revocation of any Material Permits, except to the extent that the occurrence of any of the foregoing items set forth in clauses (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b) No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or notice, approval, consent, waiver or authorization from any Governmental Entity is required on the part of the Company (or after the Reorganization, will be required on the part of Newco) with respect to the Company’s (or after the Reorganization, Newco’s) execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company (and after the Reorganization, Newco) of the Transactions (including the Mergers), except for: (i) applicable requirements of the HSR Act or any similar foreign law; (ii) any consents, notices, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate,

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reasonably be expected to be material to the Group Companies, taken as a whole, or prevent the consummation of the Transactions; (iii) compliance with any applicable requirements of the securities laws; (iv) the filing of the First Certificate of Merger in accordance with the DGCL; (v) the filing of the Second Certificate of Merger in accordance with the DLLCA; and (vi) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, prevent or materially delay the ability of the Company (and after the Reorganization, Newco) to consummate the Transactions in accordance with the terms hereof.

Section 4.6 Legal Compliance; Permits.

(a) Each of the Group Companies has during the past three (3) years complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not, individually or in the aggregate have been and are not reasonably likely to be material to the Group Companies, taken as a whole. No written notice of non-compliance with any applicable Law has been received during the past three (3) years by any of the Group Companies.

(b) Each Group Company is in possession of all Permits necessary to own, lease and operate the properties and assets it purports to own, operate or lease and to carry on its business as it is now being conducted (the “Material Permits”), except where the failure to have such Material Permits would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Group Companies, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Group Companies, taken as a whole, (A) each Material Permit is in full force and effect in accordance with its terms, (B) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies, (C) to the Knowledge of the Company (and after the Reorganization, Newco), none of such Permits upon termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (D) there are no Legal Proceedings pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (E) each of the Group Companies is in compliance with all Material Permits applicable to the Group Companies.

Section 4.7 Financial Statements.

(a) Set forth on Schedule 4.7 are: (i) the audited consolidated balance sheets as of December 31, 2018 and 2017 and consolidated statements of operations, consolidated statements of changes in stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries and Affiliates for the years ended December 31, 2018 and 2017 together with the auditor’s reports thereon and an unaudited consolidated balance sheet as of December 31, 2019 and consolidated statements of operations, consolidated statements of changes in stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries and Affiliates as of and for the year ended December 31, 2019 (the “Prior Financial Statements”); and (ii) an unaudited consolidated balance sheet as of March 31, 2020 and consolidated statements of operations, consolidated statements of changes in stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries and Affiliates as of and for the three-month period ended March 31, 2020 (the “Interim Financial Statements” and, together with the Prior Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of the unaudited Financial Statements for the absence of footnotes, or the inclusion of limited footnotes, and other presentation items and for normal year-end adjustments).

(b) Prior to the Closing, the Company (or after the Reorganization, Newco) will have established and, from the date of such establishment, maintained, a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of the Company’s (and after the Reorganization, collectively Newco’s and the Company’s) financial reporting and the preparation of the Company’s (and after the Reorganization, Newco’s) financial statements for external purposes in accordance with GAAP. To the Knowledge of the Company (or after the Reorganization, Newco), the Company (and after the Reorganization, Newco) has not identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company (or after the Reorganization, Newco) that is reasonably likely to adversely affect the Company’s (or after the Reorganization, Newco’s) ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves the management or other employees of

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the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries that have a significant role in the Company’s (and after the Reorganization, Newco’s) internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing.

(c) There are no outstanding loans or other extensions of credit made by the Company (or after the Reorganization, Newco) to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company (or after the Reorganization, Newco).

Section 4.8 No Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Group Companies, of the nature required to be disclosed on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Prior Financial Statements or disclosed in the notes thereto; (b) that have arisen since December 31, 2018 in the ordinary course of the operation of business of the Group Companies; (c) incurred in connection with the transactions contemplated by this Agreement; (d) that will be discharged or paid off prior to or at the Closing; or (e) that would not be material to the business of the Company (and after the Reorganization, Newco) and its Subsidiaries, taken as a whole.

Section 4.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2018 through the date of this Agreement, each of the Group Companies has conducted its business in the ordinary course consistent with past practice and there has not been any Company Material Adverse Effect. Except as contemplated by this Agreement, during the year ended December 31, 2019, there was not any action taken or agreed upon by any of the Group Companies that would be prohibited by subsections (b), (d)-(h) or (j)-(m) of Section 6.1 if such action were taken on or after the date hereof without the consent of Parent. Except as contemplated by this Agreement, since December 31, 2019 through the date of this Agreement there has not been any action taken or agreed upon by any of the Group Companies that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of Parent.

Section 4.10 Litigation. Except as would not be material to the Group Companies, taken as a whole, as of the date hereof, there are: (a) no pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened, Legal Proceedings against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such; (b) to the Knowledge of the Company (and after the Reorganization, Newco), no pending or threatened audits, examinations or investigations by any Governmental Entity against any of the Group Companies; (c) no pending or threatened Legal Proceedings by any of the Group Companies against any third party; (d) no settlements or similar agreements that imposes any material ongoing obligations or restrictions on any of the Group Companies; and (e) no Orders imposed or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such.

Section 4.11 Company Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Letter sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA, and any other employment, retention, termination, severance, incentive equity or equity-based, deferred compensation, change in control, bonus or other employee benefit plan, agreement, arrangement, policy or program providing compensation or benefits to any current or former director, officer, employee or other service provider of the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries, or which is maintained, sponsored, contributed to or required to be contributed to by the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries or under which the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries has or could reasonably be expected to have any obligation or liability (including on account of an ERISA Affiliate) (collectively, whether or not material, the “Company Benefit Plans”).

(b) With respect to each material Company Benefit Plan, the Company has (and after the Reorganization, Newco will have) made available to Parent or its representatives copies of: (i) all current plan documents and all amendments thereto; (ii) all trust agreements, funding arrangements or insurance contracts; (iii) the most recent summary plan description; (iv) the most recent annual report on Form 5500 and all attachments thereto (if applicable); (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service; and (vi) any non-routine

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correspondence with any Governmental Entity dated during the past four (4) years. In addition, the Company has (and after the Reorganization, Newco will have) provided to Parent or its representatives a schedule summarizing all outstanding retention, change in control bonuses, change in control severance or other similar payment obligations of the Group Companies that is true and accurate in all material respects as of no earlier than thirty (30) days prior to the date hereof (the “Retention Award Summary”) and the Company has (and after the Reorganization, Newco will have) made available to Parent or its representatives a copy of each Company Benefit Plan that is an agreement listed in the Retention Award Summary.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Law, including ERISA and the Code; (ii) all contributions (including all employer contributions and employee salary reduction contributions) or payments required to be made under or with respect to any Company Benefit Plan have been made by the due date thereof (including any valid extension); and (iii) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or, to the Knowledge of the Company (and after the Reorganization, Newco), is reasonably expected to occur with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and to the Knowledge of the Company (and after the Reorganization, Newco), no circumstances exist that could reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) Neither the Company nor any of the ERISA Affiliates has within the prior six (6) years sponsored, been obligated to contribute to, or could reasonably be expected to incur any current or contingent liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, with respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened; and (ii) to the Knowledge of the Company (and after the Reorganization, Newco), no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f) None of the Company Benefit Plans provides for, and the Group Companies have no liability in respect of, post-employment or retiree health, life insurance or other welfare benefits or coverage for any current or former participant or any beneficiary of any current or former participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other applicable Law and at the sole expense of such participant or the participant’s beneficiary.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, officer, contractor or director of the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries or under any Company Benefit Plan; (ii) increase the amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor or director of the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries or under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, officer, contractor or director of the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries or under any Company Benefit Plan; or (iv) result in any limitation on the right to merge, amend or terminate any Company Benefit Plan.

(h) Neither the Company (nor after the Reorganization, Newco) nor any of the Company Subsidiaries maintain any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

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(i) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects, and all applicable regulations and notices issued thereunder.

Section 4.12 Labor Relations.

(a) No Group Company is a party to any collective bargaining agreement or other labor Contract applicable to persons employed by any Group Company and no such agreements or arrangements are currently being negotiated by any Group Company. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened within the last three (3) years. There is no organizing activity involving any Group Company pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened by any labor organization or group of employees.

(b) There have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened against or involving the Company (or after the Reorganization, Newco) involving any employee, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(c) To the Knowledge of the Company, as of the date hereof, none of the Company’s officers or key employees has given written notice of any intent to terminate his or her employment with the Company. The Group Companies are in compliance in all material respects and, to the Knowledge of the Company (and after the Reorganization, Newco), each of their employees and consultants are in compliance in all material respects, with the terms of any employment and consulting agreements between any Group Company and such individuals.

(d) As of the date hereof, there are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(e) The Company is (and after the Reorganization, Newco will be), and for the past three (3) years, has been, in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to the date of this Agreement and no such events are reasonably expected to occur with respect to the Company (or after the Reorganization, Newco) prior to the Closing.

(f) Except as would not, individually or in the aggregate, reasonably be expected be material to the Group Companies, taken as a whole, the Group Companies are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(g) During the past three (3) years, to the Knowledge of the Company (and after the Reorganization, Newco), there have been no employment discrimination or employment harassment allegations raised, brought, threatened, or settled relating to any appointed officer or director of the Company (or after the Reorganization, Newco) involving or relating to his or her services provided to the Company (or after the Reorganization, Newco). The policies and practices of the Group Companies comply with all federal, state, and local Laws concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.
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(h) To the Knowledge of the Company (and after the Reorganization, Newco), no employee of the Group Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Group Companies or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Group Companies or (B) to the knowledge or use of trade secrets or proprietary information.

(i) The execution and delivery of this Agreement and the other Transaction Agreements and the performance of this Agreement and the Transactions do not require the Company (or after the Reorganization, Newco) to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.

Section 4.13 Real Property; Tangible Property.

(a) Schedule 4.13(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property owned by the Group Companies (the “Owned Real Property”). The Company or one of the other Group Companies has good and marketable fee simple title to all Owned Real Property, subject only to any Permitted Liens.

(b) Schedule 4.13(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all material real property leased by the Group Companies (the “Leased Real Property”). The Company or one of the other Group Companies has a valid, binding and enforceable leasehold estate in, and enjoys, in all material respects, peaceful and undisturbed possession of, all Leased Real Property. Each of the leases, lease guarantees and agreements related to any Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has made available to Parent true, correct and complete copies of all material Company Real Property Leases. None of the Group Companies is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company (and after the Reorganization, Newco), no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. None of the Group Companies has received written notice from, or given any written or, to the Knowledge of the Company (and after the Reorganization, Newco), oral, notice to, any lessor of such Leased Real Property of, nor is there any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property. No party to any Company Real Property Lease has exercised any termination rights with respect thereto.

(c) The Company or one of the other Group Companies owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.

Section 4.14 Taxes.

(a) All material Tax Returns required to be filed by the Group Companies have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Group Companies have paid all material Taxes which are due and payable by them.

(c) The Group Companies have complied in all material respects with all applicable Laws relating to the withholding and remittance of Taxes and all Taxes required by applicable Law to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity in all material respects. Section 4.14(c) of the Company Disclosure Letter sets forth the amount of any Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Group Companies to any employee or individual service provider but have been deferred as permitted under the CARES Act as of the date hereof.

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(d) No deficiency for Taxes has been asserted or assessed (or threatened in writing) by any Governmental Entity against any Group Company, which deficiency has not been paid in full or finally resolved with no payment due. No audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against any Group Company with respect to Taxes.

(e) There are no liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) There are no Tax indemnification agreements or Tax sharing agreements under which any Group Company could be liable after the Closing Date for the Tax liability of any Person other than one or more of the Group Companies (other than customary commercial Contracts not primarily related to Taxes).

(g) None of the Group Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.

(h) None of the Group Companies has entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor or by Contract (other than customary commercial Contracts not primarily related to Taxes); or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company (or another Group Company).

(j) No Group Company has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity, which extension is still in effect.

(k) No Group Company has ever had a permanent establishment or has ever been subject to income Tax, in a jurisdiction outside the country of its organization.

(l) No Group Company will be required to include any item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); (iii) a prepaid amount received or deferred revenue recognized prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Tax law) with respect to a transaction consummated prior to the Closing; or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law executed prior to the Closing.

(m) No Group Company has any unpaid liability under Section 965(a) of the Code.

(n) No claim has been made in writing to any Group Company by any Governmental Entity in a jurisdiction in which such Group Company does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(o) Each Group Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(p) No Group Company will realize any taxable gain or income as a result of the Reorganization.

(q) No Group Company has any reason to believe that any conditions or facts exist that would reasonably be expected to prevent or impede the Reorganization from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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(r) No Group Company has any reason to believe that any conditions or facts exist that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Environmental Matters. Each of the Group Companies is, and for the past four (4) years has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Group Companies taken as a whole. The Group Companies have obtained, hold, are, and for the past four (4) years have been, in material compliance with all permits required under applicable Environmental Laws to permit the Group Companies to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Group Companies as currently conducted, except where the absence of, or failure to be in material compliance with, any such permit would not reasonably be expected to be material to the Group Companies, taken as a whole. There are no written claims or notices of violation pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened against any of the Group Companies alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not reasonably be expected to be material to the Group Companies. Neither the Group Companies nor, to the Knowledge of the Company (and after the Reorganization, Newco), any other Person has disposed of or released any Hazardous Material at, on or under the any facility currently or formerly owned or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material liability of the Group Companies for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under any Environmental Laws. None of the Group Companies has agreed to indemnify any Person or assumed by Contract the liability of any third party arising under Environmental Law. The Group Companies have made available to Parent copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Group Companies with respect to compliance or liabilities under Environmental Law.

Section 4.16 Brokers; Third Party Expenses. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or any of the Group Companies would be liable in connection with the transactions contemplated by this Agreement or the Transactions based upon arrangements made by any of the Group Companies or any of their Affiliates.

Section 4.17 Intellectual Property.

(a) Schedule 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the following Intellectual Property included in the Owned Intellectual Property: (i) issued Patents and pending applications for Patents, (ii) registered Trademarks, pending applications for registration of Trademarks and material unregistered Trademarks, (iii) registered Copyrights and pending applications for Copyright registration, (iv) internet domain names and social media accounts (collectively, the “Scheduled Intellectual Property”), including, for each item listed, the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner. All Scheduled Intellectual Property is valid, subsisting and enforceable, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Scheduled Intellectual Property in full force and effect.

(b) The Owned Intellectual Property, along with the Licensed Intellectual Property (when used within the scope of the applicable IP License), constitutes all of the Intellectual Property necessary or sufficient for the conduct and operation of the business of the Group Companies. The Company (or after the Reorganization, Newco) or one of the Company Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, and the Company (or after the Reorganization, Newco) or one of the Company Subsidiaries has valid and continuing rights, pursuant to a valid written IP License (complete and correct copies of which have been made available to Parent prior to the date of this Agreement), to use, sell and license (as the case may be) all other Intellectual Property used in or necessary for the conduct and operation of the business of the Group Companies, free and clear of all Liens (other than Permitted Liens).

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(c) The Group Companies, the conduct and operation of the business of the Group Companies as presently conducted and as proposed to be conducted immediately following the Closing (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Group Companies), and the Owned Intellectual Property have not infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, and are not infringing, misappropriating (or constitute or result from the misappropriation of) or otherwise violating any Intellectual Property of any Person.

(d) None of the Group Companies has received from any Person in the past six (6) years any written (or to the Knowledge of the Company (and after the Reorganization, Newco), oral) notice, charge, complaint, claim or other assertion (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property. To the Knowledge of the Company (and after the Reorganization, Newco), no other Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property. In the past six (6) years, none of the Group Companies has made any such claims or assertions against any Person alleging any of the foregoing, and no Legal Proceedings are pending against a third Person. None of the Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any Owned Intellectual Property.

(e) To the Knowledge of the Company (and after the Reorganization, Newco), no past or present director, officer or employee of any of the Group Companies owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the present and former employees, consultants and independent contractors of the Group Companies who are or have been engaged in creating or developing for or on behalf of such Group Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has: (i) agreed to hold all Trade Secrets of such Group Company in confidence both during and after such Person’s employment or retention, as applicable; and (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company (and after the Reorganization, Newco), there is no material uncured breach by any such Person with respect to material Intellectual Property under any such agreement.

(f) Each of the Group Companies, as applicable, has taken reasonable security measures consistent with measures taken by companies of the Group Companies’ respective sizes and annual revenues in the industry in which the Group Companies operate to protect the secrecy, confidentiality and value of all material Trade Secrets and other confidential and proprietary information included in the Owned Intellectual Property and all material Trade Secrets of any Person to whom any Group Company has a contractual confidentiality obligation with respect to such material Trade Secrets. No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company (and after the Reorganization, Newco), has actually been disclosed to any other Person, other than pursuant to a valid, written non-disclosure agreement restricting the disclosure and use of such Trade Secret. No source code constituting Owned Intellectual Property has been delivered, licensed or made available by any Group Company to, or accessed by, any escrow agent or other Person, other than employees or contractors of such Group Company subject to written agreements restricting the disclosure and use of such source code.

(g) No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development or operation of any Software developed, licensed or distributed by any of the Group Companies to any of its or their customers, in each case, in a manner that requires or obligates any Group Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code constituting Owned Intellectual Property; (ii) license any computer software constituting Owned Intellectual Property for making modifications or derivative works; or (iii) disclose, contribute, distribute, license or otherwise make available to any third Person any portion of any source code constituting Owned Intellectual Property or that would otherwise diminish or transfer the rights of ownership in any Owned Intellectual Property or Company Software to any third Person; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents. Each Group Company is in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the business of the Group Companies.

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(h) The Company (or after the Reorganization, Newco) or one of the Company Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all Company IT Systems. The Company IT Systems: (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation and conduct of the business of the Group Companies as currently conducted; and (ii) to the Knowledge of the Company (and after the Reorganization, Newco), do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any Company IT Systems. To the Knowledge of the Company (and after the Reorganization, Newco), during the past three (3) years, there has been no material unauthorized access to or breach or violation of any Company IT Systems. In the last three (3) years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Group Companies.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event) will result in the: (i) loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property.

Section 4.18 Privacy.

(a) The Group Companies and any Person acting for or on the Group Companies’ behalf has at all times during the past four (4) years (in the case of any such Person, during the time such Person was acting for or on behalf of any of the Group Companies) materially complied, as applicable to the Group Companies, with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ policies and notices regarding Personal Information (whether posted to an external-facing website of the Company (or after the Reorganization, Newco) or otherwise made available or communicated to third parties by the Company (or after the Reorganization, Newco)) (“Group Companies’ Privacy Notices”); and (iii) all of the Group Companies’ obligations regarding Personal Information under any Material Contracts. None of the Group Companies has received in the four (4) years prior to the date of this Agreement any written notice of any claims (including written notice from third parties acting on its or their behalf), of or been charged with, the violation of, any Privacy Laws. To the Knowledge of the Company (and after the Reorganization, Newco), none of the Group Companies’ Privacy Notices have contained any material omissions or been inaccurate, misleading or deceptive.

(b) Each of the Group Companies has during the past four (4) years used reasonable efforts to: (i) implement and maintain in all material respects reasonable safeguards to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure, including by implementing, and monitoring compliance with, policies and procedures regarding the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, or transfer (including cross-border) of such Personal Information, and periodic destruction of Personal Information which no longer serves a legitimate business purpose (to the extent not prohibited by applicable Law or any privacy policies or contractual commitments of the Group Companies); and (ii) contractually require all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of such Group Company to (A) comply with applicable Privacy Laws in all material respects and (B) take reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure. To the Knowledge of the Company (and after the Reorganization, Newco), any third party who has provided Personal Information to such Group Company during the past four (4) years has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) To the Knowledge of the Company (and after the Reorganization, Newco), during the past four (4) years, (i) there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies and (ii) none of the Group Companies have provided or been legally or

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contractually required to provide any notices to any Person in connection with a disclosure of Personal Information. The Group Companies have implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. The Company (and after the Reorganization, Newco) has conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any material data security issues or vulnerabilities identified. To the Knowledge of the Company (and after the Reorganization, Newco), neither any of the Group Companies nor any third party acting at the direction or authorization of such Group Companies has paid: (x) any perpetrator of any data breach incident or cyber-attack; or (y) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party. None of the Group Companies are subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit Parent from receiving, accessing, storing, or using Personal Information in the manner in which the Group Companies received, accessed, stored, and used such Personal Information prior to the Closing. The execution, delivery, and performance of this Agreement complies with all applicable Privacy Laws, and with the privacy policies and applicable contractual obligations of the Group Companies.

Section 4.19 Agreements, Contracts and Commitments.

(a) Schedule 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each Company Real Property Lease and each of the following Contracts to which any of the Group Companies is a party, excluding any Company Benefit Plan:

(i) Each Contract (other than purchase orders with suppliers or customers entered into in the ordinary course of business) that the Company has involved, or reasonably anticipates will involve, aggregate annual payments or consideration furnished by or to any of the Group Companies of more than $500,000;

(ii) Each mortgage, note, debenture, instalment obligation, other evidence of indebtedness, guarantee, loan, credit or financing agreement, arrangement or instrument or other Contract for money borrowed by any of the Group Companies from a third party or security agreement or other contract or instrument that grant any Lien on any material asset of the Group Companies;

(iii) Each Contract for the acquisition of any property or Person or any business division thereof or the disposition of any material assets of any of the Group Companies (in each case, other than in the ordinary course of business and whether structured as an acquisition of stock, assets or otherwise), with outstanding obligations to make payments, contingent or otherwise (including with respect to “earnout” payments, notes or indemnification obligations), other than Contracts for the sale of obsolete equipment or Contracts in which the applicable acquisition or disposition has been consummated and there are no material continuing obligations in respect thereof;

(iv) Each collective bargaining agreement, works council agreement or other similar Contract with any labor union or employee representatives;

(v) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real property or personal property; and (B) involves annual payments in excess of $500,000;

(vi) Each joint venture Contract, partnership agreement, limited liability company agreement, strategic alliance agreement or other similar Contract with a third party (a) involving any sharing of profits, revenues, fee income, losses, costs or liabilities or otherwise based in whole or in part on financial performance measures of the Group Companies or (b) pursuant to which the Group Companies have any ownership interest in any other Person (in each case, other than with respect to wholly owned Company Subsidiaries);

(vii) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of an option or a first-refusal, first-offer or similar preferential right to purchase, lease or acquire any material asset of the Group Companies; (B) providing for any right to reproduce any products, services or technology of the Group Companies or (C) providing for any right (exclusive or non-exclusive) to sell or distribute any material product, service or technology of any of the Group Companies;

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(viii) Each Contract that is an IP License, excluding licenses to: (A) non-exclusive licenses to Owned Intellectual Property granted to customers in the ordinary course of business; (B) Open Source Software; and (C) off-the-shelf Software commercially available on standard, non-discriminatory terms for an annual or aggregate fee of no more than $500,000 per year;

(ix) Each Contract providing for the invention, creation, conception or other development of any Intellectual Property: (A) by any of the Group Companies for any third party, other than development for customers in the ordinary course of business for which the Company (or after the Reorganization, Newco) retains sole and exclusive ownership; (B) by any third party for any of the Group Companies, other than Contracts entered into with employees, consultants and independent contractors that are the subject of Section 4.17(e); or (C) jointly by any of the Group Companies and any third party;

(x) Each Contract granting any exclusivity, “most favored nations”, “take or pay” or similar rights;

(xi) Each Contract with any supplier (A) that is a sole source supplier to the Group Companies or (B) from which the Group Companies source substantially all of their supply of any material product or service, except where the Group Companies would likely be able to replace such source of supply with a substitute supply at substantially the same volume, on substantially comparable terms and without material delay;

(xii) Each Contract or customary non-disclosure agreement that purports to materially limit or contains covenants expressly and materially limiting the freedom of the Group Companies to compete with any person in a product line or line of business or to operate in any geographic area or solicit customers;

(xiii) Each Contract relating to any Financial Derivative/Hedging Arrangement;

(xiv) Each Contract under which any of the benefits thereunder, to any Person party thereto, shall be increased, or the vesting of benefits of which shall be accelerated, by the consummation of the Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Transactions;

(xv) Each Contract to which any Insider of the Group Companies, or any entity owned or controlled by an Insider, is a party, excluding any employee benefit plan or other plans, programs, policies, commitments or arrangements that would constitute an employee benefit plan;

(xvi) Each settlement or coexistence agreement with respect to any pending or threatened action (A) entered into within twelve (12) months prior to the date of this Agreement, other than settlement agreements for cash only (which has been paid) that does not exceed $500,000 as to such settlement or (B) with respect to which unsatisfied amounts remain outstanding;

(xvii) Each Managed Services Agreement;

(xviii) Each obligation to register any Company Stock or other securities of the Company (or after the Reorganization, Newco) with any Governmental Entity;

(xix) Each document required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company (or after the Reorganization, Newco) as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company (or after the Reorganization, Newco) was the registrant; and

(xx) Any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b) All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of the Group Company party thereto and, to the Knowledge of the Company (and after the Reorganization, Newco), represent the valid and binding obligations of the other parties thereto. True, correct and complete copies of all Company Material Contracts have been made available to Parent. None of the Group Companies nor, to the Knowledge of the Company (and after the Reorganization, Newco), any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

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Section 4.20 Insurance. Schedule 4.20 of the Company Disclosure Letter contains a list, as of the date hereof, of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”), which policies are in full force and effect. True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its representatives. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 4.21 Affiliate Matters. Except: (a) the Company Benefit Plans; (b) Contracts relating to labor and employment matters set forth on Schedule 4.12 of the Company Disclosure Letter; (c) Contracts between or among the Group Companies; and (d) Contracts entered into on an arm’s length basis and in the ordinary course of business between any of the Group Companies, on the one hand, and the direct or indirect portfolio companies of investment funds advised or managed by any of the Company Stockholders or any of their Affiliates, on the other hand, none of the Group Companies is party to any Contract with any: (i) present or former officer, director, employee or Company Stockholder or a member of his or her immediate family of any of the Group Companies; or (ii) Affiliate of the Company (and after the Reorganization, Newco). To the Knowledge of the Company (and after the Reorganization, Newco), no present or former officer, director, employee, Company Stockholder or holder of derivative securities of the Company (and after the Reorganization, Newco) (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with any of the Group Companies (other than such Contracts as relate to any such Person’s ownership of Company Stock or other securities of the Company (or after the Reorganization, Newco) or such Person’s employment or consulting arrangements with the Group Companies).

Section 4.22 Certain Provided Information. The information relating to the Group Companies supplied by the Company (or after the Reorganization, Newco) for inclusion in the Merger Materials will not, as of the date on which the Merger Materials (or any amendment or supplement thereto) are first distributed to holders of Parent Class A Common Stock and Parent Class B Common Stock or at the time of the Parent Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company (and after the Reorganization, Newco) makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent, First Merger Sub or Second Merger Sub for inclusion or incorporation by reference in the Merger Materials or any Parent SEC Reports; or (b) any projections or forecasts included in the Merger Materials.

Section 4.23 Indebtedness. Schedule 4.23 of the Company Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of the Group Companies. Following the consummation of the Transactions (including and assuming the payment of the Payoff Amount to the applicable payee(s) set forth in the Payoff Letter as contemplated by Section 1.4(f)), at the Closing, the Group Companies will not have any outstanding Indebtedness for borrowed money.

Section 4.24 Absence of Certain Business Practices. For the past five (5) years: (a) the Group Companies and their respective directors and officers and, to the Knowledge of the Company (and after the Reorganization, Newco), their respective employees, agents, and any other Persons acting for or on behalf of the Group Companies have been in compliance with all applicable Specified Business Conduct Laws in all material respects; and (b) none of the Group Companies has: (i) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened Legal Proceeding or, to the Knowledge of the Company (and after the Reorganization, Newco), investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors or officers, nor to the Knowledge of the Company (and after the Reorganization, Newco), any of their respective employees, agents, or any other Person acting for or on behalf of the Group Companies, is the subject or target of any sanctions or the target of restrictive export controls administered by the U.S. government, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union.

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Section 4.25 Healthcare Regulatory Compliance.

(a) Each of the Group Companies is, and for the past four (4) years has been, in compliance with all Healthcare Laws applicable to it and its assets, business or operations, except to the extent that any noncompliance, individually or in the aggregate, would not reasonably be expected to be material to the Group Companies. There are no written claims or notices of violation pending or, to the Knowledge of the Company (and after the Reorganization, Newco), threatened in writing against any of the Group Companies alleging violations of or liability under any Healthcare Laws or Healthcare Permits, except for any such claim or notice that would not reasonably be expected to be material to the Group Companies. Each of the Group Companies holds in full force and effect all Healthcare Permits necessary for it to own, lease, sublease or operate its assets under applicable Healthcare Laws or to conduct its business and operations as presently conducted except where the failure to hold such Healthcare Permits would not reasonably be expected to be material to the Group Companies. There exist no required plans of correction or other such remedial measures with respect to (i) any Healthcare Permit of any of the Group Companies that would reasonably be expected to be material to the Group Companies. To the Knowledge of the Company (and after the Reorganization, Newco), no circumstance exists or event has occurred which would reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any material Healthcare Permit held by any of the Group Companies.

(b) To the Knowledge of the Company (and after the Reorganization, Newco) and solely as related to the operations of the Group Companies, the Healthcare Professionals employed by, or under contract with, the Group Companies have complied and currently are in compliance with all applicable Healthcare Laws, and hold and have held all material professional licenses and other Healthcare Permits required to be held by them in the performance of their duties. The Group Companies have appropriate systems and policies in place to verify and monitor the continued eligibility of all Healthcare Professionals employed by, or under contract with, the Group Companies.

(c) None of the Group Companies, nor to the Knowledge of the Company (and after the Reorganization, Newco), any officer, or employee of any of the Group Companies, has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact that must be disclosed to any Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Healthcare Law that would reasonably be expected to be material to the Group Companies.

(d) None of the Group Companies has received written notice of, or has knowledge of, any overpayment or refunds due to any Third Party Payor Program, except where such overpayment or refund would not, either individually or in the aggregate, reasonably be expected to be material to the Group Companies.

(e) None of the Group Companies, nor to the Knowledge of the Company (and after the Reorganization, Newco), any officer or managing employee of any of the Group Companies has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any applicable Healthcare Law; (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any applicable Healthcare Law; (iii) made any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift was illegal in any respect under the applicable Laws of any Governmental Entity having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset or made any misleading, false or artificial entries on any of its books or records in violation of applicable Healthcare Laws; or (v) made any payment to any person with the intention that any part of such payment would be in violation of any applicable Healthcare Law, in each case, except to the extent that any noncompliance would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies. To the Knowledge of the Company (and after the Reorganization, Newco), no Person has filed or has threatened in writing to file against any of the Group Companies an action under any federal or state whistleblower statute related to alleged noncompliance with applicable Healthcare Laws, including under the False Claims Act of 1863 (31 U.S.C. 6 3729 et seq.).

(f) None of the Group Companies, nor to the Knowledge of the Company (and after the Reorganization, Newco), any owner, officer, director or managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any of the Group Companies, has (i) been excluded from participating in any Federal Healthcare Program or any similar law; (ii) had a civil monetary penalty assessed

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pursuant to 42 U.S.C. § 1320a-7; (iii) been convicted (as that term is defined in 42 C.F.R. 61001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. 11669, 1035. 1347 or 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any Federal Healthcare Program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. 124b), (B) criminal offenses under federal or state Law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under Laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency, (D) violations of Laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this Section 4.25(f), or (E) criminal offenses under Laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (iv) been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §13729-3731 or qui tam action brought pursuant to 31 U.S.C. 63729 et seq.

(g) None of the Group Companies, nor, to the Knowledge of the Company (and after the Reorganization, Newco), any owner, officer, director or managing employee of any of the Group Companies, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal agreement with any Governmental Entity concerning compliance with Healthcare Laws, any Federal Healthcare Program, or the requirements of any Healthcare Permit.

(h) Each of the Group Companies is, and for the past four (4) years has been, in compliance in all material respects with HIPAA and Other Privacy Laws. None of the Group Companies within the past four (4) years, suffered any breach requiring any notification to any individual, entity, the media or any Governmental Entity, received any written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Entity regarding any allegation regarding its failure to comply with HIPAA and Other Privacy Laws, nor made any notification of such a breach or failure to any individual or entity, the media, the Secretary of the U.S. Department of Health and Human Services or any other Governmental Entity pursuant to HIPAA and Other Privacy Laws.

Section 4.26 Affiliated PCs.

(a) Each Affiliated PC has been duly formed or organized and is validly existing under the Laws of its respective jurisdiction of formation and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company has previously provided to Parent or its representatives true and complete copies of the Charter Documents of the Affiliated PCs, as amended and currently in effect as of the date of this Agreement.

(b) Each Affiliated PC is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(c) Each party to the Managed Services Agreements has the legal right, power and authority (corporate or otherwise) to enter into and perform its respective obligations under the Managed Services Agreements and has duly authorized, executed and delivered, each of the Managed Services Agreements. Each of the Managed Services Agreements constitutes a valid and legally binding obligation of each party thereto, enforceable in accordance with its terms, except as enforceability may be limited by the Remedies Exception. There is no agreement or understanding to rescind, or in any material respect amend or otherwise modify, the terms of the Managed Services Agreements.

(d) No approvals from any Governmental Entity, other than those already obtained, are required to be obtained for the performance by the Group Companies and any other respective parties to the Managed Services Agreements of their obligations and the transactions contemplated under the Managed Services Agreements.

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Section 4.27 Disclaimer of Other Warranties. THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO) HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V, NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO), ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO), COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT, FIRST MERGER SUB AND SECOND MERGER SUB TO THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO) IN ARTICLE V; AND (B) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO), COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT, FIRST MERGER SUB OR SECOND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO) HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO) ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO) HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO) EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS Section 4.27, CLAIMS AGAINST PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE V BY SUCH PERSON.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND
SECOND MERGER SUB

Except: (a) as set forth in the letter dated as of the date of this Agreement and delivered by Parent, First Merger Sub and Second Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); and (b) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors”, “Qualitative Disclosures About

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Market Risk” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization and Qualification.

(a) Each of Parent, First Merger Sub and Second Merger Sub is a company duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware, and as of immediately prior to the Closing, will be a company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Each of Parent, First Merger Sub and Second Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

(c) None of Parent, First Merger Sub or Second Merger Sub are in violation of any of the provisions of their respective Charter Documents.

(d) Each of Parent, First Merger Sub and Second Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent, First Merger Sub and Second Merger Sub to enter into this Agreement or consummate the Transactions.

Section 5.2 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than First Merger Sub and Second Merger Sub. Neither First Merger Sub nor Second Merger Sub has any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations incident to this Agreement. Each of First Merger Sub and Second Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions, and except as expressly contemplated by this Agreement will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its respective formation. Second Merger Sub has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes and its assets are thereby treated for applicable income Tax purposes as owned by Parent, and no election has been made or will be made to treat Second Merger Sub as a corporation for income Tax purposes.

Section 5.3 Capitalization.

(a) As of the date of this Agreement: (i) 1,000,000 preferred shares of Parent, par value $0.0001 per share (“Parent Preferred Stock”) are authorized and no shares are issued and outstanding; (ii) 100,000,000 Class A common shares of Parent, par value $0.0001 per share (“Parent Class A Common Stock”), are authorized and 25,700,000 are issued and outstanding; (iii) 10,000,000 Class B common shares of Parent, par value $0.0001 per share (“Parent Class B Common Stock” and, together with the Parent Preferred Stock and the Parent Class A Common Stock, the “Parent Shares”), are authorized and 6,250,000 are issued and outstanding; (iv) 350,000 warrants to purchase one share of Parent Class A Common Stock (the “Private Placement Warrants”) are outstanding; and (v) 12,500,000 warrants to purchase one share of Parent Class A Common Stock (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Class A Common Stock, Parent Class B Common Stock, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(b) The authorized capital stock of First Merger Sub consists of 100 shares of common stock, par value $0.01 per share (the “First Merger Sub Common Stock”). As of the date hereof, 100 shares of First Merger Sub Common Stock are issued and outstanding. All outstanding shares of First Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent.

(c) As of the date hereof, all outstanding membership interests of Second Merger Sub have been duly authorized, validly issued and are not subject to preemptive rights and are held by Parent.

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(d) Except for the Parent Warrants and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent, First Merger Sub or Second Merger Sub is a party or by which any of them is bound obligating Parent, First Merger Sub or Second Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests or other interest or participation in Parent, First Merger Sub or Second Merger Sub.

(e) Each Parent Share, share of First Merger Sub Common Stock, Second Merger Sub membership interest and Parent Warrant: (i) has been issued in compliance in all material respects with: (A) applicable Law and (B) the Charter Documents of Parent, First Merger Sub or Second Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Charter Documents of Parent, First Merger Sub or Second Merger Sub, as applicable or any Contract to which any of Parent, First Merger Sub or Second Merger Sub is a party or otherwise bound by, including the Trust Agreement.

(f) All outstanding shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens and Liens arising pursuant to applicable securities Laws).

(g) Subject to obtaining the Requisite Parent Stockholder Approval, the shares of Parent Class A Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Laws).

(h) Each holder of any of Parent Shares initially issued to the Sponsor in connection with Parent’s initial public offering has agreed: (i) to vote all of such Parent Shares in favor of approving the Transactions; and (ii) to refrain from electing to redeem any of such Parent Shares pursuant to Parent’s Charter Documents.

(i) Except as set forth in Parent’s Charter Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

Section 5.4 Authority Relative to this Agreement. Each of Parent, First Merger Sub and Second Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Mergers). The execution and delivery by Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent, First Merger Sub and Second Merger Sub of the Transactions (including the Mergers), have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Parent, First Merger Sub and Second Merger Sub, and no other proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than obtaining the Requisite Parent Stockholder Approval. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Parent, First Merger Sub and Second Merger Sub (as applicable), enforceable against Parent, First Merger Sub and Second Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

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Section 5.5 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by Parent, First Merger Sub and Second Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming the Requisite Parent Stockholder Approval is obtained) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.5(b) are duly and timely obtained or made, conflict with or violate any applicable Law; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contracts, except, with respect to clause (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificates of Merger in accordance with the DGCL and DLLCA, as applicable; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent the consummation of the Mergers.

Section 5.6 Compliance; Permits. Since its incorporation or organization, as applicable, each of Parent, First Merger Sub and Second Merger Sub has complied in all material respects with and has not been in violation of any applicable Law with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written or oral notice of non-compliance with any applicable Law has been received by any of Parent, First Merger Sub or Second Merger Sub. Each of Parent, First Merger Sub and Second Merger Sub is in possession of all Permits necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Permits would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

Section 5.7 Parent SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). The Parent SEC Reports were prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or

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in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Parent or its Subsidiaries, except for liabilities, debts and obligations: (i) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports; (ii) that have arisen since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the Parent SEC Reports in the ordinary course of the operation of business of Parent; (iii) incurred in connection with the transactions contemplated by this Agreement; (iv) that will be discharged or paid off prior to or at the Closing; or (v) that are not material to the business of Parent and its Subsidiaries, taken as a whole.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2019, there has not been: (a) any Parent Material Adverse Effect or (b) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Company (or after the Reorganization, Newco).

Section 5.9 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity: (a) challenging or seeking to enjoining, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

Section 5.10 Business Activities. Since their respective dates of formation, none of Parent, First Merger Sub or Second Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination. Except as set forth in Parent’s Charter Documents, there is no Contract or Order binding upon Parent, First Merger Sub or Second Merger Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Parent nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is a Business Combination. Except for this Agreement and the agreements expressly contemplated hereby, Parent and its Subsidiaries are not, and at no time have been, party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries in excess of $10,000 monthly or $100,000 in the aggregate.

Section 5.11 Parent Material Contracts. Schedule 5.11 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent, First Merger Sub or Second Merger Sub is party, including Contracts by and among Parent, First Merger Sub or Second Merger Sub, on the one hand, and any director, officer, stockholder or Affiliate of such Parties (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to Parent’s annual report on Form 10-K for the year ended December 31, 2019.

Section 5.12 Parent Listing. The issued and outstanding Parent Units (other than the Private Placement Units) are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Nasdaq Stock Markets (“Nasdaq”) under the symbol “HCCOU”. The issued and outstanding shares of Parent Class A Common Stock (other than those underlying the Private Placement Units) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCCO”. The issued and outstanding Parent Warrants (other than those underlying the Private Placement Units) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCCOW”. Parent has not been notified by Nasdaq that it does not comply with any Nasdaq listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the Nasdaq continued listing rules. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Common Stock or Parent Warrants or terminate the listing of Parent on Nasdaq, other than Legal Proceedings where a compliance extension or ability to

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remedy is available under applicable Law. None of Parent or any of its Affiliates has taken any action in an attempt to intentionally terminate the registration of the Parent Units, the Parent Class A Common Stock or Parent Warrants under the Exchange Act.

Section 5.13 PIPE Investment Amount. Parent has delivered to the Company true, accurate and complete copies of each of the subscription agreements (the “Subscription Agreements”) entered into by Parent with the PIPE Investors, pursuant to which the PIPE Investors have committed to provide equity financing to Parent in the aggregate amount of $165,000,000 (the “PIPE Investment Amount”). The PIPE Investment Amount, together with the amount in the Trust Account at the Closing, are in the aggregate sufficient to enable Parent to: (a) pay all cash amounts required to be paid by Parent or its Subsidiaries under or in connection with this Agreement; and (b) pay any and all fees and expenses of or payable by Parent with respect to the Transactions. To Parent’s Knowledge, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor. Neither the execution nor delivery by Parent or, to Parent’s Knowledge, any other party thereto nor the performance of Parent’s or, to Parent’s Knowledge, any other party’s obligations under such Subscription Agreement violates any applicable Laws. There are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. No fees, consideration or other discounts are payable or have been agreed by Parent or any of its Subsidiaries (including, from and after the Closing, the Company (or after the Reorganization, Newco) and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 5.14 Trust Account.

(a) As of July 27, 2020, Parent has at least $251,990,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of December 12, 2019, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”) for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to the Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has performed all material obligations required to be performed by it as of the date hereof under, and complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise taxes from any interest income earned in the Trust Account; and (ii) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Charter Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations

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and warranties of the Company (and after the Reorganization, Newco) contained herein and the compliance by the Company (and after the Reorganization, Newco) with its obligations hereunder, Parent does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent on the Closing Date. For the avoidance of doubt, funds pursuant to the foregoing will be deemed to be available hereunder notwithstanding any obligation to make payments in connection with (A) the Parent Stockholder Redemptions, (B) the remittance to any Governmental Authority of income Tax or other Tax obligations of Parent prior to the Closing that are accrued and unpaid and (C) any deferred underwriting discount payable from the Trust Account.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by Parent and its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) Each of Parent and its Subsidiaries has paid all material Taxes which are due and payable by it.

(c) No deficiency for Taxes has been asserted or assessed (or threatened in writing) by any Governmental Entity against Parent or any of its Subsidiaries, which deficiency has not been paid in full or finally resolved with no payment due. No audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against Parent or any of its Subsidiaries with respect to Taxes.

(d) There are no liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of Parent or its Subsidiaries.

(e) None of Parent and its Subsidiaries has any reason to believe that any conditions or facts exist that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Merger Materials will, at the date mailed to stockholders of Parent or at the time of the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by any Group Company for inclusion or incorporation by reference in the Merger Materials; or (b) any projections or forecasts included in the Merger Materials.

Section 5.17 Board Approval; Stockholder Vote. The board of directors of Parent and First Merger Sub (including any required committee or subgroup of the board of directors of Parent or First Merger Sub, as applicable) and the sole member of Second Merger Sub have, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the stockholders of Parent or First Merger Sub (as applicable) and the sole member of Second Merger Sub. Other than obtaining the Requisite Parent Stockholder Approval, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 5.18 Brokers. Other than fees or commissions for which Parent will be solely responsible, none of Parent, First Merger Sub, Second Merger Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 5.19 Indebtedness. Schedule 5.19 of the Parent Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and its Subsidiaries.

Section 5.20 Sponsor Agreement. Parent has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. To the Knowledge of Parent, the Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect and no withdrawal, termination, amendment or modification is contemplated by Parent. The Sponsor Agreement is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, Sponsor, and, to the Knowledge of Parent, neither the execution nor delivery by Sponsor, nor the performance of any Sponsor’s obligations under, the Sponsor Agreement violates any provision of,

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or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law (other than as required under applicable securities Laws and as otherwise contemplated herein or in the Transaction Agreements). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Sponsor Agreement.

Section 5.21 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

Section 5.22 Disclaimer of Other Warranties. PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NONE OF THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO), ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO)), ANY OF THE GROUP COMPANIES OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO), ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO) TO PARENT, FIRST MERGER SUB AND SECOND MERGER SUB IN ARTICLE IV; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES (INCLUDING AFTER THE REORGANIZATION, NEWCO) OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO), ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO), ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY (OR AFTER THE REORGANIZATION, NEWCO) EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.22, CLAIMS AGAINST THE COMPANY (AND AFTER THE REORGANIZATION, NEWCO) OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING THE OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV BY SUCH PERSON.

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ARTICLE VI.
CONDUCT PRIOR TO THE CLOSING DATE

Section 6.1 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company (and after the Reorganization, Newco) shall, and shall cause the Company Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except: (a) to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as expressly contemplated by this Agreement (including the Reorganization pursuant to Section 7.26) or the Company Disclosure Letter; or (c) as required by applicable Law. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Group Companies from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in order to comply with any applicable COVID-19 Measures and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for Parent to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided, in each case, that (i) such actions are reasonable, taken in good faith and taken to preserve the continuity of the business of the Group Companies and (ii) the Company (and after the Reorganization, Newco) shall inform Parent of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Parent with respect thereto. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement (including the Reorganization pursuant to Section 7.26) or as set forth on Schedule 6.1 of the Company Disclosure Letter, or as required by applicable Law, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company (and after the Reorganization, Newco) shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except as otherwise required by any existing Company Benefit Plan, this Agreement or applicable Law: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, officer, director or independent contractor of the Company (and after the Reorganization, Newco) or any Company Subsidiary except for any such Person with an annual base salary or wage rate of less than $150,000 in the ordinary course of business consistent with past practice; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, officer, director or independent contractor of the Company (and after the Reorganization, Newco) or any Company Subsidiary; (iii) enter into, materially amend or terminate any Company Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a Company Benefit Plan if it had been in effect on the date of this Agreement (other than annual renewal of welfare plans in the ordinary course of business consistent with past practice that does not result in a material increase in cost to the Group Companies); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Benefit Plan; (v) grant any equity or equity-based compensation awards; or (vi) hire any employee of the Group Companies or any other individual who is providing or will provide services to the Group Companies, other than any employee with an annual base salary of less than $300,000 in the ordinary course of business consistent with past practice;

(b) transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company (or after the Reorganization, Newco) in any Owned Intellectual Property or Licensed Intellectual Property, in each case, other than in the ordinary course of business; provided, that the Company (and after the Reorganization, Newco) shall not license on an exclusive basis or sell any Owned Intellectual Property;

(c) except with respect to (x) transactions solely among the Company (and after the Reorganization, Newco) and the Company Subsidiaries and (y) distributions from any Affiliated PC to the Company (or after the Reorganization, Newco) or a Company Subsidiary: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or otherwise or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem

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or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company; (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(d) amend its Charter Documents, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of assets or properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice except as set forth on Schedule 6.1(f) of the Company Disclosure Letter;

(g) (i) issue or sell any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person; (ii) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of, any Person other than the Company Subsidiaries (and after the Reorganization, Newco), except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement, in each case set forth on Schedule 6.1(g) of the Company Disclosure Letter; (iii) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); (iv) fail to comply with the terms of the Existing Credit Agreement or take any action, or omit to take any action, that would constitute or result in a default or event of default under the Existing Credit Agreement; (v) cancel or forgive any Indebtedness owed to any of the Group Companies; or (vi) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice;

(h) release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets;

(i) (i) except in the ordinary course of business consistent with past practices: (A) modify, amend or terminate in a manner that is adverse to the applicable Group Companies, taken as a whole, any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (D) incur or enter into a Contract requiring the Company (or after the Reorganization, Newco) to pay in excess of $500,000 in any 12-month period; or (ii) modify or amend any material term under the Existing Credit Agreement or terminate or allow the termination of the Existing Credit Agreement or any commitments thereunder;

(j) except as required by GAAP (or any interpretation thereof) or applicable Law, make any material change in accounting methods, principles or practices;

(k) (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any material method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued; (vi) knowingly surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity;

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(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company (and after the Reorganization, Newco) or any Company Subsidiary;

(m) subject to clause (c) above, enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Schedule 6.1(m) of the Company Disclosure Letter as existing on the date of this Agreement;

(n) enter into (i) a new line of business or (ii) any agreement that restricts, in any material respect, the ability of the Group Companies to engage or compete in, or enter into, any line of business;

(o) implement any layoffs, furloughs or hours reduction with respect to any employee or individual service providers of the Group Companies, or plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Group Companies under WARN or any similar state or local “mass layoff” or “plant closing” Law;

(p) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Group Companies and their assets and properties; or

(q) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.1(a) through (p) above.

Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, each of the Company (or after the Reorganization, Newco) and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.2 Conduct of Business by Parent, First Merger Sub and Second Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except to the extent that the Company (or after the Reorganization, Newco) shall otherwise consent in writing or as contemplated by this Agreement (including as contemplated by the PIPE Investment). Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement or as required by applicable Law, without the prior written consent of the Company (or after the Reorganization, Newco), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c) other than the issuance of Parent Class A Common Stock pursuant to the terms set forth in the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Charter Documents or form or establish any Subsidiary;

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(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that Parent shall be permitted to incur Indebtedness (which shall constitute Parent Transaction Costs) from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing and in any event in an aggregate amount not to exceed $2,000,000;

(g) release, assign, compromise, settle or agree to settle any Legal Proceeding material to Parent;

(h) except as required by GAAP (or any interpretation thereof) or applicable Law, make any change in accounting methods, principles or practices;

(i) (i) make, change or rescind any material Tax election (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity;

(j) create any material Liens on any material property or assets of Parent, First Merger Sub or Second Merger Sub;

(k) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent, First Merger Sub or Second Merger Sub;

(l) commence, settle or compromise any Legal Proceeding;

(m) enter into any new line of business;

(n) amend the Trust Agreement or any other agreement related to the Trust Account;

(o) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Schedule 6.2(o) of the Parent Disclosure Letter as existing on the date of this Agreement; or

(p) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.2(a) through (o) above.

ARTICLE VII.
ADDITIONAL AGREEMENTS

Section 7.1 Company No Solicitation.

(a) The Company (and after the Reorganization, Newco) will not, and will cause each of the other Group Companies and its and their respective directors, officers and employees, and shall instruct and use its reasonable best efforts to cause its other Representatives not to (and the Written Consent Party has acknowledged to the Company that it shall not), directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Subsidiaries) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

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(ii) furnish any information regarding any of the Group Companies in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Company Acquisition Proposal;

(iii) engage in or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal; or

(iv) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal.

(b) If the Company (and after the Reorganization, Newco) receives a Company Acquisition Proposal or any inquiry or request for information with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal, then the Company (or after the Reorganization, Newco) shall promptly (and in no event later than forty eight (48) hours after its receipt of such Company Acquisition Proposal or request) notify Parent in writing of such Company Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Company Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), and the Company (or after the Reorganization, Newco) shall thereafter keep Parent reasonably informed, on a current basis (and, in any event, within twenty four (24) hours), of the status of such Company Acquisition Proposal or request, including informing Parent of any material change to the terms of such Company Acquisition Proposal and any material change in such Person’s intentions as previously notified.

(c) Promptly following the execution and delivery of this Agreement, the Company (and after the Reorganization, Newco) shall, and shall cause each of its Affiliates and its and their respective directors, officers and employees, and shall instruct and use reasonable best efforts to cause its other Representatives to (and the Written Consent Party has acknowledged to the Company that it shall), immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Acquisition Proposal made on or prior to the date hereof. The Company (and after the Reorganization, Newco) shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company (or after the Reorganization, Newco) or any of its Affiliates is a party.

(d) Any violation of the restrictions contained in this Section 7.1 by any of the Company’s (or after the Reorganization, Newco’s) Representatives shall be deemed to be a breach of this Section 7.1 by the Company (and after the Reorganization, Newco).

Section 7.2 Parent No Solicitation.

(a) Parent will not, and will cause each of its Subsidiaries and its and their respective directors, officers and employees, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly:

(i) make, solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;

(ii) furnish any information regarding Parent or any Subsidiary of Parent in connection with, for the purpose of making, soliciting, initiating, encouraging or facilitating, or in response to, a Parent Acquisition Proposal;

(iii) engage in or otherwise participate in any discussions or negotiations with any Person with respect to any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal; or

(iv) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Parent Acquisition Proposal.

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(b) If Parent receives a Parent Acquisition Proposal or any inquiry or request for information with respect to a Parent Acquisition Proposal or that is reasonably likely to lead to a Parent Acquisition Proposal, then Parent shall promptly (and in no event later than forty eight (48) hours after its receipt of such Parent Acquisition Proposal or request) notify the Company (or after the Reorganization, Newco) in writing of such Parent Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Parent Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), and Parent shall thereafter keep the Company (or after the Reorganization, Newco) reasonably informed, on a current basis (and, in any event, within twenty four (24) hours), of the status of such Parent Acquisition Proposal or request, including informing the Company (or after the Reorganization, Newco) of any material change to the terms of such Parent Acquisition Proposal, and any material change in such Person’s intentions as previously notified.

(c) Promptly following the execution and delivery of this Agreement, Parent shall, and shall instruct and cause each of its Affiliates and its and their respective directors, officers and employees, and shall use reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than the Company (or after the Reorganization, Newco) and its Representatives) relating to any Parent Acquisition Proposal made on or prior to the date hereof. Parent shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which Parent or any of its Affiliates is a party.

(d) Any violation of the restrictions contained in this Section 7.2 by any of Parent’s Representatives shall be deemed to be a breach of this Section 7.2 by Parent.

Section 7.3 Registration Statement; Joint Proxy Statement / Consent Solicitation Statement / Prospectus.

(a) The Company will use reasonable best efforts to cause the Written Consent Party to execute and deliver in accordance with Section 11.1 to the Company and Parent the Support Agreement within twenty-four (24) hours after the execution and delivery of this Agreement by the Parties. If the Support Agreement is not executed and delivered in accordance with this Section 7.3(a) within such twenty-four (24) hour period after the execution and delivery of this Agreement by the Parties (a “Support Agreement Failure”), Parent shall have the right to terminate this Agreement as set forth in Section 9.1(g).

(b) Parent and the Company (and after the Reorganization, Newco) shall cooperate to prepare and file as promptly as reasonably practicable following the date hereof a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC pursuant to which shares of Parent Class A Common Stock issuable in the First Merger will be registered with the SEC, which shall include a joint proxy statement / consent solicitation statement / prospectus containing (i) a consent solicitation statement in preliminary form (the “Consent Solicitation Statement”) in connection with the solicitation by the Company (or after the Reorganization, Newco) of written consents from the Company Stockholders (excluding, for the avoidance of doubt, shares of Company Series I Preferred Stock and Company Series J Preferred Stock) to approve, by the requisite consent of the Company Stockholders under the DGCL and the Applicable Charter Documents, this Agreement, the First Merger and the other Transactions (the “Requisite Company Stockholder Approval”) and (ii) a proxy statement in preliminary form of the type contemplated by Regulation 14A promulgated under the Exchange Act (the “Parent Proxy Statement”) in order to (A) provide Parent’s stockholders with the opportunity to elect to have their Parent Class A Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents (such elections made by Parent’s stockholders, the “Parent Stockholder Redemptions”); and (B) facilitate the solicitation by Parent of proxies from Parent’s stockholders to approve at the Parent Special Meeting, by the requisite vote of Parent’s stockholders under the DGCL, Parent’s Charter Documents, the Nasdaq rules and regulations and applicable Law (the “Requisite Parent Stockholder Approval”): (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of a number of shares of Parent Class A Common Stock that equals or exceeds twenty percent (20%) of the voting power or total number of Parent Shares outstanding, in either case, prior to such issuance; (3) an increase in the number of authorized shares of Parent Class A Common Stock; (4) the amendment and restatement of Parent’s Charter Documents to be effective from and after the Closing, including as set forth in substantially the form of the Parent A&R Charter attached hereto as Exhibit B; (5) the adoption and approval of a new equity incentive plan in a form and substance reasonably acceptable to Parent and

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the Company (or after the Reorganization, Newco) (the “Incentive Plan”), and which Incentive Plan will provide for awards for a number of shares of Parent Class A Common Stock equal to a percentage, to be agreed between Parent and the Company (or after the Reorganization, Newco) prior to the filing of the Registration Statement, of the aggregate number of shares of Parent Class A Common Stock issued and outstanding immediately after the Closing (after giving effect to the Parent Stockholder Redemptions, if any, and which percentage shall be inclusive of the Exchanged Options); (6) the election of the members of the board of directors of Parent in accordance with Section 7.18; and (7) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Parent Stockholder Matters”).

(c) The Company (or after the Reorganization, Newco) and Parent shall each use its reasonable best efforts to (i) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) promptly provide responses to the SEC with respect to all comments received on Merger Materials from the SEC, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions contemplated hereby. Prior to the effective date of the Registration Statement, each of the Company (and after the Reorganization, Newco) and Parent shall cause the definitive Merger Materials to be mailed to their respective stockholders as of the applicable record date as promptly as practicable (and in any event within two (2) Business Days) following the date upon which the Registration Statement becomes effective. Each party shall furnish all information concerning it and its Affiliates to the other party and provide such other assistance as may be reasonably requested by the other party to be included in the Merger Materials and shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (and after the Reorganization, Newco) (i) agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Group Companies, in each case, reasonably requested by Parent for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Group Companies to be reasonably available to Parent and its counsel in connection with the drafting of the Merger Materials and responding in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” shall mean the Registration Statement, including the prospectus forming a part thereof, the Consent Solicitation Statement, the Parent Proxy Statement, and any amendments thereto.

(d) If any information relating to the Company (or after the Reorganization, Newco) or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company (or after the Reorganization, Newco) or Parent which is required to be set forth in an amendment or supplement to the Merger Materials so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by and in compliance with applicable Law, disseminated to the stockholders of the Company (or after the Reorganization, Newco) and Parent. Parent shall promptly notify the Company (or after the Reorganization, Newco) of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Merger Materials or for additional information and shall, as promptly as practicable after receipt thereof, supply the Company (or after the Reorganization, Newco) with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. Parent will advise the Company (or after the Reorganization, Newco), promptly after Parent receives notice thereof, of the time of effectiveness of the Registration Statement or any supplement or amendment has been filed, of the issuance of any stop order relating thereto or of the suspension of the qualification of the shares of Parent Class A Common Stock issuable in the First Merger, and Parent and the Company (or after the Reorganization, Newco) will each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. No filing of, or amendment or supplement to the Merger Materials, or response to any comments from the SEC or the staff of the SEC relating to the Merger Materials, will be made by Parent without the prior written consent of the Company (or after the Reorganization, Newco) (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company (or after the Reorganization, Newco) a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

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Section 7.4 Consent Solicitation Statement; Company Change in Recommendation.

(a) As promptly as practicable following the date upon which the Registration Statement becomes effective, the Company (or after the Reorganization, Newco) shall solicit the Requisite Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the board of directors of the Company (or after the Reorganization, Newco) shall set a record date for determining the Company Stockholders entitled to provide such written consent. The Company (or after the Reorganization, Newco) shall use reasonable best efforts to cause the Written Consent Party to duly execute and deliver a stockholder written consent in substantially the form attached hereto as Exhibit E (the “Stockholder Written Consent”) in respect of the Company Stock beneficially owned by the Written Consent Party (which represent (i) at least a majority of the outstanding voting power of the Company Stock issued and outstanding (voting as a single class and on an as-converted basis and excluding, for the avoidance of doubt, shares of Company Series I Preferred Stock and Company Series J Preferred Stock) and (ii) at least a majority of the shares of the Company Series H Preferred Stock issued and outstanding) in accordance with Section 228 of the DGCL within three (3) Business Days of the Registration Statement becoming effective. As promptly as practicable following the execution and delivery of the Stockholder Written Consent by the Written Consent Party to the Company (or after the Reorganization, Newco), the Company (or after the Reorganization, Newco) shall deliver to Parent a copy of such Stockholder Written Consent in accordance with Section 11.1. Promptly following the receipt of the Requisite Company Stockholder Approval via the Stockholder Written Consent, the Company (or after the Reorganization, Newco) will prepare (subject to the reasonable approval of Parent) and deliver to the Company Stockholders who have not executed and delivered the Stockholder Written Consent the notice required by Section 228(e) of the DGCL and include a description of the appraisal rights of the Company Stockholders available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. If the Written Consent Party fails to deliver its Stockholder Written Consent to the Company (or after the Reorganization, Newco will be prior to the Closing Date) within three (3) Business Days of the Registration Statement becoming effective (a “Written Consent Failure”), Parent shall have the right to terminate this Agreement as set forth in Section 9.1(g).

(b) The Consent Solicitation Statement shall include the Company Recommendation. Neither the board of directors of the Company (nor after the Reorganization, Newco) nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly or to any Company Stockholder) the Company Recommendation, or fail to include the Company Recommendation in the Consent Solicitation Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Company Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company (or after the Reorganization, Newco) shall have been commenced by any third party other than Parent and its Affiliates, a statement disclosing that the board of directors of the Company (or after the Reorganization, Newco) recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of the Company (or after the Reorganization, Newco) in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the board of directors of the Company (or after the Reorganization, Newco) recommends rejection of such tender or exchange offer); or (iv) if requested by Parent, fail to issue, within ten (10) Business Days after a Company Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (any action described in clauses “(i)” through “(iv)” being referred to as a “Company Change in Recommendation”); or (v) cause or permit the Company (or after the Reorganization, Newco) to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Company Acquisition Transaction.

(c) Notwithstanding any Company Change in Recommendation, unless this Agreement has been earlier validly terminated in accordance with Section 9.1, the Company (or after the Reorganization, Newco) shall solicit the Requisite Company Stockholder Approval in accordance with Section 7.4(a), including using reasonable best efforts to cause the Written Consent Party to duly execute and deliver the Stockholder Written Consent, and nothing contained in this Agreement shall be deemed to relieve the Company (and after the Reorganization, Newco) of such obligation.

(d) Nothing contained in this Agreement shall prohibit the Company (or after the Reorganization, Newco), the board of directors of the Company (or after the Reorganization, Newco) or their Representatives from directing any Person (or the Representative of that Person) who makes a Company Acquisition Proposal to the provisions of this Section 7.4; provided, however, that no such communication or statement that would constitute a Company Change in Recommendation shall be permitted.

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Section 7.5 Parent Special Meeting; Parent Change in Recommendation.

(a) Parent shall, as promptly as practicable (and in any event within two (2) Business Days) following the date upon which the Registration Statement becomes effective, cause a special meeting of its stockholders (the “Parent Special Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Requisite Parent Stockholder Approval and Parent shall use its reasonable best efforts to obtain the Requisite Parent Stockholder Approval at the Parent Special Meeting. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the board of directors of Parent shall set a record date for determining the stockholders of Parent entitled to vote at the Parent Special Meeting. Parent shall comply with Law and all legal requirements applicable to such meeting, including the DGCL, Parent’s Charter Documents and the Exchange Act, including Regulation 14A and Schedule 14A promulgated thereunder, as applicable. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Special Meeting only: (i) to ensure that any supplement or amendment to the Parent Proxy Statement that the board of directors of Parent has reasonably determined in good faith after consultation with Parent’s outside legal counsel is required by applicable Law is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Parent Special Meeting; (ii) if, as of the time for which the Parent Special Meeting is originally scheduled (as set forth in the Parent Proxy Statement), there are insufficient Parent Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining the Requisite Parent Stockholder Approval; provided, that (A) in the event of a postponement or adjournment pursuant to clauses (i), (ii) or (iii) above, the Parent Special Meeting shall be reconvened as promptly as practicable and in any event no later than five (5) Business Days after the date for which the Parent Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) in any event shall not be held later than three (3) Business Days prior to the Outside Date.

(b) The Parent Proxy Statement shall include the Parent Recommendation. Neither the board of directors of Parent nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly or to any stockholder of Parent) the Parent Recommendation, or fail to include the Parent Recommendation in the Parent Proxy Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Parent Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of Parent shall have been commenced by any third party (and in no event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to Section 7.5(a)), a statement disclosing that the board of directors of Parent recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of Parent in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the board of directors of Parent recommends rejection of such tender or exchange offer); or (iv) if requested by the Company (or after the Reorganization, Newco), fail to issue, within ten (10) Business Days after a Parent Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced (and in no event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to Section 7.5(a)), a press release reaffirming the Parent Recommendation (any action described in clauses “(i)” through“(iv)” being referred to as a “Parent Change in Recommendation”); or (v) cause or permit Parent to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Parent Acquisition Transaction.

(c) Notwithstanding any Parent Change in Recommendation, unless this Agreement has been earlier validly terminated in accordance with Section 9.1, the Parent Stockholder Matters shall be submitted to Parent’s stockholders at the Parent Special Meeting for the purpose of obtaining the Requisite Parent Stockholder Approval and nothing contained in this Agreement shall be deemed to relieve Parent of such obligation.

(d) Nothing contained in this Agreement shall prohibit Parent, the board of directors of Parent or their Representatives from (i) taking and disclosing to Parent’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to Parent’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position

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thereunder or (ii) directing any Person (or the Representative of that Person) who makes a Parent Acquisition Proposal to the provisions of this Section 7.5; provided, however, that in the case of either clause “(i)” or clause “(ii),” no such communication or statement that would constitute a Parent Change in Recommendation shall be permitted, made or taken.

Section 7.6 Regulatory Approvals. As promptly as practicable after the date of this Agreement, Parent and the Company (or after the Reorganization, Newco) shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions within ten (10) Business Days after the date hereof and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Governmental Entity in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including by requesting early termination of the HSR waiting period. Parent shall not, and shall cause its Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Subsidiaries and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company (or after the Reorganization, Newco) shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Subsidiaries and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions; provided, that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company (or after the Reorganization, Newco), (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that a Party may reasonably designate any competitively sensitive material provided to another party under this Section 4(g) as “Outside Counsel Only.” Parent, on the one hand, and the Company (or after the Reorganization, Newco), on the other hand, shall each pay 50% of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act.

Section 7.7 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company.

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c) At least five (5) days prior to the Closing, the Company (or after the Reorganization, Newco) shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company (or after the Reorganization, Newco) and its accountant, and such

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other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, Parent and the Company (or after the Reorganization, Newco) shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Parent shall file the Closing Form 8-K with the SEC. In connection with the preparation of the Closing Form 8-K and the Closing Press Release, or any other report or form to be filed with the SEC, each party shall, upon request by the other party, furnish all information concerning it and its Affiliates to the other party and provide such other assistance as may be reasonably requested by the other party to be included in the Closing Form 8-K or the Closing Press Release and shall otherwise reasonably assist and cooperate with the other party in the preparation of the Closing Form 8-K and the Closing Press Release and the resolution of any comments received from the SEC with respect thereto.

Section 7.8 Confidentiality; Communications Plan; Access to Information.

(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Parent and the Company (or after the Reorganization, Newco) shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company (or after the Reorganization, Newco), in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company Stockholders or the Company (or after the Reorganization, Newco) (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company (or after the Reorganization, Newco), the Company Stockholders, Parent and their respective Affiliates, if such announcement or other communication is made in connection with reporting, fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.7 or this Section 7.8(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) communications to customers, suppliers and lenders of the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions.

(c) Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries by third parties that may be in the Company’s (or after the Reorganization, Newco’s) or any of the Company Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, in each case, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Company (and after the Reorganization, Newco) will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company (and after the Reorganization, Newco) during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company (and after the Reorganization, Newco), as Parent may reasonably request

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in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company (and after the Reorganization, Newco); provided, further, that access to properties shall be conducted in compliance with applicable COVID-19 Measures. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to Parent by third parties that may be in the Parent’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, in each case, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, Parent will afford the Company (and after the Reorganization, Newco) and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company (or after the Reorganization, Newco) may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of Parent.

Section 7.9 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on Schedule 4.5(b) of the Company Disclosure Letter; (iv) the termination of each agreement set forth on Schedule 7.9(a) of the Company Disclosure Letter; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).

Section 7.10 No Parent Securities Transactions. Neither the Company (nor after the Reorganization, Newco) nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the Transactions. The Company (and after the Reorganization, Newco) shall use its reasonable best efforts to require each of its officers, directors and employees to comply with the foregoing requirement.

Section 7.11 No Claim Against Trust Account. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Company (and after the Reorganization, Newco) hereby irrevocably waives, on behalf of itself and its Affiliates, notwithstanding anything to the contrary in this Agreement, any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account or permitted distributions therefrom in accordance with the Trust Agreement, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company (and after the Reorganization, Newco) or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, that nothing herein shall serve to limit or prohibit the Company’s (and after the Reorganization, Newco’s) right to pursue a claim against Parent for (i) legal relief against monies or other assets held by Parent outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions in accordance with the terms of this Agreement, so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Parent Stockholder Redemptions in accordance with the Trust Agreement (collectively, including subject to the limitations set forth in the foregoing proviso, the “Released Claims”). The Company (and after the Reorganization, Newco), on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that

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the Company (and after the Reorganization, Newco) or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its Affiliates). The Company (and after the Reorganization, Newco) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into this Agreement, and the Company (and after the Reorganization, Newco) further intends and understands such waiver to be valid, binding and enforceable against the Company (and after the Reorganization, Newco) and each of its Affiliates under applicable Law.

Section 7.12 Disclosure of Certain Matters. Each of Parent, First Merger Sub, Second Merger Sub and the Company (and after the Reorganization, Newco) will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (b) would require any amendment or supplement to the Merger Materials; provided, however, that no such notification or the failure to provide such notification shall, in and of itself, affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result, in and of itself, in the failure of a condition set forth in Article VIII.

Section 7.13 Securities Listing. Parent will use its reasonable best efforts to cause the shares of Parent Class A Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Class A Common Stock and Public Warrants listed for trading on Nasdaq. After the Closing, Parent shall use commercially reasonable efforts to continue the listing for trading of the Parent Class A Common Stock and Public Warrants on Nasdaq.

Section 7.14 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable to: (A) to stockholders who elect to have their Parent Class A Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents; (B) for income Tax or other Tax obligations of Parent prior to the Closing; (C) for any Parent Transaction Costs; and (D) as repayment of loans, and reimbursement of expenses, to directors, officers and stockholders of Parent; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.15 Directors’ and Officers’ Liability Insurance.

(a) From and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each current or former director or officer, as the case may be, of the Company (and after the Reorganization, Newco) and the Company Subsidiaries (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”) (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Group Companies being acquired under this Agreement) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company (and after the Reorganization, Newco), Parent or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective Charter Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of each D&O Indemnified Party, as provided in their respective Charter Documents or in any indemnification agreement with the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries set forth on Schedule 7.15(a) of the Company Disclosure Letter shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, Parent shall cause the Company (and after the Reorganization, Newco) and the Company Subsidiaries to maintain in effect the exculpation, indemnification and advancement of expenses provisions of their respective Charter

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Documents as in effect immediately prior to the Closing Date or in any of their respective indemnification agreements with any D&O Indemnified Party as in effect immediately prior to the Closing Date, and Parent shall not, and shall cause the Company (and after the Reorganization, Newco) and the Company Subsidiaries not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, the Company (or after the Reorganization, Newco) shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company or the Company Subsidiaries currently covered by a directors’ and officers’ liability insurance policy of Company or the Company Subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing at a price not to exceed three-hundred percent (300%) of the last annual premium paid by the Company and the Company Subsidiaries for such purpose. Parent shall, and shall cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Company (or after the Reorganization, Newco) or the Company Subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.15(b); provided, however, that in no event shall the premium of the D&O Tail exceed three-hundred percent (300%) of the last annual premium paid by the Company and the Company Subsidiaries for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Charter Documents of the Company (or after the Reorganization, Newco) of the Company Subsidiaries, any other indemnification arrangement, any Law or otherwise. The obligations of Parent, the Company (and after the Reorganization, Newco) or the Company Subsidiaries under this Section 7.15 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.15 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.15.

(d) If Parent or, after the Closing, the Company (or after the Reorganization, Newco) or the Company Subsidiaries, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent, the Company (or after the Reorganization, Newco) or the Company Subsidiaries, as applicable, assume the obligations set forth in this Section 7.15.

Section 7.16 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company (and after the Reorganization, Newco) will: (a) no later than three (3) days prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than two (2) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company (or after the Reorganization, Newco) entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four days prior to soliciting such waivers and approval, the Company (or after the Reorganization, Newco) shall provide drafts of such waivers and approval materials to Parent for its reasonable review and comment, and the Company (or after the Reorganization, Newco) shall consider in good faith any changes reasonably requested by

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Parent. No later than seven days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.16 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company (or after the Reorganization, Newco) shall deliver to Parent evidence that a vote of the Company Stockholders was solicited in accordance with the foregoing and whether the requisite number of votes of the Company Stockholders was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 7.17 Section 16 Matters. Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Common Stock or Parent Class B Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.18 Board of Directors. The Parties shall use commercially reasonable efforts to ensure that the individuals listed on Schedule 7.18 of the Parent Disclosure Letter, and the additional individuals as agreed between Parent and the Company pursuant to the parameters set forth on Schedule 7.18 of the Parent Disclosure Letter, are elected and appointed as directors of Parent effective immediately after the Closing, and the identities of such individuals shall be made publicly available as promptly as practicable following the date hereof (but in any even prior to the date on which the Merger Materials are filed with the SEC in definitive form).

Section 7.19 Affiliate Matters. Prior to the Closing, the Group Companies shall terminate, or cause to be terminated, all Contracts set forth on Section 7.19 of the Company Disclosure Letter.

Section 7.20 Debt Payoff. No later than two (2) Business Days prior to the Closing Date, the Company (or after the Reorganization, Newco) shall deliver to Parent a copy of an executed payoff letter (the “Payoff Letter”) with respect to the Existing Credit Agreement, in customary form, which Payoff Letter shall (a) specify the aggregate outstanding principal amounts (including any accrued interest and/or fees to be paid in kind), all accrued and unpaid interest, all outstanding fees and all other amounts owing (including breakage costs, prepayment or redemption penalties or premiums) that constitute the payoff amounts under the Existing Credit Agreement (the “Payoff Amount”) and (b) acknowledge that upon receipt of the applicable Payoff Amount, (i) the Existing Credit Agreement and its related instruments evidencing the Indebtedness under the Existing Credit Agreement (including any guarantees and collateral documents) shall be terminated or satisfied and discharged, (ii) all guarantees in connection therewith relating to the borrowings or obligations under the Existing Credit Agreement shall be automatically released and terminated and (iii) all of the Liens securing the borrowings or obligations under the Existing Credit Agreement shall be automatically released and terminated and that the Company (or after the Reorganization, Newco) or its designee is authorized to make all necessary or appropriate Lien termination and/or release filings. The Company (or after the Reorganization, Newco) shall use reasonable best efforts to facilitate the termination and/or release, in connection with such repayment, of any guarantees and Liens securing the Payoff Amount.

Section 7.21 Release.

(a) Effective upon and following the Closing, Parent, on its own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each holder of Company Interests, each of their respective Affiliates and each of their and their respective Affiliates’ respective Released Related Parties, and each of their respective successors and assigns and each of their respective Released Related Parties (collectively, the “Company Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Released Parties; provided, however, that nothing in this Section 7.21 shall release any Company Released Parties from: (i) their obligations under this Agreement or the other Transaction Agreements; or (ii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Released Party’s employment by any Group Company.

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(b) Effective upon and following the Closing, each holder of Company Interests, on its own behalf and on behalf of each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Parent and each Group Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Released Related Parties, and each of their respective successors and assigns and each of their respective Released Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement, including with respect to Section 7.15); provided, however, that nothing in this Section 7.21 shall release the Parent Released Parties from their obligations: (i) under this Agreement or the other Transaction Agreements or (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Company Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Group Companies in effect as of the date of this Agreement and consistent with past practice.

Section 7.22 PIPE Investment.

(a) Unless otherwise approved in writing by the Company (or after the Reorganization, Newco), Parent shall not permit any material amendment or material modification to be made to, or any material waiver (in whole or in part) of, any provision or remedy under, or consent to the termination or replacement of, any of the Subscription Agreements in a manner adverse to the Company (and after the Reorganization, Newco). Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions to the applicable PIPE Investor’s obligation to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the applicable Subscription Agreement in the event that all conditions to the PIPE Investor’s obligation to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Parent the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms.

(b) Without limiting the generality of the foregoing, Parent shall give the Company (or after the Reorganization, Newco) prompt written notice: (i) of any material amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any material breach or default) by any PIPE Investor known to Parent; (iii) of the receipt of any written notice or other written communication from any PIPE Investor with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any PIPE Investor under the applicable Subscription Agreement; and (iv) if Parent does not reasonably expect to receive all or any portion of the PIPE Investment Amount on the terms or in the manner contemplated by the Subscription Agreements.

Section 7.23 Employee Matters.

(a) Parent shall or shall cause the Surviving Entity to provide, until at least the 12-month anniversary following the Effective Time, the employees of the Company (and after the Reorganization, Newco) and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) with (i) a base salary or wage rate to each Continuing Employee that is no less favorable than the base salary or wage rate provided immediately prior to the Effective Time; (ii) an annual cash incentive compensation opportunity (excluding equity-based compensation) to each Continuing Employee that is no less favorable than the annual cash incentive compensation opportunity provided immediately prior to the Effective Time; and (iii) employee benefits (including severance) to each Continuing Employee that are substantially comparable in the aggregate to the employee benefits (including severance) provided immediately prior to the Effective Time.

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(b) Parent shall or shall cause the Surviving Entity to (i) provide the Continuing Employees with credit for purposes of eligibility to participate, vesting and determining the level of benefits (but not for accrual of pension benefits), as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Entity or any of its subsidiaries for years of service prior to the Effective Time with the Company (and after the Reorganization, Newco) or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit; and (ii) use reasonable best efforts to cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Entity or any of its subsidiaries that cover the Continuing Employees or their dependents, and cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under the analogous health and welfare benefit plans of the Company (and after the Reorganization, Newco) and the Company Subsidiaries to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

(c) The provisions of this Section 7.23 are solely for the benefit of the Parties, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company (or after the Reorganization, Newco) or shall require the Company (or after the Reorganization, Newco), Parent, the Surviving Corporation and each of their subsidiaries to continue any Company Benefit Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.24 Sponsor Agreement. Unless otherwise approved in writing by the Company (or after the Reorganization, Newco), Parent shall not make any material amendment or material modification to, or any material waiver (in whole or in part) of, any provision or remedy under, or consent to the termination or replacement of, the Sponsor Agreement.

Section 7.25 Financial Information. The Company (and after the Reorganization, Newco) shall use reasonable best efforts to provide to Parent, as promptly as practicable after the date of this Agreement, (a) audited consolidated balance sheets as of December 31, 2019 and 2018 and consolidated statements of operations, consolidated statements of changes in stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries and Affiliates for the years ended December 31, 2019 and 2018 together with the auditor’s reports thereon, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the Public Company Accounting Oversight Board and (b) unaudited financial statements, including consolidated balance sheets and consolidated statements of operations, consolidated statements of changes in stockholders’ deficit and consolidated statements of cash flows of the Company and its Subsidiaries and Affiliates as of and for the six-month periods ended June 30, 2020 and 2019, in each case, prepared in accordance with GAAP and Regulation S-X.

Section 7.26 Reorganization Transaction.

(a) Subject to Section 7.26(c), prior to the Closing Date, the Company shall have the right, but not the obligation, to consummate the following transactions, to be effective no later than two (2) Business Days prior to the Closing Date, in the following order (collectively, the “Reorganization”): (i) a Delaware corporation shall be created (“Newco”) with substantially identical Charter Documents to the Company’s Charter Documents, which will create a direct, wholly owned Subsidiary (“Newco Merger Sub”), (ii) Newco Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Newco Merger Sub shall cease and the Company will continue as the surviving corporation after such merger and as a direct, wholly owned Subsidiary of Newco, (iii) pursuant to the foregoing merger, the Company Stockholders, holders of Company Warrants and holders of Company Options shall exchange their respective equity interests in the Company for the same equity interests of Newco, such that immediately thereafter the Company Stockholders, holders of Company Warrants and holders of Company Options shall collectively own one hundred percent (100%) of the equity interests of Newco in the same proportions as their prior ownership of the Company as of the date of hereof, and Newco shall own one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company (and Newco shall assume or

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implement any related arrangements expressly required to effectuate the foregoing, including the assumption of the Company’s 2014 Equity Incentive Plan and any outstanding awards thereunder) and (iv) the Company shall convert into a Delaware limited liability company by filing a certificate of conversion with the Secretary of State of the State of Delaware, pursuant to the applicable provisions of the DGCL and the DLLCA, and no election will be made to treat such limited liability company as a corporation for income Tax purposes. The Company acknowledges and agrees that the Reorganization described in clauses (i) through (iv) above is intended to qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder and the Company shall file all required income Tax returns and related returns and reports in a manner consistent with such intent unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(b) In the event that the Company elects to consummate the Reorganization prior to the Closing Date, Newco shall, immediately following the consummation of the Reorganization, become a party to this Agreement pursuant to a joinder agreement to be mutually agreed between the Parties and shall thereafter assume the rights and obligations set forth herein as a direct Party hereto. Upon execution of such joinder agreement, (i) Newco shall be deemed to have made each of the representations and warranties set forth in ARTICLE IV on behalf of itself and, for the period of time prior to the Reorganization, the Company, and (ii) Newco shall be deemed to have agreed to the covenants set forth in this Agreement applicable to the Company as if such covenants were applicable to Newco.

(c) In the event the Company elects to consummate the Reorganization, the Parties must agree, prior to such consummation, on the form and substance of all resolutions, consents, filings and other documents to effectuate the Reorganization, and any changes to the Reorganization or such resolutions, consents, filings and other documents shall be subject to Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VIII.
CONDITIONS TO THE TRANSACTION

Section 8.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) The Stockholder Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to Parent.

(b) At the Parent Special Meeting (including any adjournments thereof permitted by Section 7.5(a)), the Requisite Parent Stockholder Approval shall have been obtained.

(c) Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Common Stock held by them into a pro rata share of the Trust Account in accordance with Parent’s Charter Documents.

(d) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and the Parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities set forth on Schedule 8.1(d) of the Company Disclosure Letter in connection with the execution, delivery and performance of this Agreement and the Transactions.

(e) No provision of any applicable Law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent Order enjoining or making illegal the consummation of the Transactions will be in effect.

(f) The shares of Parent Class A Common Stock to be issued in connection with the Closing shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Parent Class A Common Stock.

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(g) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

Section 8.2 Additional Conditions to Obligations of the Company. The obligations of the Company (and after the Reorganization, Newco) to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company (or after the Reorganization, Newco):

(a) The Fundamental Representations of Parent shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of Parent set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(b) Parent, First Merger Sub and Second Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c) Parent shall have delivered to the Company (or after the Reorganization, Newco) a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b).

(d) No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(e) The individuals listed on Schedule 8.2(e) of the Company Disclosure Letter shall have resigned from all of their positions and offices with Parent, First Merger Sub and Second Merger Sub.

(f) Parent shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by Parent pursuant to Section 1.3(a), duly executed by Parent, First Merger Sub and Second Merger Sub, as applicable and there shall have been no material amendment, material modification or termination of the Sponsor Agreement except as permitted pursuant to Section 7.24.

(g) Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.14, available to Parent for payment of the Closing Cash Payment Amount, the Company Transaction Costs and the Parent Transaction Costs at the Closing.

(h) The amount of Parent Cash, minus (x) the aggregate amount of cash proceeds that will be required to satisfy the Parent Stockholder Redemptions, if any, minus (y) the amount of the Parent Transaction Costs, to the extent not paid prior to the Closing, shall equal or exceed the Parent Minimum Cash.

Section 8.3 Additional Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub. The obligations of Parent, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) The Fundamental Representations of the Company (and after the Reorganization, Newco) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the

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Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of the Company (and after the Reorganization, Newco) set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing Date as though made on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company (and after the Reorganization, Newco) to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) The Company (and after the Reorganization, Newco) shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) The Company (or after the Reorganization, Newco) shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b).

(d) No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(e) The individuals listed on Schedule 8.3(e) of the Parent Disclosure Letter shall have resigned from all of their positions and offices with the Company and the Company Subsidiaries.

(f) The Company (or after the Reorganization, Newco) shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered pursuant to Section 1.3(b), duly executed.

(g) The Payoff Letters shall have been delivered to Parent and shall remain in full force and effect.

ARTICLE IX.
TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company (or after the Reorganization, Newco) at any time;

(b) by either Parent or the Company (or after the Reorganization, Newco) if the Transactions shall not have been consummated by January 29, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company (or after the Reorganization, Newco) if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

(d) by the Company (or after the Reorganization, Newco), upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, First Merger Sub or Second Merger Sub, or if any representation or warranty of Parent, First Merger Sub or Second Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Parent, First Merger Sub or Second Merger Sub is curable by Parent, First Merger Sub or Second Merger Sub prior to the Closing, then the Company (or after the Reorganization, Newco) must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company (or after the Reorganization, Newco) to Parent of such breach; and (ii) the Outside Date; provided, further,

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that each of Parent, First Merger Sub and Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company (or after the Reorganization, Newco) may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent, First Merger Sub or Second Merger Sub is cured during such 30-day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company (or after the Reorganization, Newco) or if any representation or warranty of the Company (or after the Reorganization, Newco) shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company (or after the Reorganization, Newco) prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to the Company (or after the Reorganization, Newco) of such breach; and (ii) the Outside Date; provided, further, that the Company (and after the Reorganization, Newco) continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company (or after the Reorganization, Newco) is cured during such 30-day period);

(f) by either Parent or the Company (or after the Reorganization, Newco), if, at the Parent Special Meeting (including any adjournments thereof), the Requisite Parent Stockholder Approval shall not have been obtained; provided, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to Parent if, at the time of such termination, Parent is in breach of Section 7.5; and

(g) by Parent, in the event of a Support Agreement Failure or a Written Consent Failure.

Section 9.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.8(a) (Confidentiality), Section 7.11 (No Claim Against Trust Account), this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or Actual Fraud.

ARTICLE X.
NO SURVIVAL

Section 10.1 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to Actual Fraud.

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ARTICLE XI.
GENERAL PROVISIONS

Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, First Merger Sub or Second Merger Sub, to:

Healthcare Merger Corp.
623 Fifth Avenue, 14th Floor
New York, NY 10022
Attention: Dennis Conroy; Chief Financial Officer
E-mail: conroy@mtspartners.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello
Email: michael.aiello@weil.com

if to the Company (or after the Reorganization, Newco), prior to the Closing, to:

Specialists On Call, Inc.
1768 Business Center Dr., Ste 100
Reston, VA 20190
Attention: Paul Ricci
E-mail: pricci@soctelemed.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention: Peter Lamb; Hari Raman
E-mail: plamb@orrick.com; hraman@orrick.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 11.2 Interpretation. The words “hereof,” “herein,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided to the party to which such information or material is to be

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provided or furnished no later than 9:00 a.m. ET at least two Business Days prior to the date of this Agreement, either via (a) upload to the virtual “data room” set up by the Company in connection with this Agreement or (b) delivery to such party or its legal counsel via email or hard copy form. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

Section 11.3 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.15 (Directors’ and Officers’ Liability Insurance) and Section 11.14 (No Recourse) (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 11.5 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 11.6 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or

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injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Company (and after the Reorganization, Newco) shall be entitled to bring an action for specific enforcement to cause Parent to seek enforcement of the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

Section 11.7 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 11.8 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, that if the Court of Chancery of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the U.S. federal courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware; provided, further, that if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the Delaware state courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”) in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the Chosen Courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in the Chosen Courts; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

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Section 11.9 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 11.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

Section 11.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.12 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 11.13 Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself, First Merger Sub and Second Merger Sub), on the one hand, and the Company (or after the Reorganization, Newco) (on behalf of itself and the holders of Company Interests) may, to the extent not prohibited by applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Released Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Released Related Party of a Party and no personal liability shall attach to any Released Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Law or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Released Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

Section 11.15 Legal Representation. Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company and after the Reorganization, Newco), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Orrick, Herrington & Sutcliffe LLP (or any successor) may represent the holders of Company Interests or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or after the Reorganization, Newco) (collectively, the “Waiving Party Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Group Companies or other Waiving Parties, and each of Parent and the Company (and after the Reorganization, Newco) on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company (and after the Reorganization, Newco) acknowledge that the foregoing provision applies whether or not Orrick, Herrington & Sutcliffe LLP provides legal services to any Group Companies after the Closing Date. Each of Parent and the Company (and after the Reorganization, Newco), for itself and the Waiving

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Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Group Company or any member of the Waiving Party Group and its counsel, including Orrick, Herrington & Sutcliffe LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company (or after the Reorganization, Newco) notwithstanding the Mergers, and instead survive, remain with and are controlled by the Waiving Party Group (the “Privileged Communications”), without any waiver thereof. Parent and the Company (or after the Reorganization, Newco), together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company (or after the Reorganization, Newco) or otherwise (including in the knowledge of the officers and employees of the Company (or after the Reorganization, Newco)), in any Legal Proceeding against or involving any of the Parties after the Closing or in any way adverse to the Company (or after the Reorganization, Newco), and Parent and the Company (and after the Reorganization, Newco) agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company (or after the Reorganization, Newco) or otherwise (including in the knowledge of the officers and employees of the Company (or after the Reorganization, Newco)).

Section 11.16 Disclosure Letters and Exhibits. The Company Disclosure Letter and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company (or after the Reorganization, Newco) or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure in and of itself be deemed (a) an admission of any breach or violation of any Contract or Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of Parent, First Merger Sub and Second Merger Sub or the Company (or after the Reorganization, Newco), as applicable. In addition, under no circumstances shall the disclosure of any matter in this Company Disclosure Letter or Parent Disclosure Letter, where a representation or warranty of the Company (or after the Reorganization, Newco) or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or Parent Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

HEALTHCARE MERGER CORP.
By:	/s/ Dennis Conroy
Name:	Dennis Conroy
Title:	Chief Financial Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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SABRE MERGER SUB I, INC.
By:	/s/ Dennis Conroy
Name:	Dennis Conroy
Title:	Secretary and Treasurer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex A-64

SABRE MERGER SUB II, LLC
By:	/s/ Dennis Conroy
Name:	Dennis Conroy
Title:	Authorized Person

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex A-65

SPECIALISTS ON CALL, INC.
By:	/s/ Paul Ricci
Name:	Paul Ricci
Title:	Interim Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex A-66

Schedule A

DEFINED TERMS

Section 1.1. Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“A&R Registration Rights Agreement”	Recitals
“Actual Fraud”	Schedule A, Section 1.2
“Affiliate”	Schedule A, Section 1.2
“Affiliated PCs”	Schedule A, Section 1.2
“Agreement”	Preamble
“Antitrust Laws”	Schedule A, Section 1.2
“Applicable Charter Documents”	Schedule A, Section 1.2
“Base Value”	Schedule A, Section 1.2
“Business Combination”	Schedule A, Section 1.2
“Business Day”	Schedule A, Section 1.2
“CARES Act”	Schedule A, Section 1.2
“Cash and Cash Equivalents”	Schedule A, Section 1.2
“Certificate”	Section 2.7(a)
“Certificates of Merger”	Section 1.4(d)
“CHAMPVA”	Schedule A, Section 1.2
“Change of Control”	Schedule A, Section 1.2
“Charter Documents”	Section 4.1
“Chosen Courts”	Section 11.8(a)
“Closing”	Section 1.1
“Closing Cash Payment Amount”	Schedule A, Section 1.2
“Closing Date”	Section 1.1
“Closing Form 8-K”	Section 7.7(c)
“Closing Indebtedness Amount”	Schedule A, Section 1.2
“Closing Number of Securities”	Schedule A, Section 1.2
“Closing Press Release”	Section 7.7(c)
“Closing Securities Payment Amount”	Schedule A, Section 1.2
“Code”	Schedule A, Section 1.2
“Common Share Price”	Schedule A, Section 1.2
“Communications Plan”	Section 7.8(b)
“Company Acquisition Proposal”	Schedule A, Section 1.2
“Company Acquisition Transaction”	Schedule A, Section 1.2
“Company”	Preamble
“Company Benefit Plans”	Section 4.11(a)
“Company Cash”	Schedule A, Section 1.2
“Company Change in Recommendation”	Section 7.4(b)
“Company Closing Statement”	Section 1.2(b)
“Company Common Stock”	Schedule A, Section 1.2
“Company Disclosure Letter”	Article IV, Preamble
“Company Interests”	Schedule A, Section 1.2
“Company IT Systems”	Schedule A, Section 1.2
“Company Material Adverse Effect”	Schedule A, Section 1.2
“Company Material Contract”	Section 4.19(a)
“Company Options”	Schedule A, Section 1.2
“Company Preferred Stock”	Schedule A, Section 1.2
“Company Real Property Leases”	Section 4.13(b)

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“Company Recommendation”	Section 4.4(b)
“Company Released Parties”	Section 7.21(a)
“Company Series H Preferred Stock”	Schedule A, Section 1.2
“Company Series I Preferred Stock”	Schedule A, Section 1.2
“Company Series J Preferred Stock”	Schedule A, Section 1.2
“Company Stock”	Schedule A, Section 1.2
“Company Stockholder”	Schedule A, Section 1.2
“Company Subsidiaries”	Section 4.2(a)
“Company Transaction Costs”	Schedule A, Section 1.2
“Company Warrants”	Schedule A, Section 1.2
“Confidentiality Agreement”	Schedule A, Section 1.2
“Consent Solicitation Statement”	Section 7.3(b)
“Continuing Employees”	Section 7.2(a)
“Contract”	Schedule A, Section 1.2
“Copyrights”	Schedule A, Section 1.2 (Definition of “Intellectual Property”)
“D&O Indemnified Party”	Section 7.15(a)
“D&O Tail”	Section 7.15(b)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.11(a)
“DLLCA”	Recitals
“Earnout Period”	Schedule A, Section 1.2
“Effective Time”	Section 2.1
“Environmental Law”	Schedule A, Section 1.2
“ERISA”	Schedule A, Section 1.2
“ERISA Affiliate”	Schedule A, Section 1.2
“Exchange Act”	Schedule A, Section 1.2
“Exchange Agent”	Section 2.9(b)
“Exchange Ratio”	Section 2.7(d)
“Exchange Fund”	Section 2.9(c)
“Exchanged Option”	Section 2.7(d)
“Excluded Shares”	Section 2.7(g)
“Existing Credit Agreement”	Schedule A, Section 1.2
“Federal Healthcare Program”	Schedule A, Section 1.2
“Financial Derivative/Hedging Arrangement”	Schedule A, Section 1.2
“Financial Statements”	Section 4.7(a)
“First Certificate of Merger”	Section 1.4(c)
“First Merger”	Recitals
“First Merger Sub”	Preamble
“First Merger Sub Common Stock”	Section 5.3(b)
“Fundamental Representations”	Schedule A, Section 1.2
“GAAP”	Schedule A, Section 1.2
“Governmental Entity”	Schedule A, Section 1.2
“Group Companies”	Schedule A, Section 1.2
“Group Companies’ Privacy Notices”	Section 4.18(a)
“Hazardous Material”	Schedule A, Section 1.2
“Healthcare Laws”	Schedule A, Section 1.2
“Healthcare Permits”	Schedule A, Section 1.2
“Healthcare Professionals”	Schedule A, Section 1.2
“HIPAA”	Schedule A, Section 1.2
“HIPAA and Other Privacy Laws”	Schedule A, Section 1.2

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“HSR Act”	Schedule A, Section 1.2
“Incentive Plan”	Section 7.3(b)
“Indebtedness”	Schedule A, Section 1.2
“Insider”	Section 4.21
“Insurance Policies”	Section 4.20
“Intellectual Property”	Schedule A, Section 1.2
“Interim Financial Statements”	Section 4.7(a)
“Investor Rights Agreement”	Recitals
“IP License”	Schedule A, Section 1.2
“Knowledge”	Schedule A, Section 1.2
“Law”	Schedule A, Section 1.2
“Leased Real Property”	Section 4.13(b)
“Legal Proceeding”	Schedule A, Section 1.2
“Letter of Transmittal”	Section 2.9(d)
“Licensed Intellectual Property”	Schedule A, Section 1.2
“Lien”	Schedule A, Section 1.2
“Managed Services Agreements”	Schedule A, Section 1.2
“Material Permits”	Section 4.6(b)
“Medicaid”	Schedule A, Section 1.2
“Medicare”	Schedule A, Section 1.2
“Merger Consideration”	Schedule A, Section 1.2
“Merger Materials”	Section 7.3(c)
“Mergers”	Recitals
“Nasdaq”	Section 5.12
“Newco”	Section 7.26
“Newco Merger Sub”	Section 7.26
“OFAC”	Schedule A, Section 1.2
“Open Source Software”	Schedule A, Section 1.2
“Option Termination Agreement”	Section 2.9(e)
“Order”	Schedule A, Section 1.2
“Outside Date”	Section 9.1(b)
“Owned Intellectual Property”	Schedule A, Section 1.2
“Owned Real Property”	Section 4.13(a)
“Parent”	Preamble
“Parent A&R Charter”	Recitals
“Parent Acquisition Proposal”	Schedule A, Section 1.2
“Parent Acquisition Transaction”	Schedule A, Section 1.2
“Parent Cash”	Schedule A, Section 1.2
“Parent Change in Recommendation”	Section 7.5(b)
“Parent Class A Common Stock”	Section 5.3(a)
“Parent Class B Common Stock”	Section 5.3(a)
“Parent Closing Statement”	Section 1.2(a)
“Parent Disclosure Letter”	Article V
“Parent Material Adverse Effect”	Schedule A, Section 1.2
“Parent Material Contracts”	Section 5.11
“Parent Minimum Cash”	Schedule A, Section 1.2
“Parent Preferred Stock”	Section 5.3(a)
“Parent Proxy Statement”	Section 7.3(b)
“Parent Recommendation”	Recitals
“Parent Released Parties”	Section 7.21(b)

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“Parent SEC Reports”	Section 5.7(a)
“Parent Shares”	Section 5.3(a)
“Parent Special Meeting”	Section 7.5
“Parent Stockholder Matters”	Section 7.3(b)
“Parent Stockholder Redemptions”	Section 7.3(b)
“Parent Transaction Costs”	Schedule A, Section 1.2
“Parent Units”	Schedule A, Section 1.2
“Parent Warrants”	Section 5.3(a)
“Parties”	Preamble
“Patents”	Schedule A, Section 1.2 (Definition of “Intellectual Property”)
“Payoff Amount”	Section 7.20
“Payoff Letter”	Section 7.20
“Permit”	Schedule A, Section 1.2
“Permitted Lien”	Schedule A, Section 1.2
“Person”	Schedule A, Section 1.2
“Personal Information”	Schedule A, Section 1.2
“PIPE Investment”	Recitals
“PIPE Investment Amount”	Section 5.13
“PIPE Investors”	Recitals
“Prior Financial Statements”	Section 4.7(a)
“Privacy Laws”	Schedule A, Section 1.2
“Private Placement Units”	Schedule A, Section 1.2
“Private Placement Warrants”	Section 5.3(a)
“Privileged Communications”	Section 11.15
“Public Warrants”	Section 5.3(a)
“Redemption Price”	Schedule A, Section 1.2
“Registration Statement”	Section 7.3(b)
“Released Claims”	Section 7.11
“Released Related Parties”	Schedule A, Section 1.2
“Remedies Exception”	Section 4.4(a)
“Reorganization”	Section 7.26
“Representatives”	Schedule A, Section 1.2
“Requisite Company Stockholder Approval”	Section 7.3(b)
“Requisite Parent Stockholder Approval”	Section 7.3(b)
“Restricted Cash”	Schedule A, Section 1.2
“Retention Award Summary”	Section 4.11(b)
“Scheduled Intellectual Property”	Section 4.17(a)
“SEC”	Schedule A, Section 1.2
“Second Certificate of Merger”	Section 1.4(d)
“Second Effective Time”	Section 2.1
“Second Merger”	Recitals
“Second Merger Sub”	Preamble
“Securities Act”	Schedule A, Section 1.2
“Software”	Schedule A, Section 1.2
“Specified Business Conduct Laws”	Schedule A, Section 1.2
“Sponsor”	Schedule A, Section 1.2
“Sponsor Agreement”	Recitals
“Sponsor Contingent Closing Shares”	Schedule A, Section 1.2
“Sponsor Earnout Shares”	Section 3.1

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“Stockholder Written Consent”	Section 7.4
“Straddle Period”	Schedule A, Section 1.2
“Subscription Agreements”	Section 5.13
“Subsidiary”	Schedule A, Section 1.2
“Support Agreement Failure”	Section 7.3(a)
“Surrender Documentation”	Section 2.9(d)
“Surviving Corporation”	Recitals
“Surviving Entity”	Recitals
“Tax” or “Taxes”	Schedule A, Section 1.2
“Tax Liability Amount”	Schedule A, Section 1.2
“Tax Return”	Schedule A, Section 1.2
“Third Party Payor Programs”	Schedule A, Section 1.2
“Third Party Payors”	Schedule A, Section 1.2 (Definition of “Third Party Payor Programs”)
“Trademarks”	Schedule A, Section 1.2 (Definition of “Intellectual Property”)
“Trade Secrets”	Schedule A, Section 1.2 (Definition of “Intellectual Property”)
“Transaction Agreements”	Schedule A, Section 1.2
“Transactions”	Schedule A, Section 1.2
“Treasury Regulations”	Schedule A, Section 1.2
“TRICARE”	Schedule A, Section 1.2
“Triggering Event I”	Schedule A, Section 1.2
“Triggering Event II”	Schedule A, Section 1.2
“Triggering Events”	Schedule A, Section 1.2
“Trust Account”	Section 5.14(a)
“Trust Agreement”	Section 5.14(a)
“Trust Termination Letter”	Section 7.9
“Trustee”	Section 5.14(a)
“Waived 280G Benefits”	Section 7.16
“Waiving Parties”	Section 11.15
“Waiving Party Group”	Section 11.15
“WARN”	Section 4.12(e)
“Warrant Surrender Agreement”	Section 2.9(e)
“Written Consent Failure”	Section 7.4
“Written Consent Party”	Recitals

Section 1.2. Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Actual Fraud” shall mean with respect to a Party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Schedule 1.2 of the Company Disclosure Letter (in the case of the Company) or Section 1.2 of the Parent Disclosure Letter (in the case of Parent) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Parent, Article V as qualified by the Parent Disclosure Letter, were actually breached when made, with the express intention that a Party to this Agreement rely thereon to its detriment.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction

Annex A-71

of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, in no event shall any investment fund or portfolio company controlling or under common control with, the Written Consent Party be considered an Affiliate of the Company (and after the Reorganization, Newco) or Parent.

“Affiliated PCs” shall mean each of Tele-Physicians, P.A., Tele-Physicians, P.C. (NJ), Tele-Physicians, P.C. (CA), Tele-Physicians, P.C. (GA), JSA Health Texas, PLLC and JSA Health California, PC.

“Antitrust Laws” shall mean the HSR Act and any federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.

“Applicable Charter Documents” means the Charter Documents of the Company, or, after the Reorganization, the Charter Documents of Newco.

“Base Value” shall mean an amount equal to $650,000,000.

“Business Combination” has the meaning ascribed to such term is defined in Article II of Parent’s Amended and Restated Certificate of Incorporation dated December 19, 2019.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified).

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt: (a) Cash and Cash Equivalents shall be determined in accordance with GAAP using the accounting principles, methodologies and policies of the Group Companies or Parent, as applicable, consistent with past practice; and (b) the amount of Cash and Cash Equivalents as of any given time shall: (i) be decreased by any Restricted Cash and any checks, drafts and wires issued as of such time that have not yet cleared and (ii) with respect to the Group Companies, exclude any Cash and Cash Equivalents held by the Affiliated PCs that the Affiliated PCs are not contractually bound to distribute to the Company (or after the Reorganization, Newco) or any of its wholly owned Subsidiaries within sixty (60) days of the date or time of determination.

“CHAMPVA” shall mean, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, and all Laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Change of Control” shall mean any transaction or series of transactions (a) following which a Person or “group” (as defined in the Exchange Act) of Persons (other than Parent, the Surviving Entity or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Parent, the Surviving Entity or any of their respective Subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which any Person or “group” (as defined in the Exchange Act) of Persons (other than Parent, the Surviving Entity or any of their respective Subsidiaries) has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Parent, the Surviving Entity, any of their respective Subsidiaries or the surviving Person after such combination or (c) the result of which is a sale of all or substantially all of the assets of Parent or the Surviving Entity to any Person.

“Closing Cash Payment Amount” shall mean an amount (but not below zero) equal to: (a) Parent Cash as of the Closing, plus (b) Company Cash as of the Closing, minus (c) the aggregate amount of cash proceeds that will be required to satisfy the Parent Stockholder Redemptions, if any, minus (d) amount of the Parent Transaction Costs, to the extent not paid prior to the Closing, minus (e) the amount of the Company Transaction Costs, to the extent not paid prior to the Closing, minus (f) the Closing Indebtedness Amount, minus (g) $45,000,000.

Annex A-72

“Closing Indebtedness Amount” shall mean (a) the aggregate outstanding principal amounts (including any accrued interest and/or fees to be paid in kind), all accrued and unpaid interest, all outstanding fees and all other amounts owing that constitute the payoff amounts (including any prepayment fees or penalties, if applicable) with respect to the Indebtedness for borrowed money of the Group Companies as of the Closing; plus (b) an amount equal to the positive difference, if any, between (i) the Tax Liability Amount minus (ii) $1,000,000.

“Closing Number of Securities” shall mean the shares of Parent Class A Common Stock issued to the holders of Company Interests as part of the Merger Consideration, which shall be a number of shares of Parent Class A Common Stock equal to an amount equal to the quotient of the Closing Securities Payment Amount divided by the Redemption Price.

“Closing Securities Payment Amount” shall mean an amount equal to: (a) the Merger Consideration; minus (b) the Closing Cash Payment Amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Share Price” shall mean the share price (beginning on the first trading day after the Closing Date) equal to the volume-weighted average closing sale price of one share of Parent Class A Common Stock as reported on Nasdaq (or the exchange on which the shares of Parent Class A Common Stock are then listed) for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock).

“Company Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Subsidiaries) contemplating or otherwise relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving the Company (or after the Reorganization, Newco);

(b) any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company (or after the Reorganization, Newco); or (ii) in which any Group Company issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company (or after the Reorganization, Newco) (after giving effect to such transaction);

(c) any sale, exchange, transfer, acquisition or disposition of 25% or more of the consolidated assets (including equity securities of Subsidiaries of the Company) of the Group Companies, taken as a whole, or of any business or businesses (or the assets of any business or businesses, including equity securities of any Subsidiaries of the Company) that constitute or account for 25% or more of the consolidated net revenues or net income of the Group Companies, taken as a whole;

(d) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of the Company (or after the Reorganization, Newco); or

(e) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company (or after the Reorganization, Newco) or of the consolidated net revenues, net income or assets of the Group Companies, taken as a whole, involved is 25% or more.

“Company Cash” shall mean, as of the date or time of determination, an amount equal to all Cash and Cash Equivalents of the Group Companies.

Annex A-73

“Company Common Stock” shall mean the shares of Common Stock, par value $0.001 per share, of the Company; provided, that following the Reorganization, “Company Common Stock” shall mean the equivalent respective equity interests of Newco exchanged by holders of Company Common Stock pursuant to Section 7.26(a).

“Company Interests” shall mean the Company Stock, Company Options and Company Warrants.

“Company IT Systems” shall mean all computer systems, software, firmware, hardware, networks, interfaces, platforms, related systems, databases, websites and equipment owned or licensed by any Group Company to process, store, maintain, backup or operate data, information and functions that are used in connection with the business of the Group Companies, but excluding, for the avoidance of doubt, any computer systems, software, firmware, hardware, networks, interfaces, platforms, related systems, databases, websites and equipment owned or licensed by customers of any Group Company.

“Company Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company (or after the Reorganization, Newco) to consummate the Transactions; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19) or other natural or man-made disasters; (iii) the taking of any action required by this Agreement or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company (or after the Reorganization, Newco) operates including changes in interest rates; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if a change or effect related to clauses (i), (ii) and (iv) through (vii) disproportionately adversely affects the Group Companies, taken as a whole, compared to other Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Options” shall mean an option to purchase any Company Stock pursuant to the Company’s 2014 Equity Incentive Plan, as amended; provided, that following the Reorganization, “Company Options” shall mean the equivalent respective equity interests of Newco assumed by Newco pursuant to Section 7.26(a).

“Company Preferred Stock” shall mean the shares of Company Series H Preferred Stock, Company Series I Preferred Stock and Company Series J Preferred Stock.

“Company Series H Preferred Stock” shall mean the Series H Preferred Stock, par value $0.001 per share, of the Company; provided, that following the Reorganization, “Company Series H Preferred Stock” shall mean the equivalent respective equity interests of Newco issued to the holders of Company Series H Preferred Stock pursuant to Section 7.26(a).

“Company Series I Preferred Stock” shall mean the Series I Preferred Stock, par value $0.001 per share, of the Company; provided, that following the Reorganization, “Company Series I Preferred Stock” shall mean the equivalent respective equity interests of Newco issued to the holders of Company Series I Preferred Stock pursuant to Section 7.26(a).

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“Company Series J Preferred Stock” shall mean the Series J Preferred Stock, par value $0.001 per share, of the Company; provided, that following the Reorganization, “Company Series J Preferred Stock” shall mean the equivalent respective equity interests of Newco issued to the holders of Company Series J Preferred Stock pursuant to Section 7.26(a).

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” shall mean a holder of a share of Company Stock issued and outstanding immediately prior to the Effective Time.

“Company Transaction Costs” shall mean the following out-of-pocket fees, costs and expenses of the Group Companies, in each case, incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, that remain unpaid immediately prior to the Closing: (a) all bonuses, change in control payments, retention or similar payments payable as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any payments to the extent such payments are subject to post-closing service, termination or other vesting requirements (such as double-trigger arrangements) and any amounts reflected in the Closing Indebtedness Amount), and the employer portion of payroll Taxes payable as a result of the foregoing amounts, which includes the employer portion of payroll Taxes payable with respect to amounts paid in respect of vested Company Options pursuant to Section 2.7(c); (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date in connection with or anticipation of the consummation of the Transactions whether payable before (to the extent unpaid), on or following the Closing Date (excluding any payments to the extent such payments are subject to post-closing service, termination or other vesting requirements (such as double-trigger arrangements) and any amounts reflected in the Closing Indebtedness Amount) and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses payable in connection with or anticipation of the consummation of the Transactions to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers; (d) all costs, fees and expenses related to the D&O Tail; (e) fifty percent (50%) of all transfer Taxes, recording fees and other similar Taxes that are imposed on the Company (and after the Reorganization, Newco) in connection with the Transactions and (f) fifty percent (50%) of any filing fees required by Governmental Entities pursuant to Section 7.6.

“Company Warrants” shall mean warrants of the Company that are convertible or exercisable into Company Stock pursuant to warrants by and between the Company and the holders thereof; provided, that following the Reorganization, “Company Warrants” shall mean the equivalent respective equity interests of Newco issued to the holders of Company Warrants pursuant to Section 7.26(a).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated March 26, 2020, by and between Parent and the Company, as amended, supplemented or modified from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Legal Proceeding, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Earnout Period” shall mean the time period beginning on the date immediately following the Closing Date and ending on and including the date of the seven-year anniversary of the Closing Date.

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“Environmental Law” shall mean any and all applicable Law relating to pollution, Hazardous Materials, or the protection of the environment, natural resources, or human health and safety.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company (or after the Reorganization, Newco) or any of its Subsidiaries is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” has the meaning set forth in the Company Disclosure Letter.

“Federal Healthcare Program” shall mean (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (d) TRICARE, (e) CHAMPVA, or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“Financial Derivative/Hedging Arrangement” shall mean any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Fundamental Representations” shall mean: (a) in the case of the Company (and after the Reorganization, Newco), the representations and warranties contained in Section 4.1 (Organization and Qualification); Section 4.3 (Capitalization); Section 4.4 (Due Authorization); and Section 4.16 (Brokers; Third Party Expenses); and (b) in the case of Parent, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.2 (Parent Subsidiaries); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); Section 5.10 (Business Activities).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Group Companies” shall mean the Company, all of the Company’s direct and indirect Subsidiaries, the Affiliated PCs and after the Reorganization, Newco.

“Hazardous Material” shall mean any substance, material or waste that is listed, classified, defined, characterized or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material” or words of similar meaning or effect, including any radioactive materials.

“Healthcare Laws” shall mean, collectively, any and all applicable Laws relating to any of the following: (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a), and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) any Federal Healthcare Program; (c) HIPAA and Other Privacy Laws; (d) state laws regulating the corporate practice of medicine, fee-splitting, or the employment of Healthcare Professionals; and (e) any other applicable Law regulating the healthcare industry.

“Healthcare Permits” shall mean any and all Permits, licenses, authorizations, certificates, certificates of need that are necessary to enable any of the Group Companies or any Healthcare Professionals to continue to conduct their business or otherwise required under any Healthcare Law.

Annex A-76

“Healthcare Professionals” shall mean all employees and all independent contractors of any Group Companies who are required by applicable Healthcare Laws to have a license, certification, or credential, in order to provide healthcare services, as so provided for the operations of the Group Companies.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, Title II Subtitle F, as the same may be amended, modified or supplemented from time to time, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA and Other Privacy Laws” shall mean (a) HIPAA; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), as the same may be amended, modified or supplemented from time to time; (c) any successor statute thereto; and (d) any applicable state and local Laws regulating the privacy and/or security of patient protected health information or personally identifiable health information, in each case as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” shall mean, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) any payment obligations evidenced by any bond, debenture, promissory note, mortgage or other similar instruments; (c) any obligations to pay the deferred purchase price for property or services, including “earnout” payments; (d) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, to the extent drawn; (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above; and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice or Company Transaction Costs.

“Intellectual Property” shall mean all worldwide rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all trademarks, business marks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, computer software (including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media accounts; (e) trade secrets, know-how, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; and (g) all other intellectual property, intellectual property rights, proprietary information and proprietary rights.

Annex A-77

“IP License” shall mean (a) any grant (or covenant not to assert) by any of the Group Companies to another Person of or regarding any right relating to or under the Company Owned IP, and (b) any grant (or covenant not to assert) by another Person to any of the Group Companies of or regarding any right relating to or under any third Person’s Intellectual Property.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company (and after the Reorganization, Newco), the individuals listed on Schedule 1.2 of the Company Disclosure Letter; and (b) with respect to Parent, First Merger Sub or Second Merger Sub, the individuals listed on Schedule 1.2 of the Parent Disclosure Letter.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies pursuant to a valid, written IP License.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Managed Services Agreements” shall mean those certain amended and restated administrative support services agreements and similar arrangements (as amended, modified and supplemented from time to time) (i) between the Company and (a) Tele-Physicians, P.A., (b) Tele-Physicians, P.C. (NJ), (c) Tele-Physicians, P.C. (CA), and (d) Tele-Physicians, P.C. (GA), and (ii) between certain of the Company’s Subsidiaries and (x) JSA Health Texas, PLLC and (y) JSA Health California, PC.

“Medicaid” shall mean, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all Laws, rules and regulations having the force of law and pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 seq.) and any statutes succeeding thereto, and all Laws, rules and regulations having the force of law and pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Merger Consideration” shall mean an amount equal to: (a) the Base Value, minus (b) the positive difference, if any, between (i) the Closing Indebtedness Amount, minus (ii) the Company Cash as of the Closing.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Open Source Software” shall mean any Software that contains, or is derived in whole or in part from, any Software that is generally available in source code form and that is distributed under a license which, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, and (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), including but not limited to Software distributed under such licenses as the GNU General Public License, the GNU Lesser General Public License, the BSD License, the MIT License, the Mozilla Public License, the Apache License, the Common Public License and any other licenses approved as Open Source licenses under the Open Source Definition of the Open Source Initiative (see https://opensource.org/osd and http://opensource.org/licenses/alphabetical).

Annex A-78

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Owned Intellectual Property” shall mean all Intellectual Property that is owned or purported to be owned by, or exclusively licensed to, the Group Companies.

“Parent Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of the Company (or after the Reorganization, Newco) or any of its Subsidiaries) contemplating or otherwise relating to any Parent Acquisition Transaction.

“Parent Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving or relating to a Business Combination.

“Parent Cash” shall mean, as of the date or time of determination: (a) all amounts in the Trust Account (for the avoidance of doubt, prior to giving effect to the Parent Stockholder Redemptions, if any); plus (b) all other Cash and Cash Equivalents of Parent (for the avoidance of doubt, excluding the amounts described in the immediately preceding clause (a)); plus (c) the PIPE Investment Amount (as such amount is finally delivered to Parent at or prior to the Closing by the PIPE Investors).

“Parent Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, liabilities (contingent or otherwise), properties, condition (financial or otherwise) or results of operations of Parent, First Merger Sub and Second Merger Sub, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of Parent, First Merger Sub or Second Merger Sub to consummate the Transactions; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred pursuant to clause (a): (i) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“Parent Minimum Cash” shall mean an amount equal to $250,000,000.

“Parent Transaction Costs” shall mean the following out-of-pocket fees, costs and expenses of Parent incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions that remain unpaid immediately prior to the Closing, including (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses owed by Parent, the Sponsor or their respective Affiliates (to the extent Parent or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers; (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders that will be repaid at Closing; (c) fifty percent (50%) of any filing fees required by Governmental Entities pursuant to Section 7.6; and (d) fifty percent (50%) of all transfer Taxes, recording fees and other similar Taxes that are imposed on the Company (or after the Reorganization, Newco) in connection with the Transactions.

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Common Stock and one-half of one Public Warrant.

“Permit” shall mean any franchise, grant, easement, variance, exception, waiver, accreditation, license, certificate of compliance, authorization, consent, order, permit, approval, or other action of, or any filing, registration or qualification with, any Governmental Entity or any third party.

“Permitted Lien” shall mean: (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings;

Annex A-79

(d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries; (e) Liens securing the Indebtedness of Company (or after the Reorganization, Newco) or any of the Company Subsidiaries; (f) in the case of Intellectual Property, third party non-exclusive license agreements entered into in the ordinary course; (g) Liens incurred in connection with capital lease obligations of Company (or after the Reorganization, Newco) or any of the Company Subsidiaries; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of the assets of the Company (or after the Reorganization, Newco) or any of the Company Subsidiaries, taken as a whole.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, or by the Group Companies in any of its privacy policies, notices, Contracts or other public-facing statements, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (b) any data regarding an individual’s activities online or on a mobile device or other application, whether or not such information is associated with an identifiable individual, and (c) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Privacy Laws” shall mean any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to privacy, data security, and Personal Information, and similar consumer protection laws, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), General Data Protection Regulation (GDPR), Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data and any and all applicable Laws governing breach notification in connection with Personal Information.

“Private Placement Units” shall mean the units purchased by Sponsor pursuant to that certain Placement Unit Purchase Agreement, by and between Parent and Sponsor, dated as of December 12, 2019, each unit consisting of one share of Parent Class A Common Stock and one-half of one warrant to purchase one share of Parent Class A Common Stock.

“Redemption Price” shall have the meaning ascribed to such term in the Parent A&R Charter.

“Released Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Representatives, and each of their respective successors and assigns.

“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.

“Restricted Cash” shall mean restricted cash as determined in accordance with GAAP.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
Annex A-80

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code; (b) databases and compilations in any form, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof; and (d) all related documentation, user manuals, training materials, developer notes, comments and annotations related to any of the foregoing.

“Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act, and other applicable Law relating to bribery or corruption; (b) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo laws; (c) all Laws relating to the import, export, re-export, transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable Law relating to money laundering.

“Sponsor” shall mean HCMC Sponsor LLC, a Delaware limited liability company.

“Sponsor Contingent Closing Shares” shall mean the number of shares of Parent Class B Common Stock, if any, equal to the product of (a) 1,875,000 and (b) the difference between (i) 1, minus (ii) a fraction (not greater than 1 nor less than 0), the numerator of which is an amount equal to (w) Parent Cash as of the Closing, minus (x) the aggregate amount of cash proceeds that will be required to satisfy the Parent Stockholder Redemptions, if any, minus (y) amount of the Parent Transaction Costs, to the extent not paid prior to the Closing, minus (z) $250,000,000, and the denominator of which is $35,000,000.

“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof (or equivalent contractual rights) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, only to the extent such items are in the nature of a tax and are imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Liability Amount” shall mean, with respect to the Group Companies, an amount equal to the estimated amount of accrued but unpaid federal, state, local and foreign Taxes (determined using income tax principles and not GAAP) of the Group Companies with respect to the taxable year (or portion thereof) ending on the Closing Date, and the taxable year of each Group Company immediately preceding the taxable year (or portion thereof) ending on the Closing Date; provided, that such amount shall be determined based on the historic tax filing positions and consistent with past practice of the Group Companies. For purposes of the Tax Liability Amount, (i) except as provided in clause (ii), Taxes for a Straddle Period with respect to the Group Companies shall be apportioned between the pre-Closing tax period and the post-Closing tax period based on the actual operations of such entity, as the case may be, by a closing

Annex A-81

of the books of such entity, as if the Closing Date were the end of a Tax year, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period) and (ii) in the case of any Taxes imposed on a periodic basis (e.g., any real property, personal property or similar ad valorem Taxes) that are payable for a Straddle Period, the portion of such Tax which relates to the pre-Closing tax period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Third Party Payor Programs” shall mean all payment or reimbursement programs relating to healthcare goods and/or services sponsored or maintained by any insurance plan, employer, health maintenance organization, or Governmental Entity (including Federal Healthcare Programs) (collectively “Third Party Payors”), in which any of the Group Companies is enrolled or participates.

“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Parent A&R Charter, the Investor Rights Agreement, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“TRICARE” shall mean, collectively, the program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Department of Defense, and all Laws, rules and regulations having the force of law and pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Triggering Event I” shall mean the date on which the Common Share Price is greater than $12.50 after the Closing Date, but within the Earnout Period; provided, that in the event of a Change of Control pursuant to which Parent or any of its stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $12.50 to each share of Parent Class A Common Stock (as agreed in good faith by Sponsor and the board of directors of Parent), then Triggering Event I shall be deemed to have occurred.

“Triggering Event II” shall mean the date on which the Common Share Price is greater than $15.00 after the Closing Date, but within the Earnout Period; provided, that in the event of a Change of Control pursuant to which Parent or any of its stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $15.00 to each share of Parent Class A Common Stock (as agreed in good faith by Sponsor and the board of directors of Parent), then Triggering Event II shall be deemed to have occurred.

“Triggering Events” shall mean Triggering Event I and Triggering Event II, collectively.

Annex A-82

Annex B

Form of Parent Amended and Restated Charter

FINAL FORM

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HEALTHCARE MERGER CORP.

[•], 2020

Healthcare Merger Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Healthcare Merger Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 19, 2019 (the “Original Certificate”). The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on December 12, 2019 (the “First Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3. This Second Amended and Restated Certificate restates, integrates, and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

4. This Second Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

5. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is SOC Telemed, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Annex B-1

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [•] shares, consisting of (a) [•] shares of Class A common stock (the “Common Stock”), and (b) [•] shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Except as otherwise expressly provided in any Preferred Stock Designation pursuant to the foregoing provisions of this Article IV, Section 4.2, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) The holders of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series of Preferred Stock, as applicable, are entitled exclusively, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Annex B-2

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.5 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate, as it may be further amended from time to time, or the Amended and Restated By-Laws of the Corporation, as they may be further amended from time to time (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2 Number, Election and Term.

(a) The total number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time by resolution adopted by at least a majority of the Whole Board. For purposes of this Second Amended and Restated Certificate, the term “Whole Board” shall mean the total number of directors then in office, whether or not there exist any vacancies in previously authorized directorships.

(b) The Board shall be divided, with respect to the time for which its members severally hold office, into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time the classification becomes effective. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. If the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

Annex B-3

(c) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Section 5.3 Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, newly created directorships resulting from an increase in the number of directors and any vacancies occurring on the Board for any reason shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled solely by the affirmative vote of a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause so long as the Board is classified and only by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article V as one class. For purposes of this Article V, “cause” shall mean, with respect to any director, (x) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (y) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (z) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a two-thirds (2/3) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; provided, further, however, that if two-thirds (2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the By-Laws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Whole Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.

Annex B-4

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

Section 7.3 No Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Second Amended and Restated Certificate inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, investigation, arbitration or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (each, a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or any of its subsidiaries or, while a director or officer of the Corporation or any of its subsidiaries, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay as incurred the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition (including by making payment directly to applicable third parties if requested by the indemnitee); provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate as it may be further amended from time to time, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Annex B-5

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e) To the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by persons or entities other than the Corporation (collectively, the “Other Indemnitors”), (i) the Corporation shall be the indemnitor of first resort (i.e., that its obligations to an indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an indemnitee are secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by an indemnitee and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) to the extent legally permitted and as required by the terms of this Second Amended and Restated Certificate, the By-Laws and the agreements to which the Corporation is a party, without regard to any rights an indemnitee may have against the Other Indemnitors, and (iii) the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by the Other Indemnitors on behalf of an indemnitee with respect to any claim for which an indemnitee has sought indemnification from the Corporation shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of an indemnitee against the Corporation.

ARTICLE IX
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended Restated Certificate (including any Preferred Stock Designation), and subject to Sections 4.1, 4.2 and 4.5 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend, alter or repeal any provision inconsistent with this Article IX, Sections 4.2, 4.3, 4.4 and 4.5 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article X or Article XI (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

Annex B-6

ARTICLE X
SEVERABILITY

If any provision of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Second Amended and Restated Certificate (including without limitation, all portions of any section of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall remain in full force and effect.

ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (a) derivative action or proceeding brought on behalf of the Corporation, (b) action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) action asserting a claim arising under any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the By-Laws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any action as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery of the State of Delaware (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery of the State of Delaware within ten (10) days following such determination), in which case the United States District Court for the District of Delaware or other state courts of the State of Delaware, as applicable, shall, to the fullest extent permitted by law, be the sole and exclusive forum for any such claims. This Article XI shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive or concurrent jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce the foregoing provisions.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Consent. Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

Annex B-7

ARTICLE XII
COMPETITION AND CORPORATE OPPORTUNITIES

Section 12.1 Certain Acknowledgment. In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of any of the Identified Fund Stockholders (as defined below) and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, and (b) the Identified Fund Stockholders and their respective Affiliates may now engage and may continue to engage in any transaction or matter that may be an investment or corporate or business opportunity or offer a prospective economic or competitive advantage in which the Corporation or any of its controlled Affiliates, directly or indirectly, could have an interest or expectancy (a “Competitive Opportunity”) or may otherwise compete with the Corporation or its controlled Affiliates, directly or indirectly, the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of opportunities as they may involve any of the Identified Fund Stockholders and their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 12.2 Competition and Corporate Opportunities; Renouncement. Each of the Identified Fund Stockholders and their Affiliates, and any of their directors, principals, officers, employees and/or other representatives that may serve as directors, officers or agents of the Corporation, and each of their Affiliates (collectively, “Identified Persons” and, individually, an “Identified Person”) shall, to the fullest extent permitted by law, not have any duty to refrain from directly or indirectly (a) engaging in any Competitive Opportunity or (b) otherwise competing with the Corporation or any of its controlled Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any Competitive Opportunity or other corporate or business opportunity that may be a Competitive Opportunity for an Identified Person and the Corporation or any of its controlled Affiliates. In the event that any Identified Person acquires knowledge of a Competitive Opportunity or other corporate or business opportunity that may be a Competitive Opportunity for itself, herself or himself, or for its, her or his Affiliates, and for the Corporation or any of its controlled Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or present such opportunity to the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Competitive Opportunity for itself, herself or himself, or offers or directs such Competitive Opportunity to another Person.

Section 12.3 Allocation of Corporate Opportunities. Notwithstanding anything to the contrary in Section 12.2, the Corporation does not renounce its interest in any Competitive Opportunity offered to any director of the Corporation if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of Section 12.2 of this Article XII shall not apply to any such Competitive Opportunity.

Section 12.4 Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article XII, a business or other opportunity shall not be deemed to be a potential Competitive Opportunity for the Corporation if it is an opportunity that (a) the Corporation (together with its controlled Affiliates) is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

Section 12.5 Certain Definitions. For purposes of this Article XII of this Second Amended and Restated Certificate, the following definitions apply:

(a) “Affiliate” means (i) in respect of any Identified Fund Stockholder, any Person (other than the Corporation and any entity that is controlled by the Corporation) that, directly or indirectly, is controlled by such Identified Fund Stockholder, controls such Identified Fund Stockholder or is under common control with such Identified Fund Stockholder, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, and (ii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Annex B-8

(b) “Identified Fund Stockholder” means each of Warburg Pincus Private Equity XI, L.P., Warburg Pincus Private Equity XI-B, L.P., Warburg Pincus XI Partners, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI-C, L.P. and WP XI Finance, LP (together with its successors).

(c) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 12.6 Notice of this Article. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

IN WITNESS WHEREOF, Healthcare Merger Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

HEALTHCARE MERGER CORP.
By:
Name: [•] Title: [•]

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex B-9

Annex C

2020 Equity Incentive Plan

Annex C-1

Annex D

2020 Employee Stock Purchase Plan

Annex D-1

Annex E

July 29, 2020

Healthcare Merger Corp.
623 Fifth Avenue, 14th Floor
New York, NY 10022

RE: Surrender and Potential Forfeiture of Parent Class B Common Stock

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), to be dated as of the date hereof, by and among Specialists On Call, Inc., a Delaware corporation, Healthcare Merger Corp., a Delaware corporation (“Parent”), Sabre Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent, and Sabre Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent. This letter agreement (this “Letter Agreement”) is being entered into and delivered by Parent and HCMC Sponsor LLC, a Delaware limited liability company (“Sponsor”), in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Sponsor hereby agree as follows:

1.      Sponsor represents and warrants that it holds all of the issued and outstanding shares of Class B common stock, par value $0.0001 per share, of Parent (the “Parent Class B Common Stock”), as of the date of this Letter Agreement. As of the date hereof, there are 6,250,000 shares of Parent Class B Common Stock issued and outstanding.

2.      Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.1 and 8.3 of the Merger Agreement, immediately prior to the Closing, Sponsor shall surrender a number of shares of Parent Class B Common Stock equal to the product of (i) 1,875,000 and (ii) the difference between (A) 1, minus (B) a fraction (not greater than 1 nor less than 0), the numerator of which is an amount equal to (I) (x) all amounts in the Trust Account; plus (y) all other Cash and Cash Equivalents of Parent; plus (z) the PIPE Investment Amount (as such amount is finally delivered to Parent at or prior to the Closing by the PIPE Investors), in each case, as determined as of the Closing, minus (II) the aggregate amount of cash proceeds that will be required to satisfy the Parent Stockholder Redemptions, if any, minus (III) the amount of the Parent Transaction Costs, to the extent not paid prior to the Closing, minus (IV) $250,000,000, and the denominator of which is $35,000,000 (the “Sponsor Contingent Closing Shares”), which Sponsor Contingent Closing Shares will be cancelled by Parent for no consideration.

3.      Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.1 and 8.3 of the Merger Agreement, effective immediately prior to the Closing, Sponsor hereby waives any and all rights Sponsor has or will have under Section 4.3(b)(ii) of Parent’s Amended and Restated Certificate of Incorporation to receive, with respect to each share of Parent Class B Common Stock held by Sponsor, more than one (1) share of Parent Class A Common Stock upon automatic conversion of such shares of Parent Class B Common Stock in accordance with Parent’s Amended and Restated Certificate of Incorporation in connection with the consummation of the Transactions. Without limitation of the foregoing, upon the consummation of the Transactions, Sponsor hereby acknowledges and agrees that pursuant to Section 4.3(b) of Parent’s Amended and Restated Certificate of Incorporation, each share of Parent Class B Common Stock held by Sponsor shall automatically convert into one (1) share of Parent Class A Common Stock.

4.      Upon and subject to the Closing, 1,875,000 shares of Parent Class A Common Stock owned by Sponsor (the “Sponsor Earnout Shares”) shall become subject to potential forfeiture upon the terms set forth in Article III of the Merger Agreement, such that such Sponsor Earnout Shares shall be forfeited if the applicable vesting conditions set forth in Article III of the Merger Agreement are not satisfied prior to the expiration of the Earnout Period. If all or any portion of the Sponsor Earnout Shares vest in accordance with the terms of the Merger Agreement, any restrictive legends that have been placed on the Sponsor Earnout Shares, other than those, if any, required by applicable securities laws, shall be removed (and Parent hereby agrees to immediately cause the removal of such restrictive legends that have been placed on the Sponsor Earnout Shares).

Annex E-1

5.      Holders of the Sponsor Earnout Shares shall be entitled to vote such Sponsor Earnout Shares and receive dividends and other distributions in respect thereof prior to the vesting of such Sponsor Earnout Shares in accordance with the terms herein; provided, that any such dividends and other distributions in respect of the Sponsor Earnout Shares that are subject to vesting pursuant to the terms herein shall be set aside by Parent and shall only be paid to the holder of such Sponsor Earnout Shares upon the vesting thereof.

6.      The parties have previously entered into that certain letter agreement dated December 12, 2019 in connection with the initial public offering of Parent (the “Prior Letter Agreement”). The parties hereto acknowledge and agree that the Prior Letter Agreement shall survive the consummation of the Transactions in accordance with its terms, and Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Prior Letter Agreement.

7.      During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, Sponsor shall not modify or amend any Contract between or among Sponsor or any Affiliate of Sponsor (other than Parent or any of its Subsidiaries), on the one hand, and Parent or any of Parent’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Prior Letter Agreement.

8.      Sponsor hereby acknowledges that it has read the Merger Agreement and this Letter Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Section 7.2 (Parent No Solicitation) and Section 7.8 (Confidentiality; Communications Plan; Access to Information) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions, mutatis mutandis.

9.      During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, at any meeting of the stockholders of Parent, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding Parent Shares entitled to vote thereon to adopt the Merger Agreement, approve the acquisition of all or substantially all of the Company’s (or after the Reorganization, Newco’s) assets or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement is sought, Sponsor shall vote (or cause to be voted) all Parent Shares entitled to vote thereon currently or hereinafter owned by Sponsor in favor of the foregoing.

10.    During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, at any meeting of the stockholders of Parent or at any postponement or adjournment thereof or in any other circumstances upon which Sponsor’s vote, consent or other approval (including by written consent) is sought, Sponsor shall vote (or cause to be voted) all Parent Shares entitled to vote thereon, currently or hereinafter owned by Sponsor against and withhold consent with respect to any merger, purchase of all or substantially all of any Person’s assets or other business combination transaction (other than the Merger Agreement and the transactions contemplated thereby, including the Mergers). Sponsor shall not commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Closing and the termination of the Merger Agreement pursuant to Article IX thereof.

11.    Subject to the terms and conditions of this Letter Agreement, Parent and Sponsor agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

12.    During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, Sponsor agrees not to (a) transfer any Parent Shares or (b) deposit any Parent Shares into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to Parent Shares or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Letter Agreement); provided, that Sponsor may transfer any such Parent Shares to any Affiliate of

Annex E-2

Sponsor if, and only if, the transferee of such Parent Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Sponsor.

13.    During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof, Sponsor agrees that any Parent Shares that Sponsor purchases or otherwise hereinafter acquires or with respect to which Sponsor otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by Sponsor as of the date hereof.

14.    Sponsor hereby represents and warrants to Parent as follows:

(a)     Sponsor has the full power and authority to make, enter into and carry out the terms of this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by Sponsor and constitutes a valid and binding agreement of Sponsor enforceable against it in accordance with its terms, subject to the Remedies Exception.

(b)    As of the date hereof, Sponsor is the owner of 6,250,000 shares of Parent Class B Common Stock, 700,000 shares of Parent Class A Common Stock and 350,000 Private Placement Warrants, free and clear of any and all Liens, other than those (i) created by this Agreement, the Prior Letter Agreement and the Charter Documents of Parent or (ii) arising under applicable securities Laws, and Sponsor does not own any other capital stock or other voting securities, or any rights to purchase or acquire any shares of capital stock or other equity securities of, Parent. Sponsor has and will have until the earlier of the Closing and the termination of the Merger Agreement pursuant to Article IX thereof sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Letter Agreement and power to agree to all of the matters applicable to Sponsor set forth in this Letter Agreement.

(c)     The execution and delivery of this Letter Agreement by Sponsor does not, and the performance by Sponsor of the obligations under this Letter Agreement and the compliance by Sponsor with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to Sponsor, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of Sponsor, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent Shares owned by Sponsor pursuant to any Contract to which Sponsor is a party or by which Sponsor is bound, except, in the case of clause (i), (ii) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Sponsor in connection with the execution and delivery of this Agreement or the consummation by Sponsor of the transactions contemplated hereby.

(e)     As of the date hereof, there is no action pending against, or, to the knowledge of Sponsor, threatened against Sponsor that would reasonably be expected to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Annex E-3

(f)     Except for this Agreement and the Prior Letter Agreement, Sponsor has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Parent Shares or other equity securities of Parent owned by Sponsor, (ii) granted any proxy, consent or power of attorney with respect to any Parent Shares or other equity securities of Parent owned by Sponsor (other than as contemplated by this Agreement) or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(g)    Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.

15.    The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and to enforce the provisions hereof as if it was a party hereto.

16.    This Letter Agreement, together with the Merger Agreement to the extent referenced herein, the Prior Letter Agreement and the other agreements entered into by Sponsor in connection with the initial public offering of Parent constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

17.    No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

18.    This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Letter Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Sections 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability) 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.12 (Amendment) and 11.13 (Extension; Waiver) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement mutatis mutandis.

19.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with (a) notices to Parent being sent to the addresses set forth therein, in each case with all copies as required thereunder and (b) notices to Sponsor being sent to:

HCMC Sponsor LLC
623 Fifth Avenue, 14th Floor
New York, NY 10022
Attention: Charles Ditkoff
Email: ditkoff@mtspartners.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153,
Attention: Michael J. Aiello
Email: michael.aiello@weil.com.

20.    This Letter Agreement shall terminate, and have no further force and effect, if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.

[The remainder of this page left intentionally blank.]

Annex E-4

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,
HCMC SPONSOR LLC
By:	/s/ Charles Ditkoff
Name:	Charles Ditkoff
Title:	Managing Member

Acknowledged and agreed
as of the date of this Letter Agreement:

HEALTHCARE MERGER CORP.
By:	/s/ Dennis Conroy
Name:	Dennis Conroy
Title:	Chief Financial Officer

[Signature Page to Letter Agreement]

Annex E-5

Annex F

EXECUTION VERSION

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of July 29, 2020, by and among Healthcare Merger Corp., a Delaware corporation (“Parent”), and SOC Holdings LLC, a Delaware limited liability company (the “Written Consent Party”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. On July 29, 2020, Parent, Sabre Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“First Merger Sub”), Sabre Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“Second Merger Sub”), and Specialists On Call, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) that, among other things, provides for a business combination transaction pursuant to which, on the terms and subject to the conditions therein: (a) First Merger Sub will merge with and into the Company (or after the Reorganization, Newco) (the “First Merger”), with the Company being the surviving corporation of the First Merger; and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company, in its capacity as the surviving corporation of the First Merger, will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger.

B. The Written Consent Party agrees to enter into this Agreement with respect to all shares of Company Common Stock and Company Series H Preferred Stock (together with the Company Common Stock, the “Company Stock”), that the Written Consent Party now or hereafter owns, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record.

C. The Written Consent Party is the beneficial and/or record owner of, and has the sole right to vote or direct the voting of, such number of shares of Company Stock as set forth on Schedule A attached hereto.

D. As a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, the Written Consent Party has agreed to enter into this Agreement.

E. Each of Parent and the Written Consent Party has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Company Securities” means, collectively, any Company Stock, Company Series I Preferred Stock, Company Series J Preferred Stock, any securities convertible into or exchangeable for any of the foregoing, and any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any party hereto.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time, (b) such date as the Merger Agreement shall be validly terminated in accordance with Section 9.1 thereof and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Reorganization.

Annex F-1

2. Agreement to Retain the Company Securities.

2.1 No Transfer of Company Securities. Until the Expiration Time, the Written Consent Party agrees not to (a) Transfer any Company Securities or (b) deposit any Company Securities into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to Company Securities, except in connection with the Reorganization, or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided, that the Written Consent Party may Transfer any such Company Securities to any Affiliate of the Written Consent Party if, and only if, the transferee of such Company Securities evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Written Consent Party.

2.2 Additional Purchases. Until the Expiration Time, the Written Consent Party agrees that any Company Securities that the Written Consent Party purchases or otherwise hereinafter acquires or with respect to which the Written Consent Party otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by the Written Consent Party as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Company Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve.

3.1 Following the date hereof, Parent intends to file with the SEC a registration statement on Form S-4 or other applicable form in connection with the matters set forth in Section 7.3(b) of the Merger Agreement (the “Registration Statement”). Hereafter until the Expiration Time, the Written Consent Party agrees that, except as otherwise agreed in writing with Parent, within three (3) Business Days of the Registration Statement being declared effective by the SEC, the Written Consent Party shall execute and deliver a written consent constituting the Requisite Company Stockholder Approval, substantially in the form attached as Exhibit E to the Merger Agreement, approving the Merger Agreement, the First Merger and the other Transactions (the “Stockholder Written Consent”). Following such execution and delivery, the Written Consent Party hereby agrees that it will not revoke, withdraw or repudiate the Stockholder Written Consent. The Stockholder Written Consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable. Hereafter until the Expiration Time, and subject to Section 2 hereof, the Written Consent Party shall not enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to the Company Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Company Securities that would in any way restrict, limit or interfere with the performance of the Written Consent Party’s obligations hereunder or the transactions contemplated hereby, including the receipt of Stockholder Written Consent constituting the Requisite Company Stockholder Approval and the consummation of the Transactions.

3.2 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company (or after the Reorganization, Newco), or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Company Stock to adopt the Merger Agreement, approve the sale of all or substantially all of the Company’s (or after the Reorganization, Newco’s) assets or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement is sought, the Written Consent Party shall vote (or cause to be voted) all shares of Company Stock currently or hereinafter owned by the Written Consent Party in favor of the foregoing.

3.3 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company (or after the Reorganization, Newco) or at any postponement or adjournment thereof or in any other circumstances upon which the Written Consent Party’s vote, consent or other approval (including by written consent) is sought, the Written Consent Party shall vote (or cause to be voted) all Company Securities (to the extent such Company Securities are then entitled to vote thereon), currently or hereinafter owned by the Written Consent Party against and withhold consent with respect to any merger, purchase of all or substantially all of the Company’s (or after the Reorganization, Newco’s) assets or other business combination transaction (other than the Merger Agreement and the transactions contemplated thereby, including the Mergers). The Written Consent Party shall not commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

Annex F-2

4. Additional Agreements.

4.1 Litigation. The Written Consent Party agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, First Merger Sub, Second Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

4.2 Waiver of Certain Rights; Terminations. Concurrently with the execution and delivery hereof, the Written Consent Party shall deliver to the Company a letter waiving the application of Section 2 and Section 4 of the Company’s Eleventh Amended and Restated Voting Agreement to the Transactions. Prior to the Closing, the Written Consent Party shall cooperate with Parent and the Company in order for the Company to comply with Section 7.19 of the Merger Agreement.

5. Representations and Warranties of the Written Consent Party. The Written Consent Party hereby represents and warrants to Parent as follows:

5.1 Due Authority. The Written Consent Party has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the Written Consent Party and constitutes a valid and binding agreement of the Written Consent Party enforceable against it in accordance with its terms, subject to the Remedies Exception.

5.2 Ownership of the Company Stock. As of the date hereof, the Written Consent Party is the owner of the shares of Company Stock as set forth on Schedule A, free and clear of any and all Liens, other than those (i) created by this Agreement, the Charter Documents of the Company and the agreements set forth on Schedule 4.3(c) of the Company Disclosure Letter, and (ii) as disclosed on Schedule A. The Written Consent Party has and, except pursuant to a Transfer permitted in accordance with Section 2.1 hereof, will have until the Expiration Time sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to the Written Consent Party set forth in this Agreement, in each case, over all shares of Company Stock currently or hereinafter owned by the Written Consent Party. As of the date hereof, the Written Consent Party does not own any capital stock or other voting securities of the Company other than the shares of Company Stock set forth on Schedule A. As of the date hereof, the Written Consent Party does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company, except as set forth on Schedule A.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Written Consent Party does not, and the performance by the Written Consent Party of the obligations under this Agreement and the compliance by the Written Consent Party with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to the Written Consent Party, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any Charter Documents of the Written Consent Party, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Stock owned by the Written Consent Party pursuant to any Contract to which the Written Consent Party is a party or by which the Written Consent Party is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Written Consent Party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to the Written Consent Party in connection with the execution and delivery of this Agreement or the consummation by the Written Consent Party of the transactions contemplated hereby, other than those set forth as conditions to closing in the Merger Agreement.

Annex F-3

5.4 Absence of Litigation. As of the date hereof, there is no action pending against, or, to the knowledge of the Written Consent Party, threatened against the Written Consent Party that would reasonably be expected to materially impair the ability of the Written Consent Party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

5.5 Absence of Other Voting Agreement. Except for this Agreement and the agreements set forth on Schedule 4.3(c) of the Company Disclosure Letter, the Written Consent Party has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Company Stock or other equity securities of the Company owned by the Written Consent Party, (ii) granted any proxy, consent or power of attorney with respect to any Company Stock or other equity securities of the Company owned by the Written Consent Party (other than as contemplated by this Agreement) or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

5.6 Reliance by Parent. The Written Consent Party understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Written Consent Party’s execution and delivery of this Agreement.

6. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Written Consent Party’s designees serving on the board of directors of the Company (or after the Reorganization, Newco) from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee’s capacity as a director of the Company (or after the Reorganization, Newco). The Written Consent Party is entering into this Agreement solely in its capacity as the owner of the Written Consent Party’s shares of Company Stock.

7. Termination. This Agreement shall terminate and be of no further force or effect at the Expiration Time. Notwithstanding the foregoing sentence, this Section 7 and Section 10 shall survive any termination of this Agreement. Upon termination of this Agreement, neither party hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 7 shall relieve any party hereto of liability for any willful material breach of this Agreement.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent, any direct or indirect ownership or incidence of ownership of or with respect to the Written Consent Party’s shares of Company Stock. All rights, ownership and economic benefits of and relating to the Written Consent Party’s shares of Company Stock shall remain fully vested in and belong to the Written Consent Party, and Parent shall have no authority to direct the Written Consent Party in the voting or disposition of any of the shares of Company Stock except as otherwise provided herein.

9. Exclusivity. Until the Expiration Time, the Written Consent Party agrees to comply with the obligations applicable to Affiliates of the Company pursuant to Section 7.1 of the Merger Agreement (including complying with such provisions as an Affiliate of the Company pursuant to which the Company is obligated to use reasonable best efforts to cause its Affiliates to comply therewith) as if they were parties thereto with respect to Section 7.1 of the Merger Agreement.

10. Miscellaneous.

10.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.2 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time. Notwithstanding the foregoing, this Section 10.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

Annex F-4

10.3 Assignment. No party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party hereto. Subject to the first sentence of this Section 10.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 10.3 shall be void.

10.4 Amendments and Modifications. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

10.5 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to enforce specifically the terms and provisions hereof in the Chosen Courts and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party hereto for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

10.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized courier service guaranteeing overnight delivery, or sent via email to the parties hereto at the following addresses, and such communications, to be valid, must be addressed as follows:

(i)     if to Parent, to:

Healthcare Merger Corp.
623 Fifth Avenue, 14th Floor
New York, NY 10022
Attention: Dennis Conroy
Email: conroy@mtspartners.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello
Email: michael.aiello@weil.com

(ii)    if to the Written Consent Party, to the address for notice set forth on Schedule A hereto,

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention: Peter Lamb; Hari Raman
E-mail: plamb@orrick.com; hraman@orrick.com

unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Annex F-5

10.7 APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE CONSUMMATION THEREOF, AND ANY ACTION, SUIT, DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE CONSUMMATION THEREOF, OR THE VALIDITY, INTERPRETATION, BREACH OR TERMINATION OF THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE CONSUMMATION THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF DELAWARE REGARDLESS OF THE LAW THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

EACH OF PARENT OR THE WRITTEN CONSENT PARTY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE CHOSEN COURTS IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE CONSUMMATION THEREOF, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE FOR SUCH PERSONS AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION WHICH THEY MIGHT OTHERWISE HAVE TO SUCH MANNER OF SERVICE OF PROCESS. EACH OF PARENT OR THE WRITTEN CONSENT PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (A) SUCH PERSON IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE CHOSEN COURTS FOR ANY REASON, (B) SUCH LEGAL PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS, (C) SUCH PERSON’S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, (D) SUCH LEGAL PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (E) THE VENUE OF SUCH LEGAL PROCEEDING IS IMPROPER. EACH OF PARENT OR THE WRITTEN CONSENT PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY AGREES NOT TO COMMENCE OR PROSECUTE ANY SUCH ACTION, CLAIM, CAUSE OF ACTION OR SUIT OTHER THAN BEFORE THE CHOSEN COURTS, NOR TO MAKE ANY MOTION OR TAKE ANY OTHER ACTION SEEKING OR INTENDING TO CAUSE THE TRANSFER OR REMOVAL OF ANY SUCH ACTION, CLAIM, CAUSE OF ACTION OR SUIT TO ANY COURT OTHER THAN THE CHOSEN COURTS, WHETHER ON THE GROUNDS OF INCONVENIENT FORUM OR OTHERWISE. EACH OF PARENT OR THE WRITTEN CONSENT PARTY HEREBY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN ANY MANNER PERMITTED BY DELAWARE LAW, AND FURTHER CONSENTS TO SERVICE OF PROCESS BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE GUARANTEEING OVERNIGHT DELIVERY, OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 10.6. NOTWITHSTANDING THE FOREGOING IN THIS SECTION 10.7, EACH OF PARENT OR THE WRITTEN CONSENT PARTY MAY COMMENCE ANY ACTION, CLAIM, CAUSE OF ACTION OR SUIT IN A COURT OTHER THAN THE CHOSEN COURTS SOLELY FOR THE PURPOSE OF ENFORCING AN ORDER OR JUDGMENT ISSUED BY THE CHOSEN COURTS.

10.8 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF PARENT OR THE WRITTEN CONSENT PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NEITHER PARENT NOR THE WRITTEN CONSENT PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NEITHER PARENT OR THE WRITTEN CONSENT PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Annex F-6

10.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any other Person other than the parties hereto any rights or remedies.

10.10 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.11 Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.12 Legal Representation. Each of the parties hereto agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document.

10.13 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

10.14 Waiver. No failure or delay on the part of either party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Remainder of Page Intentionally Left Blank]

Annex F-7

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

HEALTHCARE MERGER CORP.
By:	/s/ Dennis Conroy
Name:	Dennis Conroy
Title:	Chief Financial Officer

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

Annex F-8

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

WRITTEN CONSENT PARTY:
SOC HOLDINGS LLC
By:	/s/ Amr Kronfol
Name:	Amr Kronfol
Title:	President

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

Annex F-9

Schedule A

Written Consent Party	Address for Notice	Shares of Company Common Stock	Shares of Company Series H Preferred Stock	Company Warrants
SOC Holdings LLC	SOC Holdings LLC 450 Lexington Avenue New York, NY 10019	61,812,810	16,169,860	2,916,530

Annex F-10

Annex G

FINAL FORM

Subscription Agreement

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of July 29, 2020, by and between Healthcare Merger Corp., a Delaware corporation (the “Company”), and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company and the other parties named therein are entering into that certain Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, inter alia, the Company will enter into a business combination transaction with Specialists on Call, Inc., a Delaware corporation (“Sabre”), on the terms and subject to the conditions set forth therein (the “Transaction”); and

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company a number of shares of the Company’s Class A common stock, par value $0.0001 per share, set forth on the signature page hereto (the “Shares”), for a purchase price of $10.00 per Share, and the Company desires to issue and sell to Subscriber the Shares in consideration of the payment of the aggregate applicable purchase price set forth on Subscriber’s signature page hereto (the “Applicable Purchase Price”) by or on behalf of Subscriber to the Company prior to the Closing (as defined below) in accordance with Section 3.1 herein, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber (subject to the prior payment by Subscriber of the Applicable Purchase Price in accordance with the terms herein), the Shares (such subscription and issuance, the “Subscription”).

2. Representations, Warranties and Agreements.

2.1 Subscriber’s Representations, Warranties and Agreements. To induce the Company to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Company and acknowledges and agrees with the Company as follows:

2.1.1 If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2 If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. This Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3 The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or, if Subscriber is not an individual, any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or, if Subscriber is not an individual, any of its subsidiaries is

Annex G-1

a party or by which Subscriber or, if Subscriber is not an individual, any of its subsidiaries is bound or to which any of the property or assets of Subscriber or, if Subscriber is not an individual, any of its subsidiaries is subject, which would reasonably be expected to materially affect the ability or legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or, if Subscriber is not an individual, any of its subsidiaries or any of their respective properties that would reasonably be expected to materially affect the ability or legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

2.1.4 Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Subscriber is not an entity formed for the specific purpose of acquiring the Shares.

2.1.5 Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry notations representing the Shares shall contain a legend to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

2.1.6 Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Company. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Company, Sabre or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement.

2.1.7 As of the date of this Subscription Agreement, Subscriber represents and warrants that its acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law, to the extent such laws are applicable to Subscriber.

2.1.8 In making its decision to purchase the Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Company and the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

Annex G-2

2.1.9 Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Company or Credit Suisse Securities (USA) LLC (the “Placement Agent”). Subscriber and/or its investment manager or adviser has a pre-existing substantive relationship with the Company or the Placement Agent, and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or the Placement Agent. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Subscriber acknowledges that (i) it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person or entity (including, without limitation, the Placement Agent or Sabre), except for the representations and warranties of the Company expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Company, (ii) the Placement Agent and each of its directors, officers, employees, representatives, and controlling persons have made no independent investigation with respect to the Company, the Shares, or the accuracy, completeness, or adequacy of any information supplied to Subscriber by the Company, and (iii) neither the Placement Agent nor any of its affiliates have prepared any disclosure or offering document in connection with the offer and sale of the Shares.

2.1.10 Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that the Placement Agent has not acted as Subscriber’s financial advisor or fiduciary in connection with the issuance and purchase of the Shares.

2.1.11 Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.12 Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

2.1.13 Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned or controlled by, or acting on behalf of, a person that is named on the OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to use reasonable best efforts to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.

Annex G-3

2.1.14 If Subscriber is, or is acting (directly or indirectly) on behalf of, an employee benefit plan that is subject to Title I of ERISA, a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that (i) none of the Company, Sabre nor any of their respective employees, representatives or affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares; (ii) the Subscription complies with the terms of the Plan’s governing instruments and all applicable requirements of ERISA, the Code and all applicable Similar Laws; and (iii) to the extent applicable, the decision to invest in the Shares has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3 21(c), as amended from time to time (the “Fiduciary Rule”) who is (A) independent of the Transaction Parties; (B) capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (C) a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to Subscriber’s investment in the Shares and is responsible for exercising independent judgment in evaluating the investment in the Shares; and (D) aware of and acknowledges that (I) none of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with Subscriber’s investment in the Shares, and (II) the Transaction Parties have a financial interest in Subscriber’s investment in the Shares on account of the fees and other remuneration they expect to receive in connection with the Subscription and the Transaction.

2.1.15 Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) with respect to the beneficial ownership of the Company’s Class A common stock at any time or from time to time, Subscriber is not a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision) holding or acquiring more than five percent (5%) of the Company’s outstanding Class A common stock, including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act); provided that Subscriber makes no representation with respect to whether Subscriber, together solely with its affiliates, would constitute a “group” for the purposes of this Section 2.1.15.

2.1.16 At the time of funding the Applicable Purchase Price prior to the Closing, Subscriber will have sufficient funds to pay the Applicable Purchase Price pursuant to Section 3.1.

2.1.17 To the extent Subscriber is one of the covered persons identified in Rule 506(d)(1), Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i-viii) of the Securities Act (a “Disqualification Event”) is applicable to Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Subscriber hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to Subscriber or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 2.1.18, “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of Subscriber’s securities for purposes of Rule 506(d) of the Securities Act.

2.1.18 Subscriber agrees that, from the date of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Company prior to the Closing. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers.

Annex G-4

2.2 Company’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares, the Company hereby represents and warrants to Subscriber and agrees with Subscriber as follows:

2.2.1 The Company has been duly incorporated and is validly existing as a corporation in good standing under the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2 When issued and delivered to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Company’s transfer agent, the Shares will be duly authorized, validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s amended and restated certificate of incorporation or under the DGCL.

2.2.3 This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.2.4 The execution, delivery and performance of this Subscription Agreement (including compliance by the Company with all of the provisions hereof), issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement.

2.2.5 Neither the Company, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

2.2.6 Neither the Company nor any person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D of the Securities Act) in connection with the offer or sale of any of the Shares.

2.2.7 Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to Subscriber in the manner contemplated by this Subscription Agreement.

2.2.8 The Company has provided Subscriber an opportunity to ask questions regarding the Company and made available to Subscriber all the information reasonably available to the Company that Subscriber has requested for deciding whether to acquire the Shares.

2.2.9 No Disqualification Event is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 of the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1) of the Securities Act.

Annex G-5

2.2.10 The Shares shall contain a legend to the effect that they may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act.

2.2.11 As of the date hereof, there are no pending or, to the knowledge of the Company, threatened, actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Subscription Agreement. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Company which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Subscription Agreement.

2.2.12 Concurrently with the execution and delivery of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements”) with certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (the “Other Subscribers”), pursuant to which such Other Subscribers are agreeing to subscribe for and purchase from the Company, and pursuant to which the Company is agreeing to issue and sell to such Other Subscribers, on the Closing Date, shares of the Company’s Class A common stock for a purchase price of $10.00 per share. No Other Subscription Agreement or any other agreement obligates the Company to issue and sell shares of the Company’s Class A common stock or other equity securities or securities convertible into or exercisable for the Company’s Class A common stock or other equity securities for a purchase price of less than $10.00 per share or with conditions to the obligations of such counterparty that are otherwise materially more favorable to such counterparty than the applicable conditions of this Subscription Agreement are to Subscriber. In the event that, following the date hereof, the Company enters into additional subscription agreements to issue and sell shares of the Company’s Class A common stock or other equity securities or securities convertible into or exercisable for the Company’s Class A common stock or other equity securities on or prior to the Closing Date, the purchase price for such shares shall not be lower than $10.00 per share, and the conditions to the obligations of the counterparty to purchase such shares shall not be materially more favorable to such counterparty than the applicable conditions of this Subscription Agreement are to Subscriber, in each case without the Company giving the benefit of such changes to Subscriber hereunder.

3. Settlement Date and Delivery.

3.1 Closing. The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transaction. Not less than three (3) Business Days prior to the anticipated closing date of the Transaction (the “Closing Date”), the Company shall provide written notice to Subscriber (the “Funding Notice”) of the anticipated Closing Date, the Applicable Purchase Price for the Shares and instructions for wiring the Applicable Purchase Price for the Shares. For the purposes hereof, “Business Day” means a day, other than Saturday, Sunday or such other day on which commercial banks in New York, New York are authorized or required by applicable laws to close. No later than 5:00 PM EST on the date that is two (2) Business Days prior to the anticipated Closing Date (and, in any event, no more than one (1) Business Day following the Company’s provision of the Funding Notice pursuant to this Section 3.1), Subscriber shall deliver to the Company the Applicable Purchase Price for the Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Funding Notice, such funds to be held by the Company in escrow until the Closing. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Company shall deliver to Subscriber the Shares in book-entry form, in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. In the event the closing of the Business Combination does not occur on the Closing Date, the Company shall promptly (but not later than two (2) Business Days thereafter) return the Applicable Purchase Price to Subscriber.

3.2 Conditions to Closing of the Company. The Company’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver, on or prior to the Closing Date, of the following conditions:

3.2.1 Representations and Warranties Correct; Agreements Performed. The representations and warranties made by Subscriber in Section 2.1 shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which

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representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to the consummation of the Transaction. All obligations, covenants and agreements of Subscriber required to be performed by them at or prior to the Closing Date shall have been performed in all material respects.

3.2.2 Closing of the Transaction. All conditions precedent to the Company’s obligations to consummate, or cause to be consummated, the Transaction set forth in the Business Combination Agreement shall have been satisfied or waived (other than those conditions that may only be satisfied at the consummation of the Transaction, but subject to satisfaction or waiver of such conditions as of the consummation of the Transaction).

3.2.3 Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation or determination, in each case, entered by or with any governmental authority, statute, rule or regulation preventing or prohibiting the consummation of the Transaction or the Subscription.

3.3 Conditions to Closing of Subscriber. Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver, on or prior to the Closing Date, of each of the following conditions:

3.3.1 Representations and Warranties Correct; Agreements Performed. The representations and warranties made by the Company in Section 2.2 shall be true and correct in all material respects when made (other than the representations and warranties in Section 2.2.12 and the representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than the representations and warranties in Section 2.2.12 and the representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transaction. All obligations, covenants and agreements of the Company required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

3.3.2 Closing of the Transaction. All conditions precedent to the consummation of the Transaction set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the Transaction, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transaction).

3.3.3 Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination, in each case, entered by or with any governmental authority, statute, rule or regulation preventing or prohibiting the consummation of the Transaction or the Subscription.

3.3.4 Modifications; Waivers. No amendment, modification or waiver of the Business Combination Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber or the Company would reasonably expect to receive under this Subscription Agreement; provided, that the foregoing condition shall not apply with respect to any amendment, modification or waiver of Section 8.2(h) of the Business Combination Agreement (or the effects thereof).

3.3.5 Material Adverse Effect. No Company Material Adverse Effect or Parent Material Adverse Effect (each as defined in the Business Combination Agreement) shall have occurred between the date hereof and the Closing Date and be continuing.

3.3.6 Nasdaq Listing. The shares of the Company’s Class A common stock to be issued in connection with the closing of the Transaction shall be conditionally approved for listing upon such closing on the Nasdaq Stock Markets subject to any requirement to have a sufficient number of round lot holders of the Company’s Class A common stock.

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4. Registration Statement.

4.1 The Company agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Date”), the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Closing and (ii) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by the Company to effect the registration of the Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled, in accordance with Section 4.3, to postpone and suspend the effectiveness or use of the Registration Statement. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Section 4.

4.2 In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Company shall:

4.2.1 except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Shares, (ii) the date all Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two (2) years from the Effectiveness Date of the Registration Statement;

4.2.2 advise Subscriber within five (5) Business Days:

(a) when a Registration Statement or any post-effective amendment thereto has become effective;

(b) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(c) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) constitutes material, nonpublic information regarding the Company;

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4.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.4 upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

4.2.5 use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Company’s Class A common stock is then listed.

4.3 Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement or (iii) February 5, 2021; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement.

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6. Miscellaneous.

6.1 Further Assurances; Reliance; Additional Information.

6.1.1 Each of Subscriber and the Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described herein.

6.1.2 Subscriber acknowledges that the Company, Sabre and others (including the Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and Sabre if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. Each of Subscriber, the Company, Sabre and the Placement Agent is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3 The Company may request from Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information as may be reasonably requested, in each case to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber.

6.2 Expenses. Each of the parties hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

6.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Company, to:

Healthcare Merger Corp.
623 Fifth Avenue, 14th Floor
New York, NY 10022
Attention: Dennis Conroy
Telephone: (646) 975-6581
Email: conroy@mtspartners.com

with a required copy (which copy shall not constitute notice) to:

Weil, Gotshal& Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello
Email: michael.aiello@weil.com

and

Specialists on Call, Inc.
1768 Business Center Dr. Ste 100
Reston, VA 20190
Attention: Paul Ricci, Chief Executive Officer
Email: pricci@soctelemed.com

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with a required copy (which copy shall not constitute notice) to:

Orrick, Herrington& Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention: Peter Lamb; Hari Raman
Email: plamb@orrick.com; hraman@orrick.com

6.4 Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

6.5 Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought.

6.6 Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to Subscriber hereunder (other than the Shares, if any, acquired hereunder) may be transferred or assigned without the written consent of the Company, and then only in accordance with this Subscription Agreement.

6.7 Benefit. This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as otherwise provided herein, this Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

6.8 Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

6.9 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, that if the Court of Chancery of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in, and each of the parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware; provided, further, that if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the Delaware state courts, such legal proceeding shall be heard in, and each of the parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereto hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum, or (v) the venue of such legal proceeding is improper. Each party hereto hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.3, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.9, a party hereto may commence any

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action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTION, AND THE CONSUMMATION THEREOF. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.10 Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.11 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.12 Specific Performance. The parties hereto agree that each of the parties would suffer irreparable damage if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms, or this Subscription Agreement was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that each of the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.9, this being in addition to any other remedy to which any party hereto is entitled at law, in equity, in contract, in tort or otherwise, including money damages. The right to specific enforcement shall include the right of the Company to cause Subscriber to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.12 is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. The parties acknowledge and agree that this Section 6.12 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

6.13 Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereto as set forth herein shall survive the consummation of the Transaction and remain in full force and effect.

6.14 No Broker or Finder. Except with respect to the Placement Agent (which has been engaged by the Company in connection with this Subscription), each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the other party hereto. Each of the parties hereto agrees to indemnify and save the other party hereto harmless from any claim or demand

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for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

6.15 Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.16 Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.17 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

6.18 Mutual Drafting. This Subscription Agreement is the joint product of Subscriber and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

7. Consent to Disclosure. The Company shall not publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber in any press release or in any filing with the Securities and Exchange Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Securities and Exchange Commission or regulatory agency or under regulations of the Nasdaq Stock Markets, in which case the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

8. Trust Account Waiver. Reference is made to the final prospectus of the Company, dated as of December 12, 2019 and filed with the SEC (File Nos. 333-235253 and 333-235484) on December 16, 2019 (the “Prospectus”). Subscriber represents and warrants that it has read the Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (including overallotment shares acquired by the Company’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by amendment to the Company’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes, or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Subscriber hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither Subscriber nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions

Annex G-13

therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any proposed or actual business relationship between the Company or its representatives, on the one hand, and Subscriber or its representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”); provided, that the Released Claims shall not include claims made solely in Subscriber’s (or one of its affiliate’s) capacity as a Public Stockholder prior to the Closing. Subscriber on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Subscriber or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company or its representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with the Company or its affiliates). Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter into this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its affiliates under applicable law. To the extent Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Company or its representatives, Subscriber hereby acknowledges and agrees that Subscriber’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

[Signature Page Follows]

Annex G-14

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Healthcare MERGER CORP.
By:
Name:
Title:

Accepted and agreed this _____ day of _____, 2020.

[Signature Page to Subscription Agreement]

Annex G-15

SUBSCRIBER:
Signature of Subscriber:	Signature of Joint Subscriber, if applicable:
By:	By:
Name:	Name:
Title:	Title:
Date: ______________ ___, 2020
Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN: _______________________________	Joint Subscriber’s EIN: __________________
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.: _____________________________	Telephone No.: _____________________
Facsimile No.: _____________________________	Facsimile No.: ______________________
Shares issued in the Subscription:
__________________________________

Applicable Purchase Price: $________________.

You must pay the Applicable Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Company in the Funding Notice.

[Signature Page to Subscription Agreement]

Annex G-16

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.     QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.      ☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.      ☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.      ACCREDITED INVESTOR STATUS (Please check all applicable subparagraphs):

1.      ☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.      ☐ We are not a natural person.

*** AND ***

C.     AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:

☐is:

☐is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Annex G-17

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Company reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

Initials

_________

☐ Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

_________	☐ Any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended;
_________	☐ Any insurance company as defined in Section 2(a)(13) of the Securities Act;
_________

☐ Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of the Investment Company Act;

_________	☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;
_________

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

_________

☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

_________	☐ Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended;
_________

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;

_________	☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
_________

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

Annex G-18

Initials

_________

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

_________

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act; or

_________	☐ Any entity in which all of the equity owners are “accredited investors.”

Annex G-19

Annex H

Form of Amended and Restated Registration Rights Agreement

FINAL FORM

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2020, is made and entered into by and among SOC Telemed, Inc. (f/k/a Healthcare Merger Corp.), a Delaware corporation (the “Company”), HCMC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed as Existing Holders on the signature pages hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, an “Existing Holder” and collectively the “Existing Holders”) and the undersigned parties listed as New Holders on the signature pages hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on December 12, 2019, the Company and the Sponsor entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Sponsor granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 29, 2020, by and among the Company, Sabre Merger Sub I, Inc., a Delaware corporation, Sabre Merger Sub II, LLC, a Delaware limited liability company, and Specialists On Call, Inc., a Delaware corporation;

WHEREAS, upon the closing of the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, the Existing Holders and New Holders will hold shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), in each case, in such amounts and subject to such terms and conditions as set forth in the Merger Agreement;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and Sponsor desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any

Annex H-1

preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” shall mean, with respect to any person or entity, any other person or entity who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such person or entity, and “control,” when used with respect to any specified person or entity, shall mean the power to direct or cause the direction of the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) not involving a “road show” and without other substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall mean Class B common stock, par value $0.0001 per share, of the Company.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Founder Lock-Up Period” shall mean, with respect to the Founder Shares held by the Existing Holders or its Permitted Transferees, the period ending on the earlier of (A) one (1) year after the date hereof or (B) the first date the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the date hereof or (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

“Founder Shares” shall mean all shares of Class B Common Stock that are issued and outstanding as of the date hereof and all shares of Class A Common Stock issued upon conversion thereof.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Insider Letter” shall mean that certain letter agreement, dated as of December 12, 2019, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

Annex H-2

“Lock-Up Period” shall mean the Founder Lock-Up Period and the Private Placement Lock-Up Period, as applicable.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean (a) with respect to an Existing Holder and its respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Lock-Up Period or the Private Placement Lock-Up Period, as the case may be, under the Insider Letter, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter, and (b) with respect to a New Holder and its respective Permitted Transferees, to any of such New Holder’s Affiliates or to any fund or investment account managed by such New Holder or the same management company that manages such New Holder, provided that such transferee to which a transfer is being made pursuant to clause (a) or (b) above, if not a Holder, enters into a written agreement with the Company agreeing to be bound by the restrictions herein.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Lock-Up Period” shall mean, with respect to Private Placement Units that are held by the initial purchasers of such Private Placement Units or their Permitted Transferees, and any of the securities underlying the Private Placement Units, including the Private Placement Shares, the Private Placement Warrants and the Class A Common Stock issued or issuable upon the exercise of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Units or their Permitted Transferees, the period ending thirty (30) days after the date hereof.

“Private Placement Shares” shall mean the shares of Class A Common Stock comprising the Private Placement Units.

“Private Placement Units” shall mean the units purchased by the Sponsor pursuant to that certain Placement Unit Purchase Agreement, by and between the Company and the Sponsor, dated as of December 12, 2019, each unit consisting of one share of Class A Common Stock and one-half of one warrant to purchase one share of Class A Common Stock.

“Private Placement Warrants” shall mean the warrants comprising the Private Placement Units.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Class A Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Private Placement Units (including the Private Placement Shares, the Private Placement Warrants and the Class A Common Stock issued or issuable upon the exercise of the Private Placement Warrants), (c) any issued and outstanding share of Class A Common Stock or any other equity security (including the shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement, (d) any equity securities (including the shares of Class A Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any Working Capital Units, (e) any outstanding shares of Class A Common Stock or any other equity security of the Company held by a New Holder (i) as of the date of this Agreement (including the shares of Class A Common Stock issued or issuable upon the exercise of any such other equity security) or (ii) that are otherwise issued in connection with the transactions contemplated by the Merger Agreement and (f) any other equity security of the Company issued or issuable with respect to any such share of Class A Common Stock described in the foregoing clauses (a) through (e) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall

Annex H-3

cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”) (but with no volume or other restrictions or limitations); provided, further, that any security that ceases to be a Registrable Security pursuant to clause (D) above shall again be treated as a Registrable Security if at any point such security may no longer be sold without registration pursuant to Rule 144 without any volume or other restrictions or limitations.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration not to exceed $25,000 per Demand Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities required to be filed pursuant to Article II of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Shares” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall have the meaning given in the definition of “Registrable Securities.”

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Annex H-4

“Working Capital Units” shall mean the units, if any, that are converted from loans made to the Company of up to $1,500,000 by the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors from time to time, each unit consisting of one share of Class A Common Stock and one-half of one warrant to purchase one share of Class A Common Stock.

Article II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as soon as practicable, but in any event within thirty (30) days after the consummation of the transactions contemplated by the Merger Agreement, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) days following the filing deadline (or ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) ten (10) business days after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within five (5) business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf. If the Company files a Form S-1 Shelf and thereafter the Company becomes eligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-3 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-1 Shelf and have the Form S-3 Shelf declared effective as promptly as practicable and to cause such Form S-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade if the Company files a Form S-3 Shelf and is eligible to use Form S-3 for secondary sales (a “Shelf Underwritten Offering”), provided, that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $15,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering

Annex H-5

and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to a Block Trade requested pursuant to Section 2.5 or any Registrable Securities distributed by the Sponsor to its members following the expiration of the Founder Lock-Up Period or the Private Placement Lock-Up Period, as applicable, within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company.

2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth (5th) business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering Registrable Securities, following the expiration of the applicable Lock-Up Period, (a) the Existing Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders or (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than sixty (60) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (x) an aggregate of three (3) Registrations pursuant to a Demand Registration by the Existing Holders under this subsection 2.2.1 with respect to any or all Registrable Securities held by such Existing Holders and (y) an aggregate of three (3) Registrations pursuant to a Demand Registration by the New Holders under this subsection 2.2.1 with respect to any or all Registrable Securities held by such New Holders. Notwithstanding the foregoing, (i) the Company shall not be required to give effect to a Demand Registration from a Demanding Holder if the Company has registered Registrable Securities pursuant to a Demand Registration from such Demanding Holder in the preceding one hundred and eighty (180) days, or (ii) the Company’s obligations with respect to any Demand Registration shall be deemed satisfied so long as the Registration Statement filed pursuant to subsection 2.1.1 includes all of such Demanding Holder’s Registrable Securities and is effective.

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2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Class A Common Stock or other equity securities that the Company desires to sell and the Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (in each case pro rata based on the respective number of Registrable Securities that such Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that such Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Class A Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1, shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter

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or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to subsection 2.1.1 or 2.1.2 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Class A Common Stock that the Company desires to sell, taken together with (i) the Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

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(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of an Underwriter or Underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.

2.5 Block Trades.

2.5.1 Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, at any time and from time to time when an effective Form S-3 Shelf is on file with the Commission, if one or more Demanding Holders desire to effect a Block Trade with a total offering price reasonably expected to exceed, in the aggregate, either (x) $15,000,000 or (y) all remaining Registrable Securities held by such Demanding Holder(s), but in no event less than $10,000,000, then such Demanding Holder(s) shall provide written notice to the Company at least five (5)

Annex H-9

business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its commercially reasonable efforts to facilitate such Block Trade. The Demanding Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.5.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to withdraw from such Block Trade upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this subsection 2.5.2.

2.5.3 Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.5.4 The Demanding Holder(s) in a Block Trade shall have the right to select the Underwriter(s) for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.5.5 A Holder in the aggregate may demand no more than four (4) Block Trades pursuant to this Section 2.5 in any twelve (12) month period.

Article III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by a majority-in-interest of the Holders of Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriter(s) and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other

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acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain and deliver to the Holders a copy of an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

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3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first (1st) day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements (subject to subsection 3.6.3 hereof), underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) consecutive days or one hundred-twenty (120) total days in any twelve (12)-month period, determined in good faith by the Company to be necessary for such purpose; provided, however, that the Company shall not defer its obligations in this manner more than three times in any twelve (12)-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions.

3.6 Transfer Restrictions.

3.6.1 Except with respect to a Transfer to a Permitted Transferee, during the applicable Lock-Up Periods, no Existing Holder shall, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute (“Transfer”) any (i) shares of Class A Common Stock or any other shares of the Company’s capital stock, (ii) options or warrants to purchase any shares of Class A Common Stock or

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any other shares of the Company’s capital stock or (iii) securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Class A Common Stock or any other shares of the Company’s capital stock, in each case, whether now owned or hereinafter acquired, that are owned directly by such Existing Holder (including securities held as a custodian) or with respect to which such Existing Holder has beneficial ownership within the rules and regulations of the SEC (collectively, the “Restricted Shares”), or publicly disclose the intention to make any offer, sale, pledge, grant, disposition or transfer of the Restricted Shares. The foregoing restriction is expressly agreed to preclude each Existing Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Shares even if such Restricted Shares would be disposed of by someone other than such Existing Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Shares of the applicable Existing Holder or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Shares.

3.6.2 Each Existing Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.6.2 for the duration of the applicable Lock-Up Period, will have good and marketable title to its Restricted Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder to comply with the foregoing restrictions. Each Existing Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of any Restricted Shares during the applicable Lock-Up Period, except in compliance with the foregoing restrictions.

3.6.3 In connection with any Underwritten Offering (other than a Block Trade), the Company and each Holder proposing to distribute their Registrable Securities through such Underwritten Offering will agree (with respect to the Registrable Securities held by such Holder) to be bound by the underwriting agreement’s lock-up restrictions (which must apply in like manner to all such Holders) that are agreed to by (a) the Company, if a majority of the shares being sold in such Underwritten Offering are being sold for its account, and (b) Holders holding a majority of the shares being sold by all Holders, if a majority of the shares being sold in such Underwritten Offering are being sold by the Holders, provided that, in no event shall any lock-up restriction in accordance with this subsection 3.6.3 exceed a period of forty-five (45) days from the date of the final Prospectus for any such Underwritten Offering, except with respect to the first Underwritten Offering following the closing of the transactions contemplated by the Merger Agreement, if the managing Underwriter or Underwriters, in good faith, advise the Company in writing that a lock-up restriction of a period of forty-five (45) or fewer days would have a material adverse impact on such Underwritten Offering, then such lock-up restrictions shall be for the number of days such managing Underwriter or Underwriters so advise, not to exceed a period of ninety (90) days from the date of the final Prospectus for any such Underwritten Offering.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained

Annex H-13

in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities in such offering giving rise to such liability. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by the such indemnifying party or indemnified party; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder from the sale of Registrable Securities in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Annex H-14

Article V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail (provided no “bounce back” or notice of non-delivery is received) or facsimile, at such time as it is delivered to the addressee (except in the case of electronic mail, with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 623 Fifth Avenue, 14th Floor, New York, NY 10022, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 Subject to Section 5.2.3, this Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Shares, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part.

5.2.2 Prior to the expiration of the Founder Lock-Up Period or the Private Placement Lock-Up Period, as the case may be, no Existing Holder who is subject to any such Lock-Up Period may assign or delegate such Existing Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable Lock-Up Period, except in connection with a transfer of Registrable Securities by such Existing Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions

Annex H-15

may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, respectively, in a manner that is materially adversely different from the Existing Holders or New Holders, as applicable, shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or New Holders, as applicable, at the time in question; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that notwithstanding the foregoing, no amendment hereto or waiver hereof that has the effect of extending the Lock-Up Period applicable to any particular Holder shall be enforceable against, or effective with respect to, such Holder without such Holder’s written consent. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that, other than pursuant to (a) that certain Warrant Agreement, dated as of December 12, 2019, by and between Continental Stock Transfer & Trust Company and the Company and (b) those certain Subscription Agreements, dated as of July 29, 2020, by and between the Company and certain persons that have become stockholders of the Company as of the date hereof in connection with the issuance of shares of Class A Common Stock on the terms set forth therein, no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. The Company agrees that it will not, after the date of this Agreement, enter into any agreement which materially and adversely interferes with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof, including allowing any other holder of Class A Common Stock to have registration rights in the nature or substantially in the nature of those set forth in this Agreement that would have priority over or pari passu with the Registrable Securities with respect to the inclusion of such securities in any Registration Statement.

5.7 Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement, (b) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (c) with respect to a particular Holder, the date as of which all Registrable Securities held by such Holder have been sold (x) pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (y) under Rule 144 or another exemption from registration under the Securities Act; provided that, for purposes of this Section 5.7, securities constituting Registrable Securities shall be determined without regard and without giving effect to clause (D) contained in the definition of Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Page Follows]

Annex H-16

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
SOC TELEMED, INC.,
a Delaware corporation
By:
Name:
Title
EXISTING HOLDER:
HCMC SPONSOR LLC,
a Delaware limited liability company
By:
Name:
Title
NEW HOLDER:
SOC HOLDINGS LLC,
a Delaware limited liability company
By:
Name:
Title

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex H-17

Annex I

Form of Investor Rights Agreement

FINAL FORM

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2020 (the “Effective Time”), by and among SOC Telemed, Inc. (f/k/a Healthcare Merger Corp.), a Delaware corporation (the “Company”), and SOC Holdings LLC, a Delaware limited liability company (the “Stockholder”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Company and certain of its affiliates have consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of July 28, 2020, by and among the Company, Sabre Merger Sub I, Inc., a Delaware corporation, Sabre Merger Sub II, LLC, a Delaware limited liability company, and Specialists On Call, Inc., a Delaware corporation (“Sabre”);

WHEREAS, in its capacity as the holder of a majority of the outstanding equity interests of Sabre prior to the consummation of the Transactions, the Stockholder desires that, after giving effect to the Transactions, it will have representation on the board of directors of the Company (the “Board”) so as to continue to create value for its direct and indirect equityholders and for the other direct and indirect equityholders of the Company; and

WHEREAS, in furtherance of the foregoing, the Stockholder desires to have certain director nomination rights with respect to the Company, and the Company desires to provide the Stockholder with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

Article I
NOMINATION RIGHT

Section 1.1 Board Nomination Right.

(a) From the Effective Time until the termination of this Agreement in accordance with Section 2.1, at every meeting of the Board, or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company:

(i) For so long as the Stockholder holds at least fifty percent (50%) of the issued and outstanding shares of Parent Class A Common Stock, the Stockholder shall have the right to designate for election to the Board up to five (5) individuals to serve as directors of the Company (any individual designated by the Stockholder for election to the Board pursuant to this Section 1.1(a), a “Designee” and, collectively, the “Designees”) that, if elected, will result in five (5) Designees serving on the Board; provided that in such event, the size of the Board in accordance with Section 1(d) shall be nine (9) directors.

(ii) For so long as the Stockholder holds at least thirty five percent (35%) but less than fifty percent (50%) of the issued and outstanding shares of Parent Class A Common Stock, the Stockholder shall have the right to designate for election to the Board up to three (3) Designees that, if elected, will result in three (3) Designees serving on the Board; provided that in such event, the size of the Board in accordance with Section 1(d) shall be nine (9) directors.

(iii) For so long as the Stockholder holds at least fifteen percent (15%) but less than thirty five percent (35%) of the issued and outstanding shares of Parent Class A Common Stock, the Stockholder shall have the right to designate for election to the Board up to two (2) Designees that, if elected, will result in two (2) Designees serving on the Board provided that in such event, the size of the Board in accordance with Section 1(d) shall be seven (7) directors.

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(iv) For so long as the Stockholder holds at least five percent (5%) but less than fifteen percent (15%) of the issued and outstanding shares of Parent Class A Common Stock, the Stockholder shall have the right to designate for election to the Board up to one (1) Designee that, if elected, will result in one (1) Designee serving on the Board; provided that in such event, the size of the Board in accordance with Section 1(d) shall be seven (7) directors.

(b) From and after the Effective Time, the Company shall, as promptly as practicable, take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) to ensure that: (i) the applicable Designees are included in the Board’s slate of nominees to the stockholders of the Company and recommended by the Board at any meeting of stockholders called for the purpose of electing directors, in each case, to the extent necessary such that the number of Designees that the Stockholder is eligible to designate shall be designated; and (ii) each applicable Designee up for election in accordance with the foregoing is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of directors, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of directors. The Company shall use no less efforts to cause the election of each Designee that is proposed to serve on the Board by the Stockholder than the Company shall use with respect to each other nominee up for election.

(c) If any Designee ceases to serve for any reason (including because of the death, disability, disqualification, resignation, or removal of such Designee), the Stockholder shall, subject to the Stockholder then being entitled to designate such individual for election or appointment as a director pursuant to Section 1.1(a), be entitled to designate such person’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor Designee.

(d) The Company shall take all necessary and desirable actions within its control such that, as of the Effective Time and thereafter from time to time, the size of the Board is set at either seven (7) directors or nine (9) directors, as applicable in accordance with Section 1(a), and sufficient existing directors from time to time resign or are removed from the Board such that the Board positions designated for the Designees are vacant immediately prior to the nomination and appointment of the Designees provided for herein; provided that the Board may after the Effective Time take action (in accordance with the Company’s Amended and Restated Certificate of Incorporation and bylaws in effect at such time) to increase the size of the Board so long as the Stockholder approves such action. For the avoidance of doubt, in the event that the Stockholder shall forfeit the right pursuant to Section 1(a) to designate one (1) or more Designees (but continues thereafter to retain the right pursuant to Section 1(a) to designate one (1) or more other Designees), the Stockholder shall have the right to elect which of its Designees is required to resign or otherwise be removed from the Board.

(e) Notwithstanding any of this Section 1.1 to the contrary, the election or appointment of any Designee to the Board shall be subject to the prior execution by such Designee of an irrevocable resignation letter in the form attached hereto as Exhibit A.

(f) The Company shall indemnify the Designees on the same basis as all other members of the Board and pursuant to indemnity agreements with terms that are no less favorable to the Designees than the indemnity agreements entered into between the Company and its other non-employee directors.

(g) Notwithstanding the provisions of this Section 1.1, the Stockholder shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the Nominating and Corporate Governance Committee of the Company (which determination shall set forth in writing reasonable grounds for the determination) that the Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company, in each case solely to the extent such determination is based upon any of the following: (i) such Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) such Person was the subject of any Order not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities Laws; (iii) such Person was the subject of any Order not subsequently reversed, suspended or vacated, of any federal

Annex I-2

or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in clause (ii)(B), or to be associated with Persons engaged in such activity; (4) such Person was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities Law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (v) such Designee was the subject of, or a party to any federal or state judicial or administrative Order not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities Law.

(h) In such an event set forth in Section 1.1(g), the Stockholder shall be entitled to select a Person as a replacement Designee and the Company shall use such efforts as set forth in Section 1.1(b) to cause that Person to be nominated as a Designee at the same meeting as the initial Person was to be nominated.

(i) For the avoidance of doubt, [•], who is currently serving as a Class [•] Director (as defined in the Company’s Second Amended and Restated Certificate of Incorporation (the “Company Charter”)), and [•], who is currently serving as a Class [•] Director (as defined in the Company Charter), shall constitute Designees of the Stockholder for so long as each shall serve as directors of the Company in accordance with, and subject to, the rights of the Stockholder under this Agreement.

(j) For so long as any Designee serves as a director on the Board, the Company (i) shall provide such Designee with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors on the Board and (ii) shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Designee as and to the extent consistent with applicable Law, including but not limited to any rights contained in the governing documents of the Company (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(k) The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Designee serves as a director on the Board, maintain such directors’ and officers’ liability insurance coverage with respect to such Designee; provided, that upon removal or resignation of such Designee for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Designee for a period of not less than six (6) years from any such event in respect of any act or omission of such Designee occurring at or prior to such event.

Article II
MISCELLANEOUS

Section 2.1 Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, at such time as the Stockholder ceases to beneficially own at least five percent (5%) of the issued and outstanding shares of Parent Class A Common Stock.

Section 2.2 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Support Agreement.

Section 2.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto.

Annex I-3

Section 2.5 No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms to this Agreement.

Section 2.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Each party hereto acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 2.8 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 2.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Section 2.9 Specific Performance. The parties hereto acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 2.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 2.11 Amendment. This Agreement may be amended, modified or supplemented at any time only by the written consent of each of the parties hereto, and any amendment, modification or supplement so effected shall be binding on each of the parties hereto.

Section 2.12 Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties hereto under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.13 Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Annex I-4

Section 2.14 Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 2.15 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows.]

Annex I-5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

COMPANY
SOC TELEMED, INC.
By:
Name:
Title:
STOCKHOLDER
SOC HOLDINGS LLC
By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Annex I-6

Exhibit A

FORM OF IRREVOCABLE RESIGNATION

[__], 2020
SOC
Telemed, Inc.
[ADDRESS]

ATTENTION: SECRETARY

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1.1(d) of the Investor Rights Agreement, dated as of [__], 2020 (the “Agreement”), by and between SOC Telemed, Inc. (f/k/a Healthcare Merger Corp.) (the “Company”) and the Stockholder (as defined in the Agreement). If, following such time that the Agreement is terminated in accordance with its terms [or the Stockholder ceases to beneficially own at least [fifty percent (50%)]1 [thirty five percent (35%)]2 [fifteen percent (15%)]3 [five percent (5%)]4 of the issued and outstanding shares of Parent Class A Common Stock], the Board (as such term is defined in the Agreement) requests in writing that I resign as a director of the Company, I hereby tender the immediate resignation of my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time.

Sincerely,

[Applicable Designee]

____________

1 Note to Draft: To be included for two Designees.

2 Note to Draft: To be included for one Designee

3 Note to Draft: To be included for one Designee

4 Note to Draft: To be included for one Designee.

Annex I-7

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation provides that its directors, officers, employees and agents are entitled to be indemnified by the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)     Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation, provides that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision on the Registrant’s amended and restated certificate of incorporation is to eliminate the Registrant’s rights and those of the stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Registrant’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Registrant’s amended and restated certificate of incorporation, the liability of the Registrant’s directors to it or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by its stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to further limit or eliminate the liability of directors on a retroactive basis.

The Registrant’s amended and restated certificate of incorporation provides that it will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former officers and directors, as well as those persons who, while directors or officers of its corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Registrant’s amended and restated certificate of incorporation will be indemnified by the Registrant in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by the Registrant’s amended and restated certificate of incorporation is a contract right that includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by the Registrant’s officer or director (solely in the capacity as an officer or director of its corporation) will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Registrant’s amended and restated certificate of incorporation may have or hereafter acquire under law, the Registrant’s amended and restated certificate of incorporation, the Registrant’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Registrant’s amended and restated certificate of incorporation permits it, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Registrant’s amended and restated certificate of incorporation.

The Registrant’s bylaws include provisions relating to the advancement of expenses and indemnification rights consistent with those set forth in the Registrant’s amended and restated certificate of incorporation. In addition, the Registrant’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The Registrant’s bylaws also permit it to purchase and maintain insurance, at its expense, to protect the Registrant and/or any director, officer, employee or agent of the Registrant’s corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the Registrant’s bylaws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Registrant has entered into indemnification agreements with each of its officers and directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
2.1†

Merger Agreement, dated as of July 29, 2020, by and among Healthcare Merger Corp., Sabre Merger Sub I, Inc., Sabre Merger Sub II, LLC, and Specialists on Call, Inc. (attached as Annex A to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

3.1

Form of Second Amended and Restated Certificate of Incorporation of Healthcare Merger Corp. (included as Annex B to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

3.2*	Form of Amended and Restated Bylaws of Healthcare Merger Corp.
4.1

Warrant Agreement, dated December 12, 2019, between Continental Stock Transfer & Trust Company and HCMC (incorporated by reference to Exhibit 4.1 to HCMC’s Current Report on Form 8-K, filed on December 17, 2019).

5.1*	Legal opinion of Ellenoff Grossman & Schole LLP.
8.1*	Tax opinion of Ellenoff Grossman & Schole LLP.
10.1	Form of Subscription Agreement (attached as Annex G to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).
10.2

Support Agreement, dated as of July 29, 2020, by and among Healthcare Merger Corp. and SOC Holdings LLC (included as Annex F to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

10.3

Sponsor Agreement, dated as of July 29, 2020, by and among Healthcare Merger Corp. and HCMC Sponsor LLC (included as Annex E to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

10.4	Form of Amended and Restated Registration Rights Agreement (included as Annex H to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).
10.5*	2020 Equity Incentive Plan (included as Annex C to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).
10.6*	2020 Employee Stock Purchase Plan (included as Annex D to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).
10.7

Administrative Services Agreement, dated December 12, 2019, between HCMC and MTS Health Partners, L.P. (incorporated by reference to Exhibit 10.4 to HCMC’s Current Report on Form 8-K, filed on December 17, 2019).

10.8	Unit Subscription Agreement, dated December 12, 2019, between HCMC and Sponsor (incorporated by reference to Exhibit 10.5 to HCMC’s Current Report on Form 8-K, filed on December 17, 2019).
10.9	Form of Investor Rights Agreement (included as Annex I to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).
23.1	Consent of Marcum LLP, independent registered public accounting firm of Healthcare Merger Corp.
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Specialists On Call, Inc.
23.3*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).
23.4*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1).
24.1	Power of Attorney (included on signature page).
99.1*	Form of Preliminary Proxy Card.
99.2	Consent of John W. Kalix to be named as a director.
99.3	Consent of Steven J. Shulman to be named as a director.
99.4	Consent of Thomas J. Carella to be named as a director.
99.5	Consent of Amr Kronfol to be named as a director.

____________

*        To be filed by amendment.

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(9)    To supply by means of a post-effective amendment all information concerning this transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(10)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 18, 2020.

HEALTHCARE MERGER CORP.
By:	/s/ Steven J. Shulman
Name:	Steven J. Shulman
Title:	Chief Executive Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven J. Shulman and Charles J. Ditkoff, and each one of them, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of Healthcare Merger Corp. and to file the same, with any exhibits thereto, with the Securities and Exchange Commission, and/or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Steven J. Shulman	Chief Executive Officer and Director	August 18, 2020
Steven J. Shulman	(Principal Executive Officer)
/s/ Charles J. Ditkoff	President and Director	August 18, 2020
Charles J. Ditkoff
/s/ Dennis M. Conroy	Chief Financial Officer	August 18, 2020
Dennis M. Conroy	(Principal Financial and Accounting Officer)
/s/ James C. Cowles	Director	August 18, 2020
James C. Cowles
/s/ David H. Glaser	Director	August 18, 2020
David H. Glaser
/s/ Rick Matros	Director	August 18, 2020
Rick Matros